                                                FILED PURSUANT TO RULE 424(B)(4)
                                                  REGISTRATION NOS. 333-41680
                                                                    333-41680-01

PROSPECTUS
                         6,000,000 Preferred Securities
                                  SEI TRUST I
            6 1/4% Convertible Trust Preferred Securities, Series A
              (Liquidation Preference $50 per Preferred Security)
  Fully and unconditionally guaranteed to the extent described herein by, and convertible into common stock of,
                             SOUTHERN ENERGY, INC.
                           -------------------------
    A brief description of the 6 1/4% Convertible Trust Preferred Securities, Series A can be found under "Summary -- The Offering" in this prospectus.

    The preferred securities have been approved for listing on the New York Stock Exchange under the symbol "SOEPrA", subject to official notice of issuance.

    After October 2, 2001, subject to Southern Energy's right to elect a cash settlement in certain circumstances, the preferred securities are convertible into Southern Energy common stock in the manner described in this prospectus at an initial conversion price of $27.50 per share of Southern Energy common stock for each preferred security, which is equivalent to a conversion rate of 1.8182 shares of Southern Energy common stock for each preferred security. Southern Energy common stock will trade on the New York Stock Exchange under the symbol "SOE."

    Concurrently with this offering, Southern Energy is offering 58,000,000 shares of its common stock in an initial public offering by means of a separate prospectus. The underwriters of the common stock offering have an option to purchase up to 8,700,000 additional shares of Southern Energy's common stock to cover over-allotments of shares. This offering is contingent on the common stock offering.

     SEE "RISK FACTORS" BEGINNING ON PAGE 14 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE PREFERRED SECURITIES.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                           -------------------------

                                                              PER PREFERRED
                                                                SECURITY         TOTAL
                                                              -------------   ------------
Initial public offering price(1)............................     $ 50.00      $300,000,000
Underwriting commissions(2).................................     $ 1.625      $  9,750,000
Proceeds to SEI Trust I.....................................     $ 50.00      $300,000,000

-------------------------

(1) Plus accumulated distributions, if any, from the date of original issuance of the preferred securities.
(2) Underwriting commissions on the preferred securities will be paid by Southern Energy.

    The underwriters may, under certain circumstances, purchase up to an additional 900,000 preferred securities from SEI Trust I at $50 per preferred security. Southern Energy will pay underwriting commissions of $1.625 per preferred security on each additional preferred security that is purchased by the underwriters.

    The underwriters expect to deliver the preferred securities in book-entry form through the facilities of The Depository Trust Company in New York, New York on October 2, 2000.
                           -------------------------
GOLDMAN, SACHS & CO.                                  MORGAN STANLEY DEAN WITTER
                           -------------------------
ABN AMRO ROTHSCHILD
  A DIVISION OF ABN AMRO
       INCORPORATED
                      DONALDSON, LUFKIN & JENRETTE
                                          MERRILL LYNCH & CO.
                                                         UBS WARBURG LLC
                           -------------------------
                      Prospectus dated September 26, 2000

     YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS. WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS DOCUMENT.

                               TABLE OF CONTENTS

                                  PAGE
                                  ----
Prospectus Summary..............    1
Special Note Regarding Forward-
  Looking Statements............   13
Risk Factors....................   14
Our Separation from Southern
  Company.......................   34
Use of Proceeds.................   37
Accounting Treatment of the
  Preferred Securities..........   37
Dividend Policy.................   37
Capitalization..................   38
Dilution........................   39
Selected Financial
  Information...................   40
Management's Discussion and
  Analysis of Financial
  Condition and Results of
  Operations....................   43
Business........................   64
Management......................  126
Relationship with Southern
  Company and Related
  Transactions..................  142
Agreements Between Us and
  Southern Company..............  143

                                  PAGE
                                  ----
Federal Tax Matters Related to
  Our Separation from Southern
  Company.......................  151
Principal Stockholder...........  153
Description of SEI Trust I......  154
Description of the Preferred
  Securities....................  156
Description of the Debentures...  181
Description of the Guarantee....  193
Relationship Among the Preferred
  Securities, the Debentures and
  the Guarantee.................  197
Description of Capital Stock....  199
Tax Consequences................  208
Underwriting....................  216
Legal Matters...................  218
Experts.........................  219
Where You Can Find More
  Information...................  219
Index to Financial Statements...  F-1

     Through and including October 21, 2000 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding our company and the preferred securities being sold in this offering and our consolidated financial statements and notes thereto appearing elsewhere in this prospectus, including the "Risk Factors" section.

                             SOUTHERN ENERGY, INC.

     We are a competitive provider of electricity and energy-related products and services. We have regionally based businesses in the Americas, Europe and the Asia-Pacific region. We have built and acquired a portfolio of power plants in which we have net ownership interests totaling 12,652 megawatts (MW) of generation capacity. In addition, we have projects under development or pending acquisition totaling 11,212 MW. We also market energy and energy-linked commodities and manage the risk associated with market price fluctuations of these commodities. By linking our electricity generation capabilities and our access to natural gas supplies with our energy marketing and risk management expertise, our strategy is to meet a wide range of customer requirements as well as optimize the value of our electricity generating and gas assets.

     In North America, we own and operate power plants with a total generation capacity of 7,389 MW. We control an additional 1,738 MW of generation capacity through management contracts. We also have projects under development or pending acquisition totaling 11,101 MW, including 5,154 MW of generation capacity that we have recently agreed to acquire from Potomac Electric Power Company. Through Southern Company Energy Marketing, L.P. (SCEM), our wholly owned indirect subsidiary, we market and trade energy and energy-linked commodities, including electricity, gas, oil, coal and emission allowances.

     In Europe, we own a 26% interest in Bewag AG, an electric utility serving
2.1 million customers in Berlin, Germany. We also have a 49% economic interest in, and operating control of, Western Power Distribution, which distributes electricity to approximately 1.4 million end-users in southwest England. Our European marketing and risk management business began trading power in the Nordic energy market in 1999. We expect to begin marketing power in the Dutch, German, Swiss and Italian energy markets in 2000.

     In the Asia-Pacific region, we have interests in 3,159 MW of generation capacity in the Philippines and China. Most of our revenues in the Asia-Pacific region are derived from contracts with government entities or regional power boards and are predominantly linked to the U.S. dollar to mitigate foreign currency exchange risks.

     In the Caribbean and South America, we have ownership interests in electric utilities, power plants and transmission facilities. These assets are located in the Bahamas, Trinidad and Tobago, Brazil and Chile. We are pursuing the sale of our Chilean subsidiary, and we recently sold our Argentine subsidiary.

RECENT DEVELOPMENTS

     WPD Limited, a company indirectly owned by us and PPL Global, has offered to acquire all of the outstanding shares of Hyder plc for L565 million (approximately $847 million) plus the assumption of L2.1 billion (approximately $3.2 billion) of debt. Hyder owns and operates the electricity network in South Wales and the water distribution and waste water treatment business for all of Wales. On September 15, 2000, WPD Limited committed unconditionally to purchase any shares of Hyder tendered by Hyder shareholders. As of September 18, 2000, WPD Limited had acquired approximately 68% of the shares of Hyder. In addition, WPD Limited has replaced Hyder's board of directors with our employees and employees of Western Power Distribution and PPL Global.

     On September 11, 2000, we closed the acquisition of an additional 40% interest in SCEM from Vastar Resources, Inc. for $250 million. The acquisition was effective as of August 10, 2000. As a result of this transaction, SCEM became our wholly owned indirect subsidiary.

THE POWER INDUSTRY

     In the United States, the power industry had an estimated end-user market of over $215 billion of electricity sales in 1999 produced by an aggregate base of power generation facilities with a capacity of approximately 734,000 MW. Historically, the power generation industry has been characterized by electric utility monopolies selling to a franchise customer base. In response to increasing customer demand for access to low-cost electricity and enhanced services, new regulatory initiatives have been and are continuing to be adopted to increase competition in the power industry.

     We believe that increasing demand for electricity and the need to replace older power plants will create a need for additional power generating capacity throughout the United States. We believe that these market trends will create opportunities for efficient, low-cost power producers that are able to produce and sell energy to customers at competitive rates.

     Outside of the United States, we expect many governments in developed economies to privatize their utilities, having realized that their energy assets can be sold to raise capital without impairing system reliability. We expect these countries to develop regulatory structures to encourage competition in the electricity sector. In developing countries, the demand for electricity is expected to grow rapidly. In order to satisfy this anticipated increase in demand, some developing countries have adopted government programs designed to encourage private investment in power plants. We believe that these market trends will continue to create opportunities to acquire and develop power generation plants outside the United States.

     Industry trends and regulatory initiatives are transforming existing franchise customer markets, which are characterized by vertically integrated, price-regulated utilities, into markets in which generators compete with each other for their principal customers (wholesale power suppliers and major end-users) on the basis of price, service quality and other factors. This transformation requires that generators and their principal customers manage the risks associated with producing and delivering energy commodities, thereby creating opportunities to profitably market energy commodities and provide services to manage the risks associated with market price fluctuations of these commodities.

STRATEGY

     Our strategy is to be a leading competitive provider of electricity and energy-related products and services in our target markets of North America, Europe and the Asia-Pacific region. We intend to acquire, develop and operate power plants and gas transportation and storage assets primarily in our target markets. We also intend to integrate power plants and gas assets with the marketing of energy commodities and the management of market risk associated with those commodities.

     We plan to implement our growth strategy by:

     - Maximizing the financial and operational performance of our current investments,
     - Capitalizing on opportunities generated by our regional presence,
     - Developing new power plants and expanding our existing plants,

     - Acquiring power plants and gas assets in our target markets,
     - Entering into contractual arrangements for the management and control of generation capacity and gas transportation and storage assets,
     - Integrating energy marketing and risk management with ownership and control of energy assets, and
     - Exploring energy information and e-commerce applications.

     We may suffer from some competitive disadvantages which impede our ability to implement this strategy. The need to develop the management infrastructure required for an independent company may affect our ability to compete against companies with longer histories as independent companies. We also expect that, at least initially, we will not be able to raise equity capital to fund our growth on terms as attractive as those available to our competitors.

OUR RELATIONSHIP WITH SOUTHERN COMPANY

     We are currently a wholly owned subsidiary of Southern Company. Upon the completion of the common stock offering, Southern Company will own over 80% of the outstanding shares of our common stock. Southern Company has announced that it currently plans to complete a spin-off of us within 12 months after the completion of the common stock offering by distributing the remaining shares of our common stock to the holders of Southern Company's common stock.

     We have entered into agreements with Southern Company related to the separation of our business from Southern Company. These separation agreements govern our interim and ongoing relationships with Southern Company. In particular, we have entered into an agreement under which Southern Company will continue to provide various interim services to us, including financial, accounting, engineering and other services. In addition, after the common stock offering but prior to the distribution of our stock by Southern Company, we will transfer the operations and obligations of our leasing and capital funding subsidiaries to Southern Company. All of the separation agreements were negotiated in the overall context of our separation from Southern Company and the requirements of federal and state regulations.

     We believe that we will realize certain benefits from our complete separation from Southern Company, including the following: reduced governmental regulation, increased capital financing flexibility, a more targeted investment for stockholders, increased strategic focus, access to additional markets, increased speed and responsiveness and targeted incentives for management and employees.

     We were incorporated in Delaware on April 20, 1993 as a wholly owned subsidiary of Southern Company. Our executive offices are located at 900 Ashwood Parkway, Suite 500, Atlanta, Georgia 30338-4780, and our telephone number is
(770) 821-7000.

                                  THE OFFERING

Title...............................     6 1/4% Convertible Trust Preferred
                                         Securities, Series A.

Securities Offered..................     6,000,000 preferred securities by SEI
                                         Trust I. In addition, the trust has
                                         granted the underwriters an option,
                                         exercisable for 30 days, to purchase up
                                         to an additional 900,000 preferred
                                         securities at the initial public
                                         offering price. Each preferred security
                                         represents a preferred undivided
                                         beneficial interest in the assets of
                                         the trust.

Issuer..............................     SEI Trust I is a Delaware business
                                         trust and a subsidiary of us. The
                                         address of its principal office is 1403
                                         Foulk Road, Suite 102, Wilmington,
                                         Delaware 19803, and its telephone
                                         number is (302) 427-1935.

Common Securities...................     The trust will also issue common
                                         securities to us. The common securities
                                         represent common undivided beneficial
                                         interests in the assets of the trust.
                                         We will own all of the common
                                         securities.

Debentures..........................     The trust will use the proceeds from
                                         the sale of the preferred securities
                                         and common securities to purchase from
                                         us 6 1/4% Junior Convertible
                                         Subordinated Debentures, Series A due
                                         2030. The debentures will have the same
                                         financial terms as the preferred
                                         securities, including conversion
                                         rights.

Distributions.......................     If you purchase any preferred
                                         securities, you will be entitled to
                                         receive cash distributions at an annual
                                         rate of 6 1/4% of the $50 liquidation
                                         preference per preferred security.
                                         Distributions are cumulative and will
                                         begin to accumulate on the date of
                                         original issuance of the preferred
                                         securities, which we expect to be
                                         October 2, 2000. Distributions will be
                                         payable quarterly in arrears on January
                                         1, April 1, July 1 and October 1 of
                                         each year beginning January 1, 2001,
                                         unless we defer interest payments on
                                         the debentures.

Distribution Deferral...............     We can, on one or more occasions, defer
                                         interest payments on the debentures for
                                         up to 20 consecutive quarterly periods
                                         unless an event of default on the
                                         debentures has occurred and is
                                         continuing. Interest payments will not
                                         be due and payable on the debentures
                                         during a deferral period. We cannot,
                                         however, defer interest payments beyond
                                         the maturity date of the debentures,
                                         which is October 1, 2030. If we defer
                                         interest payments on the debentures,
                                         the trust will defer distribution
                                         payments on the preferred securities
                                         and the common securities. During a
                                         deferral period, distributions will
                                         continue to accumulate on the preferred
                                         securities. Additional cash
                                         distributions will accumulate on any
                                         deferred distributions.

                                         Compounded interest will accrue on any
                                         deferred interest payments. While
                                         interest payments on the debentures are
                                         deferred, we will generally not be
                                         permitted to pay cash dividends on our
                                         common stock or pay on debt that is
                                         equal with or junior to the debentures.
                                         Because of our ability to defer
                                         interest payments, special tax rules
                                         will apply that will require you to
                                         include interest in income on an
                                         accrual basis, regardless of when such
                                         interest is paid to you. Accordingly,
                                         if we defer payments of interest on the
                                         debentures, you will be required to
                                         include accrued interest income for the
                                         deferred stated interest allocable to
                                         your preferred securities in your gross
                                         income for United States federal income
                                         tax purposes before you actually
                                         receive the related cash distributions.
                                         Different rules may apply to non-U.S.
                                         holders.

Conversion into Common Stock........     Unless we have redeemed the debentures,
                                         and subject to our right to elect a
                                         cash settlement as discussed below, you
                                         will have the right to convert your
                                         preferred securities into shares of our
                                         common stock at any time after October
                                         2, 2001 and prior to October 1, 2030.
                                         Preferred securities that have been
                                         called for redemption may only be
                                         converted on or before close of
                                         business on the business day prior to
                                         the applicable redemption date. The
                                         preferred securities will convert into
                                         our common stock at an initial
                                         conversion rate of 1.8182 shares of
                                         common stock for each preferred
                                         security. This conversion rate is
                                         equivalent to the conversion price of
                                         $27.50 per share of our common stock.
                                         The initial conversion rate may be
                                         subject to adjustment.

                                         From October 2, 2001 and until the next
                                         business day following the date of the
                                         distribution of our common stock held
                                         by Southern Company to its
                                         stockholders, as discussed in this
                                         prospectus, we may elect to make a cash
                                         settlement in respect of any preferred
                                         securities surrendered for conversion.
                                         The amount of cash that you will
                                         receive if we elect a cash settlement
                                         will be equal to the value of the
                                         underlying shares of common stock.

Rights..............................     One right will be issued and attached
                                         to each share of our common stock
                                         issued upon conversion. Under
                                         circumstances described in "Description
                                         of Capital Stock -- Stockholder Rights
                                         Plan" in this prospectus, each right
                                         will entitle the holder to purchase one
                                         one-thousandth of a share of our Series
                                         A preferred stock.

Ranking.............................     The preferred securities represent
                                         preferred undivided beneficial
                                         interests in the assets of the trust,
                                         which will consist of 6 1/4% Junior
                                         Convertible Subordinated Debentures,
                                         Series A due 2030. Our obligations to
                                         pay the debentures are junior to our
                                         payment obligations under our senior
                                         debt.

Redemption by the Trust.............     The trust will redeem all of its
                                         outstanding preferred securities and
                                         common securities when the debentures
                                         are paid at maturity on October 1,
                                         2030. In addition, we can make the
                                         trust redeem all or some of the
                                         preferred securities at any time on or
                                         after October 1, 2003 by redeeming the
                                         debentures at the applicable redemption
                                         price, plus any accrued and unpaid
                                         distributions; provided that we may
                                         only redeem the debentures if the
                                         closing price of our common stock
                                         exceeds 125% of the conversion price
                                         for a specified period of time before
                                         the notice of redemption is given. If
                                         that happens, the trust will use the
                                         cash it receives from our redemption of
                                         the debentures to redeem, on a pro rata
                                         basis, preferred securities and common
                                         securities of an aggregate liquidation
                                         amount equal to the aggregate principal
                                         amount of the debentures redeemed.

Special Event Redemption or
Distribution........................     We may redeem all outstanding
                                         debentures at the special event
                                         redemption price upon the occurrence of
                                         a tax event described below or a change
                                         in law that could require the trust to
                                         register as an investment company under
                                         the Investment Company Act of 1940 (and
                                         thus cause the redemption of the
                                         preferred securities at that price).
                                         Upon the occurrence of a tax event, we
                                         may elect to pay additional interest to
                                         the trust so that the distributions to
                                         holders of the preferred securities are
                                         not reduced because of the tax event.
                                         In addition, we have the right to
                                         dissolve the trust at any time; if a
                                         tax event or a change in law that could
                                         require the trust to register as an
                                         investment company under the Investment
                                         Company Act
                                         occurs, we may elect to redeem the
                                         preferred securities by distributing
                                         the debentures to you.

                                         A tax event generally means specified
                                         tax changes that could result in:

                                         - the trust being subject to United
                                           States federal income taxes or more
                                           than a de minimis amount of other
                                           governmental charges or

                                         - the non-deductibility of interest
                                           payments on the debentures.

Conditional Right to Shorten Stated
Maturity of the Debentures..........     We can shorten the stated maturity of
                                         the debentures to as early as October
                                         2, 2015 if there are specified tax
                                         changes that could result in the non-
                                         deductibility of interest payments on
                                         the debentures. If we exercise this
                                         option, the trust will redeem all of
                                         the outstanding preferred securities
                                         when the debentures are paid on their
                                         new maturity date.

Liquidation Preference..............     If the trust is liquidated and the
                                         debentures are not distributed to you,
                                         you will generally be entitled to
                                         receive $50 per preferred security plus
                                         any accumulated and unpaid
                                         distributions on each preferred
                                         security you hold.

The Guarantee.......................     We will guarantee the trust's payment
                                         obligations on the preferred securities
                                         to the extent described in this
                                         prospectus. Under the guarantee, we
                                         will guarantee the trust's payment
                                         obligations, but only to the extent the
                                         trust has sufficient funds to make
                                         payments on the preferred securities.
                                         If we do not make payments on the
                                         debentures, the trust will not have
                                         sufficient funds to make payments on
                                         the preferred securities, in which case
                                         you will be unable to rely on the
                                         guarantee for payment. Our obligations
                                         under the guarantee are junior to our
                                         obligations to make payments on all of
                                         our other liabilities, except as
                                         discussed elsewhere in this prospectus.

Dissolution of the Trust and
Distribution of the Debentures......     We have the right to dissolve the trust
                                         at any time. If we exercise this right,
                                         the trust will redeem the preferred
                                         securities by distributing the
                                         debentures to you and to us, as holder
                                         of the common securities, on a pro rata
                                         basis. If the trust distributes the
                                         debentures, we will use our best
                                         efforts to have the debentures listed
                                         on the New York Stock Exchange or on
                                         any national exchange or automated
                                         quotation system on which the preferred
                                         securities are listed.

Form of Preferred Securities........     The preferred securities will initially
                                         be represented by a global certificate
                                         registered in the name of Cede & Co.,
                                         as nominee for The Depository Trust
                                         Company.

Use of Proceeds.....................     The trust will use the proceeds from
                                         the sale of the preferred securities to
                                         purchase the debentures from us. We
                                         will use a portion of the net proceeds
                                         from the sale of the debentures to the
                                         trust and from the concurrent initial
                                         public offering of common stock to
                                         repay short-term debt of approximately
                                         $839 million. The remaining proceeds
                                         will be used for general corporate
                                         purposes.

Voting Rights.......................     Generally, you will not have any voting
                                         rights as a holder of preferred
                                         securities.

Listing.............................     The preferred securities have been
                                         approved for listing on the New York
                                         Stock Exchange under the symbol "SOE
                                         PrA", subject to official notice of
                                         issuance. You should be aware that
                                         listing of the preferred securities
                                         will not ensure that an active and
                                         liquid trading market will be available
                                         for the preferred securities.

Concurrent Common Stock Offering....     Concurrently with this offering of
                                         preferred securities, we are offering
                                         by a separate prospectus 58,000,000
                                         shares of our common stock in an
                                         initial public offering. The
                                         underwriters of the common stock
                                         offering have an option to purchase up
                                         to 8,700,000 additional shares of our
                                         common stock to cover over-allotments.
                                         This offering is contingent on the
                                         common stock offering.

                       SUMMARY HISTORICAL FINANCIAL DATA

     You should read the following summary historical financial data together with our consolidated financial statements and the related notes and with "Selected Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

     In addition, you should read the following summary historical financial data in light of the following:

     - Our operating revenues declined in 1998 due to our contribution on January 1, 1998 of our power marketing and risk management activities to Southern Company Energy Marketing, L.P. (SCEM), our marketing and risk management joint venture with Vastar formed in September 1997. When the joint venture was formed in September 1997, we contributed only our gas marketing and risk management assets to the venture. Prior to the formation of the joint venture, our marketing and risk management activities were wholly-owned and consolidated. From January 1, 1998 until August 9, 2000, the day prior to the effective date of our acquisition of Vastar's 40% interest in SCEM, we accounted for this joint venture under the equity method of accounting. For 1997, operating revenues would have been $1,768 million if we had not consolidated our marketing and risk management operations. Effective August 10, 2000, we acquired Vastar's 40% interest in SCEM for $250 million. Upon the closing of the transaction, Vastar transferred its interest in SCEM to us and SCEM became our wholly owned indirect subsidiary and will be consolidated in our financial statements on a prospective basis.

     - The write-down of assets for 1998 includes write-downs of our investments in our Argentine subsidiary, Hidroelectrica Alicura S.A. (Alicura), and our Chilean subsidiary, Empresa Electrica del Norte Grande S.A. (EDELNOR), to adjust for the difference between the carrying value of the assets and their fair market value. The write-down for 1999 and the six months ended June 30, 2000 includes further write-downs of our investments in Alicura and EDELNOR to maintain the carrying value at the fair market value as well as our interest in a $31 million write-down at Western Power Distribution relating to impaired metering assets.

     Pro forma balance sheet amounts and pro forma income statement amounts for 1999 and the six months ended June 30, 2000 give effect to the probable acquisition of Hyder by WPD Limited, a UK-based company in which we expect to own a 40% interest. As part of this acquisition, Western Power Distribution would no longer be a consolidated subsidiary but, instead, our investment would be accounted for under the equity method. The pro forma information below should be read in conjunction with the Southern Energy pro forma financial statements and Southern Energy's and Hyder's historical consolidated financial statements included elsewhere in this prospectus.

     Pro forma balance sheet amounts, as adjusted, give effect to the following actions as though these actions had taken place as of June 30, 2000:

     - the transfer of the operations of our capital funding subsidiary, Southern Company Capital Funding, Inc. (Capital Funding), to Southern Company;

     - the transfer of our leasing subsidiary, SE Finance Capital Corporation (SE Finance), to Southern Company. As a result of our decision on April 17, 2000 to transfer SE Finance to Southern Company, we have included the historical results of operations of the related subsidiaries as a discontinued operation; and

     - the payment by us on July 7, 2000 of cash dividends to Southern Company in the aggregate amount of $53 million, and short-term borrowings to fund those dividends.

     Pro forma balance sheet amounts, as further adjusted, give effect to our sale of 6,000,000 preferred securities in this offering at the public offering price of $50.00 per preferred security and the application of the proceeds from this offering.

     Pro forma balance sheet amounts, as finally adjusted, give effect to our sale of 58,000,000 shares of common stock at the initial public offering price of $22.00 per share in a public offering concurrent with this offering and the application of the proceeds from both offerings.

                                                                                                           SIX MONTHS ENDED
                                                             YEARS ENDED DECEMBER 31,                          JUNE 30,
                                               ----------------------------------------------------   ---------------------------
                                                                                          PRO FORMA                     PRO FORMA
                                               1995    1996     1997     1998     1999      1999       1999     2000      2000
                                               ----   ------   ------   ------   ------   ---------   ------   ------   ---------
                                                                             (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA:
Operating revenues...........................  $584   $1,600   $3,750   $1,819   $2,268    $1,292     $1,025   $1,194    $1,004
Write down of assets.........................    --       --       --      308       60        29          5       14        14
Operating income (loss)......................    66      150      272       (5)     444       213        174      311       215
Other income (expense):
  Interest income............................    13       16      138      146      172       166         80       81        80
  Interest expense...........................   (64)    (133)    (345)    (430)    (502)     (410)      (231)    (300)     (259)
  Gain on sales of assets....................    11       66       24       41      313        27          9       --        --
  Equity in income of affiliates.............    10       13       58      135      111       268        147       63       102
  Receivables recovery.......................    --       --       --       29       64        64         12       --        --
  Other, net.................................    (1)      28       33       29       72        47         21       40        30
                                               ----   ------   ------   ------   ------    ------     ------   ------    ------
    Total other (expense) income.............   (31)     (10)     (92)     (50)     230       162         38     (116)      (47)
                                               ----   ------   ------   ------   ------    ------     ------   ------    ------
Income (loss) from continuing operations
  before income taxes and minority
  interest...................................    35      140      180      (55)     674       375        212      195       168
Provision (benefit) for income taxes:
  Continuing operations......................     8       54       27     (123)     129        (5)        34      (29)      (31)
  Windfall profits tax(1)....................    --       --      148       --       --        --         --       --        --
Minority interest............................    13       13       29       80      183        19         36       43        10
                                               ----   ------   ------   ------   ------    ------     ------   ------    ------
Income (loss) from continuing operations.....    14       73      (24)     (12)     362    $  361        142      181    $  189
                                                                                           ======                        ======
Income from discontinued operations, net of
  income tax benefit of $10 in 1997, $22 in
  1998, $15 in 1999, and $7 and $9 for the
  six months ended June 30, 1999 and 2000,
  respectively...............................    --       --        8       12       10                    7       13
                                               ----   ------   ------   ------   ------               ------   ------
Income (loss) before extraordinary item......    14       73      (16)      --      372                  149      194
Extraordinary gain on early extinguishment of
  debt, net of income tax of $2 in 1995 and
  $5 in 1996.................................     4        8       --       --       --                   --       --
                                               ----   ------   ------   ------   ------               ------   ------
    Net income (loss)........................  $ 18   $   81   $  (16)  $   --   $  372               $  149   $  194
                                               ====   ======   ======   ======   ======               ======   ======

                                                     YEARS ENDED DECEMBER 31,                     SIX MONTHS ENDED JUNE 30,
                                    ----------------------------------------------------------   ----------------------------
                                                                                     PRO FORMA                      PRO FORMA
                                     1995      1996     1997      1998      1999       1999       1999      2000      2000
                                    -------   ------   -------   -------   -------   ---------   -------   ------   ---------
                                                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE AND RATIO DATA)
EARNINGS PER SHARE INFORMATION:
BASIC:
  From continuing operations......  $  0.05   $ 0.27   $ (0.09)  $ (0.04)  $  1.33        --     $ 0. 52   $ 0.67        --
  From discontinued operations....       --       --      0.03      0.04      0.04        --        0.03     0.04        --
  From extraordinary gain.........     0.02     0.03        --        --        --        --          --       --        --
                                    -------   ------   -------   -------   -------               -------   ------
    Net income....................  $  0.07   $ 0.30   $ (0.06)  $    --   $  1.37        --     $  0.55   $ 0.71        --
                                    =======   ======   =======   =======   =======               =======   ======
PRO FORMA BASIC(2):
  From continuing operations......                                         $  1.23     $1.23               $ 0.61    $ 0.64
                                                                                       =====                         ======
  From discontinued operations....                                            0.03                           0.04
                                                                           -------                         ------
    Net income....................                                         $  1.26                         $ 0.65
                                                                           =======                         ======
PRO FORMA DILUTED(2):
  From continuing operations......                                         $  1.23     $1.22               $ 0.61    $ 0.64
                                                                                       =====                         ======
  From discontinued operations....                                            0.03                           0.04
                                                                           -------                         ------
    Net income....................                                         $  1.26                         $ 0.65
                                                                           =======                         ======
STATEMENT OF CASH FLOWS DATA:
Cash flow from operating
  activities......................  $   158   $ (226)  $   264   $   402   $   515        --     $   153   $  217        --
Cash flow from investing
  activities......................   (1,244)    (136)   (4,203)   (1,741)   (2,263)       --      (1,668)    (261)       --
Cash flow from financing
  activities......................    1,653     (193)    4,177     1,502     1,516        --       1,329      418        --
OTHER OPERATING DATA:
EBITDA(3).........................  $   122   $  258   $   512   $   351   $   825     $ 661     $   432   $  529    $  432
Ratio of combined fixed charges
  and preference dividends to
  earnings(4).....................      3.1      1.9       1.4       0.6       2.0                            1.4

                                                                        AS OF JUNE 30, 2000
                                                    -----------------------------------------------------------
                                                                                        PRO FORMA,   PRO FORMA,
                                                                          PRO FORMA,    AS FURTHER   AS FINALLY
                                                    ACTUAL    PRO FORMA   AS ADJUSTED    ADJUSTED     ADJUSTED
                                                    -------   ---------   -----------   ----------   ----------
                                                                       (DOLLARS IN MILLIONS)
                                                                            (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents.........................  $   691        607      $   542      $   542      $ 1,155
Property, plant and equipment, net................    5,912      3,985        3,985        3,985        3,985
Investments.......................................    1,550      1,813        1,745        1,745        1,745
Investment in leveraged leases....................      566        566           --           --           --
  Total assets....................................   14,308     11,980       10,188       10,198       10,811
Non-recourse debt(5)..............................    6,063      5,157        4,731        4,731        4,731
  Total debt......................................    7,834      6,928        6,555        6,265        5,663
Subsidiary obligated mandatorily redeemable
  preferred securities(6).........................    1,026        950           --           --           --
Minority Interest
  Company obligated mandatorily redeemable
    securities of a subsidiary holding solely
    parent company debentures.....................       --         --           --          300          300
Stockholder's equity..............................    2,775      2,775        2,549        2,549        3,764

(1) In 1997, the United Kingdom imposed a windfall profits tax on the United Kingdom's privatized utilities.

(2) Pro forma basic earnings per share information gives effect to the dividends we paid to Southern Company in 2000 as though they had been paid during the periods presented, in accordance with SEC Staff Accounting Bulletin Topic 1:B:3. Pro forma diluted earnings per share information gives effect to the conversion of the Southern Energy value creation plan standard units outstanding at December 31, 1999 and June 30, 2000, respectively, into options to purchase our common stock.

(3) EBITDA represents our operating income (loss) plus depreciation and amortization and our equity in income of affiliates. EBITDA excludes the impact of minority interests. EBITDA, as defined, is presented because it is a widely accepted financial indicator used by some investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA, as defined, is not intended to represent cash flows for the period, nor is it presented as an alternative to operating income or as an indicator of operating performance. It should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with generally accepted accounting principles (GAAP) in the United States and is not indicative of operating income or cash flow from operations as determined under GAAP. Our method of computation may or may not be comparable to other similarly titled measures by other companies.

(4) The deficiency in reaching a 1.0 ratio during 1998 was $177 million.

(5) This debt is non-recourse to us but is recourse to the applicable subsidiaries and their assets.

(6) As of June 30, 2000, this total included $950 million of preferred securities and capital securities issued by special purpose financing subsidiaries held by Capital Funding, the proceeds of which were loaned to Southern Company. Southern Company pays interest on subordinated notes issued in favor of the financing subsidiaries, which payments are used to pay dividends on those preferred or capital securities. In addition, Southern Company has guaranteed payments due under the terms of those securities. These securities are non-recourse to us. In connection with our separation from Southern Company, Capital Funding will be transferred to Southern Company. The remaining $76 million of these securities were issued by a special purpose finance subsidiary of Southern Investments UK plc. They are also non-recourse to us but they are not guaranteed by Southern Company and they will remain outstanding after the offerings but have been eliminated in this pro forma presentation because Southern Investments UK would no longer be consolidated by us after the acquisition of Hyder (assuming successful completion of this acquisition).

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks and relate to future events, our future financial performance or our projected business results. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology.

     Forward-looking statements are only predictions. Actual events or results may differ materially from any forward-looking statement as a result of various factors. These factors include:

     - legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry;

     - the extent and timing of the entry of additional competition in the markets of our subsidiaries and affiliates;

     - our pursuit of potential business strategies, including acquisitions or dispositions of assets or internal restructuring;

     - state, federal and other rate regulations in the United States and in foreign countries in which our subsidiaries and affiliates operate;

     - changes in or application of environmental and other laws and regulations to which we and our subsidiaries and affiliates are subject;

     - political, legal and economic conditions and developments in the United States and in foreign countries in which our subsidiaries and affiliates operate;

     - financial market conditions and the results of our financing efforts; changes in commodity prices and interest rates; weather and other natural phenomena;

     - our performance of projects undertaken and the success of our efforts to invest in and develop new opportunities; and

     - other factors, including the risks outlined under "Risk Factors."

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We do not undertake a duty to update any of the forward-looking statements after the date of this prospectus.

                                  RISK FACTORS

     You should carefully consider the risks described below as well as other information contained in this prospectus before buying securities in this offering. The risks described in this section are those that we consider to be the most significant to our offering. If any of these events occur, our business, financial condition or results of operations could be materially harmed, the trading price of the preferred securities and our common stock into which the preferred securities may be converted could decline and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

  CHANGES IN COMMODITY PRICES MAY INCREASE THE COST OF PRODUCING POWER AND DECREASE THE AMOUNT WE RECEIVE FROM SELLING POWER, RESULTING IN FINANCIAL PERFORMANCE BELOW OUR EXPECTATIONS.

     Our generation and distribution businesses are subject to changes in power prices and fuel costs which may impact our financial results and financial position by increasing the cost of producing power and decreasing the amount we receive from the sale of power. In addition, actual power prices and fuel costs may differ from those assumed in our financial models. As a result, our financial results may not meet our expectations.

  OUR PROFITABILITY MAY DECLINE IF WE ARE NOT ABLE TO FULLY HEDGE AGAINST CHANGES IN COMMODITY PRICES OR IF OUR HEDGING PROCEDURES DO NOT WORK AS PLANNED.

     To lower our financial exposure related to commodity price fluctuations, our energy marketing and risk management business routinely enters into contracts to hedge purchase and sale commitments, weather conditions, fuel requirements and inventories of natural gas, coal, electricity, crude oil and other commodities. As part of this strategy, we routinely utilize fixed-price forward physical purchase and sales contracts, futures, financial swaps and option contracts traded in the over-the-counter markets or exchanges. However, we do not expect to cover the entire exposure from market price volatility of our assets and the coverage will vary over time. In addition, as a result of marketplace illiquidity and other factors, our marketing and risk management operations may, at times, be unable to fully hedge their portfolios for market risks. Failure to hedge against changes in commodity prices may cause our profitability to decline.

     We may, at times, have an open position in the market, within established guidelines, resulting from the management of our portfolio. To the extent open positions exist, fluctuating commodity prices can impact financial results and financial position, either favorably or unfavorably.

     Commodity price variability results from many factors, including:

     - weather,
     - illiquid markets,
     - transmission or transportation inefficiencies,
     - availability of competitively priced alternative energy sources,
     - demand for energy commodities,
     - natural gas, crude oil and coal production,
     - natural disasters, wars, embargoes and other catastrophic events, and
     - federal, state and foreign energy and environmental regulation and legislation.

     Furthermore, the risk management procedures we have in place may not always be followed or may not always work as planned. As a result of these and other factors, we cannot predict with precision the impact that our risk management decisions may have on our businesses, operating results or financial position. Although we devote a considerable amount of management efforts to these issues, their outcome is uncertain.

  OUR PROJECTS LOCATED OUTSIDE OF THE UNITED STATES EXPOSE US TO RISKS RELATED TO LAWS OF OTHER COUNTRIES, TAXES, ECONOMIC CONDITIONS, FLUCTUATIONS IN CURRENCY RATES, LABOR SUPPLY AND RELATIONS, POLITICAL CONDITIONS AND POLICIES OF FOREIGN GOVERNMENTS. THESE RISKS MAY DELAY OR REDUCE OUR REALIZATION OF VALUE FROM OUR INTERNATIONAL PROJECTS.

     We have substantial operations outside the United States. In 1999, we derived approximately 78% of our net income from our foreign operations. The acquisition, financing, development and operation of projects outside the United States entail significant political and financial risks, which vary by country, including:

     - changes in laws or regulations,
     - changes in foreign tax laws and regulations, including unexpected tax liabilities,
     - changes in United States laws, including tax laws, related to foreign operations,
     - compliance with United States foreign corrupt practices laws,
     - changes in government policies or personnel,
     - changes in general economic conditions affecting each country,
     - difficulty in converting our earnings to U.S. dollars or moving funds out of the country in which the funds were earned,
     - fluctuations in currency exchange rates,
     - changes in labor relations in operations outside the United States,
     - political instability and civil unrest, and
     - expropriation and confiscation of assets and facilities.

     Despite contractual protections we have against many of these risks for our operations in the Philippines, China and other countries in which we operate or may invest in the future, our actual results may be affected by the occurrence of any of these events. The occurrence of any of these events could substantially delay or reduce the value of the project concerned.

     Risk from fluctuations in currency exchange rates can arise when our foreign subsidiaries borrow funds in one type of currency but receive revenue in another. In such cases, an adverse change in exchange rates can reduce our ability to meet debt service obligations. Foreign currency risk can also arise when the revenues received by our foreign subsidiaries are not in U.S. dollars. In such cases, a strengthening of the U.S. dollar could reduce the amount of cash and income we receive from these foreign subsidiaries.

     While we believe we have hedges and contracts in place to mitigate our most significant foreign currency exchange risks, we have some exposure that is not hedged. For example, while we use long-term cross-currency agreements to hedge a significant portion of our net investments in both Western Power Distribution and Bewag AG, we have a portion that is not hedged. We also have currency risks with our investment in Companhia Energetica de Minas Gerais (CEMIG) in Brazil. We believe that these risks are material but we have decided not to hedge them due to the high cost and the uncertain effectiveness of implementing such a hedge.

     Our international operations are subject to regulation by various foreign governments and regulatory authorities. The laws and regulations of some countries may limit our ability to hold a majority interest in some of the projects that we may develop or acquire, thus limiting our ability to control the development, construction and operation of those projects. In addition, the legal environment in foreign countries in which we currently own assets or projects or may develop projects in the future could make it more difficult for us to enforce our rights under agreements relating to such projects. Our international projects may also be subject to risks of being delayed, suspended or terminated by the applicable foreign governments or may be subject to risks of contract invalidation by commercial or governmental entities. For example, in the Philippines pending electricity reform laws and implementing regulations are intended to break-up and privatize most of the Philippines

National Power Corporation, our main customer. We do not believe that these regulations will have a material adverse effect on our operations in the Philippines but we cannot assure you that this will be the case.

  SOME OF OUR FACILITIES DEPEND ON ONLY ONE OR A FEW CUSTOMERS OR SUPPLIERS. THESE PARTIES, AS WELL AS OTHER PARTIES WITH WHOM WE HAVE CONTRACTS, MAY FAIL TO PERFORM THEIR OBLIGATIONS, WHICH MAY RESULT IN A DEFAULT ON PROJECT DEBT AND MAY REQUIRE US TO INSTITUTE LEGAL PROCEEDINGS TO ENFORCE OUR AGREEMENTS.

     Several of our power production facilities rely on a single customer or a few customers to purchase all of the facility's output or on a single supplier or a few suppliers to provide fuel, water and other services required for the operation of the facility. Our sale and procurement agreements for these facilities are long-term agreements that provide support for any project debt used to finance the related facilities. The financial performance of these facilities is dependent on the continued performance by customers and suppliers of their obligations under their long-term agreements and, in particular, on the credit quality of the facilities' customers. A facility's financial results could be materially adversely affected if any one customer or supplier fails to fulfill its contractual obligations and we are unable to find other customers or suppliers to produce the same level of profitability. As a result of the failure of a major customer or supplier to meet its contractual obligations, we may be unable to repay obligations under our project or corporate debt.

     Most significantly, for the year ended December 31, 1999, approximately 14% and 35% of our revenues and net income, respectively, were attributable to sales made by our Philippine operations under power sales agreements with National Power Corporation. National Power Corporation is contractually committed to purchase a significant amount of power, which we anticipate will generate significant revenues and net income in the future. We cannot assure you that National Power Corporation will make the payments it has contracted to make or that the Philippine government will promptly honor its guarantee of the contracts.

     In addition, our marketing and risk management operations are exposed to the risk that counterparties which owe us money or energy as a result of market transactions will not perform their obligations. We have had to sue some counterparties in the past because of their failure to perform, and one counterparty filed for bankruptcy protection as a result.

  WE MAY BE UNABLE TO OBTAIN THE FINANCING WE NEED TO PURSUE OUR GROWTH STRATEGY, AND ANY FUTURE FINANCING WE RECEIVE MAY BE LESS FAVORABLE TO US THAN OUR CURRENT ARRANGEMENTS. ANY DIFFICULTY WE EXPERIENCE IN OBTAINING FAVORABLE FINANCING ARRANGEMENTS MAY ADVERSELY AFFECT OUR ABILITY TO EXPAND OUR OPERATIONS AND, AS A RESULT, MAY ADVERSELY AFFECT THE VALUE OF OUR STOCK.

     Each of our projects under development and those projects and businesses we may seek to acquire or construct will require substantial capital investment. Our continued access to capital with acceptable terms is necessary for the success of our growth strategy. Our attempts to consummate future financings may not be successful or on favorable terms.

     We have generally been able to arrange for a majority of the financing of each project or business on a basis that is substantially non-recourse to us. We may attempt to continue this practice where and when we determine it to be in our best interest, but we cannot assure you that market conditions and other factors will permit future project and acquisition financings on terms similar to those our subsidiaries have previously received. Our ability to arrange for financing on a substantially non-recourse basis and the costs of such capital are dependent on numerous factors, including general economic and capital market conditions, credit availability from banks, investor confidence, the continued success of current projects and the continued existence of tax and securities laws which are conducive to raising capital in this manner. If we are not able to obtain financing for our projects on a substantially non-recourse basis, we may have to finance them using recourse capital which could take one of the following forms:

     - issue additional debt at the corporate level,
     - issue additional equity securities,
     - make larger equity investments in our projects, or
     - provide more financial support for our projects.

We may decide not to build new plants or acquire facilities. Any of these alternatives could have a material adverse effect on our growth prospects and the market price of our common stock and the preferred securities.

     In the past, a significant amount of our debt and equity capital needs has been provided by Southern Company. Southern Company has also periodically provided credit support to us. In addition, we believe that we have obtained third party financing on relatively favorable terms based in part on Southern Company's ownership interest in us. Following the common stock offering, Southern Company will no longer provide financing or credit support except for specified transactions or for a limited period of time. As a result, we may not be able to obtain third party financing on favorable terms or at all. We may require or choose to obtain additional debt or equity financing in the future. Future equity financings could be dilutive to existing holders of our common stock, and future debt financings could involve restrictive covenants.

  OUR ACTIVITIES ARE RESTRICTED BY SUBSTANTIAL INDEBTEDNESS. THIS INDEBTEDNESS MAY BE ACCELERATED AND WE MAY BE FORCED TO DEFAULT ON OUR DEBT OBLIGATIONS IF WE ARE UNABLE TO SERVICE IT. ACCELERATION OF SOME OF OUR DEBT MAY CAUSE OTHER LENDERS TO ACCELERATE OTHER DEBT OBLIGATIONS.

     We have incurred substantial indebtedness on a consolidated basis to finance our business. As of June 30, 2000, our total consolidated indebtedness was $8.9 billion, our total consolidated assets were $14.3 billion and our stockholders' equity was $2.8 billion. Our ability to meet our debt service obligations and to repay our outstanding indebtedness will depend primarily upon cash flow produced by our business.

     Our level of indebtedness has important consequences, including:

     - limiting our ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of our growth strategy or other purposes,
     - limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service our debt,
     - increasing our vulnerability to general adverse economic and industry conditions, and
     - limiting our ability to capitalize on business opportunities and to react to competitive pressures and adverse changes in government regulation.

     In addition, some of our existing debt agreements contain restrictive covenants which, among other things, can limit or prohibit the ability of us or our subsidiaries to:

     - incur indebtedness,
     - make prepayments of indebtedness in whole or in part,
     - pay dividends,
     - make investments,
     - engage in transactions with affiliates,
     - create liens,
     - sell assets, and
     - acquire facilities or other businesses.

     If we are unable to comply with the terms of our debt agreements, we may be required to refinance all or a portion of our debt or to obtain additional financing. We may be unable to refinance or obtain additional financing because of our high levels of debt and the debt incurrence restrictions under our debt agreements. We may be forced to default on our debt obligations if cash flow is insufficient and refinancing or additional financing is unavailable. If we default under the terms of our indebtedness, the relevant debt holders may accelerate the maturity of our obligations, which could cause cross-defaults or cross-acceleration under our other obligations.

  OUR COSTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS ARE SIGNIFICANT AND THE COST OF COMPLIANCE WITH NEW ENVIRONMENTAL LAWS COULD ADVERSELY AFFECT OUR PROFITABILITY.

     Our operations are subject to extensive federal, state, local and foreign statutes, rules and regulations relating to environmental protection. To comply with these legal requirements, we must spend significant sums on environmental monitoring, pollution control equipment and emission fees. We may be exposed to compliance risks from new projects, as well as from plants we have acquired. For example, the State of New York has issued a notice of violation to the previous owners of Plant Lovett, which we have acquired, alleging violations in the operation of the plant prior to our acquisition. Although we have not received a notice of violation and we dispute the allegations, we may incur costs installing pollution control equipment at the plant. In addition, the U.S. Environmental Protection Agency has commenced an enforcement action against a number of electric utilities for alleged violations of Clean Air Act requirements related to modifications of existing coal-fired power plants.

     Our failure to comply with environmental laws may result in the assessment of penalties and fines against us by regulatory authorities. With the trend toward stricter standards, greater regulation, more extensive permitting requirements and an increase in the number and types of assets operated by us subject to environmental regulation, we expect our environmental expenditures to be substantial in the future. As is true in many countries of the world, the governments of the United States, China, the Philippines, various European nations and Trinidad and Tobago recently have proposed increased environmental regulation of many industrial activities, including increased regulation of air quality, water quality and solid waste management. For example, the U.S. Environmental Protection Agency has recently promulgated more stringent air quality standards for particulate matter emitted from power plants. The scope and extent of new environmental regulations, including their effect on our operations, is unclear.

     Unless our contracts with customers expressly permit us to pass through increased costs attributable to new statutes, rules and regulations, we may not be able to recover capital costs of complying with new environmental regulations, which may adversely affect our profitability. Most of our contracts with customers do not permit us to recover capital costs incurred by us to comply with new environmental regulations. However, our contracts for our State Line facility and the Power Generation Company of Trinidad and Tobago have provisions that allow us to recover a portion of our capital costs. In addition, the contracts for our Philippine operations have provisions that allow us to negotiate with the Philippine government for the recovery of costs associated with changes in environmental laws, although there is no guarantee that we can recover any of those costs. Finally, there are provisions in the tariffs imposed by the California Independent System Operator that potentially would allow us to recover costs of capital additions, including environmental upgrades, for our California operations.

  PRIOR TO OUR COMPLETE SEPARATION FROM SOUTHERN COMPANY, OUR BUSINESS WILL CONTINUE TO BE SUBJECT TO REGULATION UNDER THE PUBLIC UTILITY HOLDING COMPANY ACT. THAT ACT LIMITS OUR BUSINESS OPERATIONS, OUR ABILITY TO PAY DIVIDENDS, OUR ABILITY TO RECEIVE DIVIDENDS FROM OUR SUBSIDIARIES AND OUR ABILITY TO AFFILIATE WITH PUBLIC UTILITIES.

     Until the distribution of our stock held by Southern Company, we will continue to be subject to regulation under the Public Utility Holding Company Act (PUHCA) as a subsidiary company of a public utility holding company registered under PUHCA. As a result, we are subject to limitations under PUHCA related to our acquisition, ownership and operation of energy assets outside of our current business plan and payments of dividends by us and our subsidiaries from unearned surplus. Additionally, as long as we are an affiliate of Southern Company, we must obtain approval under PUHCA prior to acquiring the voting securities of any public utility or taking any other actions that would result in affiliation with another public utility. Following the distribution, we do not expect to be subject to the provisions of PUHCA either as a subsidiary or an affiliate of Southern Company. Further, we believe that as long as our domestic power plants qualify as either exempt wholesale generators or as qualifying facilities under the Public Utility Regulatory Policies Act of 1978, as amended (PURPA), and we do not otherwise acquire public utility assets or securities of public utility companies, we will not be subject to PUHCA. We do not currently intend to take actions that would cause us to become subject to regulation under PUHCA.

     Currently, we are authorized under orders issued by the Securities and Exchange Commission (SEC) under PUHCA to acquire, own and operate energy facilities or businesses such as exempt wholesale generators, foreign utility companies and qualifying facilities, to engage in other energy-related activities in the United States and to engage in energy marketing apart from investments in exempt wholesale generators and foreign utility companies in the United States and Canada. The SEC order expires on December 31, 2000. We have filed an application to extend the expiration date of this order so that the order will not expire until after the distribution. If the SEC does not extend the order and we are still an affiliate of Southern Company, our operations may be adversely affected and we may not be able to pursue our business strategies. Further, we and our subsidiaries are authorized under an order issued by the SEC to pay dividends out of unearned surplus. This order is necessary to exempt us and our subsidiaries from restrictions on the payment of dividends contained in PUHCA. The order expires June 30, 2001. If Southern Company has not completed the distribution of our common stock by June 30, 2001, and if the SEC does not extend the order beyond that date, cash may be trapped in some of our subsidiaries, reducing our cash management flexibility and increasing our need for working capital and external financing.

     Our energy marketing business units are authorized under orders issued by the SEC to conduct electricity and natural gas marketing in the United States and Canada and, through December 31, 2000, to invest up to $300 million to acquire assets related to energy marketing in the United States and Canada. Prior to the distribution, this restriction will limit our ability to make a major acquisition of an energy asset (which is not a foreign utility company, exempt wholesale generator or a United States energy-related company) without further PUHCA approvals.

  OUR BUSINESS IN THE UNITED STATES IS SUBJECT TO COMPLEX GOVERNMENT REGULATIONS AND CHANGES IN THESE REGULATIONS OR IN THEIR IMPLEMENTATION MAY AFFECT THE RATES WE ARE ABLE TO CHARGE, THE COSTS OF OPERATING OUR FACILITIES OR OUR ABILITY TO OPERATE OUR FACILITIES, ANY OF WHICH MAY NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS.

     The majority of our generation operations in the United States are exempt wholesale generators which sell electricity exclusively into the wholesale market. Generally, our exempt wholesale generators are subject to regulation by the FERC regarding rate matters and state public utility commissions regarding non-rate matters. The majority of our generation from exempt wholesale generators is sold at market prices under market rate authority exercised by the FERC, although the FERC has the authority to impose "cost of service" rate regulation if it determines that market

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

pricing is not in the public interest. Any reduction by the FERC of the rates we may receive for our generation activities may adversely affect our results of operations.

     For example, on June 7, 2000, an administrative law judge presiding over a FERC proceeding involving our California operations issued an initial decision allocating the responsibility for payment of a settled $158.8 million amount to be paid under the reliability-must-run contracts between our California subsidiaries and the California Independent System Operator (CAISO). The administrative law judge allocated 3% of the responsibility to the CAISO and the remainder to our California subsidiaries. Our California subsidiaries had proposed to allocate 75%, $120 million, of the responsibility to the CAISO. On July 7, 2000, we filed an appeal of this decision with the FERC. However, we cannot assure you that our appeal will be successful. A final FERC order in this proceeding may be appealed to the United States Circuit Court of Appeals. If we are not successful in this appeal, our results of operations would be adversely affected. For more information regarding this proceeding, see "Business -- Legal Proceedings."

     To conduct our business, we must obtain licenses, permits and approvals for our plants. We cannot assure you that we will be able to obtain and comply with all necessary licenses, permits and approvals for our plants. If we cannot comply with all applicable regulations, our business, results of operations and financial condition could be adversely affected.

  THE ENERGY INDUSTRY IS RAPIDLY CHANGING TO INCREASED COMPETITION AND WE MIGHT NOT BE SUCCESSFUL IN RESPONDING TO THESE CHANGES.

     We may not be able to respond in a timely or effective manner to the many changes intended to increase competition in the energy industry in both domestic and international markets. These changes may include deregulation of the electric utility industry in some markets, privatization of the electric utility industry in other markets and increasing competition in all markets. To the extent competitive pressures increase and the pricing and sale of electricity assumes more characteristics of a commodity business, the economics of our business may come under increasing pressure. Industry deregulation and privatization may not only continue to fuel the current trend toward consolidation in the utility industry but may also encourage the disaggregation of vertically integrated utilities into separate generation, transmission and distribution businesses. As a result, additional significant competitors could become active in our industry and we may not be able to maintain our revenues and earnings in this competitive marketplace or to acquire or develop new assets to pursue our growth strategy.

     Many states are implementing or considering regulatory initiatives designed to increase competition in the domestic power generation industry and increase access for independent power producers and electricity consumers to electric utilities' transmission and distribution systems. Industry restructuring in regions where we have substantial operations could affect our operations in a manner which is difficult to predict, since the effects will depend on the form and timing of the restructuring. Access to transmission and distribution systems is essential to permit entry into markets by us and our competitors. In addition, effective entry involves substantial investment in fixed assets, such as building power plants. If a region's power transmission infrastructure is inadequate, our recovery of costs and profits may be limited, and the imposition of restrictive price regulation may reduce incentive to invest in expansion of transmission infrastructures. In addition, regulations to which we are subject may change in other ways which we cannot predict. The structure of these energy regulations has been in the past, and may be in the future, the subject of various challenges and restructuring proposals by utilities and other industry participants. Regulatory initiatives in foreign countries where we have or will have operations involve the same types of risks.

     The United States Congress is considering legislation which would repeal PURPA entirely, or at least eliminate the obligation of utilities to purchase power from qualifying facilities. Various bills have also proposed repeal of PUHCA. In the event of a PUHCA repeal, competition from independent power generators and from utilities with generation, transmission and distribution would likely increase. Repeal of PURPA or PUHCA may or may not be part of comprehensive legislation to restructure the electric utility industry, allow retail competition and deregulate most electric rates. We cannot predict the effect of this type of legislation, although we anticipate that any legislation would result in increased competition. If we were unable to compete in an increasingly competitive environment, our business and results of operation may suffer.

     The FERC has issued power and gas transmission initiatives that require electric and gas transmission services be offered on a common carrier basis unbundled from commodity sales. Although these initiatives are designed to encourage wholesale market transactions for electricity and gas, there is the potential that fair and equal access to transmissions systems will not be available and we cannot predict the timing of industry changes as a result of these initiatives or the adequacy of transmission additions in specific markets. In Canada, national and provincial governments have instituted natural gas regulations also designed to encourage the development of competitive markets. However, we cannot predict the timing and scope of the development of a competitive market in Canada or the effect of these or future regulations on these markets.

     We cannot predict whether the federal government, state legislatures or foreign governments will adopt legislation relating to the deregulation of the energy industry. We cannot assure you that the introduction of new laws or other future regulatory developments will not have a material adverse effect on our business, results of operations or financial condition.

  CHANGES IN TECHNOLOGY MAY SIGNIFICANTLY IMPACT OUR BUSINESS BY MAKING OUR POWER PLANTS LESS COMPETITIVE.

     A basic premise of our business is that generating power at central power plants achieves economies of scale and produces electricity at a low price. There are other technologies that can produce electricity, most notably fuel cells, microturbines, windmills and photovoltaic (solar) cells. The average cost for new central station generated electricity is approximately 3(cent) per kilowatt hour (kWh) while costs for current alternate electricity generation methods range from approximately 5(cent) per kWh to 20(cent) per kWh. Research and development activities are ongoing to seek improvements in the alternate technologies. It is possible that advances will reduce the cost of alternate methods of electric production to a level that is equal to or below that of most central station electric production. If this were to happen, the value of our power plants may be significantly impaired.

  OUR FACILITIES MAY NOT OPERATE AS PLANNED, WHICH MAY LEAD TO POOR FINANCIAL PERFORMANCE AND THE ACCELERATION OF OUR PROJECT DEBT.

     Our operation of power plants involves many risks, including the breakdown or failure of generation equipment or other equipment or processes, labor disputes, fuel interruption and operating performance below expected levels. For example, in 1998 an explosion and fire occurred at our State Line facility in Indiana, which caused personal injuries and damage to equipment. In addition, weather related incidents and other natural disasters can disrupt both generation and transmission delivery systems. Operation of our power plants below expected capacity levels may result in lost revenues or increased expenses, including higher maintenance costs and penalties. In addition, we may not be able to repay the project debt for an under-performing facility, which could trigger default provisions in a project subsidiary's or project affiliate's financing agreements and might allow the affected lenders to accelerate that debt.

  OUR OPERATIONS DEPEND SUBSTANTIALLY ON THE PERFORMANCE OF OUR SUBSIDIARIES AND AFFILIATES, SOME OF WHICH WE DO NOT CONTROL AND SOME OF WHICH ARE SUBJECT TO RESTRICTIONS AND TAXATION ON DIVIDENDS AND DISTRIBUTIONS.

     Almost all of our operations are conducted through our subsidiaries and affiliates. As a result, we depend almost entirely upon their earnings and cash flow.

     Six of our major affiliates, listed below, are not subject to our control of management and policies to the same extent as our consolidated subsidiaries:

     - Birchwood Power Partners, L.P. (Birchwood), which owns the Birchwood power plant in Fredericksburg, Virginia,

     - Bewag AG, the Berlin electric utility,

     - Guangdong Guonghope Power Co., Ltd., which controls the Shajiao C plant in China,

     - CEMIG,

     - the Power Generation Company of Trinidad and Tobago, and

     - Shandong International Power Development Company.

However, we do exercise significant influence over the operations of these affiliates, and we account for these investments using the equity method of accounting. These affiliates contributed approximately 30% of our income from continuing operations in 1999.

     In addition, if we complete our pending acquisition of Hyder on the terms currently contemplated, we would no longer control Western Power Distribution, nor would we control WPD Limited. However, we would exercise significant influence over the operations of these entities, and we would account for these investments using the equity method of accounting.

     The debt agreements of some of our subsidiaries and affiliates restrict their ability to pay dividends, make distributions or otherwise transfer funds to us prior to the payment of other obligations, including operating expenses, debt service and reserves. Further, if we elect to receive distributions of earnings from our foreign operations, we may incur United States taxes, net of any available foreign tax credits, on such amounts. Dividend payments from our international projects to us are, in some countries, also subject to withholding taxes.

  OUR BUSINESS DEVELOPMENT ACTIVITIES MAY NOT BE SUCCESSFUL AND OUR PROJECTS UNDER CONSTRUCTION MAY NOT COMMENCE OPERATION AS SCHEDULED DESPITE THE EXPENDITURE OF SIGNIFICANT AMOUNTS OF CAPITAL.

     Our business involves numerous risks relating to the acquisition, development and construction of large power plants. Our success in developing a particular project is contingent upon, among other things, negotiation of satisfactory engineering, construction, fuel supply and power sales contracts, receipt of required governmental permits and timely implementation and satisfactory completion of construction. We may be unsuccessful in accomplishing any of these matters or in doing so on a timely basis. Although we may attempt to minimize the financial risks in the development of a project by securing a favorable power sales agreement, obtaining all required governmental permits and approvals and arranging adequate financing prior to the commencement of construction, the development of a power project may require us to expend significant sums for preliminary engineering, permitting and legal and other expenses before we can determine whether a project is feasible, economically attractive or capable of being financed.

     Currently, we have power plants under development or construction and we intend to pursue the expansion of existing plants and the development of other new plants. Our completion of these facilities without delays or cost overruns is subject to substantial risks, including:

     - changes in market prices,
     - shortages and inconsistent qualities of equipment, material and labor,
     - work stoppages,
     - permitting and other regulatory matters,
     - adverse weather conditions,
     - unforeseen engineering problems,
     - environmental and geological conditions,
     - unanticipated cost increases, and
     - our attention to other projects,

any of which could give rise to delays, cost overruns or the termination of the plant expansion, construction or development.

     If we were unable to complete the development of a facility, we would generally not be able to recover our investment in the project. The process for obtaining initial environmental, siting and other governmental permits and approvals is complicated, expensive and lengthy, often taking more than one year, and is subject to significant uncertainties. In addition, construction delays and contractor performance shortfalls can result in the loss of revenues and may, in turn, adversely affect our results of operations. The failure to complete construction according to specifications can result in liabilities, reduced plant efficiency, higher operating costs and reduced earnings. We cannot assure you that we will be successful in the development or construction of power production facilities in the future.

  WE HAVE TAKEN INCOME TAX REPORTING POSITIONS THAT HAVE NOT BEEN AUDITED BY THE INTERNAL REVENUE SERVICE AND COULD BE DISALLOWED. ANY DISALLOWANCE WOULD ADVERSELY AFFECT US.

     In connection with the acquisition of our international operations we have taken federal income tax reporting positions that have not been audited by the Internal Revenue Service (IRS) for any tax years after 1995. We believe that we have substantial authority for the positions we have taken, and we have disclosed on Southern Company's consolidated income tax returns that we have taken these reporting positions. However, we cannot assure you that these or other reporting positions will be sustained. The disallowance of one or more of these reporting positions could have a material adverse effect on our cash flows and net income (approximately $350 million if all reporting positions are disallowed), which could impair, at least temporarily, our ability to finance new investments. However, we do not expect any disallowance of tax reporting positions that we have taken to prevent us from achieving our growth strategy.

RISKS RELATED TO OUR SEPARATION FROM SOUTHERN COMPANY

  OUR CREDIT RATING WILL LIKELY DECLINE AS A RESULT OF OUR SEPARATION FROM SOUTHERN COMPANY AND AS A RESULT WE MAY FACE INCREASED BORROWING COSTS, MORE RESTRICTIVE COVENANTS AND REDUCED AMOUNTS OF CREDIT, WHICH MAY MAKE IT MORE DIFFICULT AND EXPENSIVE TO PURSUE OUR GROWTH STRATEGY.

     Our operation as a separate entity from Southern Company will likely have a negative impact on our credit rating and may also affect the credit ratings of our subsidiaries. In fact, rating agencies have recently announced that they will re-assess our credit ratings and the credit ratings of our subsidiaries in light of our separation from Southern Company. These announcements indicate that our credit rating and the credit ratings of our subsidiaries will likely decline upon completion of their re-assessment. Historically, Southern Company has provided financing and credit support to us and our project financing activities. Following the common stock offering, Southern Company will no longer provide financing or credit support for our operations except for specified transactions and for a limited period of time. In addition, we may increase the proportion of debt in our overall capital structure as part of our growth plan. These events will likely negatively affect our credit rating. If our corporate credit rating declines below an investment grade credit rating, we may face increased borrowing costs, more restrictive covenants and reduced amounts of credit.

     In addition, we have performance guarantees related to SCEM's business that require us to maintain an investment grade credit rating. If our credit rating declines below investment grade, we will be obligated to provide credit enhancement to the guaranteed party in the form of a pledge of cash collateral, a letter of credit or other similar credit enhancement. Furthermore, if the credit ratings of our energy marketing and risk management subsidiaries decline below an investment grade credit rating, our trading partners may refuse to trade with us or trade only on terms unfavorable to us.

     Any of these events would likely result in increased borrowing costs, more restrictive covenants and reduced lines of credit from lenders, suppliers and counterparties, all of which would adversely affect our business and results of operations and our ability to raise capital to pursue our growth strategy. We cannot assure you that our credit ratings will not be negatively affected after our separation from Southern Company.

  OUR CREDIT AGREEMENTS HAVE CHANGE OF CONTROL PROVISIONS THAT MUST BE WAIVED, OR THE AGREEMENTS MUST BE REPLACED, PRIOR TO THE DISTRIBUTION OF OUR COMMON STOCK BY SOUTHERN COMPANY. WE MAY INCUR MATERIAL COSTS IF WE ARE UNABLE TO OBTAIN WAIVERS AND MUST REPAY OR REFINANCE THESE CREDIT AGREEMENTS. IN ADDITION, OBTAINING WAIVERS AND REPLACING AGREEMENTS MAY RESULT IN SUBSTANTIAL COSTS AND LESS FAVORABLE TERMS THAN WE CURRENTLY ENJOY.

     The distribution of our common stock by Southern Company, if it occurs, will constitute a change of control under provisions in all of our corporate credit agreements and many of our subsidiary credit agreements. Without the consent of or a waiver from the lenders under these agreements, the distribution will result in an event of default. In addition, an event of default under one of these credit agreements may trigger an event of default under our other credit agreements. Upon an event of default under these credit agreements, the lenders may terminate any obligation to make further advances and declare all outstanding indebtedness immediately due and payable. We will seek consents or waivers of these provisions prior to the distribution of our common stock by Southern Company. We may incur additional costs to obtain these consents and waivers. In addition, we may be required to renegotiate the terms of these agreements or replace them on terms less favorable than we currently enjoy. We cannot assure you that we will be successful in obtaining consents or waivers on favorable terms or at all. If we cannot obtain consents or waivers, we may incur material costs to repay or refinance these agreements. We cannot assure you that we will be able to repay or refinance these agreements. Any of these events may have an adverse effect on our business and our results of operations. Our inability to obtain consents or waivers or to refinance project-level loans with principal amounts totaling approximately $2.7 billion may require us to borrow at the corporate level which could constrain our ability to raise sufficient additional capital to achieve our strategic growth objectives.

  OUR SEPARATION FROM SOUTHERN COMPANY WILL RESULT IN A LOSS OF INTANGIBLE BENEFITS AND THE QUALIFIED EMPLOYMENT POOL CURRENTLY PROVIDED BY OUR ASSOCIATION WITH SOUTHERN COMPANY.

     In the past we have enjoyed "brand" identification, goodwill and other intangible benefits as a result of being one of Southern Company's subsidiaries. We have also had access to the pool of Southern Company employees in filling our management, administrative and technical positions. We will no longer have access to or be able to rely on these benefits, which may adversely affect our business.

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

  OUR BUSINESS AND YOUR INVESTMENT IN THE PREFERRED SECURITIES MAY BE ADVERSELY AFFECTED IF SOUTHERN COMPANY DOES NOT COMPLETE THE DISTRIBUTION OF OUR COMMON STOCK BECAUSE WE WOULD REMAIN SUBJECT TO REGULATORY RESTRICTIONS AS A SUBSIDIARY OF A PUBLIC UTILITY HOLDING COMPANY AND BECAUSE WE WOULD REMAIN SUBJECT TO CONTROL BY SOUTHERN COMPANY.

     Although Southern Company has advised us that it currently intends to complete the distribution of our common stock within 12 months after the common stock offering, we cannot assure you whether or when it will occur. Southern Company is not obligated to complete the distribution of our common stock. Southern Company currently intends that it will distribute to its stockholders all of our common stock that it owns, although it is not obligated to do so.

     Our separation from Southern Company and the distribution of our stock by Southern Company requires PUHCA authorization, and we cannot assure you that such authorization will be received. Southern Company is requesting an extension of its general authority to continue to own us, required under PUHCA to accomplish the distribution in calendar year 2001. The SEC also has general authority over transactions among Southern Company affiliates under PUHCA. Southern Company and we will file a request with the SEC to allow the distribution to proceed as contemplated by the separation agreements. The SEC may impose conditions on or disapprove of the proposed separation and any of the separation agreements.

     If Southern Company fails to complete the distribution of our common stock, or fails to complete it substantially within the time contemplated, our business would be adversely affected. We would remain subject to regulatory restrictions as a subsidiary of a regulated public utility holding company, we would not be able to raise equity capital without compliance with regulatory requirements and we would likely not realize the benefits we anticipate resulting from our separation from Southern Company. We cannot assure you that we will obtain the expected benefits or as to the timing of any benefits.

     In addition, until this distribution occurs, the risks discussed below relating to Southern Company's control of us and the potential business conflicts of interest between Southern Company and us will continue to be relevant to you. If the distribution is delayed or not completed at all, the liquidity of the preferred securities and our shares of common stock into which those securities may be converted in the market may be constrained unless and until Southern Company elects to sell some of its significant ownership. There are no limits on these sales and the sale or potential sale by Southern Company could adversely affect market prices. In addition, because of the limited liquidity until the distribution occurs, relatively small trades of our stock may have a disproportionate effect on our stock price, which, in turn, could affect the price of the preferred securities.

  WE WILL BE CONTROLLED BY SOUTHERN COMPANY AS LONG AS IT OWNS A MAJORITY OF OUR COMMON STOCK, AND OUR NEW MINORITY STOCKHOLDERS WILL BE UNABLE TO AFFECT THE OUTCOME OF STOCKHOLDER VOTING DURING THAT TIME.

     After the completion of the common stock offering, Southern Company will own over 80% of our outstanding common stock. As long as Southern Company owns a majority of our outstanding common stock, Southern Company will continue to be able to elect our entire board of directors without calling a special meeting. Investors in the common stock offering, by themselves, will not be able to affect the outcome of any stockholder vote prior to the planned distribution of our stock to Southern Company stockholders. As a result, Southern Company, subject to any fiduciary duty owed to our minority stockholders under Delaware law, will be able to control all matters affecting us, including:

     - the composition of our board of directors and, through it, any determination with respect to our business direction and policies, including the appointment and removal of officers,

     - determination of incentive compensation which may affect our ability to retain key employees,
     - the allocation of business opportunities that may be suitable for Southern Company and us,
     - any determinations with respect to mergers or other business combinations,
     - our acquisition or disposition of assets,
     - our financing decisions and our capital raising activities,
     - changes to the agreements providing for our separation from Southern Company,
     - the payment of dividends on our common stock, and
     - determinations with respect to our tax returns.

  OUR HISTORICAL FINANCIAL RESULTS AS A SUBSIDIARY OF SOUTHERN COMPANY MAY NOT BE REPRESENTATIVE OF OUR RESULTS AS A SEPARATE COMPANY.

     The historical financial information we have included in this prospectus does not necessarily reflect what our financial position, results of operations and cash flows would have been had we been a separate, stand-alone entity during the periods presented. Our costs and expenses reflect charges from Southern Company for centralized corporate services and infrastructure costs, including:

     - engineering,
     - legal,
     - accounting,
     - information technology,
     - investor relations and stockholder services,
     - insurance and risk management,
     - tax,
     - environmental,
     - human resources and payroll, and
     - external affairs, including marketing and public relations.

     These allocations have been determined based on regulatory limitations and other bases that we and Southern Company considered to be reasonable reflections of the utilization of services provided to us or for the benefits received by us. This historical financial information is not necessarily indicative of what our results of operations, financial position and cash flows will be in the future. We may experience significant changes in our cost structure, funding and operations as a result of our separation from Southern Company, including increased costs associated with reduced economies of scale, increased marketing expenses related to building a company brand identity separate from Southern Company and increased costs associated with being a publicly traded, stand-alone company.

  IF THE DISTRIBUTION OF OUR STOCK BY SOUTHERN COMPANY TO ITS STOCKHOLDERS FAILS TO QUALIFY AS A TAX-FREE TRANSACTION, WE MAY BE REQUIRED TO INDEMNIFY SOUTHERN COMPANY FOR ANY RESULTING TAXES. THIS POTENTIAL OBLIGATION TO INDEMNIFY SOUTHERN COMPANY MAY PREVENT OR DELAY A CHANGE OF CONTROL OF US AFTER SOUTHERN COMPANY DISTRIBUTES OUR STOCK TO ITS SHAREHOLDERS.

     Within 12 months after the completion of the common stock offering, Southern Company intends to distribute the shares of our stock it owns to Southern Company stockholders. On August 1, 2000, we and Southern Company received a ruling from the IRS that the distribution will be tax-free to Southern Company and its stockholders for United States federal income tax purposes. However, under an agreement between us and Southern Company, if we breach any representations in connection with the ruling, take any action which causes our representations to be untrue or engage in a transaction after the distribution that causes the distribution to be taxable to Southern Company, we will be required to indemnify Southern Company for any resulting taxes. We estimate that the amount of any indemnification payments would be approximately $1 billion, and that payments by us of this amount would materially affect our earnings and cause us not to have sufficient financial resources to achieve our growth strategy.

     Current tax law provides for a presumption that the distribution of our stock by Southern Company, if it occurs, may be taxable to Southern Company if our company undergoes a 50% or greater change in stock ownership within two years after the distribution. Under agreements between Southern Company and us, Southern Company may require us to reimburse any taxation costs incurred by Southern Company and its stockholders as a result of a transaction resulting in a change in control of our company. These costs may be so great that they delay or prevent a strategic acquisition or change in control of our company.

  OUR DECONSOLIDATION FROM THE SOUTHERN COMPANY CONSOLIDATED TAX GROUP MAY RESULT IN ADVERSE TAX CONSEQUENCES TO US.

     Subsequent to the distribution of our stock by Southern Company, we will cease to be a member of the Southern Company consolidated tax group. Our separation from the Southern Company consolidated tax group will change our overall future income tax posture. Based on our current structure and net income, we could be limited in our future ability to effectively use tax attributes such as foreign tax credits associated with overseas operations. The inability to use these attributes could result in material tax liabilities. We intend to undertake appropriate measures after deconsolidation in order to mitigate any adverse tax effect of no longer being a part of the Southern Company consolidated tax group. We cannot assure you that these efforts will be successful. Should these efforts be unsuccessful, our deconsolidation from the Southern Company tax group may have a material impact on our tax liabilities and financial position. Currently, we cannot quantify these potential impacts. However, we do not expect any such tax liabilities to materially affect our ability to pursue our growth strategy.

  WE MAY HAVE POTENTIAL BUSINESS CONFLICTS OF INTEREST WITH SOUTHERN COMPANY WITH RESPECT TO OUR PAST AND ONGOING RELATIONSHIPS AND, BECAUSE OF SOUTHERN COMPANY'S CONTROLLING OWNERSHIP PRIOR TO THE DISTRIBUTION, WE MAY NOT BE ABLE TO RESOLVE THESE CONFLICTS ON TERMS COMMENSURATE WITH THOSE POSSIBLE IN ARMS' LENGTH TRANSACTIONS.

     Conflicts of interest may arise between Southern Company and us in a number of areas relating to our past and ongoing relationships. Conflicts of interest with Southern Company may arise under many circumstances, including the following:

     - solicitation and hiring of employees from each other,
     - the timing and manner of any sales or distributions by Southern Company of all or any portion of its ownership interest in us,
     - the nature and quality of transitional services Southern Company has agreed to provide us,
     - our business operations within Southern Company's service territory or other business opportunities that would compete with Southern Company,
     - actions and decisions of legislative bodies and administrative agencies, and
     - our dividend policy.

     Following the common stock offering, the agreements we have entered into with Southern Company may be amended upon agreement of the parties. While we are controlled by Southern Company, Southern Company may be able to require us to agree to amendments to these agreements. We may not be able to resolve any potential conflicts with Southern Company, and even if we do, the resolution may be less favorable than if we were dealing with an unaffiliated party.

  OUR DIRECTORS AND EXECUTIVE OFFICERS MAY HAVE CONFLICTS OF INTEREST BECAUSE OF THEIR OWNERSHIP OF SOUTHERN COMPANY COMMON STOCK.

     Many of our directors and executive officers own a substantial amount of Southern Company common stock and options to purchase Southern Company common stock. Ownership of Southern

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

Company common stock by our directors and officers after our separation from Southern Company could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for Southern Company than they do for us.

  OUR ABILITY TO OPERATE OUR BUSINESS MAY SUFFER IF WE DO NOT DEVELOP OUR OWN INFRASTRUCTURE QUICKLY AND COST-EFFECTIVELY, AND WE CANNOT ASSURE YOU THAT THE TRANSITIONAL SERVICES THAT SOUTHERN COMPANY HAS AGREED TO PROVIDE US WILL BE SUFFICIENT FOR OUR NEEDS.

     We currently use Southern Company systems to support some of our operations, including human resources, payroll and wide-area computer networks. We are in the process of creating our own systems to replace Southern Company's systems. These systems are very complex and we may not be successful in implementing these systems or transitioning data from Southern Company's systems to our own. Any failure or significant downtime in Southern Company's or our own information systems could prevent us from paying payroll or performing other administrative services and could harm our business. In addition, the transitional services generally have a term of two years or less following the effective date of the applicable agreement. After the expiration of these various arrangements, we may not be able to replace the transitional services with a comparable quality of service or on terms and conditions as favorable as those we will receive from Southern Company.

     Following the common stock offering, Southern Company has agreed to provide transitional services to us, including, but not limited to, services related to:

     - engineering and technical consulting,
     - human resources, administration and payroll,
     - accounting and treasury,
     - procurement,
     - auditing,
     - legal,
     - governmental affairs,
     - information technology infrastructure, and
     - insurance.

     Under the separation agreements, Southern Company is only obligated to provide services to us after it has satisfied its obligations to its other subsidiaries and operating companies. In addition, Southern Company has wide discretion on what employees it will utilize to provide services to us. Consequently, the quality and quantity of the services we receive from Southern Company may not be as good as the services we received prior to the effectiveness of the separation agreements.

RISKS RELATED TO THE PREFERRED SECURITIES

  THE TRUST MAY BE UNABLE TO MAKE DISTRIBUTIONS ON THE PREFERRED SECURITIES IF WE DEFAULT ON OUR SENIOR DEBT BECAUSE OUR OBLIGATIONS TO PAY ON THE DEBENTURES AND THE GUARANTEE ARE JUNIOR TO OUR PAYMENT OBLIGATIONS UNDER OUR SENIOR DEBT.

     Because of the subordinated nature of the guarantee and the debentures, we:

     - will not be permitted to make any payments of principal, including redemption payments, or interest on the debentures if we default on our senior debt, as described under "Description of the Debentures -- Subordination" in this prospectus,

     - will not be permitted to make payments on the guarantee if we default on any of our other liabilities, including senior debt, other than liabilities that are equal or subordinate to the guarantee by their terms as described under "Description of the Guarantee" in this prospectus, and

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

     - must pay all of our senior debt before we make payments on the guarantee or the debentures if we become bankrupt, liquidate or dissolve.

     The preferred securities, the guarantee and the debentures do not limit our or our subsidiaries' ability to incur additional indebtedness, including indebtedness that ranks senior to the debentures and the guarantee. As of June 30, 2000, we had approximately $2.16 billion of senior debt.

  THE DEBENTURES AND THE GUARANTEE WILL BE EFFECTIVELY SUBORDINATED TO OBLIGATIONS OF OUR SUBSIDIARIES.

     The debentures and the guarantee will be effectively subordinated to all indebtedness and other obligations of our subsidiaries. Our subsidiaries are separate legal entities and have no obligation to pay, or make funds available to pay, any amounts due on the debentures, the preferred securities or the guarantee. At June 30, 2000, our subsidiaries had total combined assets of $14.15 billion, net of receivables from us, and liabilities of $9.90 billion, exclusive of net payables to us.

  THE GUARANTEE ONLY GUARANTEES PAYMENTS ON THE PREFERRED SECURITIES IF THE TRUST HAS CASH AVAILABLE.

     If we fail to make payments on the debentures, the trust will be unable to make the related distribution, redemption or liquidation payments on the preferred securities to you. In those circumstances, you cannot rely on the guarantee for payments of those amounts. Instead, if we are in default under the debentures, you may:

     - rely on the property trustee of the trust to enforce the trust's rights under the debentures or

     - directly sue us or seek other remedies to collect your pro rata share of payments owed.

  OUR RIGHT TO DEFER INTEREST PAYMENTS ON THE DEBENTURES HAS TAX CONSEQUENCES FOR YOU.

     We can, on one or more occasions, defer interest payments on the debentures for up to 20 consecutive quarterly periods unless an event of default under the debentures has occurred and is continuing. We cannot, however, defer interest payments beyond the maturity date of the debentures, which is October 1, 2030. If we defer interest payments on the debentures, the trust will also defer distribution payments on the preferred securities and the common securities. During a deferral period, distributions will continue to accumulate on the preferred securities and the common securities. Also, additional distributions will accumulate on any deferred distributions at an annual rate of 6 1/4%, compounded quarterly, to the extent permitted by law.

     Because of our ability to defer interest payments, special tax rules will apply that will require you to include interest in income on an accrual basis, regardless of when such interest is paid to you. Accordingly, if we defer payments of interest on the debentures, you will be required to include accrued interest income for the deferred interest allocable to your share of preferred securities in your gross income for United States federal income tax purposes prior to receiving any cash distributions. In addition, you will not receive cash from the trust related to that income if you sell your preferred securities prior to the record date for those distributions. YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE PREFERRED SECURITIES. Please read the "Tax Consequences" section in this prospectus for more information regarding the tax consequences of holding and selling the preferred securities.

  WE HAVE THE OPTION TO REDEEM THE DEBENTURES, THUS CAUSING THE REDEMPTION OF YOUR PREFERRED SECURITIES, WITHOUT YOUR CONSENT IF SPECIFIED TAX EVENTS OCCUR THAT RENDER INTEREST PAYMENTS ON THE DEBENTURES NON-DEDUCTIBLE OR SUBJECT THE TRUST TO TAXATION OR UPON A CHANGE IN LAW THAT COULD REQUIRE THE TRUST TO REGISTER AS AN INVESTMENT COMPANY UNDER THE INVESTMENT COMPANY ACT.

     If specified tax events occur that render interest payments on the debentures non-deductible or subject the trust to taxation or upon a change in law that could require the trust to register as an investment company under the Investment Company Act, as more fully described under "Description of the Preferred Securities -- Special Event Redemption or Distribution," we may redeem the debentures, causing the redemption of your preferred securities. The special event redemption price you would receive if we redeem the debentures will be 100% of the principal amount of the debentures, plus accrued and unpaid interest. If we redeem the debentures, the trust will use the cash it receives from the redemption of the debentures to redeem the preferred securities and common securities. In addition, upon the occurrence of a tax event, we may elect to pay any increased taxes or expenses of the trust caused by the tax event.

  THE TRUST MAY EXCHANGE THE DEBENTURES FOR PREFERRED SECURITIES WITHOUT YOUR CONSENT.

     As more fully described under "Description of the Preferred
Securities -- Distribution of the Debentures" in this prospectus, the trust may exchange the debentures for preferred securities at any time.

  WE MAY CAUSE THE PREFERRED SECURITIES TO BE REDEEMED ON OR AFTER OCTOBER 1, 2003 WITHOUT YOUR CONSENT.

     We may redeem all or some of the debentures at any time on or after October 1, 2003, subject to certain conditions, without your consent. If a redemption occurs, the trust will use the cash it receives from the redemption of the debentures to redeem an equivalent amount of preferred securities and common securities on a pro rata basis. The redemption price you would receive in that event may vary, but will be at least 100% of the principal amount of preferred securities to be redeemed, plus any accrued and unpaid interest. Please read "Description of the Preferred Securities -- Optional Redemption" in this prospectus. You should assume that we will redeem the debentures if we can refinance the debentures at a lower interest rate or if it is otherwise in our interest to redeem the debentures.

  WE MAY SHORTEN THE STATED MATURITY OF THE DEBENTURES WITHOUT YOUR CONSENT.

     We may shorten the stated maturity of the debentures to as early as October 2, 2015 if specified tax changes relating to non-deductibility of interest payments on the debentures occur, as more fully described under "Description of the Debentures -- Our Right to Shorten Maturity." If that happens, the trust will redeem all of the preferred securities when the debentures are paid on their new maturity date.

  IF WE DISTRIBUTE THE DEBENTURES TO YOU, YOU MAY HAVE ADVERSE TAX AND OTHER CONSEQUENCES.

     We may terminate the trust at any time. If that happens, the trust will redeem the preferred securities and the common securities by distributing the debentures to you and to us, as holder of the common securities, on a pro rata basis. Under current United States federal income tax laws, a distribution of debentures to you on the dissolution of the trust would not be a taxable event to you. Nevertheless, if the trust is classified for United States federal income tax purposes as a corporation at the time it is dissolved, a distribution of debentures could be a taxable event to you. In addition, a change in law could cause a distribution of debentures on the dissolution of the trust to be a taxable event to you.

     Although we may terminate the trust and cause the distribution of the debentures at any time, we do not currently intend to do so. We anticipate that we would consider exercising this right if expenses associated with maintaining the trust were substantially greater than currently expected.

     We cannot predict the market prices for the debentures that may be distributed. Accordingly, any debentures you receive on a distribution, or the preferred securities you hold pending that distribution, may trade at a discount to the price you paid to purchase the preferred securities.

Because you may receive debentures, you should make an investment decision about the debentures in addition to the preferred securities. You should carefully review all the information regarding the debentures contained in this prospectus.

     Although we will use our best efforts to list the debentures on the New York Stock Exchange (or any other exchange on which the preferred securities are then listed), if they are distributed, we cannot assure you that the debentures will be approved for listing or that a trading market will develop for those securities.

  IF WE ELECT TO MAKE A CASH SETTLEMENT IN LIEU OF CONVERTING THE PREFERRED SECURITIES INTO SHARES OF OUR COMMON STOCK, THERE MAY BE ADVERSE TAX CONSEQUENCES TO YOU.

     You will generally not recognize income, gain or loss upon the conversion of your preferred securities into shares of our common stock. At any time prior to the distribution of our common stock by Southern Company, however, we may elect to make a cash settlement in respect of any preferred securities surrendered for conversion. If we make this election in lieu of issuing shares of common stock, you will be treated as having disposed of the preferred securities in a taxable transaction and must recognize gain or loss.

  TRADING PRICES OF THE PREFERRED SECURITIES MAY NOT REFLECT THE VALUE OF ACCRUED BUT UNPAID INTEREST ON THE DEBENTURES.

     The preferred securities are a new series of securities with no established trading market. If we defer interest payments on the debentures in the future, the market price of the preferred securities may not fully reflect the value of accrued but unpaid interest on the debentures. If you sell preferred securities during a deferral period, you may not receive the same return on investment as someone who continues to hold preferred securities. In addition, our right to defer interest payments on the debentures may mean that the market price for the preferred securities will be more volatile than other securities that are not subject to these rights.

  IF YOU DISPOSE OF YOUR PREFERRED SECURITIES BETWEEN RECORD DATES FOR PAYMENTS OF DISTRIBUTIONS, THERE MAY BE ADVERSE TAX CONSEQUENCES.

     For tax purposes, if you dispose of your preferred securities between record dates for payments of distributions you will be required to:

     - include in your gross ordinary income accrued but unpaid interest on the debentures through the date of disposition as original issue discount and

     - add that amount to your adjusted tax basis in your pro rata share of the underlying debentures that you are deemed to have disposed of.

Accordingly, you may recognize a capital loss to the extent that the selling price, which may not fully reflect the value of accrued but unpaid interest, is less than your adjusted tax basis, which will include accrued but unpaid interest. In most instances, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. Accordingly, you may not be able to offset such accrued but unpaid interest income against any such capital loss.

  WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET FOR THE PREFERRED SECURITIES WILL DEVELOP.

     Prior to this offering, there has been no public market for the preferred securities. The underwriters currently plan to make a market in the preferred securities. We cannot assure you, however, that the underwriters will engage in those activities or that an active trading market for the preferred securities will develop or be sustained. Any market that develops for the preferred securities is likely to be influenced by the market for our common stock. If a market were to develop, the preferred securities could trade at prices that may be higher or lower than their initial public offering price depending upon many factors, including:

     - prevailing interest rates,
     - our common stock price,
     - our operating results, and
     - the market for similar securities.

  YOU WILL HAVE LIMITED VOTING RIGHTS AS A HOLDER OF PREFERRED SECURITIES.

     As a holder of preferred securities, you will have limited voting rights relating only to the modification of the preferred securities and, in specified circumstances, the exercise of the trust's rights as holder of the debentures and the guarantee. Except for during an event of default with respect to the debentures, only we can replace or remove any of the trustees or increase or decrease the number of trustees.

RISKS RELATED TO THE SECURITIES MARKETS AND OWNERSHIP OF OUR COMMON STOCK

  SUBSTANTIAL SALES OF COMMON STOCK MAY OCCUR IN CONNECTION WITH THE DISTRIBUTION, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE.

     Southern Company currently intends to distribute all of the 272,000,000 shares of our common stock it owns to Southern Company stockholders within 12 months after the common stock offering. Substantially all of these shares will be eligible for immediate resale in the public market. We are unable to predict whether significant amounts of common stock will be sold in the open market in anticipation of, or following, the distribution, or by Southern Company if the distribution does not occur. We are also unable to predict whether a sufficient number of buyers will be in the market at that time. Any sales of substantial amounts of common stock in the public market, or the perception that these sales might occur, whether as a result of this distribution or otherwise, could lower the market price of our common stock. In addition, we have entered into a registration rights agreement which provides that if Southern Company does not complete the distribution of our common stock to the holders of its common stock, Southern Company and its transferees will have the right to require us to register these shares of our common stock under the United States securities laws for sale into the public market.

  THE INITIAL PUBLIC OFFERING PRICE OF OUR COMMON STOCK MAY NOT BE INDICATIVE OF THE MARKET PRICE OF OUR STOCK AFTER THE COMMON STOCK OFFERING. IN ADDITION, OUR STOCK PRICE MAY BE VOLATILE.

     The initial public offering price of our common stock will be determined by negotiations among us and the representatives of the underwriters. This price will be based on numerous factors (discussed in the section of the common stock prospectus entitled "Underwriting") and may not be indicative of the market price for our common stock after the initial public offering. The market price of our common stock could be subject to significant fluctuations after the common stock offering, and may decline below the initial public offering price. We cannot assure you that you will be able to resell the common stock at or above the initial public offering price of the common stock. Among the factors that could affect our stock price are:

     - quarterly variations in the rate of growth of our financial indicators, such as earnings per share, net income and revenues,
     - changes in revenue or earnings estimates or publication of research reports by analysts,
     - speculation in the press or investment community,
     - strategic actions by us or our competitors, such as acquisitions or restructurings,
     - actions by institutional investors or by Southern Company prior to its distribution of our stock,
     - general market conditions, including fluctuations in commodity prices, and

     - domestic and international economic, legal and regulatory factors unrelated to our performance.

     The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

  PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY DELAY OR PREVENT ACQUISITION OF US, WHICH COULD ADVERSELY AFFECT THE VALUE OF OUR COMMON STOCK.

     Our restated certificate of incorporation and our bylaws contain provisions that could make it harder for a third party to acquire us after the full distribution by Southern Company without the consent of our board of directors. These provisions disallow actions by our stockholders by written consent once Southern Company ceases to own a majority of our common stock. In addition, these provisions include procedural requirements relating to stockholder meetings and stockholder proposals that could make stockholder actions more difficult. Beginning at the time Southern Company ceases to own 33 1/3% of our common stock, our board of directors will be classified into three classes of directors serving staggered, three-year terms and may be removed only for cause. Any vacancy on the board of directors may be filled only by the vote of the majority of directors then in office. Our board of directors has the right to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquirer. Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. Although we believe these provisions provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our board of directors, these provisions apply even if the offer may be considered beneficial by some stockholders.

                      OUR SEPARATION FROM SOUTHERN COMPANY

OVERVIEW

     On April 17, 2000, Southern Company announced its plan to make Southern Energy, currently a wholly owned subsidiary, an independent, publicly traded company focused on the worldwide competitive energy markets. Unless Southern Company completes the distribution of our stock to its stockholders, we will continue as a subsidiary of Southern Company.

BENEFITS OF THE SEPARATION

     We believe that we will realize certain benefits from our complete separation from Southern Company, which includes the distribution by Southern Company of our common stock, including the following:

     - ELIMINATE GOVERNMENTAL REGULATION UNDER PUHCA. Following the distribution by Southern Company of our common stock, we will not be affiliated with any public utility company within the meaning of PUHCA. As a result, we anticipate that we will not be subject to regulation under PUHCA. For example, we will not need to obtain PUHCA approval to acquire interests in businesses other than public utility companies even though acquisition of those businesses would not qualify as exempt from PUHCA approval requirements if purchased by a holding company registered under PUHCA. In addition, we will not need PUHCA approval for the acquisition of assets or securities which results in affiliation with a single public utility. After the distribution of our common stock by Southern Company, we expect to conduct our business so that we remain outside of PUHCA regulation.

     - INCREASED CAPITAL FINANCING FLEXIBILITY. As a separate entity we expect to be able to raise equity on more attractive terms because we expect our earnings to grow faster than the regulated utility businesses of Southern Company. Therefore, we expect our common stock to be valued at a higher multiple of earnings than Southern Company's common stock. We will also have the ability to use our equity securities as a form of consideration for possible future acquisitions and to fund development projects. In addition, Southern Company is limited in the amount of additional debt that it can add to its consolidated balance sheet without affecting its credit rating and its ability to recover the cost of its debt service through rate increases. After the distribution, we will be able to raise debt without this potential constraint related to the consolidated Southern Company.

     - PROVIDE A TARGETED INVESTMENT FOR OUR STOCKHOLDERS. The nature of Southern Company's regulated utility business is substantially different from our electricity and gas asset management and marketing and risk management businesses. As a result of our complete separation from Southern Company, we believe that we will offer an investment opportunity that provides higher growth than that of the regulated utility business. Our complete separation will allow investors to better align their investment objectives through ownership of either Southern Company stock or our stock.

     - INCREASED STRATEGIC FOCUS. As a subsidiary of Southern Company we are both capital constrained and limited by government regulations in the businesses in which we can engage. We also have to compete with Southern Company's other subsidiaries for investment opportunities and have a longer review and approval process for new investments than many of our competitors. As a separate entity, we will be able to develop our strategy without regard to its effect on Southern Company and will thus have greater independence in establishing and implementing our strategy than we do now.

     - ACCESS TO ADDITIONAL MARKETS. We currently do not compete in Southern Company's service territory in the southeastern United States. After the distribution, we will be able to compete for wholesale and retail customers and develop power plants in Southern Company's service territory, thus giving us additional opportunities to grow our business.

     - INCREASED SPEED AND RESPONSIVENESS. After the distribution, we expect to be able to make decisions more quickly and efficiently because we will no longer have to review these decisions with Southern Company's management and board of directors. As a result, we expect to be able to respond to, approve and act on new development and acquisition opportunities more quickly. This will allow us to compete better with companies that do not have to obtain multiple levels of reviews and approvals.

     - TARGETED INCENTIVES FOR MANAGEMENT AND EMPLOYEES. As a subsidiary of a much larger company, it has been difficult for us to create employee compensation programs that directly compensate our employees for the performance of our company. As a separate public company we will be able to offer our employees compensation directly linked to the performance of our business, which we expect to enhance our ability to attract and retain qualified personnel. We also expect that incentive compensation programs tied to the market performance of our common stock will strengthen the focus of our management and the motivation of our employees and align their interests with those of our stockholders.

SEPARATION AND TRANSITIONAL AGREEMENTS

     We have entered into agreements with Southern Company providing for the separation of our business from Southern Company, including a master separation and distribution agreement. These agreements generally provide for various interim and ongoing relationships between us and Southern Company including transitional services Southern Company will provide to us. For a summary description of these agreements, see "Agreements Between Us and Southern Company."

     In connection with our separation from Southern Company, we will transfer two of our subsidiaries, SE Finance and Capital Funding, to Southern Company. In order to facilitate the transfer to Southern Company, prior to the common stock offering we have issued one share of our redeemable preferred stock to Southern Company. After the common stock offering and prior to the distribution of our stock by Southern Company, we will form a corporation with Southern Company Energy Solutions, Inc., a wholly-owned subsidiary of Southern Company. We will contribute the stock of SE Finance and Capital Funding to the corporation in exchange for an 80% or greater interest. Southern Company Energy Solutions will contribute its energy services assets to a limited liability company owned by the corporation in exchange for a 20% or lesser interest. We will then redeem the one share of redeemable preferred stock issued by us to Southern Company in exchange for our entire interest in the corporation. We currently have credit support obligations related to SE Finance. Following the transfer, Southern Company will assume responsibility for these obligations.

THE DISTRIBUTION BY SOUTHERN COMPANY OF OUR COMMON STOCK

     After completion of the common stock offering, Southern Company will own over 80% of the outstanding shares of our common stock. Southern Company has announced that it currently plans to complete its divestiture of our company within 12 months after the completion of the common stock offering by distributing all of its shares of our common stock to the holders of Southern Company common stock. However, Southern Company is not obligated to complete the distribution, and we cannot assure you as to whether or when it will occur. For a description of some of the consequences that may result if Southern Company does not complete the distribution, see "Risk Factors -- Risks Related to Our Separation from Southern Company -- Our business and your investment in the preferred securities may be adversely affected if Southern Company does not complete the distribution of our common stock because we would remain subject to regulatory restrictions as a subsidiary of a public utility holding company and because we would remain subject to control by Southern Company."

     Southern Company has advised us that it would not complete the distribution if its board of directors determines that the distribution is no longer in the best interest of Southern Company and its stockholders. Southern Company has further advised us that it currently expects that the principal factors that it will consider in determining whether and when to complete the distribution include:

     - general market conditions and the relative market prices of our common stock and of Southern Company's common stock,
     - the receipt of a ruling from the IRS that the transaction will be tax-free to Southern Company and its stockholders and that the transaction will qualify as a tax-free distribution for United States federal income tax purposes,
     - receipt of necessary regulatory orders with terms and conditions acceptable to Southern Company,
     - the absence of any court orders, regulations, adverse regulatory action or contractual restrictions prohibiting or restricting the completion of the distribution,
     - other conditions affecting our business or Southern Company's business, and
     - our ability to obtain waivers or consents from lenders or other parties under our material financing agreements and other material contracts.

     On August 1, 2000, we and Southern Company received a ruling from the IRS that the distribution will be tax-free to Southern Company and its stockholders and that the transaction will qualify as a tax-free distribution for United States federal income tax purposes. However, under a tax indemnification agreement between us and Southern Company, if we breach any representations in connection with the ruling, take any action which causes our representations to be untrue or engage in a transaction after the distribution that causes the distribution to be taxable to Southern Company or its stockholders, we will be required to indemnify Southern Company for any resulting taxes. We estimate that the amount of any indemnification payments would be substantial and would materially affect our earnings and cause us not to have sufficient financial resources to achieve our growth strategy.

                                USE OF PROCEEDS

     The proceeds from the offering will be approximately $300 million. If the underwriters exercise their over-allotment option in full, the total proceeds will be approximately $345 million. All of the proceeds from the sale of the preferred securities and the common securities will be invested by the trust in the debentures.

     We estimate that our net proceeds from the concurrent sale of the 58,000,000 shares of common stock in the common stock offering will be approximately $1.215 billion (approximately $1.398 billion if the underwriters' over-allotment option is exercised in full), based on the initial public offering price of $22.00 per share and after deducting underwriting discounts and commissions.

     We intend to use a portion of the net proceeds from the sale of the debentures and from the concurrent common stock offering to repay commercial paper balances, which were approximately $389 million with a weighted average interest rate of approximately 7.0% at June 30, 2000. In addition, we intend to use a portion of the net proceeds to repay a short-term loan of $450 million as of June 30, 2000 drawn against a 364-day Bank of America credit facility with an interest rate of approximately 7.3%. We will use any remaining proceeds from these offerings for general corporate purposes.

     The borrowings from the Bank of America credit facility were used to pay $450 million of the $503 million dividend to Southern Company. The commercial paper borrowings were used for working capital and to pay $53 million of the $503 million dividend to Southern Company.

     No proceeds of these offerings will be distributed to Southern Company.

                ACCOUNTING TREATMENT OF THE PREFERRED SECURITIES

     The trust will be treated as our subsidiary for financial reporting purposes. Accordingly, the accounts of the trust will be included in our consolidated financial statements. We will account for the preferred securities in our consolidated balance sheets as a separate line item under Minority Interest entitled "Company obligated mandatorily redeemable securities of a subsidiary holding solely parent company debentures." We will also include appropriate disclosures about the preferred securities, the debentures and the guarantee in the notes to our consolidated financial statements. For financial reporting purposes, we will record distributions payable on the preferred securities as a minority interest in a subsidiary on our consolidated statements of income.

                                DIVIDEND POLICY

     We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" for a discussion of the limitations of our subsidiaries to pay dividends to us.

     In 1999, we paid cash dividends totalling $165 million to Southern Company. On May 26, 2000, we paid a cash dividend to Southern Company in the amount of $450 million, funded by short-term borrowings. On July 7, 2000, we paid an additional cash dividend to Southern Company in the amount of $53 million, funded by commercial paper borrowings. These dividends were authorized under an order issued by the SEC which allows us to pay dividends out of unearned surplus.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of June 30, 2000. Our capitalization is presented:
    - on an actual basis;
    - on a pro forma basis to reflect:
      - the acquisition of Hyder by WPD Limited, a UK-based company in which we will initially own a 40% interest,
      - our investment in WPD Limited to fund its purchase of Hyder, which will be L56 million (approximately $84 million), and
      - the concurrent sharing of control of Western Power Distribution, a UK-based electric distribution company. Shared control will result in Western Power Distribution being accounted for under the equity method, thereby causing a reduction in our consolidated debt balances;
    - on a pro forma basis, as adjusted, to reflect:
      - the transfer of our SE Finance and Capital Funding businesses to Southern Company including reducing cash and cash equivalents by $65 million, current portion of non-recourse long-term debt by $24 million, non-recourse long-term debt by $402 million, subsidiary obligated mandatorily redeemable preferred securities by $950 million, and stockholder's equity by $226 million, and
      - the borrowing of $53 million to finance the cash dividends to Southern Company that were paid on July 7, 2000;
    - on a pro forma basis, as further adjusted, to reflect the receipt and application of the estimated net proceeds from the sale of 6,000,000 preferred securities in this offering, at the public offering price of $50 per preferred security; and
    - on a pro forma basis, as finally adjusted, to reflect the receipt and application of the estimated net proceeds from the concurrent sale of 58,000,000 shares of common stock, at the initial public offering price of $22.00 per share.
    You should read the information in this table together with our consolidated financial statements and the related notes and with "Selected Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                                     JUNE 30, 2000
                                                              ------------------------------------------------------------
                                                                                     PRO FORMA,   PRO FORMA,    PRO FORMA,
                                                                                         AS       AS FURTHER    AS FINALLY
                                                              ACTUAL    PRO FORMA     ADJUSTED     ADJUSTED      ADJUSTED
                                                              -------   ----------   ----------   -----------   ----------
                                                                                (IN MILLIONS, UNAUDITED)
Cash and cash equivalents...................................  $   691    $   607      $   542       $   542       $1,155
                                                              =======    =======      =======       =======       ======
Non-recourse short-term debt(1).............................  $ 1,639    $ 1,188      $ 1,188       $ 1,188       $1,188
Current portion of non-recourse long-term debt(1)...........      234        234          210           210          210
Current portion of long-term debt...........................       32         32           32            32           32
Short-term debt.............................................      939        939          992           702          100
                                                              -------    -------      -------       -------       ------
  Total short-term debt.....................................    2,844      2,393        2,422         2,132        1,530
                                                              -------    -------      -------       -------       ------
Non-recourse long-term debt(1)..............................    4,190      3,735        3,333         3,333        3,333
Senior notes and other long-term debt.......................      800        800          800           800          800
                                                              -------    -------      -------       -------       ------
  Total long-term debt......................................    4,990      4,535        4,133         4,133        4,133
                                                              -------    -------      -------       -------       ------
Subsidiary obligated mandatorily redeemable preferred
  securities(2).............................................    1,026        950           --            --           --
Minority Interest
  Company obligated mandatorily redeemable securities of a
    subsidiary holding solely parent company debentures.....       --         --           --           300          300
Stockholder's equity........................................
  Common stock, $.01 par value..............................        3          3            3             3            4
  Additional paid-in capital................................    2,872      2,872        2,646         2,646        3,860
Accumulated other comprehensive loss........................     (111)      (111)        (111)         (111)        (111)
Retained earnings...........................................       11         11           11            11           11
                                                              -------    -------      -------       -------       ------
  Total capitalization......................................  $11,635    $10,653      $ 9,104       $ 9,114       $9,727
                                                              =======    =======      =======       =======       ======

-------------------------
(1) This debt is non-recourse to us but is recourse to the applicable subsidiaries and their assets.
(2) Includes $950 million of preferred securities and capital securities issued by special purpose financing subsidiaries held by Capital Funding, the proceeds of which were loaned to Southern Company. Southern Company pays interest on subordinated notes issued in favor of the financing subsidiaries, which payments are used to pay dividends on those preferred or capital securities. Southern Company also has guaranteed payments due under the terms of those securities. These securities are non-recourse to us. Capital Funding will be transferred to Southern Company prior to the completion of this offering. The remaining $76 million of these securities were issued by a special purpose finance subsidiary of Southern Investments UK. They are also non-recourse to us but they are not guaranteed by Southern Company and will remain outstanding after this offering but have been eliminated in this pro forma presentation because Southern Investments UK will no longer be consolidated by us after the acquisition of Hyder.

                                    DILUTION

     Our pro forma net tangible book value at June 30, 2000, after giving effect to:
     - the acquisition of Hyder by WPD Limited (a UK-based company in which we will initially own a 40% interest),
     - our investment in WPD Limited to fund its purchase of Hyder,
     - the deconsolidation of Western Power Distribution that will result from the acquisition of Hyder,
     - the transfer of our SE Finance and Capital Funding businesses to Southern Company, and
     - our borrowing of $53 million to finance the remaining cash dividends to Southern Company that were paid on July 7, 2000, was approximately $2 million, or $0.01 per share. After giving effect to our sale of 58,000,000 shares of common stock in the common stock offering at the initial public offering price of $22.00 per share and after deducting an assumed underwriting discount, our pro forma net tangible book value, as adjusted, at June 30, 2000 would have been approximately $1.218 billion, or $3.69 per share. This represents an immediate increase in pro forma net tangible book value of $3.68 per share to our existing stockholder and an immediate dilution in pro forma net tangible book value of $18.31 per share to new investors purchasing shares of common stock in the common stock offering. The following table illustrates this dilution per share:

The initial public offering price per share.........................   $ 22.00
  Pro forma net tangible book value per share as of June 30,
     2000...................................................  $ 0.01
  Increase in pro forma book value per share attributable to
     new investors..........................................    3.68
                                                              ------
  Pro forma net tangible book value per share after the
     common stock offering..................................              3.69
                                                                       -------
  Dilution in pro forma net tangible book value per share to
     new investors..........................................           $ 18.31
                                                                       =======

     The discussion and table above assume no exercise of options granted pursuant to the conversion of units awarded under our value creation plan. It also assumes no issuance of shares reserved for future issuance under our employee stock purchase plan. See the sections of this prospectus entitled "Management -- Value Creation Plan Conversion" and "-- Southern Energy Employee Stock Purchase Plan." To the extent that any options are granted and exercised, there will likely be further dilution to new investors.

     The following table sets forth, as of June 30, 2000 on a pro forma basis, as described above, the differences between the number of shares of common stock purchased from us, the total price paid and average price per share paid by Southern Company, our existing stockholder, and by the new investors in the common stock offering at the initial public offering price of $22.00 per share, before deducting the estimated underwriting discounts and commissions and offering expenses payable by us.

                                                                  TOTAL CONSIDERATION
                                          SHARES PURCHASED       (DOLLARS IN MILLIONS)
                                      ------------------------   ---------------------   AVERAGE PRICE
                                        NUMBER      PERCENTAGE   AMOUNT    PERCENTAGE      PER SHARE
                                      -----------   ----------   -------   -----------   -------------
Existing stockholder................  272,000,000      82.4%     $2,875        69.3%        $10.57
New investors.......................   58,000,000      17.6       1,276        30.7          22.00
                                      -----------     -----      ------       -----         ------
     Total..........................  330,000,000     100.0%     $4,151       100.0%        $12.58
                                      ===========     =====      ======       =====         ======

     If the underwriters' option to purchase additional shares is exercised in full, the following will occur:
     - the number of shares of common stock held by our existing stockholder will decrease to approximately 80.3% of the total number of shares of common stock outstanding; and

     - the number of shares held by new investors will increase to 66,700,000 shares or approximately 19.7% of the total number of shares of our common stock outstanding after the common stock offering.

                         SELECTED FINANCIAL INFORMATION

     The following tables present our selected consolidated financial information. The information set forth below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and the notes to those statements included in this prospectus. Our consolidated income statement data for the years ended December 31, 1995, 1996, 1997, 1998 and 1999 and the selected balance sheet data as of December 31, 1995, 1996, 1997, 1998 and 1999 are derived from our audited consolidated financial statements, which were audited by Arthur Andersen LLP, independent public accountants. The historical financial information may not be indicative of our future performance and does not reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented.

     The following selected financial information should also be read in light of the following:

     - Our operating revenues declined in 1998 due to our contribution on January 1, 1998 of our power marketing and risk management activities to SCEM, our marketing and risk management joint venture with Vastar formed in September 1997. When the joint venture was formed in September 1997, we contributed only our gas marketing and risk management assets to the venture. Prior to the formation of the joint venture, our marketing and risk management activities were wholly-owned and consolidated. From January 1, 1998 until August 9, 2000, the day prior to our effective acquisition of Vastar's 40% interest in SCEM, we accounted for this joint venture under the equity method of accounting. For 1997, operating revenues would have been $1,768 million if we had not consolidated our marketing and risk management operations. Effective August 10, 2000, we acquired Vastar's 40% interest in SCEM for $250 million. Upon the closing of the transaction, Vastar transferred its interest in SCEM to us and SCEM became our wholly owned indirect subsidiary and will be consolidated in our financial statements on a prospective basis.

     - The write-down for 1998 includes write-downs of our investments in our Argentine subsidiary, Alicura, and our Chilean subsidiary, EDELNOR, to adjust for the difference between the carrying value of the assets and the fair market value. The write-down for 1999 and the six months ended June 30, 2000 includes further write-downs of our investments in Alicura and EDELNOR to maintain the carrying value at the fair market value as well as our interest in a $31 million write-down at Western Power Distribution relating to impaired metering assets.

     - On April 17, 2000, we decided to transfer to Southern Company our leasing business, SE Finance. As a result, we have included the historical results of operations of the related subsidiaries as a discontinued operation.

     - The consolidated income statement data for the six months ended June 30, 1999 and 2000 and the balance sheet data as of June 30, 2000 have been derived from our unaudited financial statements, which were prepared on a basis consistent with our audited consolidated statements.

     Pro forma balance sheet and pro forma income statement amounts for 1999 and the six months ended June 30, 2000 give effect to the probable acquisition of Hyder by WPD Limited, a UK-based company in which we will initially own a 40% interest. As part of this acquisition, Western Power Distribution would no longer be a consolidated subsidiary for accounting purposes but, instead, our investment would be accounted for under the equity method. The pro forma information below should be read in conjunction with our pro forma financial statements and our and Hyder's historical consolidated financial statements, included elsewhere in this prospectus.

                                                                                                   SIX MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,                              JUNE 30,
                                 ---------------------------------------------------------   ----------------------------
                                                                                 PRO FORMA                      PRO FORMA
                                  1995      1996     1997     1998      1999       1999       1999      2000      2000
                                 -------   ------   ------   -------   -------   ---------   -------   ------   ---------
                                                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE AND RATIO DATA)
INCOME STATEMENT DATA:
Operating revenues.............  $   584   $1,600   $3,750   $ 1,819   $ 2,268    $1,292     $ 1,025   $1,194    $1,004
                                 -------   ------   ------   -------   -------    ------     -------   ------    ------
Operating expenses:
  Fuel.........................       17       75       74        47       392       392         109      344       344
  Purchased power..............      258      873    2,813       844       545        46         387       54        38
  Maintenance..................       19       71       74        80       116        60          49       68        44
  Depreciation and
    amortization...............       46       95      182       221       270       180         111      155       115
  Selling, general and
    administrative.............      108      174      188       160       253       240         109      146       148
  Write down of assets.........       --       --       --       308        60        29           5       14        14
  Other........................       70      162      147       164       188       132          81      102        86
                                 -------   ------   ------   -------   -------    ------     -------   ------    ------
Operating income...............       66      150      272        (5)      444       213         174      311       215
                                 -------   ------   ------   -------   -------    ------     -------   ------    ------
Other income (expense):
  Interest income..............       13       16      138       146       172       166          80       81        80
  Interest expense.............      (64)    (133)    (345)     (430)     (502)     (410)       (231)    (300)     (259)
  Gain on sales of assets......       11       66       24        41       313        27           9       --        --
  Equity in income of
    affiliates.................       10       13       58       135       111       268         147       63       102
  Receivables recovery.........       --       --       --        29        64        64          12       --        --
  Other, net...................       (1)      28       33        29        72        47          21       40        30
                                 -------   ------   ------   -------   -------    ------     -------   ------    ------
    Total other (expense)
      income...................      (31)     (10)     (92)      (50)      230       162          38     (116)      (47)
                                 -------   ------   ------   -------   -------    ------     -------   ------    ------
Income (loss) from continuing
  operations before income
  taxes and minority
  interest.....................       35      140      180       (55)      674       375         212      195       168
Provision (benefit) for income
  taxes:
  Continuing operations........        8       54       27      (123)      129        (5)         34      (29)      (31)
  Windfall profits tax(1)......       --       --      148        --        --        --          --       --        --
Minority interest..............       13       13       29        80       183        19          36       43        10
                                 -------   ------   ------   -------   -------    ------     -------   ------    ------
Income (loss) from continuing
  operations...................  $    14   $   73   $  (24)  $   (12)  $   362    $  361         142      181    $  189
                                                                                  ======                         ======
Income from discontinued
  operations, net of income tax
  benefit of $10 in 1997, $22
  in 1998, $15 in 1999, and $7
  and $9 for the six months
  ended June 30, 1999 and 2000,
  respectively.................       --       --        8        12        10                     7       13
Income (loss) before
  extraordinary item...........       14       73      (16)       --       372                   149      194
                                 -------   ------   ------   -------   -------               -------   ------
Extraordinary gain on early
  extinguishment of debt, net
  of income tax of $2 in 1995
  and $5 in 1996...............        4        8       --        --        --                    --       --
                                 -------   ------   ------   -------   -------               -------   ------
Net income (loss)..............  $    18   $   81   $  (16)  $    --   $   372               $   149   $  194
                                 =======   ======   ======   =======   =======               =======   ======
EARNINGS PER SHARE INFORMATION:
BASIC:
  From continuing operations...  $  0.05   $ 0.27   $(0.09)  $ (0.04)  $  1.33               $  0.52   $ 0.67
  From discontinued
    operations.................       --       --     0.03      0.04      0.04                  0.03     0.04
  From extraordinary gain......     0.02     0.03       --        --        --                    --       --
                                 -------   ------   ------   -------   -------               -------   ------
    Net income.................  $  0.07   $ 0.30   $(0.06)  $    --   $  1.37               $  0.55   $ 0.71
                                 =======   ======   ======   =======   =======               =======   ======
PRO FORMA BASIC(2):
  From continuing operations...                                        $  1.23    $ 1.23               $ 0.61    $ 0.64
                                                                                  ======                         ======
  From discontinued
    operations.................                                           0.03                           0.05
                                                                       -------                         ------
    Net income.................                                        $  1.26                         $ 0.66
                                                                       =======                         ======

                                                                                                   SIX MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,                              JUNE 30,
                                 ---------------------------------------------------------   ----------------------------
                                                                                 PRO FORMA                      PRO FORMA
                                  1995      1996     1997     1998      1999       1999       1999      2000      2000
                                 -------   ------   ------   -------   -------   ---------   -------   ------   ---------
                                                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE AND RATIO DATA)
PRO FORMA DILUTED(2):
  From continuing operations...                                        $  1.23    $ 1.23               $ 0.61    $ 0.64
                                                                                  ======                         ======
  From discontinued
    operations.................                                           0.03                           0.05
                                                                       -------                         ------
    Net income.................                                        $  1.26                         $ 0.66
                                                                       =======                         ======

                                                                                                   SIX MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,                              JUNE 30,
                                 ---------------------------------------------------------   ----------------------------
                                                                                 PRO FORMA                      PRO FORMA
                                  1995      1996     1997     1998      1999       1999       1999      2000      2000
                                 -------   ------   ------   -------   -------   ---------   -------   ------   ---------
                                                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE AND RATIO DATA)
STATEMENT OF CASH FLOWS DATA:
Cash flow from operating
  activities...................  $   158   $ (226)  $  264   $   402   $   515        --     $   153   $  217        --
Cash flow from investing
  activities...................   (1,244)    (136)  (4,203)   (1,741)   (2,263)       --      (1,668)    (261)       --
Cash flow from financing
  activities...................    1,653     (193)   4,177     1,502     1,516        --       1,329      418        --
OTHER OPERATING DATA:
EBITDA(3)......................  $   122   $  258   $  512   $   351   $   825    $  661     $   432   $  529    $  432
Ratio of combined fixed charges
  and preference dividends to
  earnings(4)..................      3.1      1.9      1.4       0.6       2.0                            1.4

                                                                                                     AS OF JUNE 30,
                                                                AS OF DECEMBER 31,                 -------------------
                                                   ---------------------------------------------             PRO FORMA
                                                    1995     1996     1997      1998      1999      2000       2000
                                                   ------   ------   -------   -------   -------   -------   ---------
                                                                          (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
Cash and cash equivalents........................  $  664   $  161   $   398   $   561   $   323   $   691    $   607
Property, plant and equipment, net...............   2,312    2,627     4,255     4,691     6,025     5,912      3,985
Investments......................................     431      219     1,159     1,540     1,490     1,550      1,813
    Total assets.................................   4,511    4,564    10,630    12,054    13,863    14,308     11,980
Non-recourse debt(4).............................   1,702    1,753     4,615     5,101     6,202     6,063      5,157
Notes payable to Southern Company................     422       --       830       926        --        --         --
Total long term debt.............................   2,124    1,146     3,689     3,919     4,954     4,990      4,535
    Total debt...................................   2,124    1,753     5,445     6,027     7,152     7,834      6,928
Subsidiary obligated mandatorily redeemable
  preferred securities(5)........................      --       --       682     1,033     1,031     1,026        950
Stockholder's equity.............................     778      988     2,132     2,642     3,102     2,775      2,775

(1) In 1997, the United Kingdom imposed a windfall profits tax on the United Kingdom's privatized utilities.

(2) Pro forma basic earnings per share information gives effect to the dividends we paid to Southern Company in 2000 as though they had been paid during the periods presented, in accordance with SEC Staff Accounting Bulletin Topic 1:B:3. Pro forma diluted earnings per share information gives effect to the conversion of the Southern Energy value creation plan units outstanding at December 31, 1999 and June 30, 2000 into options to purchase our standard common stock.

(3) EBITDA represents our operating income (loss) plus depreciation and amortization and our equity in income of affiliates. EBITDA excludes the impact of minority interests. EBITDA, as defined, is presented because it is a widely accepted financial indicator used by some investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA, as defined, is not intended to represent cash flows for the period, nor is it presented as an alternative to operating income or as an indicator of operating performance. It should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with GAAP in the United States and is not indicative of operating income or cash flow from operations as determined under GAAP. Our method of computation may or may not be comparable to other similarly titled measures by other companies.

(4) The deficiency in reaching a 1.0 ratio during 1998 was $177 million.

(5) This debt is non-recourse to us but is recourse to the applicable subsidiaries and their assets.

(6) As of June 30, 2000, this total included $950 million of preferred securities and capital securities issued by special purpose financing subsidiaries held by Capital Funding, the proceeds of which were loaned to Southern Company. Southern Company pays interest on subordinated notes issued in favor of the financing subsidiaries, which payments are used to pay dividends on those preferred securities. In addition, Southern Company has guaranteed payments due under the terms of those securities. These securities are non-recourse to us. In connection with our separation from Southern Company, Capital Funding will be transferred to Southern Company. The remaining $76 million of these securities were issued by a special purpose finance subsidiary of Southern Investments UK. They are also non-recourse to us but they are not guaranteed by Southern Company and they will remain outstanding after this offering. They have been eliminated in this pro forma presentation because Southern Investments UK would no longer be consolidated by us after the acquisition of Hyder.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with "Risk Factors," "Summary Historical Financial and Operating Data," "Selected Financial Data" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

OVERVIEW

     We are one of the world's largest independent power providers with regionally based businesses in the Americas, Europe and the Asia-Pacific region. Through SCEM, we are a leading energy marketer in the United States. We meet our customers' specific requirements by integrating electricity generation, management of gas assets, fuel procurement and marketing of energy and energy-linked commodities. We also provide services to manage risk associated with market price fluctuations in energy and energy-linked commodities.

     To support our businesses we have built and acquired a portfolio of power plants, an electric distribution company and electric utilities. Through these businesses, we have a net ownership interest in 12,652 MW of generation capacity, 11,775 MW of which we operate. We have ownership interests in electricity distribution companies and integrated utilities which sell or distribute electricity to over eight million customers.

     Our current operations in North America include six major power generation subsidiaries and SCEM. We own or control generation capacity in North America totaling 7,389 MW, which represents approximately 60% of our worldwide total.

     In Europe, we have a 49% economic interest in Western Power Distribution, an electric distribution company in southwestern England, and we own 26% of Bewag, the electric utility that serves Berlin. Together, these companies own 3,118 MW of generation capacity and provide electricity to approximately 3.5 million customers. Our net ownership interest in Western Power Distribution's and Bewag's generation capacity is 848 MW.

     In the Asia-Pacific region, we have a subsidiary that develops and owns independent power projects in the Philippines and China with net ownership interests in 3,159 MW of generation capacity, 2,308 MW of which we operate.

     In the Caribbean and South America, we have ownership interests in electric utilities, power plants and transmission facilities. These assets are located in the Bahamas, Trinidad and Tobago, Brazil and Chile. We are pursuing the sale of our Chilean subsidiary and we recently sold our Argentine subsidiary.

     See Note G to our unaudited consolidated financial statements and Note 16 to our consolidated financial statements for information regarding segment disclosure.

EFFECTS OF CERTAIN ORGANIZATIONAL CHANGES

     The following discussion and analysis of financial condition and results of operations should be read in light of the organizational changes related to our marketing and risk management operations and the resulting impacts on operating revenues and expenses. On September 1, 1997, we formed SCEM, a joint venture with Vastar, and both parties contributed substantially all of their North American gas marketing and risk management assets to the venture. On January 1, 1998, we and Vastar contributed our North American electric marketing and risk management operations to the SCEM joint venture. From January 1, 1998 through August 9, 2000, we accounted for our investment in this joint venture under the equity method of accounting as Vastar had significant participation rights in SCEM. As a result, our share of SCEM's earnings is reported in other income in 1998 and 1999. Prior to the formation of the joint venture, our marketing and risk management operations were consolidated and, during 1997, contributed approximately $1,982 million in operating revenues and $2,016 million in operating expenses to our consolidated results of operations. For this period, power sales were the primary component of marketing and risk management revenues, and purchased power expenses were the primary component of operating expenses. Effective August 10, 2000, we acquired Vastar's 40% interest in SCEM for $250 million. Upon the closing of the transaction, Vastar transferred its interest in SCEM to us and SCEM became our wholly owned indirect subsidiary and will be consolidated in our financial statements on a prospective basis.

     In September 1999, our UK subsidiary sold its supply business to London Electricity plc for L160 million ($264 million) and the assumption of certain liabilities. The supply business retained the name SWEB and we renamed the remaining distribution business Western Power Distribution. As a result of the sale, we recorded a gain of $286 million prior to related expenses, minority interest and income taxes and a gain of $78 million after these items.

     Our operating revenues and expenses are primarily driven by the operations of our controlled subsidiaries, which are consolidated for accounting purposes. Significant consolidated subsidiaries include Southern Energy California, L.L.C. (SE California), our wholly owned subsidiaries in New York (SE New York) and New England (SE New England), State Line Energy, L.L.C. (State Line Energy), Western Power Distribution, Southern Energy Asia-Pacific Limited (SE Asia-Pacific), Alicura, EDELNOR and Freeport Power Company Limited (Freeport Power). Investments in companies over which we exercise significant influence but do not control are accounted for using the equity method of accounting and, accordingly, the operating results of these entities impact other income in the form of equity in income of affiliates. Major affiliates accounted for using the equity method include Birchwood, Bewag, SE Asia-Pacific's investment in the Shajiao C facility, CEMIG, Power Generation Company of Trinidad and Tobago and Shandong International Power Development Company.

SEPARATION FROM SOUTHERN COMPANY

     On April 17, 2000, Southern Company announced a plan to make us, its wholly owned subsidiary, into an independent, publicly traded company focused on competing in the global energy markets. After the completion of the common stock offering, Southern Company will own over 80% of our outstanding common stock. Southern Company has also announced its intention to distribute to its stockholders all of its remaining interest in us within 12 months after the completion of the common stock offering, although we cannot assure you whether or when this distribution will occur. We have entered into various agreements with Southern Company related to interim and ongoing relationships between the two companies. For a description of these agreements, see "Agreements Between Us and Southern Company."

SALE OF ALICURA

     On August 25, 2000, we completed the sale of our 55% indirect interest in Hidroelectrica Alicura S.A. (Alicura) to The AES Corporation for total consideration of $205 million, including the assumption of debt and the buy-out of minority partners. Alicura's principal asset is a concession to operate a 1,000 MW hydroelectric facility located in the Province of Neuquen, Argentina. As part of the sale, we were released from $200 million of credit support obligations related to Alicura's bank financing. Our sale of Alicura did not materially impact our financial position and will not have a material effect on our results of operations.

ACQUISITION OF HYDER PLC

     On September 15, 2000, WPD Limited, a Guernsey-based company in which we will initially own a 40% interest, committed unconditionally to purchase any shares of Hyder tendered by Hyder shareholders. As of September 18, 2000, WPD Limited had acquired approximately 68% of the shares of Hyder. As part of this acquisition, Western Power Distribution will no longer be a consolidated subsidiary for accounting purposes but, instead, our investment will be accounted for under the equity method. Information regarding both pro forma and historical financial statements related to the acquisition of Hyder is included in the unaudited pro forma financial information elsewhere in this prospectus. The pro forma information presented in the prospectus is for informational purposes and is not necessarily indicative of future earnings or financial position or of what the earnings and financial position would have been had the transaction occurred at the beginning of the respective periods.

ACQUISITION OF VASTAR'S INTEREST IN SCEM

     On September 11, 2000, we closed the acquisition of Vastar's 40% interest in SCEM for $250 million. The acquisition was effective as of August 10, 2000. As a result of this transaction, SCEM became our wholly owned indirect subsidiary, and we will consolidate SCEM's financial results in our financial statements on a prospective basis.

BASIS OF PRESENTATION

     Our consolidated financial statements include allocations to us of certain Southern Company corporate assets, including pension assets; liabilities, including profit sharing, pension and non-qualified deferred compensation obligations; and expenses, including centralized engineering services, legal, accounting and human resources, insurance services, information technology services and other Southern Company corporate and infrastructure costs. The expense allocations, which we believe meet the requirements of PUHCA, have been determined on bases that Southern Company and we considered to be a reasonable reflection of the utilization of the services provided to us or the benefit received by us. The expense allocation methods include relative sales, investment, headcount, square footage, transaction processing costs, adjusted operating expenses and others.

     On April 17, 2000, our board of directors authorized the transfer of our leasing business, SE Finance, to Southern Company. As a result, we have included the historical results of operations of the related subsidiaries as a discontinued operation in the consolidated statements of income. Additionally, because we recently sold our investment in Argentina and we intend to transfer our Capital Funding subsidiary to Southern Company and dispose of our investment in EDELNOR, future results of operations may not be comparable to the historical amounts presented after we sell these investments.

     The financial information presented in this prospectus may not be indicative of our future financial position, results of operations or cash flows or of what our financial position, results of operations or cash flows would have been had we been a separate, stand-alone entity for the periods presented. The financial information presented in this prospectus does not reflect the many significant changes that will occur in our funding and operations as a result of our becoming a stand-alone entity, the offerings and the distribution.

RESULTS OF OPERATIONS

     The following table sets forth financial data as a percentage of operating revenues for the years ended December 31, 1997, 1998 and 1999 and the six-months ended June 30, 1999 and 2000.

                                                                              SIX MONTHS
                                                                                 ENDED
                                               YEAR ENDED DECEMBER 31,         JUNE 30,
                                               ------------------------     ---------------
                                               1997     1998      1999      1999      2000
                                               ----     -----     -----     -----     -----
Operating revenues...........................   100%      100%      100%      100%      100%
OPERATING EXPENSES:
Fuel.........................................   2.0       2.6      17.3      10.6      28.8
Purchased power..............................  75.0      46.4      24.0      37.8       4.5
Maintenance..................................   2.0       4.4       5.1       4.8       5.7
Depreciation and amortization................   4.8      12.2      11.9      10.8      13.0
Selling, general and administrative..........   5.0       8.8      11.2      10.6      12.2
Write-down of assets.........................   0.0      16.9       2.6       0.5       1.2
Other........................................   3.9       9.0       8.3       7.9       8.5
                                               ----     -----     -----     -----     -----
  Total operating expenses...................  92.7     100.3      80.4      83.0      73.9
Operating income (loss)......................   7.3      (0.3)     19.6      17.0      26.1
                                               ----     -----     -----     -----     -----
OTHER INCOME (EXPENSE):
Interest income..............................   3.7       8.0       7.5       7.8       6.8
Interest expense.............................  (9.2)    (23.6)    (22.1)    (22.5)    (25.1)
Gain on sales of assets......................   0.6       2.2      13.8       0.9       0.0
Equity in income of affiliates...............   1.5       7.4       4.9      14.3       5.3
Receivables recovery.........................   0.0       1.6       2.8       1.2       0.0
Other, net...................................   0.9       1.6       3.2       2.0       3.4
                                               ----     -----     -----     -----     -----
  Total other income (expense)...............  (2.5)     (2.8)     10.1       3.7      (9.6)
                                               ----     -----     -----     -----     -----
Income (loss) from continuing operations
  before income taxes and minority
  interest...................................   4.8      (3.1)     29.7      20.7      16.5
PROVISION (BENEFIT) FOR INCOME TAXES:
Continuing operations........................   0.7      (6.8)      5.7       3.3      (2.4)
Windfall profits tax.........................   3.9       0.0       0.0       0.0       0.0
Minority interest............................   0.8       4.4       8.0       3.5       3.6
                                               ----     -----     -----     -----     -----
(Loss) income from continuing operations.....  (0.6)     (0.7)     16.0      13.9      15.3
Income from discontinued operations, net of
  income tax benefit of $10 million in 1997,
  $22 million in 1998, $15 million in 1999,
  and $7 million and $9 million for the six
  months ended June 30, 1999 and 2000,
  respectively...............................   0.2       0.7       0.4       0.7       1.1
                                               ----     -----     -----     -----     -----
  Net (loss) income..........................  (0.4)%     0.0%     16.4%     14.6%     16.4%
                                               ====     =====     =====     =====     =====

  SIX MONTHS ENDED JUNE 30, 2000 AS COMPARED TO SIX MONTHS ENDED JUNE 30, 1999

     OPERATING REVENUES. Our operating revenues were $1,194 million for the first six months of 2000, an increase of $169 million, or 16.5%, from the same period in 1999. This increase was primarily attributable to a $470 million increase in operating revenues in the Americas region, the majority of which resulted from our North American acquisitions in California and New York. In addition, the commencement of operations of our Sual plant in the Philippines contributed revenues of $119 million during the first six months of 2000. Those increases were primarily offset by a reduction of $422 million in revenues at Western Power Distribution, primarily as a result of the 1999 sale of the SWEB supply business.

     OPERATING EXPENSES. Operating expenses for the first six months of 2000 were $883 million, an increase of $32 million, or 4%, from the same period in 1999. This increase is primarily due to the acquisitions of generating assets in New York and California and the commencement of commercial operations of our Sual plant in the Philippines in 1999, and offset by the decrease in operating expenses for Western Power Distribution, primarily because of the sale of the SWEB supply business.

     OTHER INCOME (EXPENSE). Other expense was $116 million for the first six months of 2000 compared to other income of $38 million for the first six months of 1999. The following factors were responsible for this $154 million increase in other expense:

     - Interest expense for the first six months of 2000 was $300 million, an increase of $69 million, or 30%, from the same period in 1999 due to higher borrowings to finance acquisitions.

     - Equity in income of affiliates for the first six months of 2000 was $63 million, a decrease of $84 million, or 57%, from the same period in 1999 primarily due to a decrease in our income from China, reduced earnings from our energy trading and marketing joint venture and continued price competition in Germany.

     - Income from recovery of receivables during the first six months of 1999 was $12 million. This amount represents successful resolution of negotiations with Hopewell Holdings Ltd. related to a warranty claim settlement.

     - Other, net for the first six months of 2000 was $40 million, an increase of $19 million, or 90%, from the same period in 1999. This increase is primarily the result of the settlement of a commercial dispute with an outside advisor.

     INCOME TAXES. The tax benefit for the first six months of 2000 was $29 million compared to tax expense of $34 million for the same period in 1999, a decrease of $63 million. This decrease is primarily due to a tax provision of $28 million at SE Asia-Pacific in 1999 related to operations in China. In addition, in February 2000 we reached an agreement with the United Kingdom Inland Revenue relating to prior year tax computations at Western Power Distribution. This agreement resulted in a $20 million reduction in taxes. In addition, we recognized increased tax benefits during the first six months of 2000 as a result of additional debt borrowings to finance acquisitions.

     MINORITY INTEREST. Minority interest in income for the first six months of 2000 was $43 million, an increase of $7 million, or 19.4%, from the same period in 1999. The increase is primarily the result of the minority share of the tax settlement at Western Power Distribution.

     NET INCOME. Net income for the first six months of 2000 was $194 million, an increase of $45 million, or 30.2%, from the same period in 1999. The increase in net income is attributable to our business segments as follows:

     AMERICAS

          Net income from our Americas operations totaled $28 million for the first six months of 2000, and $22 million for the same period in 1999. This change was primarily due to the devaluation of the Brazilian Real in 1999 and an increase in the tariff granted by the government from our investment in Brazil in 2000. This was offset by a small decrease in earnings from our North American operations.

     EUROPE

          Net income from our European operations totaled $43 million for the first six months of 2000, a decrease of $24 million from the same period in 1999. The decrease is primarily the result of lower margins at Bewag and start-up costs incurred by our European marketing and risk management activities. Western Power Distribution's net income for the first six months of 2000 improved slightly as compared to the same period in 1999. This was primarily the result of a favorable UK tax settlement. This was offset by the sale of the supply business in 1999.

     ASIA-PACIFIC

          Our net income in Asia-Pacific for the first six months of 2000 totaled $147 million, representing an increase of $62 million from the same period in 1999. The significant increase is primarily related to the commencement of operations of the Sual plant in October 1999 and increased contributions from our operations in China.

     CORPORATE

          After tax corporate costs produced a net loss of $37 million for the first six months of 2000 compared to a $32 million net loss for the same period in 1999. The increased loss primarily reflects additional interest expense from corporate debt borrowed in 1999 to finance acquisitions.

     SE FINANCE

          Net income for the first six months of 2000 was $13 million, an increase of $6 million from the same period in 1999. This increase is due to additional income from leases that were not established in 1999.

  YEAR ENDED DECEMBER 31, 1999 AS COMPARED TO YEAR ENDED DECEMBER 31, 1998

     OPERATING REVENUES. Our operating revenues were $2,268 million in 1999, an increase of $449 million, or 25%, from 1998. This increase was primarily attributable to a $678 million increase in the Americas region, the majority of which resulted from our North American acquisitions in New England, California and New York. In addition, the commencement of commercial operations of our Sual plant in the Philippines contributed revenues of $48 million in 1999. Those increases were partially offset by a reduction of $297 million, or 23%, in revenues at Western Power Distribution, primarily as a result of the 1999 sale of the SWEB supply business. Western Power Distribution estimates that its annual revenues will decrease by approximately $60 million as the result of the distribution price review, which is discussed in the section of this prospectus entitled "Business -- Europe -- Western Power Distribution." As a result, Western Power Distribution has attempted to maximize efficiency, in part by reducing staffing levels.

     OPERATING EXPENSES. Excluding the write-down of assets, our operating expenses for 1999 were $1,764 million, an increase of $248 million, or 16%, from 1998. This increase was primarily attributable to a $574 million increase in the Americas region, the majority of which resulted from our newly-acquired North American business units. Western Power Distribution's operating expenses decreased by $343 million, or 32%, primarily because of the sale of the SWEB supply business and cost reduction efforts in 1999.

     WRITE-DOWN OF ASSETS. The $308 million pre-tax write-down of assets in 1998 resulted from our decision to sell our investments in Alicura and EDELNOR. This charge reduced the carrying value of these assets to their estimated fair market value. The $60 million write-down of assets in 1999 consisted of two principal components. First, as Alicura and EDELNOR continued to produce income pending their sale, additional write-downs totaling $28 million were recorded to avoid increasing the carrying value of these assets above their estimated fair values. Second, we recorded a $32 million write-down primarily related to Western Power Distribution's metering assets to reflect their reduced value as the United Kingdom metering business becomes competitive. Based on the proposed changes in regulation, we determined that the assets were impaired by comparing associated undiscounted cash flows to the carrying value of metering assets. As a result, we recorded an impairment loss to reflect the amount by which the carrying value of metering assets exceeds their fair market value. The fair market value was determined by computing the present value of estimated future cash flows to be generated by the assets.

     OTHER INCOME (EXPENSE). Other income was $230 million in 1999, an increase of $280 million, reflecting a large increase in income from an overall expense in 1998. The following factors were responsible for this increase:

     - Interest expense for 1999 was $502 million, an increase of $72 million, or 17%, from 1998 due to higher borrowing to finance acquisitions.

     - The increase in gain on sales of assets reflects a gain of $286 million relating to the 1999 sale of the SWEB supply business, before related expenses, minority interest and taxes. This is further explained in Note 12 to our consolidated financial statements included in this prospectus.

     - Equity in income of affiliates for 1999 was $111 million, a decrease of $24 million, or 18%, from 1998. This decline is primarily due to a $50 million reduction in income from Bewag as a result of provisions recorded there for employee severance and early retirement, partially offset by increases from our operations in China.

     - Income from recovery of receivables in 1999 was $64 million, an increase of $35 million, or 121%, from 1998. These amounts represent successful resolution of negotiations that allowed us to recover certain receivables previously determined uncollectible, as further explained in Note 1 to our consolidated financial statements included in this prospectus.

     - Other, net for 1999 was $72 million, an increase of $43 million, or 148%, from 1998. This increase resulted from several factors. We recognized an insurance gain of $23 million in 1999 resulting from the receipt of insurance proceeds in excess of book value of assets destroyed in an explosion at the State Line plant in Indiana. Additionally, we recognized higher equipment rental income at Western Power Distribution and business interruption insurance proceeds related to an equipment failure at EDELNOR.

     INCOME TAXES. The provision for income taxes for 1999 was $129 million, an increase of $252 million from the $123 million tax benefit recorded for 1998. This increase is due in part to higher income from operations and the SWEB supply business sale. In addition, the 1998 benefit reflects the tax effect of the write-down of South American investments.

     MINORITY INTEREST. Minority interest in income for 1999 was $183 million, an increase of $103 million from 1998. This increase primarily relates to the gain on the sale of the SWEB supply business.

     NET INCOME. Net income for 1999 was $372 million, as compared to $0 for 1998. The increase in net income is attributable to our business segments as follows:

     AMERICAS

          We recorded net income of $96 million in 1999 as compared to a net loss of $180 million in 1998. This increase primarily resulted from the 1998 write down of $200 million, after tax, related to Alicura and EDELNOR compared with write downs of $18 million, after tax, in 1999 to maintain those investments for sale at fair value. The remaining increase resulted from earnings attributable to our North American acquisitions in New England, California and New York, the commencement of operations of Southern Producer Services in 1999 and a gain from insurance proceeds related to the 1998 fire and explosion at the State Line facility.

     EUROPE

          Net income from our European operations totaled $170 million for 1999, an increase of $29 million over the prior year. The increase in 1999 earnings reflects a $78 million gain on the sale of the SWEB supply business in the third quarter, offset by a total of $50 million in charges at Bewag associated with personnel who accepted voluntary severance and early retirement packages and the write down of Western Power Distribution's metering assets partially offset by cost reduction efforts at Western Power Distribution.

     ASIA-PACIFIC

          Our net income in Asia-Pacific for 1999 totaled $175 million, representing an increase of $107 million over the prior year. The significant increase primarily related to the commencement of operations of the Sual plant in October 1999, increased contributions from our operations in China and successful resolution of negotiations that allowed us to recover certain receivables previously determined to be uncollectible.

     CORPORATE

          After tax corporate costs produced a net loss of $69 million in 1999 versus a $29 million net loss for 1998. The increased loss primarily reflects additional interest expense from corporate debt incurred during 1999 to finance acquisitions.

  YEAR ENDED DECEMBER 31, 1998 AS COMPARED TO YEAR ENDED DECEMBER 31, 1997

     OPERATING REVENUES. Our operating revenues were $1,819 million in 1998, representing a decrease of $1,931 million, or 51%, from $3,750 million in 1997. This decline is primarily explained by a change to the equity method of accounting for our energy marketing and risk management activities upon the formation of SCEM. Excluding revenues associated with marketing and risk management activities, operating revenues for 1998 increased approximately $51 million, or 3%, from comparable operating revenues of $1,768 million in 1997. This increase included a $40 million increase in operating revenues related to our acquisition of the State Line generating facility in December 1997 and a $26 million increase in our Asia-Pacific operations primarily due to an additional month of ownership in 1998, offset by a $16 million decrease in operating revenues at Alicura due to low water inflow to the reservoir which serves this hydroelectric facility.

     OPERATING EXPENSES. Our operating expenses were $1,824 million in 1998, representing a decrease of $1,654 million, or 48%, from $3,478 million in 1997. This decrease resulted primarily from a $1,969 million, or 70%, decrease in purchased power expenses from $2,813 million in 1997 to $844 million in 1998, as a result of the change to the equity method of accounting for our energy marketing and risk management activities. Excluding the operating expenses associated with marketing and risk management activities, operating expenses for 1998 increased $358 million, or 25%, from comparable operating expenses of $1,462 million in 1997. The increase in expenses net of purchased power is primarily due to a $308 million write-down of South American assets and increased expenses associated with State Line Energy which was acquired in December 1997.

     OTHER INCOME (EXPENSE). Other expense was $50 million in 1998, representing a $42 million, or 46%, decrease from $92 million in 1997. The decrease in other expense was primarily from a $77 million increase in equity in income of affiliates from 1997 to 1998. This increase included $47 million resulting from a full year of ownership of Bewag, a $26 million increase at Shajiao C resulting from improved operations and an additional month of ownership in 1998 and $7 million associated with the ownership of CEMIG. The decrease in other expense is also related to the recovery of certain receivables in 1998 previously deemed to be uncollectible. At the time of the acquisition of SE Asia-Pacific, we had fully reserved for the value of these receivables due to significant uncertainties as to their collectibility. Also contributing to the decrease in other expense was an approximately $20 million gain on the sale of a minority interest in Western Power Distribution and increased interest income of $8 million.

     Offsetting these items, our interest expense increased $85 million, or 25%, from $345 million in 1997 to $430 million in 1998. This increase primarily reflects the growth in long-term debt due to financing requirements for new investments, including our investments in SE Asia-Pacific and Bewag, and additional funding required by existing projects to finance construction activities.

     INCOME TAXES. We recorded a benefit related to income taxes in 1998 of $123 million compared to a provision for income taxes of $175 million in 1997. The 1998 benefit is primarily attributable to the income tax impact of the write down of our Argentine and Chilean assets discussed above. The 1997 provision for income taxes was impacted significantly by the windfall profits tax assessed in the United Kingdom (See "Business -- Europe -- Western Power Distribution").

     MINORITY INTEREST. Our minority interest was $80 million in 1998, representing a $51 million, or 176%, increase from $29 million in 1997. The increase was attributable to improved operating performance at Western Power Distribution, the impact of the windfall profits tax on minority interest in 1997 and our divestiture of an additional economic interest in Western Power Distribution during June 1998. The increase is also related to the improved performance of our other majority owned consolidated affiliates.

     NET INCOME. Net income for 1998 was $0, as compared to a net loss of $16 million in 1997. The increase in net income is attributable to our business segments as follows:

     AMERICAS

          We recorded a net loss of $180 million in 1998 as compared to net income of $2 million in 1997 in the Americas region. This decrease was primarily related to a $200 million, after tax, write down of our investments in Alicura and EDELNOR as a result of our decision to sell those assets. In addition, in 1997 final construction profits of $20 million ($10 million, or 50%, of which was eliminated in consolidation) were recorded related to construction of a coal-fired facility in King George County, Virginia (Birchwood), which we built under a fixed price contract for a 50 percent owned and unconsolidated partnership. These decreases to net income were partially offset by increases in net income related to the December 1997 acquisition of State Line and the January 1998 investment in CEMIG.

     EUROPE

          Net income from Europe was $141 million for 1998, an increase of $189 million from the net loss of $48 million for 1997. This improvement was primarily due to the 1997 recognition of $111 million, net of minority interest, in windfall profits tax imposed on Western Power Distribution by the new Labor government of Great Britain. Other factors contributing to the 1998 earnings improvement included a gain on the sale of a 26% minority interest in Western Power Distribution, improved operating income at Western Power Distribution due to higher margins in the supply business and ongoing cost control efforts and a full year's income from our investment in Bewag.

     ASIA-PACIFIC

          Net income from Asia-Pacific was $68 million for 1998, an increase of $29 million from net income of $39 million in 1997. This increase was partially due to a full year's ownership of our Asia-Pacific operations in 1998, versus just six months at 80% ownership and five months at 100% ownership in 1997. Improved operating performance in the Philippines and successful resolution of negotiations with our supplier and partners in China that allowed us to recover certain receivables previously determined to be uncollectible also contributed to increased income for 1998.

     CORPORATE

          After tax corporate costs produced a net loss of $29 million in 1998 compared to a $9 million net loss in 1997. This change is primarily related to increased interest expense from corporate debt.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, we have obtained cash from operations, borrowings under credit facilities, issuances of commercial paper and senior notes, borrowings and capital contributions from Southern Company and proceeds from non-recourse project financing. These funds have been used to finance operations, service debt obligations, fund the acquisition, development and/or construction of generating facilities and distribution businesses, finance capital expenditures and meet other cash and liquidity needs. Some of the cash receipts associated with our businesses have been transferred to Southern Company from time to time, and Southern Company has provided funds to cover our disbursements from time to time. After this offering, we do not expect to receive any additional funds from Southern Company or pay cash dividends to Southern Company.

     The projects that we develop typically require substantial capital investment. Some of the projects in which we have an interest have been financed primarily with non-recourse debt that is repaid from the project's cash flows. This debt is often secured by interests in the physical assets, major project contracts and agreements, cash accounts and, in some cases, the ownership interest in that project subsidiary. These financing structures are designed to ensure that we are not contractually obligated to repay the project subsidiary's debt, that is, they are "non-recourse" to us and to our subsidiaries not involved in the project. However, we have agreed to undertake limited financial support for some of our project subsidiaries in the form of limited obligations and contingent liabilities such as guarantees of specified obligations. To the extent we become liable under these guarantees or other agreements in respect of a particular project, we may have to use distributions we receive from other projects to satisfy these obligations.

     We intend to use a portion of the net proceeds from this offering and the concurrent offering of common stock to repay commercial paper balances, which were approximately $389 million with a weighted average interest rate of approximately 7.0% per annum at June 30, 2000. In addition, we intend to use a portion of the net proceeds to repay a short-term loan of $450 million as of June 30, 2000 drawn against a 364-day Bank of America credit facility with an interest rate of approximately 7.3% per annum. We will use the remaining proceeds from these offerings for general corporate purposes. The borrowings from the Bank of America credit facility were used to pay $450 million of the $503 million dividend to Southern Company. The proceeds from the commercial paper borrowings were used for working capital and payment of the remaining $53 million dividend to Southern Company.

     Effects of Our Separation From Southern Company

     In connection with our separation from Southern Company, we will transfer to Southern Company our leasing subsidiary, SE Finance. SE Finance had net cash flows from operations of $50 million in the first six months of 2000, $32 million in 1999, $(37) million in 1998, and $19 million in 1997. While there were no cash flows from investing activities for the first six months of 2000, SE Finance used cash flows for investing activities of $271 million in 1999, $185 million in 1998 and $97 million in 1997. It also used cash flows from financing activities of $32 million in the first six months of 2000, $240 million in 1999, $227 million in 1998 and $82 million in 1997.

     Under agreements between Southern Company and us, we would be required to indemnify Southern Company for taxation costs if we cause the distribution of our stock to fail to be tax-free. We estimate that the amount of any indemnification payments would be approximately $1 billion. We do not currently maintain capital resources to fund potential indemnification payments to Southern Company for this purpose. We believe the probability of an event occurring that would require us to make these payments is sufficiently low and sufficiently under our control that we do not allocate liquidity for this contingency. If, however, the contingency should occur, we believe we could fund the indemnification payments through cash flows from operations, new borrowings and, if necessary, asset sales. Payment of this obligation would materially affect our financial condition and our earnings and impair our ability to achieve our growth strategy.

     Operating Activities

     For the first six months of 2000, we generated net cash from operations of approximately $217 million compared to approximately $153 million for the same period last year, an increase of approximately 42%. This increase is primarily due to an increase in net income for the period of $45 million.

     For the year ended December 31, 1999, we generated net cash from operations of approximately $515 million compared to approximately $402 million for the year ended December 31, 1998, an increase of approximately 28%. Cash provided by operating activities in 1999 resulted primarily from net income adjusted for non-cash charges for depreciation and amortization, deferred income taxes, write-down of assets and changes in working capital. Cash flows provided by operating activities are generally reinvested by our subsidiaries or used for general corporate purposes, including business development activities. Additionally, we have used a portion of these cash flows provided by operating activities to fund investments in some of our subsidiary companies. As a result of our proposed separation from Southern Company, we have reviewed our current strategy of deferring distributions from Asia. On July 1, 2000, we adopted a strategy under which only a portion of the future earnings will be deferred in order to reinvest funds for further growth in Asia, fund construction efforts or service debt obligations. The remaining earnings will be repatriated for reinvestment elsewhere in the world or to service parent debt obligations.

     Investing Activities

     During the first six months of 2000, we used $261 million in net cash in investing activities compared to $1,668 million for the same period in 1999, a decrease of approximately 84%. The decrease is primarily attributable to the acquisitions during 1999 of SE California and SE New York as well as the substantial completion during 1999 of our Sual plant in the Philippines, thus reducing the amount of capital expenditures for those projects in the first six months of 2000. We have used cash flows provided by financing activities primarily to finance investments in our subsidiaries. From January 1, 1997 through June 30, 2000, excluding the transactions related to the subsidiary obligated preferred securities, we have used approximately $7,488 million of cash for our investing activities. During this period, our domestic and foreign investments totaled $5,755 million, including $2,106 million for the acquisition of SE Asia-Pacific, $820 million for the acquisition of a 26% interest in Bewag, $840 million for the acquisition of SE California, $536 million for the acquisition of SE New England, $476 million for the acquisition of SE New York, $136 million for the purchase of a 3.6% economic interest in CEMIG, $107 million for our 9.99% interest in Shandong International Power Development Company, $68 million for the acquisition of the State Line generating facility, $57 million for the purchase of an additional 15% interest in EDELNOR and $64 million for investment in SCEM. In addition, we invested $2,339 million in capital expenditures. These cash flows used in investing activities have been partially provided by $679 million of cash from the sale of a portion of our investments in subsidiaries and dividends from affiliated companies.

     Financing Activities

     During the six months ended June 30, 2000, our financing activities provided approximately $418 million in cash. Our financing activities during this six months included $864 million of proceeds from the issuance of short-term and long-term debt. These inflows were partially offset by $82 million in payments of long-term debt, $450 million of dividends paid to Southern Company and $6 million in dividends to minority interests during this six months.

     Our financing activities provided approximately $1,516 million in cash during 1999. Financing activities for 1999 included $1,730 million of proceeds from the issuance of short-term and long-term debt and $360 million of capital contributions from Southern Company. These inflows were partially offset by $503 million in payments of long-term debt, $165 million of dividends paid to Southern Company and $66 million in dividends to paid minority interests.

     From January 1, 1997 through June 30, 2000, excluding the transactions related to the subsidiary obligated preferred securities, our financing activities provided cash totaling approximately $6,603 million. These financing activities included a total of approximately $4,684 million of proceeds from the issuance of short-term and long-term debt, net of repayments. During this period we also received a total of $2,030 million in capital contributions from Southern Company and paid $615 million of dividends to Southern Company.

     During 1999, we received $385 million in funds from Southern Company in the form of a $360 million capital contribution and $25 million in proceeds from the issuance of notes payable. We paid $1,116 million to Southern Company during 1999 in the form of a $165 million dividend payment and total repayments of outstanding notes payable of $951 million. In addition, we paid $108 million in interest related to notes payable to Southern Company. During the first six months of 2000, we received $1 million of capital contributions from Southern Company. However, we received no loans from and made no interest payments to Southern Company during this period.

     During 1997 and 1998, $950 million of preferred securities and capital securities were issued by special purpose financing subsidiaries held by Capital Funding, the proceeds of which were loaned to Southern Company. Southern Company pays interest on subordinated notes issued in favor of the financing subsidiaries, which payments are used to pay dividends on those preferred or capital securities. The payment terms and interest rates on the notes receivable from Southern Company are identical to the related preferred securities. The notes are due between 2027 and 2037 with fixed interest rates between 6.875% and 8.19%. Southern Company also has guaranteed payments due under the terms of those securities. These securities are non-recourse to us. Capital Funding will be transferred to Southern Company prior to the distribution of our shares by Southern Company. In addition, $76 million of these subordinated notes were issued by a special purpose finance subsidiary of Southern Investments UK. These notes are also non-recourse to us but they are not guaranteed by Southern Company and they will remain outstanding after this offering.

     During 1999, we entered into three significant financing transactions in order to refinance loans made to us by Southern Company related to our North American acquisitions.

     In April 1999, we entered into three revolving credit agreements with a group of lending banks and Citibank, as agent, for commitments totaling $1.3 billion. Each of those corporate credit facilities was available for general corporate purposes, including the support of our commercial paper program. Facility A, with total commitments of $500 million, was intended to be a temporary facility until we completed subsequent financings. Accordingly, we canceled this facility in October 1999. Facility B, a $350 million 364-day revolving line of credit, was originally scheduled to mature in March 2000. We and the lending banks extended the maturity date of this facility until March 2001. We may, at our option, extend the maturity date of Facility B to March 2003. In addition, Facility B has a year-to-year extension feature and commitment increase feature up to an additional $500 million, subject to the lenders' approval. Facility C, totaling $450 million, also has letter of credit options and matures in April 2004. The current interest rate applicable to Facility B is LIBOR plus 60 basis points and an additional 12.5 basis points if 33 1/3% of the aggregate commitments under both Facility B and Facility C are outstanding at any time. The current interest rate for Facility C is LIBOR plus
57.5 basis points and an additional 12.5 basis points if 33 1/3% of the aggregate commitments under both facilities are outstanding at any time. The commitment fee for Facility B is 15 basis points and for Facility C is 17.5 basis points. In April 1999, we also instituted a commercial paper program, which we use in conjunction with the corporate credit facilities as an alternate funding source.

     In July 1999, we issued two series of senior unsecured notes totaling $700 million. The two series consist of $200 million of 7.40% Senior Notes due 2004 and $500 million of 7.90% Senior Notes due 2009. The proceeds from these senior unsecured notes were used to repay debt owed to Southern Company and short-term borrowings as well as for general corporate purposes.

     Also in 1999, we created Southern Energy North America Generating, Inc. (SE North America Generating) to own substantially all of our then-owned power plants in North America. In October 1999, SE North America Generating completed a $1.45 billion bank financing consisting of three credit facilities. Facility A is a $1,150 million, 364-day term loan with a two-year term-out option. In August 2000, we exercised this term-out option such that the $1,150 million balance matures in October 2002. Facility B is a $250 million, five-year revolver to be used for capital expenditures and Facility C is a $50 million, five-year revolver for working capital needs. The interest rate applicable to Facility A is LIBOR plus 87.5 basis points. For both Facility B and C, the interest rate is LIBOR plus 72.5 basis points and an additional 12.5 basis points if 33 1/3% of the particular facility is drawn at any time. The majority of the proceeds from these facilities were used by SE North America Generating to repay intercompany debt to us relating to the acquisitions of SE New England, SE California and SE New York. We used these proceeds to pay down short-term borrowings under our commercial paper program and repay intercompany borrowings to Southern Company.

     In May 2000, we entered into a $550 million, 364-day credit facility with Bank of America. In June 2000, the facility was amended to increase the available amount to $1 billion, with Bank of America acting as agent for additional lenders. We may extend the maturity date an additional 364 days at our option. The applicable interest rate for this facility is LIBOR plus 87.5 basis points.

     In May 2000, we entered into a $375 million credit facility with Citibank which expires on October 27, 2000. As of September 12, 2000, we had cancelled $361 million of this facility and the available amount was $14 million. The fees associated with it are LIBOR plus a margin of 60 basis points on the available amount. This margin increases to 72.5 basis points if more than 33 1/3% of the total commitment of $375 million is used. We also pay commitment fees of 15 basis points on the total commitments. All fees are paid quarterly in arrears and on the termination date. As of September 12, 2000, there were no amounts borrowed under this facility; however, we had letters of credit outstanding in the amount of $13 million to support WPD Limited's offer to acquire Hyder. As WPD Limited acquires additional shares of Hyder the available amount of this credit facility and the amount of the outstanding letters of credit are both reduced by the amount paid for our ownership percentage of Hyder shares acquired by WPD Limited. We are lending our proportionate share of the funds to WPD Limited that it is using to acquire shares in Hyder. These funds are provided by cash flow from operations.

     In August 2000, we entered into a $100 million credit facility with lenders for which Wachovia Bank, N.A., acted as agent. This facility is available exclusively to provide letters of credit, with any draws on these letters of credit being funded with advances against this credit facility. The facility matures on August 30, 2002. Fees associated with letters of credit are 60 basis points plus an additional 12.5 basis points if outstanding letters of credit or advances exceed 33 1/3% of the total commitment. The interest rate on advances is the same amount as the fees for letters of credit, plus the LIBOR rate. In addition, we pay commitment fees of 15 basis points on the total commitments.

     Our credit agreements discussed above as to which we are the borrower contain various business and financial covenants including, among other things,
(i) limitations on the incurrence of recourse indebtedness or the payment of dividends, redemptions and repurchases of capital stock unless the ratio of cash available for corporate debt service to corporate interest is at least 2.0 to 1.0; (ii) restrictions on liens on our non-cash assets; (iii) requirements that we limit our ratio of recourse debt to recourse capital to 0.55 to 1.0; and (iv) requirements that we cause our ratio of corporate debt service to corporate interest to be at least 1.5 to 1.0.

     In the SE North America Generating credit agreements referred to above, SE North America Generating has agreed, among other things, to: (i) maintain a ratio of cash available for corporate debt service to corporate interest of at least 1.75 to 1.00; (ii) maintain a ratio of recourse debt to recourse capital of not more than 0.65 to 1.00; (iii) refrain from incurring recourse debt, unless its ratio of cash available for corporate debt service to corporate interest is at least 2.25 to 1.00; and (iv) refrain from paying dividends, repurchasing capital stock and making payments on affiliate indebtedness, unless its ratio of cash available for corporate debt service to corporate interest is at least 2.00 to 1.00.

     In addition, these agreements generally provide for increases to the applicable interest rate as a borrower's credit rating declines.

     We and SE North America Generating are in compliance with our respective covenants in these credit agreements, and we believe that these covenants do not constitute a significant limitation on our liquidity for new investments, working capital and capital expenditure needs, including letters of credit, for the next 12 months.

     At June 30, 2000, we had $450 million outstanding under the Bank of America facility and $389 million of outstanding commercial paper obligations. No amounts were borrowed under the Citibank facilities B or C. However, we had letters of credit outstanding under facility C in the amount of $450 million. On June 30, 2000 there were no amounts borrowed under the May 2000 Citibank facility. However, we had letters of credit outstanding in the amount of $150 million. At June 30, 2000, we had $1,150, $232 and $16 million outstanding under the SE North America Generating facilities A, B and C, respectively,

     Some of our credit facilities, and some credit facilities of our subsidiaries, provide that it will be an event of default if Southern Company ceases to own controlling percentages of our stock. Consequently, prior to Southern Company's distribution of our stock, we expect to seek waivers of these provisions or refinance these credit agreements. These corporate-level credit agreements include the April 1999 credit agreements with Citibank, the May 2000 credit agreement with Bank of America, the May 2000 credit agreement with Citibank and the August 2000 credit agreement with Wachovia. In addition, we have project-level credit agreements under which it will be an event of default if Southern Company ceases to own controlling percentage of our stock. Our inability to obtain consents or waivers or to refinance these project-level loans, which have principal amounts outstanding totaling approximately $2.7 billion, may require us to borrow at the corporate level which could constrain our ability to raise sufficient additional capital to achieve our strategic growth objectives.

     In June 2000, we agreed with Potomac Electric Power Company (PEPCO) that we will:

     - purchase four power plants and related assets in Maryland and Virginia,

     - assume PEPCO's entitlements under various power purchase agreements,

     - operate two power stations in Washington, D.C. retained by PEPCO, and

     - supply PEPCO with power required to meet its retail obligations for up to four years pursuant to transition power agreements.

     The purchase price of the transaction to be paid at closing is $2.65 billion plus amounts to be determined for working capital and reimbursement of capital expenditures estimated to be $97 million, and approximately $260 million in the event certain power purchase agreements are not transferred to us. To fund this amount we plan to:

     - enter into lease financing arrangements for a significant portion of the PEPCO assets. We expect these lease transactions to provide $1.5 billion of the purchase price at closing. The leases will be treated as operating leases for book purposes whereby one of our subsidiaries will record periodic lease rental expenses,

     - issue $1.02 billion of debt at SE North America Generating, of which approximately $938 million will be drawn at closing, and

     - provide the balance from committed credit lines.

     On September 13, 2000, we entered into credit agreements with Credit Suisse First Boston, New York Branch, as arranger, and seven other lenders that provide for a $1.5 billion credit facility with recourse to our indirectly wholly-owned subsidiary Southern Energy Mid-Atlantic, L.L.C. (to be used in the event the lease is not in place at closing), two facilities to SE North America Generating totaling $1.02 billion with recourse to SE North America Generating and one facility of $650 million to us with recourse to us. The applicable interest rate on these commitments is LIBOR plus 87.5 basis points subject to adjustment if the credit ratings of any of the respective borrowers is downgraded. The loan facilities are available for a one-year period from the signing of the credit agreements, at which time all loans thereunder will mature unless we exercise our option to extend the loans for a further term of one year.

     One of the largest power purchase agreements to be transferred to us will require us to assume PEPCO's rights and obligations with respect to contracts with Ohio Edison. In addition, a power purchase contract that may be transferred to us would require us to assume PEPCO's rights and obligations with respect to Panda-Brandywine L.P., a Delaware partnership. The Ohio Edison contract expires in 2005 and provides 450 MW of capacity and energy, while the Panda-Brandywine contract expires in 2021 and would provide capacity and energy from a 230 MW combined-cycle generation facility designed to be a qualifying facility under PURPA. Both contracts require the purchaser to pay prices above current market prices. The transition power agreements entered into with PEPCO provide that we supply PEPCO with power required to meet PEPCO's retail obligations at prices below current market prices. These obligations will be retained by us. The cash shortfalls for the power purchase agreements and transition power agreements will depend on future market conditions, and we currently estimate that these shortfalls will be in the range of $850 to $950 million over the next four years. We currently are considering plans to segregate specific funds to meet a substantial portion of these expected obligations.

     On August 11, 2000, WPD Limited, one of our subsidiaries, submitted an offer of 365 pence (approximately $5.47) per share for the entire ordinary share capital of Hyder, which owns and runs the electricity network in South Wales and the water distribution and waste water treatment business for all of Wales. This represents a total purchase price of L565 million (approximately $847 million). On September 15, 2000, WPD Limited committed unconditionally to purchase any shares of Hyder tendered by Hyder shareholders. As of September 18, 2000, WPD Limited had acquired approximately 68% of the shares of Hyder. WPD Limited expects to complete its acquisition of Hyder by September 30, 2000. Our portion of the bid for Hyder is supported by letters of credit issued in favor of WPD Limited under dedicated credit facilities of ours which are recourse to us.

     Commitments and Capital Expenditures

     We have commitments under operating leases with various terms and expiration dates. Expenses associated with these commitments totaled approximately $13 million, $25 million and $17 million during the years ended December 31, 1997, 1998 and 1999, respectively. At December 31, 1999, estimated minimum rental commitments for noncancellable operating leases were as follows (in millions):

FISCAL YEAR ENDED:
2000........................................................  $ 16
2001........................................................    16
2002........................................................    15
2003........................................................    14
2004........................................................    14
Thereafter..................................................   103
                                                              ----
  Total minimum payments....................................  $178
                                                              ====

     We have made firm commitments to buy materials and services in connection with our ongoing operations and planned expansion and have made financial guarantees relative to some of our investments. The material commitments are as follows:

                                                              AT DECEMBER 31,   AT JUNE 30,
                                                                   1999             2000
                                                              ---------------   ------------
                                                                  (DOLLARS IN MILLIONS)
Financial guarantees related to SCEM
  Trade credit support (at fair value)......................      $  146          $    278
  Vastar gas purchase contract..............................          41                79
  Brazos contract performance guarantee.....................          75                70
  Minimum distributions to Vastar...........................          85                85
  Contingent commitment to buy an additional interest in
     SCEM from Vastar.......................................         210               210
Turbine purchases for new and expanded generating plants....          31               174
Other material construction-related commitments.............          93               122
Long-term service agreements for new turbines...............          40                68
Operating lease payments....................................         178               261
                                                                  ------          --------
     Total..................................................      $  899          $  1,347
                                                                  ======          ========

     Effective August 10, 2000, we acquired Vastar's 40% interest in SCEM for $250 million. This purchase eliminated our commitment above associated with minimum distributions to Vastar and the contingent commitments to buy an additional interest in SCEM from Vastar.

     The commitments for the turbine purchases and related long-term service agreements reflect minimum required payments under termination clauses, where applicable. If all the turbines are purchased as planned, the total payments under these purchase agreements and the related long-term service agreements would amount to $1,749 million and $1,036 million, respectively at June 30, 2000. Since June 30, 2000 we have contracted to buy additional turbines valued at approximately $580 million. We currently have commitments to purchase 70 turbines, with an anticipated total capacity of approximately 15,000 MW. We have options to purchase up to an additional 20 turbines, with an anticipated total capacity of approximately 4,000 to 5,000 MW.

     We expect our cash and financing needs over the next several years to be met through a combination of cash flows from operations and debt and equity financings. We have generally financed the operations of our project subsidiaries primarily under financing arrangements requiring extensions of credit to be repaid solely from each subsidiary's cash flows. In addition, subsidiaries financed in this manner are often restricted in their ability to pay dividends and management fees periodically to us by their respective project credit documents. These limitations usually require that debt service payments be current, debt service coverage ratios be met and there be no default or event of default under the relevant credit documents. There are also additional limitations that are adapted to the particular characteristics of each project affiliate.

     As of June 30, 2000, sources of liquidity included the April 1999 $800 million Citibank credit facility (facilities B and C), the May 2000 $1 billion Bank of America credit facility and the Citibank dedicated facility for the purchase of shares of Hyder. These three existing facilities, along with the August 2000 Wachovia facility and the financing commitments related to the acquisition of assets from PEPCO and credit facilities at our subsidiaries, are expected to provide sufficient liquidity through the first half of 2001.

     We expect to reassess our short-term financing requirements in the first quarter of 2001. This coincides with the maturity of facility B of the April 1999 Citibank credit facility. Additionally, at this time, we anticipate the need to obtain waivers for the requirement that exists in our credit agreements that Southern Company control us.

     We plan to seek proposals in the first quarter of 2001 for credit facilities that will replace existing Southern Energy level bank facilities. These credit facilities will be designed to provide liquidity and letters of credit. A portion of these credit facilities are expected to be replaced by a capital markets issue later in 2001. The size of the new facilities will depend primarily on the amount of new investment we expect to make in 2001 and the amount of distributable cash our businesses generate.

     These facilities are expected to provide sufficient liquidity for new investments, working capital and capital expenditure needs, including letters of credit, for the 12 months following their execution.

     Any projects we develop in the future and those assets we may seek to acquire, including the transactions discussed above, are likely to require substantial capital investment. Our ability to arrange financing on a substantially non-recourse basis is dependent on numerous factors and to satisfy the capital needs of our projects in the future, we may have to provide more financial support for the project entity.

     The table below describes expansions, our planned acquisitions and capital expenditures for construction projects. These transactions will be funded through a combination of equity and debt issuances.

                                                                PLANNED
                                                              ACQUISITION    EXPENDITURES    EXPENDITURES
                                                                   OR           AS OF        FOR THE SIX
                                                              CONSTRUCTION   DECEMBER 31,    MONTHS ENDED
                                                                 COSTS           1999       JUNE 30, 2000
                                                              ------------   ------------   --------------
                                                                         (DOLLARS IN MILLIONS)
(I.) PENDING ACQUISITIONS
PEPCO.......................................................     $2,650            --              --
Hyder.......................................................         84            --              --
(II.) PROJECTS UNDER CONSTRUCTION
SE California...............................................     $  675         $   2           $   3
Apex........................................................        365            --               4
SE New York.................................................        360             1               3
SE New England..............................................        500             4               3
State Line Energy...........................................        223            --              --
SEI Wisconsin...............................................        100            90              15
SEI Michigan................................................        352             1               6
SEI Texas...................................................        215            81              59
Wrightsville Project........................................        154            --              12
Perryville Project..........................................        174            --              --
Freeport Power..............................................         33             3               3
EDELNOR.....................................................        176           136               9

     On July 28, 1998, an explosion and fire occurred at our State Line facility in Hammond, Indiana causing substantial damage. Thus far, seven personal injury lawsuits have been filed against us and our affiliates. The plaintiffs in all of these cases are seeking money damages for personal injuries and related costs and expenses. The total special damages being sought are approximately $8.3 million. The plaintiffs are also seeking unspecified amounts for pain and suffering. Because this litigation has not yet reached discovery, the outcome of these proceedings cannot not be determined and an estimated range of loss cannot be made. See "Business -- Legal Proceedings."

     As discussed in greater detail in the "Legal Proceedings" section of this prospectus, SE California and its subsidiaries SE Delta and SE Potrero acquired generation assets from Pacific Gas and Electric in April 1999 subject to reliability-must-run agreements. SE California assumed these agreements from Pacific Gas and Electric subject to the outcome of a FERC proceeding initiated in

October 1997 that will determine the percentage of a $158.8 million annual fixed revenue requirement to be paid to the SE California parties by the CAISO under the reliability-must-run agreements. On June 7, 2000, the administrative law judge (ALJ) presiding over the allocation of the rate settlement issued an initial decision in which the ALJ allocated responsibility for payment of approximately 3% of the revenue requirement to the CAISO. On July 7, 2000, SE California appealed the ALJ's decision to the FERC. A final FERC order in this proceeding may be appealed to the U.S. Court of Appeals. The outcome of this appeal cannot now be determined.

     If SE California is unsuccessful in its appeal of the ALJ's decision, SE California will be required to refund certain amounts of the revenue requirement billed to the CAISO for the period from June 1, 1999 until the final disposition of the appeal. The amount of this refund as of June 30, 2000 would have been approximately $94 million and would have reduced net income by approximately $33 million. These amounts do not include interest that would be payable in the event of a refund. If SE California is unsuccessful in its appeal, it plans to pursue other options available under the reliability-must-run agreements to mitigate the impact of the ALJ's decision upon its future operations. The outcome of this appeal is uncertain, and we cannot assure you that we will be successful.

     In September 1999, the State of Minas Gerais, Brazil filed a lawsuit in a Minas Gerais court seeking temporary relief against Southern Electric Brasil Participacoes, Ltda. (Southern Electric Brasil) exercising voting and appointment rights under the shareholders agreement between the state and Southern Electric Brasil regarding Southern Electric Brasil's interest in CEMIG, as well as a permanent rescission of the agreement. On March 23, 2000, the state court ruled that the shareholders agreement was invalid. Southern Electric Brasil has appealed this decision. While we believe that this is a temporary situation and we expect that the shareholder's agreement will be fully restored, we cannot assure you that we will be successful in appealing this ruling or in defending the validity of the shareholders' agreement. Our failure in this matter would limit our influence over the daily operations of CEMIG. However, we and our investing partners would still have 33% of the voting shares of CEMIG and hold four of 11 seats on CEMIG's board of directors. Our economic interest in the company would not be affected. The most significant rights we would lose relate to supermajority rights and the right to participate in the daily operations of the company.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are exposed to market risks, including changes in interest rates and currency exchange rates. Through various hedging mechanisms, we attempt to mitigate some of the impact of changes in energy prices, fuel costs, interest rates and exchange rates on our results of operations. To manage the volatility inherent in these market risks, we net the exposures to take advantage of natural offsets and we may enter into hedging transactions for the remaining exposures as part of our risk management program.

     We use interest rate swaps to hedge underlying debt obligations. These swaps hedge specific debt issuances and currently qualify for hedge accounting. Consequently, the interest rate differential associated with a swap is reflected as an adjustment to interest expense over the life of the instruments. Additionally, some of our subsidiaries have entered into interest rate swaps in foreign currencies. These swaps are designated as hedges of those subsidiaries' related debt issuances in the same currency. If we sustained a 100 basis point change in interest rates for all variable rate debt in all currencies, the change would affect net income by approximately $16 million, based on variable rate debt and derivatives and other interest rate sensitive instruments outstanding at December 31, 1999.

     We use long-term cross-currency agreements to hedge a significant portion of our net investments in both Western Power Distribution and Bewag. These cross-currency agreements hedge our exposure to fluctuations in the British Pound Sterling and Deutsche Mark exchange rates with the U.S. dollar. We also have investments in various emerging market countries where the net investments are not hedged, including Chile, Trinidad and Tobago, the Bahamas, the Philippines and China. We rely on either contractual or regulatory links to the U.S. dollar to mitigate currency risks attributable to these investments. As a result of these links to the U.S. dollar, we do not believe we have a material exposure to changes in exchange rates between the U.S. dollar and the currencies of these countries.

     In addition, we have currency exposure which we are unable to hedge related to our investment in CEMIG. Revenues at CEMIG and dividends from CEMIG are denominated in Brazilian Reais and a significant portion of debt incurred to finance CEMIG is required to be repaid in other currencies. CEMIG's agreements with the Brazilian government provide for rate increases in the event of a devaluation of the Real and indexes power purchases to the U.S. dollar. These agreements provide us some protection against a devaluation of the real; however, it does not completely cover our exposure. For example, the devaluation of the Real in January 1999 resulted in a write down of $83 million, net of income tax effects, in the currency translation account category included in our equity accounts.

     We utilize currency swaps and forward agreements to hedge U.S. dollar-denominated debt issued by our Southern Investments UK subsidiary. These swaps offset the dollar cash flows, thereby effectively converting debt to the respective subsidiary's functional currency. Gains and losses related to qualified hedges of foreign currency firm commitments are deferred and included in the basis of the underlying transactions. To the extent that a qualifying hedge is terminated or ceases to be effective as a hedge, any deferred gains and losses to that point continue to be deferred and are included in the basis of the underlying transaction.

     We have hedge transactions that may not continue to qualify for hedge accounting under the Financial Accounting Standards Board (FASB) proposed Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133) and No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" (SFAS No. 138).

     We measure currency earnings risk related to our international holdings based on changes in foreign currency rates using a sensitivity analysis. The sensitivity analysis measures the potential loss in earnings based on a hypothetical 10% change in currency exchange rates. We used exchange rates and currency positions as of December 31, 1999 to perform the sensitivity analysis. Such analysis indicates that a hypothetical 10% change in foreign currency exchange rates would have decreased net income by approximately $10 million had the U.S. dollar exchange rate increased relative to the currencies with which we had exposure.

     For all derivative financial instruments, we are exposed to losses in the event of nonperformance by counterparties to these derivative financial instruments. We have established controls to determine and monitor the creditworthiness of counterparties to mitigate our exposure to counterparty credit risk.

     In addition to markets risks associated with our power plants, the business and operations of our energy marketing and risk management subsidiaries frequently involve market risks associated with managing energy commodities and establishing open positions in the energy markets on a short-term basis. These risks fall into three general categories: price and volume volatility, credit risk of trading counterparties and adequacy of the control environment for trading. We routinely enter into contracts to hedge purchase and sale commitments, fuel requirements and inventories of natural gas, coal, electricity, oil, emission allowances, weather derivatives and other commodities to minimize the risk

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of market fluctuations on our marketing and risk management operations. We measure our risk using the value at risk methodology described below for each aspect of our energy marketing and trading activities in order to maintain our total exposure within management-prescribed limits. We maintain clear policies for undertaking risk-mitigating actions which may become necessary when measured risks temporarily exceed limits as a result of market conditions. To the extent an open position exists, fluctuating commodity prices can impact financial results and financial position, either favorably or unfavorably. As a result, we cannot predict with precision the impact that our risk management decisions may have on our businesses, operating results or financial position.

     Our marketing and risk management subsidiaries manage market risk through formal oversight groups, which include senior management, mechanisms that independently verify transactions and measure risk, and the use of a value at risk methodology on a daily basis. Value at risk is used to describe a probabilistic approach to measuring the exposure to market risk. Value at risk models are relatively sophisticated. However, the quantitative risk information is limited by the parameters established in creating the model. The instruments being evaluated may have features that may trigger a potential loss in excess of calculated amounts if the changes in commodity prices exceed the confidence level of the model used. The value at risk methodology employs a seasonally adjusted volatility-based approach with the following critical parameters: volatility estimates, appropriate market-oriented holding periods and seasonally adjusted correlation estimates. The holding periods account for the lengths of time that will be needed to liquidate different portions of the portfolio of positions. Our holding periods typically range from five days to three months, depending upon the type of commodity, the term of the instrument, the liquidity of the underlying market, and other factors. The volatility and correlation estimates measure the impact of adverse price moves both at an individual position level as well as at the total portfolio level. The confidence level established for our purposes is 95%. For example, if value at risk is calculated at $10 million, we can state with a 95% confidence level that if prices moved against our positions, our pre-tax loss in liquidating the portfolio would not exceed $10 million. Based on value at risk analysis of the overall commodity price risk exposure of the trading businesses on June 30, 2000, we did not anticipate a materially adverse effect on our consolidated financial statements as a result of market fluctuations. However, we cannot assure you that market volatility, failure of counterparties to meet their contractual obligations, transactions entered into after that date or a failure of risk controls will not lead to significant losses from our marketing and risk management activities. See "Risk Factors -- Our profitability may decline if we are not able to fully hedge against changes in commodity prices or if our hedging procedures do not work as planned."

     We are also exposed to market risk through performance guarantees we have made to cover obligations of SCEM. At June 30, 2000, our exposure under these guarantees was approximately $278 million based on the estimated fair value of SCEM's net contractual commitments.

ACCOUNTING PRONOUNCEMENTS

     We continue to analyze the effects of adoption of the rules promulgated by SFAS No. 133 and its amendment by SFAS No. 138. These statements establish accounting and reporting standards for derivative instruments, including derivative instruments imbedded in other contracts, and for hedging activities. The FASB recently deferred implementation of the provisions of SFAS No. 133 to fiscal periods beginning after June 15, 2000. We intend to adopt the provisions of SFAS No. 133 and No. 138 within this time frame and in accordance with the requirements provided by those statements. We are currently assessing the financial statement impact of both statements, but we have not yet determined the impact at this time. Adoption of SFAS No. 133 and No. 138 could increase the volatility of our net income and other comprehensive income.

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

                                    BUSINESS

INTRODUCTION

     We are a leading power provider with regionally based businesses in the Americas, Europe and the Asia-Pacific region. We meet our customers' specific requirements by integrating electricity generation and distribution, management of gas assets, fuel procurement and marketing of energy and energy-linked commodities. To support our business we have built and acquired a portfolio of power plants that make us one of the world's largest independent power producers.

     According to the McGraw-Hill publication 205 Independent Power Companies:
Profiles of Industry Players and Projects, we were ranked as the sixth and third largest independent power producer in July 1998 and July 1999, respectively. These rankings were based on total megawatts of electric generating capacity acquired or built through debt or equity financing. Currently, we own 12,652 MW of generation capacity and have 11,212 MW under development or pending acquisition. We consider a project under development when we have contracted to purchase machinery for the project, we own or control the project site and we are in the permitting process. These projects may or may not have received all of the necessary permits and approvals to begin construction. We cannot assure you that these projects or pending acquisitions will be completed.

     Our business also includes managing risk associated with market price fluctuations of energy and energy-linked commodities for ourselves and our customers. This provides us the opportunity to control the economic management of additional power projects. We use these risk management capabilities to optimize the value of our generating and gas assets and we also offer these risk management services to others. We also own electric utilities with generation transmission and distribution capabilities and an electricity distribution company. We will seek to expand our business through control or ownership of additional natural gas and electricity assets. Our strategy is to continue our rapid growth by capitalizing on opportunities in markets where our unique combination of strengths in physical asset management, electricity generation, management of gas assets and power marketing and risk management services allows us to position our company as a leading power provider.

     Our regional operations reflect the prevailing political, regulatory and market conditions where we operate. In North America, we own, operate and control, through contractual arrangements, power plants and gas assets which are supported by our power marketing and risk management activities. In Europe, the pace of deregulation is accelerating and we expect to take advantage of increasing opportunities to expand our asset operations and marketing and risk management business. In the Asia-Pacific region, our revenues are primarily derived from contracts with government entities or regional power boards.

     In North America, we are an established leader in our industry. Excluding non-U.S. based independent power producers, we were ranked as the fourth largest independent power producer in North America in July 1998 and the second largest independent power producer in North America in July 1999 by 205 Independent Power Companies: Profiles of Industry Players and Projects. We operate power plants in North America with a total generation capacity of 7,491 MW, of which our net ownership interests represent 7,389 MW. We control an additional 1,738 MW in North America through management contracts. Additionally, we have projects, which we will own and operate, under development or pending acquisition in North America totaling 11,101 MW. We have integrated our generating and natural gas assets with our marketing and risk management capabilities to help optimize those assets, manage risk and enhance the value of both our physical assets and our marketing and risk management business.

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

     Through SCEM, we are a leading energy marketer in North America. In August 2000, Gas Daily ranked SCEM as the tenth largest North American gas marketer for the second quarter of 2000 based on billions of cubic feet per day of natural gas sold, as a result of SCEM selling 5.9 billions of cubic feet per day during this quarter. In August 2000, Power Markets Week ranked SCEM as the fifth largest North American power marketer for the second quarter of 2000 based on the total MWh of electricity sold, as a result of SCEM selling 46.1 million MWh during this quarter. In the first six months of 2000, we sold a total of 98 million MWh. SCEM markets and trades energy and energy-linked commodities, including electricity, natural gas, oil, coal and emission allowances. According to Power Markets Week, in 1999 SCEM was the number four-ranked physical marketer of electricity in the United States by volume. Through SCEM, we also controlled
3.1 billion cubic feet per day of natural gas production, and 18.5 billion cubic feet of natural gas storage and served approximately 25 local gas distribution companies as of June 30, 2000. Most of our power plants in the United States have entered into various fuel supply, power purchase and other ancillary agreements with SCEM. For the first six months of 2000, our power plants generated 9.1 million MWh of electricity, and as of June 30, 2000 were consuming approximately 0.4 billions of cubic feet per day of natural gas.

     In March 2000, SCEM and Utility.com, an Internet utility company, announced an agreement under which SCEM will provide wholesale electricity to Utility.com's customers. SCEM also recently announced that it co-founded a new independent energy trading consortium with five of the largest gas and electricity marketers in the United States. In July 2000, this consortium joined the Atlanta-based Intercontinental Exchange, an internet exchange which plans to begin trading energy commodities this fall.

     In Europe, as the markets deregulate, we intend to follow a strategy similar to our North American strategy by integrating power plants with marketing and risk management. We have developed an energy marketing and risk management business in Europe, based in Amsterdam, The Netherlands. Our European marketing and risk management business, which is operated separately from SCEM, began trading power in the Nordic market in 1999. We also expect to begin marketing power in the Dutch, German, Swiss and Italian energy markets in 2000. We currently own a 26% interest in Bewag AG, the electric utility with generation, transmission and distribution assets serving 2.1 million customers in Berlin, Germany, and a 49% economic interest in, and operating control of, Western Power Distribution, which distributes electricity to approximately 1.4 million end users in southwest England. We have opened three business development offices in our target markets in Europe to continue our asset development activities.

     On August 23, 2000, WPD Limited, a company indirectly owned by us and PPL Global, made an offer to acquire all of the outstanding shares of Hyder for approximately $847 million and the assumption of approximately $3.2 billion of debt. On September 15, 2000, WPD Limited committed unconditionally to purchase any shares of Hyder tendered by Hyder shareholders. As of September 18, 2000, WPD Limited had acquired approximately 68% of the shares of Hyder. Hyder owns and operates the electricity network in South Wales and the water distribution and waste water treatment business for all of Wales.

     In the Asia-Pacific region, SE Asia-Pacific owns net equity interests of 3,159 MW power plants in the Philippines and China. Most of our current generation in the Asia-Pacific region is under long-term power sale contracts, which are predominantly linked to the U.S. dollar. We have experienced a growing revenue base and strong operating performance during our three years in the region.

     We also have operations in the Caribbean and South America. We currently own a 55% interest in an electric utility in the Bahamas and a 39% interest in a generation company in Trinidad and Tobago. In South America we have a 3.6% economic interest in an electric utility with generation,

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

transmission and distribution assets in Brazil which has a generation capacity of 5,514 MW and serves five million customers. We also hold an 82% interest in an electric generation and transmission company in Chile. We recently sold our Argentine subsidiary and we are pursuing the sale of our Chilean subsidiary.

     Our business has grown significantly between 1995 and 1999 as shown in the table below. This table reflects one-time events, including changing to the equity method of accounting for our power marketing and risk management business in 1998, the 1998 write-down of our Argentine and Chilean investments, and the 1997 United Kingdom windfall profits tax. Please review this table in conjunction with the Summary Historical Financial Data provided earlier in this prospectus, which discusses these one-time events.

                                                                                 COMPOUND ANNUAL
                                  1995     1996     1997      1998      1999       GROWTH RATE
                                 ------   ------   -------   -------   -------   ---------------
                                                      (DOLLARS IN MILLIONS)
Revenues.......................  $  584   $1,600   $ 3,750   $ 1,819   $ 2,268          40%
EBITDA(1)......................     122      258       512       351       825          61
Net Income (Loss)..............      18       81       (16)       --       372         113
Total Assets...................   4,511    4,564    10,630    12,054    13,863          32
Cash Flows From Operating
  Activities...................     158     (226)      264       402       515          34

(1) EBITDA represents our operating income (loss) plus depreciation and amortization and our equity in income of affiliates. EBITDA excludes the impact of minority interests. EBITDA, as defined, is presented because it is a widely accepted financial indicator used by some investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA, as defined, is not intended to represent cash flows for the period, nor is it presented as an alternative to operating income or as an indicator of operating performance. It should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with generally accepted accounting principles (GAAP) in the United States and is not indicative of operating income or cash flow from operations as determined under GAAP. Our method of computation may or may not be comparable to other similarly titled measures by other companies.

INDUSTRY OVERVIEW

     Power generation and delivery historically have been controlled by either state-owned enterprises or state-regulated private businesses. In the last decade, many governments and regulatory bodies have taken steps to transform their energy sectors to encourage competition, to raise capital for other purposes and, in some cases, to improve the operational performance of strategic energy assets. We believe that the emerging model of the industry is the disaggregation of the traditional utility functions of generation, transmission, distribution and marketing of electricity into competitive or partially regulated businesses. To varying degrees, countries in the Americas, Europe and the Asia-Pacific region are opening their energy sectors to competition. As governments deregulate and privatize state-owned utilities, the energy sector will offer significant opportunities for investment worldwide. These opportunities will also include a significant need for additional power generating capacity both to satisfy increasing demand and to replace old and inefficient generating facilities. In addition, investment opportunities will be created by utilities, independent power producers and industrial companies disposing of their power generation facilities as they adjust strategies for the new markets.

     In the United States, in response to increasing customer demand for access to low cost electricity and enhanced services, significant aspects of the industry are currently being restructured. As of early 1999, new regulatory initiatives to increase competition in the domestic power generation industry had been adopted or were being considered at the federal level and by many states.

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     FERC issued Order 636 in 1992 and Order 888 in 1996 to increase competition by easing entry into natural gas and electricity markets. These orders require owners and operators of natural gas and power transmission systems, respectively, to make transmission service available on a nondiscriminatory basis to energy suppliers such as us. In order to better assure competitive access to the transmission network on a nondiscriminatory basis, FERC issued Order 2000 in December 1999, which encourages electric utilities with power transmission assets to voluntarily form regional transmission organizations to provide regional management and control of transmission assets independent of control by firms that sell electricity. These regional organizations will have the exclusive authority to initiate rate changes for the transmission system under its control, exclusive operational control over a broad transmission region, exclusive control over security and short-term reliability, responsibility to assure the availability of generation needed to support transmission services, ultimate responsibility for transmission planning and expansion and responsibility to assure that an adequate method of monitoring the competitiveness of the regional electricity market is in place. These regional organizations are also expected to facilitate inter-regional coordination. In the event the response of transmission-owning utilities to FERC Order 2000 is deemed inadequate, FERC has announced that it will reexamine this voluntary approach, but there is no assurance that such action will be taken. We expect Order Nos. 636, 888 and 2000 to facilitate access for non-utility power generators, such as us, who are not owners of transmission systems. However, the impact of these orders on our business and operations depends on the effect of these orders on the transmission operations in particular markets. Continued uncertainty over transmission pricing may discourage utilities from investing in needed transmission and a reduction in market opportunities, imposition of wholesale price regulation, or both. For example, transmission constraints have contributed, to some extent, to continued price regulation in New England and California, as discussed in this prospectus under the headings "-- North
America -- Northeast Region -- SE New England" and "-- North America -- West Region -- SE California". We believe there is a strong trend in the United
States toward competitive electric power and natural gas markets, but that our business will continue to be affected by regional and local price regulation.

     Outside the United States, many governments are privatizing their utilities and their transmission and distribution networks and developing regulatory structures that are expected to encourage competition in the sector. The growth in both the number and reputation of energy companies which are operating facilities globally has made many governments realize that their energy assets can be sold to raise funds for other purposes while not hindering operating performance or increasing costs to customers. As a result, many governments are privatizing their existing energy and utility infrastructure facilities and creating significant investment opportunities for industry participants. In order to satisfy the anticipated increase in demand, many countries have adopted active government programs designed to encourage private investment in power generation facilities. We believe that these market trends will create attractive opportunities to expand our business in those countries.

STRATEGY

     Our strategy is to be a leading competitive power provider in our target markets of North America, Europe and the Asia-Pacific region. We intend to continue our growth through the acquisition, development and operation of power plants and gas transportation and storage assets in our target markets. We also intend to capitalize on our ability to integrate power plants and gas assets with the marketing of energy products and the management of market risk associated with these products. We plan to implement our strategy through the development of new power plants (greenfield projects), the expansion of existing power plants (brownfield projects), acquisitions of power and gas assets competitively positioned in our targeted markets, contractual arrangements for the control of generation capacity and gas management facilities, the expansion of our marketing and risk management activities and the implementation of information technology and e-commerce

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applications. To secure wholesale supply agreements or to provide additional opportunities for growth, profitability or revenue stability, we may enter into agreements to acquire, control or manage distribution and supply businesses or other energy aggregators in selected markets.

     We will focus primarily on three regions of the world: North America, Europe and the Asia-Pacific region.

North America

     - We are focusing on competitive market opportunities in North America created by the deregulation of regional energy markets. We believe that the integration of our owned and managed power generation and gas assets with our marketing and risk management businesses enhances our ability to compete in the evolving energy supply business and, through improved operating flexibility, enhances the value of our physical assets. Accordingly, we have invested significant resources in developing SCEM's marketing and risk management operations and in the acquisition of net ownership of approximately 7,389 MW of generation assets in the United States. To date, we have been successful in acquiring existing generation sites with opportunities for expansion.

     - Over the next several years, we intend to continue our growth by investing in generating capacity in regions of North America that we consider attractive and that will enable us to own or control a total of approximately 25,000 to 30,000 MW of capacity. In addition, we plan to expand our access to, and marketing of, natural gas through SCEM by acquiring or managing additional gas assets in areas of North America where these resources complement our power generation business. We are focusing our generation development in our West, Northeast, East and Gulf Coast regions. Our goal by 2004 is to own or control generation which would be relatively balanced across these regions. We expect over 60% of our planned growth in generation capacity to come from the development of new power plants (greenfield projects) and the expansion of existing plants (brownfield projects), primarily consisting of gas-fired projects. We expect natural gas to comprise over 70% of the total fuel consumed for generation by 2004. In each of these regions, we are pursuing strategies specifically tailored to that particular region's customer mix, fuel mix, asset infrastructure and regulatory environment. We believe that our flexibility in combining physical assets with products that fit evolving customer needs is fundamental in pursuing these strategies. In the Caribbean, we will continue to review potential acquisitions and developments on an opportunistic basis.

Europe

     - We will focus on developing a leading generation and marketing position in those western and central European power markets where we can capitalize on our commercial skills and current position and relationships. As in North America, we plan to integrate our generation and marketing and risk management capabilities. We currently trade power in the Nordic market. As additional European markets develop and become more liquid, we intend to expand our generation and marketing and risk management activities throughout the Nordic region, the Benelux countries, Germany, Switzerland, Italy and the Central European region. Over the next several years we intend to acquire or develop additional generation capacity in these regions and we currently have preliminary development activities underway in Italy to explore greenfield projects. Our target is to own or control at least 10,000 MW of capacity in Europe. We also intend to review opportunities to acquire additional distribution assets to gain access to noncompetitive markets as well as build on our investment in Western Power Distribution. For example, we and PPL Global have recently acquired a controlling interest in Hyder.

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

Asia-Pacific

     - We plan to build on the base of over 3,100 MW of generation capacity we have established in the Philippines and China and to expand into countries with more developed economies that are opening their energy sectors to competition, such as Australia and Singapore. In addition, we will continue to explore opportunities in countries in the Asia-Pacific region where we can build significant business and achieve economies of scale, such as India. Over the next several years, we intend to acquire additional generation capacity such that we will hold or control a total of approximately 8,000 to 10,000 MW of capacity in the Asia-Pacific region. We also intend to review opportunities to acquire distribution assets as a means to obtain significant scale in the competitive supply business.

     In addition to our growth initiatives, we consistently seek to enhance the financial and operational performance of our businesses through financial management, cost controls and review and improvement of operations. We believe that our strengths in design, engineering, finance, construction management, fuel procurement, operations and marketing and risk management provide us with a competitive advantage essential to achieving our strategy.

     Although changes in industry structure and ownership are part of a global trend, because of differences in current prices, the balance between supply and demand within a single geographic area, fuel and transmission availability, customer mix, political objectives and other factors, we believe that these changes are essentially local in nature. We have experienced industry restructuring and changes in regulations in the U.S., the United Kingdom, Germany, Chile, Brazil and the Nordic region. Our experience has shown that each country, and in the case of the U.S., each state, has adopted its own set of rules and regulations related to the restructuring of the industry, each of which differs from others, sometimes significantly, based on local interests and objectives. As a result, the parts of the energy sector open to private ownership and the rules governing competition are expected to vary based on local considerations. To compete successfully, we believe we must have the flexibility to operate in a variety of environments and throughout the entire energy value chain. Our strategy to achieve this goal is based on the following key elements:

Maximize the Financial and Operational Performance of Current and Future Investments

          We place substantial emphasis on maximizing the operational and financial performance of those assets we own or control. In many instances, we have the opportunity to create value by operating assets more effectively and efficiently than their traditional owners. Accordingly, upon acquiring a business or as new assets are constructed, we generally select senior managers familiar with our performance culture and industry practices to manage those businesses. We also utilize a standard planning process to establish annual financial and operational goals for each business unit, and managers are compensated based on performance as measured by these goals. In addition, when evaluating new investments, we intend to consider the projected effect of the investment on our financial performance, including the projected impact on our earnings strategy.

Capitalize on Opportunities Generated by Strong Regional Presence

          We believe that we have begun to establish a strong regional presence, both in terms of scale of operations and management, in each of our targeted geographical markets. A strong presence in each market is desirable because changes in energy markets are largely driven by regional factors such as local economic growth, customer relationships and preferences, infrastructure constraints (such as transmission grids and gas pipelines) and local political choices. As a result, incumbent market participants often have opportunities to expand or

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     enhance their businesses because of relationships with local partners and customers or information specific to a geographical market. A significant presence within a region is advantageous in order to achieve a scale of operations sufficient to promote efficiency, increase operational flexibility and reliability and make full use of the skills of management deployed to that region.

Integrate Energy Marketing and Risk Management with Ownership and Control of Energy Assets

          We expect that the deregulation of energy markets worldwide will lead to the restructuring of energy markets. To be successful, we believe that a company must be able to integrate asset ownership or control with the ability to market energy products and the ability to manage market risk associated with those products. Marketing and risk management enhances the value of assets by assisting in optimizing capacity utilization, ensuring physical delivery, providing a real-time market interface and managing market price and fuel risks. Conversely, control of electric and gas assets enhances the profitability of marketing and risk management by providing a physical hedge and real-time information, increasing volumes and allowing for a broader range of product offerings and improving our credibility as an energy provider to customers.

Exploit Energy Information and E-commerce Applications

          We believe that emerging information technologies and their increasing use by businesses and our customers will present us with opportunities to:

          - rapidly and efficiently extend our market reach to a broader base and larger number of customers and suppliers,
          - lower many of the basic transaction costs inherent in our high volume business with geographically diverse customers, and
          - improve the effectiveness of providing and obtaining information to and from our customers.

          We have e-commerce initiatives that target retail marketing, aggregators, direct wholesale and large industrial customers and the network of the related businesses and service providers with whom we transact daily. For example, we have investments in Utility.com and a new leading energy trading consortium and an option to invest in TenFold Energy, Inc.

     COMPETITION

     As an integrated power provider in the energy supply business, we face intense competition in all phases of the business in which we compete, both in the United States and in international markets. We encounter competition from companies of all sizes, having varying levels of experience, financial and human resources and differing strategies. On the power generation side, we compete in the development and operation of energy-producing projects, and our competitors in this business include various utilities, industrial companies and independent power producers (including affiliates of utilities). In our energy marketing and risk management business, we compete with international, national and regional full service energy providers, merchants, producers and pipelines in our ability to aggregate competitively priced supplies from a variety of sources and locations and to utilize efficient transmission or transportation.

     The following summarizes our competitive position in several of our key markets:

     - North America: Excluding non-U.S. based independent power producers, we were ranked the second and the fourth largest independent power producer in July 1999 and July 1998

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       according to the McGraw-Hill publication 205 Independent Power Companies:
       Profiles of Industry Players and Projects. In addition, for the second quarter of 2000 our marketing and risk management operations ranked as the tenth largest gas marketer in North America and the fifth largest power marketer in North America.

     - Europe: In the European market, in general, we were ranked as the thirteenth largest private power company based on total dollars invested in private power assets according to Cambridge Energy Research Associates. In addition, according to 1999 data, Bewag was the ninth largest electricity producer in Germany based on total electricity production (approximately 13 TWh). These rankings are based on VDEW, a German electricity association.

     - Asia-Pacific: In the Asian market, in general, we were ranked third among the twenty largest private power companies based on total dollars invested in private power assets according to Cambridge Energy Research Associates. Specifically, we have an approximate 20% share of the total installed capacity in the Philippines, and we are the largest private producer of electricity in the country. In general, our coal-fired plants in the Philippines are among the lowest operating cost plants in their market and have exceeded their contractual availability requirements.

     During the transition of the energy industry to competitive markets, it is difficult for us to assess our position versus the position of existing power providers and new entrants. This is due to the fact that each company may employ widely differing strategies in their fuel supply and power sales contracts with regard to pricing, terms and conditions. Further difficulties in making competitive assessments of our company arise from the fact that many states and countries are considering or implementing different types of regulatory and privatization initiatives that are aimed at increasing competition in the power industry. Increased competition that has resulted from some of these initiatives has already contributed to a reduction in electricity prices and put pressure on electric utilities to lower their costs, including the cost of purchased electricity. Additionally, our business is rapidly becoming more competitive due to technological advances in power generation, e-commerce enabling new ways of conducting business, the increased role of full service providers and increased efficiency of energy markets.

     In general, however, we believe that our experience and expertise in assessing and managing market and credit risk will allow us to remain competitive during volatile or otherwise adverse market circumstances.

DESCRIPTION OF GENERATION AND DISTRIBUTION OPERATIONS

     The following table describes our significant generation and distribution operations, expansions of existing projects, new projects under development and pending acquisitions.

                                                                                                    OWNED AND OPERATED
                                                                                              -------------------------------
                                                                                   OUR %               NET EQUITY
                                                                                 OWNERSHIP    TOTAL    INTEREST IN   OPERATED
POWER GENERATION BUSINESS                 LOCATION            PRIMARY FUEL      INTEREST(1)     MW      TOTAL MW        MW
-------------------------            -------------------  --------------------  -----------   ------   -----------   --------
NORTH AMERICA:
 SE California.....................  California           Natural Gas                 100%     3,065      3,065        3,065
 Apex..............................  Nevada               Natural Gas                 100         --         --           --
 SE New York.......................  New York             Natural Gas/Hydro/          100      1,794      1,794        1,794
                                                          Coal/Oil
 SE New England(2).................  Massachusetts        Natural Gas/Oil             100      1,245      1,245        1,236
 State Line Energy.................  Indiana              Coal/Natural Gas            100        490        490          490
 Birchwood.........................  Virginia             Coal                         50        222        111          222
 SEI Wisconsin.....................  Wisconsin            Natural Gas                 100        306        306          306
 SEI Michigan......................  Michigan             Natural Gas                 100         --         --           --
 SE Mid-Atlantic (PEPCO)(3)........  Maryland/Virginia    Coal/Oil/Gas                100         --         --           --
 SE Wichita Falls..................  Texas                Natural Gas                 100         80         80           80
 SEI Texas.........................  Texas                Natural Gas                 100        298        298          298
 Wrightsville Project..............  Arkansas             Natural Gas                  51         --         --           --
 Perryville Project................  Louisiana            Natural Gas                  50         --         --           --
                                                                                              ------     ------       ------
   Subtotal........................                                                            7,500      7,389        7,491

CARIBBEAN:
 Freeport Power....................  Bahamas              Oil                          55        127         70          127
 PowerGen..........................  Trinidad & Tobago    Natural Gas                  39      1,154        450        1,154
                                                                                              ------     ------       ------
   Subtotal........................                                                            1,281        520        1,281

SOUTH AMERICA:
 CEMIG.............................  Brazil               Hydro                       3.6      5,514        199           --
 EDELNOR(4)........................  Chile                Coal/Natural Gas           82.3        653        537          681
                                                                                              ------     ------       ------
   Subtotal........................                                                            6,167        736          681

EUROPE:
 Western Power Distribution........  England              Natural Gas                  49        163         80           14
 Hyder(3)..........................  England              Natural Gas                  40         --         --           --
 Bewag(5)..........................  Germany              Natural Gas/Oil/Coal         26      2,955        768           --
                                                                                              ------     ------       ------
   Subtotal........................                                                            3,118        848           14
                                                                                              ------     ------       ------
ASIA-PACIFIC:
 SIPD..............................  China                Coal                       9.99      4,158        415           --
 Shajiao C.........................  China                Coal                         32      2,038        652           --
 Sual..............................  Philippines          Coal                       91.9      1,258      1,156        1,258
 Pagbilao..........................  Philippines          Coal                       87.2        735        641          735
 Navotas I and II..................  Philippines          Oil                          93        300        280          300
 Bulacan...........................  Philippines          Diesel                      100         15         15           15
                                                                                              ------     ------       ------
   Subtotal........................                                                            8,504      3,159        2,308

   TOTAL...........................                                                           26,570     12,652       11,775
                                                                                              ======     ======       ======

                                          UNDER DEVELOPMENT
                                     ---------------------------
                                     NET EQUITY    EXPECTED DATE
                                     INTEREST IN   OF COMMERCIAL
POWER GENERATION BUSINESS            TOTAL MW(1)     OPERATION
-------------------------            -----------   -------------
NORTH AMERICA:
 SE California.....................     1,050          2003
 Apex..............................     1,000          2003
 SE New York.......................       785          2003
 SE New England(2).................       835          2004
 State Line Energy.................       550          2003
 Birchwood.........................        --            --
 SEI Wisconsin.....................        --            --
 SEI Michigan......................       848          2002
 SE Mid-Atlantic (PEPCO)(3)........     5,154          2000
 SE Wichita Falls..................        --            --
 SEI Texas.........................       248          2001
 Wrightsville Project..............       281          2002
 Perryville Project................       350          2002
                                       ------
   Subtotal........................    11,101
CARIBBEAN:
 Freeport Power....................         8          2001
 PowerGen..........................        --            --
                                       ------
   Subtotal........................         8
SOUTH AMERICA:
 CEMIG.............................        --            --
 EDELNOR(4)........................        --            --
                                       ------
   Subtotal........................        --
EUROPE:
 Western Power Distribution........        --            --
 Hyder(3)..........................       103          2000
 Bewag(5)..........................        --            --
                                       ------
   Subtotal........................       103
                                       ------
ASIA-PACIFIC:
 SIPD..............................        --            --
 Shajiao C.........................        --            --
 Sual..............................        --            --
 Pagbilao..........................        --            --
 Navotas I and II..................        --            --
 Bulacan...........................        --            --
                                       ------          ----
   Subtotal........................        --
   TOTAL...........................    11,212
                                       ======

                                                                                     OWNERSHIP      CUSTOMERS/
DISTRIBUTION BUSINESS                                                                INTEREST       END USERS
---------------------                                                                ---------    --------------
                                                                                                  (IN THOUSANDS)
Freeport Power..............................................  Bahamas                    63%             17
CEMIG.......................................................  Brazil                    3.6           5,000
Western Power Distribution..................................  England                    49           1,400
Bewag.......................................................  Germany                    26           2,100
                                                                                                      -----
 Total......................................................                                          8,517
                                                                                                      =====

-------------------------
(1) Amounts reflect our percent economic interest in the total MW.
(2) Total MW reflects a 1.4 percent interest in the 614 MW Wyman plant.
(3) Pending acquisition expected to close during 2000.
(4) We are pursuing the sale of our investment in EDELNOR. Please see the section of this prospectus entitled "Business -- South America -- EDELNOR" for further discussion.
(5) Total MW excludes 26 percent ownership of 5,740 MW of thermal capacity for steam heating.

NORTH AMERICA

     NORTH AMERICA -- WEST REGION

     SE California

     On April 16, 1999, our wholly owned subsidiary, Southern Energy California, L.L.C. (SE California) through its wholly owned subsidiaries, Southern Energy Delta, L.L.C. (SE Delta) and Southern Energy Potrero, L.L.C. (SE Potrero), acquired various generating assets in California with a total capacity of 3,065 MW from Pacific Gas and Electric Company for $801 million plus $39 million for fuel inventory, capital expenditures and property taxes. These assets consist of the Pittsburg Plant and the Contra Costa Plant (the Delta Plants) owned by SE Delta and the Potrero Plant owned by SE Potrero.

     The following table summarizes certain characteristics of SE California's generating facilities in operation or under development:

                                                                LOCATION     TOTAL MW   PRIMARY FUEL(1)
                                                              -------------  --------   ---------------
GENERATION OPERATIONS:
DELTA PLANTS
  Pittsburg Units 1-4(2)....................................  Pittsburg      4 x 163      Natural Gas
  Pittsburg Unit 5..........................................  Pittsburg          325      Natural Gas
  Pittsburg Unit 6..........................................  Pittsburg          325      Natural Gas
  Pittsburg Unit 7(3).......................................  Pittsburg          720      Natural Gas
  Contra Costa Unit 6.......................................  Antioch            340      Natural Gas
  Contra Costa Unit 7.......................................  Antioch            340      Natural Gas
                                                                             -------
    Subtotal................................................                   2,702
POTRERO PLANT
  Potrero Unit 3............................................  San Francisco      207      Natural Gas
  Potrero Units 4-6.........................................  San Francisco   3 x 52    Distillate Fuel
                                                                             -------
    Subtotal................................................                     363
                                                                             -------
    Total...................................................                   3,065
                                                                             =======
PROJECTS UNDER DEVELOPMENT:
  Contra Costa Expansion....................................  Antioch            530      Natural Gas
  Potrero Expansion.........................................  San Francisco      520      Natural Gas
                                                                             -------
    Total...................................................                   1,050
                                                                             =======

-------------------------

(1) All of the Delta Plants and Potrero Unit 3 are also capable of using fuel oil as a secondary fuel.

(2) These "total MW" figures reflect nameplate ratings; available capacity may be less than those nameplate ratings. These units are scheduled to be retired at the end of 2001 because they are not expected to meet nitrogen oxide emission requirements in 2002 and because the cost of modifying these plants to meet these requirements would not be economical.

(3) Due to boiler capacity limitations, Pittsburg Unit 7 has a maximum capacity of 682 MW.

     These generating assets, which include facilities which operate at both higher-than-average (intermediate load) and very high (peak) demand levels, are located in close proximity to or in San Francisco. The Delta Plants comprise nine natural gas-fired steam generating units with approximately 2,702 MW of generating capacity located approximately ten miles apart along the Sacramento/San Joaquin River Delta. The Potrero Plant has one natural gas-fired conventional steam generating unit and three distillate-fueled combustion turbines with a combined capacity of 363 MW.

     On September 23, 1996, the California General Assembly enacted Assembly Bill 1890 in an effort to restructure the electric utility industry and stimulate wholesale and retail competition in California. In addition to allowing retail customers to choose their energy suppliers, this bill created two market entities. This law created the California Independent System Operator (CAISO), which is designed to ensure system reliability and provide scheduling coordinators with access to transmission services. CAISO also administers the real-time markets for energy and ancillary services. CAISO is under the jurisdiction of the FERC. The law also created a second market entity, the California Power Exchange. The California Power Exchange is a wholesale electric market under the jurisdiction of the FERC that provides a competitive auction for the establishment of day-ahead and hour-ahead market prices, as well as forward energy sales. The role of the California Power Exchange is that of a scheduling coordinator that matches unbalanced bids for the purchase and sale of power. It has no operating role or authority and does not deal in real-time products, which is the responsibility of CAISO.

     The output from the Delta Plants and the Potrero Plant is sold into the California market by means of daily energy sales to the California Power Exchange, reliability-must-run contracts with the CAISO, discussed below, sales of real-time energy and ancillary services to the CAISO and forward sales. While the distribution of sales between these markets varies, currently approximately 42% of these sales are made into the CAISO markets, 25% are made through the California Power Exchange markets and 33% reflect forward sales.

     SE Potrero and SE Delta have entered into fuel supply, service and marketing agreements with SCEM through which SCEM: (i) supplies fuel to the plants; (ii) bids, schedules and dispatches the units in the market; (iii) handles the settlement and billing process for CAISO and California Power Exchange sales; (iv) purchases energy available for sale to the exchange; and
(v) assists in the administration of and compliance with SE California's obligations under its contracts with the CAISO.

     We are currently planning to expand our Contra Costa and Potrero plants by 530 MW and 520 MW, respectively. In January 2000, SE Delta filed an application for certification with the California Energy Commission for the proposed expansion of the Contra Costa plant. SE Potrero filed a similar application for certification in May 2000. We expect these projects to begin commercial operation during 2003.

     The SE California subsidiaries that acquired generation assets from Pacific Gas and Electric in April 1999 acquired these facilities subject to reliability-must-run agreements. These agreements authorize the CAISO to dispatch SE California's generation units to provide energy and ancillary services when required by the CAISO to ensure reliability of the transmission system. At the time the SE California subsidiaries acquired these assets, the rates, terms and conditions of the reliability-must-run agreements were the subject of a pending FERC proceeding. SE California agreed to assume these agreements from Pacific Gas and Electric subject to the outcome of the FERC proceeding. See the section of this prospectus entitled "Business -- Legal Proceedings."

     On June 1, 2000, the CAISO implemented its pre-dispatch procedures, pursuant to which the CAISO is permitted to call on units subject to reliability-must-run agreements before the unit owner has had the opportunity to bid the unit's output into the California Power Exchange or CAISO-administered markets for energy or ancillary services, thereby foreclosing the unit owner's access to subsequent, and often more profitable, markets. In response to the implementation of pre-dispatch, the SE California subsidiaries filed an amendment to their reliability-must-run agreements that would authorize them to recover from the CAISO, on an as-incurred basis, increased costs attributable to the pre-dispatch of the units. On July 28, 2000, the FERC denied the proposed amendment to the reliability-must-run agreements. The SE California subsidiaries intend to make a revised filing in September 2000. At this time, the costs attributable to pre-dispatch cannot be determined.

     On June 28, 2000, the CAISO's Governing Board convened an emergency meeting at which they voted to reduce the price cap applicable to the CAISO-administered energy and ancillary services markets from $750 per MWh to $500 per MWh, effective July 1, 2000. On August 1, 2000, the CAISO board voted to reduce the price cap to $250 per MWh, effective August 7, 2000. The impact of the price caps applicable to the CAISO-administered markets on our results of operations cannot be quantified at this time.

     In response to highly publicized increases in retail electric rates for customers of San Diego Gas & Electric Company, various California state regulatory and legislative bodies have undertaken action to investigate these prices and/or mitigate their impact on customers of San Diego Gas & Electric. To this end, the Public Utilities Commission of the State of California has begun a general, broad-based investigation into the state's electricity markets. The California Electricity Oversight Board is pursuing a similar investigation. Further, the California state legislature is currently considering various proposals which would, among other things, freeze retail electricity rates, while providing for recovery of higher wholesale power costs over a longer time period. The current proposals focus primarily on mitigating high retail rates and do not seek to impose price caps or other restrictive mechanisms on the federally-regulated wholesale electric markets. Presently, we cannot predict which, if any, of these proposals may be put into effect.

     On July 26, 2000, the FERC issued an order directing its staff to undertake a fact-finding investigation of the conditions in wholesale electric markets in various regions of the country and to report its finding to the FERC by November 1, 2000. The focus of this investigation is "factors affecting competition and market price fluctuations" in these markets. The FERC may use the results of this investigation to

     - assist in review of rate filings involving market pricing or market rules,

     - institute proceedings to modify market rules, transmission tariffs or "existing institutions," such as independent systems operators, and

     - analyze proposals required to be filed later this year under FERC Order 2000 relating to the separation of management and control of transmission assets from control by firms that sell electricity.

This investigation is ongoing and we cannot determine what actions if any, the FERC may take in response to its findings.

     On August 23, 2000, the FERC denied a complaint filed August 2, 2000 by San Diego Gas & Electric that sought to extend the $250 price cap to all California energy and ancillary service markets, not just the markets administered by the CAISO. However, in its order the FERC instructed its staff to initiate an investigation of the California power markets and to report its findings to the FERC and held further hearing procedures in abeyance pending the outcome of this investigation. In addition, the FERC established October 30, 2000, as a "refund effective date" under section 206 of the Federal Power Act, after which date the FERC may adjust prices retroactively based on the results of the investigation if it determines that the existing rates are not just and reasonable. As a result, any price adjustment by the FERC may require the SE California subsidiaries to refund some portion of the revenues received from sales made after the refund effective date. The FERC's investigation is ongoing, and it cannot be determined at this time what conclusions the report will reach, what action the FERC may take in response to the report or whether the FERC will order the payment of refunds. Consequently, we cannot determine what effect any action by the FERC will have on our financial condition.

  Apex

     We are developing a 500 MW natural gas-fired combined cycle project fifteen miles northeast of Las Vegas, Nevada in the Apex industrial park. The power project, which is scheduled for commercial operation in the first quarter of 2003, will be organized in a limited liability company that will be owned by Southern Energy Nevada, which is our indirect wholly owned subsidiary. The project is expected to have a capital cost of approximately $300 million. Land and water rights purchase agreements have been executed with the Apex Industrial Park, Inc. We are also in the permitting process of an additional 500 MW natural gas-fired combined cycle plant to be built on the Apex site. We expect to complete the permitting process by June 2001 and to begin commercial operation in the third quarter of 2003.

     The Apex project will sell its capacity and electric power output in southern Nevada, Desert Southwest or the California SP-15 markets. SCEM will assist the project in marketing its output and securing its fuel.

     The Apex project is being developed to supply electricity into the southern Nevada and neighboring markets. These markets are experiencing very high demand growth, and peak period reserve margins are low, with small amounts of generation located in the load centers. In addition, the State of Nevada has passed legislation for the deregulation of its electricity market beginning in 2000, while California has already opened its generation market to competition, and the other states of the Desert Southwest are in the process of doing so.

     At its current stage of development, the Apex project faces a number of market uncertainties. Among these are the price, terms and conditions of the anticipated bilateral agreements as well as the ultimate market structure of Nevada and the other Desert Southwest states.

  NORTH AMERICA -- NORTHEAST REGION

  SE New York

     On June 30, 1999, three of our wholly owned subsidiaries (collectively referred to as SE New York) acquired various power plants and related assets in the state of New York with a total generating capacity of 1,794 MW from Orange and Rockland Utilities, Inc. and Consolidated Edison Company of New York, Inc. Our net purchase price for these acquisitions was approximately $493 million, which included an amount to cover the market value of existing fuel inventories. SE New York was selected as the winning bidder for the power plants following a competitive bid process.

     SE New York has three principal subsidiaries: (i) Southern Energy Bowline L.L.C. (SE Bowline), which owns the Bowline Station, a 1,227 MW natural gas-fired plant comprised of two units rated at a capacity of approximately 600 MW each, and an approximately 98-acre site adjacent to the Bowline Station; (ii) Southern Energy Lovett L.L.C. (SE Lovett), which owns the Lovett Station, a 447 MW coal-fired plant consisting of three units; and (iii) Southern Energy NY-Gen, L.L.C. (SE NY-Gen), which owns two units intended to operate during periods of very high (peak) demand (the Hillburn Gas Turbine Station and the Shoemaker Gas Turbine Station), three hydroelectric stations (Mongaup 1-4, Swinging Bridge 1-2 and Rio 1-2) and an operational interest in the Grahamsville Hydroelectric Station. All generating units at Bowline and Lovett have the capability of burning natural gas and oil.

     The following table summarizes certain characteristics of SE New York's generating facilities in operation and under development:

                                                                 LOCATION      TOTAL MW           FUEL
                                                              ---------------  --------   --------------------
GENERATION OPERATIONS:
BOWLINE PLANT
  Bowline 1.................................................  West Haverstraw     612       Natural Gas/Oil
  Bowline 2.................................................  West Haverstraw     615       Natural Gas/Oil
                                                                                -----
    Subtotal................................................                    1,227
LOVETT PLANT
  Lovett 3..................................................  Tomkins Cove         70       Natural Gas/Oil
  Lovett 4..................................................  Tomkins Cove        177     Coal/Natural Gas/Oil
  Lovett 5..................................................  Tomkins Cove        200     Coal/Natural Gas/Oil
                                                                                -----
    Subtotal................................................                      447
SE NY-GEN PLANTS
  Mongaup 1-4...............................................  Mongaup River         4            Hydro
  Swinging Bridge 1-2.......................................  Mongaup River        13            Hydro
  Rio 1-2...................................................  Mongaup River        10            Hydro
  Grahamsville..............................................  Grahamsville         17            Hydro
  Hillburn GT...............................................  Ramapo               40       Natural Gas/Oil
  Shoemaker GT..............................................  Middletown           36       Natural Gas/Oil
                                                                                -----
    Subtotal................................................                      120
                                                                                -----
    Total...................................................                    1,794
                                                                                =====
PROJECT UNDER DEVELOPMENT:
  Bowline Expansion.........................................  West Haverstraw     785         Natural Gas

     In connection with the acquisition of these power plants, the project companies entered into various agreements with Orange and Rockland Utilities through July 1, 2004, under which SE New York will operate the plants as called upon by Orange and Rockland Utilities to ensure its system reliability. The project companies also entered into various transition agreements with Orange and Rockland Utilities and Consolidated Edison to provide energy and installed capacity to Orange and Rockland Utilities and Consolidated Edison for specified periods after the closing. The only remaining obligation under these transition agreements is a transition power sales agreement with Orange and Rockland Utilities under which SCEM, under an assignment from SE New York, is obligated to sell capacity through October 31, 2000.

     SE Bowline, SE Lovett and SE NY-Gen have entered into fuel supply, energy services and power marketing agreements with SCEM through which SCEM (i) supplies fuel to the plants; (ii) will bid, schedule and dispatch the units through the New York Independent System Operator (NYISO) into the newly-deregulated (since November 18, 1999) New York market; (iii) handles the settlement and billing process for NYISO sales and sales under power purchase and installed capacity sales agreements; (iv) purchases excess energy and installed capacity not purchased through power purchase agreements and installed capacity sales agreements for sale in the NYISO; and (v) assists in the administration of and compliance with the obligations of SE Bowline, SE Lovett and SE NY-Gen under various fuel supply and transportation contracts and power purchase agreements, installed capacity agreements and other contracts for the sale and purchase of energy, installed capacity or other energy products sold in the NYISO.

     On March 27, 2000, the NYISO filed a petition with FERC seeking to suspend the market-based 10-minute spinning and non-spinning reserve market, two types of ancillary services markets in which SE New York currently participates. In the 10-minute spinning reserve market, generators are compensated to operate units below their full output level, so that the additional output may be quickly brought into service if system reliability is threatened. In the 10 minute non-spinning reserve market, generators are compensated to stand by with "quick start" units that are not currently operating, such as combustion turbines or certain hydroelectric units. In addition, the NYISO sought permission to make retroactive adjustments to market clearing prices for the period from January 29, 2000 to March 28, 2000. In an order issued June 1, 2000, the FERC rejected the proposed price cap on spinning reserves but allowed the cap on non-spinning reserves through November 1, 2000, provided that suppliers are able to recover their lost opportunity costs. Lost opportunity costs would result when generators are withheld from energy market participation so that they may stand by to meet unexpectedly high demand or other generators' under-performance. The FERC also rejected the NYISO's proposals for retroactive adjustment to market clearing prices in the reserve markets. As a result of the FERC order, SE New York does not anticipate any adverse financial implications due to the NYISO's reserve market filing.

     On June 30, 2000, the NYISO sought rehearing of FERC's rejection of the NYISO's proposal to retroactively adjust changes for 10-minute spinning reserves for the January 29 to March 28, 2000 period. On July 31, 2000, the FERC granted the NYISO a re-hearing for the purpose of further consideration. The NYISO also requested a stay of the order's denial of authority to conduct an interim rebilling for operating reserves for the month of March. The outcome of the NYISO appeal is uncertain.

     On June 30, 2000, the board of directors of the NYISO sought from the FERC authority to impose $1,300 per MWh bid caps on the day-ahead and real-time energy markets, for the July 6 to October 28, 2000 period. On July 26, 2000, the FERC approved the imposition of a bid cap of $1,000 per MWh in the wholesale electricity markets in New York State until October 28, 2000. This reduces the current bid cap from $1,300 to $1,000 per MW. On September 7, 2000, the NYISO management committee voted to continue $1,000 bid caps through April 30, 2001. The NYISO board has not voted on this matter. However, we expect that this bid cap will continue. SE New York does not anticipate any adverse financial implications related to this bid cap.

     In March 2000, SE Bowline filed an application with the State of New York Department of Public Service for authorization to construct a 785 MW combined cycle facility (a facility that utilizes both combustion and steam turbines) on a 98-acre site adjacent to the Bowline plant. In addition, SE Bowline has filed an application with the New York Department of Public Service to construct a 4.2 mile 24-inch natural gas line to meet the current and future natural gas needs of the Bowline plant. This line would connect directly to the existing Columbia gas transmission system. We expect to start commercial operation of the new power facility in 2003 and the new gas line in 2001.

     In October 1999, the State of New York announced an initiative to reduce air emissions in the state beyond the requirements under the 1990 Clean Air Act Amendments. Under this proposal, the standards would become effective in 2003 and would be phased in through 2007. A draft of the regulation is expected to be proposed by year-end 2000. The impact of this potential regulation is uncertain at this point. Along with several other electric utilities, SE New York received an information request from the State of New York concerning the air quality control implications of various repairs and maintenance activities at the Lovett facility. SE New York responded fully to this request and provided all of the information requested by the state. For more information about this matter, see "-- Legal Proceedings."

     A study is being conducted of the impact of water intake structures on fish species in the Hudson River. Bowline's water intake is part of this study. The resolution of this study is uncertain but could result in additional limitations on Bowline's water intake or new technology requirements for the intake.

     We are currently evaluating the sale of one or more of SE NY-Gen's hydroelectric generation plants. We cannot assure you that the sale of one or more of these plants will occur.

  SE New England

     On December 30, 1998, subsidiaries of our wholly owned subsidiary, Southern Energy New England, L.L.C., acquired various power plants, with a total capacity of 1,245 MW, from subsidiaries of Commonwealth Energy System and Eastern Utilities Associates for $536 million. The sales by Commonwealth Energy and Eastern Utilities were required as part of deregulation plans adopted in Massachusetts and Rhode Island. The assets consist of the Kendall Station (with five generating units) acquired by Southern Energy Kendall, L.L.C. (SE Kendall) and the Canal Station (Canal Units 1 and 2), the Martha's Vineyard Diesels and the Wyman Unit 4 Interest, all acquired by Southern Energy Canal, L.L.C. (SE Canal). In conjunction with the formation of Southern Energy North America Generating, Inc. (SE North America Generating), as an indirect wholly owned subsidiary of Southern Energy, Southern Energy New England, L.L.C. transferred its ownership interests in SE Canal and SE Kendall to subsidiaries of SE North America Generating in August 1999. These entities are collectively referred to herein as SE New England.

     The following table summarizes certain characteristics of SE New England's generating facilities in operation and under development:

                                                                   LOCATION         TOTAL MW           FUEL
                                                            ----------------------  --------   --------------------
GENERATION OPERATIONS:
CANAL PLANT
  Canal Unit 1............................................  Sandwich, MA               563             Oil
  Canal Unit 2............................................  Sandwich, MA               560       Natural Gas/Oil
                                                                                     -----
    Subtotal..............................................                           1,123
  Martha's Vineyard Diesels...............................  Martha's Vineyard, MA       12             Oil
  Wyman Unit 4 Interest...................................  Yarmouth, ME                 9             Oil
                                                                                     -----
    Subtotal..............................................                              21
KENDALL PLANT
  Kendall Steam, Units 1-2-3..............................  Cambridge, MA               63       Natural Gas/Oil
  Kendall Jets, Units 1 & 2...............................  Cambridge, MA               38             Oil
                                                                                     -----
    Subtotal..............................................                             101
                                                                                     -----
    Total.................................................                           1,245
                                                                                     =====
PROJECTS UNDER DEVELOPMENT:
Canal and Kendall Expansion...............................  Sandwich/Cambridge, MA     835     Natural Gas/Fuel Oil

     The Canal and Kendall plants, which are designed to operate during periods of higher-than-average (intermediate load) and very high (peak) demand, are located in close proximity to Boston, a major center for electricity demand in New England. The Martha's Vineyard Diesels supply electricity on the island of Martha's Vineyard during periods of high demand or in the event of a transmission interruption. The Wyman Unit 4 Interest is a 1.4325% ownership interest (equivalent to 9 MW) in the 614.5 MW Wyman Unit 4 located on Cousin's Island, Yarmouth, Maine. It is primarily owned and operated by the Florida Power and Light Group. SE New England is planning to add approximately 835 MW total capacity to the Canal and Kendall plants and expects to complete the permitting process in the fourth quarter of 2000. We expect to commence commercial operation of these expansions in 2002 for Kendall and in mid-2004 for Canal.

     The regulatory environment in the wholesale electricity market in the New England region has evolved into a competitive market for electrical generation. As such, the wholesale electricity market has changed away from a cost-based structure to a bid-based structure. We believe that SE New England has better opportunities for revenue enhancement under a competitive bid based system because the bid based approach offers low cost, flexible generators, such as SE New England, better opportunities to compete. The New England Power Pool was formed in 1971 and is a voluntary association of utilities, power marketers, generators, end-users and municipal entities. Independent

System Operator-New England, Inc. (ISO-NE) was established as a not-for-profit private corporation on July 1, 1997 following its approval by the FERC. The ISO-NE has responsibility for managing the New England region's electric bulk power generation and transmission systems and administering the region's open access transmission tariff. In addition, since inception of the new bid-based markets on May 1, 1999, the ISO-NE has administered the restructured wholesale electricity marketplace for the region.

     Since the inception of the new markets, the ISO-NE has frequently taken action to intervene in the market to change posted clearing prices that had been set by the software used to dispatch the system and determine prices. The ISO-NE stated that these interventions were necessary due to software errors and operator errors associated with the implementation of the new system. The ISO-NE has intervened most often during periods of high electrical demand and otherwise high clearing prices. The ISO-NE's actions have sparked extensive discussions and debate among participants in the generating sector in New England regarding the propriety of these interventions.

     The ISO-NE and the New England Power Pool have made numerous market rule changes since market inception including changes in the manner that the energy and ancillary services markets are settled. The transition period has been difficult for the ISO-NE and the New England Power Pool participants; and there is a significant amount of additional work that still needs to be completed to implement a well functioning wholesale market system in New England.

     In February 2000, the Massachusetts Secretary of Environmental Affairs requested certain generation owners to submit a voluntary plan for achieving prescribed emissions reductions. The requested plans were to achieve these reductions by 2005, 2007 or 2010 depending on the nature of the emissions. SE Canal was one of the generation owners asked to submit a plan. In March 2000, SE Canal submitted a plan describing the expansion project proposed at the Canal site, which results in significant emissions reductions and meets the quantifiable targets prescribed by the Secretary. In June 2000, the Massachusetts Department of Environmental Protection proposed new regulations that include the Canal plant as an affected unit. These regulations are currently in a draft form for public comment. The draft regulations call for reductions in sulfur dioxide, nitrogen oxides, and carbon dioxide beginning in the year 2004 and possible future reductions in mercury, particulate matter and carbon monoxide.

     In conjunction with the acquisition of its generating facilities, SE New England also entered into an energy supply agreement with the utility subsidiaries of Commonwealth Energy. Under the terms of this agreement, SE New England supplies electricity at wholesale to meet a portion of Commonwealth Energy's obligations to provide standard offer service at guaranteed rates to eligible retail customers in Massachusetts. The agreement expires in 2005. SE New England has entered into an agreement with SCEM for SCEM to supply the electricity to meet SE New England's obligations under its agreement with Commonwealth in exchange for payments by SE New England.

     Except for the output from Canal Unit 1, which is committed to SE New England and three other power purchasers under contracts through October 2002, the capacity, energy and ancillary services from the generating units are sold into the New England Power Pool through SCEM. SE Canal and SE Kendall have entered into arrangements with SCEM regarding the marketing of capacity, energy and ancillary services from the generating units. The arrangements with SCEM became effective on the date of implementation of the New England Power Pool bid-based markets. Under these arrangements, SCEM bids the output of the units into the New England Power Pool and is responsible for the supply of fuel to the units. SCEM also entered into a tolling arrangement with SE New England for Canal Unit 2, Kendall Jets and Martha's Vineyard Diesels in which SCEM provides fuel to these facilities and receives the energy and ancillary services output in return for payments to SE New England. Under this arrangement, SE New England has guaranteed operational performance parameters of the units.

  NORTH AMERICA -- EAST REGION

  State Line Energy

     In December 1997, we acquired, through an indirect, wholly owned subsidiary, State Line Energy, L.L.C. (State Line Energy), the 490 MW State Line facility from a subsidiary of Commonwealth Edison Company (Commonwealth Edison) for $68 million. The State Line facility is located near Chicago, a major center of electricity demand in the Midwest. The plant is comprised of two coal-fired generating units, Unit 3 and Unit 4. Commonwealth Edison retained the ownership of the switchyard and transmission facilities connecting the State Line station to the Commonwealth Edison transmission system, as well as the coal inventory and the emissions allowances associated with the State Line facility.

     State Line Energy supplies power to Commonwealth Edison under a 15-year power purchase agreement expiring in 2012. Commonwealth Edison's territory consists of northern Illinois and contains 70% of Illinois' population. In its regulated service area, ComEd delivers power to 3.4 million customers. If State Line Energy builds new capacity or increases the firm capacity of the plant above 490 MW, State Line Energy may sell that additional capacity and associated energy to third parties, after first offering Commonwealth Edison the right to purchase that additional capacity and energy. For short-term (non-firm) sales, State Line Energy has contracted with SCEM to market additional energy not required under the Commonwealth Edison power purchase agreement. In addition, State Line Energy has contracted with Commonwealth Edison to provide an additional 25 MW capacity from the plant on a short-term arrangement.

     The coal required to operate the facility is currently supplied by Commonwealth Edison under a coal supply agreement. Because Commonwealth Edison divested its fossil generation business, it transferred management of its coal supply obligations to SCEM under a management agreement. Under this agreement, all of Commonwealth Edison's remaining coal and logistics contracts will be managed by SCEM.

     State Line Energy is in the early stages of developing additional capacity at its site to meet the growing demand for power in the region. The expansion, if approved by all of the regulatory authorities, would consist of one gas-fired combined cycle unit with a total generating capacity of 550 MW and is expected to be completed in 2003.

     On July 28, 1998, an explosion and fire occurred in a coal handling area at the State Line facility. A total of 17 people were injured. The coal conveyor system, which supplies coal to both units, sustained significant damage. Unit 4 was forced offline by the explosion and ensuing fire; however, it returned to service on January 31, 1999. Unit 3 was offline undergoing a major maintenance outage at the time of the incident and sustained less damage. Unit 3 returned to service on February 8, 1999. Both units have met their net capacity under the power purchase agreement since returning to service and have passed annual environmental testing.

     The State Line facility is covered under Southern Company's umbrella insurance policy, which provides up to $400 million of coverage for a combination of property damage, liability, and business interruption with liability limits of $260 million. State Line Energy expects that insurance proceeds will cover costs of property damage during the fire and explosion.

     The EPA and the Indiana Department of Environmental Management are currently proposing stricter nitrogen oxide emission standards through one-hour ozone regulations and nitrogen oxide

State Implementation Plan calls. The monthly capacity charge (a fee charged to cover fixed costs based on the availability and capacity of the plant) and a fee charged for the energy produced is adjusted by a formula designed to pass through to Commonwealth Edison the additional annual costs for changes related to new nitrogen oxide emission standards including an amortized portion of the associated capital costs based on full amortization by the year 2022. Accordingly, we do not expect stricter nitrogen oxide emission standards to have a material adverse effect through the term of the power purchase agreement.

     Unicom, the parent company of Commonwealth Edison, announced a merger with PECO Energy Services in September 1999. We do not expect any adverse effect on the power purchase agreement as a result of this merger.

  Birchwood

     Birchwood Power Partners, L.P. is a limited partnership which owns the nominal 222 MW Birchwood power facility. The facility is a coal-fired cogeneration plant located approximately 12 miles southeast of Fredericksburg, Virginia. We own a 50% interest in Birchwood, with the remaining 50% owned by a subsidiary of Cogentrix Energy, Inc. The Birchwood facility was our first new power plant (greenfield) project built in North America, and one of our subsidiaries continues to operate and maintain the Birchwood facility. Power generated at the plant is sold to Virginia Power, a utility that provides electricity to two million customers in Virginia and North Carolina. In addition, a subsidiary of ours and a subsidiary of Cogentrix each owns 50% of the stock of Greenhost, Inc., which owns a greenhouse facility located adjacent to the Birchwood facility and uses steam generated by the Birchwood facility.

     Birchwood sells electricity to Virginia Power under a 25-year power purchase agreement. Under the power purchase agreement, Birchwood sells all electricity generated by the facility to Virginia Power through 2021. Birchwood earns a fee based on a contractually determined rate per kilowatt month for the available capacity of the facility, which is determined by semiannual capacity tests. Variable operating and maintenance charges are paid by Virginia Power on a per kilowatt-hour basis and are included in Birchwood's electric revenues. Fuel costs are reimbursed by Virginia Power under the power purchase agreement. Fuel charges are computed on the amount of kilowatt-hours generated, as well as on a fixed heat rate and a contractually determined fuel compensation price. Birchwood has fixed, indexed future costs for coal, coal transportation, ash disposal and lime. Virginia Power has the option to terminate the power purchase agreement for convenience on one year's notice. If this option is exercised, Virginia Power must pay Birchwood the greater of the net book value of the facility or the amount of the original permanent financing, adjusted by an inflation base index, plus the net present value of all pre-tax profits for the life of the power purchase agreement, plus all expenses associated with the termination. We have entered into a separate agreement with Virginia Power to sell an additional 20 MW of capacity from the Birchwood facility.

     The Virginia legislature recently passed legislation that will increase competition in the power production industry in Virginia. Competition will be phased in starting in 2002 with full retail competition in effect by 2004. We have not yet determined what effect this legislation will have on the Birchwood facility or the existing power purchase agreement. Virginia Power is in the process of determining its strategy with respect to its current non-utility contracts, such as the power purchase agreement with Birchwood. Virginia Power, as stated, has a termination option that it may exercise that provides for Birchwood to be fully compensated if the option is exercised.

     On January 18, 2000, the EPA published a new regulation, known as the "Section 126 Rule," which allocates nitrogen oxide emissions allowances to electric generating facilities in Delaware, Indiana, Kentucky, Maryland, Michigan, New Jersey, New York, North Carolina, Ohio, Penn-sylvania, Virginia, West Virginia and the District of Columbia. This regulation becomes effective on May 1, 2003. If a plant's emissions exceed its allocated allowances under the Section 126 Rule, the plant must purchase additional allowances from other regulated plants. We believe that the nitrogen oxide allowances allocated to the Birchwood facility are incorrect due to the use of incorrect data by the EPA. On March 17, 2000, Birchwood filed an appeal of the
Section 126 Rule with the EPA to challenge the nitrogen oxide emission allowances for the Birchwood facility.

  SEI Wisconsin

     SEI Wisconsin, L.L.C. (SEI Wisconsin) is an indirect, wholly owned subsidiary that was formed in 1998 to develop, construct, own, operate and maintain the Neenah Power Plant. The Neenah plant is a 306 MW natural gas-fired electric generating plant located in the Town of Neenah, Wisconsin. The plant provides electricity during periods of very high (peak) demand. Construction of the plant is complete and the final cost is expected to be approximately $100 million. The plant commenced operations on May 8, 2000.

     SEI Wisconsin will initially sell all of its capacity and electric power output to Wisconsin Electric Power Company under an eight-year power purchase agreement entered into in August 1998. Wisconsin Electric provides electric, gas and steam service to more than two million customers in southeastern Wisconsin. The power purchase agreement is structured as a tolling arrangement, whereby Wisconsin Electric pays SEI Wisconsin a monthly charge designed to provide SEI Wisconsin a return on capital and to cover debt service and fixed operating costs. Wisconsin Electric also pays a charge for each start and for each running hour for each combustion turbine. These start charges and running hour charges are designed to recover variable costs associated with operating and maintaining the plant. Under this tolling arrangement, Wisconsin Electric supplies natural gas as well as any backup No. 2 fuel oil used to run the plant at no cost to SEI Wisconsin. The power purchase agreement has bonus and penalty provisions regarding capacity, heat rate and availability. Wisconsin Electric, prior to the end of the sixth contract year, has the option to renew the power purchase agreement for another five years beyond the current eight year term or purchase the Neenah plant from us for $150 million at the end of the power purchase agreement term.

     At the expiration of the power purchase agreement, SEI Wisconsin may convert the Neenah plant from a facility primarily designed to provide power during periods of very high (peak) demand to a facility with approximately 515 MW of capacity to be used during periods of average (base load) and higher (intermediate load) demand. At that time, SEI Wisconsin plans to sell the plant output to SCEM under a long-term marketing agreement which may be structured as a tolling agreement. This conversion may occur earlier through agreement with Wisconsin Electric, which would contract for the increased output of the plant.

     The Neenah plant is located in the Mid-America Interconnected Network region under the North America Electric Reliability Council that covers predominantly Illinois and eastern Wisconsin. The Mid-America Interconnected Network market is nominally a 55 GW-sized market that is dominated by coal (54%) and nuclear (28%) generating capacity. The Mid-America Interconnected Network region is currently in need of both capacity designed for very high (peak) demand periods as well as additional transmission capacity.

     Deregulation of the electricity market in Wisconsin has been slow. The Public Service Commission of Wisconsin and the state legislature are currently studying the deregulation of the electricity market and no material legislation has been enacted to date.

  SEI Michigan

     We are currently developing an 848 MW natural gas-fired electric generating plant at a previously undeveloped (greenfield) site in Zeeland, Michigan. In 1999, we formed an indirect, wholly owned subsidiary, SEI Michigan, L.L.C. (SEI Michigan), to develop, construct, own, operate and maintain the Zeeland power plant. We received all necessary permits in spring 2000 and construction began in early summer 2000. SEI Michigan is being built in two phases.

     Phase I is a 298 MW facility designed to provide electricity during very high (peak) demand periods. We expect this phase to become operational June 2001 and cost approximately $110 million. SEI Michigan will initially sell all of the Phase I capacity and electricity power output to SCEM under a five-year power purchase agreement. SCEM has in turn entered into an agreement with Engage Energy to sell the output of this phase. At the expiration of the tolling agreement, SEI Michigan may add heat recovery equipment and a steam turbine (combined cycle unit), which would allow the plant to operate during periods of average (base load) and higher-than-average (intermediate load) demand, and expand the capacity of Phase I from 298 MW to 550 MW. SEI Michigan expects to enter into a new marketing agreement with SCEM at that time.

     Phase II is a 550 MW facility that uses both combustion and steam turbines (a combined-cycle unit) which would allow the plant to operate during periods of average (base load) and higher-than-average (intermediate load) demand. This phase is expected to be operational by July 2002 and cost approximately $242 million. We plan to sell the plant's capacity to customers in the East Central Area Reliability Council market through marketing agreements with SCEM.

     The East Central Area Reliability Council market is nominally a 106 GW market that is dominated by coal generating capacity (82%). The region is currently in need of capacity during periods of very high (peak) demand after having experienced brown outs and curtailments on peak days and having excess available capacity of less than 10%. Furthermore, the market faces the risk of the reduced availability of base and intermediate resources due to retirement of nuclear plants and the possibility that the market's coal-fired plants will be unable to reach newly mandated environmental standards.

  SE Mid-Atlantic

     On June 7, 2000, we executed an asset purchase and sale agreement with Potomac Electric Power Company (PEPCO) which sets forth the terms of sale and purchase of PEPCO's generation business in Maryland and Virginia. Our purchase price for these acquisitions is approximately $2.65 billion plus amounts to be determined for working capital and capital expenditures estimated to be $97 million, and approximately $260 million in the event that a certain power purchase agreement is not transferred to us. We were selected as the winning bidder for the generation business following a competitive bid process.

     Based on the current structure of this transaction, our newly formed limited liability company subsidiary, Southern Energy Mid-Atlantic, LLC, will acquire, among other things:

     - the 1,412 MW coal and oil-fired Morgantown station located in Charles County, Maryland, approximately 50 miles south of Washington, D.C.,

     - the 2,423 MW coal, oil and gas-fired Chalk Point station located in Prince George's County, Maryland, approximately 45 miles from Washington, D.C., including the assignment of PEPCO's rights and obligations to the 84 MW Southern Maryland Electric Cooperative, Inc. combustion turbine located at the Chalk Point station site,

     - the 837 MW coal, oil and gas-fired Dickerson station located in upper Montgomery County, Maryland, approximately 30 miles from Washington, D.C., and

     - the 482 MW coal and oil-fired Potomac River station located in Alexandria, Virginia, in close proximity to Washington, D.C.

     The following table summarizes certain characteristics of PEPCO's power plants that we are in the process of acquiring:

                                                                     LOCATION             TOTAL MW         FUEL
GENERATION OPERATIONS:                                        ----------------------      ---------      --------
Morgantown
  Morgantown 1..............................................  Charles County                  582        Coal/Oil
  Morgantown 2..............................................  Charles County                  582        Coal/Oil
  Morgantown CTs 1 and 2....................................  Charles County               2 x 16          Oil
  Morgantown CTs 3-6........................................  Charles County               4 x 54          Oil
                                                                                           ------
    Subtotal................................................                                1,412
Chalk Point
  Chalk Point 1.............................................  Prince George's County          341        Coal/Gas
  Chalk Point 2.............................................  Prince George's County          342        Coal/Gas
  Chalk Point 3.............................................  Prince George's County          612        Oil/Gas
  Chalk Point 4.............................................  Prince George's County          612        Oil/Gas
  Chalk Point CT 1..........................................  Prince George's County           18          Oil
  Chalk Point CT 2..........................................  Prince George's County           30          Oil
  Chalk Point CT 3..........................................  Prince George's County           85        Gas/Oil
  Chalk Point CT 4..........................................  Prince George's County           85        Gas/Oil
  Chalk Point CT 5..........................................  Prince George's County          107        Gas/Oil
  Chalk Point CT 6..........................................  Prince George's County          107        Gas/Oil
  SMECO CT..................................................  Prince George's County           84        Gas/Oil
                                                                                           ------
    Subtotal................................................                                2,423
Dickerson
  Dickerson 1...............................................  Montgomery County               182        Coal/Oil
  Dickerson 2...............................................  Montgomery County               182        Coal/Oil
  Dickerson 3...............................................  Montgomery County               182        Coal/Oil
  Dickerson DCT1............................................  Montgomery County                13          Oil
  Dickerson H1CT............................................  Montgomery County               139        Gas/Oil
  Dickerson H2CT............................................  Montgomery County               139        Gas/Oil
                                                                                           ------
    Subtotal................................................                                  837
Potomac River
  Potomac River 1...........................................  Alexandria                       88        Coal/Oil
  Potomac River 2...........................................  Alexandria                       88        Coal/Oil
  Potomac River 3...........................................  Alexandria                      102        Coal/Oil
  Potomac River 4...........................................  Alexandria                      102        Coal/Oil
  Potomac River 5...........................................  Alexandria                      102        Coal/Oil
                                                                                           ------
    Subtotal................................................                                  482
                                                                                           ------
      Total.................................................                                5,154
                                                                                           ======

     In addition to our generation capacity, we have power purchase agreements to purchase approximately 735 MW of electricity. We are currently planning to expand capacity of assets purchased from PEPCO by 615 MW.

     The series of transactions contemplated in the asset purchase and sale agreement includes the purchase of four electric generating stations in Maryland and Virginia (as described above) totaling 5,154 MW; three separate coal ash storage areas, a 51.5 mile oil pipeline serving the Chalk Point and Morgantown stations; an engineering and maintenance service facility and related assets; the lease of the land on which the Potomac River station is located; the sale of power to PEPCO under two separate transition power agreements with terms of up to four years; the sale of power to PEPCO under a local area support agreement requiring the Potomac River station to operate for purposes of supporting a local load pocket; the execution of a three-year operation and maintenance agreement for PEPCO's two generating stations located in the District of Columbia (Benning and Buzzard Point); the assumption of five of PEPCO's power purchase agreements totaling 735 MW (Ohio Edison, Panda-Brandywine, Northeast Maryland Waste Disposal Authority, Prince George's County Detention Center and Gude Landfill); and the execution of a parent guarantee to support the obligations under any of the project agreements in the event these obligations are assigned to one of our wholly owned subsidiaries. It is estimated that approximately 1,000 PEPCO employees will become our employees once the transaction is consummated. The closing date for this transaction is targeted for November 2000, pending regulatory approvals.

     The PEPCO assets are located in the PJM Interconnection, which encompasses New Jersey, Maryland, Delaware, the District of Columbia and most of Pennsylvania. The PJM Interconnection market is the largest centrally-dispatched power pool in the United States with 56,000 MW of generating capacity. The PJM Interconnection has facilitated a bid-based energy market since April 1997 and initiated operation as an Independent System Operator on January 1, 1998. The PJM Interconnection enables participants to buy and sell energy and ancillary services, schedule bilateral transactions and reserve transmission service.

     The PEPCO assets provide a range of capacity across the PJM Interconnection dispatch curve. There is approximately 2,699 MW of baseload capacity, 1,400 MW of cycling capacity, and 1,055 MW of peaking capacity. Likewise, there is a wide range of fuels consumed at the facilities, and approximately 94% of the total generating capacity can burn multiple fuels.

     Under the asset purchase and sale agreement, we will enter into two separate transition power agreements with PEPCO to provide energy, capacity and ancillary services to PEPCO's default retail customers. One of the transition power agreements is for service to PEPCO's default customers in Maryland and has a term through June 30, 2004. The other transition power agreement is for service to PEPCO's default customers in the District of Columbia and expires 49 months from the closing of the transaction. Under both transition power agreements, we are obligated to provide capacity and ancillary services for the entire term. We are also obligated under both contracts to provide 100% of the energy requirements for the first contract year and 75% of the energy requirements for the second contract year. Beginning in the second contract year, PEPCO has the option of purchasing additional energy requirements in 25% increments up to the level purchased in the prior contract year. PEPCO's current peak demand requirements for the existing retail customers are approximately 5,300 MW. With a total generation portfolio of 5,889 MW, including the power purchase agreements, these transition power agreements provide a significant portion of our revenues for the first two to four years and thereby mitigate the market price volatility risk. The pricing for these services in each of the agreements is below current market prices and this was reflected in the total asset purchase price.

     Under the asset purchase and sale agreement, we will assume the obligations and benefits of five power purchase agreements with a total capacity of 735 MW. On an aggregate basis, the pricing terms of these power purchase agreements is below market and this is reflected in the total asset purchase price. Three of the power purchase agreements (Ohio Edison, Panda-Brandywine and Northeast Maryland Waste Disposal Authority) represent 730 MW. The Ohio Edison power purchase agreement provides for the sale of 450 MW of capacity and the associated energy from the Ohio Edison system to PEPCO. As an element of the Ohio Edison power purchase agreement, PEPCO is a party to a "purchase and resale" agreement with Allegheny Power System under which Allegheny Power System purchases this supply from Ohio Edison and resells it to PEPCO at the points of interconnection between the Allegheny Power and PEPCO systems. PEPCO can also elect to forgo the transmission across the Allegheny Power System and sell the capacity and associated energy to third parties from the Ohio Edison system. This allows PEPCO the option of selling this capacity and energy into either the East Central Area Reliability Council or the PJM Interconnection markets. The term of the Ohio Edison power purchase agreement is through December 31, 2005.

     PEPCO has an agreement with Panda-Brandywine to purchase the capacity and energy output from a cogeneration facility owned by Panda-Brandywine. The Panda-Brandywine facility was designed to be a qualifying facility under PURPA. Under this agreement, PEPCO is committed to purchase the dependable capacity and a portion of the electrical output of the Panda-Brandywine facility. Specifically, PEPCO is obligated to purchase approximately 99 MW of energy for 60 hours of each week. The balance of the capacity is dispatchable at PEPCO's discretion. This agreement has an expiration date of October 2021.

     PEPCO and the owner of the Panda-Brandywine facility are involved in various legal proceedings. Panda-Brandywine has filed two separate actions, one in a Texas court and the other before the Maryland Public Service Commission, in an attempt to prohibit PEPCO from either assigning the Panda-Brandywine power purchase agreement or entering into a back-to-back arrangement involving that power purchase agreement. PEPCO has stated its belief that it will ultimately prevail in both of these legal proceedings. If PEPCO is successful in these proceedings, the Panda-Brandywine power purchase agreement will be assigned to us at the closing, or PEPCO will enter into a back-to-back arrangement with us at the closing, in either case as specifically contemplated by our asset purchase and sale agreement with PEPCO. The asset purchase and sale agreement does, however, also provide for the possibility that PEPCO will not be able to either assign the Panda-Brandywine power purchase agreement or enter into a back-to-back arrangement involving the power purchase agreement. In such event, the asset purchase and sale agreement requires us to pay an additional amount of approximately $260 million at closing into an escrow account, and PEPCO is entitled to the proceeds from such account if the Panda-Brandywine power purchase agreement is neither assigned to us nor the subject of a back-to-back arrangement with us within 12 months of the closing. The proceeds from such account revert to us in the event the Panda-Brandywine power purchase agreement is either assigned or is the subject of a back-to-back arrangement during such 12-month period.

     PEPCO has an agreement to purchase the energy and capacity output from a solid waste recovery facility owned by Northeast Maryland Waste Disposal Authority. This facility is located adjacent to the Dickerson Generating Facility and has been certified as a qualifying small power production facility under PURPA. The generating capacity of this facility is 50 MW but the facility typically operates at a peak capacity of 32 MW. PEPCO is required to purchase all electricity generated by the facility in excess of the facility's own total requirements for electricity and to sell to the facility on a partial requirements basis any electricity required in excess of the amount generated by the facility. The price of electricity purchased under this contract is subject to the "Standard Rates for Purchases from QFs" as set out in PEPCO's Rate Schedule CG-SPP on file with the Maryland Public Service Commission. This contract terminates in October 2019.

  NORTH AMERICA -- GULF COAST REGION

  SE Wichita Falls

     In October 1999, we purchased, through an indirect wholly owned subsidiary, Southern Energy Wichita Falls, L.P. (SE Wichita Falls), an 80 MW gas-fired electric generating plant from Wichita Falls Energy Co. Ltd. of Fort Worth, Texas for approximately $19 million. The plant is a facility designed for periods of average (base load) demand, consisting of three gas turbines and one steam turbine, fueled by natural gas transported through TXU Gas Company's Lone Star pipeline. The turbines use propane gas as a backup fuel. The facility is operated by Vetrotex CertainTeed Corporation (Vetrotex) under an operations and steam sales agreement. Under this agreement,

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Vetrotex also purchases steam from the plant. In addition, we have entered into a four-year power purchase agreement with SCEM for electricity generated by the plant.

     SE Wichita Falls is in the early stages of evaluating the addition of capacity at its site to meet the growing demand for power in the region. The proposed plan involves an expansion consisting of one or more combustion turbines operating during periods of very high (peak) demand, with a combined capacity of approximately 150 MW. The expected completion date for this expansion, if it proceeds, is mid-2002. Depending on the availability of equipment, the expansion could be completed as early as mid-2001.

  SEI Texas

     SEI Texas, L.P. (SEI Texas) is an indirect, wholly owned subsidiary that was formed to develop, construct and operate a 546 MW natural gas-fired electric generating plant in the Dallas-Fort Worth metropolitan area. The plant will operate a total of four units with two operating during periods of very high
(peak) demand and a third combustion turbine with a corresponding steam turbine that can be operated during periods of average (base load) and higher-than-average (intermediate load) demand (a combined-cycle unit). Construction of the facility is expected to cost approximately $215 million. Units 1 and 2, representing 298 MW, became operational on June 1, 2000. Construction has begun on the remaining 248 MW, Units 3 and 4, which we expect to become operational in June 2001.

     SEI Texas has agreed to sell all of the capacity and electric power output from Units 1 and 2 to SCEM under a five-year power purchase agreement expiring May 31, 2005. A separate agreement for Units 3 and 4 is currently being negotiated with SCEM. Under the existing power purchase agreement, all fuel required to run the facility will be provided and paid for by SCEM.

     At the expiration of the power purchase agreement, SEI Texas may add heat recovery equipment and a steam turbine to Units 1 and 2, which would allow these units to operate during periods of average (base load) and higher (intermediate load) demand, and expand the overall plant capacity to 750 MW. At that time, the plant's capacity and energy will be sold to customers in the Electric Reliability Council of Texas market through marketing agreements with SCEM.

     Texas has passed legislation for the deregulation of its electricity market. The pilot phase of the deregulated market is scheduled to begin in June 2001, with full deregulation in place by January 2002. The underlying wholesale market is going through a restructuring to support this legislation. Part of the restructuring will include setting up Electric Reliability Council of Texas such that all of the generation capacity in that market is managed through a common transmission system. Another part of the restructuring may require investor owned utilities to divest of large blocks of their generating assets. Both of these actions will enhance SEI Texas' position in the marketplace by increasing liquidity in the market and mitigating the market power of the incumbent utilities.

  Mobile Energy

     We have a 1% interest in Mobile Energy Services Company, L.L.C. (Mobile Energy) through our wholly owned subsidiary Southern Energy Resources, Inc. The remaining 99% is indirectly owned by Southern Company through its wholly owned subsidiary Mobile Energy Services Holdings, Inc. Mobile Energy is the owner of a facility that generates electricity, produces steam and processes black liquor as part of a pulp and paper complex in Mobile, Alabama. On May 5, 1998, Mobile Energy received notice from Kimberly-Clark Tissue Company of its intention to close its pulp mill, effective September 1, 1999. The pulp mill had historically provided approximately 50% of Mobile Energy's revenues.

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     On January 14, 1999, Mobile Energy and Mobile Energy Services Holdings
which guaranteed debt obligations of Mobile Energy, filed voluntary petitions in the United States Bankruptcy Court for the Southern District of Alabama, seeking protection under Chapter 11 of the United States Bankruptcy Code.

     Mobile Energy, certain of its debt holders and Kimberly-Clark have reached a tentative settlement related to disputes arising from the shutdown of Kimberly-Clark's pulp mill in Mobile, Alabama and reconfiguration of energy services at the site. As part of that settlement, Kimberly-Clark and Mobile Energy have agreed to a modified energy services agreement under which Mobile Energy will provide electricity and steam processing services to Kimberly-Clark's facility through August 31, 2019 at rates intended to approximate market rates. The settlement is conditional and will not become final unless a variety of conditions are satisfied, including having a plan of reorganization become effective for Mobile Energy by January 31, 2001. If these conditions are not satisfied, the settlement agreement terminates and the parties' relationships will be governed by the contractual relationship that existed prior to the settlement agreement. We and Southern Energy Resources have entered into a separate agreement with Mobile Energy related to a 165 MW combined cycle, gas-fired combustion turbine project. We have agreed to supply the combustion turbine required for the project at our cost (approximately $28 million) together with an associated long-term services agreement from the combustion turbine vendor. The project is expected to reduce Mobile Energy's non-fuel operating costs. Steam from the project will be used to meet on-site demands. Power from the project is expected to be used to meet on-site demands and is also expected to be sold into the wholesale power markets. Mobile Energy and Southern Energy Resources are currently working to resolve transmission issues that may affect the amount of the project's power output that can be sold into the wholesale power markets during certain times. The project is expected to begin commercial operation in 2002.

     On August 4, 2000, Mobile Energy and Mobile Energy Services Holdings filed a joint proposal plan of reorganization with the bankruptcy court. If the plan of reorganization is approved as proposed, the ownership interests in Mobile Energy Services Holdings and Mobile Energy held by Southern Company and Southern Energy Resources will terminate upon the plan of reorganization becoming effective, which is not expected to occur until late 2000 or early 2001.

     S. Marce Fuller, our President, Chief Executive Officer and Director, Raymond D. Hill, one of our Executive Vice Presidents and our Chief Financial Officer, and James A. Ward, our Senior Vice President of Finance and Accounting, were executive officers of Mobile Energy at the time it filed for bankruptcy. Ms. Fuller and Mr. Hill continue to be executive officers of Mobile Energy. In addition, Ms. Fuller was an executive officer of Mobile Energy Services Holdings until January 1, 1999, Mr. Hill was an executive officer of Mobile Energy Services Holdings until August 1997, and Mr. Ward was an executive officer of Mobile Energy Services Holdings at the time it filed for bankruptcy and continued to be an executive officer until June 1999.

     Mobile Energy is also in the process of renegotiating its energy service agreements with its other customer at the site -- Sappi Fine Paper (North America) -- and is in discussion with a third party regarding the resumption of a pulp mill operation at the site that would be about half of the size of the previous pulp mill operation in terms of output. As part of the settlement with Kimberly-Clark, Mobile Energy has an assignable option to purchase some of Kimberly-Clark's pulp mill assets.

  Wrightsville Project

     We are currently constructing a 550 MW natural gas-fired, combined cycle project in Wrightsville, Arkansas. The power project, which is scheduled for commercial operation in June 2002, is organized as a limited liability company jointly owned by us and Kinder Morgan Power, a

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subsidiary of Kinder Morgan. We hold a 51% interest in the Wrightsville project, with Kinder Morgan Power owning the remaining 49%. Kinder Morgan Power has responsibility for the engineering, procurement and construction of the power plant. Our portion of the total estimated cost of this project is $154 million.

     The project company will initially market and sell to SCEM all of its capacity and electric power output under a multi-year power purchase agreement. It is anticipated that the power purchase agreement will be structured as a tolling agreement, whereby SCEM will pay the project company a monthly capacity charge and other charges designed to cover debt service, defray operations and maintenance expenses and provide a return on investment to the project. Under the tolling arrangement, SCEM would be responsible for supplying and paying for all fuel costs. Other essential plant services, such as water supply, will be provided by contract with appropriate parties.

     The Wrightsville project is being developed to supply electricity during periods of average (base load), higher-than-average (intermediate load) and very high (peak) demand for sale into the Entergy system and neighboring markets. These markets are experiencing increasing demand growth, particularly in intermediate and peak periods, and peak period reserve margins are constrained. In addition, the State of Arkansas has passed legislation for the deregulation of its electricity market beginning in 2002. Deregulation would be expected to increase the number of potential customers for electricity sales within the state.

  Perryville Project

     We are developing a 700 MW natural gas-fired power plant at a previously undeveloped site near Perryville, Louisiana. The project has been organized as a limited liability company named Perryville Energy Partners, LLC, jointly owned by our subsidiary, Southern Energy Louisiana, Inc., and Perryville Energy Holdings, a subsidiary of Cleco Corporation. Each of the owners holds a 50% interest in the limited liability company. We are in the process of negotiating definitive project agreements, including a credit facility, an operations and maintenance agreement and an engineering, procurement and construction agreement. We plan to make a bridge loan of up to $97.5 million to support the project until it is able to obtain third-party financing. We have applied for all major regulatory approvals and permits required to construct and operate the plant. The estimated cost of this project is $174 million.

     The Perryville project will consist of units designed to operate at periods of very high (peak) demand and combined cycle units. We expect the first phase of the project, a 150 MW gas turbine peaking plant, to be in commercial operation in the summer of 2001. This portion of the project will supply electricity primarily during periods of very high demand. The second phase of the project, which we expect to become commercial in mid-2002, is a 550 MW combined cycle plant designed to supply electricity during periods of average (base load) and higher-than-average (intermediate) demand. The project will primarily serve the wholesale power market defined by Entergy's transmission system, including portions of Louisiana, Arkansas, Mississippi and East Texas. Texas and Arkansas have passed legislation expanding retail competition in their electricity sectors, while Louisiana is considering similar deregulation initiatives.

     We expect to sell the output of the project into the wholesale power market under one or more medium to long-term power purchase agreements with major power marketers. It is anticipated that the power purchase agreements will be structured with the power marketer supplying fuel, dispatching the units and taking the capacity and energy of the project. We anticipate that the power purchase agreements will be designed to provide a monthly capacity payment that will cover project debt service, operations and maintenance expenses and return on investment. Water supply for the project will be obtained primarily from a source of surface water in proximity to the plant site. The plant will

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be interconnected to a 500 kV transmission line owned by Entergy. We expect a number of natural gas pipelines at or near the site to provide a gas supply for the project.

  NORTH AMERICA -- MARKETING AND RISK MANAGEMENT OPERATIONS

  Southern Company Energy Marketing (SCEM)

     In September 1997, we formed SCEM as a limited partnership between us and Vastar, an 81.9%-owned subsidiary of Atlantic Richfield Company (ARCO), a subsidiary of BP Amoco p.l.c. Vastar is a crude oil and natural gas exploration and production company.

     On September 11, 2000, we closed our acquisition of Vastar's 40% interest in SCEM for $250 million. Under the terms of the transaction we acquired Vastar's interest in SCEM effective as of August 10, 2000. As a result, as of August 10, 2000, SCEM became our wholly owned indirect subsidiary, and we will consolidate SCEM's financial results in our financial statements on a prospective basis.

     As part of the transaction, we agreed to amend the gas purchase and sale agreement to make it easier for SCEM to administer, including reducing the number of delivery points where Vastar delivers gas and predetermining the daily and annual quantities of gas Vastar is obligated to deliver and SCEM is obligated to purchase. The gas purchase and sale agreement will remain in effect for the remaining seven years of its term. We anticipate that this amendment will become effective before the end of this year. Accordingly, SCEM will continue to purchase and market the natural gas produced by Vastar. In addition, as part of the transaction, we were relieved of any financial obligations to Vastar under the SCEM partnership agreement, including any guaranteed minimum cash distributions and any outstanding arbitration.

     We formed SCEM for the purpose of marketing and risk-managing energy and energy-linked commodities, including electricity, natural gas, oil, coal and emissions credits in North America. In addition to its agreement with Vastar for the purchase of natural gas, SCEM procures fuel for and markets electricity generated by our North American facilities that are not committed under long-term contracts. In addition, SCEM provides marketing of these and other energy-linked commodities to third parties. As of December 31, 1999, SCEM employed approximately 409 people, located primarily in Atlanta, with a staff divided between marketing, asset optimization, trading, logistics, risk control, information technology and other support functions. In 1999, SCEM marketed an average of 5.4 billion cubic feet of natural gas per day and sold 220 million megawatt hours of electricity. According to statistics published in industry journals, for the second quarter of 2000 SCEM ranked as the fifth largest physical power marketer and tenth largest physical gas marketer in North America based on trading volume. SCEM owns two seats on and is a member of the New York Mercantile Exchange.

     SCEM's strategy is to be the marketer and risk manager of our North American generating assets, certain of Vastar's gas production and other third-party assets. SCEM's primary responsibilities are to optimize assets, develop markets, procure fuel, manage risk and coordinate the logistical flow of power, natural gas and other energy commodities as they relate to fixed assets. We believe that energy marketing and risk management expertise and risk controls will add value to our assets. Over the next decade, we expect SCEM to take advantage of the expected deregulation of the energy business to build upon its position as a leading energy marketer in North America through its marketing and risk management expertise, risk controls and information systems.

     Vastar contracted with SCEM to sell a significant portion of its domestic natural gas production at market index prices to SCEM through the 10-year natural gas supply agreement (which began in September 1997). Currently, SCEM purchases approximately 1.2 billion cubic feet per day of

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Vastar's production. Under the amendment to the gas purchase and sale agreement,
Vastar's delivery obligations will be fixed at 1,075,000 MMBtu per day through 2001, 975,000 MMBtu per day during 2002, and 875,000 MMBtu per day during 2003 and each year thereafter.

     In 1998, SCEM signed a five-year agreement with the Brazos Electric Power Cooperative to become the total wholesale electricity supplier to the Texas generation and transmission cooperative. Under the agreement, known as a "full requirements agreement," SCEM is obligated to meet Brazos Electric Power's full wholesale requirements. SCEM can meet these requirements from any source available to SCEM, including Brazos Electric Power's existing asset base, supplemented by market purchases and sales. In addition, we expect 600 MW of capacity from our SEI Texas facility to satisfy projected Brazos Electric Power's load growth. In addition, SCEM has the ability to market excess energy from Brazos Electric Power's more than 1,650 MW of generating and contractual capacity. SCEM manages Brazos Electric Power's generation and fuel supplies. By combining these fuel and power supplies with its current trading portfolio, SCEM is able to increase its trading volume and efficiency. We have guaranteed SCEM's obligations to Brazos Electric Power up to an amount of $75 million.

     SCEM entered into a three and a half year agreement, effective June 1, 2000, to manage the assets of Pan-Alberta Gas Ltd., the second-largest Canadian exporter of natural gas. As part of the transaction, SCEM subleased Pan-Alberta's office in Calgary, Alberta and will administer Pan-Alberta's businesses with SCEM's Atlanta-based marketing and risk management operations. Pan Alberta retains all obligations for current transportation and customer agreements, and SCEM will be entitled to use the assets at its discretion. SCEM can optimize the use of these assets which include 8.3 billion cubic feet of storage capacity as part of the transaction. SCEM generates revenues when there is a difference between the price of gas supplied by Pan-Alberta and the gas prices in other locations to which SCEM has access. When Pan-Alberta gas prices exceed the gas prices in other locations, SCEM may fulfill Pan-Alberta's customer agreement by buying the cheaper, non-Pan Alberta gas and selling Pan-Alberta gas in local markets and at local prices. Recently, Pan-Alberta was marketing approximately 1.2 billion cubic feet of gas per day. We have guaranteed SCEM's and a subsidiary of SCEM's obligations to Pan-Alberta up to $97 million (plus specified fees and expenses).

     In addition to the agreements related to Pan-Alberta, SCEM announced on July 10, 2000 a similar relationship with CanWest Gas Supply, Inc. CanWest Gas Supply is the largest natural gas aggregator in British Columbia, marketing the gas supply of more than 100 Canadian producers. The Pan-Alberta infrastructure will be used to manage the additional 500 million cubic feet per day previously marketed by CanWest Gas Supply.

     In March 2000, SCEM signed an agreement to supply wholesale electricity to Utility.com's customers. Through this agreement, SCEM becomes the preferred wholesale electricity provider to Utility.com, an Internet utility company. SCEM has also purchased an equity stake in Utility.com.

     SCEM has announced the formation of a new independent energy trading consortium with five of the largest gas and electricity marketers in the United States. In July 2000, the consortium joined the Intercontinental Exchange, an internet commodity marketplace based in Atlanta. The platform plans to begin trading energy commodities this fall. The platform will provide increased trading liquidity and market efficiency as well as cost savings.

     SCEM has invested in systems to increase the efficiency and reliability of its risk management and control processes. SCEM and TenFold Corporation are jointly developing a suite of energy risk management applications known as EnergyNow! We expect EnergyNow! to be a multi-commodity, multi-currency, multi-unit industry application designed to provide end-to-end business process

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support including pre-deal analytics, transaction processing, risk management, commodity logistics and settlement/billing.

     The board of SCEM has several working committees, including the audit committee, the risk management and control committee and the credit committee. The audit committee focuses on both procedures and compliance, and approves all changes to the internal audit process. The risk management and control committee is responsible for establishing and modifying SCEM's risk management policy. The credit committee has responsibility for SCEM's credit risk management policy. In addition, an independent risk control officer who is not compensated based on SCEM's profitability oversees mid-office operations and front office compliance with risk management and control committee policies.

     SCEM's energy marketing and risk management business requires efficient management of three types of risks: market price risk, credit risk and operational risk. Market price risk is created by the volatility of energy prices. Credit risk is characterized by risk of counterparty nonperformance or default. Operational risk arises from a lack of clearly defined policies and procedures and a lack of clear separation of duties and responsibilities. SCEM has created a controls and risk management organization to manage and mitigate these risks. Key processes executed by this organization include order entry and transaction verification, control of structured transactions, internal and external counterparty credit evaluation, value at risk limits, stress tests, close monitoring of all positions and value at risk and an independent daily marked-to-market portfolio valuation.

     As part of the formation of SCEM we, Southern Company, Vastar and ARCO jointly agreed to provide up to $700 million of contingent performance guarantees on behalf of SCEM. As part of our acquisition of Vastar's interest in SCEM, we agreed to indemnify Vastar against loss incurred on these guarantees. If necessary to support SCEM's ongoing business, we may provide additional guarantees. Contingent performance guarantees are an industry standard used to support the physical and financial delivery of products. These guarantees support contractual obligations such as commodity delivery or payment. The gross amount represents total counterparty authority, but our actual exposure under these guarantees is limited by the amount of business conducted under each guarantee. For example, we may provide a $20 million guarantee to a counterparty of SCEM; however, we are only exposed for the dollar amount of business that SCEM currently has outstanding with the counterparty. We will be obligated to make payments under these guarantees only if SCEM's liquidity is exhausted. Upon the closing of the transaction with Vastar, we agreed to replace many of the contingent performance guarantees of Vastar and Atlantic Richfield Company with Southern Energy guarantees.

     We have provided performance guarantees to counterparties related to SCEM's business which require us to maintain an investment grade credit rating of at least Baa3 from Moody's or BBB- from S&P. These guarantees relate to the guarantee to Vastar of the gas purchased under our gas supply agreement and the guarantee to Brazos Electric Power covering the Brazos Electric Power full requirements transaction. If we lose our investment grade rating, we are obligated to provide credit enhancement to the guaranteed party in the form of a pledge of cash collateral, a letter of credit or other similar credit enhancement.

     Southern Company has agreed to maintain credit support arrangements related to SCEM obligations which are outstanding on the date we cease to be a subsidiary of Southern Company. See "Agreements Between Us and Southern
Company -- Master Separation and Distribution Agreement -- Credit Support Obligations."

     Capital resources required by SCEM have been furnished through the initial capital contributions of Vastar and us, a $150 million credit facility for U.S. operations and a $25 million

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credit facility for Canadian operations (both of which are recourse to SCEM only) and committed capital from Vastar and us in the amounts of $20 million and $30 million, respectively. Upon the closing of the transaction with Vastar, we assumed Vastar's portion of the committed capital, increasing our share to $50 million. In addition, SCEM received capital contributions during 2000 from us of approximately $31 million and utilizes commercial paper to reduce funding costs. SCEM currently has approximately $275 million of capital employed in its business, with a maximum availability of approximately $350 million.

  Southern Producer Services

     In February 1999, we formed Southern Producer Services, L.P. to engage in the business of providing secured financing to independent oil and gas producers for the purpose of developing, acquiring or refinancing proved or producing oil and gas properties in North America as a way of obtaining rights to marketable oil and natural gas. We believe that Southern Producer Services also enables SCEM to aggregate gas commodities for its marketing efforts. Typically, Southern Producer Services provides financing in exchange for the rights to market those commodities, which rights would be exercised by SCEM. Southern Producer Services plans to utilize various structures for its investments, including senior secured debt, volumetric production payments, prepayment purchases and mezzanine financings. We expect all of Southern Producer Services' investments to be secured by the underlying commodity available for extraction based on an independent appraisal of the value of the assets and for repayment to be made from production proceeds.

     All of Southern Producer Services' loans are secured with collateral in excess of the loan amounts. In connection with its investments, Southern Producer Services intends to realize returns from interest on debt instruments, marketing rights, royalty income and warrants. In addition, Southern Producer Services intends to market price risk management services to its customers. Southern Producer Services has entered into a marketing agreement with SCEM under which SCEM has a right of first offer with respect to energy commodities obtained by Southern Producer Services.

     Southern Producer Services obtains its capital from us and from a credit facility that provides capital for Southern Producer Services on an unsecured basis. Southern Producer Services has a $50 million facility with Bank One with $22 million outstanding as of August 31, 2000. The interest rate is LIBOR plus 200 basis points. As of August 31, 2000, Southern Producer Services had provided $150 million in financing, and had obtained marketing rights for approximately 100 million cubic feet per day of natural gas and 10,000 barrels per day of crude oil. In connection with the credit facility, we agreed to provide indemnities related to title and environmental defects to the bank, the amounts of which are capped at the borrowings under the credit facility related to the particular production facility.

THE CARIBBEAN

  FREEPORT POWER COMPANY LIMITED

     Freeport Power Company Limited (Freeport Power) is an integrated utility that generates, transmits, distributes and sells electricity on Grand Bahama Island. It operates oil-fired generation facilities with a total capacity of 127 MW and provides electricity to approximately 16,500 residential, commercial and industrial customers on the island.

     We acquired a 50% interest in Freeport Power from the Grand Bahama Development Company Limited for $35.5 million in 1993. At the same time, Grand Bahama Development Company assigned its remaining 50% interest in Freeport Power to ICD Utilities Limited. In 1996, we increased our effective ownership to 62.5% by purchasing a 25% interest in ICD Utilities for $15 million bringing

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our total investment in Freeport Power to $50.5 million. Private investors own
50% of ICD Utilities with the remaining 25% held by the Bahamian public and the employees of Freeport Power. We plan to sell up to 70% of our 25% interest in ICD Utilities which would make our effective ownership in Freeport Power 54%. We sold approximately 57% of our interest in ICD Utilities during August 2000. With this sale of ICD Utilities shares, our effective ownership in Freeport Power has now become 55.4%. We expect to sell an additional 13% of our interest in ICD Utilities in October, 2000.

     Freeport Power has the exclusive right and obligation to supply electric power to Grand Bahama Island. Freeport Power's power plants include three No. 6 oil-fired steam turbine generators, two simple cycle distillate-fired gas turbines, two No. 2 oil-fired diesel engine generators and one 13.5 MW No. 6 oil-fired diesel engine generator. A second 13.5 MW No. 6 oil-fired diesel engine generator is under construction and is scheduled to be operational in 2001. Freeport Power's distribution assets include three 69 kV transmission lines, six substations and 25 distribution feeders. Freeport Power's rates are approved by the Grand Bahama Port Authority. Rates have remained stable since 1995. A rate increase that averages 2.8% has been approved by the regulatory board and went into effect on June 1, 2000 for May power consumption.

  POWER GENERATION COMPANY OF TRINIDAD AND TOBAGO

     The Power Generation Company of Trinidad and Tobago Limited (PowerGen Trinidad) is a 1,154 MW power generation company that owns and operates three gas-fired plants located on the island of Trinidad in the Caribbean. The electricity produced by PowerGen Trinidad is provided to the Trinidad and Tobago Electricity Commission, the state-owned transmission and distribution monopoly, which serves nearly 300,000 customers on the islands of Trinidad and Tobago and which holds a 51% interest in PowerGen Trinidad.

     In 1994, we acquired a 39% interest in PowerGen Trinidad through a competitive bid process conducted by the government of Trinidad and Tobago. PowerGen Trinidad initially entered into a 15-year power purchase agreement with the Trinidad and Tobago Electricity Commission, which expires in 2009. The Trinidad and Tobago Electricity Commission's obligations under the Trinidad power purchase agreement are unconditionally guaranteed by the government of Trinidad and Tobago.

     Our interest in PowerGen Trinidad is held through one of our wholly owned subsidiaries, Southern Electric International-Trinidad (SEI-Trinidad). Amoco Trinidad Power Resources Corporation owns 10% of PowerGen Trinidad and the Trinidad and Tobago Electricity Commission owns the remaining 51%. SEI-Trinidad and Amoco own "B" shares in PowerGen Trinidad, and the Trinidad and Tobago Electricity Commission owns "A" shares. As "B" shareholders, we and Amoco collectively select four members of the nine member board of directors and three members of the six member management committee. We and Amoco have effective control of the management committee as a result of our ability to appoint its chairman, who has the right to cast the deciding vote in the event of a tied issue. Amoco may appoint one member to each of the board and the management committee, while SEI-Trinidad may appoint three members to the board and two members to the management committee.

     The power purchase agreement with the Trinidad and Tobago Electricity Commission entitles PowerGen Trinidad to receive monthly capacity and energy payments from the Trinidad and Tobago Electricity Commission, as well as a heat rate bonus if operating conditions are met. The capacity payment is based on a level of contracted capacity and is payable regardless of whether energy is actually taken by the Trinidad and Tobago Electricity Commission. The energy payment is based upon the energy actually produced and delivered and varies from month to month. Substantially all of the revenues are payments received from the Trinidad and Tobago Electricity Commission and are supported by an unsecured payment guarantee issued by the government. The Trinidad and Tobago

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Electricity Commission is obligated to provide gas and fuel oil to PowerGen
Trinidad. The facilities of PowerGen Trinidad are connected to the Trinidad and Tobago Electricity Commission's transmission and distribution system. PowerGen Trinidad competes for additional load with InnCoGen, which has an installed capacity of 225 MW and is Trinidad's only other generator.

     Since the acquisition of the facilities in 1994, PowerGen Trinidad has substantially improved the operations of the power plants. During the four years prior to the acquisition, the plants were available for operation approximately 69% of the time. Since the acquisition, the operating availability of these facilities has risen to approximately 82%.

     In addition, PowerGen Trinidad has completed a restructuring program that reduced the number of jobs and job classifications, resulting in a more flexible and productive workforce. PowerGen Trinidad is conducting skill development training as part of this process and has substantially completed an organizational transformation program designed to create a team-driven business culture.

SOUTH AMERICA

  CEMIG

     Companhia Energetica de Minas Gerais (CEMIG) is a fully integrated utility that generates, transmits, distributes and sells electricity in the southeast region of Brazil. On June 18, 1997, one of our wholly owned subsidiaries, Southern Electric Brasil Participacoes, Ltda., acquired approximately 33% of the voting shares of CEMIG for $1.052 billion through a public auction. At that time, we owned 100% of the voting shares of Southern Electric Brasil, which was minimally capitalized to meet the capitalization requirements of Brazilian law. Southern Electric Brasil paid for the CEMIG shares in two equal installments, on June 18, 1997 and June 13, 1998.

     Southern Electric Brasil obtained financing from Banco Nacional de Desenvolvimento Economico e Social for approximately 50% of the total purchase price. The loan was taken in two tranches. The first tranche of $125.6 million was drawn in June 1997 and is financed at 9.775% for a 12 year period. The second tranche of $402.5 million was drawn in June 1998 and is financed at 8.823%, also for a 12 year period. The loan is secured by a pledge of Southern Electric Brasil's shares in CEMIG. Southern Electric Brasil paid a $2.2 million principal payment on May 15, 2000 and paid an additional $7.0 million of principal on September 15, 2000. An interest payment of $107.8 million due on May 15, 2000 has been deferred until May 15, 2001.

     On June 18, 1997, 524 Participacoes S/A, a group of Brazilian institutional investors, acquired 9.4% of the equity interest in Southern Electric Brasil for $38.2 million. On June 19, 1997, we transferred the remaining 90.6% equity interest in Southern Electric Brasil to Cayman Energy Traders for $369.0 million. Cayman Energy Traders is jointly owned by us and AES CEMIG Empreendimentos, Inc. When we transferred our 90.6% interest in Southern Electric Brasil, we owned 51% of the voting shares of Cayman Energy Traders. However, at the time of the transfer, we had no economic interest in Cayman Energy Traders or Southern Electric Brasil.

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     In January 1998 we decided not to exercise our option to withdraw as a shareholder of Cayman Energy Traders and, as a result, we were required to transfer $114 million to Cayman Energy Traders. We transferred an additional $21 million in May 1998. We have made total equity contributions of $135 million, which corresponds to a 27.59% economic interest in Cayman Energy Traders. Although we own less than a 50% economic interest in Cayman Energy Traders, we have always maintained a majority of Cayman Energy Traders' voting shares. The following table shows the ownership percentages in voting and economic interests of each company.

       COMPANY                 SHAREHOLDERS        % VOTING SHARES   % ECONOMIC INTEREST
       -------           ------------------------  ---------------   -------------------
CEMIG                    State of Minas Gerais          50.96%              23.44%
                         Southern Electric Brasil       32.96               14.41
                         Others                         16.08               62.15
                           TOTAL                       100.00%             100.00%
Southern Electric
  Brasil                 Cayman Energy Traders          90.60               90.60
                         524 Participacoes               9.40                9.40
                           TOTAL                       100.00%             100.00%
Cayman Energy Traders    Southern Energy                51.0                27.59
                         AES                            49.0                72.41
                           TOTAL                       100.00%             100.00%

     As a result of our acquisition of a 27.59% economic interest in Cayman Energy Traders in 1998, we acquired an indirect economic interest of 3.6% in CEMIG (27.59% of Cayman Energy Traders, which owns 90.6% of Southern Electric Brasil, which owns 14.41% of CEMIG). We continue to hold the majority of voting capital at Cayman Energy Traders and indirectly, Southern Electric Brasil.

     Upon its acquisition of shares of CEMIG, Southern Electric Brasil entered into a shareholders agreement with the State of Minas Gerais (which retained a majority of the CEMIG voting shares). The agreement establishes, among other things, Southern Electric Brasil's vote in the management of CEMIG. It grants Southern Electric Brasil the right to elect four of the 11 members of the board of directors of CEMIG and grants Southern Electric Brasil veto rights over key operating issues such as significant changes in the budget. In addition, Southern Electric Brasil may elect three members of the eight-member management council.

     Southern Electric Brasil's rights under the shareholders agreement are currently the subject of pending litigation brought by the state of Minas Gerais. In this litigation, the state is seeking rescission of the shareholders agreement based upon the assertion that Southern Electric Brasil's veto rights are an unconstitutional transfer of control of CEMIG from the state to Southern Electric Brasil. On March 23, 2000, a state court in Minas Gerais ruled that the shareholder agreement was invalid. Southern Electric Brasil has appealed this decision. The status of this litigation is more fully described under the heading "Legal Proceedings" in this section of the prospectus.

     CEMIG is the second largest Brazilian electric company, as measured by gigawatt-hours (GWh) of energy sold, providing approximately 97% of the electricity consumed in Minas Gerais. Minas Gerais is the second most populous state in Brazil with approximately 17 million residents. Minas Gerais is one of the most mineral-rich states in Brazil and has an extensive watershed. Minas Gerais is also a principal place of business for companies that are among the most energy-intensive in the region -- including companies in the aluminum, cement, steel and mining industries.

     CEMIG has a distribution concession in Minas Gerais, covering an area of approximately 216,300 square miles that expires on February 18, 2016. CEMIG may apply for a 20 year extension of the concession. CEMIG has approximately 200,000 miles of transmission and distribution lines.

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CEMIG supplies electricity to approximately five million customers and has added an average of approximately 200,000 new customers annually.

     Virtually all of CEMIG's generation capacity is hydroelectric. As of December 31, 1999, CEMIG operated 34 hydroelectric power plants, two thermal plants and one wind farm. Seven hydroelectric plants account for approximately 92% of CEMIG's total capacity of 5,514 MW.

     Through a treaty between Paraguay and Brazil, CEMIG is obligated to purchase electricity from Itaipu, a hydroelectric plant jointly owned by Brazil and Paraguay. CEMIG is allocated approximately 1,730 MW, or 17%, of Brazil's Itaipu capacity. In 1999, CEMIG purchased 13,909 GWh of electricity from Itaipu, which represented approximately 35% of CEMIG's sales. The rate for energy purchased from Itaipu is U.S. dollar denominated and is set independently from the rate set for CEMIG and other energy producers but is a direct pass through to customers' tariffs.

     CEMIG's customers are classified into five principal categories: industrial (mining, manufacturing and processing activities), residential, commercial (service oriented businesses, universities and hospitals), rural and others. From 1993 to 1999, the compounded annual growth rate in the volume of electric power sold to industrial customers was 0.2%. The growth rate for residential and commercial customers during the same period was 7.6% and 9.0%, respectively. For the year ended December 31, 1999, large industrial customers accounted for approximately 53% of the volume of CEMIG energy sold and approximately 38% of CEMIG revenues. The five largest industrial customers accounted for approximately 11.9% of the energy consumed. CEMIG's total sales in 1999 were 39,347 GWh. CEMIG is also engaged in gas distribution through its subsidiary, Companhia de Gas de Minas Gerais -- Gasmig, which currently supplies approximately 800,000 cubic meters of gas per day to 55 industrial customers in Minas Gerais.

     CEMIG management has been able to implement several key operating initiatives, including a downsizing program that has reduced staff from over 15,000 employees in June 1996 to less than 12,000 in 1999.

  Regulatory Environment

     In 1993, significant changes occurred in the regulation of electricity rates in Brazil. Federal Law 8,631 abolished the concept of guaranteed returns in favor of an individual rate structure for each utility. Under the new structure, each utility proposes a rate structure based on its particular circumstances -- including its rate of investment -- for approval by the federal regulatory authorities. However, the Brazilian government, through the 1994 Federal Government Economic Stabilization Plan, suspended the rate setting processes and froze rates in reals as of July 1, 1994. Since that date, rates have been fixed on an annual basis by the federal government.

     At the time of the share sale in 1997, CEMIG entered into a new 20-year concession agreement with the Brazilian government. The new agreement superceded any restrictions under the 1994 Federal Government Economic Stabilization Plan and established an annual inflation-based formula for fixing rates which provides CEMIG with more rate stability. The Brazilian government may grant more frequent requests for rate increases at its discretion. In November 1995, CEMIG was authorized to raise rates 11.8% and 59.5% to non-residential and other concessionaires, respectively. The regulator also granted a reduction in discounts for residential customers. Other annual increases were as follows:

     - April 1997: 9.8% to final customers, 13.6% to wholesale supply and 9.9% on average

     - April 1998: 4.54% to both final customers and wholesale supply

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     - April 1999: 16.25% to both final customers and wholesale supply

     - June 1999: 3.85% to both final customers and wholesale supply

     - May 2000: 12.23% to both final customers greater than 90 kWh/month average and wholesale 6% to customers with between 90 and 180 average monthly kWh usage; no increase to customers with less than 90 kWh average monthly usage.

     Revenues are denominated in the Brazilian real but a significant portion of expenses, including power purchase expenses and some interest expense, are denominated in U.S. dollars and other foreign currencies. Pursuant to the concession agreement, power purchase expenses as well as taxes are a pass-through item. We do not expect CEMIG to bear increased purchased power costs attributable to currency moves.

     In January 1999, Brazil's central bank removed trading bands which allowed the real to float versus other currencies. Over the ensuing three days, the real devalued by more than 45% versus the U.S. dollar and by the end of February 1999 had reached R$2.065 per U.S. dollar (a 70% devaluation). As a result we incurred a reduction of $83 million, net of income tax effects, in the recorded amount of our investment in CEMIG. The exchange rate has appeared to stabilize in recent months at approximately R$1.8 per U.S. dollar. CEMIG continues to evaluate the impact of the devaluation on overall earnings and may be able to achieve additional rate relief to reduce the impact of devaluation on items not specifically recoverable under the concession agreement (such as the cost of foreign currency-denominated debt).

EDELNOR

     Empresa Electrica del Norte Grande S.A. (EDELNOR) is a partially integrated electric utility engaged in the generation, transmission and marketing of electric power in the Sistema Interconectado del Norte Grande, an interconnected power grid in northern Chile. The major purchasers of electricity in the Sistema Interconectado del Norte Grande are industrial mining companies that produce copper, Chile's largest export, and five electric distribution companies that provide power to the region's 740,000 inhabitants and to some small industrial and commercial customers.

     In 1993, our subsidiary SEI Chile, S.A. (SEI Chile) purchased approximately 35% of the shares of EDELNOR from Corporacion de Fomento de la Produccion and an additional 3.5% interest from other sources to bring our total ownership at the time to 38.5%. SEI Chile increased its ownership in EDELNOR to 65% in 1994 and purchased an additional 2% in 1997 for a total ownership stake of 67%. In July 1998, SEI Chile invested $57 million to purchase additional shares of EDELNOR via a rights offering. This investment increased our interest in EDELNOR to 82.3%.

     In December 1998, we announced our intention to sell our interest in EDELNOR. We are continuing to evaluate whether our investment in EDELNOR can be recovered through a sale. We are uncertain whether we will be able to recover the value of our investment.

     EDELNOR owns generating facilities with a total capacity of approximately 653 MW, and operates 681 MW, including 28 MW which it leases. EDELNOR also owns and operates approximately 1,060 km (657 miles) of high voltage transmission lines, 15 substations and other ancillary transmission facilities.

     EDELNOR currently owns an approximate 21% interest in Gasoducto Nor Andino (Nor Andino), a 1,066 km (661 miles) natural gas pipeline project which transports natural gas from gas fields in northern Argentina to northern Chile. EDELNOR has invested approximately $91 million in the project. Electroandina, a subsidiary of Tractebel, has signed U.S. dollar-indexed, substantially

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

"take-or-pay" gas transportation agreements with Nor Andino to supply two 412 MW gas-fired plants. These contracts began during the last quarter of 1999. EDELNOR has signed a similar agreement sufficient to supply its Mejillones III combined-cycle unit.

     EDELNOR's principal generating assets are two coal-fired units and one combined cycle gas turbine located just north of Antofagasta in Mejillones. The first coal unit, Mejillones I, has a generating capacity of 154 MW and began operation in December 1995. Mejillones II, also a coal unit, has a generating capacity of 164 MW and began operating at the end of March 1998. The gas unit, Mejillones III, began commercial operation on June 17, 2000 and has a generating capacity of 243 MW.

     The Mejillones I and II generating units have used a blend of petroleum coke and coal as an alternative fuel to pure coal. Petroleum coke, or pet coke, is a by product from the petroleum refinery process. The use of pet coke allows these units to produce electric energy with a significant reduction of production costs compared to running on pure coal, making these units more economical. Competitors of EDELNOR filed complaints with the applicable local environmental agency, the COREMA Region II agency, alleging that EDELNOR does not have approval to burn pet coke as an alternative fuel. In February 1999, the COREMA Region II agency requested that EDELNOR refrain from using pet coke as a fuel for the Units. As a result of this request and several resulting administrative penalties from the agency, EDELNOR ceased burning pet coke and completed an environmental impact study on the use of pet coke as an alternative fuel. EDELNOR submitted the environmental impact study to the agency. On March 2, 2000, the agency ruled against EDELNOR's application to use pet coke as an alternative fuel. EDELNOR filed an appeal of this decision to the national environmental agency, Comision Nacional del Medio Ambiente on April 4, 2000. On September 7, 2000, EDELNOR received the written resolution from CONAMA's meeting of July 7, 2000. CONAMA did not reject the project, but did reject the environmental impact study and provided guidelines for the preparation of a new impact study, which must include data from a 60-day test burn of the petcoke and coal mixture. We believe that EDELNOR can demonstrate its ability to comply with all applicable regulations through the new environmental impact study. However, we cannot assure you that we will be successful in gaining approval. If EDELNOR is prohibited from using any pet coke, the units will be required to rely on coal as the primary fuel, which is not as economical as natural gas. If this occurs, there may be a significant reduction in EDELNOR's energy and capacity revenues.

     EDELNOR pursues a sales strategy comprising both contract and spot sales. EDELNOR has contracts to supply the five distribution companies in the Sistema Interconectado del Norte Grande. However, three of the five contracts, (representing approximately 167 MW) are with the Chilean distributor EMEL S.A. and will expire on December 31, 2001. The impact of the lost sales will begin in 2002 and is expected to be partially mitigated by revenues EDELNOR believes it will derive from sales to the Sistema Interconectado del Norte Grande and from charges to the new supplier for use of EDELNOR'S transmission facilities. Further, EDELNOR has requested an investigation by the Antimonopoly Commission into the contracting of EMEL S.A. with its new supplier. An investigation could result in the nullification of these contracts and opening the contracts to bid. If that occurs, EDELNOR may bid on the contracts again in an open process.

     EDELNOR also supplies 11 other customers under long-term contracts representing approximately 166 MW. These contracts have expiration dates ranging from 2000 to 2017. One of these contracts, representing approximately 2 MW, expires in December 2000. Energy sales to industrial customers increased 149% from 1993 to 1999. These contracts are denominated in U.S. dollars and payable in Chilean pesos. Most of the economic activity in the Sistema Interconectado del Norte Grande is attributable, directly or indirectly, to the copper mining industry which uses large amounts of electricity. In 1999, the copper mining industry accounted for approximately 87% of the energy

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sold in the Sistema Interconectado del Norte Grande. During this time, EDELNOR derived 52% of its revenues from copper mining and copper mining related customers. Any significant decline in the production of copper in northern Chile could lower the demand for electricity used in the copper production process and might also result in lower demand for electricity due to any resulting economic slowdown in the area.

EUROPE

     We currently have three businesses in Europe: Western Power Distribution, which distributes electricity in southwest England; a 26% interest in Bewag AG, the integrated utility serving Berlin; and our business of marketing and managing market risk associated with energy and energy-linked commodities. In addition, WPD Limited, a company indirectly owned by us and PPL Global, is pursuing the acquisition of Hyder, a company that owns and operates the electricity network in South Wales and the water distribution and waste water treatment business for all of Wales. Our strategy in Europe is to create a business unit that integrates our generation and distribution with our marketing and risk management capabilities. We intend to build upon our existing businesses by expanding our marketing and risk management operations in several countries where electricity markets have been most significantly liberalized, to seek acquisitions and contractual arrangements for the control of generation and distribution and to develop new projects to meet our strategic goals.

  WESTERN POWER DISTRIBUTION

     South Western Electricity plc, trading as Western Power Distribution is one of the privatized regional electricity companies in England and Wales licensed to distribute, supply and, to a limited extent, generate electricity. Western Power Distribution's primary business is distribution of electricity.

     Western Power Distribution previously operated a supply business known as "SWEB" that purchased, marketed and sold electricity to customers within its service territory and to competitive customers throughout the United Kingdom. Western Power Distribution sold that business, together with the name SWEB, to London Electricity plc for L160 million ($264 million) and the assumption of certain liabilities. The sale was effective September 30, 1999.

     We acquired Western Power Distribution, which included the SWEB supply business, in September 1995 for a total acquisition price of $1.8 billion. The acquisition price was originally financed by Southern Investments UK plc, our holding company for Western Power Distribution. Southern Investments UK is a wholly owned subsidiary of WPD Holdings Limited, which in turn has been wholly owned by WPD Holdings UK (WPD Holdings) since June 1998. In July 1996, PPL Global, a subsidiary of PPL Corporation, a utility holding company based in Allentown, Pennsylvania, acquired a 25% interest in WPD Holdings Limited. In June 1998, we sold an additional 26% economic interest in WPD Holdings Limited to PPL Global for $170 million, and on the same day both parties agreed to exchange their interests in WPD Holdings Limited for interests in WPD Holdings that carried substantially the same rights. We currently have a 49% economic interest in WPD Holdings, yet retain operational and management control of WPD Holdings with 50.5% of the voting control.

  HYDER

     On August 23, 2000, WPD Limited, a company that subsidiaries of ours and PPL Global jointly own, made an offer to acquire all of the outstanding shares of Hyder for a total purchase price for the ordinary shares of Hyder of approximately L565 million (approximately $847 million), or 365 pence

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(approximately $5.47) per Hyder share plus the assumption of approximately L2.1 billion (approximately $3.2 billion) of gross debt as of March 31, 2000. On September 15, 2000, WPD Limited committed unconditionally to purchase any shares of Hyder tendered by Hyder shareholders. As of September 18, 2000, WPD Limited had acquired approximately 68% of the shares of Hyder. In addition, WPD Limited has replaced Hyder's board of directors with our employees and employees of Western Power Distribution and PPL Global.

     The total purchase price, including fees and expenses, is expected to be L585 million (approximately $878 million). The purchase will be funded by bank loans of L360 million (approximately $540 million) to be obtained by WPD Holdings, an investment from Western Power Distribution for L85 million (approximately $128 million), an investment from PPL Global of L84 million (approximately $126 million) and an investment from us of L56 million (approximately $84 million). PPL Global will own indirectly 60% of Hyder and we will own indirectly 40% of Hyder. Our investment of L56 million (approximately $84 million) will be funded by cash flow from operations.

     Hyder provides water and sewerage, electricity distribution and other services to customers in Wales. Following the closing of the Hyder acquisition, we anticipate that a subsidiary of United Utilities will enter into a services contract with Dwr Cymru Welsh Water (Welsh Water), Hyder's wholly owned subsidiary that conducts the water and sewerage business. Under the services contract, United Utilities would provide certain operational and maintenance and customer services, until Welsh Water implements a program of competitive outsourcing related to these activities. Western Power Distribution is currently evaluating its options for the continued ownership of Welsh Water following completion of the Hyder acquisition.

     Severn Trent plc has filed a lawsuit against Hyder seeking to prevent Hyder from entering into the services agreement with United Utilities. The lawsuit alleges that the services contract relating to Welsh Water violates European and UK procurement regulations and should have been competitively bid. A hearing for this lawsuit is scheduled for September 22, 2000, although a judgment is not expected to be delivered until after September 28, 2000.

     Western Power Distribution has also agreed to sell Hyder's services division to United Utilities for L40 million. In addition, Western Power Distribution has granted an option to United Utilities for United Utilities to acquire the Hyder industrial business for L75 million. This option is exercisable for three months after United Utilities has received information with regard to these businesses. Western Power Distribution expects to complete the sales of Hyder's services and industrial businesses; however, there can be no assurance that these sales will be consummated.

     South Wales Electricity plc is Hyder's electricity distribution subsidiary. It runs the electricity network in South Wales with approximately 18,700 kilometers of overhead electricity lines and 13,900 miles of underground cable. For the year ended March 31, 2000, South Wales Electricity had revenue of L199.1 and operating profit before interest and taxes of L87.5 million. South Wales Electricity's revenues are principally derived from charges to electricity suppliers for using the distribution network. South Wales Electricity's distribution network provides electricity to approximately 981,000 retail customers. Once WPD Limited has completed the acquisition of Hyder, we expect that the headquarters of South Wales Electricity will remain in South Wales and that Western Power Distribution will provide management oversight for the operations of South Wales Electricity.

     We and PPL Global have entered into an agreement for us to own 40% of the economic interest in WPD Limited and PPL Global to own 60%, and for us and PPL Global to own 50% each of the voting interests in WPD Limited. As part of this arrangement, we also have a call right to acquire an additional 9% economic interest in WPD Limited from PPL Global. Concurrently, we and PPL

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Global also agreed to modify our ownership of voting shares of WPD Holdings to
50% each so that neither party will have operational or management control of WPD Holdings.

  Distribution Business

     Western Power Distribution's distribution business is the ownership, management and operation of the electricity distribution network within Western Power Distribution's authorized area in southwest England. The primary activity of the distribution business is the receipt of electricity from the national grid transmission system and its distribution to end users of electricity that are connected to Western Power Distribution's power lines. These end users are customers of licensed supply businesses, which in turn are the Western Power Distribution distribution business customers. There are approximately 1.4 million end users connected to Western Power Distribution's network. Virtually all electricity supplied to end users in Western Power Distribution's area is transported through its distribution network, thus providing Western Power Distribution with distribution volume that is stable from year to year. Western Power Distribution is the only distributor of electricity in its authorized area, and we believe that economic, environmental and regulatory factors are likely to prevent competitors from entering the distribution business in Western Power Distribution's authorized area.

     Western Power Distribution's authorized area extends from Bristol and Bath in the northeast to Lands End and the Isles of Scilly in the southwest. The largest cities and towns in this area are Bath, Bristol, Exeter, Plymouth and Taunton and the principal industrial end users, in terms of electricity usage, are involved in china clay extraction, ship repair, fertilizer production, aerospace, defense engineering, cement and paper manufacturing and water supply. Western Power Distribution's fastest growing categories of distribution customers are large commercial and small industrial customers. Commercial customers in the authorized area are largely financial and technical service-based businesses.

     Since we acquired Western Power Distribution in September 1995, Western Power Distribution has reviewed and refined its distribution strategy and has established key goals of cost reduction, improved customer service and network performance. Staff reductions have played a key role in cost savings. Since our acquisition, Western Power Distribution has implemented a plan of voluntary and other staff reductions, mainly in its distribution business. By December 31, 1999, staff numbers had been reduced by 752 persons (excluding staff transferred to London Electricity as a result of the sale of the SWEB supply business). Part of these reductions were made possible due to new work practices which Western Power Distribution has developed with the cooperation of Western Power Distribution's unions. Team restructuring in the engineering division and the establishment of multi-skilled independent field teams have also contributed to improved cost efficiency. In addition, management restructuring has produced a flatter organizational structure by reducing management levels from seven to three. In September 1999, Western Power Distribution transferred 833 employees to London Electricity in connection with the sale by Western Power Distribution of the SWEB supply business discussed above. Since December 1999, Western Power Distribution has implemented further staff reductions as a consequence of a regulatory price reduction as discussed below.

     Improvements in customer service in the distribution business are a significant part of Western Power Distribution's strategy. Western Power Distribution aims to meet or exceed all the performance criteria established by the regulator who is responsible for setting the performance standards and targets. Western Power Distribution believes that achieving these goals is important both for improving customer satisfaction and for maintaining good relations with the regulator. Improvements in customer service are being pursued, in part, through improvements in system performance.

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  Ancillary Businesses

     Western Power Distribution also has ancillary business activities that support its main electricity distribution business. These include electricity generation, real estate and telecommunications. Western Power Distribution owns generating assets with 12 MW of capacity used to back up the distribution network. In addition, Western Power Distribution owns minority interests in windfarms and a 7.7% interest in Teesside Power Limited, owner of a 1,875 MW natural gas-fired, combined-cycle plant. Western Power Distribution markets and develops real estate no longer used in the distribution business and is developing an income stream from the rental of fiber optic cables primarily attached to Western Power Distribution's overhead distribution network.

  Regulatory Environment

     The political and regulatory climate in the United Kingdom has changed significantly since our acquisition of Western Power Distribution in 1995. There are currently a number of issues affecting the electricity industry, including separation of distribution and supply businesses, market dominance and new generation build-up. We have proactively taken steps to adjust to these future changes, and we do not expect any of these changes to have a material adverse impact on us.

     Virtually all distribution customers in England and Wales are connected to the distribution system of the regional electricity companies and cannot choose their electricity distributor. The Office of Gas and Electricity Markets controls the revenues earned by Western Power Distribution in its distribution business and former supply business by applying a price control formula. Distribution revenues are regulated by a formula that sets the maximum average price per unit of electricity distributed. The elements used in the formula are generally established for a five-year period and are subject to review by the regulator. In December 1999, the regulator published final price proposals following his review of the distribution revenue for distribution businesses. For Western Power Distribution, these proposals represent a 20% reduction to distribution prices from April 1, 2000, followed by a reduction in real terms of 3% each year after April 1, 2001. This price control is scheduled to operate until March 2005. In response, Western Power Distribution plans to maximize efficiency and customer service as a focused distribution company. In order to achieve these objectives, Western Power Distribution is implementing a plan to reduce staffing levels by approximately 10%. The reductions primarily affect administrative and corporate functions, with minimal impact on field staff, in order to assure that customer service is not affected. Western Power Distribution is currently evaluating further opportunities to reduce ongoing operating costs.

     The UK electricity regulator is introducing competition in metering activities, namely meter fixing (providing, installing, certifying and repairing meters) and meter reading. Meter fixing must be undertaken by authorized providers, of which Western Power Distribution is one. Based on the anticipated regulation, the original carrying value of metering assets was impaired. As a result, Western Power Distribution recorded an impairment loss of $31 million in the fourth quarter of 1999 to reflect the amount by which the carrying value of metering assets exceeded their fair value. The fair value was determined by computing the present value of estimated future cash flows attributable to the assets.

     Western Power Distribution also faces regulatory issues related to its use of a pension surplus which was primarily utilized to offset the cost of providing early pensions to terminated employees. An independent pension arbitrator has issued a ruling directing that another industry employer should refund such amounts with interest to the Electricity Supply Pension Scheme. The Electricity Supply Pension Scheme provides pension and other related defined benefits, based on final pensionable pay, to substantially all employees throughout the electricity supply industry in the United Kingdom. This ruling is currently being appealed to the House of Lords. The majority of Western Power

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Distribution's employees are Electricity Supply Pension Scheme members. We cannot assure you that this appeal will succeed or that Western Power Distribution will not be required to refund to the Electricity Supply Pension Scheme any amounts previously used to fund early retirement costs, which management estimates to be approximately L24 million (approximately $36 million). Under FASB 87 "Employers' Accounting for Pensions," we do not anticipate any immediate impact to our net income.

  BEWAG

     In September 1997, we were part of a consortium that purchased 51% of Bewag AG, the integrated utility serving Berlin, Germany. The consortium included PreussenElektra AG (Preussen), a subsidiary of VEBA AG, and Bayernwerk AG (Bayernwerk), a subsidiary of VIAG AG. Including shares already held by Preussen and Bayernwerk, the consortium controls 75% of Bewag. We hold a 26% economic interest in Bewag, which we purchased for approximately $820 million, including approximately $478 million of non-recourse debt. Although we own 26% of the outstanding "A" shares and "B" shares of Bewag, we own 28.68% of the voting rights of Bewag as the A shares carry single voting rights and the B shares carry double voting rights.

     Bewag's entire customer base is open to competition in accordance with German electricity laws. Bewag serves approximately 2.1 million customers in the city-state of Berlin. We believe Berlin and the surrounding region have favorable prospects for long-term growth, in particular because Berlin has resumed its position as the seat of the national government of Germany. In addition, Bewag has direct access to Germany's high-voltage transmission lines, which enhances its ability to purchase competitively priced power.

     We entered into a 30-year shareholders agreement with Preussen, Bayernwerk and VIAG. This agreement specifies governance issues and key financial elements. Under the shareholders agreement, decisions on major business items (e.g., major capital investments and divestments, establishment of new business lines, amount of the dividend and ratification of Bewag's annually revised five-year business plan) require approval by us and Bayernwerk, effectively giving both members veto rights over major decisions made by the utility.

     On June 16, 2000, VEBA and VIAG merged to create a new company named E.on AG. Subsequently, on July 13, 2000, Preussen and Bayernwerk combined to create a core energy subsidiary known as E.on Energie AG. E.on Energie made concessions to the European Union to obtain approval for the merger. Among these concessions is the sell-down of several holdings, including its 49% share of Bewag, as well as its shares in Vereinigte Energiewerke AG, commonly known as VEAG, the East German generation and high-voltage transmission company. E.on Energie has announced a schedule for the sale of its shares in VEAG which contemplates a bidding process to conclude in mid-November. VEAG has approximately 7,000 MW of lignite-fired and 2,700 MW of pumped storage hydroelectric power plants. VEAG has also announced its intention of merging with Laubag, the company that supplies most of its lignite fuel.

     We have publicly stated our interest in acquiring a controlling position in Bewag and supporting Bewag in bidding for a controlling position in VEAG to strengthen our position in the market. On August 10, 2000, E.on Energie announced that it had reached an agreement with Hamburgische Electricitaets-Werke AG (HEW) to sell E.on Energie's 49% share of Bewag effective January 1, 2001. We had previously made an offer to purchase E.on Energie's 49% interest in Bewag. On August 14, 2000, at the request of the State of Berlin, the Berlin district court issued a temporary injunction preventing E.on Energie from selling part of its stake in Bewag, as it had not obtained the approval of the State of Berlin. This temporary injunction was extended by the Berlin high court on August 16, 2000. On August 15, 2000, the Berlin high court issued a separate preliminary injunction,

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

at our request, to prevent the sale of the shares to HEW. Although we may continue to pursue a resolution of this matter through the German legal system, we have stated our desire to negotiate a settlement with E.on Energie and HEW with respect to our future ownership of Bewag. We are uncertain whether we will be able to resolve our future ownership of Bewag prior to the proposed sale by E.on Energie of its shares of VEAG.

     Bewag is a vertically integrated utility with 29 power and steam units generating 2,955 MW of electricity and 5,740 MW of thermal energy sold for heating. Bewag's generating assets are shown in the following table:

PLANT                                          ELECTRIC CAPACITY(MW)    THERMAL CAPACITY(MW)             FUEL
-----                                          ----------------------   ---------------------   ----------------------
Reuter West..................................            600                      780           Coal
Lichterfelde.................................            450                      720           Natural Gas
Charlottenburg...............................            330                      610           Coal, Oil
Mitte........................................            380                      620           Natural Gas
Wilmersdorf..................................            280                      330           Oil
Reuter.......................................            202                      240           Coal
Oberhavel....................................            200                        0           Coal
Klingenberg..................................            140                      320           Coal, Oil, Natural Gas
Rudow........................................            175                      130           Coal
Moabit.......................................            151                      200           Oil, Natural Gas
Lichtenberg..................................             36                    1,100           Oil, Natural Gas
Kopenick.....................................             10                       50           Oil, Natural Gas
Buch.........................................              1                      130           Oil, Natural Gas
Heating plants...............................              0                      510           Coal, Oil, Natural Gas
                                                       -----                    -----
  Total......................................          2,955                    5,740
                                                       =====                    =====

     Electric power is transmitted to Bewag's approximately 2.1 million electric customers over 39,000 kilometers of cable, most of which is underground. Construction is underway to interconnect both sides of Berlin with a 380 kilovolt (kv) line that is expected to be connected to the supra regional German 380 kv grid in late 2000 or early 2001. At the end of June 1999, Bewag began trial operations of a new centralized distribution control system. We expect that the new system will enhance the reliability and operational cost effectiveness of Berlin's distribution system. Bewag earns approximately 75% of its revenues from electricity sales.

     All households and a portion of the low voltage-special contract customers are considered tariff customers by the Berlin regulator. Tariff customers purchased approximately 48% of the electricity sold in 1999, while approximately 3,000 industrial and commercial customers purchased the remaining 52%. Special contract customers typically purchase power from Bewag through a standard agreement, which is renewable annually. Future growth in demand is expected to come from growth in single households, growth in the number of appliances and growth due to the relocation of the German government in 1999 from Bonn to Berlin.

     In addition to electricity, Bewag provides district heating for approximately 500,000 residential and commercial customers. Bewag has an approximate market share of 30% of the heating market in Berlin through its district heating system. Heat sales comprised 22% of Bewag's revenue in the fiscal year ended June 1999.

     Bewag has also acquired additional market share as a result of its purchase, along with Gaz de France, of a controlling interest in GASAG Berliner Gaswerke Aktiengesellschaft (GASAG). Bewag believes GASAG has substantial opportunity to grow its market share. GASAG provides service to approximately 744,000 customers, which is the largest customer base of any German natural gas supplier, utilizing over 4,000 miles of pipeline network. In the first quarter of 1998, Bewag, which then owned approximately 12% of GASAG, increased its direct interest in GASAG to 24.9%. In July

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

1999, Bewag increased its share of GASAG to 31.57% by purchasing shares from Gaz de France for the equivalent of $100 million. With Gaz de France also owning 31.57%, the two companies have effective control of GASAG and have made two key appointments to the management board.

     In July 1999, Bewag concluded a collective agreement with the trade unions to implement a workforce reduction plan to reduce the number of full-time employees from about 8,500 to between 4,500 and 4,700 by the year 2002. As of July 1, 2000, the number of full-time employees was reduced to approximately 6,300 and another 1,100 employees have agreed to leave over the next two years. The costs associated with these departures were recorded in 1999.

     On July 17, 2000, Bewag concluded a new collective agreement with the trade unions to implement a further workforce reduction plan. Bewag expects to record additional employee cost reduction charges in the future related to this new agreement. Bewag remains committed to reevaluating the competitive position of its cost structure in the market.

  Regulatory Environment

     In September 1999, the Federal Cartel Authority announced that Bewag would have to allow access by other suppliers to approximately 20% of the 400 MW of transmission capacity into Berlin which is controlled by Bewag. When the new 380 kv line is completed, it will interconnect both sides of Berlin. Once the line is completed, there will be few restrictions on other suppliers wishing to supply power in Berlin. It is expected that the line will be completed by the end of 2000.

     The European Union has endorsed a directive which broadly aims to open electricity markets to customer choice and competition known as the Directive Concerning Common Rules for the Internal Market in Electricity. In response to this directive a new German Energy Industry Act was introduced in April 1998. The energy act provides for customer choice for all consumers of electricity, and Bewag's customers may now choose their electricity supplier on a competitive basis. In accordance with the requirements of the energy act, the eight integrated generation companies which own the high voltage grid entered into a voluntary agreement providing for third-party access to the transmission system, subject to the exceptions permitted under the energy act. The voluntary agreement has led to published pricing for transmission and distribution charges in several areas of Germany and competition for customers. Further changes to this agreement are expected to considerably simplify third-party access and lead to a drop in fees. We believe that Bewag will need to continue to reduce its costs and increase its supply pricing competitiveness as a result of the deregulation of the German electricity market.

  SE-EUROPE

     We formed Southern Energy -- Europe B.V. (SE-Europe) in Amsterdam, in the first quarter of 1999 to support our asset and business development activities, acquisition efforts and future generation facilities in Europe through market research and analysis, financial structuring consultation and joint marketing efforts. SE Europe's services may include fuel procurement, market analysis, risk management and control and physical and financial energy trading services such as spot market price bidding and commercial dispatch, among others. We intend to coordinate, where possible, SE-Europe's infrastructure development, risk policies and procedures and overall corporate activities with SCEM to ensure that knowledge, experiences, systems and governance philosophies are appropriately leveraged.

     During the second quarter of 1999, SE-Europe began trading electricity in the Nordic power market, the most liquid and liberalized power market in Europe at the time. By December 31, 1999, SE-Europe had traded approximately 77 TWh in the Nordic market, primarily on the Nord Pool power exchange. SE-Europe's volumes represented approximately 12% of the total volumes traded and cleared through the Nord Pool power exchange.

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

     In addition to trading on the Nord Pool power exchange, SE-Europe has met all requirements necessary for physical spot trading on the recently established Amsterdam Power Exchange. Levels of activity will depend on market development and liquidity of those markets. We are also in the process of obtaining necessary legal and regulatory approvals to actively participate in physical and financially settled trading throughout our target market extending through the North-South corridor from the Nordic region through Central Europe to Northern Italy. We expect to commence significant activity in these regions during 2000, where market development permits.

     Through coordinated efforts with our European asset development team, SE-Europe intends to seek opportunities to position our European energy business as a significant industry participant in the wholesale fuels, electric generation and energy commodity trading segments of the European energy market. We have identified the liberalizing markets of Western and Central Europe as the focus of our growth strategy in Europe. In conjunction with our trading operations in Amsterdam, we have integrated our marketing and business development functions in these markets. We are seeking to apply our risk management and fundamental market analysis skills to our European operations and business development efforts. In addition to our operations in Amsterdam, we have opened regional marketing and business development offices in Germany, Italy and Switzerland. We expect to open an additional regional office in 2001. Each office is charged with developing opportunities ranging from structured and origination transactions to acquisition of assets or control of assets through contractual arrangements. We intend to support existing participants in the market and to forge alliances that will prove mutually beneficial with local partners.

ASIA-PACIFIC

     In January 1997, one of our wholly owned subsidiaries, Southern Energy-Asia, Inc. (SE Asia), acquired 80% of Consolidated Electric Power Asia Limited (CEPA), since renamed Southern Energy Asia-Pacific Limited (SE Asia-Pacific), from Hopewell Holdings Limited (Hopewell) for approximately $2 billion. This acquisition was partially financed by SE Asia with a $792 million bank loan. In August 1997, we purchased the remaining 20% of CEPA from Hopewell for $150 million and the transfer to Hopewell of CEPA's interest in Tanjung Jati B, a 1,320 MW power project then under development in Indonesia. Today, SE Asia and one of its direct subsidiaries own 100% of SE Asia-Pacific.

     SE Asia-Pacific is one of Asia's largest independent power producers and has substantial experience in developing, constructing, holding an interest in and operating electric power generation facilities in Asia. The majority of SE Asia-Pacific's assets are located in the Philippines, with additional assets located in China and Australia. By acquiring 100% of SE Asia-Pacific, we acquired a net ownership interest in 3,388 MW of generating capacity operating or under construction, a coal mining company in Australia and a development team and corporate staff based in Hong Kong and the Philippines. We currently have a net ownership interest in 3,159 MW of generating capacity. SE Asia-Pacific is currently conducting business development activities in five countries:
Australia, China, India, the Philippines and Singapore. Specifically, SE Asia-Pacific has a project in an advanced stage of development as one of SE Asia-Pacific's Philippine subsidiaries has agreed to construct a sub-station and two transmission lines in the Philippines to supply an industrial facility partially from one of SE Asia-Pacific's other projects.

     SE Asia-Pacific has been most successful in developing businesses in the Philippines where it has a net ownership interest in five plants totaling 2,092 MW of capacity. SE Asia-Pacific has long-term energy conversion agreements with National Power Corporation, under which SE Asia-Pacific accepts fuel from National Power Corporation and converts that fuel to energy. National Power

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

Corporation is the national electric company and its obligations to SE Asia-Pacific's project companies are supported by Republic of the Philippines' guarantees.

     SE Asia-Pacific also owns a 32% interest in a 2,038 MW coal-fired power plant in Guandong Province (Shajiao C) in China. We own, through our subsidiary SE China Investments, Inc. (SE China), a 9.99% interest in Shandong International Power Development Company Limited. Shandong International Power holds interests in 18 units in Shandong province in China totaling 4,158 MW.

     SE Asia-Pacific also holds a 100% interest in Allied Queensland Coal Pty. Ltd. (Allied Queensland Coal), a coal mining company located in Queensland, Australia. Allied Queensland Coal has the mining rights to approximately 1.3 billion tons of low-sulfur, low-cost coal. Small amounts of coal are currently being mined for sale in the domestic and overseas markets.

     The following table depicts our investments in the Asia-Pacific region currently in operation:

                                                                                           NET
                                                                                        OWNERSHIP
                                                                                       INTEREST IN   OPERATED
                                                              TOTAL MW   OWNERSHIP %    TOTAL MW        MW
                                                              --------   -----------   -----------   --------
GENERATION OPERATIONS:
Philippines
  Sual......................................................   1,258        91.9%         1,156       1,258
  Pagbilao..................................................     735        87.2            641         735
  Navotas I.................................................     200          90            180         200
  Navotas II................................................     100         100            100         100
  Bulacan...................................................      15         100             15          15
China
  Shajiao C.................................................   2,038          32            652          --
  SIPD......................................................   4,158        9.99            415          --
                                                               -----                      -----       -----
    Total...................................................   8,504                      3,159       2,308
                                                               =====                      =====       =====

THE PHILIPPINES

     SE Asia-Pacific's subsidiaries have entered into four separate energy conversion agreements with National Power Corporation, one each for the Sual, Pagbilao, Navotas I and Navotas II projects. The energy conversion agreements are build-operate-transfer agreements. At the end of the term of each energy conversion agreement, the associated plant is required to be transferred to National Power Corporation, free from any lien or payment of compensation. National Power Corporation acts as both the fuel supplier and the energy off-taker under the energy conversion agreements. National Power Corporation procures all of the fuel necessary for each plant, at no cost to SE Asia-Pacific's subsidiary, and has accepted substantially all fuel risks and fuel related obligations other than each plant's actual fuel burning efficiency.

     The SE Asia-Pacific subsidiaries receive compensation under the energy conversion agreements for fixed capacity fees, variable energy fees and other incidental fees. Over 90% of the revenues are expected to come from fixed capacity charges that are paid without regard to dispatch level of the plant. Capital recovery fees, infrastructure fees, and service fees, which comprise most of the fixed capacity charges, are denominated in U.S. dollars. The fixed operating fees, energy fees and other incidental fees have both U.S. dollar and Philippine peso components that are both indexed to inflation rates.

     The energy conversion agreement contains a provision under which National Power Corporation bears the financial risks for both political force majeure and change of law. National Power Corporation's obligations under the energy conversion agreements are guaranteed by the full faith and

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

credit of the Philippine government. The following table summarizes the energy conversion agreement terms, National Power Corporation transfer date and capacity information for each asset in the Philippines:

                                                                                                  CAPACITY
                                                                                                COMMITTED TO
                                        ENERGY CONVERSION    TRANSFER TO     PORTION OF 1999   NATIONAL POWER
                                         AGREEMENT TERM     NATIONAL POWER     REVENUES AS      CORPORATION
               PROJECT                       (YEARS)         CORPORATION      CAPACITY FEES         (MW)
               -------                  -----------------   --------------   ---------------   --------------
Sual..................................         25              Oct 2024            94%             1,000
Pagbilao..............................         29              Aug 2025            95%               735
Navotas I.............................         12              Mar 2003            98%               200
Navotas II............................         12             July 2005            98%               100

     SE Asia-Pacific, through its operating companies, is responsible for management, operations and maintenance of the plants. The operating companies earn fees including potential bonus fees for providing those services. The Navotas I, Navotas II and Bulacan project companies operate and maintain their respective plants. The following table presents generation sold and availability data for each asset in the Philippines:

                                                                 1999
                                                              ----------
                                                              GENERATION       1999
                                                                 SOLD      ------------
                          PROJECT                               (GWH)      AVAILABILITY
                          -------                             ----------   ------------
Sual(1).....................................................    1,231          92%
Pagbilao....................................................    3,996          83%
Navotas I...................................................     10.3          95%
Navotas II..................................................      8.4          83%

(1) Began operation in late 1999

     All of the projects in the Philippines have been granted preferred or pioneer status which, among other things, has qualified them for income tax abatements of three to six years. The expiration dates of the abatements for Pagbilao and Sual are 2002 and 2005, respectively.

     Most of our investments in the Philippines are owned through a subsidiary holding company, Southern Energy Philippines Holdings (Southern Energy Philippines). Part of our strategy is to increase the size of Southern Energy Philippines through new projects in the Philippines while simultaneously decreasing the percentage of Southern Energy Philippines owned by us. In order to implement this strategy, we have been in discussions with parties who could purchase part of Southern Energy Philippines. It is our intention to pursue these types of opportunities only in circumstances where the proceeds would be used to fund additional investment outside the Philippines. Most recently we have had discussions with a party with whom we would possibly form a joint venture and contribute 20% of Southern Energy Philippines in exchange for 50% of the joint venture. Our prospective partner could contribute cash, power generation assets or projects under development or any combination of these assets to the joint venture.

  SUAL

     SE Asia-Pacific holds a 91.91% interest in the Sual plant, a 1,258 MW coal-fired plant at Sual, Pangasinan, located approximately 216 km (130 miles) north of Manila in the Philippines. The Sual plant consists of two 629 MW units that commenced commercial operation in October 1999. The International Finance Corporation and Commonwealth Development Corporation are the other

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

shareholders. Most revenues are paid in U.S. dollars into an offshore account administered by a loan trustee.

     When we acquired SE Asia-Pacific in 1997, the Sual plant was still under construction. The construction was completed in October 1999. The total construction cost, including inventories, was $1,282 million at June 30, 2000 and is expected to be approximately $1,300 million. The construction was funded by third party non-recourse project loans of $942 million and equity financing by SE Asia-Pacific and two minority shareholders in the amounts of $312 million and $28 million, respectively.

     Southern Energy Asia-Pacific Pangasinan Limited (SE Asia-Pacific Pangasinan), a subsidiary of SE Asia-Pacific formerly known as CEPA Pangasinan Electric Limited, has acceded to the energy conversion agreement with National Power Corporation. The energy conversion agreement obligates National Power Corporation to purchase 1,000 MW of the total plant capacity of 1,258 MW. The remaining net available capacity of 218 MW is not currently under contract; however, SE Asia-Pacific expects this capacity to be sold to National Power Corporation, large industrial or commercial users or distribution customers.

     A consortium of banks and various other lenders have committed non-recourse project debt with an expected average life of approximately five years and a final maturity in the beginning of 2012. As of June 30, 2000, the balance of the project debt was approximately $942 million. The distribution of our shares by Southern Company would constitute a change in control under the loan agreement and we cannot assure you that we will be able to obtain the required lender consents. Most revenues are paid in U.S. dollars into an offshore account administrated by a loan trustee.

     The Sual project was not completed by the date specified in the construction contract. As a result, SE Asia-Pacific Pangasinan currently has a claim against the contractors for liquidated damages. SE Asia-Pacific Pangasinan is currently in discussions with the contractors to resolve disputes regarding the amounts to be paid.

     National Power Corporation has informed SE Asia-Pacific that, in National Power Corporation's opinion, the Sual plant was not completed by the dates, as adjusted, contemplated in the energy conversion agreement. However, no formal claim for liquidated damages has been made by National Power Corporation. SE Asia-Pacific Pangasinan believes that the plant was completed before the deadlines in the energy conversion agreement and that its exposure to potential claims is not material.

     Under the shareholder agreement, the minority shareholders of SE Asia-Pacific Pangasinan can exercise a put option requiring SE Asia-Pacific Pangasinan to purchase the minority shareholders' interests in the project. The put option can be exercised between the third and sixth anniversaries of the completion of the project construction or, in the event of any change in control, a change in SE Asia-Pacific Pangasinan's charter documents or the transfer of sponsor in violation of the sponsor support agreement, the put option may be exercised on the earlier of the date of these changes or the twelfth anniversary of the completion of the project construction. The distribution of our shares by Southern Company will not constitute a change in control under the shareholder agreement. If a minority shareholder exercises its put option, SE Asia-Pacific Pangasinan must purchase the shareholder's interest at a price to be determined based on the present value of the remaining years of cash flow less the liabilities outstanding plus the current assets.

  PAGBILAO

     SE Asia-Pacific holds an 87.2% interest in the Pagbilao plant, a 735 MW coal-fired plant located 100 km (62 miles) southeast of Manila. The Pagbilao plant consists of two 367.5 MW units that commenced commercial operation in June 1996 and August 1996, respectively. The International

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

Finance Corporation, Commonwealth Development Corporation and the Asia Development Bank are the other shareholders. Most revenues are paid in U.S. dollars into an offshore account administered by a loan trustee.

     The Pagbilao plant originally had non-recourse project debt totaling $698 million from banks and various other lenders. The balance of this debt as of June 30, 2000 was $477 million, with the majority of the principal having a final maturity in the beginning of 2007. This financing requires the project company to maintain a debt service reserve equal to the amount due within the next succeeding 12 months. Southern Company currently provides a $60 million letter of credit, and we provide a $50 million letter of credit, for the benefit of the lenders to satisfy this reserve requirement. At the time of the full distribution of our stock by Southern Company, we expect to have to provide letters of credit for the entire amount required by the financing. The distribution of our shares by Southern Company would constitute a change in control under the loan agreement and we cannot assure you that we will be able to obtain the required lender consents.

     Under shareholder agreements, the minority shareholders of the SE Asia-Pacific subsidiary which holds the Pagbilao project, Southern Energy Quezon, Inc. (SE Quezon), can exercise a put option requiring SE Quezon to purchase the minority shareholders' interests in the project. The put option can be exercised between the sixth and twelfth anniversaries of the completion of the project construction or, in the event of any change in control, a change in SE Quezon's charter documents or the transfer of sponsor in violation of the sponsor completion support agreement, the put option may be exercised on the earlier of these changes or the twelfth anniversary of the completion of the project construction. The distribution of our shares by Southern Company will not constitute a change in control under the shareholders agreement. If a minority shareholder exercises its put option, SE Quezon must purchase the shareholder's interest at a price to be determined based on the present value of the remaining years of cash flow less the liabilities outstanding plus the current assets.

  NAVOTAS I AND II

     SE Asia-Pacific holds a 90% interest in the Navotas I plant, a 200 MW fuel oil-fired plant located at the Navotas Fishport Complex north of Manila. The Asian Development Bank is the other shareholder. SE Asia-Pacific also holds a 100% interest in the Navotas II plant, a 100 MW fuel oil-fired plant located at the Navotas Fishport Complex.

  BULACAN

     SE Asia-Pacific owns a 100% interest in the Bulacan plant, a 15 MW plant comprising four 3.75 MW diesel units located at the Navotas site. A SE Asia-Pacific subsidiary has entered into a 15-year energy generation agreement with Solid Development Corporation, a yarn manufacturing company. The agreement term runs through 2013. Navotas staffing is used to operate the units.

  BATAAN

     An SE Asia-Pacific subsidiary has entered into an agreement with Bataan Polyethylene Corporation (Bataan Polyethylene) to supply the power requirements of Bataan Polyethylene in Bataan, the Philippines. Bataan Polyethylene is expected to produce polyethylene products for the Philippine market and the Asian region and is being financed by the International Finance Corporation. Bataan Polyethylene is owned by BP Chemicals (a subsidiary of British Petroleum), Petronas (Malaysian state oil company), Sumitomo Corporation and local Philippine shareholders. Under this contract, the SE Asia-Pacific subsidiary was required to construct a sub-station and two transmission lines to provide up to 40 MW of power to the Bataan Polyethylene plant. The

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construction of this sub-station and these transmission lines was completed in
August 2000. SE Asia-Pacific intends to supply electricity to Bataan Polyethylene sourced jointly from Sual and National Power Corporation on an equal basis.

  MINDORO

     SE Asia-Pacific has entered into a 20 year power sales agreement with the Oriental Mindoro Electric Cooperative (Oriental Mindoro Electric) pursuant to which SE Asia-Pacific would install 7.5 MW of diesel generators on the Island of Mindoro to supply Oriental Mindoro Electric. SE Asia-Pacific intends to meet its obligations to Oriental Mindoro Electric by moving two units from its Bulacan station to Mindoro. SE Asia-Pacific would then meet its obligations at Bulacan by utilizing the excess capacity at the Sual plant.

  ILIJAN

     We are currently pursuing the acquisition of a minority interest in a 1,251 MW gas-fired combined cycle power plant under construction at Batangas. In March 2000, one of SE Asia-Pacific's subsidiaries entered into a memorandum of agreement with the Korea Electric Power Corporation (Korea Electric Power) and Mitsubishi Corporation to negotiate a joint development role and an equity stake in the Ilijan project. Upon the closing of the transaction, the shareholders will be Korea Electric Power (51%), Mitsubishi (21%), SE Asia-Pacific (20%), and Kyushu Electric Corporation (8%). The Ilijan project has entered into a 20-year energy conversion agreement for 1,200 MW with National Power Corporation and will be able to offer a tariff rate of approximately 4.5 U.S. cents per kWh. We expect to have the exclusive right to market excess capacity and energy (the difference between 1,200 MW sold to National Power Corporation and the plant's capacity of 1,251 MW) during the life of the project.

     We have entered into an agreement with Korea Electric Power and Mitsubishi under which Mitsubishi has advanced funds to the project company. Pursuant to this agreement, we have agreed to credit Mitsubishi for such advances if we eventually participate in this project. However, SE Asia-Pacific has not yet entered into any agreement obligating it to make an investment. We are able to defer the decision to invest until financial closing. Until financial closing, Korea Electric Power or Mitsubishi is also able to exclude SE Asia-Pacific from the project. Subject to signing definitive investment agreements, our initial base equity investment is expected to be approximately $35 million invested over the period 2000-2001, together with a pro rata contingent equity obligation under the lending arrangements of approximately $5 million. In addition, we will retain an option to purchase an additional 8.6% equity interest from Mitsubishi which, if exercised, would bring our total equity investment to $50 million. The closing of the transaction is expected to occur in the last quarter of 2000.

     We anticipate taking an active role in the management of the project through our right to designate a finance director, a general manager and one senior plant manager.

     National Power Corporation is responsible for constructing a new 500 kV transmission line and has awarded the contract to Sumitomo. Construction commenced in June 2000. The source of the natural gas is the Malampaya gas field in Palawan, which is being developed by a consortium of Shell, Texaco and the Philippine National Oil Company. The off-shore and on-shore pipelines are reportedly on schedule for completion by October 2001, consistent with the schedule for the Ilijan power plant.

     The project is currently being constructed by a consortium of United Engineers International, Inc., Raytheon-Ebasco Overseas Ltd, and Mitsubishi Heavy Industries. We expect the construction to

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be completed in January 2002. Korea Electric Power and Mitsubishi Heavy
Industries are providing construction financing pending the arrangement of project finance debt in the last quarter of 2000.

  DEREGULATION AND PRIVATIZATION

     In April 2000, the Philippine House of Representatives passed the Electricity Industry Reform Act substantially in the form of the government legislative bill which had proposed comprehensive restructuring in order to deregulate the market for electricity. The Senate has passed a series of bills which also propose deregulation but along different lines from those passed by the House of Representatives. The Electricity Industry Reform Act seeks to deregulate and privatize National Power Corporation to promote a competitive industry structure and broaden the ownership base of various sectors of the electric power industry. The Electricity Industry Reform Act is now awaiting the Bicameral Conference Committee of the House and the Senate in order to agree on a joint version of the law.

     The Electricity Industry Reform Act seeks to establish, within three years from its effectiveness, competition in the retail supply of electricity and open access to the transmission and distribution systems. Prior thereto, concerned government agencies are mandated to establish a wholesale electricity spot market, ensure the unbundling of transmission and distribution wheeling rates and remove existing cross-subsidies provided by industrial and commercial users to residential customers.

     Moreover, within three years from the effectiveness of the Electricity Industry Reform Act, at least 70% of the National Power Corporation's generating assets and contracts are mandated to be privatized. Thereafter, any undisposed assets of the National Power Corporation would be transferred to the so-called National Power Corporation Residual, a government-owned and controlled corporation, which would perform the remaining functions of National Power Corporation, such as administering the energy conversion agreements and other contracts with independent power producers.

     The Electricity Industry Reform Act, as it stands at the moment, presents no material impact on the existing assets and operations of SE Asia-Pacific. Consistent with the announced policy of the government, the Electricity Industry Reform Act contemplates continued payments of National Power Corporation's obligations under its energy conversion agreement contracts such as those with SE Asia-Pacific subsidiaries. The energy conversion agreements of SE Asia-Pacific are not assignable and will, therefore, remain with National Power Corporation following privatization. The National Power Corporation may sell its beneficial interest in the energy conversion agreements as part of the privatization. These energy conversion agreements are in any event supported by a sovereign guarantee of the Republic of the Philippines.

  CLEAN AIR ACT

     In July 1999, the Philippines enacted legislation, the Clean Air Act, which applies to stationary emission sources and other operating plants. We expect that the Department of Environment and Natural Resources will promulgate the Clean Air Act's Implementing Rules and Regulations by the end of September 2000. Pending promulgation of the Implementing Rules and Regulations, the Department of Environment and Natural Resources has issued an administrative order temporarily adopting the requirements of the Clean Air Act. Provisions of the Clean Air Act affect the compliance of operating plants and their ability to serve as base load capacity for the grid.

     The provisions of the Clean Air Act and past practice of the Department of Environment and Natural Resources suggest potentially increasingly stringent standards in emissions from all sources to maintain and/or improve the air quality. This may require additional controls or equipment on some

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of SE Asia-Pacific's plants in order to comply with the emission reduction goals and targets set forth in the Clean Air Act.

     We believe that the Sual plant can comply with the current requirements of the Clean Air Act. Some additional pollution control or other expenditures may be required for the Pagbilao plant and Bulacan plant to comply with the new requirements. We do not expect these expenditures to be material. We believe that the Navotas I and II will not be affected significantly by the Clean Air Act. SE Asia-Pacific has been closely following the development of the Implementing Rules and Regulations and is making contingency plans which are capable of meeting the standards and deadlines once finalized.

CHINA

  SHAJIAO C

     SE Asia-Pacific holds a 32% interest in the Shajiao C plant, a 2,038 MW coal-fired power plant located close to Hong Kong at Shajiao, Guangdong Province, China. Shajiao C is the largest coal-fired power plant in Guangdong Province. The plant is made up of three 679.4 MW units that began commercial operation in June 1996. The operation and off-take agreement has an initial term of 20 years and expires in June 2016.

     SE Asia-Pacific indirectly owns 80% of Southern Energy (Shajiao C) Limited. The other 20% of Southern Energy (Shajiao C) Limited is owned by a number of minority shareholders, including Bank of China and Kanematsu. Guangdong Province Shajiao (Plant C) Power Generation Corporation (Guangdong Generation Corporation) and Southern Energy (Shajiao C) Limited have 60% and 40% interests, respectively, in Guangdong Guanghope Power Co., Ltd. (Guangdong Power), which is the joint venture company that controls the plant. The majority partner, Guangdong Generation Corporation, is a Chinese corporation directly owned by the Guangdong Electric Power Holding Company.

     All power produced at the plant is sold to Guangdong Generation Corporation and Guangdong Electric Power Holding Company. These two entities are responsible for operating and maintaining the plant and are also responsible for coal supply. Each of them receives an operations fee, calculated on the basis of electricity generated and a minimum take-or-pay requirement. Guangdong Generation Corporation and Guangdong Electric Power Holding Company bear demand risk through a contractual take-or-pay requirement, which imposes a minimum annual offtake quantity of approximately 62% of total generation capacity, subject to risks such as force majeure and construction defects. The minimum offtake was not achieved during the years 1996-1999. The capacity payment associated with the shortfall in each year has been paid in the respective following year. Guangdong Generation Corporation and Guangdong Electric Power Holding Company also bear fuel risks. Force majeure affecting fuel delivery does not relieve them of their take-or-pay obligation.

     While Guangdong Generation Corporation operates the plant pursuant to a contractual agreement between the parties, a subsidiary of SE Asia-Pacific, in its capacity as a partner in the Guangdong Power joint venture, provides significant management and operational support for the facilities on a day to day basis.

     Payments to Guangdong Power are made in Renminbi. However, payments to cover foreign currency expenses, debt service and an equity return are indexed to U.S. dollars. For the first 10 years of operation (through June 2006), Guangdong Generation Corporation receives the first 30% of distributable after-tax profit. The remaining profits are split 60/40 between Guangdong Generation Corporation (42% overall) and Southern Energy (Shajiao C) Limited (28% overall). For years 11 through 20, Guangdong Generation Corporation receives the first 60% of distributable after-tax profit.

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The remaining profits are split 60/40 between Guangdong Generation Corporation
(24% overall) and Southern Energy (Shajiao C) Limited (16% overall). The shareholders of Guangdong Power provided funding to that company through a series of loans and capital contributions. It is expected that Guangdong Power will begin repaying these loans in 2000. Shareholder loans and invested capital are to be returned prior to the payment of dividends.

     The loans and capital contributions made to Guangdong Power as of June 30, 2000 are summarized as follows:

                                                         GUANGDONG    SE ASIA-PACIFIC
                                                        GENERATION        AND ITS
                                                        CORPORATION     SUBSIDIARIES
                                                        -----------   ----------------
                                                            (DOLLARS IN MILLIONS)
Registered Capital....................................    $225.0           $150.0
Shareholder Loans.....................................     264.1            190.0
Shortfall Loans.......................................     137.9             40.5
Early Generation Profit Loans.........................      23.8             99.9
                                                          ------           ------
  Total...............................................    $650.8           $480.4
                                                          ======           ======

     All shortfall finance, early generation profit and shareholder loans bear a coupon interest rate of 10% and are to be repaid once Guangdong Power's external debt is paid in full. Guangdong Power retired its external debt in March 2000. We expect that all available cash will be used to repay loans prior to being applied to dividend payments. We expect that substantially all of the loans we have provided will be repaid by the end of 2003. Shortfall finance loans represent loans made to fund construction costs not financed by equity or other debt. Similarly, shareholder loans are loans made by shareholders to provide additional financing for the construction of the plant. Early generation profit loans relate to early generation profit earned by Guangdong Power. Early generation profit includes income from the sale of electricity and other payments attributable to the time prior to commercial operation. Such income, by agreement, is distributed to Guangdong Power joint venture partners and then lent back to the joint venture company in the form of an early generation profit loan.

  SHANDONG INTERNATIONAL POWER DEVELOPMENT COMPANY

     On June 30, 1999, we acquired a 9.99% interest in Shandong International Power for $107 million through our subsidiary, SE China. SE China initially purchased 509.5 million, or 40%, of the 1.28 billion shares offered in Shandong International Power's $261 million initial public offering on the Hong Kong Stock Exchange.

     Shandong International Power is the largest independent power producer in China's Shandong province. Shandong Electric Power (Group) Company, the sole purchaser of electricity as well as the grid operator in Shandong province, is the largest shareholder of Shandong International Power. Shandong International Power sells power to Shandong Electric under an offtake contract, pursuant to which Shandong Electric agrees to purchase power in an amount based on average generation of comparably sized units in all Shandong Province plants under its jurisdiction. The power is purchased by Shandong Electric at a price pursuant to a tariff intended to allow Shandong International Power to recover costs plus a specified return on its average net book value of fixed assets. In addition, Shandong Electric has granted to Shandong International Power the right of first refusal to acquire any plant Shandong Electric chooses to sell. Shandong Electric has also granted to Shandong International Power an option to acquire, develop and operate future power projects within Shandong province for which Shandong Electric Power has development rights.

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     At December 31, 1999, Shandong International Power held interests in 18 coal-fired power generating units including two 600 MW units, five 125 MW units and eleven 300 MW units for a total installed capacity of 5,125 MW, of which its net ownership interest represents 4,158 MW.

     Shandong province, with a population of 88 million people and an installed electricity generating capacity of approximately 18,000 MW, has China's second-largest independent provincial power grid. Shandong is also one of six provinces and municipalities that the Chinese central government has designated as pilot sites for the deregulation of the power industry. We believe that Shandong International Power is well positioned for deregulation by being a low-cost provider with tariffs below the average in the Shandong province and by being more focused on creating shareholder value and having access to international capital markets for fund raising as a publicly traded company.

AUSTRALIA

  KOGAN CREEK

     SE Asia-Pacific has entered into a shareholders agreement with CS Energy Limited (CS Energy) to develop the Kogan Creek Power Station in Queensland and has also formed an alliance with CS Energy to develop other energy projects in Australia. The agreements stipulate the joint development of the Kogan Creek station, which is expected to be a 750MW coal-fired power station located 280 km west of Brisbane. CS Energy has acquired 40% of the project while SE Asia-Pacific has retained 60%. SE Asia-Pacific has also obtained an exclusive right to acquire up to 40% of CS Energy's proposed 385 MW natural gas fired station at Swanbank Power Station near Ipswich which recently commenced construction. The Kogan Creek station has received all of its government approvals, including Environment Australia sign-off as well as the Foreign Investment Review Board approval in early June 2000.

     Based on evaluations of the supply and demand balance in Queensland, we and CS Energy are aware of a current surplus of generating capacity, and consequently, plan to proceed with the Kogan Creek project at an undetermined future date based on market demand. Financial close of Kogan Creek is unlikely prior to 2003.

INDIA

  BALAGARH

     We are currently pursuing development of a 500 MW coal-fired power project north of Calcutta, India. We have entered into a shareholders agreement with the Calcutta Electricity Supply Company Limited, a private sector company which is the local public utility supplying power exclusively to major parts of Calcutta. The Calcutta Electricity Supply Company is the main sponsor of the project and we are the co-sponsor. The International Finance Corporation and Asian Development Bank are jointly planning to take a 13% equity stake and to provide approximately $215 million in credit facilities. Korean Exim Bank has agreed in principle to finance $153 million by way of export credit. While the project has received all major permits and clearances, a date for financial close has not been fixed. We expect to invest approximately $50 million of equity in this project.

  HIRMA

     We are in initial development of a 3,960 MW mine-mouth project in the state of Orissa, in eastern India. This plant would provide power to the Power Trading Corporation of India Limited, a Government of India controlled corporation set up in 1999. The project has been qualified by Government of India as a Mega Project under the Government of India's recently revised Mega

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

Power Project Policy and would therefore be eligible to receive a waiver of import taxes and duties. In January 1999, a Joint Development Agreement was signed with Reliance Industries Limited to be an equal co-sponsor. Key project agreements are at a preliminary stage of negotiation and we do not yet have a tariff agreement. At the present time, we have not fixed a target date for financial close.

REGULATION

  INTERNATIONAL REGULATION

     Our international operations are subject to regulation by various foreign governments and regulatory authorities. The laws and regulations that apply to each of our international projects are more fully discussed under the description of the particular project found elsewhere in this prospectus.

  U.S. PUBLIC UTILITY REGULATION

     The U.S. electric industry is subject to comprehensive regulation at the federal and state levels. Currently, most of our U.S. facilities are exempt wholesale generators under PUHCA. Our exempt wholesale generators are subject to regulation by FERC under the Federal Power Act regarding rate matters and by state public utility commissions regarding non-rate matters. The majority of our generation from exempt wholesale generators is sold at market prices under market rate authority granted by FERC, although FERC has the authority to impose cost of service rate regulation if it determines that market pricing is not in the public interest. Our exempt wholesale generators are also subject to FERC regulation relating to accounting and reporting requirements, as well as oversight of mergers and acquisitions, securities issuances and dispositions of facilities.

     State or local authorities have historically regulated the distribution and retail sale of electricity, as well as the need for siting and the construction of generating facilities. In addition, our exempt wholesale generators may be subject to a variety of state and local regulations regarding maintenance and expansion of their facilities and financing capital additions if the financing is subject to state public service commission regulation. Outside of the Electric Reliability Council, the wholesale power sales of our exempt wholesale generators are subject exclusively to FERC regulation under the Federal Power Act and to market regulation institutions, such as regional transmission group and independent system operator market monitoring initiatives authorized by FERC.

     We are currently subject to regulation under PUHCA, as a wholly owned subsidiary of a public utility holding company. Prior to the distribution of our common stock by Southern Company, we must continue to conduct our business in accordance with SEC orders authorizing Southern Company and us to engage in the business of developing energy projects and owning and operating exempt wholesale generators, foreign utility companies, qualifying facilities, domestic and Canadian marketing of natural gas and electricity and other energy-related activities. Prior to the distribution, we may not acquire public utility assets or the securities of public utility companies, unless these assets or companies qualify as exempt wholesale generators, foreign utility companies or qualifying facilities, without SEC approval under PUHCA.

     In addition, Southern Company is limited in the amount of the aggregate investment it may make in us through the proceeds of its security sales or guarantees to an amount not to exceed 100% of Southern Company's consolidated retained earnings. We and Southern Company have requests pending before the SEC to increase Southern Company's authority to invest in us up to 175% of its consolidated retained earnings and to increase its guarantee authority to a similar extent. Following this offering, Southern Company will no longer provide financing or credit support except for specified transactions or for a limited period of time.

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     Southern Company's plan to distribute our common stock to its stockholders requires regulatory approval from both the FERC under the Federal Power Act and the SEC under PUHCA. We cannot assure you that the requisite approvals from FERC and the SEC can be obtained on a timely basis or on conditions acceptable to Southern Company and us. Southern Company may determine not to complete the distribution based upon the lack of requisite regulatory approval or an assessment that timely approval cannot be obtained or can be obtained only on conditions unacceptable to Southern Company.

     The SEC monitors the consolidated capitalization of companies subject to PUHCA, and will monitor the impact of the distribution on the financial integrity of Southern Company. We believe that the distribution of our stock by Southern Company will not cause the equity components of Southern Company's consolidated capitalization to fall below levels required by the SEC, and that the distribution will have no effect on the capitalization ratios of Southern Company's operating subsidiaries. Southern Company has committed to the SEC that it will not undertake the distribution if the distribution reduces the equity component of Southern Company's consolidated capitalization below levels required by the SEC.

     If any state public service commission becomes concerned that the plan for the distribution of our common stock by Southern Company may adversely affect the consumers in its jurisdiction, the state commission may undertake to review the plan of distribution. Even though the state commission may have no jurisdiction over the distribution, Southern Company or us, any review may delay or prevent Southern Company from completing the distribution.

     It is possible that one or more regulatory authorizations for Southern Company and us to conduct our operations may expire. The authorization under PUHCA which allows us and our subsidiaries to pay dividends from unearned surplus in accordance with applicable corporate law and applicable covenants to security holders, has been extended and will expire June 30, 2001. If Southern Company has not completed the distribution of our common stock by June 30, 2001, and if the SEC does not extend the order beyond that date, cash may be trapped in some of our subsidiaries, reducing our cash management flexibility and increasing our need for working capital and external financing.

     In addition, the SEC order providing the general authorization for Southern Company to acquire our securities and authorizing us to undertake our business of developing and owning and operating foreign utility companies, exempt wholesale generators and energy-related subsidiaries is scheduled to expire on December 31, 2000. Southern Company and we have filed for an extension of this general authority. Other authorizations under PUHCA pertaining to our business extend until the year 2003. Even though rules exempting certain acquisitions and transactions from SEC approval may alleviate the effect of an expiration of the SEC order, the effect of the expiration may be adverse to our business operations.

     Following the distribution we do not expect to be subject to PUHCA unless or until we acquire the securities of a public utility company or public utility assets that are not exempt as an exempt wholesale generator, foreign utility company or qualifying facility. PUHCA, the Federal Power Act and applicable state laws may limit Southern Company and its remaining subsidiaries' ability to contract with or provide services to us.

     Following the distribution of our stock by Southern Company, we will compete with Southern Company. As a result of market information restrictions imposed by the FERC Code of Conduct, we have not had access to market intelligence concerning the Southeast region that is possessed by Southern Company and other energy marketers that have been active in the Southeast region for a number of years.

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     Our energy marketing business units are authorized under orders issued by the SEC to conduct electricity and natural gas marketing in the United States and Canada and, through December 31, 2000, to invest up to $300 million to acquire assets related to energy marketing in the United States and Canada. In the event we were to undertake a major acquisition of energy assets in excess of the authority currently authorized which would not constitute a foreign utility company, exempt wholesale generator or a United States energy-related company, we would be required to seek further PUHCA approvals.

     Congress is considering legislation to modify federal laws affecting the electric industry. Bills have been introduced in the Senate and the House of Representatives that would, among other things, provide retail electric customers with the right to choose their power suppliers. Modifications to PURPA and PUHCA have also been proposed. In addition, various states have either enacted or are considering legislation designed to deregulate the production and sale of electricity. Deregulation is expected to result in a shift from cost-based rates to market-based rates for electric energy and related services. Although the legislation and regulatory initiatives vary, common themes include the availability of market pricing, retail customer choice, recovery of stranded costs and separation of generation assets from transmission, distribution and other assets. It is unclear whether or when all power customers will obtain open access to power supplies. Decisions by regulatory agencies may have a significant impact on the future economics of the power marketing business.

     FERC has issued power and gas transmission initiatives that require electric and gas transmission services be offered on an open-access basis unbundled from commodity sales. Although these initiatives are designed to encourage wholesale market transactions for electricity and gas, we cannot predict the timing of industry changes as a result of these initiatives or the adequacy of transmission additions in specific markets.

     In Canada, Canadian national and provincial governments have instituted natural gas regulations also designed to encourage the development of competitive markets. However, we cannot predict the timing and scope of the development of a competitive market in Canada or the effect of these or future regulations on these markets.

     Our Birchwood facility is subject to regulation as a qualifying facility under PURPA. As a qualifying facility, Birchwood is exempted from most provisions of the FPA and state laws relating to securities, rate and financial regulation. PURPA requires electric utilities (i) to purchase electricity generated by qualifying facilities at a price based on the utility's avoided cost of purchasing electricity or generating electricity itself, and (ii) to sell supplementary, back-up, maintenance and interruptible power to qualifying facilities on a just, reasonable and non-discriminatory basis. To qualify for qualifying facility status, the Birchwood facility must satisfy requirements regarding the production of useful thermal energy as well as limitations on the extent of ownership by utilities or utilities affiliates.

     ENVIRONMENTAL REGULATION

     Our operations are subject to extensive federal, state, local and foreign laws and regulations relating to air quality, water quality, waste management, natural resources and health and safety. Our projects and facilities in foreign markets create exposures and obligations to the national, provincial and local laws of each host country, including environmental standards and other requirements imposed by these governments. Our compliance with these environmental requirements necessitates significant capital and operating expenditures related to monitoring, pollution control equipment, emission fees and permitting at various operating facilities. Our expenditures, while not prohibitive in the past, are anticipated to increase in the future along with the increase in stricter standards, greater regulation, more extensive permitting requirements and an increase in the number and types of assets

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we operate that are subject to environmental regulation. We cannot assure you that future compliance with these environmental requirements will not adversely affect our operations or financial condition.

     Our operations in Europe are subject to comprehensive environmental regulation similar to that in the United States, and these regulations are expected to become more stringent in the future. Additionally, like many countries of the world, the governments of China, the Philippines, Trinidad and Tobago and several other countries recently have proposed increased environmental regulation of many industrial activities, including increased regulation of air quality, water quality and solid waste management. The scope and extent of these newly proposed environmental regulations is unclear.

     Over the past several years, the utility industry, state, federal and foreign governments and international organizations have been concerned about global climate change. Because our fossil fuel-fired plants emit carbon dioxide, the costs of any "greenhouse gas" restrictions could adversely affect our operations. The impact of the Kyoto Treaty on our domestic and foreign facilities and operations remains uncertain.

     The environmental laws and regulations in the United States illustrate the comprehensive environmental regulations which govern our operations. Our most significant environmental requirements in the U.S. result from the Clean Air Act and the 1990 Clean Air Act Amendments. Under the Clean Air Act, we are required to comply with a broad range of restrictions concerning air emissions, operating practices and pollution control equipment. Several of our facilities are located in metropolitan areas such as New York City, Boston, Chicago or San Francisco, classified by EPA as not achieving the ambient air quality standards which trigger the most stringent air regulation requirements.

     In the future, we anticipate increased regulation of our facilities under the Clean Air Act and applicable state laws and regulations concerning air quality. EPA, several states and several foreign countries are in the process of enacting more stringent air quality regulatory requirements. For example, EPA recently promulgated a new regulation, known as the "Section 126 Rule," which allocates nitrogen oxide emissions allowances to various electric generating facilities in Delaware, Indiana, Kentucky, Maryland, Michigan, New Jersey, New York, North Carolina, Ohio, Pennsylvania, Virginia, West Virginia and the District of Columbia. We expect to incur additional compliance costs as a result of these developments. The Section 126 Rule becomes effective on May 1, 2003. If a plant exceeds its allocated allowances under this rule, the plant must purchase additional, unused allowances from other regulated plants. EPA also has established nitrogen oxide emission caps for several eastern states which must be implemented by these states beginning May 1, 2003. The State of New York is also developing regulations to further reduce nitrogen oxide and sulfur dioxide emissions.

     On November 3, 1999, the United States Department of Justice filed a complaint against seven electric utilities, including two utility subsidiaries of Southern Company, Alabama Power and Georgia Power, for alleged violations of Clean Air Act requirements related to modifications of existing sources at 17 coal-fired utility generation stations located in the southern and midwestern regions of the United States. The EPA also issued administrative notices of violation alleging similar violations at eight other coal-fired power plants owned by some of the electric utilities named as defendants in the lawsuit, and also issued an administrative order to the Tennessee Valley Authority for similar violations at seven of its coal-fired power plants. In early 2000, the EPA filed a motion to amend its complaint to add the violations alleged in its notice of violation, and to add Gulf Power, Mississippi Power and Savannah Electric as defendants. To date, no lawsuits or administrative actions alleging similar violations have been brought by the EPA against us, our subsidiaries or any of our power plants. However, the State of New York has issued a notice of violation to the previous owner of our Plant Lovett. For more information about this matter, see "-- Legal Proceedings." We cannot assure

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you that lawsuits or other administrative actions against our power plants will not be filed or taken in the future. If an action is filed against us or our power plants, this could require substantial expenditures to bring our power plants into compliance and have a material adverse effect on our financial condition, cash flows and results of operations.

     Several other environmental laws in the United States also affect our operations. For example, we are required under the Clean Water Act to comply with effluent and intake requirements, technological controls and operating practices. Our wastewater discharges are permitted under the Clean Water Act, and our permits under the Clean Water Act are subject to review every five years. As with air quality, the requirements applicable to water quality are expected to increase in the future. We expect to incur additional compliance costs as a result of the increased regulation of water quality.

     Our facilities are also subject to several waste management laws and regulations in the United States. The Resource Conservation and Recycling Act sets forth very comprehensive requirements for handling of solid and hazardous wastes. The generation of electricity produces non-hazardous and hazardous materials, and we incur substantial costs to store and dispose of waste materials from our facilities. Recently, EPA indicated that it may begin to regulate fossil fuel combustion materials, including types of coal ash, as hazardous waste under the Resource Conservation and Recycling Act. If EPA implements its initial proposals on this issue, we may be required to change our current waste management practices and expend significant resources on the increased waste management requirements caused by EPA's change in policy.

     From time to time, the federal Comprehensive Environmental Response, Compensation and Liability Act, known as the Superfund, applies to our facilities or other sites in the United States. The Comprehensive Environmental Response, Compensation and Liability Act establishes a framework for dealing with the cleanup of contaminated sites. Many states, like Massachusetts, New Jersey and Georgia, have enacted state superfund statutes. Under these laws, we are required to undertake, from time to time, corrective action for soil and groundwater conditions identified at our facilities. We are currently undertaking corrective action at some of our recently acquired facilities for conditions that were identified during our due diligence related to the acquisition. We have purchased environmental insurance to cover some of these conditions, as well as other unknown environmental conditions, when we initially acquired some of our facilities. We do not expect these corrective actions to require significant expenditures.

     In connection with asset acquisitions and other transactions, we also may obtain or be required to provide indemnification against environmental liabilities and responsibilities. Typically, indemnification we receive is limited in scope and time period. In some transactions, we did not receive an environmental indemnity. To minimize our exposure for such liabilities, we conduct environmental assessments of the assets we wish to acquire or operate. Thus far, we have not incurred any material environmental liabilities arising from our acquisition or divestiture activities.

     We have not incurred material costs for environmental remediation in the past three years. We currently plan to spend approximately $50 million during the remainder of 2000 and in 2001 to retrofit pollution control equipment on our existing assets. We spent approximately $37 million during 1999 and the first half of 2000 to retrofit pollution control equipment.

     We believe we are in compliance in all material respects with applicable environmental laws. However, while we believe our procedures and facilities comply with applicable environmental laws and regulations, we cannot provide assurances that additional costs will not be incurred as a result of new interpretations or applications of existing laws and regulations or the enactment of more stringent requirements.

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EMPLOYEES

     At June 30, 2000, our corporate offices and majority owned or controlled subsidiaries employed approximately 7,000 persons. This number includes approximately 900 in the corporate headquarters in Atlanta and at SCEM and approximately 6,100 at operating facilities. Approximately 520 of our domestic employees are subject to collective bargaining agreements with one of the following unions: International Brotherhood of Electrical Workers, Utilities Workers of America or United Steel Workers. About 2,200 of our employees in international business units belong to unions. These unions include the International Brotherhood of Electrical Workers and Grand Bahamas Port Authority Workers in the Bahamas; Oilfield Workers Trade Union and Senior Staff Association in Trinidad and Tobago; UNISON, Amalgamated Engineering and Electrical Union, General Municipal Boilermakers Union, Engineers and Managers Association and Transport and General Workers Union in England; Sindicato de Luz y Fuerza in Argentina; and Sindicato Arica-Parincota, Sindicato Trabajadores Edelnor Iquique, Sindicato Trabajadores Segunda Region, Sindicato Edelnor S.A. and Sindicato Ingenieros de Ejecucion in Chile. We believe we have satisfactory relations with both union and non-union employees.

FACILITIES/PROPERTIES

     Our corporate offices currently occupy approximately 242,000 square feet of leased office space in Atlanta, Georgia. We are in the process of relocating our corporate offices into a new two-building facility occupying approximately 357,000 square feet, currently under construction in Atlanta, Georgia. SCEM began occupying the first completed phase of this building, a 67,000 square feet state-of-the-art marketing and risk management facility, in December 1999. We anticipate moving the remainder of our corporate offices to the second building, a 290,000 square foot office building, between September and December 2000. We have signed long-term leases for these facilities.

     In addition to our corporate office space, we lease or own various real property and facilities relating to our projects and our development activities. Our project facilities are generally described under the project descriptions contained elsewhere in this prospectus. We believe that we have satisfactory title to our project facilities in accordance with standards generally accepted in the energy industry, subject to exceptions which, in our opinion, would not have a material adverse effect on the use or value of the facilities.

     We believe that all of our existing office and generating facilities, including the facilities under construction, are adequate for our needs through calendar year 2000. If we require additional space, we believe that we will be able to secure space on commercially reasonable terms without undue disruption to our operations.

LEGAL PROCEEDINGS

     In September 1999, the State of Minas Gerais, Brazil filed a lawsuit in a Minas Gerais state court seeking temporary relief against Southern Electric Brasil exercising voting and appointment rights under the shareholders agreement between the state and Southern Electric Brasil regarding their interest in CEMIG, as well as a permanent rescission of the agreement. The core issue in the dispute is whether the shareholders agreement unconstitutionally transfers control of CEMIG from the state to Southern Electric Brasil, which transfer would have required specific legislative authorization. A lower court judge denied the state's request, but one member of a three-judge State Appellate Court granted a temporary injunction pending the outcome of the litigation regarding rescission of the shareholders agreement. This injunction, however, does not affect the status of the CEMIG directors appointed by Southern Electric Brasil, as Southern Electric Brasil's right to appoint these directors is not derived from the agreement. On March 23, 2000, the lower court judge in

Minas Gerais ruled that the shareholders agreement was invalid. Southern Electric Brasil has appealed this decision. We cannot assure you that we will be successful in appealing this ruling or in defending the constitutionality of the provisions of the shareholders agreement. Our failure to prevail on this matter would limit our influence over the daily operations of CEMIG.

     SE California and its subsidiaries SE Delta and SE Potrero acquired generation assets from Pacific Gas and Electric in April 1999 subject to reliability-must-run agreements. SE California assumed these agreements from Pacific Gas and Electric subject to the outcome of a FERC proceeding initiated in October 1997 that will determine the percentage of a $158.8 million annual fixed revenue requirement to be paid to the SE California parties by the CAISO under the reliability-must-run agreements. This revenue requirement was negotiated as part of a prior settlement of a FERC rate proceeding. SE California contends that the amount paid by the CAISO should reflect an allocation based on the CAISO's right to call on the units (as defined by the reliability-must-run agreements) and the CAISO's actual calls. This approach would result in annual payments by the CAISO of approximately $120 million, or 75% of the settled fixed revenue requirement. The decision in this case will affect the amount CAISO will pay to SE Delta and SE Potrero for the period from June 1, 1999 through December 31, 2001. On June 7, 2000, the administrative law judge presiding over the proceeding issued an initial decision in which he allocated responsibility for payment of approximately 3% of the revenue requirement to the CAISO. On July 7, 2000, SE California appealed the administrative law judge's decision to the FERC. A final FERC order in this proceeding may be appealed to the U.S. Court of Appeals. The outcome of this appeal cannot now be determined.

     If SE California is unsuccessful in its appeal of the administrative law judge's decision, SE California will be required to refund certain amounts of the revenue requirement billed to the CAISO for the period from June 1, 1999 until the final disposition of the appeal. The amount of this refund as of June 30, 2000 would have been approximately $94 million and would have reduced net income by approximately $33 million. These amounts do not include interest that would be payable in the event of a refund. If SE California is unsuccessful in its appeal, it plans to pursue other options available under the reliability must-run agreements to mitigate the impact of the administrative law judge's decision upon its future operations. The outcome of this appeal is uncertain, and we cannot assure you that we will be successful.

     On January 18, 2000, EPA published a new regulation, known as the "Section 126 Rule," which allocates nitrogen oxide emissions allowances to various electric generating facilities in Delaware, Indiana, Kentucky, Maryland, Michigan, New Jersey, New York, North Carolina, Ohio, Pennsylvania, Virginia, West Virginia and the District of Columbia. This regulation becomes effective on May 1, 2003. We believe that the nitrogen oxide allowances allocated to Birchwood are incorrect due to EPA's use of incorrect data. On March 17, 2000, Birchwood filed an appeal of the Section 126 Rule with EPA to challenge the nitrogen oxide emission allowances for the Birchwood facility. A brief in support of the appeal was filed on June 14, 2000. While waiting for EPA's formal response, we are continuing with efforts to settle this dispute with EPA.

     Along with several other electric generators which own facilities in New York, in October 1999 we received an information request from the State of New York concerning the air quality control implications of various repairs and maintenance activities of SE New York at its Lovett facility. SE New York responded fully to this request and provided all of the information requested by the State. The State of New York issued notices of violation to some of the utilities being investigated. The state issued a notice of violation to the previous owner of Plant Lovett, Orange and Rockland Utilities, alleging violations associated with the operation of Plant Lovett prior to the acquisition of the plant by SE New York. To date, SE New York has not received a notice of violation. We disagree with the allegations of violations in the notice of violation issued to the previous owner. The notice of violation does not specify corrective actions which the State of New York may require. Under the sales agreement with Orange and Rockland Utilities for Plant Lovett, Orange and Rockland Utilities is responsible for fines and penalties arising from historical operations, but SE New York may be responsible for the cost of purchasing and installing emission control equipment, the cost of which may be material. We are engaged in discussions with the State to explore a resolution of this matter.

     We acquired the State Line station in Hammond, Indiana from Commonwealth Edison on December 31, 1997. On July 28, 1998, an explosion occurred causing a fire and substantial damage to the plant. The precise cause and origin of the explosion and fire are still under investigation. Thus far, seven personal injury lawsuits have been filed against us and our affiliates. Five of these lawsuits were filed in the Circuit Court in Cook County, Illinois in August and September, 1998. We filed a motion to dismiss all five of these cases in 1998 for lack of "in personam" jurisdiction. The motion was denied in August 1999. In October 1999, the Appellate Court of Illinois granted our petition for leave to appeal. Briefs and reply briefs have been filed on the jurisdiction issue and the parties presently await the setting of a date for oral argument, which is anticipated to occur before the end of September. Given the posture of the motion, no discovery has been allowed to date. The outcome of this motion cannot now be determined. The two remaining cases were filed in Lake County Circuit Court, Crown Point, Indiana, one in July 1998 and the other in April 2000. In February 2000, one of the plaintiffs who originally filed in Indiana also filed his case in Illinois. This plaintiff, however, will be forced to proceed in only one forum.

     The plaintiffs in all of these cases are seeking money damages for personal injuries and related costs and expenses. The total special damages being sought are approximately $8.3 million. The plaintiffs are also seeking unspecified amounts for pain and suffering. The outcome of these proceedings cannot now be determined and an estimated range of loss cannot be made.

     Except for the CEMIG litigation, the SE California proceedings, the Birchwood Section 126 issue, the SE New York information request, the State Line litigation and the notice of violation issued to the previous owner of Plant Lovett, we are not a party to any material legal proceedings. We experience routine litigation from time to time in the normal course of our business, none of which is expected to have a material adverse effect on our financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information with respect to our directors, executive officers and key employees as of the date of this prospectus.

NAME                                AGE                           POSITION
----                                ---                           --------
A. W. Dahlberg....................  60    Director and Chairman of the Board
S. Marce Fuller...................  40    President, Chief Executive Officer and Director
Raymond D. Hill...................  53    Executive Vice President and Chief Financial Officer
Richard J. Pershing...............  53    Executive Vice President and Chief Executive Officer,
                                          Americas
Frederick D. Kuester..............  50    Senior Vice President and Chief Executive Officer,
                                          Asia-Pacific
Barney S. Rush....................  48    Senior Vice President and Chief Executive Officer,
                                          Europe
Vance N. Booker...................  46    Senior Vice President, Administration and External
                                          Affairs
Andrew J. Dearman, III............  47    Senior Vice President and Chief Technical Officer
Douglas L. Miller.................  49    Senior Vice President and General Counsel
James A. Ward.....................  48    Senior Vice President, Finance and Accounting
Edgardo A. Bautista...............  65    President, Southern Energy Holdings Philippines, Inc.
H. Allen Franklin.................  56    Director
Elmer B. Harris...................  61    Director
W. L. Westbrook...................  61    Director
A. D. Correll.....................  59    Proposed Director
William M. Hjerpe.................  48    Proposed Director
David J. Lesar....................  47    Proposed Director

     A. W. DAHLBERG was elected our Chairman in August 2000 and has served as one of our directors since April 1996. Mr. Dahlberg is considering whether to continue as our Chairman following the distribution of our shares by Southern Company. He also serves as Chairman of the Board and Chief Executive Officer of Southern Company, a position he has held since March 1995. Mr. Dahlberg previously served as President of Southern Company from 1994 until June 1999. He is a director of Equifax, Inc., Protective Life Corporation and SunTrust Banks, Inc. Mr. Dahlberg joined Southern Company in 1960.

     S. MARCE FULLER has been our President and Chief Executive Officer and one of our Directors since July 1999. From September 1997 to July 1999, she was President and Chief Executive Officer of SCEM, our energy marketing and risk management partnership, and one of our Executive Vice Presidents from October 1998 to July 1999. From May 1996 to September 1997, Ms. Fuller was Senior Vice President of our North America division, in charge of our North American operations and business development. Prior to that, from February 1994 to May 1996, she was our Vice President for domestic business development. Ms. Fuller is also a director of Curtiss-Wright Corporation. Ms. Fuller joined Southern Company in 1985 and joined us in 1992.

     RAYMOND D. HILL has been our Chief Financial Officer since January 1999 and one of our Executive Vice Presidents since October 1998. He has responsibility for overall financial management of our company. Mr. Hill is also the Chairman of our subsidiary SE Asia-Pacific, having previously served as its Managing Director from July 1997 to December 1998. From 1993 to July 1997, he served as Chief Financial Officer and Senior Vice President. Prior to joining us in 1993, Mr. Hill served as a Managing Director at Lehman Brothers, an investment banking firm.

     RICHARD J. PERSHING has been Chief Executive Officer, Americas group, since August 1999 and one of our Executive Vice Presidents since October 1998. He is responsible for our North American, South American and the Caribbean operations. Mr. Pershing is also responsible for the development, acquisition, ownership and operation of energy generation investments and marketing and risk management through SCEM. From November 1997 to October 1998, he was one of our Senior Vice Presidents. Prior to joining us in 1992, Mr. Pershing held various executive and management positions at Georgia Power. He joined Southern Company in 1971.

     FREDERICK D. KUESTER has been Chief Executive Officer, Asia-Pacific group, since August 1999 and one of our Senior Vice Presidents since August 1999. He oversees asset management and project development in the Asia-Pacific region. He is also on the board of directors of SIPD, a power company in which we hold a 9.99% interest. In addition, since November 1998, he has served as Chief Executive Officer of SE Asia-Pacific, one of the largest independent power producers in Asia. From January 1997 to November 1998 Mr. Kuester served as director of the commercial group at SE Asia-Pacific. Prior to that, Mr. Kuester served as vice president of power generation for Mississippi Power Company, a subsidiary of Southern Company. Mr. Kuester started his career at Southern Company in 1971.

     BARNEY S. RUSH has been Chief Executive Officer, Europe group and one of our Senior Vice Presidents since August 1999. He is responsible for asset management, business development and marketing and risk management operations for the region. Mr. Rush is also chairman of the supervisory board of Bewag, the German utility in which we have a 26% ownership interest. Until August 1999, he served as vice president responsible for acquisitions and as managing director of Southern Energy Development -- Europe, since May 1996 and September 1997, respectively. Prior to joining us in May 1996, Mr. Rush was executive vice president for business development and finance at Oxbow Power Corporation. He has also held various positions at Lehman Brothers, including senior vice president, in project finance and the utility and telecommunications group.

     VANCE N. BOOKER has been our Senior Vice President, Administration and External Affairs since August 1999. He is responsible for administration and external affairs, which includes human resources, information resources, corporate communications, economic development and corporate services. Mr. Booker was previously our Vice President, Administration. Prior to joining us in July 1996 he held various positions at Southern Company in strategic planning, human resources, accounting and finance. Mr. Booker joined Southern Company in 1975.

     ANDREW J. DEARMAN, III has been our Senior Vice President and Chief Technical Officer since September 1999. He is responsible for our construction, environmental, operations and maintenance technical support and safety programs. Previously, from April 1997 until September 1999, Mr. Dearman was vice president of power generation and delivery at Mississippi Power Company, a subsidiary of Southern Company. From January 1995 to April 1997, he was division vice president for Alabama Power Company, a subsidiary of Southern Company. Mr. Dearman joined Southern Company in 1975.

     DOUGLAS L. MILLER has been our Senior Vice President and General Counsel since he joined us in October 1999. He directs outside counsel and oversees company programs to comply with the laws and regulations of states and countries where we conduct our business. From 1997 until he joined us in 1999, Mr. Miller was managing partner of the Troutman Sanders LLP Hong Kong office where he oversaw the Project Development and Finance Practice Group. Mr. Miller joined Troutman Sanders in 1975.

     JAMES A. WARD has been our Senior Vice President, Finance and Accounting and Controller since August 1999. He is responsible for overseeing our business planning and financial and management reporting functions including SEC reporting, tax planning, structuring and compliance. From June 1994 to August 1999, Mr. Ward served as our Vice President, Controller and Assistant Treasurer. He joined Southern Company in 1978.

     EDGARDO A. BAUTISTA has been President of Southern Energy Holdings Philippines, Inc., a wholly-owned subsidiary of SE Asia-Pacific, since shortly after our acquisition of SE Asia-Pacific in January 1997. Since December 1997, he has also been a member of the SE Asia-Pacific board of directors. In his current role, Mr. Bautista provides the overall leadership for our business in the Philippines. From 1995 to 1997 he was President and Director of Hopewell Energy Philippines Corporation, a predecessor company to Southern Energy Holdings Philippines, Inc. Mr. Bautista joined us in 1997.

     H. ALLEN FRANKLIN has been one of our directors since May 1993. He also serves as President and Chief Operating Officer of Southern Company, a position he has held since June 1999. Mr. Franklin previously served as President and Chief Executive Officer of Georgia Power, and executive vice president of Southern Company from 1994 until June 1999. He is a director of SouthTrust Corporation and Southern Company subsidiaries Alabama Power Company, Georgia Power Company and Gulf Power Company. Mr. Franklin joined Southern Company in 1970.

     ELMER B. HARRIS has been one of our directors since April 1997. He also serves as Executive Vice President of Southern Company and is President and Chief Executive Officer of Alabama Power, a subsidiary of Southern Company, positions he has held since March 1989. Mr. Harris joined Southern Company in 1958. He is a director of Southern Company, Alabama Power Company and AmSouth Bancorporation.

     W. L. WESTBROOK has been one of our directors since May 1993. He also serves as Financial Vice President, Chief Financial Officer and Treasurer of Southern Company and Executive Vice President of Southern Company Services, a subsidiary of Southern Company, positions he has held since April 1995. Mr. Westbrook is responsible for accounting, finance, tax, investor relations, treasury and risk management functions at Southern Company. Mr. Westbrook joined Southern Company in 1964.

     A. D. CORRELL will be appointed as an independent director of our board upon the pricing of the common stock offering. Since May 1993, Mr. Correll has been chief executive officer and president of Georgia-Pacific Corporation, a manufacturer and distributor of building products, pulp and paper. He has been chairman of the board of Georgia-Pacific since December 1993 and a director since 1992. In addition, he has served as a director of Southern Company since 1994 and SunTrust Banks, Inc. since 1997. Upon becoming a member of our board of directors, Mr. Correll will resign from Southern Company's board.

     WILLIAM M. HJERPE will be appointed as an independent director of our board upon the pricing of the common stock offering. Currently, Mr. Hjerpe is a private investor. From March 1997 until October 1999, he served as president of Honeywell Europe, Middle East and Africa, a subsidiary of Honeywell Inc. From September 1994 until March 1997, Mr. Hjerpe was vice president and chief financial officer of Honeywell. Mr. Hjerpe joined Honeywell in 1975 and served in various financial and accounting positions, including executive level positions since 1987.

     DAVID J. LESAR will be appointed as an independent director of our board upon the pricing of the common stock offering. On August 16, 2000, Mr. Lesar was named chairman of the board, president and chief executive officer of Halliburton Company, a diversified energy services company. Prior to that, he served as president and chief executive officer of Halliburton, a position he held since 1997. From September 1996 until June 1997 Mr. Lesar served as chief executive officer and president of Brown & Root, Inc., a subsidiary of Halliburton. From June 1995 until June 1997, he served as executive vice president and chief financial officer of Halliburton. In addition, Mr. Lesar has served as a director of Southern Company since 1998 and as a director of Lyondel Chemical Company since July 2000. Upon becoming a member of our board of directors, Mr. Lesar will resign from Southern Company's board.

BOARD STRUCTURE AND COMPENSATION

     Beginning the day that Southern Company (or a majority-owned and controlled subsidiary of Southern Company) ceases to own at least 33 1/3% of our common stock, our board of directors will be divided into three classes serving staggered three-year terms.

     Directors who are also our employees or employees of Southern Company will receive no remuneration for serving as directors or committee members. Our non-employee directors will receive an annual retainer of $60,000 in our stock and meeting fees of $2,500 for each board meeting and $1,250 for each committee meeting. Directors may defer payment of their compensation. Directors do not receive retirement benefits or health or life insurance.

BOARD COMMITTEES

     Our board will have three standing committees: an audit committee, a compensation committee and a nominating committee. Messrs. Correll, Hjerpe and Lesar are expected to be appointed as the initial members of the audit committee. Messrs. Correll, Hjerpe and Lesar will be appointed as the initial members of the compensation committee. Messrs. Correll, Dahlberg and Hjerpe will be appointed as the initial members of the nominating committee.

     As additional persons join the board in connection with and following the common stock offering, we expect that membership on some of these committees will be modified and that we will complete the appointment of other members to some of these committees. Upon the distribution of our common stock by Southern Company, all of our directors who are directors or officers of Southern Company will resign from their positions at either Southern Company or our company.

     The nominating committee is charged with the responsibility for review and oversight of the composition of our board and board committees. The nominating committee will also make recommendations regarding the compensation of directors. The audit committee will facilitate communication between the internal and independent auditors and our board, recommend the independent public accountants to audit our annual financial statements and will oversee the annual audit. The audit committee will also oversee risk management and control policies. The audit committee will also be responsible for acting on our behalf in connection with transactions in which Southern Company has an interest adverse to us. The compensation committee will establish compensation strategy, administer compensation and employee benefit plans and determine the compensation of the chief executive officer and other senior officers. Our board may establish other committees from time to time to facilitate the management of our business and affairs.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     All of our stock is currently owned by Southern Company and thus none of our officers, directors and director nominees own any of our common stock.

     The following table sets forth information as of December 31, 1999 with respect to the beneficial ownership of the Southern Company common stock by each director, each proposed director, the named executive officers, and all of our directors, proposed directors and executive officers as a group. Except as otherwise indicated in the footnotes, each individual has sole voting and investment power with respect to the shares set forth in the following table.

                                                                          SHARES BENEFICIALLY
                                                                             OWNED INCLUDE
                                                                   ----------------------------------
                                                                        SHARES
                                                                   INDIVIDUALS HAVE
                                            SHARES      PERCENT    RIGHTS TO ACQUIRE   SHARES HELD BY
                                         BENEFICIALLY      OF           WITHIN             FAMILY
NAME OF BENEFICIAL OWNER                   OWNED(1)     CLASS(2)      60 DAYS(3)         MEMBERS(4)
------------------------                 ------------   --------   -----------------   --------------
A. W. Dahlberg.........................     522,928            *         452,027               0
S. Marce Fuller........................      23,842            *          19,650               0
Raymond D. Hill........................      21,918            *          19,650               0
Richard J. Pershing....................      44,685            *          19,650               0
Frederick D. Kuester...................      25,468            *          17,871           3,596
Barney S. Rush.........................       8,183            *           6,426               0
H. Allen Franklin......................     220,337            *         191,114               0
Elmer B. Harris........................     260,741            *         219,394             310
W. L. Westbrook........................     116,450            *          48,959              76
A. D. Correll..........................      22,407            *               0               0
William M. Hjerpe......................           0            *               0               0
David J. Lesar.........................       1,580            *               0               0
Thomas G. Boren........................      92,737            *          89,097              10
All executive officers, directors and
  proposed directors as a group (14
  persons).............................   1,415,037            *       1,119,334           3,992

-------------------------

 *  Less than 1% of outstanding shares.

(1) Beneficial ownership means the sole or shared power to vote, or to direct the voting of, a security, or investment power with respect to a security, or any combination thereof.

(2) Based on 648,627,046 shares of Southern Company common stock outstanding on July 31, 2000.

(3) Indicates shares of the Company's common stock that executive officers have the right to acquire within 60 days. Shares indicated are included in the Shares Beneficially Owned column.

(4) Each director and officer disclaims any interest in the shares held by family members. Shares indicated are included in the Shares Beneficially Owned column.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth compensation information for the chief executive officer and the four other executive officers who, based on salary and bonus compensation, were the most highly compensated for the year ended December 31, 1999. All information set forth in this table reflects compensation earned by these individuals for services with us and our subsidiaries for the year ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                           ANNUAL COMPENSATION                   LONG-TERM COMPENSATION
                                    ----------------------------------   ---------------------------------------
                                                                          RESTRICTED    NUMBER OF
                                                          OTHER ANNUAL      STOCK       SECURITIES
                                     SALARY     BONUS     COMPENSATION      AWARDS      UNDERLYING       LTIP         ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR     ($)        ($)         ($)(3)         ($)(4)      OPTIONS(5)    PAYOUTS(6)   COMPENSATION(7)
---------------------------  ----   --------   --------   ------------   ------------   ----------    ----------   ---------------
S. Marce Fuller............  1999   $341,462   $465,231     $ 8,872        $400,000       17,988(SO)        --         $17,274
  Chief Executive
  Officer(1)                                                                              88,851(SEI)
Raymond D. Hill............  1999    297,616    300,000      24,529         300,000       12,988(SO)        --          16,078
  EVP and CFO                                                                             88,851(SEI)
Richard J. Pershing........  1999    297,616    300,000      43,801         300,000       12,988(SO)        --          16,462
  EVP, Americas Group                                                                     88,851(SEI)
Frederick D. Kuester.......  1999    240,635    300,000          --         100,000       10,391(SO)    39,737          13,299
  SVP, Asia-Pacific Group                                                                 52,375(SEI)
Barney S. Rush.............  1999    219,097    199,750          --         100,000        7,689(SO)        --          11,874
  SVP, Europe Group                                                                       46,919(SEI)
Thomas G. Boren............  1999    235,577    256,667      56,143              --            0(SO)        --         765,607
  Chief Executive
    Officer(2)                                                                           137,173(SEI)

-------------------------

(1) S. Marce Fuller was named our president and chief executive officer on July 20, 1999.

(2) Thomas G. Boren served as our chief executive officer and executive vice president of Southern Company until July 20, 1999. He retired on July 31, 1999. Upon his retirement, he was paid a severance amount of $750,000 and it was agreed he would receive a pro-rata bonus through July 31, 1999 from the Southern Energy Resources, Inc. Short-Term Incentive Plan for the 1999 plan year. This has been paid and the amount ($256,667) is included in the above table. Mr. Boren is also entitled to receive future payouts for awards under the Southern Energy Resources, Inc. Deferred Incentive Compensation Plan and the Southern Energy Resources, Inc. Value Creation Plan.

(3) No executive listed above received perquisites or personal benefits that exceeded 25% of the total perquisites and other personal benefits reported for that executive. This column includes the following earnings on Deferred Incentive Compensation Plan balances that were deferred at the election of the corresponding executive for 1999: Ms. Fuller, $7,726; Mr. Hill, $24,454; Mr. Pershing, $25,149; and Mr. Boren, $49,561. The remaining amounts in this column represent reimbursements during the fiscal year for the payment of taxes.

(4) The amounts in the column reflect grants of phantom restricted stock in 1999. On December 31, 1999, the following named executive officers held phantom restricted Southern Company stock, with a value at such date as follows: Ms. Fuller, 15,570.31 shares, $365,902; Mr. Hill, 11,677.74 shares,
    $274,427; and Mr. Pershing, 11,677.74 shares, $274,427. On December 31,
    1999, the following named executive officers held our phantom stock, with a value at such date as follows:

    Mr. Kuester, 8,613.26 shares, $120,500; and Mr. Rush, 8,613.26 shares,
    $120,500. Each of these grants is more fully described in the "-- Employment Contracts" section.

(5) (SO) indicates options to acquire Southern Company common stock. (SEI) indicates units granted under the Southern Energy, Inc. Value Creation Plan.

(6) Represents a payout to Mr. Kuester under the Southern Company Performance Incentive Plan for the 4-year period ending December 31, 1999. The following named executive officers deferred receipt of Deferred Incentive Compensation Plan payouts due in 1999: Ms. Fuller, $56,587, Mr. Hill, $70,663, Mr. Pershing, $70,663, and Mr. Boren, $141,324.

(7) Our contributions in 1999 to the Employee Savings Plan, Employee Stock Ownership Plan and non-pension related accruals under the Supplemental Benefit Plan, as well as the separation payment to Mr. Boren described in footnote (2), are provided in the following table:

                                                                                         TOTAL ALL
                                              SEPARATION                                   OTHER
NAME                                           PAYMENT     ESP($)   ESOP($)   SBP($)    COMPENSATION
----                                          ----------   ------   -------   -------   ------------
S. Marce Fuller.............................        --     5,691      897      10,686      17,274
Raymond D. Hill.............................        --     7,200      897       7,981      16,078
Richard J. Pershing.........................        --     7,401      897       8,164      16,462
Frederick D. Kuester........................        --     6,578      897       5,824      13,299
Barney S. Rush..............................        --     6,891      897       4,086      11,874
Thomas G. Boren.............................   750,000     4,500      897      10,210     765,607

SOUTHERN COMPANY STOCK OPTIONS

     The following table shows all grants of options to acquire shares of Southern Company common stock to the executive officers named in the summary compensation table in the "-- Executive Compensation" section above in the year ended December 31, 1999.

     Unless exercised prior thereto, the options to purchase Southern Company common stock reflected below will be replaced with options to purchase our common stock in connection with the completion of the distribution. See "Agreements Between Us and Southern Company -- Employee Matters Agreement."

             SOUTHERN COMPANY OPTION GRANTS DURING FISCAL YEAR 1999

                                  NUMBER OF      PERCENT OF TOTAL
                                  SECURITIES         OPTIONS
                                  UNDERLYING        GRANTED TO      EXERCISE
                                   OPTIONS         EMPLOYEES IN      PRICE     EXPIRATION      GRANT DATE
NAME                              GRANTED(1)      FISCAL YEAR(2)     ($/SH)       DATE      PRESENT VALUE(3)
----                            --------------   ----------------   --------   ----------   ----------------
S. Marce Fuller...............      17,988             0.85%        $26.5625   07/19/2009       $113,145
Raymond D. Hill...............      12,988             0.62          26.5625   07/19/2009         81,695
Richard J. Pershing...........      12,988             0.62          26.5625   07/19/2009         81,695
Frederick D. Kuester..........      10,391             0.49          26.5625   07/19/2009         65,360
Barney S. Rush................       7,689             0.36          26.5625   07/19/2009         48,364
Thomas G. Boren...............           0             0.00               --           --             --

-------------------------

(1) Stock option grants in Southern Company common stock were made from Southern Company's Performance Stock Plan on July 19, 1999 and vest annually at a rate of 33% on the anniversary date of the grant. Grants fully vest upon termination because of death, total disability or retirement. Exercise price is the average of the high and low fair market value of Southern Company's common stock on the date granted.

(2) A total of 2,108,818 stock options were granted in 1999.

(3) Value was calculated using the Black-Scholes option valuation model. The actual value, if any, ultimately realized depends on the market value of Southern Company's common stock at a future date. Significant assumptions are shown below.

                                                              DISCOUNT FOR
                                                            FORFEITURE RISK:
                 RISK-FREE                                --------------------
                  RATE OF         DIVIDEND                BEFORE      BEFORE
VOLATILITY        RETURN         OPPORTUNITY     TERM     VESTING   EXPIRATION
----------   -----------------   -----------   --------   -------   ----------
  20.74%           5.79%             50%       10 years    7.79%      13.40%

AGGREGATED SOUTHERN COMPANY OPTIONS EXERCISED IN 1999 AND YEAR-END OPTION VALUES

     The following table shows aggregate exercises of options to purchase Southern Company common stock in the year ended December 31, 1999 by the executive officers named in the summary compensation table in the "-- Executive Compensation" section above.

       1999 SOUTHERN COMPANY OPTION EXERCISES AND YEAR-END OPTION VALUES

                                                                 NUMBER OF SECURITIES
                                                                UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                      NUMBER OF                       OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                       SHARES                      DECEMBER 31, 1999           DECEMBER 31, 1999(1)
                                     ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                                  EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                 -----------   --------   -----------   -------------   -----------   -------------
S. Marce Fuller....................       0           $0        19,650         32,660        $ 23,623        $11,258
Raymond D. Hill....................       0            0        19,650         27,660          23,623         11,258
Richard J. Pershing................       0            0        19,650         27,660          23,623         11,258
Frederick D. Kuester...............       0            0        17,871         20,217          25,403          7,884
Barney S. Rush.....................       0            0         6,426         14,240           9,450          4,725
Thomas G. Boren(2).................       0            0        89,097              0         160,360              0

-------------------------

(1) Represents the excess of the fair market value of Southern Company's common stock of $23.50 per share, as of December 31, 1999, above the exercise price of the options.

(2) Following the distribution, Mr. Boren's stock options will remain exercisable for shares of Southern Company stock.

SOUTHERN ENERGY, INC. VALUE CREATION PLAN

     In 1997, we initiated a long-term incentive plan, the Southern Energy, Inc. value creation plan, which grants units to eligible employees to receive appreciation over a base value. The value creation plan was designed to mimic a stock option/stock appreciation rights plan in almost all manners except that the valuation of units is done internally and participants do not have a right to actual ownership in our company.

     Employees have been granted two types of units: standard units, which, when exercised, pay the employee any appreciation over a fixed base value, and indexed units which, when exercised, pay the eligible employee for any appreciation over a base value which increases each year by 13%. Standard units vest 25% per year for four years, and indexed units vest 100% after four years.

     The base value of a unit is set at the plan value on the date of grant. The base value is the exercise price of the unit and does not fluctuate over the term of the unit (except as stated in the paragraph above).

     The plan value is determined once per year and is based on our discounted future cash flows. The discounted cash flow calculation is computed by us and verified by our independent auditors. The gain to an employee is equal to the amount (if any) by which the plan value exceeds a unit's base value.

     For each unit, we record compensation expense for the amount by which the plan value is in excess of the base price, taking vesting into account. As of December 31, 1999, we had 3.1 million standard units outstanding at an average base price of $10.67 per unit and 3.0 million indexed units outstanding at an average base price of $12.77 per unit.

     For further discussion on how the outstanding units currently awarded under the value creation plan will be treated following this transaction, see the section below entitled "-- Value Creation Plan Conversion."

     The table below describes the units awarded by the compensation committee under the value creation plan to the executive officers named in the summary compensation table in the "-- Executive Compensation" section above.

           VALUE CREATION PLAN UNITS GRANTED DURING FISCAL YEAR 1999

                                                                                          POTENTIAL REALIZED VALUE
                                                                                           AT ASSUMED ANNUAL RATES
                                                 PERCENT OF        BASE                         OF BASE VALUE
                                                 TOTAL UNITS       PRICE                    APPRECIATION FOR UNIT
                                                 GRANTED TO      (EXERCISE                          TERM
                               NUMBER OF        EMPLOYEES IN      PRICE)     EXPIRATION   -------------------------
NAME                       UNITS GRANTED (1)   FISCAL YEAR (2)    ($/SH)        DATE          5%            10%
----                       -----------------   ---------------   ---------   ----------   -----------   -----------
S. Marce Fuller..........        88,851              5.0%         $11.61     6/30/2009       649,882     1,640,189
Raymond D. Hill..........        88,851              5.0           11.61     6/30/2009       649,882     1,640,189
Richard J. Pershing......        88,851              5.0           11.61     6/30/2009       649,882     1,640,189
Frederick D. Kuester.....        52,375              2.9           11.61     6/30/2009       383,085       966,842
Barney S. Rush...........        46,919              2.6           11.61     6/30/2009       343,180       866,124
Thomas G. Boren..........       137,173              7.7           11.61     6/30/2009     1,003,324     2,532,213

-------------------------

(1) The above value creation plan units were granted on March 15, 1999 with a base price set at $11.61 (the current plan value). These units vest annually at a rate of 25% on each anniversary of their grant.

(2) Percentages based on a total of 1,781,803 units granted in 1999, consisting of 1,456,665 standard units and 325,138 indexed units. No indexed units were granted to the named executive officers.

     The following table shows aggregate exercises of units in the year ended December 31, 1999 by the executive officers named in the summary compensation table in the "-- Executive Compensation" section above.

          AGGREGATED UNITS EXERCISED IN 1999 AND YEAR END UNIT VALUES

                                                                                        VALUE OF UNEXERCISED
                                                                                       IN-THE-MONEY UNITS AT
                                                         NUMBER OF UNITS AT                 DECEMBER 31,
                              NUMBER OF                 DECEMBER 31, 1999 (1)                 1999 (2)
                                UNITS      VALUE     ---------------------------    ----------------------------
NAME                          EXERCISED   REALIZED   EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                          ---------   --------   -----------   -------------    -----------    -------------
S. Marce Fuller.............      0          $0        40,128(S)      163,836(S)     $164,817(S)     $524,772(S)
                                                            0(I)      453,995(I)            0(I)            0(I)
Raymond D. Hill.............      0           0        40,128(S)      163,836(S)      164,817(S)      524,772(S)
                                                            0(I)      453,995(I)            0(I)            0(I)
Richard J. Pershing.........      0           0        40,128(S)      163,836(S)      164,817(S)      524,772(S)
                                                            0(I)      453,995(I)            0(I)            0(I)
Frederick D. Kuester........      0           0        26,675(S)      103,059(S)      109,675(S)      336,605(S)
                                                            0(I)       58,685(I)            0(I)            0(I)
Barney S. Rush..............      0           0        26,597(S)      113,031(S)      111,452(S)      391,458(S)
                                                            0(I)       27,357(I)            0(I)            0(I)
Thomas G. Boren.............      0           0        69,812(S)      270,343(S)      287,102(S)      883,479(S)
                                                            0(I)      762,712(I)            0(I)            0(I)

-------------------------

(1) (S) = Standard Units. (I) = Indexed Units.

(2) Valued at the December 31, 1999 plan value of $13.99.

LONG-TERM INCENTIVE PLAN COMPENSATION

     The following table sets forth information concerning awards made in the year ended December 31, 1999 under the employment contracts described below to each of the executive officers named in the summary compensation table in the "-- Executive Compensation" section above.

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                                             PERFORMANCE OR OTHER PERIOD
                                                      NUMBER OF SHARES,            UNTIL MATURATION
                                                    UNITS OR OTHER RIGHTS             OR PAYOUT
                                                    ---------------------    ----------------------------
S. Marce Fuller...................................        15,570.31          July 2003
Raymond D. Hill...................................        11,677.74          March 2003
Richard J. Pershing...............................        11,677.74          May 2003
Frederick D. Kuester..............................         8,613.26          January 2003
Barney S. Rush....................................         8,613.26          January 2003
Thomas G. Boren...................................        --                          --

     The awards to Ms. Fuller and Messrs. Hill and Pershing represent phantom restricted stock which is based on the value of Southern Company common stock. The awards to Messrs. Kuester and Rush represent phantom stock which is based on the base value under our value creation plan. Each of those awards is more fully described in the "-- Employment Contracts" section below.

EMPLOYMENT CONTRACTS

     The only compensation provided for in each of the employment agreements discussed below is awards of phantom stock. In addition, the agreements with Messrs. Hill and Pershing provide that additional years of service may be included in pensions and supplemental executive retirement plan calculations. The agreements do not provide for any payments of salary, bonus, other compensation or severance payments. These agreements terminate when the employee terminates his or her employment with us, or when the phantom stock is paid, whichever occurs first. All of the awards granted under the following agreements are forfeited upon termination for cause or resignation. Awards are paid immediately if the employee dies, becomes disabled, or is terminated without cause. It is anticipated that awards of Southern Company phantom stock granted under the following agreements will convert to awards of our phantom stock upon the distribution of our stock by Southern Company.

     S. MARCE FULLER. On October 5, 1999, Southern Company, Southern Energy Resources, Inc. and Ms. Fuller entered into an employment agreement. The agreement provides for the award of $400,000 in phantom Southern Company stock, valued as of the date of the agreement and paid out on July 1, 2003 if Ms. Fuller is still employed by us. Should Ms. Fuller meet this criterion, she will receive a payment of the phantom stock in cash, valued as of July 1, 2003, including the reinvestment of any dividends paid during the period of the agreement. In addition, the taxes due by Ms. Fuller for this payment will be grossed up if certain goals are met. The goals for this agreement are to meet and exceed net income and return on equity targets for the next three fiscal years (2000, 2001, 2002). The targets for each of these goals will be determined prior to the beginning of each year and will be the same as the goals for our short-term incentive plan. Our board of directors, in conjunction with Southern Company's board of directors, will determine whether or not these targets have been achieved. This agreement will terminate at the earlier of (1) when Ms. Fuller terminates her employment with us or (2) when the phantom stock is paid.

     MESSRS. HILL AND PERSHING. In October 1999, we entered into compensation agreements with Raymond D. Hill and Richard J. Pershing. Each of these agreements provides for an award of $300,000 in phantom Southern Company stock, valued as of the date of the agreement. Mr. Hill will receive the phantom stock payment on March 1, 2003 if he is still employed by us on that date, and Mr. Pershing will receive the phantom stock payment on May 1, 2003 if he is still employed by us on that date. In addition, if Mr. Hill is still employed by us on March 1, 2003, his retirement payments are calculated as if 10 years of additional service are included in the pension and supplemental executive retirement plan calculations. If Mr. Pershing is still employed by us on November 1, 2002, his retirement payments are calculated as if three years of additional service are included in the pension and supplemental executive retirement plan calculations. These agreements terminate at the earlier of (1) when Mr. Hill or Mr. Pershing terminates his employment with us or (2) when the phantom stock is paid.

     MESSRS. KUESTER AND RUSH. Effective December 9, 1999, we also entered into compensation agreements with Frederick D. Kuester and Barney Rush. Each of these agreements provide for the award of $100,000 in our phantom stock, at the December 31, 1998 base value under our value creation plan. Under the terms of these agreements, if the executives are still employed by us on January 1, 2003, this award will be paid at the then current base value under our value creation plan. In addition, Mr. Kuester has an agreement in place that would immediately vest all of his outstanding value creation plan units upon his return from his current assignment at SE Asia-Pacific. It is anticipated that awards based on the base value under our value creation plan will be converted to awards of our phantom stock upon the common stock offering.

CHANGE IN CONTROL ARRANGEMENTS

     Our executive officers named in the summary compensation table in the "-- Executive Compensation" section above have change in control agreements that are effective upon a change in control of either Southern Company or us. Neither the common stock offering nor the distribution of our shares by Southern Company will constitute a change in control under those agreements.

     Within two years following a change in control of us, if an executive is involuntarily terminated, other than for cause, or voluntarily terminated for good reason, which is defined as a material diminution of duties, a significant reduction in compensation or benefits or relocation, the agreements provide for:

     - a lump sum payment of three times annual compensation for Ms. Fuller and Messrs. Hill and Pershing and two times annual compensation for Messrs. Kuester and Rush,

     - up to five years' coverage under group health and life insurance plans,

     - immediate vesting of all stock options and stock appreciation rights previously granted,

     - payment of any accrued long-term and short-term bonuses and dividend equivalents, and

     - payment of any excise tax liability incurred as a result of payments made under the agreement for Ms. Fuller and Messrs. Hill and Pershing. Payments of any excise tax liability incurred as a result of payments made under this agreement are capped at IRS limits for Messrs. Kuester and Rush.

     The Southern Company and Southern Energy plans also provide for pro-rata payments at not less than target-level performance for some incentive plans if a change in control occurs and the plans are not continued or replaced with comparable plans.

     At such time as Southern Company owns less than 50% of our stock, we intend to replace the existing agreements with similar arrangements for our executive officers and other employees. We intend to maintain the current definition of "change in control," which includes the following events:

     - acquisition by a person of at least 20% of our stock,
     - a defined change in the majority of the members of our board of directors,
     - a merger or other business combination that results in our stockholders immediately before the merger owning less than 65% of the voting power after the merger, or
     - a sale of substantially all of our assets.

INCENTIVE PLANS

     Following the common stock offering, we plan to grant, within the provisions of the omnibus plan (discussed further below) annual short-term incentive opportunities and annual awards of stock options. We intend for these targeted incentive opportunities to be such that total compensation approximates the median for similarly situated executives at similar companies.

     The short-term incentive plan will measure, for each executive officer named in the summary compensation table, primarily our net income and return on equity. A smaller portion of the incentive opportunities will be based on individual performance and, until full distribution of our stock by Southern Company, Southern Company's earnings per share.

SOUTHERN ENERGY OMNIBUS INCENTIVE COMPENSATION PLAN

     We have adopted, with the approval of Southern Company as our sole stockholder, the Southern Energy Omnibus Incentive Plan. The omnibus plan will be administered by our board of directors or the compensation committee of our board. The following is a description of the material provisions of the omnibus plan.

     The objectives of the omnibus plan are to:

     - optimize our profitability and growth through annual and long-term incentives that are consistent with our goals, are market based and link the personal interests of participants to those of our stockholders,
     - provide participants with an incentive for excellence in individual performance, and
     - promote teamwork among participants.

     The omnibus plan is further intended to provide flexibility to us in our ability to attract, motivate and retain the services of participants who make significant contributions to our success and allow participants to share in our success.

     Our board will determine eligibility for awards under the omnibus plan for all of our employees, officers and directors. The omnibus plan permits grants of stock options, restricted stock, stock appreciation rights (SARs), performance units (PUs), performance shares (PSs) and/or cash-based awards to eligible participants in amounts and upon terms, and at any time and from time to time, as determined by our board.

     A total of 32,000,000 shares are reserved for issuance under the omnibus plan. Shares received upon exercise of a stock option may be newly issued shares, treasury shares or shares obtained by us through purchases on the open market. It is anticipated that approximately 450 employees initially will participate in the omnibus plan.

     Options granted under the omnibus plan may be either incentive stock options (ISOs) or non-qualified stock options, as determined by the board. ISOs are options intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (Internal Revenue Code).

     The terms of any option will be determined by the board, but no ISO may be exercised later than 10 years after the date of grant. Options shall be exercisable only in accordance with the terms and conditions established by the board at the time of the grant.

     Our board may grant SARs, PUs, PSs or cash-based awards to individuals, from time to time, in amounts as it may determine. Each SAR or PS relates to one share of our common stock, subject to adjustments described in the omnibus plan. The value of a PU will be at the discretion of the board. SARs, PUs, PSs and cash-based awards will be awarded without consideration other than the rendering of services, unless the board decides otherwise. SARs, PUs, PSs and cash-based awards shall vest, subject to the satisfaction of various conditions, at the time or times determined by the board. In addition, the board may establish performance vesting criteria with respect to all or any portion of a grant of SARs, PUs, PSs and cash-based awards based on business criteria set forth in the omnibus plan.

     Awards which are subject to Section 162(m) of the Internal Revenue Code are intended to qualify as performance based under that section and the provisions of these awards will be interpreted in a manner consistent with that intent to the extent appropriate.

     Our board generally has the power and authority to amend, modify, suspend or terminate the omnibus plan at any time without the approval of our stockholders, subject to applicable federal securities and tax law limitations and NYSE regulations.

SOUTHERN ENERGY EMPLOYEE STOCK PURCHASE PLAN

     In order to encourage our employees to become stockholders, we have established the Southern Energy Stock Purchase Plan. This plan is intended to comply with Section 423 of the Internal Revenue Code and has been approved by our current shareholder, Southern Company.

     This plan will permit eligible employees to purchase our common stock through payroll deductions at a price per share which is equal to the lesser of 85% of the fair market value of the common stock on the first or last day of an offering period. Each offering period will be up to, but not longer than 2 years.

     Under this plan, participants will be permitted to purchase shares of common stock with an aggregate fair market value of no more than $25,000 in any one calendar year.

     There are a total of 4,000,000 shares reserved for issuance under this plan. The compensation committee of our board will administer this plan.

VALUE CREATION PLAN CONVERSION

     Upon the common stock offering, all standard units outstanding under our value creation plan will be converted into options to purchase our stock and all indexed units will be converted into stock appreciation rights. The conversion will be made at the plan's final base value, maintaining the same face value. When converted, each option will maintain its in-the-money value and other material terms (such as the length of a unit's term and vesting). The plan's base value will be determined by Southern Company's Compensation Committee based on our most recent discounted cash flow analysis.

     Approximately 250 employees participate in this plan and will become stock option holders as a result of the conversion. These grants will be made pursuant to the Southern Energy Omnibus Incentive Compensation Plan.

INITIAL EQUITY GRANTS

     In connection with the common stock offering, and in order to provide incentive and retention for employees going forward, we will make grants of performance restricted stock, stock units or stock options to approximately 450 employees prior to the common stock offering. These grants will be made pursuant to the Southern Energy Omnibus Incentive Compensation Plan. Options will have an exercise price equal to the initial public offering price of the common stock, and will vest 33% on each of the first three anniversaries of the date of grant. We anticipate that the grants of performance restricted stock and/or units will vest 20% each time our stock price increases 20% over our initial public offering price. We intend to make initial equity grants with a face value of approximately $80,000,000. Of this, approximately $6,500,000 will be made in the form of performance-restricted stock and/or performance-restricted stock units. The remaining, $73,500,000 will be made in stock options.

DEFERRED COMPENSATION PLAN

     We have, through Southern Company, a voluntary deferred compensation plan which allows executives to forgo current compensation (base salary and annual incentives) and invest it on a phantom basis in Southern Company stock or a prime rate fund. As required, any amounts deferred in 1999 are also included in the appropriate columns of the summary compensation table. The balances under the Southern Company deferred compensation plan for named officers as of December 31, 1999 are as follows:

                            NAME                                AMOUNT
                            ----                                ------
S. Marce Fuller.............................................  $  237,206
Raymond D. Hill.............................................   1,478,798
Richard J. Pershing.........................................      52,741
Frederick D. Kuester........................................     465,428
Barney S. Rush..............................................           0
Thomas G. Boren.............................................           0

     After the common stock offering, we intend to establish a similar plan and these amounts will be transferred into the plan we establish.

DEFERRED INCENTIVE COMPENSATION PLAN

     We maintain a Deferred Incentive Compensation Plan in which cash incentive awards paid to participants may be deferred. No new awards paid to participants can be deferred in the plan. Balances grow at the rate of our value increase determined under our value creation plan. The plan has approximately 20 participants but no new participants are anticipated to become eligible. We will continue this plan according to its terms with our public stock values replacing phantom values.

     The balances under the Southern Energy deferred incentive compensation plan for named officers as of December 31, 1999 are as follows:

                            NAME                                AMOUNT
                            ----                                ------
S. Marce Fuller.............................................  $  358,425
Raymond D. Hill.............................................     555,244
Richard J. Pershing.........................................     559,331
Frederick D. Kuester........................................           0
Barney S. Rush..............................................      61,471
Thomas G. Boren.............................................     928,590

PENSION PLANS

     Our employees participate in the tax-qualified Southern Company Pension Plan. Our benefit liabilities and pension assets are separately accounted for as if our employees were in a separate pension plan. This separate accounting will be continued until no later than the full distribution of our stock by Southern Company. At that time, Southern Company will transfer from its pension plan our employees' benefit liabilities and related assets (in an amount not less than that required by the relevant legal requirements) to a tax-qualified pension plan sponsored by us. Our pension plan will provide employees benefits that are substantially the same as the benefits provided to them under the Southern Company plan.

     In addition, our executive officers are eligible for supplemental executive retirement plan benefits. This plan primarily provides pension benefits related to executives' pay in excess of what is counted towards tax-qualified pension benefits (including a portion of executives' short-term incentives).

     The following table shows the approximate total monthly pension benefits that our executive officers are expected to receive based on their pay and years of accredited service classifications. These amounts are shown prior to reduction for an offset related to Social Security benefits.

                                   YEARS OF ACCREDITED SERVICE
 PENSIONABLE    ------------------------------------------------------------------
 COMPENSATION     10       15        20        25        30        35        40
--------------  ------   -------   -------   -------   -------   -------   -------
   $300,000     $4,300   $ 6,400   $ 8,500   $10,600   $12,800   $14,900   $17,000
    350,000      5,000     7,400     9,900    12,400    14,900    17,400    19,800
    400,000      5,700     8,500    11,300    14,200    17,000    19,800    22,700
    450,000      6,400     9,600    12,800    15,900    19,100    22,300    25,500
    500,000      7,100    10,600    14,200    17,700    21,300    24,800    28,300
    550,000      7,800    11,700    15,600    19,500    23,400    27,300    31,200
    600,000      8,500    12,800    17,000    21,300    25,500    29,800    34,000

     The benefits in the above table are amounts payable monthly as single life annuities starting at age 65, the pension plan's normal retirement age. Pension benefits will be based on the average of executives' highest three years of pensionable compensation out of their final 10 years of pensionable compensation. Pensionable compensation includes base salary and annual bonus in excess of 15% of base salary.

     Pensionable compensation and accredited service for pension determination purposes as of December 31, 1999 is shown below for each of the executive officers named in the summary compensation table in the "-- Executive Compensation" section above:

                                                              YEARS OF   PENSIONABLE
NAME                                                          SERVICE    COMPENSATION
----                                                          --------   ------------
S. Marce Fuller.............................................    14.3       $577,822
Raymond D. Hill.............................................     6.0        494,472
Richard J. Pershing.........................................    27.8        494,472
Frederick D. Kuester........................................    26.9        392,406
Barney S. Rush..............................................     2.8        333,936

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

          RELATIONSHIP WITH SOUTHERN COMPANY AND RELATED TRANSACTIONS

     We have agreements with Southern Company Services, Inc. (a wholly owned subsidiary of Southern Company) and each of the operating companies owned by Southern Company under which those companies provide the following services to us at cost: general engineering, design engineering, accounting and statistical budgeting, business promotion and public relations, systems and procedures, training, and administrative and financial services. In addition to these services, facilities of Southern Company subsidiaries are made available to us and our customers. We reimburse Southern Company subsidiaries at cost for these services. Such costs amounted to approximately $20 million during 1999. As of June 30, 2000, such costs have totalled $11.4 million during the current fiscal year.

     During 1999, we incurred interest expense on a note payable to Southern Company of $37 million. We repaid the principal and interest on the note in 1999.

     Our special purpose financing subsidiaries have issued subsidiary obligated mandatorily redeemable preferred securities. Substantially all of the assets of these special financing entities are junior subordinated notes issued by us. We have loaned $950 million of the proceeds from the issuance of these subsidiary obligated mandatorily redeemable preferred securities and an additional $30 million related to equity to Southern Company. Payment terms and interest rates on the notes receivable from Southern Company are identical to the related preferred securities. The notes are due between 2027 and 2037 with fixed interest rates between 6.875% and 8.19%.

     Periodically, we borrow funds from Southern Company to finance acquisitions or working capital needs. We pay interest to Southern Company based on Southern Company's short-term borrowing rate. No amounts were outstanding at December 31, 1999.

     We and the other subsidiaries of Southern Company file a consolidated federal income tax return. Under a joint income tax agreement, each company's current and deferred tax expense is computed on a stand alone basis. Under this agreement, we received tax allocation payments from Southern Company of approximately $99 million during 1999.

     For purposes of governing on-going relationships between us and Southern Company, we will enter into, or continue in effect, various agreements and relationships, including those described in this prospectus. The agreements described below were negotiated in the context of our separation from Southern Company and therefore are not the result of arm's-length negotiations between independent parties.

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                   AGREEMENTS BETWEEN US AND SOUTHERN COMPANY

     We have provided below a summary description of the master separation and distribution agreement (referred to as the separation agreement) that we have entered into with Southern Company, as well as key related agreements. Until the distribution of our shares by Southern Company, these agreements, including the pricing of services to be provided to us by Southern Company, will be subject to the jurisdiction of the SEC under PUHCA. We and Southern Company have filed a declaration with the SEC seeking affirmative authorization of these agreements to the extent the SEC deems necessary. Southern Company has stated that it does not intend to effect the distribution until the SEC issues an order making the declaration effective.

     This summary describes the material terms of these agreements, but may omit a term or provision that you would consider important. We encourage you to read the full text of these agreements, which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

MASTER SEPARATION AND DISTRIBUTION AGREEMENT

     The master separation and distribution agreement contains the key provisions relating to the separation, the common stock offering and the distribution.

     THE SEPARATION. The separation agreement became effective, and we began operating independently from Southern Company, as of September 1, 2000. This date is referred to as the separation date. Southern Company will deliver additional agreements governing various interim and ongoing relationships between Southern Company and us following the separation date. The ancillary agreements include:

 - a transitional services agreement,
 - an indemnification and insurance matters agreement,
 - a technology and intellectual property ownership and license agreement,
 - a confidential disclosure agreement,
 - an employee matters agreement,
 - a tax indemnification agreement,
 - a registration rights agreement, and
 - agreements providing for the transfer of SE Finance and Capital Funding to Southern Company.

     To the extent that the terms of any of these ancillary agreements conflict with the separation agreement, the terms of these ancillary agreements govern. These agreements are described more fully below.

     THE COMMON STOCK OFFERING. Under the separation agreement, we are obligated to use our reasonable commercial efforts to satisfy the following conditions prior to the consummation of the common stock offering (any of which may be waived by Southern Company):

     - the registration statement containing the common stock prospectus must be effective,
     - applicable state and foreign securities laws must be satisfied,
     - our common stock must be approved for listing on the New York Stock Exchange,
     - all conditions to the obligations of the parties under the underwriting agreement must have been met or waived,
     - Southern Company must be satisfied that it will own more than 80% of our stock after the common stock offering and must be satisfied that the distribution will be tax free to it and to its U.S. stockholders,
     - all required government approvals must be in effect,

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

     - no legal restraints may exist preventing the separation or the common stock offering or any other transactions contemplated by the separation agreement,
     - the separation must have occurred, and
     - the separation agreement must not have been terminated.

     THE DISTRIBUTION. Within 12 months after the common stock offering, Southern Company intends to distribute the remaining shares of our common stock to its stockholders on a pro rata basis. We will prepare an information statement with Southern Company and send it to Southern Company's stockholders before the distribution becomes effective. The information statement will inform the stockholders of the distribution and its specifics. Southern Company may, in its sole discretion, change the terms of the distribution, including the distribution date, or decide not to complete the distribution. Southern Company intends to consummate the distribution only if the following conditions are met (any of which may be waived by Southern Company):

     - the IRS must have issued a favorable tax ruling on the tax-free status of the transaction to Southern Company and its U.S. stockholders and the transaction qualifies as a tax-free distribution under Section 355 of the Internal Revenue Code,
     - all required government approvals may be in effect,
     - no legal restraints may exist preventing the distribution, and
     - nothing has happened in the intervening time between the common stock offering and the distribution that makes the distribution harmful to Southern Company or its stockholders.

     On August 1, 2000, we and Southern Company received a ruling from the IRS that the distribution will be tax-free to Southern Company and its stockholders for United States federal income tax purposes.

     COVENANTS BETWEEN SOUTHERN COMPANY AND US. The separation agreement includes covenants obligating us and Southern Company to cooperate in the exchange of information, in auditing practices, to resolve disputes in particular ways and other matters.

     INFORMATION EXCHANGE. Both we and Southern Company have agreed to share information with each other, at no cost to the requesting party, for the following purposes, and to avoid doing so in a manner that would be commercially detrimental:

     - each party has agreed to maintain adequate internal accounting to allow the other party to satisfy its own reporting obligations and prepare its own financial statements,
     - each party will retain records that may be beneficial to the other party for a specified period of time. If the records are going to be destroyed, the destroying party will give the other party an opportunity to retrieve all relevant information from the records, and
     - each party will do its best to provide the other party with personnel, directors, officers or agents for use as witnesses in legal proceedings.

     AUDITING PRACTICES. For any financial reporting period in which we are a subsidiary of Southern Company, we have agreed to:

     - not change independent accounting firms without Southern Company's prior consent,
     - use reasonable commercial efforts to cause our auditors to date their opinion on our audited annual financial statements on the same date as Southern Company's auditors' date their opinion on Southern Company's consolidated financial statements,
     - provide Southern Company with all relevant information to enable Southern Company to prepare their consolidated financial statements (and Southern Company has agreed to provide us all relevant information to enable us to prepare our financial statements),
     - grant each other's internal auditors access to our records, and

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

     - notify each other of any change in our accounting principles.

     DISPUTE RESOLUTION. If problems arise between us and Southern Company, both parties have agreed to the following procedures:

     - the parties will make a good faith effort to first resolve the dispute through negotiation,
     - if negotiations fail, the parties agree to attempt to resolve the dispute through non-binding mediation, and
     - if mediation fails, the parties can resort to litigation. In addition, nothing prevents either party acting in good faith from initiating litigation at any time if failure to do so would substantially disadvantage that party.

     REGULATORY MATTERS. We and Southern Company have agreed to cooperate in various respects to obtain any required governmental approvals and to achieve the intended regulatory effect of the distribution. We also have agreed that, until 18 months after the date on which Southern Company no longer holds at least 33 1/3% of our outstanding common stock, we will not initiate, intervene in or participate in specified proceedings or matters before the FERC or any agency or legislature of the states of Alabama, Florida, Georgia or Mississippi which involve Southern Company or any of its subsidiaries.

     SOUTHERN ENERGY BOARD REPRESENTATION. Although Southern Company intends to distribute the remaining shares of our common stock that it holds to its stockholders, we cannot be certain of whether or when the distribution will occur. Consequently, we have agreed that if Southern Company should own in the future more than 25% but less than 50% of our outstanding common shares, Southern Company will be entitled to designate up to two persons to be nominated for election to our board of directors. This right will only be available if and to the extent Southern Company is not otherwise already represented on our board of directors in a class of directors that is not up for election at that time.

     CREDIT SUPPORT OBLIGATIONS. Southern Company has agreed to continue credit support arrangements with respect to our existing business and to provide limited additional credit support for certain of our subsidiaries until we are no longer a subsidiary of Southern Company. We will pay Southern Company a fee based on the amount of the credit support obligations then outstanding for the maintenance of these credit support obligations after we are no longer a subsidiary of Southern Company.

     EXPENSES. We will pay all underwriting fees, discounts and commissions incurred for the common stock offering. Southern Company will pay all other out-of-pocket costs related to the common stock offering. Southern Company will also pay all underwriting fees, discounts and commissions, if any, and other out-of-pocket costs and expenses related to the distribution and the preparation of the agreements providing for the separation, the distribution and related transactions.

     TERMINATION OF THE AGREEMENT. Southern Company in its sole discretion can terminate the separation agreement and all ancillary agreements and abandon the distribution at any time prior to the closing of the common stock offering. The separation agreement and all ancillary agreements may be terminated at any time after the closing of the common stock offering only with the consent of Southern Company and us. As long as we are controlled by Southern Company, Southern Company will be able to require us to terminate or amend these agreements.

TRANSITIONAL SERVICES AGREEMENT

     Southern Company will provide various interim services to us, including financial, accounting, engineering, information technology, legal and other services, in a manner similar to the manner in

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which such services were provided to us prior to the separation. The transitional services generally will be provided for a fee equal to the greater of the cost, including the actual direct and indirect costs, of providing the services or the market value for such services.

     These transitional services will generally have a term of two years or less from the date of separation. However, some transitional services, including those for engineering services and payroll and information technology services, may be extended beyond the initial two-year period.

INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT

     GENERAL RELEASE OF PRE-SEPARATION CLAIMS. Effective as of the separation date, except for contractual agreements between us and Southern Company, we will release Southern Company and its affiliates, agents, successors and assigns, and Southern Company will release us and our affiliates, agents, successors and assigns, from any liabilities arising from events occurring on or before the separation date, including events occurring on or before the separation date in connection with the activities to implement the separation, the common stock offering and the distribution. This provision will not impair a party from enforcing any intercompany agreement, the separation agreement, any ancillary agreement or any arrangement specified in any of these agreements.

     INDEMNIFICATION. The indemnification and insurance matters agreement also contains provisions governing indemnification. In general, we have agreed to indemnify Southern Company and its affiliates, agents, successors and assigns from all liabilities to any third party to the extent those liabilities arise from:

     - our acts or omissions or alleged acts or omissions in the conduct of our business or in connection with the common stock offering or the distribution,

     - any breach by us of the separation agreement or any ancillary agreement, and

     - any of our liabilities or any liabilities related to credit support provided by Southern Company on our behalf.

     Southern Company has agreed to indemnify us and our affiliates, agents, successors and assigns from all liabilities to any third party to the extent those liabilities arise from:

     - acts or omissions or alleged acts or omissions of Southern Company in the conduct of Southern Company's business or in connection with the common stock offering,

     - any breach by Southern Company of the separation agreement or any ancillary agreement, and

     - any liabilities of Southern Company other than the credit support arrangements provided by Southern Company on our behalf.

     The indemnifying party will make all indemnification payments net of insurance proceeds that the indemnified party receives. The agreement also contains provisions governing notice and indemnification procedures.

     INSURANCE MATTERS. The agreement also contains provisions governing our insurance coverage from the separation date until the first date on which Southern Company owns less than 50% of our outstanding common stock. In general, we agree to reimburse Southern Company for premium expenses related to insurance coverage during this period. Prior to the distribution, Southern Company will maintain insurance policies on our behalf that are generally comparable to those currently maintained for our benefit at Southern Company.

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

     Between our initial public offering and the distribution of our common stock by Southern Company, our directors and officers will be insured by the Southern Company directors and officers liability insurance program. Upon the distribution of our common stock by Southern Company, we will effectuate a separate insurance program for our directors and officers. Any historic liabilities of our directors and officers arising from wrongful acts prior to the distribution will remain insured by the Southern Company directors and officers liability insurance program.

     ASSIGNMENT. The indemnification and insurance matters agreement is not assignable by either party without prior written consent of the other party.

TECHNOLOGY AND INTELLECTUAL PROPERTY OWNERSHIP AND LICENSE AGREEMENT

     We have entered into an agreement with Southern Company to govern the division, transfer and license of technology used in our business. Pursuant to this agreement, Southern Company has licensed to us technology owned by Southern Company.

     Also, Southern Company has agreed to license to us various Southern Company-owned trademarks, including "Southern Energy," "Southern Company," "Southern Company Energy Marketing," "Energy to Serve Your World" and the "Triangle Logo." The license to use these marks expires as of the change of control date and thereafter we may use these marks only if Southern Company grants us an extension of the license. Southern Company may not use the "Southern Energy" or "Southern Company Energy Marketing" marks for 18 months from the date we cease use of those marks.

     Southern Company also has transferred and/or agreed to license to us other technology (which includes copyrights, database rights, computer software, domain names and other intellectual property rights, with the exception of trademarks and patents) owned by Southern Company and currently used by us. Southern Company will also use reasonable efforts to have us made a party to or sublicense other agreements wherein Southern Company is a licensee for technology we currently use.

CONFIDENTIAL DISCLOSURE AGREEMENT

     The confidential disclosure agreement provides that both parties agree not to disclose confidential information of the other party except in specific circumstances.

EMPLOYEE MATTERS AGREEMENT

     We have entered into an employee matters agreement with Southern Company to allocate assets, liabilities and responsibilities relating to our current and former employees and to address their participation in the benefit plans, including stock plans, that Southern Company currently sponsors and maintains.

     All of our eligible employees not subject to a collective bargaining agreement will continue to participate in the Southern Company benefit plans. We will establish comparable benefit plans for our current and former employees not later than the earlier to occur of the distribution or the first date on which Southern Company owns less than 80% of our outstanding common stock (the "group change date"). Certain of our plans, such as the Southern Energy short-term incentive plan, will be terminated but replaced with other plans to provide a more cohesive design. However, our goal is to provide a total compensation package that is comparable to that currently provided.

     Our employees who participate in Southern Company plans and who retire before the group change date will remain the responsibility of Southern Company and will continue to participate in

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

plans after the distribution. We and Southern Company have established a mutually acceptable method to allocate the liabilities and the assets attributable to this assumption of responsibility by Southern Company.

     All of our eligible employees who are subject to a collective bargaining agreement and currently participate in our plans will continue to participate in the same benefits plans currently maintained on their behalf subject to collective bargaining agreements.

     Once we establish our own corresponding or new benefit plans, we may modify or terminate any plan we maintain in accordance with its terms and our policies. None of our benefit plans will provide benefits that duplicate benefits provided under any corresponding Southern Company benefit plan at the time of the group change date. Each of our benefit plans will provide that all service, compensation and other benefits criteria that, as of the group change date, were recognized under the corresponding Southern Company benefit plan will be taken into account under our benefit plans.

     We will assume a spun-off portion of the Southern Company pension plan for the benefit of eligible employees not subject to a collective bargaining agreement. Southern Company will transfer appropriate assets held in its master trust under this plan to a master trust to be established by us. We will also receive assets attributable to pension plans maintained for our employees covered under collective bargaining agreements.

     Prior to the group change date, our employees and employees of Southern Company may not freely transfer employment. In order to transfer, a notice of transfer request must be given and approved by each employing company.

     In connection with the group change date, or such later date as we may agree on with Southern Company, we will issue substitute options for our common stock to our employees in exchange for their Southern Company options. The conversion process will follow FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," which dictates the following:

     - The aggregate intrinsic value of the options immediately after the conversion will be equal to the aggregate intrinsic value prior to the conversion.

     - The ratio of the stock price (fair market value) per option to the exercise price per option will remain the same.

     In addition, because we will not establish a plan comparable to the Southern Performance Dividend Plan (a bonus plan paying dividend equivalents), we may grant additional options to our employees to make-up for this lost compensation opportunity.

     After the group change date, eligible management employees will participate in non-qualified deferred compensation plans.

     We have agreed to indemnify Southern Company for employment liabilities arising from any acts of our employees, from claims by our officers against Southern Company and from any breach of any of the separation agreements. Southern Company has agreed to indemnify us for employment liabilities related to Southern Company or employees of Southern Company, from claims by Southern Company officers against us or from any breach by Southern Company of any of the separation agreements.

TAX INDEMNIFICATION AGREEMENT

     We have entered into a tax indemnification agreement with Southern Company to govern the allocation of U.S. income tax liabilities and to set forth agreements with respect to other tax matters.

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Under the Internal Revenue Code of 1986, as amended, we will cease to be a member of the Southern Company consolidated group upon completion of the distribution or if at any time Southern Company owns less than 80% of our outstanding capital stock.

     Southern Company generally will be responsible for filing any returns required to be filed on a consolidated basis through the first date on which we are no longer consolidated with Southern Company for tax purposes in accordance with the existing income tax allocation agreement. For taxable periods ending on or before the tax deconsolidation, payments to Southern Company or us, as the case may be, will continue to be made in accordance with past practices. There may be U.S. state and local jurisdictions in which we file separate income tax returns, not combined or consolidated with Southern Company, for tax periods prior to tax deconsolidation. Each party will, at all times, be responsible for filing and paying taxes related to these separate returns. However, Southern Company will be responsible for filing any tax returns related to the newly-formed subsidiary to be used for the transfer of SE Finance and Capital Funding to Southern Company.

     Southern Company will determine all tax elections for tax periods during which we are a member of the Southern Company consolidated group unless we request Southern Company to make a particular election with respect to us, in which case Southern Company will not unreasonably withhold consent to such request. We will prepare and file all tax returns required to be filed by us for all tax periods after we cease to be a member of the Southern Company consolidated group.

     If there are tax adjustments related to us arising after the distribution date, which relate to a tax return filed for a pre-distribution period, we will be responsible for any increased taxes and receive the benefit of any tax refunds (except with respect to the new SE Finance/Capital Funding subsidiary described below). In addition, we and Southern Company have agreed to cooperate in any tax audits, litigation or appeals that involve, directly or indirectly, tax returns filed for pre-distribution periods and to provide information related to such periods. We and Southern Company have agreed to indemnify each other for any tax liabilities resulting from the failure to pay any amounts due under the terms of the agreement or for costs resulting from either party's negligence in providing accurate or complete information in the preparation of any tax return.

     We and Southern Company have agreed that any taxes associated with the transfer and operation of the new SE Finance/Capital Funding subsidiary will be the responsibility of Southern Company. We and Southern Company have agreed that any and all taxes arising from the deconsolidation of us from the Southern Company consolidated group will be the responsibility of the entity that is liable for such taxes under applicable law.

     We and Southern Company are required to comply with representations made to the Internal Revenue Service in connection with the private letter ruling that was issued to Southern Company on August 1, 2000 regarding the tax-free nature of the distribution of our stock by Southern Company to Southern Company stockholders. In addition, we and Southern Company have agreed not to enter into transactions after the tax deconsolidation that would result in a change of control of either party pursuant to a plan unless a ruling is obtained from the IRS that the transaction will not affect the tax-free nature of the distribution. In the event either party takes any action which results in the distribution becoming a taxable transaction, such party will indemnify the other party for any and all taxes, on an after-tax basis, resulting from such actions. Moreover, the party who would be subject to the additional tax may be entitled to injunctive relief unless we or Southern Company, as the case may be, provides an opinion that such proposed transaction will not result in adverse tax consequences to the other party, or if such transaction will result in additional taxes to the other party, such party agrees to provide adequate assurances to the other party of its ability to satisfy the indemnity obligation under the agreement.

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REGISTRATION RIGHTS AGREEMENT

     As noted above, Southern Company intends to distribute the remaining shares of our common stock to its stockholders on a pro rata basis. We cannot, however, assure you as to whether or when this distribution will occur. See "Risk
Factors -- Risks Related to our Separation from Southern Company -- Our business and your investment in the preferred securities may be adversely affected if Southern Company does not complete the distribution of our common stock because we would remain subject to regulatory restrictions as a subsidiary of a public utility holding company and because we would remain subject to control by Southern Company." In the event that Southern Company does not divest itself of all of its shares of our common stock in the distribution, Southern Company could not freely sell all of those shares without registration under the Securities Act. Accordingly, we have entered into a registration rights agreement with Southern Company to provide it with registration rights relating to the shares of our common stock which it holds. These registration rights generally become effective at such time as Southern Company informs us that it no longer intends to proceed with or complete the distribution.

     Under the registration rights agreement, in the event that Southern Company provides us with written notice that it no longer intends to proceed with the distribution of our common stock, and at the request of Southern Company, we will use our best efforts to register shares of our common stock that are held by Southern Company upon the completion of the common stock offering, and any additional shares issued in respect of those shares, for public sale under the Securities Act. Southern Company also will have the right to include the shares of our common stock it holds upon the completion of the common stock offering, and any additional shares issued in respect of those shares, in future registrations of our securities under the Securities Act. We have agreed to cooperate in these registrations and any related offering. If the registration is at Southern Company's request, Southern Company will pay 80% of our out-of-pocket costs and expenses related to our registration of Southern Company's shares.

ARRANGEMENTS RELATING TO THE TRANSFER OF SE FINANCE AND CAPITAL FUNDING

     In connection with our separation from Southern Company, we will transfer two of our subsidiaries, SE Finance and Capital Funding, to Southern Company. In order to facilitate the transfer to Southern Company, prior to the common stock offering we have issued one share of our redeemable preferred stock to Southern Company. After the common stock offering and prior to the distribution of our stock by Southern Company, we will form a corporation with Southern Company Energy Solutions, Inc., a wholly owned subsidiary of Southern Company. We will contribute the stock of SE Finance and Capital Funding to the corporation in exchange for an 80% or greater interest. Southern Company Energy Solutions will contribute its energy services assets to a limited liability company owned by the corporation in exchange for a 20% or lesser interest. We will then redeem the one share of redeemable preferred stock issued by us to Southern Company in exchange for our entire interest in the corporation. Following the transfer, Southern Company will assume responsibility for all obligations of SE Finance and Capital Funding.

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      FEDERAL TAX MATTERS RELATED TO OUR SEPARATION FROM SOUTHERN COMPANY

     Southern Company currently owns 100% of our common stock. Thus, we are currently affiliated and are members of the same consolidated group. As members of the same consolidated group, we file a consolidated federal income tax return with Southern Company. This allows Southern Company to offset its federal taxable income with our tax losses. After the common stock offering, we and Southern Company will continue to be affiliated and will continue to file a consolidated federal income tax return.

     Within 12 months after the common stock offering, Southern Company intends to distribute its remaining ownership interest in us to all Southern Company stockholders in direct proportion to their holdings of Southern Company stock.

     On August 1, 2000, we and Southern Company received a ruling from the IRS that the distribution will be tax-free to Southern Company and its stockholders for United States federal income tax purposes. However, under a tax indemnification agreement between us and Southern Company, if we breach any representations in connection with the ruling, take any action which causes our representations to be untrue or engage in a transaction after the distribution that causes the distribution to be taxable to Southern Company or its stockholders, we will be required to indemnify Southern Company for any resulting taxes. The amount of any indemnification payments would be substantial and we likely would not have sufficient financial resources to achieve our growth strategy.

     SE Finance and Capital Funding are currently subsidiaries of ours. Southern Company desires to retain the business and operations of these subsidiaries following the separation. Accordingly, after this offering but prior to the distribution of our stock by Southern Company, we will transfer the operations of these subsidiaries to Southern Company. In particular, we will contribute the stock of SE Finance and Capital Funding to a newly formed holding company, which stock will subsequently be distributed to Southern Company prior to the distribution transaction. On August 1, 2000, we received a ruling from the IRS that the proposed transfer of SE Finance and Capital Funding will qualify as a tax-free distribution.

     Subsequent to the distribution, we will cease to be a member of the Southern Company consolidated group. As such, there will then exist two separate groups, the Southern Company group and our group. Each group will file separate consolidated federal income tax returns, and Southern Company will not be able to use our tax losses unless we request Southern Company to carry back losses arising after the date of the distribution to a pre-distribution tax return to the extent permitted by applicable law.

     Under the current tax sharing agreement between Southern Company and us, Southern Company is obligated to pay us for the utilization of net operating losses generated by us to offset Southern Company's consolidated federal income tax liability. After the distribution Southern Company will no longer have the ability to use these net operating losses. Consequently, we will no longer receive these payments from the Southern Company. Furthermore, under the tax indemnification agreement with Southern Company, we may be required to make other payments to Southern Company for tax liabilities.

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     Subsequent to the distribution of our stock by Southern Company, we will cease to be a member of the Southern Company consolidated tax group. Our separation from the Southern Company consolidated tax group will change our overall future income tax posture. Based on our current structure and net income, we could be limited in our future ability to effectively use tax attributes such as foreign tax credits associated with overseas operations. The inability to use these attributes could result in material tax liabilities. We intend to undertake appropriate measures after deconsolidation in order to mitigate any adverse tax effect of no longer being a part of the Southern Company consolidated tax group. We cannot assure you that these efforts will be successful. Should these efforts be unsuccessful, our deconsolidation from the Southern Company tax group may have a material impact on our tax liabilities and financial position. Currently, we cannot quantify these potential impacts. However, we do not expect any such tax liabilities to materially affect our ability to pursue our growth strategy.

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                             PRINCIPAL STOCKHOLDER

     Prior to the common stock offering, all of the outstanding shares of our common stock have been owned by Southern Company. After the common stock offering, Southern Company will own approximately 82.4% of our common stock, or approximately 80.3% if the underwriters fully exercise their option to purchase additional shares of our common stock. Under Delaware corporate law and our charter documents, prior to the distribution by Southern Company of its ownership of our common stock, Southern Company will be able, acting alone, to elect our entire board of directors and to approve any action requiring the approval of our stockholders. Except for Southern Company, we are not aware of any person or group that will beneficially own more than 5% of the outstanding shares of our common stock following the common stock offering. None of our executive officers, directors or director nominees currently owns any shares of our common stock, but those who own shares of Southern Company common stock will be treated on the same terms as other holders of Southern Company stock in any distribution by Southern Company. See "Management -- Stock Ownership of Directors and Executive Officers" for a description of the ownership of Southern Company stock by our directors and executive officers.

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                           DESCRIPTION OF SEI TRUST I

     The trust is a statutory business trust created under the Delaware Business Trust Act on June 30, 2000. The trust was created under a trust agreement between the trust's initial trustee and us by the filing of a certificate of trust with the Secretary of State of the State of Delaware. The trust agreement will be amended and restated in its entirety as of the date the trust initially issues the preferred securities. The trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended. Unless the context requires otherwise, "Southern Energy," "we," "us," "our" or similar terms in this prospectus refer solely to Southern Energy, Inc. and not the trust or any of our other consolidated subsidiaries.

     The trust will have five trustees. Three of them, referred to as administrative trustees, will be officers or employees of us. Bankers Trust Company will serve as the trust's property trustee and Bankers Trust (Delaware) will serve as the trust's Delaware trustee.

     The trust's assets consist principally of the debentures and payments under the debentures are its sole revenue. The trust exists for the purposes of:

     - issuing the preferred securities,

     - issuing the common securities to us,

     - investing the gross proceeds from the sale of the preferred securities and the common securities in the debentures,

     - distributing payments received on the debentures to holders of the preferred securities and the common securities, and

     - engaging only in such other activities as are necessary, convenient or incidental to the foregoing or are specifically authorized in the trust agreement.

     The holders of the preferred securities sold in this offering will own all of the trust's issued and outstanding preferred securities. We will own all of the trust's common securities. The common securities will represent common undivided beneficial interests in the assets of the trust with an aggregate liquidation amount equal to at least 3% of the total capital of the trust.

     We have agreed to pay for all of the trust's debts and obligations, other than with respect to the preferred securities and the common securities. We have also agreed to pay for all of the trust's costs and expenses including:

     - trustee's fees and expenses and

     - any taxes to which the trust may become subject, except for United States withholding taxes.

     The property trustee holds title to the debentures for your benefit and the benefit of us, as holder of the common securities. As holder of the debentures, the property trustee has the power to exercise all the rights, powers and privileges granted to the holder of the debentures under the indenture

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governing the debentures between us and Bankers Trust Company, as the indenture trustee. In addition, the property trustee maintains exclusive control of a segregated non-interest bearing bank account to hold all payments made in respect of the debentures for your benefit and the benefit of us, as holder of the trust's common securities.

     We, as the direct or indirect holder of all of the trust's common securities, have the right to appoint, remove or replace any of the trustees and to increase or decrease the number of trustees; provided, however, that during an event of default under the indenture, the property trustee and the Delaware trustee may only be removed by the holders of a majority in liquidation amount of the preferred securities.

     The address of the principal office of the trust is 1403 Foulk Road, Suite 102, Wilmington, Delaware 19803, and its telephone number is (302) 427-1935.

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                    DESCRIPTION OF THE PREFERRED SECURITIES

     The trust will issue the preferred securities pursuant to the terms of the trust agreement. Bankers Trust Company, as property trustee, will act as the indenture trustee under the trust agreement for purposes of the Trust Indenture Act. The terms of the preferred securities include those stated in the trust agreement and those made part of the trust agreement by the Trust Indenture Act and the Delaware Business Trust Act. We have summarized the material provisions of the trust agreement and the preferred securities below. This summary may omit a term or provision that you would consider important. For a complete description of the preferred securities, we encourage you to read the trust agreement. We have filed a form of the trust agreement with the SEC.

GENERAL

     The trust agreement authorizes the trust to issue the preferred securities and the common securities. The preferred securities represent preferred undivided beneficial interests in the assets of the trust. The common securities represent common undivided beneficial interests in the assets of the trust. We will own all of the common securities. The preferred securities and the common securities will rank equal with each other and will generally have equivalent terms. However, the terms of the preferred securities and the common securities will differ in the following two respects:

     - if an event of default under the trust agreement occurs and is continuing, the rights of the holders of the common securities to payments in respect of periodic distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the preferred securities and

     - except during an event of default with respect to the debentures, the holders of common securities will have the exclusive right to appoint, remove or replace the trustees and to increase or decrease the number of trustees.

     The trust may not:

     - issue any securities other than the preferred securities and the common securities,

     - incur any indebtedness, or

     - make any investment other than in the debentures.

     The property trustee will own and hold the debentures as trust assets for the benefit of the holders of the preferred securities and the common securities. We will guarantee the payment of distributions and payments on redemption or liquidation of the trust on a subordinated basis, but only if, and to the extent, we have made corresponding payments to the trust on the debentures. Please read the "Description of the Guarantee" section in this prospectus.

DISTRIBUTIONS

     If you purchase preferred securities, you will be entitled to receive cash distributions at an annual rate of 6 1/4% of the $50 liquidation preference per preferred security. Distributions are cumulative and will begin to accumulate on the date of the original issuance of the preferred securities, which we expect to be October 2, 2000. Distributions will be payable quarterly in arrears, on January 1, April 1, July 1 and October 1 of each year beginning January 1, 2001 unless we defer interest payments on the debentures, as described below.

     Distributions that are not paid for more than one calendar quarter will accumulate additional distributions at an annual rate of 6 1/4%, to the extent permitted by law, compounded quarterly. We

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use the term "distributions" in this prospectus to mean the quarterly cash distributions and any additional distributions, unless we state otherwise. The amount of distributions payable for any full quarterly period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of distributions for any period shorter than a full quarterly period will be computed on the basis of the actual number of elapsed days based on a 360-day year. If a distribution payment date is not a business day, the trust will make the distributions on:

     - the next succeeding day that is a business day without any interest or other payment resulting from such delay or

     - if the next succeeding day that is a business day is in the next succeeding calendar year, interest will be paid on the immediately preceding business day,

in each case with the same force and effect as if the distribution was made on the date it was originally payable. A "business day" is any day other than a Saturday or Sunday, or a day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the property trustee or indenture trustee is closed for business.

  OPTION TO DEFER DISTRIBUTIONS

     We may, on one or more occasions, defer interest payments on the debentures for up to 20 consecutive quarterly periods unless an event of default with respect to the debentures has occurred and is continuing. Interest payments will not be due and payable on the debentures during a deferral period. We cannot defer interest payments beyond the maturity date of the debentures, which is October 1, 2030.

     If we defer interest payments on the debentures, the trust will defer distribution payments on the preferred securities and the common securities. Distributions will continue to accumulate on the preferred securities and the common securities at an annual rate of 6 1/4% of the liquidation preference of $50 per preferred security or common security during a deferral period. Also, additional cash distributions will accumulate on any deferred distributions at the annual rate of 6 1/4%, compounded quarterly. Additional distributions will only accumulate, however, to the extent permitted by applicable law, but not at a rate greater than the rate at which interest is then accruing on the debentures. We will be subject to restrictions during a deferral period on our ability to pay dividends on our capital stock or to make payments on other debt securities that are equal with or junior to the debentures. Please read the "Description of the Debentures -- Option to Extend Interest Payment Period"
section in this prospectus for a more detailed discussion. We do not currently intend to defer interest payments on the debentures.

     We may extend a deferral period prior to the period's termination. We may not, however, extend a deferral period, including all previous and further extensions of the period, beyond 20 consecutive quarterly interest periods or the maturity date of the debentures. Once a deferral period ends and we make all payments due on the debentures, we can commence a new deferral period. We may also prepay all or any portion of the interest accrued during a deferral period at any time. Consequently, there could be multiple deferral periods of varying lengths throughout the term of the debentures. Please read "Our right to defer interest payments on the debentures has tax consequences for you" in the "Risk Factors" section of this prospectus and the "Description of the Debentures -- Interest" and "-- Option to Extend Interest Payment Period" and "Tax Consequences" sections in this prospectus.

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  PAYMENT OF DISTRIBUTIONS

     The trust must pay distributions on the preferred securities on the distribution payment dates to the extent that the property trustee has cash on hand to make distributions. The property trustee will maintain that cash in a segregated non-interest bearing bank account referred to as the "property account." The only funds the property trustee will have to distribute to the holders of the preferred securities will be from payments received from us on the debentures. If we do not make interest payments on the debentures, the property trustee will not have funds available to make distributions to you on the preferred securities. If, and to the extent that, we make interest payments on the debentures, the property trustee will be obligated to make distributions on the preferred securities and the common securities on a pro rata basis. We will guarantee the payment of distributions and other payments on the preferred securities on a subordinated basis, but only if, and to the extent that, we have made corresponding payments to the trust on the debentures and, as a result, the property trustee has funds available to make distributions on the preferred securities. Please read the "Description of the Guarantee" section in this prospectus.

  METHOD OF PAYMENT OF DISTRIBUTIONS

     The trust will pay distributions to the holders of the preferred securities as they appear on the books and records of the trust on the relevant record dates, which will be the 15th day before the relevant distribution date.

     If the trust fails to punctually pay distributions on the preferred securities on any distribution payment date as a result of our failure to make the corresponding interest payments on the debentures, the distributions will no longer be payable to the registered holders of the preferred securities on the relevant record date for the preferred securities. The trust will instead pay any such defaulted distribution payments to the registered holders of the preferred securities on a special record date set by the administrative trustees. The special record date will correspond to the special record date or other specified date for determining payment of the accrued interest payments on the debentures. Distributions will not be payable on any distribution payment date falling within a deferral period unless we have elected to make a full or partial payment of interest accrued on the debentures on such distribution payment date.

     The property trustee will pay distributions on the preferred securities out of payments received on the debentures and held in the property account for the benefit of the holders of the preferred securities and the common securities. Subject to any applicable laws and regulations and the provisions of the trust agreement, each such payment with respect to the preferred securities will be made as described under the "-- Book-Entry Only Issuance -- The Depository Trust Company" section in this prospectus.

     The payment dates and record dates for the preferred securities will be the same as the payment dates and record dates for the debentures. The trust will pay all distributions on the preferred securities and the common securities on a pro rata basis.

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CONVERSION RIGHTS

  GENERAL

     Unless we have redeemed the debentures, and subject to our right to elect a cash settlement as described below, holders of the preferred securities may convert them into our common stock at any time after October 2, 2001 and before the earlier of:

     - the close of business on the business day prior to the maturity date of the debentures, which maturity date is October 1, 2030 or

     - in the case of preferred securities called for redemption, the close of business on the business day prior to the redemption date.

     Holders of preferred securities may convert them into common stock at an initial conversion rate of 1.8182 shares of our common stock for each preferred security. This conversion rate is equivalent to a conversion price of $27.50 per share of our common stock. The initial conversion rate is subject to adjustment as described below under "-- Conversion Price Adjustments -- General" and
"-- Conversion Price Adjustments -- Merger, Consolidation or Sale of Assets."

     From October 2, 2001 and until the next business day following the date of the distribution of our common stock held by Southern Company to its stockholders, we may elect to make a cash settlement in respect of any preferred securities surrendered for conversion by delivering notice to the tendering holder not more than five trading days after the preferred securities are surrendered. The distribution is expected to occur within 12 months of the completion of the common stock offering. If the distribution does not occur, our option to elect a cash settlement in respect of preferred securities will continue.

     The amount of cash that you will receive in the case of a cash settlement will be equal to the value of the underlying shares of common stock as calculated by determining the product of (i) the then prevailing conversion rate and (ii) the average of the closing price, as defined in the indenture, of our common stock on the five trading days beginning two trading days after our delivery of the notice to the holder. We will pay the cash settlement amount as promptly as practicable after the completion of the five trading day period.

     Whenever we issue shares of our common stock upon conversion of the preferred securities and we have in effect at such time a stockholder rights agreement under which holders of our common stock are issued rights entitling the holders, under specified circumstances, to purchase additional shares of our common stock or other capital stock, we will issue, together with each share of our common stock, an appropriate number of rights. For a description of our existing stockholder rights agreement, see "Description of Capital Stock" in this prospectus.

     Accrued distributions will not be paid on preferred securities that are converted into our common stock, except that holders of the preferred securities on a record date for a distribution will receive the distribution on the distribution date even though the preferred securities are converted on or after such record date but prior to the distribution date.

     If you wish to exercise your conversion right, you must surrender your preferred securities together with an irrevocable conversion notice to the property trustee, as conversion agent, or any other agent appointed for that purpose. The conversion agent will exchange your preferred securities for an equivalent amount of debentures and convert the debentures into our common stock or cash, as the case may be, on your behalf. You may obtain copies of the required form of conversion notice from the conversion agent. If a book-entry system for the preferred securities is in effect, however, the procedures for converting preferred securities into shares of our common stock will differ. Please

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read the "-- Book-Entry Only Issuance -- The Depository Trust Company" section of this prospectus.

     We will not issue any fractional shares of our common stock as a result of a conversion of preferred securities. We will pay cash in lieu of a fractional share of common stock. The cash payment will be based upon the closing price, as defined in the indenture, of our common stock on the date the preferred securities are surrendered for conversion, or, if such day is not a day on which any securities are traded on the national securities exchange or quotation system used to determine the closing price, on the next such trading day.

  CONVERSION PRICE ADJUSTMENTS -- GENERAL

     The initial conversion price is subject to adjustment for some events, including:

     - the issuance of our common stock as a dividend or other distribution on our common stock,

     - specified subdivisions, combinations and reclassifications of our common stock,

     - the issuance to all holders of our common stock of rights or warrants to purchase our common stock at less than the then current market price,

     - payment of dividends or distributions to all holders of our common stock consisting of evidences of our indebtedness, securities or capital stock, cash or assets, excluding any rights or warrants referred to in the prior bullet point and dividends and distributions paid solely in cash,

     - payment of dividends or distributions on our common stock paid exclusively in cash, excluding:

      - cash dividends that do not exceed the per share amount of the immediately preceding regular cash dividend, as adjusted to reflect any of the events described in the preceding bullet points,

      - cash dividends, if the annualized per share amount thereof does not exceed 12.5% of the current market price of our common stock on the trading day immediately prior to the date of declaration of the dividend, and

      - a redemption of any rights issued under a rights agreement, and

     - payment to holders of our common stock in respect of a tender or exchange offer, other than an odd-lot offer, made by us or any subsidiary of ours for our common stock in excess of 110% of the current market price of our common stock as of the trading day next succeeding the last date tenders or exchanges may be made in the tender or exchange offer.

     If any action would require adjustment of the conversion price under more than one of the provisions described above, only one adjustment will be made and that adjustment will be the amount of adjustment that has the highest absolute value to the holders of the preferred securities. An adjustment in the conversion price will not be required unless the adjustment would require a change of at least 1% in the conversion price then in effect. However, any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

     There will be no adjustment of the conversion price in case of the issuance of any of our common stock (or securities convertible into or exchangeable for our common stock), except as specifically described above. For example, no adjustment of the conversion price will be made upon the issuance of any shares of our common stock under any present or future plan providing for the reinvestment of dividends or interest payable on our securities or upon the investment of additional

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optional amounts in shares of our common stock under any such plan or the issuance of any shares of our common stock or options or rights to purchase shares of our common stock under any employee benefit plan or program of ours or pursuant to any option, warrant, right or exercisable, exchangeable or convertible security that does not constitute an issuance to all holders of our common stock of rights or warrants entitling holders of those rights or warrants to subscribe for or purchase our common stock at less than the current market price.

     From time to time we may, to the extent permitted by law, reduce the conversion price by any amount for any period of at least 20 business days, in which case we will give at least 15 days' notice of the reduction. In addition, we have the option to make reductions in the conversion price, in addition to those described above, as we deem advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock or issuance of rights or warrants to acquire stock or from any event treated as such for tax purposes or for any other reason. Please read the "Tax Consequences -- Adjustment of Conversion Price" section in this prospectus.

  CONVERSION PRICE ADJUSTMENTS -- MERGER, CONSOLIDATION OR SALE OF ASSETS

     If we are a party to a transaction that results in shares of our common stock being converted into the right to receive, or being exchanged for, securities, cash or other property of a third party, the conversion price may be adjusted as described below.

     In the event that we are a party to:

     - a merger (other than a merger that does not result in a reclassification, conversion, exchange or cancellation of our common stock), consolidation, sale of all or substantially all of our assets,

     - recapitalization or reclassification of our common stock, other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination of our common stock, or

     - any compulsory share exchange,

in each case, as a result of which shares of our common stock will be converted into the right to receive, or will be exchanged for the right to receive other securities, cash or property, we will ensure that lawful provision is made as part of the terms of the transaction so that the holder of each preferred security then outstanding will have the right thereafter to convert the preferred securities only into:

     - in the case of any transaction other than a transaction involving a Common Stock Fundamental Change (as defined below) (and subject to funds being legally available for that purpose under applicable law at the time of conversion), the kind and amount of securities, cash or other property receivable upon the consummation of the transaction by a holder of that number of shares of common stock into which a preferred security was convertible immediately prior to the transaction or

     - in the case of a transaction involving a Common Stock Fundamental Change, common stock of the kind received by holders of common stock as a result of the Common Stock Fundamental Change,

but in each case after giving effect to any adjustment discussed below relating to a Fundamental Change if the transaction constitutes a Fundamental Change.

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     The holders of preferred securities will have no voting rights with respect to any transaction described in this section.

     If any Fundamental Change occurs, then the conversion price in effect will be adjusted immediately after the Fundamental Change as follows:

     - in the case of a Non-Stock Fundamental Change (as defined below), the applicable conversion price of the preferred securities will become the lower of:

      - the applicable conversion price in effect immediately prior to the Non-Stock Fundamental Change, but after giving effect to any other prior adjustments and

      - the result obtained by multiplying the greater of the Applicable Price (as defined below) or the then applicable Reference Market Price (as defined below) by a fraction, the numerator of which is $50 and the denominator of which is (x) the amount of the redemption price per preferred security if the redemption date were the date of the Non-Stock Fundamental Change (or, for the period commencing on the first date of original issuance of the preferred securities and through September 30, 2001 and the 12-month periods commencing October 1, 2001 and October 1, 2002, the product of 106.250%, 105.625% and 105.000%, respectively, multiplied by $50) plus (y) any then accrued and unpaid distributions on one preferred security; and

     - in the case of a Common Stock Fundamental Change, the applicable conversion price of the preferred securities in effect immediately prior to the Common Stock Fundamental Change, but after giving effect to any other prior adjustments, will be adjusted by multiplying the applicable conversion price by a fraction, the numerator of which is the Purchaser Stock Price (as defined below) and the denominator of which is the Applicable Price.

     However, in the event of a Common Stock Fundamental Change in which:

     - 100% of the value of the consideration received by a holder of our common stock is common stock of the successor, acquiror or other third party (and cash, if any, is paid only with respect to any fractional interests in that common stock resulting from the Common Stock Fundamental Change) and

     - all of our common stock will have been exchanged for, converted into, or acquired for common stock (and cash with respect to fractional interests) of the successor, acquiror or other third party, the applicable conversion price of the preferred securities in effect immediately prior to the Common Stock Fundamental Change will be adjusted by multiplying the applicable conversion price by a fraction the numerator of which is one and the denominator of which is the number of shares of common stock of the successor, acquiror or other third party received by a holder of one share of our common stock as a result of the Common Stock Fundamental Change.

     In the absence of the Fundamental Change provisions, in the case of a transaction each preferred security would become convertible into the securities, cash or property receivable by a holder of the number of shares of our common stock into which each preferred security was convertible immediately prior to such transaction. A failure to apply the Fundamental Change conversion price adjustments described above could substantially lessen or eliminate the value of the conversion privilege associated with the preferred securities. For example, if we were acquired in a cash merger, each preferred security would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on our future prospects and other factors.

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     These conversion price adjustments are designed, in some circumstances, to reduce the conversion price that would be applicable in Fundamental Change transactions where all or substantially all of our common stock is converted into securities, cash or property and not more than 50% of the value received by the holders of our common stock consists of stock listed or admitted for listing subject to notice of issuance on the New York Stock Exchange or a national securities exchange or quoted on the Nasdaq National Market (a Non-Stock Fundamental Change, as defined below). This reduction would result in an increase in the amount of the securities, cash or property into which each preferred security is convertible over that which would have been obtained in the absence of those conversion price adjustments.

     In a Non-Stock Fundamental Change transaction where the initial value received per share of our common stock (measured as described in the definition of Applicable Price) is lower than the then applicable conversion price of a preferred security but greater than or equal to the Reference Market Price, the applicable conversion price will be adjusted as described above with the effect that each preferred security will be convertible into securities, cash or property of the same type received by the holders of our common stock in the transaction but in an amount per preferred security that would at the time of the transaction have had a value equal to the then applicable redemption price per preferred security described below under "-- Optional Redemption."

     In a Non-Stock Fundamental Change transaction where the initial value received per share of our common stock (measured as described in the definition of Applicable Price) is lower than both the applicable conversion price of a preferred security in effect prior to any adjustment described above and the Reference Market Price, the conversion price will be adjusted as described above but calculated as though the initial value had been the Reference Market Price.

     In a Common Stock Fundamental Change transaction, the adjustments described above are designed to provide in effect that:

     - where our common stock is converted partly into that common stock and partly into other securities, cash or property, each preferred security will be convertible solely into a number of shares of that common stock determined so that the initial value of those shares (measured as described in the definition of "Purchaser Stock Price") equals the value of the shares of our common stock into which each preferred security was convertible immediately before the transaction (measured as described above) and

     - where our common stock is converted solely into that common stock, each preferred security will be convertible into the same number of shares of the common stock receivable by a holder of the number of shares of our common stock into which each preferred security was convertible immediately before that transaction.

     The term "Applicable Price" means:

     - in the case of a Non-Stock Fundamental Change in which the holders of our common stock receive only cash, the amount of cash received by the holder of one share of our common stock and

     - in the event of any other Non-Stock Fundamental Change or any Common Stock Fundamental Change, the average of the Closing Prices (as defined below) for our common stock during the ten consecutive trading days prior to and including the record date for the determination of the holders of our common stock entitled to receive those securities, cash or other property in connection with that Non-Stock Fundamental Change or Common Stock Fundamental Change or, if there is no record date, the date that the holders of our common stock will have the right to receive those securities, cash or other property (that record date or

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       distribution date being hereinafter referred to as the "Entitlement
       Date"), in each case as adjusted in good faith by us to appropriately reflect any of the events referred to under "-- Conversion Price Adjustments -- General."

     The term "Closing Price" means on any day, the last reported sales price on that day or, if no sales take place on that day, the average of the reported closing bid and asked prices on that day, in either case as reported on the New York Stock Exchange Consolidated Transactions Tape, or, if the common stock is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which the common stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as furnished by any New York Stock Exchange member firm, selected by us under the indenture for that purpose.

     The term "Common Stock Fundamental Change" means any Fundamental Change in which more than 50% of the value, as determined in good faith by our board of directors, of the consideration received by holders of our common stock consists of common stock that for each of the ten consecutive trading days prior to the Entitlement Date has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the Nasdaq National Market; provided, however, that a Fundamental Change will not be a Common Stock Fundamental Change unless either:

     - we continue to exist after the occurrence of that Fundamental Change and the outstanding preferred securities continue to exist as outstanding preferred securities or

     - not later than the occurrence of that Fundamental Change, the outstanding preferred securities are converted into or exchanged for shares of convertible preferred stock of any entity succeeding to the business of our company or a subsidiary of our company, which convertible preferred stock has powers, preferences and relative participating, optional or other rights and qualifications, limitations and restrictions substantially similar to those of the preferred securities.

     The term "Fundamental Change" means the occurrence of any transaction or event in connection with a plan pursuant to which all or substantially all of our common stock will be exchanged for, converted into, acquired for or constitute solely the right to receive securities, cash or other property (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise). However, in the case of a plan involving more than one of these transactions or events, for purposes of adjustment of the conversion price, the Fundamental Change will be deemed to have occurred when substantially all of our common stock is exchanged for, converted into or acquired for or constitute solely the right to receive securities, cash or other property, but the adjustment will be based upon the consideration that a holder of our common stock received in that transaction or event as a result of which more than 50% of our common stock will have been exchanged for, converted into or acquired for or constitute solely the right to receive securities, cash or other property.

     The term "Non-Stock Fundamental Change" means any Fundamental Change other than a Common Stock Fundamental Change.

     The term "Purchaser Stock Price" means, with respect to any Common Stock Fundamental Change, the average of the Closing Prices for the common stock received in that Common Stock Fundamental Change for the ten consecutive trading days prior to and including the Entitlement Date, as adjusted in good faith by us to appropriately reflect any of the events referred to in "-- Conversion Price Adjustments -- General."

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

     The term "Reference Market Price" initially means, $14.67 (which is an amount equal to 66 2/3% of the initial public offering price of our common stock). In the event of any adjustment of the applicable conversion price, other than as a result of a Non-Stock Fundamental Change, the Reference Market Price will also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any adjustment will always be the same as the ratio of the initial Reference Market Price to the initial conversion price of the preferred securities.

     Conversions of the preferred securities may be effected by delivering them to the office of the conversion agent maintained for such purpose in the Borough of Manhattan, the City of New York.

     In certain circumstances, conversion price adjustments may result in constructive distributions that could be taxable as dividends under the internal revenue code to holders of preferred securities. Please read the "Federal Income Tax Consequences -- Adjustment of Conversion Price" section in this prospectus.

SPECIAL EVENT REDEMPTION OR DISTRIBUTION

     Upon the occurrence and continuance of a tax event or investment company event as both are described below, at any time, we will have the option to redeem the debentures in whole but not in part, and thus cause the redemption of the preferred securities and common securities at the special event redemption price.

     If a tax event has occurred and is continuing, we may elect to pay additional interest on the debentures, as described below, so that the distributions to holders of the preferred securities are not reduced because of the tax event. In addition, we may also distribute all, but not less than all, of the debentures to you in exchange for your preferred securities as described in "-- Distribution of the Debentures" below at any time, including upon the occurrence of a tax event or an investment company event.

     If we elect to redeem the debentures after a tax event or an investment company event, the trust will use the proceeds to redeem preferred securities and common securities with an aggregate liquidation preference equal to the aggregate principal amount of the debentures redeemed at the special event redemption price plus accrued and unpaid distributions to, but excluding, the redemption date. The common securities will be redeemed on a pro rata basis with the preferred securities except that if an event of default under the trust agreement has occurred, the preferred securities will have a priority over the common securities with respect to the redemption price.

     As used in this prospectus, the special event redemption price will equal the principal amount of the debentures or the liquidation preference of the preferred securities.

     The term "tax event" means the receipt by us and the administrative trustees, on behalf of the trust, of an opinion rendered by a law firm having a national United States tax and securities practice, to the effect that as a result of:

     - any amendment to, or change, including any announced prospective change, in, the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority of the United States or any political subdivision,

     - any amendment to, or change in, an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority, including the enactment of any legislation and the publication of any judicial decision or regulatory determination,

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

     - any interpretation or pronouncement by any legislative body, court, governmental agency or regulatory authority that provides for a position with respect to such laws or regulations that differs from its previous position or a commonly accepted position, or

     - any action taken by any governmental agency or regulatory authority,

in each case on or after the date of this prospectus, there is more than an insubstantial risk that:

     - the trust is, or will be within 90 days of the date of the opinion, subject to United States federal income tax with respect to income accrued or received on the debentures,

     - interest payable by us on the debentures and/or the preferred securities is not, or will not be within 90 days of the date of the opinion, deductible by us, in whole or in part, for United States federal income tax purposes,

     - the timing of the deduction for interest payable by us on the debentures and/or the preferred securities is, or will be within 90 days of the date of the opinion, required to be made by reference to a system that defers the timing of such deductions compared to the timing permitted under the principles of economic accrual, or

     - the trust is, or will be within 90 days of the date of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     An "investment company event" occurs if we and the administrative trustees, on behalf of the trust, receive an opinion, rendered by a law firm experienced in practice under the Investment Company Act, to the effect that, as a result of the occurrence of a change, including any prospective change, in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the trust is or will be considered an investment company that is required to be registered under the Investment Company Act, which change becomes effective on or after the date of this prospectus.

     The redemption or distribution by us of the debentures will effectively result in the cancellation of the preferred securities.

ADDITIONAL INTEREST

     If the trust is required to pay any taxes, duties, assessments or other governmental charges of any nature, other than withholding taxes, imposed by the Internal Revenue Service or any other taxing authority, then we will pay such additional amounts on the debentures as shall be required so that the net amounts received and retained by the trust after paying any such taxes, duties, assessments or other governmental charges will be equal to the amounts the trust would have received had no such taxes, duties, assessments or other governmental charges been imposed. Such additional amounts are referred to as "additional interest."

DISTRIBUTION OF THE DEBENTURES

     As holder of the common securities, we have the right to dissolve the trust at any time. If that happens, after satisfaction of liabilities to creditors of the trust as provided by applicable law, we will cause the trust to distribute the debentures to the holders of the preferred securities and the common securities in liquidation of the trust. The debentures may also be distributed upon the occurrence of a tax event or an investment company event as more fully described above in "-- Special Event Redemption or Distribution."

     If debentures are distributed to the holders of the preferred securities and the common securities upon the dissolution and liquidation of the trust, the debentures will be issued in denominations of $50 and integral multiples thereof. If the debentures are distributed to holders of the preferred securities and the common securities, we anticipate that the debentures will be distributed in the form of one or more global debt securities and that The Depository Trust Company, or any successor depository for the preferred securities, will act as depository for the debentures. The depository arrangements for the debentures will be substantially similar to those in effect for the preferred securities. None of us, the indenture trustee or any paying agent or any other agent of us will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security for such debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     For a description of the depository and the terms of the depository arrangements relating to payments, transfers, voting rights, redemption and other notices and other matters relating to the debentures, please read the "Description of the Debentures -- Book-Entry and Settlement" section in this prospectus.

     On the date the trust dissolves and the debentures are distributed to the holders of the preferred securities and the common securities:

     - the preferred securities, the guarantee and the common securities will no longer be outstanding and

     - any certificates representing preferred securities and common securities will be deemed to represent beneficial interests in debentures of an amount equal to the aggregate stated liquidation amount of, and bearing accrued and unpaid interest equal to accumulated and unpaid distributions on, those preferred securities and common securities, until those certificates are presented to us or our agent for transfer or reissuance.

     If the trust is dissolved and the debentures are distributed, the market price for the debentures will be uncertain. Accordingly, the debentures you receive upon dissolution and liquidation of the trust may trade at a discount to the price of the preferred securities exchanged. If the debentures are distributed to the holders of the preferred securities upon the dissolution of the trust, we will use our best efforts to list the debentures on the New York Stock Exchange or on such other exchange or automated quotation system on which the preferred securities are then listed.

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

OPTIONAL REDEMPTION

     Except as provided under "-- Mandatory Redemption" below and under "-- Special Event Redemption or Distribution" above, the preferred securities may not be redeemed by the trust prior to October 1, 2003.

     On and after that date, upon any redemption by us of debentures as described under "Description of the Debentures -- Optional Redemption," the preferred securities will be subject to redemption, in whole or in part, at the following redemption prices expressed as percentages of their liquidation preference plus accrued and unpaid distributions, if any, to the date fixed for redemption if redeemed during the 12-month period commencing October 1 in each of the following years:

                                                              REDEMPTION
YEAR                                                            PRICE
----                                                          ----------
2003........................................................   104.375%
2004........................................................   103.750%
2005........................................................   103.125%
2006........................................................   102.500%
2007........................................................   101.875%
2008........................................................   101.250%
2009........................................................   100.625%
2010 and thereafter.........................................   100.000%

     The aggregate liquidation preference of the preferred securities and common securities redeemed will equal the aggregate principal amount of debentures redeemed by us. The trust may not redeem the preferred securities in part unless all accrued and unpaid distributions have been paid in full on all outstanding preferred securities for all quarterly distribution periods terminating on or before the redemption date. If fewer than all the outstanding preferred securities are to be redeemed, the preferred securities to be so redeemed will be selected as described under "-- Book-Entry Only Issuance -- The Depository Trust Company."

     In the event we redeem the debentures as described under "-- Special Event Redemption or Distribution," the preferred securities will be redeemed at the special event redemption price, together with accrued and unpaid distributions to, but excluding, the redemption date.

MANDATORY REDEMPTION

     Upon repayment at maturity or as a result of the acceleration of the debentures upon the occurrence of an event of default under the indenture as described in "Description of the Debentures -- Indenture Events of Default," the preferred securities will be subject to mandatory redemption in whole, but not in part, by us. The trust will promptly apply the proceeds from any repayment of the debentures to redeem on a pro rata basis the preferred securities and the common securities with an aggregate liquidation preference equal to the aggregate principal amount of the debentures repaid or redeemed. See "Description of Debentures -- Mandatory Redemption." The trust will redeem the common securities on a pro rata basis with the preferred securities, unless an event of default under the trust agreement has occurred and is continuing. If an event of default occurs under the trust agreement, the preferred securities will have a priority over the common securities with respect to payment of the redemption price. Subject to the foregoing, the trust will redeem the preferred securities and the common securities on a pro rata basis if fewer than all of the outstanding preferred securities and common securities are redeemed.

REDEMPTION PROCEDURES

     The trust will redeem its preferred securities and common securities at the applicable redemption price with the proceeds from the contemporaneous repayment or redemption of debentures. The trust will redeem its preferred securities and common securities on each redemption date only to the extent that it has funds on hand available for the payment of the redemption price.

     The trust will make any redemption upon not less than 30 nor more than 60 days' notice. If the trust gives a redemption notice, which notice will be irrevocable, then, while the preferred securities are still in book-entry form, by 2:00 p.m., New York City time, on the redemption date and provided that we have paid to the property trustee a sufficient amount of cash in connection with the related redemption or maturity of the debentures, the property trustee will irrevocably deposit with the depository funds sufficient to pay the applicable redemption price and will give the depository irrevocable instructions and authority to pay the redemption price to you. Please read the "-- Book-Entry Only Issuance -- The Depository Trust Company" section in this prospectus.

     If the preferred securities are no longer in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the preferred securities funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders of the preferred securities upon surrender of their certificates. See "-- Register, Transfer Agent, Paying Agent and Conversion Agent."

     Distributions payable on or prior to the redemption date for any preferred securities called for redemption will be paid to holders of preferred securities as of the relevant record dates for the related distribution. If notice of redemption shall have been given and funds deposited as required, then, immediately prior to the close of business on the redemption date, distributions will cease to accumulate on the preferred securities called for redemption, those preferred securities will no longer be deemed to be outstanding and all rights of holders of the preferred securities so called for redemption will cease, except the right of the holders of those preferred securities to receive the redemption price, but without interest on such redemption price. Neither the trustees nor the trust shall be required to register or cause to be registered the transfer of any preferred securities that have been so called for redemption.

     If the redemption date is not a business day, then payment of the redemption price payable on that date will be made on the next succeeding day that is a business day, and without any interest or other payment in respect of any such delay. If that business day falls in the next calendar year, however, the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on such date fixed for redemption.

     In the event that the trust or we, pursuant to the guarantee described under "Description of the Guarantee," improperly withhold or refuse to pay the applicable redemption price, then distributions on preferred securities will continue to accrue at the then applicable rate, from the original redemption date to the date the redemption price is actually paid. Under these circumstances, the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

     In the event that fewer than all of the outstanding preferred securities are to be redeemed, the preferred securities will be redeemed as described below under "-- Book-Entry Only Issuance -- The Depository Trust Company."

     If a partial redemption of the preferred securities would result in the delisting of the preferred securities by any national securities exchange or other organization on which the preferred securities are then listed or traded, we will redeem debentures only in whole and, as a result, under such circumstances the trust may redeem the preferred securities only in whole.

     Subject to the foregoing and applicable law, we or any of our subsidiaries may at any time and from time to time purchase outstanding preferred securities by tender, in the open market or by private agreement.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     In the event of any voluntary or involuntary dissolution of the trust, each holder of the preferred securities or common securities at that time will be entitled to receive, after satisfaction of liabilities to creditors, as provided by applicable law, an aggregate principal amount of debentures equal to the aggregate liquidation preference of the preferred securities or common securities held by that holder. If the property trustee determines that the distribution of debentures is not practicable, holders of the preferred securities or common securities will be entitled to receive out of the assets of the trust, after satisfaction of the liabilities to creditors, as provided by applicable law, distributions in an amount equal to the aggregate of the stated liquidation preference of the preferred securities or the common securities, plus accrued and unpaid distributions to the date of payment.

     If, upon any dissolution, the liquidation distribution can be paid only in part because the trust has insufficient assets on hand legally available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust on the preferred securities shall be paid on a pro rata basis. The holder of the common securities will be entitled to receive liquidation distributions upon any such dissolution on a pro rata basis with the holders of the preferred securities, except if an event of default under the trust agreement has occurred and is continuing, the preferred securities will have priority over the common securities.

     The trust will dissolve on the earlier of:

     - December 31, 2031, the expiration of its term,

     - specified events of bankruptcy, dissolution or liquidation of us,

     - the redemption, conversion or exchange of all of the preferred securities and common securities,

     - when all of the debentures have been distributed to the holders of the preferred securities and the common securities in exchange for all of the preferred securities and the common securities in accordance with the terms of the preferred securities and the common securities, or

     - upon a decree of judicial dissolution.

REMOVAL OF TRUSTEES

     Unless an event of default under the debentures has occurred and is continuing, we, as the holder of the common securities, may remove any trustee at any time. If an event of default under the debentures has occurred and is continuing, the holders of a majority in liquidation amount of the outstanding preferred securities may remove the property trustee and the Delaware trustee. In no event will holders of preferred securities have the right to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in us as the holder of the common securities. No resignation or removal of the Delaware trustee or the property trustee and no

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

appointment of a successor trustee will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the trust agreement.

MERGERS, CONSOLIDATIONS, CONVERSIONS, AMALGAMATION OR REPLACEMENTS OF THE TRUST

     The trust may not consolidate, convert into, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation or other person, except as described below or as otherwise set forth in the trust agreement. The trust may, at our request, with the consent of the administrative trustees and without your consent and the consent of the Delaware trustee or the property trustee, consolidate, convert into, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, a trust organized as such under the laws of any state if:

     - the successor entity either

      - expressly assumes all of the obligations of the trust under the preferred securities, the common securities and the trust agreement or

      - substitutes for the preferred securities and the common securities other securities having substantially the same terms as the preferred securities and the common securities, so long as the successor securities rank the same as the preferred securities and the common securities rank with respect to distributions and payments upon liquidation, redemption and otherwise,

     - we expressly appoint a trustee of the successor entity possessing the same powers and duties as the property trustee as the holder of the debentures,

     - the successor securities are listed, or will be listed upon notification of issuance, on any national securities exchange or with another organization on which the preferred securities are then listed or quoted, if any,

     - the transaction does not cause the preferred securities, including any successor securities, to be downgraded by any nationally recognized statistical rating organization,

     - the transaction does not adversely affect the rights, preferences and privileges of the holders of the preferred securities or the common securities, including any successor securities, in any material respect, other than with respect to any dilution of the holders' interest in the new entity,

     - the successor entity has purposes substantially identical to the purposes of the trust,

     - prior to the transaction, we have received an opinion of counsel experienced in such matters to the effect that

      - the transaction does not adversely affect the rights, preferences and privileges of the holders of the preferred securities and the common securities, including any successor securities, in any material respect, other than with respect to any dilution of the holders' interest in the new entity,

      - following the transaction, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act, and

      - following the transaction, the trust or such successor entity will continue to be classified as a grantor trust for United States federal income tax purposes, and

     - we (or any other permitted successor or assignee) own all of the common securities of the successor entity and guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee.

     Notwithstanding the general provisions described above, the trust will not, except with the consent of holders of 100% in aggregate liquidation amount of the preferred securities and the common securities, consolidate, amalgamate, merge with or into, convert into, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger, conversion, replacement, conveyance, transfer or lease would cause the trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

EVENTS OF DEFAULT UNDER THE TRUST AGREEMENT; NOTICE; ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

     An event of default under the indenture will constitute an event of default under the trust agreement. Pursuant to the trust agreement, the holder of the common securities will be deemed to have waived any event of default with respect to the common securities until all events of default with respect to the preferred securities have been cured, waived or otherwise eliminated. Until all such events of default with respect to the preferred securities have been so cured, waived or otherwise eliminated, the property trustee will be deemed to be acting solely on behalf of the holders of the preferred securities, and only the holders of the preferred securities will have the right to direct the property trustee with respect to certain matters under the trust agreement and consequently under the indenture. In the event that any event of default with respect to the preferred securities is waived by the holders of the preferred securities as provided in the trust agreement, the holders of common securities have agreed that such waiver also constitutes a waiver of such event of default with respect to the common securities for all purposes under the trust agreement without any further act, vote or consent of the holders of the common securities.

     Upon the occurrence of an event of default under the indenture, the property trustee, subject to the limitations described below under "-- Voting Rights," as the holder of all of the debentures will have the right under the indenture to declare the principal of and interest on the debentures to be immediately due and payable. In addition, the property trustee will, subject to the limitations described below under "-- Voting Rights," have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee.

VOTING RIGHTS

     The holders of the preferred securities will have no voting rights except as provided below, under "-- Amendment of the Trust Agreement" and "Description of the Guarantee -- Amendments and Assignment" in this prospectus and as otherwise required by the Delaware Business Trust Act, the Trust Indenture Act and the trust agreement.

     So long as any debentures are held by the property trustee, the trustees will not:

     - direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee or exercising any trust or power conferred on the indenture trustee with respect to the debentures,

     - waive non-payment defaults that are waivable under the indenture, or

     - exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of the debentures;

without, in each case, obtaining the prior approval of the holders of a majority in liquidation amount of all outstanding preferred securities and common securities voting as a single class. When the indenture requires the consent of each holder of debentures, the property trustee cannot give its consent without the prior consent of each holder of the preferred securities. The trustees will not revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities. The property trustee will notify each holder of the preferred securities of any notice of default with respect to the debentures. In addition to obtaining the foregoing approvals of such holders of the preferred securities and common securities, prior to taking any of the foregoing actions, the trustees will obtain an opinion of counsel experienced in those matters to the effect that for United States federal income tax purposes the trust will not be classified as other than a grantor trust on account of such action.

     If an event of default under the trust agreement has occurred and is continuing, then the holders of a majority in liquidation amount of the preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any right or power conferred upon the property trustee under the trust agreement, including the right to direct the property trustee to exercise the remedies available to it as a holder of the debentures. If the property trustee fails to enforce its rights under the indenture, a holder of the preferred securities, to the extent permitted by applicable law, after a period of 60 days has elapsed from such holder's written request to the property trustee to enforce such rights, may institute a legal proceeding directly against us to enforce the property trustee's rights under the debentures without first instituting any legal proceeding against the property trustee or any other person or entity. If an event of default under the trust agreement has occurred and is continuing and such event is attributed to our failure to pay interest or principal on the debentures on the date such interest or principal is otherwise payable, or in the case of redemption, on the redemption date, then a holder of the preferred securities may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the debentures having a principal amount equal to the aggregate liquidation amount of the preferred securities of such holder on or after the respective due date specified in the debentures. In connection with such direct action, we will be subrogated to the rights of such holder of the preferred securities to the extent of any payment made by us to such holders of the preferred securities in such direct action. Except as provided in the preceding sentences, the holders of the preferred securities will not be able to exercise directly any other remedy available to the holders of the debentures.

     A waiver of an event of default under the indenture by the property trustee at the direction of holders of the preferred securities will constitute a waiver of the corresponding event of default under the trust agreement in respect of the preferred securities and the common securities.

     In the event the consent of the property trustee as the holder of the debentures is required under the indenture with respect to any amendment, modification or termination of the indenture or the debentures, the property trustee will request the written direction of the holders of the preferred securities and the common securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the preferred securities and the common securities voting together as a single class; provided, however, that where any such amendment, modification or termination under the indenture would require the consent or vote of holders of debentures representing a specified percentage greater than a majority in principal amount of the debentures, the property trustee may only vote with respect to that amendment, modification or termination as directed by the vote of holders of the preferred securities and common securities representing such specified percentage of the aggregate liquidation amount of the preferred securities and common securities; and, provided, further, that the property trustee will be under no obligation to take any action in accordance with the directions of the holders of the preferred securities and common securities unless the property trustee has received an opinion of counsel experienced in such matters to the effect that the trust will not be classified for United States federal income tax purposes as other than a grantor trust on account of such action.

     Any required approval or direction of holders of the preferred securities may be given at a separate meeting of holders of the preferred securities convened for such purpose, at a meeting of the holders of the preferred securities or common securities or pursuant to written consent. The administrative trustees will cause a notice of any meeting at which holders of the preferred securities are entitled to vote, or of any matter upon which action by written consent of those holders is to be taken, to be mailed to each holder of record of the preferred securities. Each such notice will include a statement setting forth:

     - the date of such meeting or the date by which such action is to be taken,

     - a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought, and

     - instructions for the delivery of proxies or consents.

     No vote or consent of the holders of the preferred securities will be required for the trust to redeem and cancel the preferred securities or to distribute the debentures in accordance with the trust agreement.

     Notwithstanding that holders of the preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities at such time that are owned by us or by any affiliate of ours will not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if they were not outstanding.

     The procedures by which persons owning the preferred securities registered in the name of and held by DTC or its nominee may exercise their voting rights as described under "-- Book-Entry Only Issuance -- The Depository Trust Company" below.

     You will have no rights to increase or decrease the number of trustees or to appoint, remove or replace a trustee, which rights are vested exclusively in the holders of the common securities at all times.

AMENDMENT OF THE TRUST AGREEMENT

     The majority of the administrative trustees may amend the trust agreement, provided, that if any proposed amendment provides for, or the administrative trustees otherwise propose to effect:

     - any action that would adversely affect the powers, preferences or special rights of the preferred securities or the common securities, whether by way of amendment to the trust agreement, other than as described below, or otherwise or

     - the dissolution, winding-up or termination of the trust other than pursuant to the terms of the trust agreement;

then the holders of the outstanding preferred securities and the common securities as a single class will be entitled to vote on the amendment or proposal, and the amendment or proposal will not be effective except with the approval of at least a majority in liquidation amount of the preferred securities and the common securities. If any amendment or proposal referred to above would adversely affect only the preferred securities or the common securities, then only the affected class will be entitled to vote on the amendment or proposal and the amendment or proposal will not be effective except with the approval of a majority in liquidation amount of the preferred securities or common securities.

     Notwithstanding the foregoing, no amendment may be made to the trust agreement:

     - unless the administrative trustees shall have first received:

      - an officers' certificate from us that such amendment is permitted by, and conforms to, the terms of the trust agreement and

      - an opinion of counsel that such amendment is permitted by, and conforms to, the terms of the trust agreement and that all conditions precedent, if any, in the trust agreement to the execution and delivery of such amendment have been satisfied; and

     - to the extent the result of such amendment would be to

      - cause the trust to fail to continue to be classified for purposes of United States federal income taxation as a grantor trust,

      - reduce or otherwise adversely affect the powers of the property trustee in contravention of the Trust Indenture Act, or

      - cause the trust to be deemed to be an "investment company" required to be registered under the Investment Company Act.

     Certain specified provisions of the trust agreement may not be amended without the consent of all of the holders of the preferred securities and the common securities including the distribution rate and conversion provisions. No amendment that adversely affects the rights, powers and privileges of the property trustee or the Delaware trustee may be made without the consent of the property trustee or Delaware trustee, respectively. Certain provisions of the trust agreement relating to our obligation to purchase the common securities and to pay certain obligations and expenses of the trust as described under "Description of SEI Trust I" section in this prospectus may not be amended without our consent. The rights of holders of common securities under certain provisions of the trust agreement to increase or decrease the number of, and to appoint, replace or remove trustees shall not be amended without the consent of each holder of common securities.

     The trust agreement may be amended without the consent of the holders of the preferred securities and the common securities to:

     - cure any ambiguity,

     - correct or supplement any provision in the trust agreement that may be defective or inconsistent with any other provision of the trust agreement,

     - add to our covenants, restrictions or obligations,

     - preserve the status of the trust as a grantor trust for United States federal income tax purposes,

     - conform to changes in, or a change in interpretation or application of, certain Investment Company Act regulations by the SEC,

     - make any other provisions with respect to matters or questions arising under the trust agreement that shall not be inconsistent with the other provisions of the trust agreement,

     - modify, eliminate or add to any provisions of the trust agreement to such extent as shall be necessary to ensure that the trust will be classified for United States federal income tax purposes as a grantor trust at all times that any preferred securities or common securities are outstanding or to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act, and

     - evidence the acceptance of the appointment of a successor trustee or fill a vacancy created by an increase in the number of administrative trustees,

which amendment does not adversely affect in any material respect the rights, preferences or privileges of the holders of the preferred securities or the common securities.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     The Depository Trust Company will act as securities depository for the preferred securities. The preferred securities will be issued only as fully registered securities registered in the name of DTC or its nominee. One or more fully-registered global preferred securities certificates, representing the total aggregate number of preferred securities, will be issued and will be deposited with DTC or pursuant to DTC's instructions.

     The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global preferred security.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). Direct Participants and Indirect Participants are collectively referred to herein as "Participants." The rules applicable to DTC and its Participants are on file with the SEC.

     Upon issuance of a preferred securities global certificate, DTC will credit on its book-entry registration and transfer system the number of preferred securities represented by the preferred securities global certificate to the accounts of institutions that have accounts with DTC. Ownership of beneficial interests in a preferred securities global certificate will be limited to Participants or persons that may hold interests through Participants. The ownership interest of each actual purchaser of each preferred security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect

Participants through which the Beneficial Owners purchased preferred securities. Transfers of ownership interests in the preferred securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the preferred securities, except in the event that use of the book-entry system for the preferred securities is discontinued.

     DTC has no knowledge of the actual Beneficial Owners of the preferred securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such preferred securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers. So long as DTC, or its nominee, is the owner of a preferred securities global certificate, DTC or such nominee, as the case may be, will be considered the sole owner and holder of record of the preferred securities represented by such preferred securities global certificate for all purposes.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     While DTC is acting as the securities depository for the preferred securities, redemption notices will be sent by us and the trust directly to DTC. DTC will then inform the Direct Participants, who will then contact the Beneficial Owners. If less than all of the preferred securities are being redeemed, DTC's practice is to determine by lot the interest of each Direct Participant to be redeemed.

     Although voting with respect to the preferred securities is limited, in those instances in which a vote is required, neither DTC nor Cede & Co. will consent or vote with respect to preferred securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the preferred securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Distribution payments on the preferred securities represented by a preferred securities global certificate will be made by the property trustee to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participants and not of DTC, the trust or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the trust, disbursement of such payments to Direct Participants is the responsibility of DTC and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     Except as provided herein, a Beneficial Owner will not be entitled to receive physical delivery of preferred securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the preferred securities.

     DTC may discontinue providing its services as securities depository with respect to the preferred securities at any time by giving reasonable notice to the trust. Under such circumstances, if a successor securities depository is not obtained, preferred securities certificates will be required to be printed and delivered. Additionally, the trust may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository). In that event, certificates for the preferred securities will be printed and delivered.

     Under the trust agreement, payments made by the trust to DTC or its nominee will satisfy the trust's obligations under the trust agreement, to the extent of the payments so made. Beneficial Owners will not be considered by the trust to be and will not have any rights as owners of preferred securities under the trust agreement.

     WE, THE TRUST AND THE TRUSTEES WILL HAVE NO RESPONSIBILITY OR OBLIGATION TO ANY DIRECT PARTICIPANT, INDIRECT PARTICIPANT OR ANY BENEFICIAL OWNER OR ANY OTHER PERSON NOT SHOWN ON THE REGISTRATION BOOKS OF THE TRUST AS BEING A REGISTERED OWNER WITH RESPECT TO: (1) THE ACCURACY OF ANY RECORDS MAINTAINED BY DTC OR ANY DIRECT PARTICIPANT OR INDIRECT PARTICIPANT, (2) THE PAYMENT OF ANY AMOUNT DUE BY DTC TO ANY DIRECT PARTICIPANT OR BY ANY DIRECT PARTICIPANT OR INDIRECT PARTICIPANT TO ANY BENEFICIAL OWNER IN RESPECT OF DISTRIBUTIONS, (3) THE DELIVERY OF ANY NOTICE BY DTC TO ANY DIRECT PARTICIPANT OR BY ANY DIRECT PARTICIPANT OR INDIRECT PARTICIPANT TO ANY BENEFICIAL OWNER THAT IS REQUIRED OR PERMITTED TO BE GIVEN TO REGISTERED OWNERS UNDER THE TERMS OF THE TRUST AGREEMENT, (4) THE SELECTION OF THE BENEFICIAL OWNERS TO RECEIVE PAYMENT IN THE EVENT OF ANY PARTIAL REDEMPTION OF THE PREFERRED SECURITIES OR (5) ANY CONSENT GIVEN OR OTHER ACTION TAKEN BY DTC AS A REGISTERED OWNER.

     The trustee and the trust, so long as a book-entry only system is used for the preferred securities, will send any notice of redemption or of proposed document amendments requiring consent of registered owners and any other notices required by the document to be sent to registered owners only to DTC (or any successor securities depository) or its nominee. Any failure of DTC to advise any Direct Participant, or of any Direct Participant or Indirect Participant to notify the Beneficial Owner, of any such notice and its content or effect will not affect the validity of the redemption of the preferred securities called for redemption, the document amendment or any other action premised on that notice.

     We, the trust and the trustees cannot and do not give any assurances that DTC will distribute distributions and other payments on the preferred securities made to DTC or its nominee as the registered owner or any redemption or other notices to the Participants, or that the Participants or others will distribute such payments or notices to the Beneficial Owners, or that they will do so on a timely basis, or that DTC will serve and act in the manner described in this prospectus. Beneficial Owners should make appropriate arrangements with their broker or dealer regarding distribution of information regarding the preferred securities that may be transmitted by or through DTC.

     The foregoing information concerning DTC and DTC's book-entry system is based upon information obtained from DTC and contains statements that are believed to describe accurately DTC, the method of effecting book-entry transfers of securities distributed through DTC and certain related matters, but neither the trust nor us take any responsibility for the accuracy of such statements.

CERTIFICATED PREFERRED SECURITIES

     The preferred securities represented by the global preferred securities certificate will be exchangeable for certificated preferred securities in definitive form of like tenor as the preferred securities in denominations of U.S. $50.00 and integral multiples of $50.00 if:

     - DTC notifies us or the trust that it is unwilling or unable to continue as depository for the global preferred securities certificate, or if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act,

     - we or the trust in our or its discretion at any time determines not to have all of the preferred securities evidenced by a global certificate, or

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

     - a default entitling you to accelerate the maturity of the preferred securities has occurred and is continuing.

     Any of the preferred securities that are exchangeable pursuant to the preceding sentence are exchangeable for certificated preferred securities issuable in authorized denominations and registered in the names as DTC directs. Subject to the foregoing, the global preferred securities certificates are not exchangeable, except for a global preferred securities certificate of the same aggregate denomination to be registered in the name of DTC or its nominee.

REGISTRAR, TRANSFER AGENT, PAYING AGENT AND CONVERSION AGENT

     In the event the preferred securities do not remain in book-entry only form, the following provisions will apply.

     Payment of distributions and payments on redemption of the preferred securities will be payable, the transfer of the preferred securities will be registrable and preferred securities will be exchangeable for preferred securities of other denominations of a like aggregate liquidation amount at the corporate trust office of the property trustee; provided that payment of distributions may be made at the option of the administrative trustees on behalf of the trust by check mailed to the address of the persons entitled thereto and that the payment on redemption of any preferred securities will be made only upon surrender of the preferred securities to the property trustee.

     The property trustee will act as registrar, transfer agent and conversion, paying and exchange agent for the preferred securities.

     Registration of transfers or exchanges of preferred securities will be effected without charge by or on behalf of the trust but only upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange.

     The trust will not be required to register or cause to be registered the transfer of preferred securities after the preferred securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The property trustee, other than during the occurrence and continuance of an event of default under the trust agreement, undertakes to perform only such duties as are specifically set forth in the trust agreement and, after such an event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of preferred securities unless it is offered indemnity satisfactory to it against the costs, expenses and liabilities that it might incur. If no event of default under the trust agreement has occurred and is continuing and the property trustee is required to decide between alternative causes of action, is required to construe ambiguous provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of preferred securities are entitled under the trust agreement to vote, then the property trustee shall take such action as is directed by us and will have no liability except for its own bad faith, negligence or willful misconduct.

     We and certain of our subsidiaries maintain deposit accounts and conduct other banking and corporate securities transactions and relationships with the property trustee in the ordinary course of our businesses.

GOVERNING LAW

     Delaware law will govern the trust agreement, the preferred securities and the common securities.

MISCELLANEOUS

     The administrative trustees are authorized and directed to take such action as they determine in their discretion to be necessary or desirable in carrying out the purposes of the trust, including:

     - causing the trust not to be deemed to be an "investment company" required to be registered under the Investment Company Act,

     - causing the trust to be classified for United States federal income tax purposes as a grantor trust, and

     - cooperating with us to ensure that the debentures will be treated as our indebtedness for United States federal income tax purposes.

     In this connection, the administrative trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust or the trust agreement that the administrative trustees determine in their discretion to be reasonable and necessary or desirable for such purposes.

     The holders of preferred securities and the holders of the common securities have no preemptive or similar rights.

     The trust may not borrow money or issue debt or mortgage or pledge any of its assets.

     We and the administrative trustees on behalf of the trust will be required to provide to the property trustee annually a certificate as to whether or not we and the trust, respectively, are in compliance with all the conditions and covenants under the trust agreement.

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

                         DESCRIPTION OF THE DEBENTURES

     We will issue the debentures under an indenture between us and Bankers Trust Company, as indenture trustee. The indenture will be qualified under the Trust Indenture Act. The terms of the debentures include those stated in the indenture and those made part of the indenture by the Trust Indenture Act. The financial terms of the debentures are the same for those of the preferred securities, including the right to convert to common stock. We have summarized the material provisions of the indenture and the debentures below. This summary may omit a term or provision that you would consider important. For a complete description of the debentures, we encourage you to read the indenture. We have filed a form of the indenture with the SEC.

     We may issue any amount of debt securities under the indenture from time to time in one or more series. The debentures will be issued as a separate series of debt securities under the indenture.

     You may receive debentures if we exercise our right to terminate the trust. Therefore, you should carefully review all the information regarding the debentures contained in this prospectus. Please read the "Description of the Preferred Securities -- Distribution of the Debentures" section in this prospectus.

GENERAL

     Concurrently with the issuance of the preferred securities, the trust will invest the proceeds from the issuance of the preferred securities and the consideration paid by us for the common securities in the debentures. The debentures will be unsecured and rank junior and subordinate in right of payment to all of our senior debt. The debentures will be limited in aggregate principal amount to $309,278,350 ($355,670,150 if the underwriters exercise their over-allotment option in full), which is the sum of:

     - the aggregate stated liquidation preference of the preferred securities and

     - the capital contributed by us to the trust in exchange for the common securities.

     The indenture will not limit the incurrence or issuance by us of other secured or unsecured debt, whether under the indenture or any existing or other indenture that we may enter into in the future or otherwise.

     The debentures will not be subject to any sinking fund provision. The entire principal amount of the debentures will mature, and become due and payable, together with any accrued and unpaid interest on the debentures, on October 1, 2030, unless we shorten the maturity date as described under "-- Our Right to Shorten Maturity."

     Payments of principal and interest on the debentures will be payable at the corporate trust office of the indenture trustee in the City of New York.

     The indenture contains no provisions that would grant the holders of debentures protection in the event of a highly leveraged transaction involving us or a change of control of us.

INTEREST

     The debentures will bear interest at the rate of 6 1/4% per annum from October 2, 2000. Interest will be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing on January 1, 2001. Interest will be payable to the person in whose name the debenture is registered, subject to certain exceptions, at the close of business on the 15th day next preceding such interest payment date.

     Interest payable on any debenture that is not punctually paid or duly provided for on any interest payment date will cease to be payable to the person in whose name such debenture is registered on the relevant record date. Such defaulted interest will instead be payable to the person in whose name such debenture is registered on the special record date or other specified date determined in accordance with the indenture. Interest will not be considered payable by us on any interest payment date falling within a deferral period unless we have elected to make a full or partial payment of interest accrued on the debentures on such interest payment date.

     The amount of interest payable for any full quarterly interest period will be computed on the basis of a 360-day year of twelve 30-day months. If the amount of interest is calculated for any period shorter than a full quarterly interest period, it will be computed on the basis of the number of days elapsed based on a 360-day year. If interest is payable on a date that is not a business day, then interest will be paid on:

     - the next succeeding day that is a business day without any interest or other payment resulting from such delay or

     - if the next succeeding day that is a business day is in the next succeeding calendar year, interest will be paid on the immediately preceding business day,

in each case with the same force and effect as if the interest was paid on the date it was originally payable.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     So long as no event of default under the indenture has occurred and is continuing, we may, on one or more occasions, defer interest payments on the debentures for up to 20 consecutive quarterly periods. We cannot defer interest payments beyond the maturity date of the debentures. We do not currently intend to defer interest payments on the debentures. We will not be obligated to pay interest on the debentures during a deferral period. Any deferral period with respect to the payment of interest on debentures will also apply to distributions with respect to the preferred securities.

     We may extend a deferral period prior to the period's termination. We may not, however, extend a deferral period, including all previous and further extensions of the period, beyond 20 consecutive quarterly interest periods. On the interest payment date occurring at the end of each deferral period, we will pay to the holders of debentures all accrued and unpaid interest on the debentures, together with interest on that interest at the stated annual rate, which is 6 1/4%, compounded quarterly, to the extent permitted by applicable law. Once we make all interest payments due on the debentures, we can commence a new deferral period, subject to the same limitations. We may also prepay all or any portion of the interest accrued during a deferral period at any time. There is no limitation on the number of times that we may elect to begin a new deferral period. Consequently, there could be multiple deferral periods of varying lengths throughout the term of the debentures. During a deferral period, interest will continue to accrue and holders of the debentures (or holders of the preferred securities while the preferred securities are outstanding) will be required to recognize interest income for United States federal income tax purposes. Please read the "Tax Consequences -- Original Issue Discount" section of this prospectus. Our failure to make interest payments during a deferred period would not constitute an event of default under the indenture or our currently outstanding indebtedness.

     During any deferral period, neither we nor our subsidiaries will:

     - declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock or

     - make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of our debt securities (including guarantees for money borrowed), that rank equal with or junior in interest to the debentures.

     We may, however:

     - make dividend, redemption, liquidation, interest, principal or guarantee payments where the payment is made by way of securities (including capital stock) that rank on par with or junior to the securities on which that dividend, redemption, interest, principal or guarantee payment is being made,

     - make redemptions or purchases of any rights pursuant to any rights agreement and the declaration of a dividend of those rights or the issuance of preferred stock under those plans in the future,

     - make payments under the guarantee related to the preferred securities,

     - make purchases of our common stock related to the issuance of our common stock under any of our benefit plans for our directors, officers or employees,

     - do any of the foregoing if it is the result of a reclassification of our capital stock or the exchange or conversion of one series or class of our capital stock for another series or class of our capital stock, and

     - purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of that capital stock or the security being converted or exchanged.

     If the trust is the sole holder of the debentures, we will give the property trustee, the administrative trustees and the indenture trustee notice of our election to begin a deferral period at least one business day prior to the earlier of:

     - the record date for distributions that would have otherwise been payable on the preferred securities (or, if no preferred securities are outstanding, the debentures) but for the deferral or

     - the date the property trustee is required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the preferred securities (or, if no preferred securities are outstanding, the debentures) of that record date.

     The property trustee will give notice of our election to begin a deferral period to the holders of the preferred securities.

     If debentures have been distributed to holders of preferred securities, we will give such holders and the indenture trustee notice of our election to begin a deferral period at least 10 business days prior to the earlier of:

     - the next succeeding interest payment date or

     - the date that we are required to give notice to holders of the debentures of the record date or payment date of the related interest payment.

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

MANDATORY REDEMPTION

     We must repay the outstanding debentures at their stated maturity on October 1, 2030, unless earlier redeemed or converted. Upon repayment at maturity or as a result of acceleration upon the occurrence of an event of default under the indenture, we will redeem the debentures, in whole but not in part, at a redemption price equal to 100% of the principal amount of the debentures, together with any accrued and unpaid interest on the debentures. The trust will concurrently apply the proceeds from the redemption or repayment, a like amount of preferred securities and its common securities. See "Description of Preferred Securities -- Mandatory Redemption." Any payment pursuant to this provision will be made prior to 2:00 p.m., New York City time, on the date of repayment or acceleration or at another time on an earlier date as the parties agree. The debentures are not entitled to the benefit of any sinking fund or, except as described above or as a result of acceleration, any other provision for mandatory prepayment.

OPTIONAL REDEMPTION

     We will have the right to redeem the debentures in whole or in part, at any time on or after October 1, 2003; provided, however, we may only redeem the debentures if the closing price of our common stock exceeds 125% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending within 5 trading days of the date of the notice of redemption. The debentures will be redeemed at the following redemption prices, expressed as percentages of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for redemption if redeemed during the twelve-month periods commencing October 1 in each of the following years indicated:

                                                              REDEMPTION
YEAR                                                            PRICE
----                                                          ----------
2003........................................................  104.375%
2004........................................................  103.750%
2005........................................................  103.125%
2006........................................................  102.500%
2007........................................................  101.875%
2008........................................................  101.250%
2009........................................................  100.625%
2010 and thereafter.........................................  100.000%

     We will also have the right to redeem the debentures, in whole but not in part, following the occurrence of a tax event or investment company event. Please read the "Description of the Preferred Securities -- Special Event Redemption or Distribution" section of this prospectus.

REDEMPTION PROCEDURES

     We may not redeem the debentures in any case unless all accrued and unpaid interest has been paid in full on all outstanding debentures for all quarterly periods terminating prior to and including the redemption date. If fewer than all the outstanding debentures are to be redeemed, the debentures to be so redeemed will be selected as described under "Description of the Preferred Securities -- Book-Entry Only Issuance -- The Depository Trust Company."

     If we redeem the debentures after a record date and on or before an interest payment date, accrued and unpaid interest will be payable to holders of record on the relevant record date.

     So long as the preferred securities and the common securities are outstanding, the trust will use the proceeds from the redemption of any debentures to redeem preferred securities and common securities.

     We will make any redemption upon not less than 30 nor more than 60 days' notice. If we give a redemption notice for the debentures it will be irrevocable. Once we give a redemption notice, we will deposit irrevocably with the indenture trustee funds sufficient to pay the applicable redemption price and will give irrevocable instructions and authority to pay such redemption price to the holders of the debentures by 2:00 p.m., New York City time, on the redemption date. If we give a redemption notice and deposit funds as required, then immediately prior to the close of business on the redemption date, interest will cease to accrue on the debentures called for redemption. The debentures will no longer be deemed to be outstanding and all rights of holders of debentures so called for redemption will cease, except the right of the holders of debentures to receive the applicable redemption price, but without interest on such redemption price. If we fix a redemption date that is not a business day, then we will pay the redemption price on the next succeeding day that is a business day, without any interest or other payment in respect of any such delay. If such business day falls in the next calendar year, however, we will pay the redemption price on the immediately preceding business day, in each case with the same force and effect as if made on the redemption date. If we fail to repay the debentures on maturity or on the date fixed for redemption or if payment of the redemption price in respect of debentures is improperly withheld or refused and not paid by us, interest on such debentures will continue to accrue from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable redemption price. If fewer than all of the debentures are to be redeemed, the debentures will be redeemed pro rata or by lot or by any other equitable method determined by the indenture trustee.

     In the event of any partial redemption, we will not be required to:

     - issue, register the transfer of or exchange any debentures during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of debentures and ending at the close of business on the date of the mailing and

     - register the transfer of or exchange any debentures so selected for redemption, in whole or in part, except the unredeemed portion of any debentures being redeemed in part.

BOOK-ENTRY AND SETTLEMENT

     If any debentures are distributed to holders of preferred securities, such debentures will be issued in the form of one or more global debt securities registered in the name of the depository or its nominee. Except under the limited circumstances described below, debentures represented by the global debt security will not be exchangeable for, and will not otherwise be issuable as, debentures in definitive form. The global debt securities described above may not be transferred except by the depository to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or to a successor depository or its nominee.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

     Except as provided below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of debentures in definitive form and will not be considered the holders (as defined in the indenture) thereof for any purpose under the indenture, and no global security representing debentures shall be exchangeable, except for another global security of like denomination

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

and tenor to be registered in the name of the depository or its nominee or to a successor depository or its nominee. Accordingly, each such beneficial owner must rely on the procedures of the depository or, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest to exercise any rights of a holder under the indenture. If debentures are distributed to holders of preferred securities, DTC will act as securities depository for the debentures.

     For a description of DTC and DTC's book-entry system, see "Description of the Preferred Securities -- Book-Entry Only Issuance -- The Depository Trust Company." As of the date of this prospectus, the description herein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the preferred securities apply in all material respects to any debt obligations represented by one or more global securities held by DTC. We may appoint a successor to DTC or any successor depository in the event DTC or such successor depository is unable or unwilling to continue as a depository for the global securities.

     None of us, the indenture trustee, any paying agent and any other agent of us or the indenture trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security for such debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     A global security shall be exchangeable for debentures registered in the names of persons other than the depository or its nominee only if:

     - the depository notifies us that it is unwilling or unable to continue as a depository for such global security and no successor depository shall have been appointed,

     - the depository, at any time, ceases to be a clearing agency registered under the Exchange Act at which time the depository is required to be so registered to act as such depository and no successor depository shall have been appointed, or

     - we, in our sole discretion, determine that such global security shall be so exchangeable.

     Any global security that is exchangeable pursuant to the preceding sentence will be exchangeable for debentures registered in such names as the depository shall direct. It is expected that such instructions will be based upon directions received by the depository from its Participants with respect to ownership of beneficial interests in such global security.

CONVERSION OF THE DEBENTURES INTO OUR COMMON STOCK

     Unless we have redeemed the debentures, and subject to our right to elect a cash settlement as described below, holders of the debentures may convert them into our common stock at any time after October 2, 2001 and before the earlier of:

     - the close of business on the business day prior to the maturity date of the debentures, which maturity date is October 1, 2030 or

     - in the case of debentures called for redemption, the close of business on the business day prior to the redemption date at the initial conversion price, subject to the conversion price adjustments described under "Description of the Preferred Securities -- Conversion Rights." The trust has agreed not to convert debentures it holds except pursuant to a notice of conversion delivered to the conversion agent by a holder of the preferred securities.

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

     From October 2, 2001 and until the next business day following the date of the distribution of our common stock held by Southern Company to its stockholders, we may elect to make a cash settlement in respect of any debentures surrendered for conversion by delivering notice to the tendering holder not more than five trading days after the debentures are surrendered. The amount of cash that you will receive in the case of a cash settlement will be equal to the value of the underlying shares of common stock as calculated under "Description of the Preferred Securities -- Conversion Rights." We will pay the cash settlement amount as promptly as practicable.

     Upon surrender of the preferred securities to the conversion agent for conversion, the trust will deliver debentures to the conversion agent on behalf of the holder of the preferred securities so converted. Upon such delivery, the conversion agent will convert such debentures into our common stock on behalf of such holder. Our delivery to the holders of the debentures, through the conversion agent, of the fixed number of shares of our common stock into which the debentures are convertible, together with the cash payment, if any, in lieu of fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the debentures so converted and any unpaid interest, including compounded interest, accrued on such debentures at the time of such conversion.

     If a debenture is surrendered for conversion after the close of business on any regular record date for payment of interest and before the opening of business on the corresponding interest payment date, then, notwithstanding such conversion, the interest payable on such interest payment date will be paid in cash to the person in whose name the debenture is registered at the close of business on such record date.

COMPOUNDED INTEREST

     Payments of compounded interest, if any, on the debentures held by the trust will make funds available to pay additional cash distributions on distributions in arrears in respect of the preferred securities pursuant to the terms thereof to the extent permitted by law.

OUR RIGHT TO SHORTEN MATURITY

     If a tax event occurs, then we will have the right

     - prior to the dissolution of the trust, to shorten the stated maturity of the debentures to the minimum extent required, but not less than 15 years from the date of original issuance of the debentures or

     - to direct the property trustee to dissolve the trust, if not previously dissolved, and shorten the stated maturity of the debentures to the minimum extent required, but not less than 15 years from the date of original issuance of the debentures, in each case, in the opinion of our counsel experienced in such matters, after shortening the stated maturity, interest paid on the debentures will be deductible for federal income tax purposes.

     If we exercise our right and shorten the stated maturity of the debentures, the trust will redeem all of the outstanding preferred securities when the debentures are paid on their new maturity date.

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

OUR COVENANTS APPLICABLE TO THE DEBENTURES

     In the indenture, we will agree that, as long as any preferred securities are outstanding, we will not make the payments and distributions described below if either:

     - we are in default on our guarantee payments or other payment obligations under the guarantee,

     - any event of default under the indenture with respect to the debentures has occurred, or

     - we have elected to defer payments of interest on the debentures by extending the interest payment period and that deferral period is continuing.

     In the above circumstances, we will agree that we will not:

     - declare or pay any dividends on our capital stock or redeem, purchase, acquire or make a distribution or liquidation payment with respect to our capital stock other than,

      - dividends or distributions in shares of, or options, warrants, rights to subscribe for or purchase our shares of, our common stock,

      - transactions relating to a shareholders' rights plan,

      - as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock,

      - the payment of accrued dividends and the purchase of fractional share interests upon conversion or exchange of our capital stock, or

      - purchases of our common stock related to benefit plans, dividend reinvestment plans or stock purchase plans;

     - make any payments on or repay, repurchase or redeem any debt that ranks equally with or junior to the debentures; or

     - make any guarantee payments on any guarantee by us of the debt of any of our subsidiaries, other than a payment under the guarantee, if that guarantee ranks equally with or junior to the debentures.

     In addition, as long as preferred securities are outstanding, we will agree that we will:

     - permit the common securities of the trust to be transferred only as permitted by the trust agreement, except to a successor of us under the indenture,

     - comply with our obligations and agreements in the trust agreement, and

     - use reasonable efforts to cause the trust to continue to be treated as a grantor trust for United States federal income tax purposes, except in connection with a distribution of debentures to the holders of preferred securities as provided in the trust agreement.

SUBORDINATION

     Payment of principal of, any premium and interest on the debentures will generally be subordinated and junior in right of payment to the prior payment in full of all of our current and future senior debt.

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

     We may make no payment of principal, any premium or interest on the debentures if:

     - we are in default on our obligation to pay the principal, premium, interest or any other amounts on any senior debt or

     - the maturity of any senior debt has been accelerated because of a default.

This restriction on payment will continue until the default is cured or waived or ceases to exist or until we have discharged or paid the accelerated senior debt in full.

     If the maturity of the debentures is accelerated, we will make no payments on the debentures until the holders of all senior debt are paid in full, including any amounts due upon acceleration.

     The subordination does not affect our obligation to pay, when due, principal of, any premium and interest on the debentures. Our obligation to pay is absolute and unconditional. In addition, the subordination does not prevent the occurrence of any default under the indenture.

     The indenture will not limit the amount of senior debt that we may incur. As a result of the subordination of the debentures, if we became insolvent, holders of debentures may receive less on a proportionate basis than other creditors.

     Senior debt generally means all notes or other indebtedness, including guarantees, of us for money borrowed and similar obligations, unless the indebtedness:

     - is without recourse or

     - states that it is subordinated to or equal with the debentures.

INDENTURE EVENTS OF DEFAULT

     The following are events of default with respect to the debentures:

     - failure to pay interest on the debentures for 30 days, unless we have validly extended the interest payment period,

     - failure to pay principal of or any premium on the debentures when due,

     - failure by us to deliver shares of our common stock upon an appropriate election by holders of debentures to convert those debentures,

     - failure to comply in any material respect with any other covenant or warranty in the indenture for 90 days after written notice to us by the indenture trustee or by the holders of at least 25% in principal amount of the outstanding debentures; however, this provision does not include any warranty, covenant or provision that is included in the indenture solely for the benefit of other series of junior subordinated debt securities, and

     - bankruptcy, insolvency or reorganization events of us.

If an event of default for the debentures occurs and is continuing, the indenture trustee or the holders of at least 25% in principal amount of the outstanding debentures may declare the principal of the debentures to be due and payable. At any time after a declaration of acceleration of payment is made and before a judgment for payment of money due is obtained, the acceleration will be automatically annulled and rescinded if we have cured the default.

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

     In most cases, holders of a majority in principal amount of the outstanding debentures may direct the time, method and place of:

     - conducting any proceeding for any remedy available to the indenture trustee or

     - exercising any right or power conferred on the indenture trustee.

     The holders of a majority in principal amount of the outstanding debentures may waive any past default with respect to the debentures. Those holders may waive any default in the payment of principal, any premium or interest, however, only if we:

     - have cured the default and

     - have deposited with the indenture trustee an amount sufficient to pay all matured installments of interest and principal, except those caused by acceleration, and any premium.

In addition, the holders may not waive any call for redemption of the debentures.

     The indenture requires us to file annually with the indenture trustee a certificate as to our compliance with the conditions and covenants contained in the indenture.

     An event of default under the indenture will constitute an event of default under the trust agreement. A holder of preferred securities may directly institute a proceeding against us for enforcement of payment to that holder of principal, any premium or interest if:

     - an event of default under the trust agreement has occurred and is continuing and

     - that event of default is attributable to our failure to pay principal, any premium or interest on the debentures when due.

In any such proceeding, we will be subrogated to the rights of the holder under the trust agreement to the extent of any payment we make to the holder in the proceeding. Except as described in the preceding sentences, the holders of preferred securities will not be able to exercise directly any other remedy available to the holders of the debentures.

AMENDMENT OF THE INDENTURE

     We and the indenture trustee may amend the indenture from time to time if the holders of a majority in principal amount of the outstanding junior subordinated debt securities of all series issued under the indenture and affected by the amendment, acting as one class, consent to it. Without the consent of the holder of each debt security affected, however, no amendment or supplement may:

     - extend the fixed maturity of the debt security,

     - reduce the principal amounts of the debt security,

     - reduce the rate of or extend the time for payment of interest on the debt security,

     - reduce any premium payable on the redemption of the debt security,

     - adversely affect the right to convert the debt security, or

     - reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver.

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

     We and the indenture trustee may amend or supplement the indenture without the consent of any holders of the debentures and any other junior subordinated debt securities:

     - to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer,

     - to add additional covenants, restrictions, conditions or provisions for the protection of the holders of the debt securities,

     - to cure any ambiguity or to correct or supplement any defect or inconsistency,

     - to change any provision of the indenture effective after there are no outstanding debt securities of any series entitled to the benefit of that provision,

     - to provide for the issuance of debt securities in coupon form,

     - to provide for the acceptance of a successor trustee,

     - to qualify or maintain the qualification of the indenture under the Trust Indenture Act of 1939,

     - to establish the form or terms of a series of debt securities, and

     - to make any change that does not adversely affect the rights of any holder of debt securities in any material respect.

CONSOLIDATION, MERGER AND SALE

     The indenture generally does not prohibit a consolidation or merger between us and another entity. It also permits the sale by us of all or substantially all of our assets. We have agreed, however, that we will consolidate with or merge into any entity or transfer or dispose of all or substantially all of our assets to any entity only if:

     - we are the continuing corporation, or

     - if we are not the continuing corporation, the successor is a corporation organized and existing under the laws of any United States jurisdiction and assumes all of our obligations under the indenture and the debentures, and

     - in either case, immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing.

DEFEASANCE AND DISCHARGE

     The debentures will not be subject to defeasance and discharge or to covenant defeasance.

ASSIGNMENT

     We may at any time assign any of our rights or obligations under the indenture to an affiliate subject to the terms of the indenture. If the affiliate assumes all such rights and obligations, we will automatically be released from all our obligations, provided that immediately after giving effect to the transaction, there is no event of default, and no event that, after notice or lapse of time or both, would have become an event of default under the indenture. We also may assign the indenture to a successor in a merger, consolidation or asset sale involving us permitted under the indenture.

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

INFORMATION CONCERNING THE INDENTURE TRUSTEE

     The indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities that it might incur. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

     We and certain of our subsidiaries maintain deposit accounts and banking relationships with the indenture trustee.

GOVERNING LAW

     New York law will govern the indenture and the debentures.

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

                          DESCRIPTION OF THE GUARANTEE

     When the preferred securities are issued, we will execute and deliver a guarantee for the benefit of the holders of preferred securities. The guarantee will be qualified as an indenture under the Trust Indenture Act. Bankers Trust Company, as guarantee trustee, will act as the indenture trustee under the guarantee for purposes of the Trust Indenture Act. The terms of the guarantee include those in the guarantee and those made part of the guarantee by the Trust Indenture Act. We have summarized the material provisions of the guarantee below. This summary may omit a term or provision that you would consider important. For a complete description of the guarantee, we encourage you to read the guarantee. We have filed a form of the guarantee with the SEC.

GENERAL

     To the extent described below, we will agree to pay the following amounts in full if they are not paid by the trust:

     - any accumulated and unpaid distributions on the preferred securities to the extent we have made corresponding payments on the debentures to the property trustee,

     - the redemption price for any preferred securities called for redemption by the trust, to the extent we have made corresponding payments on the debentures to the property trustee, and

     - payments upon the dissolution, winding-up or termination of the trust equal to the lesser of:

      - the liquidation amount plus all accumulated and unpaid distributions on the preferred securities to the extent the trust has funds legally available for those payments, and

      - the amount of assets of the trust remaining legally available for distribution to the holders of the preferred securities in liquidation of the trust.

     We will not be required to make these liquidation payments if:

     - the trust distributes the debentures to the holders of the preferred securities in exchange for their preferred securities, or

     - the trust redeems the preferred securities upon the maturity or redemption of the debentures.

     The guarantee is a guarantee from the time of issuance of the preferred securities. We will be obligated to make guarantee payments when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert. We may satisfy our obligation to make guarantee payments by either making payments directly to holders of the preferred securities or by causing the trust to make the payments to them.

     The guarantee only covers distributions and other payments on the preferred securities if and to the extent we have made corresponding payments on the debentures to the property trustee. If we do not make those corresponding payments

     - the property trustee will not make distributions on the preferred securities,

     - the trust will not have funds available for payments on the preferred securities, and

     - we will not be obligated to make guarantee payments.

     In addition to the circumstances described under the "-- Termination of the Guarantee" section of this prospectus, the guarantee will terminate upon the distribution, if any, of our common stock to

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

holders of preferred securities upon conversion of all such holders' preferred securities into our common stock.

OUR COVENANTS

     In the guarantee, we will agree that, as long as any preferred securities are outstanding, we will not make the payments and distributions described below if:

     - we are in default on our guarantee payments or other payment obligations under the guarantee,

     - any event of default under the trust agreement has occurred, or

     - we have elected to defer payments of interest on the debentures by extending the interest payment period and that deferral period is continuing.

     In the above circumstances, we will agree that we will not:

     - declare or pay any dividends on our capital stock or redeem, purchase, acquire or make a distribution or liquidation payment with respect to our capital stock other than,

      - dividends, payments or distributions in shares of, or options, warrants, rights to subscribe for or purchase shares of, our common stock,

      - transactions relating to a shareholders' rights plan,

      - as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock,

      - the payment of accrued dividends and the purchase of fractional share interests upon conversion or exchange of our capital stock, or

      - purchases of our common stock related to benefit plans, dividend reinvestment plans or stock purchase plans;

     - make any payments on or repay, repurchase or redeem any debt that ranks equally with or junior to the debentures (except by conversion into or exchange for shares of our capital stock); or

     - make any guarantee payments with respect to the above two bullet points.

     In addition, as long as any preferred securities are outstanding, we will agree that we will:

     - remain the sole direct or indirect owner of all the outstanding common securities of the trust, except as permitted by the trust agreement,

     - permit the common securities of the trust to be transferred only as permitted by the trust agreement, except to our successor under the indenture, and

     - use reasonable efforts to cause the trust to continue to be treated as a grantor trust for United States federal income tax purposes, except in connection with a distribution of debentures to the holders of preferred securities.

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

AMENDMENTS AND ASSIGNMENTS

     We may amend the guarantee without the consent of any holder of preferred securities if the amendment does not adversely affect the rights of the holders in any material respect. In all other cases, we may amend the guarantee only with the prior approval of the holders of at least a majority in liquidation amount of the outstanding preferred securities.

     We may assign our obligations under the guarantee only in connection with a consolidation, merger or asset sale involving us permitted under the indenture.

TERMINATION OF THE GUARANTEE

     The guarantee will terminate upon:

     - full payment of the redemption price of all preferred securities and accrued and unpaid distributions,

     - distribution of the debentures to the holders of the preferred securities and common securities in exchange for all the securities issued by the trust,

     - full payment of the amounts payable upon liquidation of the trust, or

     - distribution of our common stock to you in respect of the conversion of your preferred securities into common stock.

     The guarantee will, however, continue to be effective or will be reinstated if any holder of preferred securities must repay any amounts paid on those preferred securities or under the guarantee.

STATUS OF THE GUARANTEE

     Our obligation under the guarantee to make guarantee payments will be unsecured and will rank:

     - subordinate and junior in right of payment to all our other liabilities, including the debentures, except those liabilities made equal or subordinate to the guarantee by their terms, and

     - senior to the following:

      - all of our capital stock other than our most senior preferred shares and

      - any guarantee we enter into relating to our capital stock, other than our most senior preferred shares.

The guarantee will rank equal to our most senior preferred shares issued from time to time. Our obligations under the guarantee will rank equally with obligations under other guarantee agreements that we may enter into from time to time if:

     - the agreements are substantially in the form of the guarantee and provide for comparable guarantees by us of payment on preferred securities issued by other trusts or financing vehicles of us and

     - the debt relating to those preferred securities are junior subordinated, unsecured indebtedness of us.

     Our obligations under the guarantee will be effectively junior to all debt and other liabilities and preferred stock of our subsidiaries. By your acceptance of the preferred securities, you agree to the subordination provisions and other terms of the guarantee.

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

     The guarantee will constitute a guarantee of payment and not merely of collection. This means that you may institute a legal proceeding directly against us to enforce your payment rights under the guarantee without first instituting a legal proceeding against any other person or entity.

     We will deposit the guarantee with the guarantee trustee, acting in its additional role as indenture trustee, to be held for the benefit of the holders of preferred securities. The guarantee trustee will have the right to enforce the guarantee on behalf of those holders. In most cases, the holders of a majority in liquidation amount of the preferred securities will have the right to direct the time, method and place of:

     - conducting any proceeding for any remedy available to the guarantee trustee or

     - exercising any right or other power conferred upon the guarantee trustee under the guarantee.

     If the guarantee trustee fails to enforce the guarantee, you may institute a legal proceeding directly against us to enforce your rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

MISCELLANEOUS

     We will be required to provide annually to the guarantee trustee a statement as to our performance of our obligations and our compliance with all conditions under the guarantee.

     The guarantee trustee normally will perform only those duties specifically given to it in the guarantee. There are no implied covenants in the guarantee. If a default occurs on a guarantee, the guarantee trustee will use the same degree of care and skill in exercise of its powers under the guarantee as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. The guarantee trustee will become obligated to exercise any of its rights or powers under the guarantee at the request or direction of any holder of the preferred securities only if it is offered security and indemnity satisfactory to it.

     We and certain of our affiliates maintain deposit accounts and banking relationships with the guarantee trustee.

GOVERNING LAW

     New York law will govern the guarantee.

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 RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE DEBENTURES AND THE GUARANTEE

     When taken together, the terms of the preferred securities, the debentures, the trust agreement and the guarantee provide a full, irrevocable and unconditional guarantee by us of the payments due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the full guarantee. The following summary briefly explains the interrelationship between the preferred securities, the debentures and the guarantee.

THE TRUST WILL BE ABLE TO MAKE PAYMENTS ON THE PREFERRED SECURITIES IF WE MAKE PAYMENTS ON THE DEBENTURES.

     As long as we make interest and other payments when due on the debentures, the trust will have sufficient funds to make distribution and other payments when due on the preferred securities for the following reasons:

     - the trust will hold debentures in an aggregate principal amount equal to the sum of the aggregate stated liquidation amount of the preferred securities and the common securities,

     - the interest rate and payment dates of the debentures will match the distribution rate and payment dates of the preferred securities and the common securities,

     - the trustees may not cause or permit the trust to engage in any activity that is not consistent with its limited purposes, and

     - we have agreed to pay for all of the trust's debts and obligations, other than with respect to the preferred securities and common securities, and costs and expenses, including the fees and expenses of the trustees, except for United States withholding taxes.

     We have the right to set off any payment that we are otherwise required to make under the indenture with and to the extent that we have already made, or are concurrently on the date of payment making, any payment under the guarantee used to satisfy the related payment of indebtedness under the indenture.

WE WILL GUARANTEE THAT PAYMENTS WILL BE MADE ON THE PREFERRED SECURITIES IF WE MAKE PAYMENTS ON THE DEBENTURES.

     If we make interest or other payments on the debentures, the property trustee will be obligated to make corresponding distribution or other payments on the preferred securities. We will guarantee such payments if the trust fails to make them. The guarantee only covers distributions and other payments on the preferred securities if and to the extent that we have made corresponding payments on the debentures. The guarantee trustee will have the right to enforce the guarantee on behalf of the holders of the preferred securities if we fail to make any required guarantee payments. If the guarantee trustee fails to enforce the guarantee, you may institute a legal proceeding directly against us to enforce the guarantee trustee's rights under the guarantee. If we fail to make a guarantee payment, you may also institute a legal proceeding directly against us to enforce the guarantee. Please read the "Description of the Guarantee" section in this prospectus.

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THE PROPERTY TRUSTEE MAY INSTITUTE LEGAL PROCEEDINGS AGAINST US IF WE FAIL TO
MAKE PAYMENTS ON THE DEBENTURES.

     If we do not make interest or other payments on the debentures the trust will not have funds available to make the corresponding distribution or other payments on the preferred securities. The property trustee, as the holder of the debentures, will have the right to enforce our obligations on the debentures if an event of default under the debentures occurs. In addition, the holders of at least a majority in liquidation amount of the preferred securities will have the right to direct the property trustee with respect to certain matters under the trust agreement. If the property trustee fails to enforce its rights, any holder of preferred securities may, after a period of 60 days has elapsed from such holder's written request to the property trustee to enforce such rights, institute a legal proceeding against us to enforce such rights. Please read "Description of the Preferred Securities" section in this prospectus.

IN THE EVENT OF ANY DISSOLUTION OF THE TRUST, EACH HOLDER OF THE PREFERRED SECURITIES OR COMMON SECURITIES WILL BE ENTITLED TO RECEIVE DEBENTURES OR CASH FROM THE TRUST.

     In the event of any voluntary or involuntary dissolution of the trust, each holder of the preferred securities or the common securities at that time will be entitled to receive, after satisfaction of liabilities to creditors, an aggregate principal amount of debentures equal to the aggregate liquidation preference of the preferred securities or common securities held by that holder. If the property trustee determines that the distribution of debentures is not practicable, you or holders of the common securities will be entitled to receive out of the assets of the trust, after satisfaction to creditors, distributions in an amount equal to the aggregate of the stated liquidation preference of the preferred securities or the common securities, plus accrued and unpaid distributions thereon to the date of payment.

     Upon any voluntary or involuntary liquidation or bankruptcy of us, the property trustee, as holder of the debentures, would be a subordinated creditor of ours. As such, the property trustee will be subordinated in right of payment to all senior debt as set forth in the indenture, but entitled to receive payment in full of principal (and premium, if any) and interest, before any of our stockholders receive payments or distributions. Because we will be the guarantor under the guarantee and will agree to pay for all costs, expenses and liabilities of the trust, the positions of a holder of preferred securities and a holder of debentures relative to other creditors and to our stockholders in the event of our liquidation or bankruptcy are expected to be substantially the same.

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                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Under our restated certificate of incorporation, our authorized capital stock consists of 2,125,000,000 shares, of which 2,000,000,000 shares are common stock, par value $0.01 per share, and 125,000,000 shares are preferred stock, par value $0.10 per share. Immediately following the common stock offering, 330,000,000 shares of common stock, or 338,700,000 shares if the U.S. underwriters exercise their over-allotment option in full, will be outstanding.

     The following descriptions are summaries of material terms of our restated certificate of incorporation and bylaws. This summary is qualified by our certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable law.

COMMON STOCK

     Each share of common stock entitles the holder to one vote on all matters on which holders are permitted to vote. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to dividends when, as and if declared by the board of directors out of funds legally available for that purpose. Upon liquidation, subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to a pro rata share in any distribution to shareholders. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK

     Our board of directors is authorized, without approval of Southern Company or any other stockholder, to cause shares of preferred stock to be issued from time to time in one or more series, and our board of directors may fix the designation, powers, preferences and rights and the qualifications, limitations and restrictions of the shares of each series.

     The specific matters that our board of directors may determine include the following:

     - the designation of each series,

     - the number of shares of each series,

     - the rate of any dividends,

     - whether any dividends shall be cumulative or non-cumulative,

     - the amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of our company,

     - the terms of any redemption,

     - rights and terms of any conversion or exchange, and

     - any voting rights, in addition to voting rights provided by law.

     The Series A preferred stock described below under "Stockholder Rights Plan" is a series of preferred stock that has been authorized by our board.

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     The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an unsolicited acquisition proposal. For example, a business combination could be impeded by issuing a series of preferred stock containing class voting rights that would enable the holder or holders of this series to block that transaction. Alternatively, a business combination could be facilitated by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power and other rights of the holders of the common stock. Although our board is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our stockholders, it could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of the stock. Our board does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock unless otherwise required by law or applicable stock exchange requirements.

SERIES B REDEEMABLE PREFERRED STOCK

     We have issued one share of Series B redeemable preferred stock to Southern Company to facilitate the transfer of our SE Finance and Capital Funding subsidiaries to Southern Company in connection with our separation from Southern Company. In order to transfer SE Finance and Capital Funding to Southern Company, after the common stock offering and prior to the distribution of our stock by Southern Company, we will form a corporation with Southern Company Energy Solutions, Inc., a wholly owned subsidiary of Southern Company. We will contribute the stock of SE Finance and Capital Funding to the corporation in exchange for an 80% or greater interest. Southern Company Energy Solutions, Inc. will contribute its assets to a subsidiary of the corporation in exchange for a 20% or lesser interest. We will then redeem the one share of redeemable preferred stock issued by us to Southern Company in exchange for our entire interest in the joint venture.

     The shares of Series B preferred stock rank senior to all classes of common stock and on a par with each other class of stock we may issue as to liquidation, winding-up and dissolution. Except as provided by Delaware law, ownership of the share of Series B preferred stock does not give Southern Company any voting rights, nor does it grant Southern Company any entitlement to receive dividends. The share of Series B preferred stock may be redeemed, at our option. Upon redemption, the share of the Series B preferred stock shall be retired and restored to the status of an authorized but unissued share of preferred stock without designation as to series.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAWS AND OUR CERTIFICATE AND BY-LAW PROVISIONS

     Some provisions of Delaware law and our restated certificate of incorporation and bylaws could make the following more difficult:

     - acquisition of us by means of a tender offer,

     - acquisition of us by means of a proxy contest or otherwise, or

     - removal of our incumbent officers and directors.

     These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits

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of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

ELECTION AND REMOVAL OF DIRECTORS

     Our board of directors will be comprised of between two and 21 directors, the exact number to be fixed from time to time by resolution of our board of directors. Beginning at the time Southern Company (or a majority-owned and controlled subsidiary of Southern Company) owns less than 33 1/3% of our common stock, our board of directors will be divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. See "Management -- Directors and Executive Officers." This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors. In addition, beginning at the time Southern Company (or a majority-owned and controlled subsidiary of Southern Company) owns less than 33 1/3% of our common stock, no director may be removed except for cause, and directors may be removed for cause by a majority of the shares then entitled to vote at an election of directors. Any vacancy occurring on the board of directors, and any newly created directorship, may only be filled by a majority of the remaining directors in office. If a director dies, resigns, retires, is removed or otherwise ceases to serve as a director during his or her term, his or her successor will serve until the next stockholders' meeting at which directors of the former director's class are elected and until his or her successor is elected and qualified, or until he or she resigns or is removed from the board. The provisions described in this paragraph may not be amended or repealed except by the vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of stock entitled to vote in the election of directors.

STOCKHOLDER MEETINGS AND ADVANCED NOTICE REQUIREMENTS FOR STOCKHOLDER NOMINATIONS AND PROPOSALS

     Our restated certificate of incorporation provides that as of the day that Southern Company (or a majority-owned and controlled subsidiary of Southern Company) ceases to own at least a majority of our common stock, special meetings of holders of common stock may be called only by the chairman of our board of directors, our president or a majority of the board of directors and may not be called by the holders of common stock; our restated certificate of incorporation specifically denies any power of the stockholders to call a special meeting as of such time. These provisions may not be amended or repealed except by the vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of stock entitled to vote in the election of directors.

     Our bylaws require that advance notice be delivered to us of any business to be brought by a stockholder before an annual or special meeting of stockholders and provide for procedures to be followed by stockholders in nominating persons for election to our board of directors. In the case of an annual meeting, stockholders generally must give written notice of a nomination or proposal to the secretary of our company not later than 90 days nor earlier than 120 days prior to the first anniversary of the preceding year's annual meeting.

     For special meetings, only business set forth in the notice of that special meeting given by our company to our stockholders may be conducted. Nominations for the election of directors at special meetings may be made only by the board of directors or, if the board of directors has determined that directors shall be elected at a special meeting, then by a stockholder who is a stockholder at the time notice was given and who will be entitled to vote at that special meeting. If we call a special meeting of stockholders to elect directors, a stockholder must give notice of a nomination to the secretary of

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our company not earlier than 120 days prior to the special meeting and not later than 90 days prior to the special meeting or the 10th day after notice of the meeting.

     With regard to either an annual or a special stockholder meeting, a stockholder's notice to the secretary of our company must set forth specific information regarding the stockholder giving the notice, the director nominee or other business proposed by the stockholder, as applicable, as provided in our bylaws.

     The provisions regarding stockholder meetings and advance notice requirements described in the preceding paragraphs may not be amended or repealed except by the vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of stock entitled to vote in the election of directors.

ELIMINATION OF STOCKHOLDER ACTION BY WRITTEN CONSENT

     Our restated certificate of incorporation provides that, beginning the day that Southern Company (or a majority-owned and controlled subsidiary of Southern Company) ceases to own at least a majority of our common stock, holders of our common stock will not be able to act by written consent without a meeting. Prior to the distribution of our common stock, Southern Company will be able to take any action requiring approval of our stockholders by written consent and without the affirmative vote of our other stockholders. This provision may not be amended or repealed except by the vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of stock entitled to vote in the election of directors.

NO CUMULATIVE VOTING

     Our restated certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

ADOPTION, AMENDMENT OR REPEAL OF BYLAWS BY OUR BOARD OF DIRECTORS

     Our restated certificate of incorporation provides that our board of directors may adopt, amend or repeal our bylaws. Holders of our common stock are able to adopt additional bylaws and may amend or repeal a bylaw whether it was adopted by the board or by shareholders. This provision may not be amended or repealed except by the vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of stock entitled to vote in the election of directors.

LIMITATION ON LIABILITY OF DIRECTORS

     Our restated certificate of incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

          - any breach of the director's duty of loyalty to our company or our stockholders,

          - any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law,

          - unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporate Law, and

          - any transaction from which the director derived an improper personal benefit.

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     Our bylaws provide that, to the fullest extent permitted by law, we will indemnify any person made or threatened to be made a party to any action by reason of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director or officer. We will reimburse the expenses, including attorneys' fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

TRANSACTIONS AND CORPORATE OPPORTUNITIES

     Our restated certificate of incorporation includes provisions which regulate and define the conduct of certain business and affairs of our company. These provisions serve to determine and delineate the respective rights and duties of our company, Southern Company and some of our directors and officers in anticipation of the following:

     - directors, officers and/or employees of Southern Company continuing to serve as our directors;

     - Southern Company engaging in lines of business that are the same as, similar or related to, or overlap or compete with, our lines of business; and

     - we and Southern Company engaging in material business transactions, including transactions pursuant to the various agreements related to our separation from Southern Company described elsewhere in this prospectus.

     We may, from time to time, enter into and perform agreements with Southern Company to engage in any transaction, and to agree to compete or not to compete with each other, including to allocate, or to cause our and their respective directors, officers and employees to allocate, corporate opportunities between Southern Company and us. Our restated certificate of incorporation provides that no such agreement, or its performance, shall be considered contrary to any fiduciary duty of Southern Company, as the controlling stockholder of our company, or of any such director or officer, if any of the following conditions are satisfied:

     - the agreement was entered into before our company ceased to be a wholly-owned subsidiary of Southern Company and is continued in effect after this time;

     - the agreement or transaction was approved, after being made aware of the material facts as to the agreement or transaction, by:

        - our board, by affirmative vote of a majority of directors who are not interested persons,

        - a committee of our board consisting of members who are not interested persons, by affirmative vote of a majority of those members, or

        - one or more of our officers or employees who is not an interested person and who was authorized by our board or a board committee as specified above or, in the case of an employee, to whom authority has been delegated by an officer to whom the authority to approve such an action has been so delegated;

     - the agreement or transaction was fair to us as of the time it was entered into; or

     - the agreement or transaction was approved by the affirmative vote of a majority of the shares of capital stock entitled to vote and which do vote on the agreement or transaction, excluding Southern Company and any interested person in respect of such agreement or transaction.

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     Under our restated certificate of incorporation, Southern Company has no duty to refrain from engaging in similar activities or lines of business as us and, except as discussed below, neither Southern Company nor any of its officers, directors or employees will be liable to us or our stockholders for breach of any fiduciary duty by reason of any of these activities. In addition, if Southern Company becomes aware of a potential transaction which may be a corporate opportunity for both Southern Company and us, Southern Company shall have no duty to communicate or offer this corporate opportunity to us and shall not be liable to us or our stockholders for breach of any fiduciary duty as a stockholder by reason of the fact that Southern Company pursues or acquires the corporate opportunity for itself, directs the corporate opportunity to another person or does not communicate information regarding such corporate opportunity to us.

     In the event that one of our directors or officers, who is also a director or officer of Southern Company, acquires knowledge of a potential transaction which may be a corporate opportunity for both us and Southern Company, the director or officer shall have satisfied his or her fiduciary duty to us and our stockholders with respect to the corporate opportunity, and shall not be liable to us and our stockholders for breach of any fiduciary duty by reason of the fact that Southern Company pursues or acquires the corporate opportunity for itself or directs the corporate opportunity to another person or does not communicate information about the corporate opportunity to us, if the director or officer acts consistently with the following: a corporate opportunity offered to any person who is our director or officer, and who is also a director or officer of Southern Company shall belong to us if the opportunity is expressly offered to him or her solely in his or her capacity as our director or officer. If an opportunity is not expressly offered to one of our directors or officers solely in this capacity, the opportunity shall belong solely to Southern Company.

     For purposes of these provisions, an interested person is generally any director, officer or employee of Southern Company and any individual who has a financial interest in the relevant transaction.

     The provisions of our restated certificate of incorporation with regard to such transactions and/or corporate opportunities shall terminate when Southern Company, together with its affiliates, ceases to be the owner of voting stock representing 20% or more of the votes entitled to be cast by the holders of all the then outstanding voting stock; provided, however, that the termination shall not terminate the effect of these provisions with respect to any agreement between us and Southern Company that was entered into before the time of termination or any transaction entered into in the performance of such agreement, whether entered into before or after such time, or any transaction entered into between us and Southern Company or the allocation of any opportunity between us and Southern Company before such time. These provisions do not alter the fiduciary duty of loyalty of our directors under applicable Delaware law. If you become a stockholder in our company, you will be deemed to have notice of and consented to these provisions of our restated certificate of incorporation.

     The provisions regarding transactions and corporate opportunities described in the preceding paragraphs may not be amended or repealed except by the vote of the holders of at least 66 2/3% of the voting power of outstanding shares of stock entitled to vote in the election of directors.

DELAWARE BUSINESS COMBINATION STATUTE

     We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a

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financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders. Because Southern Company will own more than 15% of our voting stock before we become a public company and upon completion of the common stock offering, Section 203 by its terms is currently not applicable to business combinations with Southern Company even though Southern Company owns more than 15% of our outstanding stock. If any other person acquires 15% or more of our outstanding stock, that person will be subject to the provisions of
Section 203.

STOCKHOLDER RIGHTS PLAN

     Our board has adopted a stockholder rights plan. Pursuant to the rights plan, one right has been issued and is attached to each outstanding share of capital stock. Each right will entitle the holder, in circumstances described below, to purchase from our company a unit consisting of one one-thousandth of a share of Series A preferred stock, par value $1.00 per share, at an exercise price of $250 per right, subject to adjustment in certain events.

     Initially, the rights will be attached to all certificates representing outstanding shares of common stock and will be transferred with and only with these certificates. The rights will become exercisable and separately certificated only upon the rights distribution date, which will occur upon the earlier of the following:

     - any person or group of affiliated persons acquiring 15% or more of the shares of common stock then outstanding, (unless the offer to acquire such shares is approved by a majority of the board of directors who are not affiliates of the acquiring person); or

     - ten days following the commencement of or announcement of an intention to make a tender offer or exchange offer the consummation of which would result in a person or group causing the rights to become exercisable.

     As soon as practicable after the rights distribution date, certificates will be mailed to holders of record of common stock as of the close of business on the rights distribution date. From and after the rights distribution date, the separate certificates alone will represent the rights. Prior to the rights distribution date, all shares of common stock issued will be issued with rights. Shares of common stock issued after the rights distribution date will not be issued with rights.

     The final expiration date of the rights will be at the close of business on August 22, 2010, unless earlier redeemed or exchanged by us as described below.

     In the event that a person acquires 15% or more of the shares of common stock then outstanding, except pursuant to any action or transaction approved by a majority of our independent and disinterested board, before the person acquires 15% or more of the shares of common stock then outstanding, each holder of a right other than that person and certain related parties, whose rights will automatically become null and void, will thereafter be entitled to receive, upon exercise of the right, a number of shares of common stock, or, in certain circumstances, other securities of our company, having a current market price averaged over the previous 30 consecutive trading days equal to two times the exercise price of the right.

     In the event that, at any time on or after a person acquires 15% or more of the shares of common stock then outstanding, our company effects a merger or other business combination in

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which the holders of all of our outstanding common stock prior to such transaction are not the holders of the surviving corporation's voting power or 50% or more of its assets or earning power is sold or transferred, then each holder of a right, except rights owned by any person who has acquired 15% or more of the shares of common stock then outstanding or certain related parties, which will have become void as set forth above, shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a value equal to two times the exercise price of the right.

     The purchase price payable, and the number of Series A preferred stock, common shares or other securities issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A preferred stock, (ii) upon the grant to holders of the Series A preferred stock of certain rights or warrants to subscribe for or purchase Series A preferred stock at a price, or securities convertible into shares of Series A preferred stock with a conversion price, less than the then current market price of the Series A preferred shares or (iii) upon the distribution to holders of the Series A preferred stock of evidences of indebtedness or assets or of subscription rights or warrants.

     The number of outstanding rights and the number of one one-thousandths of a Series A preferred share issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the common shares or a dividend on the common shares payable in common shares or certain other adjustments to the common shares which occur prior to the date on which the rights become exercisable.

     With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price. No fractional Series A preferred shares will be issued (other than fractions which are one one-thousandth or integral multiples of one one-thousandth of a Series A preferred share, which may, at our election, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made.

     Series A preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of Series A preferred stock will be entitled to a minimum preferential quarterly dividend payment of $10.00 per share but, if greater, will be entitled to an aggregate dividend per share of 1,000 times the dividend declared per common share. In the event of liquidation, the holders of Series A preferred stock will be entitled to a minimum preferential liquidation payment of $10.00 per share; thereafter, and after the holders of the common stock receive a liquidation payment of $0.01 per share, the holders of the Series A preferred stock and the holders of the common stock will share the remaining assets in the ratio of 1,000 to 1 (as adjusted) for each share of Series A preferred stock and common share so held, respectively. Each share of Series A preferred stock will have a vote multiple of 1,000 votes per share, subject to adjustment and will generally vote together with holders of common stock as a single class. Finally, in the event of any merger, consolidation or other transaction in which common stock is exchanged, each Series A preferred share will be entitled to receive 1,000 times the amount received per common share. These rights are protected by antidilution provisions. In the event that the amount of accrued and unpaid dividends on the Series A preferred stock is equivalent to six full quarterly dividends or more, the holders of the Series A preferred stock shall have the right, voting as a class, to elect two directors in addition to the directors elected by the holders of the common stock until all cumulative dividends on the Series A preferred stock have been paid through the last quarterly dividend payment date or until non-cumulative dividends have been paid regularly for at least one year.

     Our board may generally redeem the rights for nominal consideration at any time prior to the earlier to occur of (i) a person acquiring 15% or more of the shares of outstanding common stock,

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except pursuant to a board approved transaction or (ii) the expiration of the rights, and under certain other circumstances, we may redeem the rights in whole, but not in part, at a price of $.01 per right which redemption shall be effective on an action of board of directors. Additionally, we may redeem outstanding rights in connection with a merger or other business combination transaction or series of transactions in which all holders of common shares are treated alike but not involving a person acquiring 15% or more of the shares of outstanding common stock or its affiliates or associates, except pursuant to a board approved transaction.

     All of the provisions of the rights agreement may be amended by our board of directors prior to the date the rights become exercisable. After the date the rights become exercisable, the provisions of the rights agreement may be amended by our board in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of rights, or, subject to certain limitations, to shorten or lengthen any time period under the rights agreement. Until a right is exercised, the holder will have no rights as a stockholder, including, without limitation, the right to vote or to receive dividends.

     The rights will have certain anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire our company without the approval of our board. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire our company, even if such acquisition may be in the interest of our stockholders. Because our board can redeem the rights or approve a permitted offer, the rights will not interfere with a merger or other business combination approved by our board.

     Following the initial public offering of our common stock and prior to the distribution of our shares by Southern Company, Southern Company's ownership of our stock will not trigger these provisions of the rights agreement.

LISTING OF COMMON STOCK

     Our common stock has been approved for listing on the New York Stock Exchange under the symbol "SOE," subject to official notice of issuance.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar of our common stock is ChaseMellon Shareholder Services, L.L.C.

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                                TAX CONSEQUENCES

     The following is a summary of the material United States federal income tax consequences of the ownership and disposition of the preferred securities, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. Unless otherwise stated, this summary deals only with preferred securities held as capital assets by holders who acquire preferred securities upon original issuance at the price indicated on the cover of this prospectus. The tax treatment of a holder may vary depending on its particular situation. This summary does not deal with special classes of holders, such as, for example, dealers in securities or currencies, banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, tax exempt organizations, persons holding preferred securities as part of a straddle or as part of a hedging or conversion transaction or other integrated investment, or persons whose functional currency is not the United States dollar. Further, it does not include any description of alternative minimum tax consequences or the tax laws of any state, local or foreign government that may be applicable to the preferred securities. This summary is based on the Code, the Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date hereof, and all of which are subject to change (possibly on a retroactive basis). In particular, legislation was proposed by the Clinton Administration in 1996, 1997, 1998 and 1999 to prohibit or defer an issuer's ability to deduct interest on certain types of debt instruments. If such legislation is ultimately enacted, it could limit our ability to deduct interest with respect to the preferred securities, which, in turn, would constitute a "tax event." Upon the occurrence of a tax event, we are permitted to redeem the debentures, which would trigger a redemption of the preferred securities. See "Description of the Preferred Securities -- Special Event Redemption or Distribution." The authorities on which this summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the ownership and disposition of the preferred securities may differ from the treatment described below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. In addition, the IRS is not precluded from successfully adopting a contrary position. This summary does not consider the effect of any applicable foreign, state, local or other tax laws.

     As used herein, the term "United States Holder" means a beneficial owner of preferred securities, that is for United States federal income tax purposes: (i) a citizen or resident (as defined in Section 7701(b) of the Code) of the United States, (ii) a corporation, partnership or other entity created or organized under the laws of the United States or a political subdivision thereof, (iii) an estate, the income of which is subject to federal income taxation regardless of its source, or (iv) in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons. A "Foreign Holder" is any holder of preferred securities that is not a United States Holder.

     INVESTORS ARE ADVISED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, UNDER FEDERAL INCOME AND ESTATE TAX LAWS AND ANY APPLICABLE STATE, LOCAL, FOREIGN AND OTHER TAX LAWS OR TAX TREATIES, INCLUDING THE EFFECTS OF POSSIBLE FUTURE CHANGES IN SUCH LAWS.

CLASSIFICATION OF THE DEBENTURES

     We believe that the debentures should be classified for federal income tax purposes as indebtedness. No assurance can be given, however, that such position will not be challenged by the

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IRS or, if so challenged, that the challenge would not be successful. The remainder of this discussion assumes that the debentures will be classified for federal income tax purposes as indebtedness issued by us.

CLASSIFICATION OF THE TRUST

     Assuming full compliance with the terms of the trust agreement, the trust will be classified for federal income tax purposes as a grantor trust and not as a corporation. Accordingly, each holder of common securities or preferred securities will be considered the owner of a pro rata share of the debentures held by the trust and will be required to include in gross income its pro rata share of income on the debentures.

UNITED STATES HOLDERS

  Interest Income

     As a result of our option to defer the payment of interest on the debentures, the holders of preferred securities will be required to recognize interest income in accordance with the "original issue discount" rules of the Code. Accordingly, each holder of preferred securities, including a holder that uses the cash method of accounting, generally will be required to recognize its pro rata share of interest income on the debentures as it accrues in accordance with a constant yield method based on a compounding of interest, over the entire term of the debentures. Holders will be required to recognize accrued interest income regardless of whether distributions are made on the preferred securities, and regardless of whether we exercise our option to extend any interest payment period. The amount of interest income that will be recognized in any quarter will approximately equal the amount of interest that accrues on the debentures in the quarter at the stated interest rate. Actual distributions of stated interest will not be separately reported as taxable income. Consequently, during a deferral period, a holder will be required to include accrued interest in gross income even though we have not made any actual cash payments.

     A holder's initial tax basis for its pro rata share of the debentures will be equal to the holder's purchase price paid for its preferred securities and will be increased by the accrued interest includible in the holder's gross income and reduced by the amount of distributions or other payments received by the holder on the preferred securities. No portion of the amounts received on the preferred securities will be eligible for the dividends received deduction.

  Deferral of Interest Payment Period

     Holders of preferred securities will be required to include accrued (but unpaid) interest in income with respect to their pro rata share of the debentures during a deferral period. Therefore, a holder who sells preferred securities during such a deferral period will not be entitled to any cash relating to accrued but unpaid interest (such cash will be paid to the holder of record at the end of the deferral period), but will be required to include such interest in income.

  Distribution of Debentures

     A distribution by the trust of the debentures as described under the caption "Description of the Preferred Securities -- Distribution of the Debentures" will result in the holder receiving directly its pro rata share of the debentures previously held indirectly through the trust. Such a transaction will be nontaxable to the holder, who will receive such debentures with a holding period and tax basis equal to the holding period and adjusted tax basis such holder was considered to have had in its pro rata share of the underlying debentures prior to such distribution. A holder will include interest

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

income in respect of the debentures received from the trust in the manner described above under the caption "-- Interest Income."

  Disposition of the Preferred Securities

     Upon a sale, exchange or other disposition of preferred securities (including a distribution of cash in redemption of a holder's preferred securities, our election to make a cash settlement upon the holder's exercise of the conversion feature or repayment of the underlying debentures, but excluding a distribution of debentures), a holder will be considered to have disposed of all or part of such holder's pro rata share of the debentures, and will recognize gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or other disposition (except to the extent such amount is attributable to accrued interest income not previously included in income (which is taxable as ordinary income)) and (ii) the holder's adjusted tax basis in its pro rata share of the underlying debentures deemed disposed of. Such gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if the preferred securities have been held by the holder for more than one year. Holders are advised to consult their tax advisors as to the federal income tax treatment of a capital gain or loss.

     The preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying debentures. A holder who disposes of the preferred securities between record dates for payments of distributions thereon will nevertheless be required to include in income accrued but unpaid interest on the debentures through the date of disposition, and to add such amount to its adjusted tax basis in its pro rata share of the underlying debentures deemed disposed of. Accordingly, such a holder will recognize a capital loss to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than the holder's adjusted tax basis (which will include accrued but unpaid interest). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for federal income tax purposes. Therefore, it is possible that the holder will not be able to offset such accrued but unpaid interest income against any such capital loss (although such capital loss could be used to offset capital gains of such holder).

  Conversion of Preferred Securities into Common Stock

     Provided that we do not elect to make a cash settlement in lieu of issuing shares of our common stock upon a holder exercising the conversion feature of the preferred securities, such holder generally will not recognize income, gain or loss upon the conversion, through the conversion agent, of debentures into our common stock. A holder will, however, recognize gain upon the receipt of cash in lieu of a fractional share of our common stock equal to the amount of cash so received less such holder's tax basis in such fractional share. A holder who converts preferred securities into our common stock (i) will take a tax basis in such stock that, in general, is equal to such holder's tax basis in the preferred securities delivered to the conversion agent for exchange, less the basis allocated to any fractional share for which cash is received, and (ii) the holding period of such stock generally will include the holding period of the preferred securities delivered to the conversion agent for exchange, except (in the case of both (i) and (ii)) possibly with respect to any of our common stock received in respect of accrued but unpaid interest.

  Cash Settlement in Lieu of Conversion

     If a holder exercises the conversion feature of the preferred securities, and we elect to make a cash settlement in lieu of issuing shares of our common stock upon such conversion as described under the caption "Description of the Preferred Securities -- Conversion Rights," the holder will

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receive cash instead of our common stock in exchange for their preferred securities. A holder who receives cash in exchange for their preferred securities will be treated as having disposed of the preferred securities in a taxable transaction and the holder will recognize gain or loss as described under the caption "Disposition of the Preferred Securities."

     The likelihood that we will exercise our option to make such a cash settlement will be influenced by multiple market and extra-market forces. In particular, we may be forced to elect to make a cash settlement in order to avoid violating certain covenants made to Southern Company in connection with the proposed distribution, which if violated, will result in our incurring a significant liability under the tax indemnification agreement entered into with Southern Company in connection with the proposed distribution.

  Adjustment of Conversion Price

     Tax regulations promulgated under Section 305 of the Code could treat holders of preferred securities as receiving a constructive distribution upon certain circumstances in which the conversion rate of the debentures is adjusted. Accordingly, a reduction in the conversion price for the debentures may, under certain circumstances, result in deemed dividend income to holders of preferred securities to the extent of our current or accumulated earnings and profits. Holders of preferred securities are advised to consult their tax advisors as to the federal income tax consequences of adjustments in the conversion rate of preferred securities.

  Information Reporting and Back Up Withholding

     The trust will report the interest accrued during the year with respect to the debentures, and any gross proceeds received by the trust from the retirement or redemption of the debentures, annually to the holders of record of the preferred securities and to the IRS. The trust currently intends to deliver such reports to holders of record not later than January 31st following each calendar year. It is anticipated that persons who hold preferred securities as nominees for beneficial owners will report the required tax information to beneficial owners on Form 1099.

     Payments made on, and proceeds from the sale of, preferred securities, any debentures distributed by the trust, or any of our common stock received on conversion may be subject to 31% backup withholding unless the holder complies with certain identification requirements or otherwise qualifies for exemption. Backup withholding is not an additional tax. Any withheld amounts will generally be refunded or credited against the holder's federal income tax liability, provided the required information is timely filed with the IRS.

FOREIGN HOLDERS

  Interest Income

     If the interest income of a Foreign Holder qualifies for the "portfolio interest" exception and is not effectively connected with the conduct of a United States trade or business, it is exempt from United States federal income and withholding tax. A Foreign Holder of a preferred security generally will qualify for the portfolio interest exemption if the United States person who would otherwise be required to withhold tax from interest paid on the debenture has received a statement which states that the beneficial owner of the instrument is not a United States person and satisfies certain other requirements set forth in the tax regulations and tax forms (including any successor regulations and forms that will apply in the future).

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

     In the case of a Foreign Holder which is a foreign corporation, three additional requirements must be met in order to qualify for the portfolio interest exception:

     - the Foreign Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock,

     - the Foreign Holder is not a controlled foreign corporation that is related to us through stock ownership, and

     - the Foreign Holder is not a bank extending credit pursuant to a loan agreement entered into in the ordinary course of business.

     If a Foreign Holder's pro rata share of the interest on the debentures is effectively connected with the conduct of a U.S. trade or business, the interest income will be taxed to the Foreign Holder in the same manner as a United States Holder, as described under the caption "-- United States Holders -- Interest Income." Such effectively connected income received by a Foreign Holder which is a corporation may in certain circumstances be subject to an additional "branch profits tax" at a 30% rate or, if applicable, a lower treaty rate.

     If the interest income of a Foreign Holder does not qualify for the portfolio interest exception (see above), and is not effectively connected with the conduct of a United States trade or business, it is subject to United States federal withholding tax at a 30% rate, unless a tax treaty applies to reduce or eliminate withholding. If a Foreign Holder's pro rata share of the interest on the debentures is subject to the 30% tax, special rules apply because the debentures are subject to the original issue discount rules. Generally, the tax is only payable to the extent payments are made with respect to the debentures. Accordingly, if a Foreign Holder receives an interest or principal payment with respect to its pro rata share of the debentures that is subject to the 30% tax, the portion of such payment which is taxable is equal to the accrued interest on such debentures that has not previously been subject to tax. This could include both the interest that accrued since the last payment date and, to the extent not previously taxed, prior period interest accruals. However, the tax on such payment cannot exceed the actual amount of such payment.

     To claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected to a U.S. trade or business, the Foreign Holder must provide a properly executed IRS Form W-8BEN, W-8IMY and W-8ECI, as applicable, prior to the payment of interest. These forms must be periodically updated. New tax regulations take effect in 2001. Foreign Holders are advised to consult their tax advisors to ensure compliance with the new rules.

  Deferral of Interest Payment Period

     As noted, if a Foreign Holder qualifies for the portfolio interest exception, it will be exempt from U.S. taxation on its pro rata share of interest income on the debenture. Accordingly, if we exercise our right to defer payment of interest on the debentures, there will be no U.S. federal income tax consequences to such a holder.

     If a Foreign Holder's pro rata share of the interest on the debentures is effectively connected with the conduct of a U.S. trade or business, such holder will be taxable in the same manner as a United States Holder. Thus, if we exercise our right to defer payment of interest on the debentures, such a holder will have the same tax consequences as described under the caption "-- United States Holders -- Deferral of Interest Payment Period."

     If the interest income of a Foreign Holder does not qualify for the portfolio interest exception and is not effectively connected to a United States trade or business, then, as noted, it will be subject

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to United States federal withholding tax at the rate of 30%, unless a United
States income tax treaty applies to reduce or eliminate withholding. However, unlike a United States Holder, the tax would not apply until the Foreign Holder receives an interest or principal payment with respect to its pro rata share of the debentures. Therefore, if we exercise our right to defer payment of interest on the debentures, no tax liability will arise until we resume payments on the debentures.

  Distribution of Debentures

     A distribution by the trust of the debentures as described under the caption "Description of the Preferred Securities -- Distribution of the Debentures" will result in a Foreign Holder receiving directly its pro rata share of the debentures previously held indirectly through the trust. Such a transaction will be nontaxable to such holder, who will receive such debentures with a holding period and tax basis equal to the holding period and adjusted tax basis such holder was considered to have had in its pro rata share of the underlying debentures prior to such distribution. Thereafter, the tax treatment to the Foreign Holder after such distribution will be identical to the tax treatment that applied when the Foreign Holder indirectly owned the debentures through the trust.

  Disposition of the Preferred Securities

     Upon a sale, exchange or other disposition of a Foreign Holder's preferred securities (including a distribution of cash in redemption of preferred securities, our election to make a cash settlement upon the holder's exercise of the conversion feature or repayment of the underlying debentures, but excluding a distribution of debentures), a Foreign Holder will be considered to have disposed of all or part of its pro rata share of the debentures. A Foreign Holder generally will not be subject to United States federal income tax or withholding tax on any gain realized upon such disposition unless one of the following circumstances applies:

     - the Foreign Holder is a nonresident alien individual present in the U.S. for 183 days or more during the taxable year and certain other conditions are met,

     - the gain is effectively connected with the conduct of a trade or business of the Foreign Holder in the U.S., or

     - the Foreign Holder is subject to tax pursuant to provisions of the U.S. federal income tax law applicable to certain U.S. expatriates.

     If the first circumstance applies, the gain is subject to U.S. federal income tax at the rate of 30% (unless a U.S. income tax treaty applies to reduce or eliminate such tax). In the case of the second and third circumstances, the gain is subject to taxation to the same extent and in the same manner as a United States Holder, as described under the caption, "-- United States
Holders -- Disposition of the Preferred Securities."

     In addition to the foregoing, proceeds paid upon the disposition of a debenture may be subject to U.S. federal income tax at the rate of 30% (unless the portfolio interest exemption applies or a U.S. income tax treaty applies to reduce or eliminate withholding), but only to the extent of any accrued but unpaid interest that has not already been taxed.

  Conversion of Preferred Securities Into Common Stock

     Provided that we do not elect to make a cash settlement in lieu of issuing shares of our common stock upon a Foreign Holder exercising the conversion feature of the preferred securities, such holder generally will not recognize income, gain or loss upon the conversion, through the conversion agent,

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of debentures into our common stock. Such holder will, however, realize gain upon the receipt of cash in lieu of a fractional share of our common stock equal to the amount of cash so received less such holder's tax basis in such fractional share. The tax consequences of such gain will be the same as described above under the caption "-- Foreign Holders -- Disposition of the Preferred Securities."

     A Foreign Holder who converts preferred securities into our common stock
(i) will take a tax basis in such stock that, in general, is equal to such holder's tax basis in the preferred securities delivered to the conversion agent for exchange, less the basis allocated to any fractional share for which cash is received, and (ii) the holding period of such stock generally will include the holding period of the preferred securities delivered to the conversion agent for exchange, except (in the case of both (i) and (ii)) possibly with respect to any of our common stock received in respect of accrued but unpaid interest.

  Cash Settlement in Lieu of Conversion

     If a Foreign Holder exercises the conversion feature of the preferred securities, and we elect to make a cash settlement in lieu of issuing shares of our common stock upon such conversion, as described under the caption "Description of the Preferred Securities -- Conversion Rights," the holder will receive cash instead of our common stock in exchange for their preferred securities. A holder who receives cash in exchange for their preferred securities will be treated as having disposed of the preferred securities and the holder may recognize gain or loss as described under the caption "-- Foreign Holders -- Disposition of the Preferred Securities."

  Adjustment of Conversion Price

     As described under the caption "-- United States Holders -- Adjustment of Conversion Price," a reduction in the conversion price for the debentures may, under certain circumstances, result in deemed dividend income to holders of preferred securities to the extent of our current or accumulated earnings and profits. Foreign Holders of preferred securities are advised to consult their tax advisors as to the federal income tax consequences of adjustments in the conversion rate of preferred securities. In general, dividends paid to Foreign Holders are subject to U.S. federal income tax at the rate of 30% (unless a U.S. withholding tax treaty applies to reduce or eliminate withholding). However, if such dividend income is effectively connected with the conduct of a trade or business of the Foreign Holder in the U.S., then such income is subject to the regular United States federal income tax rules.

  Information Reporting and Back Up Withholding

     Information reporting requirements will apply to payments of interest to Foreign Holders where such interest is subject to withholding, is exempt from United States withholding tax pursuant to a tax treaty or comes within the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Foreign Holder resides.

     In general, amounts that are already subject to United States federal income tax withholding at a 30% rate (or lower treaty rate), or that are exempt under the portfolio interest exception, are not subject to back up withholding provided the Foreign Holder files the appropriate IRS forms and statements. Foreign Holders are advised to consult their tax advisors to ensure compliance with these requirements. Amounts that are effectively connected with the conduct of a trade or business of the Foreign Holder in the U.S. may be subject to back up withholding at a rate of 31%, as described under the caption "-- United States Holders -- Information Reporting and Back Up Withholding."

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     The applicable tax regulations provide that back up withholding and information reporting will not apply to payments of principal of the preferred securities by us to a Foreign Holder if the Foreign Holder certifies as to its status as a Foreign Holder under penalties of perjury or otherwise establishes an exemption (provided that neither us nor its paying agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.)

     Any amounts withheld under the back up withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

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                                  UNDERWRITING

     We, the trust and the underwriters for the offering named below have entered into an underwriting agreement with respect to the preferred securities. Subject to certain conditions, each underwriter has severally agreed to purchase the number of preferred securities indicated in the following table. Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated are the joint book-running managers and the representatives of the underwriters. As joint book-running managers on behalf of the underwriting syndicate, Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated will record a list of potential investors that have expressed an interest in purchasing preferred securities as part of the offering.

                                                              NUMBER OF PREFERRED
                        UNDERWRITERS                              SECURITIES
                        ------------                          -------------------
Goldman, Sachs & Co.........................................        2,400,000
Morgan Stanley & Co. Incorporated...........................        2,400,000
UBS Warburg LLC.............................................          480,000
ABN AMRO Incorporated.......................................          240,000
Donaldson, Lufkin & Jenrette Securities Corporation.........          240,000
Merrill Lynch, Pierre, Fenner & Smith Incorporated..........          240,000
                                                                  -----------
          Total.............................................        6,000,000
                                                                  ===========

     Because the trust will invest the proceeds from the sale of the preferred securities in the debentures issued by us, the underwriting agreement provides that we will pay an underwriting commission of $1.625 per preferred security (or $9,750,000 for all of the preferred securities) to the underwriters, as compensation.

     Preferred securities sold by the underwriters to the public will initially be sold at the initial public offering price set forth on the cover of this prospectus. Any preferred securities sold by the underwriters to securities dealers may be sold at a discount of up to $0.975 per preferred security from the initial public offering price. If all of the preferred securities are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

     Under the terms of the underwriting agreement, the underwriters are committed to take and pay for all of the preferred securities being offered, if any are taken, other than the preferred securities covered by the over-allotment option unless and until this option is exercised. If the underwriters sell more preferred securities than the total number shown in the table above, the underwriters have an option to buy up to an additional 900,000 preferred securities from the trust to cover those sales. They may exercise that option for 30 days. If any preferred securities are purchased through this option, the underwriters will severally purchase the preferred securities in approximately the same proportion shown in the table above.

     A prospectus in electronic format will be made available on the web sites maintained by one or more of the joint book-running managers of this offering and may also be made available on web sites maintained by other underwriters. The underwriters may agree to allocate a number of preferred securities to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the joint book-running managers to underwriters that may make Internet distributions on the same basis as other allocations.

     We, Southern Company and the trust have agreed with the underwriters, during the period 180 days from the date of this prospectus, not to offer, sell or grant any option or warrant to offer or sell, any preferred securities, any security convertible into or exchangeable for the preferred securities or

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the debentures or any securities substantially similar to the debentures or the preferred securities (except for the debentures and the preferred securities issued pursuant to the underwriting agreement), our common stock or any security convertible into or exchangeable for our common stock (excluding any securities or options to purchase any securities granted or sold pursuant to any employee or director compensation plan of us), without the prior written consent of Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated.

     Prior to this offering, there has been no public market for the preferred securities. The preferred securities have been approved for listing on the New York Stock Exchange under the symbol "SOEPrA", subject to official notice of issuance. In order to meet one of the requirements for listing the preferred securities on the New York Stock Exchange, the underwriters have undertaken to sell the preferred securities to a minimum of 400 beneficial owners. The underwriters have advised us that they intend to make a market in the preferred securities prior to the commencement of trading on the New York Stock Exchange, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the preferred securities.

     In connection with the offering, the underwriters may purchase and sell preferred securities and shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of preferred securities than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional preferred securities from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional preferred securities or purchasing preferred securities in the open market. In determining the source of preferred securities to close out the covered short position, the underwriters will consider, among other things, the price of preferred securities available for purchase in the open market as compared to the price at which they may purchase preferred securities through the over-allotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing preferred securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the preferred securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of preferred securities and our common stock made by the underwriters in the open market prior to the completion of the offering.

     The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased preferred securities sold by or for the account of such underwriter in stabilizing or short covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the preferred securities and our common stock, and, together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the preferred securities and the common stock. As a result, the price of the preferred securities and the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

     The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of preferred securities offered.

     This offering is being made in compliance with the requirements of "Direct Participation Programs" of the Conduct Rules 2810 of the National Association of Securities Dealers, Inc. Accordingly, sales will not be made to a discretionary account without the prior written consent of a purchaser.

     In connection with any sales made to purchasers in the United Kingdom, each underwriter has represented and agreed that

     - it has not offered or sold and prior to the date six months after the date of issue of the preferred securities will not offer or sell any preferred securities to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

     - it has complied, and will comply with, all applicable provisions of the Financial Services Act of 1986 of Great Britain with respect to anything done by it in relation to the preferred securities in, from or otherwise involving the United Kingdom; and

     - it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the preferred securities to a person who is of a kind described in
      Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 of Great Britain or is a person to whom the document may lawfully be issued or passed on.

     The preferred securities may not be offered, sold, transferred or delivered in or from The Netherlands as part of their initial distribution or as part of any re-offering. Neither this prospectus nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities who or which trade or invest in securities in the conduct of a business or profession. These legal entities include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department.

     The preferred securities have not been and will not be registered under the Securities and Exchange Law of Japan. Accordingly, each of the managers has agreed that it has not offered or sold and will not offer or sell any preferred securities in Japan or to a resident of Japan except pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan. As used in this paragraph, "resident of Japan" means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

     We will pay the underwriting fees and commissions incurred for this offering. Southern Company will pay all of our other out-of-pocket costs and expenses related to this offering, the distribution and the preparation of the agreements providing for the separation, the distribution and related transactions. These out-of-pocket costs and expenses are estimated to be approximately $1.9 million.

     We and the trust have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Richards, Layton and Finger, P.A., special Delaware counsel to the trust and us, will pass on certain matters of Delaware law relating to the validity of the preferred securities. The validity of the guarantee and debentures will be passed on by Troutman Sanders LLP, Atlanta, Georgia. Shearman & Sterling, New York, New York will pass on certain legal matters for the underwriters.

                                    EXPERTS

     The financial statements of Southern Energy, Inc. as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of Hyder plc as of March 31, 2000 and 1999 and for each of the three years ended March 31, 2000 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Berliner Kraft-und Licht (Bewag)-Aktiengesellschaft (currently Bewag AG) as of June 30, 1998 and for the year ended June 30, 1998 included in this prospectus have been audited by KPMG Deutsche Treuhand-Gesellschaft, independent accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC, Washington, D.C., a registration statement on Form S-1 under the Securities Act with respect to the preferred securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information about us and the preferred securities, refer to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other documents filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto, as well as reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

     As a result of this offering, we will become subject to the full informational requirements of the Securities Exchange Act of 1934, as amended. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our shareholders with annual reports containing consolidated financial statements certified by an independent public accounting firm.

                         INDEX TO FINANCIAL STATEMENTS

                             SOUTHERN ENERGY, INC.

                                                              PAGE
                                                              -----
Unaudited Consolidated Balance Sheet as of June 30, 2000....    F-3
Unaudited Consolidated Statements of Income for the Six
  Months Ended June 30, 1999 and 2000.......................    F-4
Unaudited Consolidated Statements of Cash Flows for the Six
  Months Ended June 30, 1999 and 2000.......................    F-5
Notes to Unaudited Consolidated Financial Statements........    F-6
Report of Independent Public Accountants....................   F-16
Consolidated Balance Sheets as of December 31, 1998 and
  1999......................................................   F-17
Consolidated Statements of Income for the Years Ended
  December 31, 1997, 1998, and 1999.........................   F-18
Consolidated Statements of Stockholder's Equity for the
  Years Ended December 31, 1997, 1998, and 1999.............   F-19
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997, 1998, and 1999.........................   F-20
Notes to Consolidated Financial Statements..................   F-21

              BERLINER KRAFT- UND LICHT (BEWAG)-AKTIENGESELLSCHAFT

Independent Auditors' Report................................   F-67
Balance Sheet as of June 30, 1997 and 1998..................   F-68
Statement of Profit and Loss for the Years Ended June 30,
  1997 and 1998.............................................   F-69
Statement of Cash Flow for the Years Ended June 30, 1997 and
  1998......................................................   F-70
Notes to the Financial Statements...........................   F-71
Supplementary Information...................................   F-86
Supervisory Board...........................................   F-91
Bewag Notes.................................................   F-93
Unaudited Balance Sheet as of June 30, 1998 and 1999........  F-101
Unaudited Statement of Profit and Loss for the Years Ended
  June 30, 1998 and 1999....................................  F-102
Unaudited Statement of Cash Flow for the Years Ended
  June 30, 1998 and 1999....................................  F-103
Notes to Unaudited Financial Statements.....................  F-104
Unaudited Supervisory Board.................................  F-130

                                   HYDER PLC

Report of Independent Accountants...........................  F-133
Principal Accounting Policies...............................  F-134
Consolidated Profit and Loss Accounts for the Years Ended 31
  March 2000, 1999 and 1998.................................  F-140
Balance Sheets at 31 March 2000 and 1999....................  F-141
Consolidated Cash Flow Statements for the Years Ended 31
  March 2000, 1999 and 1998.................................  F-142
Statement of Total Recognised Gains and Losses for the Year
  Ended March 2000, 1999 and 1998...........................  F-144
Reconciliation of Movements in Shareholders' Funds for the
  Year Ended 31 March 2000, 1999 and 1998...................  F-144
Notes to the Financial Statements...........................  F-145

                         INDEX TO FINANCIAL STATEMENTS

                             SOUTHERN ENERGY, INC.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

Introduction to Unaudited Pro Forma Financial Information...  F-207
Unaudited Pro Forma Consolidated Statement of Income for the
  Six Months Ended June 30, 2000............................  F-208
Unaudited Pro Forma Consolidated Statement of Income for the
  Year Ended December 31, 1999..............................  F-211
Unaudited Pro Forma Condensed Consolidated Balance Sheet as
  of June 30, 2000..........................................  F-214

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

                      UNAUDITED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 2000
                                 (IN MILLIONS)

                                                                        PRO FORMA
                                                                        (NOTE K)
                                                                        ---------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................  $   691    $   691
Restricted deposits.........................................       20         20
Receivables:
  Customer accounts, less provision for uncollectibles of
    $24.....................................................      213        213
  Other, less provision for uncollectibles of $14...........      642        642
Other.......................................................      178        178
                                                              -------    -------
    Total current assets....................................    1,744      1,744
                                                              -------    -------
PROPERTY, PLANT, AND EQUIPMENT..............................    4,406      4,406
Less accumulated provision for depreciation.................     (474)      (474)
                                                              -------    -------
                                                                3,932      3,932
Leasehold interests, net of accumulated amortization of
  $181......................................................    1,833      1,833
Construction work in progress...............................      147        147
                                                              -------    -------
    Total property, plant, and equipment, net...............    5,912      5,912
                                                              -------    -------
NONCURRENT ASSETS:
Concession agreement, net of accumulated amortization of
  $92.......................................................      266        266
Investments.................................................    1,550      1,550
Notes and other receivables, less provision for
  uncollectibles of $30.....................................    1,297      1,297
Goodwill, net of accumulated amortization of $190...........    2,014      2,014
Other intangible assets, net of accumulated amortization of
  $23.......................................................      511        511
Investment in leveraged leases..............................      566        566
Miscellaneous deferred charges..............................      448        448
                                                              -------    -------
    Total noncurrent assets.................................    6,652      6,652
                                                              -------    -------
    Total assets............................................  $14,308    $14,308
                                                              =======    =======
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
Short-term debt.............................................    2,578      2,631
Current portion of long-term debt...........................      266        266
Accounts payable............................................      631        631
Taxes accrued...............................................      242        242
Other.......................................................      164        111
                                                              -------    -------
    Total current liabilities...............................    3,881      3,881
                                                              -------    -------
NONCURRENT LIABILITIES:
Subsidiary obligated mandatorily redeemable preferred
  securities................................................    1,026      1,026
Notes payable...............................................    4,596      4,596
Other long-term debt........................................      394        394
Deferred income taxes.......................................      694        694
Miscellaneous deferred credits..............................      193        193
                                                              -------    -------
    Total noncurrent liabilities............................    6,903      6,903
                                                              -------    -------
MINORITY INTEREST IN SUBSIDIARY COMPANIES...................      749        749
                                                              -------    -------
COMMITMENTS AND CONTINGENT MATTERS
STOCKHOLDER'S EQUITY:
Common stock, $.01 par value; 2,000,000,000 shares
  authorized; 272,000,000 shares issued and outstanding.....        3          3
Additional paid-in capital..................................    2,872      2,872
Accumulated other comprehensive loss........................     (111)      (111)
Retained earnings...........................................       11         11
                                                              -------    -------
    Total stockholder's equity..............................    2,775      2,775
                                                              -------    -------
    Total liabilities and stockholder's equity..............  $14,308    $14,308
                                                              =======    =======

The accompanying notes are an integral part of this consolidated balance sheet.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

                  UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                               1999      2000
                                                              -------   -------
OPERATING REVENUES..........................................  $ 1,025   $ 1,194
OPERATING EXPENSES:
Fuel........................................................      109       344
Purchased power.............................................      387        54
Maintenance.................................................       49        68
Depreciation and amortization...............................      111       155
Selling, general, and administrative........................      109       146
Write-down of assets........................................        5        14
Other.......................................................       81       102
                                                              -------   -------
  Total operating expenses..................................      851       883
                                                              -------   -------
OPERATING INCOME............................................      174       311
OTHER INCOME (EXPENSE):
Interest income.............................................       80        81
Interest expense............................................     (231)     (300)
Gain on sales of assets.....................................        9        --
Equity in income of affiliates..............................      147        63
Receivables recovery........................................       12        --
Other, net..................................................       21        40
                                                              -------   -------
  Total other income (expense)..............................       38      (116)
                                                              -------   -------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND
  MINORITY INTEREST.........................................      212       195
Provision (Benefit) for Income Taxes........................       34       (29)
MINORITY INTEREST...........................................       36        43
                                                              -------   -------
INCOME FROM CONTINUING OPERATIONS...........................      142       181
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX BENEFIT OF
  $7 AND $9 IN 1999 AND 2000, RESPECTIVELY..................        7        13
                                                              -------   -------
NET INCOME..................................................  $   149   $   194
                                                              =======   =======
EARNINGS PER SHARE:
Basic
  From continuing operations................................  $  0.52   $  0.67
  From discontinued operations..............................     0.03      0.04
                                                              -------   -------
  Net income................................................  $  0.55   $  0.71
                                                              =======   =======
Pro forma basic (Note C)
  From continuing operations................................            $  0.61
  From discontinued operations..............................               0.05
                                                                        -------
  Net income................................................            $  0.66
                                                                        =======
Pro forma diluted (Note C)
  From continuing operations................................            $  0.61
                                                                        -------
  From discontinued operations..............................               0.05
                                                                        -------
  Net income................................................            $  0.66
                                                                        =======

The accompanying notes are an integral part of these consolidated statements.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000
                                 (IN MILLIONS)

                                                               1999     2000
                                                              -------   -----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $   149   $ 194
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Equity in net income of affiliates......................     (143)    (51)
    Depreciation and amortization...........................      118     175
    Write-down of assets....................................       --      --
    Deferred income taxes...................................       56      59
    Gain on sales of assets.................................       (9)     --
    Minority interest.......................................       36      43
    Other, net..............................................      (22)    (59)
    Changes in certain assets and liabilities:
       Receivables, net.....................................      (36)   (205)
       Other current assets.................................       24      17
       Accounts payable.....................................     (111)     57
       Taxes accrued........................................       (2)     24
       Other current liabilities............................       93     (37)
                                                              -------   -----
         Total adjustments..................................        4      23
                                                              -------   -----
         Net cash provided by operating activities..........      153     217
                                                              -------   -----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................     (252)   (225)
  Property insurance proceeds...............................       --      14
  Proceeds received from the sale of investments............       10      --
  Dividends received from equity investments................       15      11
  Cash paid for acquisitions................................   (1,441)    (61)
                                                              -------   -----
         Net cash used in investing activities..............   (1,668)   (261)
                                                              -------   -----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Capital contributions from Southern Company...............      355       1
  Capital contributions from minority interest..............       18      --
  Issuance of notes receivable..............................      (65)    (12)
  Repayments on notes receivable............................      195     109
  Payment of dividends to Southern Company..................       --    (450)
  Payment of dividends to minority interests................      (39)     (6)
  Proceeds from issuance of short-term debt, net............      928     651
  Proceeds from issuance of long-term debt..................      282     213
  Repayment of long-term debt...............................     (345)    (82)
  Other.....................................................       --      (6)
                                                              -------   -----
         Net cash provided by financing activities..........    1,329     418
                                                              -------   -----
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
  EQUIVALENTS...............................................       (2)     (6)
                                                              -------   -----
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS........     (188)    368
CASH AND CASH EQUIVALENTS, beginning of period..............      561     323
                                                              -------   -----
CASH AND CASH EQUIVALENTS, end of period....................  $   373   $ 691
                                                              =======   =====
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Cash paid for interest, net of amounts capitalized........  $   189   $ 317
                                                              =======   =====
  Cash paid (refunds received) for income taxes.............  $   (57)  $ (53)
                                                              =======   =====

The accompanying notes are an integral part of these consolidated statements.

                             SOUTHERN ENERGY, INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 2000

A. ACCOUNTING AND REPORTING POLICIES

     BASIS OF ACCOUNTING. The Company's accounting and reporting policies are summarized in the Notes to the Consolidated Financial Statements ("Notes") elsewhere in this prospectus. These interim financial statements should be read in conjunction with the consolidated financial statements and the accompanying footnotes. Management believes that the accompanying unaudited consolidated financial statements reflect all adjustments, consisting of normal recurring items, necessary for a fair statement of results for the interim periods presented.

     CONCENTRATION OF REVENUES. Revenues earned under the Company's long-term power sales agreements with the Philippines' National Power Corporation ("NPC") approximated 20% and 54% of the Company's total revenues and net income, respectively, for the six months ended June 30, 2000, and 12% and 35% for the same period in 1999, respectively. NPC has long-term contractual agreements to purchase future power production. These agreements are supported by a sovereign guarantee by the Philippines' government. If this agreement were terminated, it could have a material adverse effect on the future operating results and liquidity of the Company.

     RECEIVABLES RECOVERY. During the six months ended June 30, 1999, the Company recorded amounts totaling approximately $12 million, plus related interest, in successful resolution of negotiations by the Company which allowed it to record receivables that were assumed in conjunction with the SE Asia-Pacific business acquisition. The Company has rights to an additional $40 million, plus related interest, as of June 30, 2000, which it has fully reserved due to the risk of collection.

B. COMPREHENSIVE INCOME

     The Company's comprehensive (loss) income consists of net income and foreign currency translation adjustments. Total comprehensive (loss) income for the six months ended June 30, 1999 and 2000 was $34 million and $175 million, respectively.

C. EARNINGS PER SHARE

     We calculate basic earnings per share by dividing the income available to common shareowners by the weighted average number of common shares outstanding. The following table shows our computation of basic earnings per share for the six-month periods ended June 30, 1999 and 2000 (in millions, except per share data) after giving effect to the stock split that will be effected in conjunction with the offering of common stock (Note J). Pro forma basic earnings per share information below gives effect to the dividend paid to Southern in 2000 as though it had occurred during 1999. Pro forma diluted earnings per share information below gives effect to the conversion of the Company's value creation plan ("VCP") standard units outstanding at June 30, 2000 into options to purchase the Company's common stock. See Note 17 of the Notes.

                             SOUTHERN ENERGY, INC.

                                                                 FROM          FROM
                                                              CONTINUING   DISCONTINUED     NET
                                                              OPERATIONS    OPERATIONS    INCOME
                                                              ----------   ------------   -------
                                                                         (IN MILLIONS)
Basic, 1999:
  Income....................................................   $   142       $     7      $   149
  Shares....................................................     272.0         272.0        272.0
                                                               -------       -------      -------
  Earnings per share........................................   $  0.52       $  0.03      $  0.55
                                                               =======       =======      =======
Basic, 2000:
  Income....................................................   $   181       $    13      $   194
  Shares....................................................     272.0         272.0        272.0
                                                               -------       -------      -------
  Earnings per share........................................   $  0.67       $  0.04      $  0.71
                                                               =======       =======      =======
Pro forma basic, 2000:
  Income....................................................   $   181       $    13      $   194
  Shares....................................................     272.0         272.0        272.0
  Shares assumed due to dividend to Southern................      22.9          22.9         22.9
                                                               -------       -------      -------
  Earnings per share........................................   $  0.61       $  0.05      $  0.66
                                                               =======       =======      =======
Pro forma diluted, 2000:
  Income....................................................   $   181       $    13      $   194
  Add: effect of converting VCP units into options..........         1            --            1
                                                               -------       -------      -------
  Adjusted income...........................................   $   182       $    13      $   195
  Shares....................................................     272.0         272.0        272.0
  Shares assumed due to dividend to Southern................      22.9          22.9         22.9
  Shares assumed due to conversion of VCP standard units....       0.9           0.9          0.9
                                                               -------       -------      -------
  Adjusted shares...........................................     295.8         295.8        295.8
  Earnings per share........................................   $  0.61       $  0.05      $  0.66
                                                               =======       =======      =======

D. DEBT

     Facility B, a $350 million 364-day revolving line of credit, was extended to March 2001 during March 2000. See Note 7 of the Notes.

                             SOUTHERN ENERGY, INC.

E. FINANCIAL INSTRUMENTS

     Southern Energy engages in commodity-related marketing and price risk management activities. At June 30, 2000, the status of outstanding non-trading related derivative contracts was as follows (in millions). The interest rate notes in the following table represent the range of fixed interests rates that Southern Energy pays on the related interest rate swaps. On virtually all of these interest rate swaps, the Company receives floating interest rate payment at LIBOR.

                          YEAR OF
                        MATURITY OR    INTEREST      NUMBER OF      NOTIONAL   UNRECOGNIZED
TYPE                    TERMINATION     RATES      COUNTERPARTIES    AMOUNT    GAIN (LOSS)
----                    -----------   ----------   --------------   --------   ------------
                                                                        (IN THOUSANDS)
Interest rate swaps...   2000-2012    6.55%-7.12%        4             $710        $  7
                         2001-2012    6.56%-8.17%        6             L600         (46)
                         2002-2007    4.98%-5.78%        2            DM691           1
Cross currency
  swaps...............   2001-2007            --         7             L394          27
Cross currency
  swaption............        2003            --         1            DM435          28

          L -- Denotes British pounds sterling. DM -- Denotes Deutsche Mark.

F. INVESTMENTS IN AFFILIATES

     The following table sets forth certain summarized income statement information of the Company's investments in 50% or less-owned investments accounted for under the equity method for the six months ended June 30, 1999 and 2000 (in millions):

                                                                 JUNE 30,
                                                              ---------------
                                                               1999     2000
                                                              ------   ------
COMBINED INVESTMENTS, excluding Bewag
INCOME STATEMENT:
Revenues....................................................  $1,387   $2,196
Operating income............................................     893    1,382
Net income from continuing operations.......................      68      335
BEWAG

     Bewag financial information has not been released and is not available for public disclosure at the time of this filing.

G. SEGMENT REPORTING

     Southern Energy's principal business segments primarily consist of the geographic areas in which the Company conducts business -- Americas, Asia-Pacific, and Europe. The other reportable business segments are the Company's financing segment ("SE Finance") and the Company's business

                             SOUTHERN ENERGY, INC.

development and general corporate activities segment ("Corporate"). Intersegment revenues are not material. Financial data for the Company's business segments is as follows (in millions):

                               BUSINESS SEGMENTS

CONSOLIDATED                    AMERICAS   EUROPE   ASIA-PACIFIC   SE FINANCE   CORPORATE    TOTAL
------------                    --------   ------   ------------   ----------   ---------   -------
Six Months Ended June 30,
  2000:
Operating revenues............   $  745    $ 192       $  252         $  0        $  5      $ 1,194
Segment net (loss) income.....       28       43          147           13         (37)         194
Total assets..................    4,309    3,734        4,605          719         941       14,308
Six Months Ended June 30,
  1999:
Operating revenues............   $  275    $ 614       $  133         $  0        $  3      $ 1,025
Segment net (loss) income.....       22       67           85            7         (32)         149

H. ACQUISITIONS AND DIVESTITURES

  SE NEW YORK

     The Company has finalized its purchase price allocation for the SE New York acquisition. The final allocation is as follows (in millions):

Current assets..............................................  $ 60
Property plant and equipment................................   433
Acquired intangibles........................................    47
Liabilities assumed and other...............................   (47)
                                                              ----
Purchase price..............................................  $493
                                                              ====

  SALE OF HIDROELECTRICA ALICURA

     On February 22, 2000, Southern Energy agreed to sell its interest in Hidroelectrica Alicura, a 1,000 megawatt hydroelectric plan in Argentina, for $205 million. The selling price releases the Company from its debt obligations and allows it to buy out minority partners. The sale is subject to the approval of Argentine regulatory authorities. There will be no impact on the Company's results of operations due to the fact that the investment is carried at fair value which is equal to the sales price. See Note K.

I. COMMITMENTS AND CONTINGENT MATTERS

     COMPANHIA ENERGETICA DE MINAS GERAIS ("CEMIG"). In September 1999, the state of Minas Gerais filed a lawsuit in a state court seeking temporary relief against Southern Electric Brasil Participacoes, Ltda. ("SEB") exercising voting rights under the shareholders agreement, between the state and SEB regarding SEB's interest in CEMIG, as well as a permanent recision of the agreement. On March 23, 2000, a state court in Minas Gerias, Brazil, ruled that the shareholder agreement was invalid. SEB has appealed this decision.

     The Company believes that this is a temporary situation and expects that the shareholder's agreement will be fully restored. Failure to prevail in this matter would limit the Company's influence on the daily operations of CEMIG. However SEB would still have 33% of the voting shares of CEMIG and hold 4 of 11 seats on CEMIG's board of directors. SEB's economic interest in CEMIG

                             SOUTHERN ENERGY, INC.

would not be affected. The significant rights SEB would lose relate to supermajority rights and the right to participate in the daily operations of CEMIG.

     SEB obtained financing from Banco Nacional de Desenvolvimento Economico e Social (BNDES) for approximately 50% of the total purchase price of the CEMIG shares which is secured by a pledge of SEB's shares in CEMIG. SEB is currently in discussions with BNDES to defer a $117 million principal and interest payment due on May 15, 2000. Based on the Company's ownership of SEB, the Company's portion of this amount is $29 million. See Note J.

     ENERGY MARKETING AND RISK MANAGEMENT ACTIVITIES. The Company and Vastar Resources, Inc. ("VRI") have jointly agreed to provide up to $700 million of contingent performance guarantees and trade credits on behalf of Southern Company Energy Marketing ("SCEM"). At June 30, 2000, outstanding guarantees related to the estimated fair value of SCEM's net contractual commitments were approximately $278 million, an increase of $132 million from December 31, 1999. In addition, financial guarantees related to SCEM's gas purchase contract with Vastar increased $38 million to $79 million during the six months ended June 30, 2000.

     LONG-TERM SERVICE AGREEMENTS. The Company has entered into additional long-term service agreements for the maintenance and repair of its combustion turbine or combined cycle generating plants. These agreements may be terminated in the event a planned construction project is cancelled. At June 30, 2000, the amount committed for construction projects in process is $68 million. The total amount committed if all turbines are purchased as planned is $1,036 million.

     TURBINE PURCHASES AND OTHER CONSTRUCTION-RELATED COMMITMENTS. The Company has entered into agreements to purchase additional turbines to support ongoing and planned construction efforts. Minimum termination amounts under all purchase contracts were $174 million at June 30, 2000. Total amounts to be paid under the agreements if all turbines are purchased as planned are estimated to be $1,749 million at June 30, 2000. Other construction-related commitments totaled $122 million at June 30, 2000.

     OPERATING LEASES. The Company's operating lease commitments totaled $261 million at June 30, 2000.

     UNCERTAINTIES RELATED TO CONTRACT SALES. Several of the Company's significant power generation facilities rely on either Power Purchase Agreements or energy conversion agreements ("ECAs" and collectively with the Power Purchase Agreements the "Power Contracts") with one or a limited number of entities for the majority of, and in some cases all of, the relevant facility's output over the life of the Power Contract.

     The Power Contracts related to the Company's facilities are generally long-term agreements covering the sale of power for 20 or more years. However, the operation of such facilities is dependent on the continued performance by customers and suppliers of their obligations under the relevant Power Contract, and, in particular, on the credit quality of the purchasers. If a substantial portion of the Company's long-term Power Contracts were modified or terminated, the Company would be adversely affected to the extent that it was unable to find other customers at the same level of profitability. Some of the Company's long-term Power Contracts are for prices above current spot market prices. The loss of one or more significant Power Contracts or the failure by any of the parties to a Power Contract to fulfill its obligations thereunder could have a material adverse effect on the Company's business, results of operations and financial condition.

                             SOUTHERN ENERGY, INC.

     SE CALIFORNIA. Southern Energy California LLC ("SE California"), a wholly owned subsidiary of the Company, and its subsidiaries are parties to a Federal Energy Regulatory Commission ("FERC") proceeding that will determine the percentage of a settled $158.8 million revenue requirement to be paid to the SE California parties under the reliability must-run ("RMR") agreements between the SE California parties and the California Independent System Operator ("CAISO"). Hearings were conducted before a FERC administrative law judge in March 2000. The SE California parties have proposed to allocate approximately 75% of the responsibility for payment of the revenue requirement to the CAISO, while the CAISO and other aligned parties argue that the CAISO should pay no more than approximately 7%. The decision in this case will affect the amount the CAISO will pay to SE California and its subsidiaries for the period commencing June 1, 1999 through December 31, 2001. See Note K.

J. OTHER EVENTS

     TRANSFER OF SUBSIDIARIES TO SOUTHERN. On April 17, 2000, the Company's board of directors voted to transfer Southern Energy's leveraged lease and capital funding subsidiaries to Southern. These transfers are expected to be completed after the successful completion of the Stock Offering. The Company's interest in its SE Finance leveraged leasing subsidiary has been treated as a discontinued operation in the accompanying financial statements.

     DIVIDEND TO SOUTHERN. A short-term credit facility was obtained by the Company to fund the remaining cash dividend payments to Southern in the aggregate amount of $53 million. Pro forma balance sheet and basic earnings per share data for 1999 gives effect to such dividend in accordance with Staff Accounting Bulletin Topic 1:B:3.

     POTOMAC ELECTRIC POWER COMPANY ("PEPCO"). On June 8, 2000, the Company announced it had entered into an agreement to purchase the bulk of PEPCO's electric generation assets for $2.65 billion plus amounts to be determined for working capital and approximately $260 million in the event certain purchase power agreements are not transferred to the Company. The transaction is expected to be completed in late 2000 and will be accounted for by the Company as a purchase.

     CEMIG. SEB obtained financing from Banco Nacional De Desenvolvimento Economico e Social (BNDES) for approximately 50% of the total purchase price of the CEMIG shares which is secured by a pledge of SEB's shares in CEMIG. A portion of a principal payment that was originally due May 15, 2000, in an amount of $9.2 million, has been deferred. SEB paid $2.2 million of this principal payment on May 15, 2000 and expects to pay the remaining $7.0 million on September 15, 2000. An interest payment of $107.8 million, also due on May 15, 2000, has been deferred until May 15, 2001.

K. SUBSEQUENT EVENTS

     PROPOSED PUBLIC OFFERINGS AND SEPARATION FROM SOUTHERN COMPANY. On August 22, 2000, the Company approved a 272,000 to 1 stock split and authorized the execution of an underwriting agreement related to 66,700,000 new shares of Southern Energy common stock (the "Stock Offering"). The Stock Offering is expected to reduce Southern's ownership to approximately 80%. There can be no assurance that this Stock Offering will be completed.

                             SOUTHERN ENERGY, INC.

     In conjunction with the Stock Offering, the Company will convert the indexed units outstanding under the Value Creation Plan (Note 6 of the Notes) into stock appreciation rights and will convert the standard units outstanding under the Value Creation Plan (Note 6 of the Notes) into options to purchase shares of the Company's common stock. The intrinsic value of the options will equal the final value of standard units being converted. The standard units have been treated under variable plan accounting as prescribed by APB Opinion No. 25. Upon conversion to stock options, fixed plan accounting, as prescribed by APB Opinion No. 25, will be followed. Under fixed plan accounting, the difference between the fair value of the options at the date of the initial public offering and their value at the date of grant that has not been previously expensed under variable plan accounting will be recorded as compensation expense over the remaining vesting period of the options.

     The options will have a vesting period and life consistent with the standard units under the value creation plan. These vesting periods and lives will not begin anew upon conversion; rather, they will continue from their original inception dates. The graded vesting period of standard units granted prior to 2000 was four years; the 2000 grant has a graded vesting period of three years. The Company recorded approximately $1.7 million during 1999 as compensation expense for the standard units, approximately $500,000 for the six months to June 2000, and expects to record an additional $21 million as compensation expense over the remaining weighted average vesting period of 2.33 years (from June 30, 2000), based on the initial offering price of $22.00.

     In conjunction with the Stock Offering, employees will be granted approximately three million options to purchase our stock at the IPO price. The options will have a 10-year term and vest ratably over 3 years. Certain of our senior executives will be granted an aggregate of approximately 400,000 restricted stock units. Vesting of the Restricted Stock units will be based on increases in our stock price. Each time our stock price increases 20% over the offering price, 20% of the Restricted Stock units will vest.

     Within twelve months following the completion of the Stock Offering, Southern Company plans to distribute all of the remaining shares of the Company owned by Southern Company to the holders of Southern common stock. There can be no assurance that this distribution will be completed.

     In connection with the completion of the distribution, substitute options for the Company's common stock will be issued to our employees in exchange for their Southern Company options. The conversion process will follow FASB Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation," which dictates the following:

     - The aggregate face value of the options immediately after the conversion will be equal to the aggregate face value prior to the conversion.

     - The ratio of the stock price (fair market value) per option to the exercise price per option will remain the same.

     See Note 6 of the Notes where Southern options held by the Company's officers and employees are further discussed.

     The Company has negotiated service agreements with Southern to provide transition services following the initial public offering of the Company's shares in the areas of finance, accounting, human resources, auditing, legal, information technology and engineering services. These services will be provided at cost or at fair market value, whichever is greater. The Company has the option to decline or terminate service with reasonable advance notice. Under arrangements for similar services

                             SOUTHERN ENERGY, INC.

currently in effect with Southern and its operating companies, under which services are provided at cost, the Company paid $20 million in 1999. See Note 5 of the Notes.

     In addition to the proposed common stock offering, the Company has filed a registration statement with the Securities and Exchange Commission for an underwritten public offering of convertible trust preferred securities. The securities would be issued by a limited purpose Delaware trust which would use the proceeds to purchase from the Company the same principal amount of the Company's convertible junior subordinated debt securities. The net proceeds would be used by the Company to repay short-term debt and for general corporate purposes. There can be no assurance that the issuance of convertible trust preferred securities will be completed. The financial statements for SEI Trust I have not been included in the Registration Statement pertaining to the offering of convertible trust preferred securities because the preferred securities are fully and unconditionally guaranteed by the Company, the trust will have no independent operations, and the trust is a wholly owned subsidiary of the Company.

     DIVIDEND TO SOUTHERN. The pro forma balance sheet and earnings per share data included herein gives effect to the payment of the remaining $53 million of the $503 million dividend to Southern (Note J). As of June 30, 2000, the remaining of the dividend of $53 million had been declared but not paid. Subsequent to the balance sheet date, the $53 million payment was made.

     TURBINE PURCHASES. The Company has entered into agreements to purchase additional turbines to support planned expansion efforts. Total amounts to be paid under the new agreements if all turbines are purchased as planned are estimated to be $580 million.

     SCEM. Effective August 10, 2000, we acquired Vastar's 40% interest in SCEM for $250 million. Upon the closing of the transaction, Vastar transferred its interest in SCEM to us and SCEM became our wholly owned subsidiary and will be consolidated in the Southern Energy, Inc. financial statements on a prospective basis.

     As part of the transaction, we agreed to amend the gas purchase and sale agreement to make it easier for SCEM to administer, including reducing the number of delivery points where Vastar delivers gas, predetermining the daily and annual quantities of gas Vastar is obligated to deliver and SCEM is obligated to purchase, and making certain other changes, but otherwise the gas purchase and sale agreement will remain in effect for the remaining seven years of its term. The amendment will become effective upon the occurrence of certain events, which should happen before the end of this year. Accordingly, SCEM will continue to purchase and market the natural gas produced by Vastar. As part of the transaction, we were relieved of any financial obligations to Vastar under the SCEM partnership agreement, including any guaranteed minimum cash distributions and any outstanding arbitration.

     SE CALIFORNIA. SE California and its subsidiaries SE Delta and SE Potrero acquired generation assets from Pacific Gas & Electric in April 1999 subject to reliability-must-run agreements. SE California assumed these agreements from Pacific Gas & Electric subject to the outcome of a FERC proceeding initiated in October 1997 that will determine the percentage of a $158.8 million annual fixed revenue requirement to be paid to the SE California parties by the CAISO under the reliability-must-run agreements. This revenue requirement was negotiated as part of a prior settlement of a FERC rate proceeding. SE California contends that the amount paid by the CAISO should reflect an allocation based on the CAISO's right to call on the units (as defined by the reliability-must-run agreements) and the CAISO's actual calls. This approach would result in annual payments

                             SOUTHERN ENERGY, INC.

by the CAISO of approximately $120 million, or 75% of the settled fixed revenue requirement. The decision in this case will affect the amount CAISO will pay to SE Delta and SE Potrero for the period from June 1, 1999 through December 31, 2001. On June 7, 2000, the administrative law judge presiding over the proceeding issued an initial decision in which he allocated responsibility for payment of approximately 3% of the revenue requirement to the CAISO. On July 7, 2000, SE California appealed the administrative law judge's decision to the FERC. A final FERC order in this proceeding may be appealed to the U.S. Court of Appeals. The outcome of this appeal cannot now be determined.

     If SE California is unsuccessful in its appeal of the administrative law judge's decision, SE California will be required to refund certain amounts of the revenue requirement billed to the CAISO for the period from June 1, 1999 until the final disposition of the appeal. The amount of this refund as of June 30, 2000 would have been approximately $94 million and would have reduced net income by approximately $33 million. These amounts do not include interest that would be payable in the event of a refund. If SE California is unsuccessful in its appeal, it plans to pursue other options available under the reliability must-run agreements to mitigate the impact of the administrative law judge's decision upon its future operations. The outcome of this appeal is uncertain, and we cannot assure you that we will be successful.

     On August 23, 2000, the FERC denied a complaint filed August 2, 2000 by San Diego Gas & Electric that sought to extend the $250 price cap to all California energy and ancillary service markets, not just the markets administered by the CAISO. However, in its order the FERC instructed its staff to initiate an investigation of the California power markets and to report its findings to the FERC and held further hearing procedures in abeyance pending the outcome of this investigation. In addition, the FERC established October 30, 2000, as a "refund effective date" under section 206 of the Federal Power Act, after which date the FERC may adjust prices retroactively based on the results of the investigation if it determines that the existing rates are not just and reasonable. As a result, any price adjustment by the FERC may require the SE California subsidiaries to refund some portion of the revenues received from sales made after the refund effective date. The FERC's investigation is ongoing, and it cannot be determined at this time what conclusions the report will reach, what action the FERC may take in response to the report or whether the FERC will order the payment of refunds. Consequently, we cannot determine what effect any action by FERC will have on our financial condition.

     HYDER. On August 23, 2000, WPD Limited, a company that subsidiaries of ours and PPL Global jointly own, made an offer to acquire all of the outstanding shares of Hyder for a total purchase price for the ordinary shares of Hyder of approximately L565 million (approximately $847 million), or 365 pence (approximately $5.47) per Hyder share plus the assumption of approximately L2.1 billion (approximately $3.2 billion) of gross debt as of March 31, 2000. On September 15, 2000, WPD Limited committed unconditionally to purchase any shares of Hyder tendered by Hyder shareholders. As of September 18, 2000, WPD Limited had received acceptances to its offer from shareholders representing approximately 68% of the Hyder shares. WPD Limited has replaced Hyder's board of directors with employees of WPD, Southern Energy and PPL Global.

     The total purchase price, including fees and expenses, is expected to be L585 million (approximately $878 million). The purchase will be funded by bank loans of L360 million (approximately $540 million) to be obtained by WPD Holdings, an investment from the WPD for L85 million, approximately $128 million, an investment from PPL Global of L84 million

                             SOUTHERN ENERGY, INC.

(approximately $126 million) and an investment from us of L56 million (approximately $84 million). If the transaction is consummated as currently contemplated, PPL Global will own indirectly 60% of Hyder and we will own indirectly 40% of Hyder. Our investment of L56 million (approximately $84 million) will be funded by cash flow from operations.

     We and PPL Global expect to enter into an agreement for us to own 40% of the economic interest in WPD Limited and PPL Global to own 60%, and for us and PPL Global to own 50% each of the voting interests in WPD Limited. As part of such arrangement, we will also have a call right to acquire an additional 9% economic interest in WPD Limited from PPL Global. We and PPL Global have agreed to modify our ownership of voting shares of WPD Holdings to 50% each so that neither party will have operational or management control of WPD Holdings. This was agreed to by Southern Energy to incent PPL Global to fund the additional 9% economic interest in WPD Limited.

     ALICURA. On August 25, 2000, we completed the sale of our 55% indirect interest in Hidroelectrica Alicura S.A. (Alicura) to The AES Corporation for total consideration of $205 million, including the assumption of debt and the buy-out of minority partners. Alicura's principal asset is a concession to operate a 1,000 MW hydroelectric facility located in the Province of Neuquen, Argentina. As part of the sale, we were released from $200 million of credit support obligations related to Alicura's bank financing. Our sale of Alicura did not materially impact our financial position and we do not expect that it will have a material affect on our results of operations.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Southern Energy, Inc.:

     We have audited the accompanying consolidated balance sheets of SOUTHERN ENERGY, INC. (a Delaware corporation) AND SUBSIDIARIES as of December 31, 1998 and 1999, and the related consolidated statements of income, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Southern Energy, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP

Atlanta, Georgia
February 16, 2000 (except with respect to the matters discussed in Notes 15 and 17, as to which the date is August 22, 2000)

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1999
                                 (IN MILLIONS)

                                                               1998      1999
                                                              -------   -------

ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................  $   561   $   323
Restricted deposits (Note 1)................................       59        50
Receivables:
  Customer accounts, less provision for uncollectibles of
    $34 and $23 for 1998 and 1999, respectively.............      212       236
  Other, less provision for uncollectibles of $67 and $21
    for 1998 and 1999, respectively.........................      521       481
Other.......................................................      113       195
                                                              -------   -------
    Total current assets....................................    1,466     1,285
                                                              -------   -------
PROPERTY, PLANT, AND EQUIPMENT (NOTES 2 AND 4):.............    3,108     4,147
Less accumulated provision for depreciation.................     (312)     (421)
                                                              -------   -------
                                                                2,796     3,726
Leasehold interests, net of accumulated amortization of $85
  and $137 for 1998 and 1999, respectively (Note 1).........      927     1,934
Construction work in progress...............................      968       365
                                                              -------   -------
    Total property, plant, and equipment, net...............    4,691     6,025
                                                              -------   -------
NONCURRENT ASSETS:
Concession agreement, net of accumulated amortization of $84
  and $90 for 1998 and 1999, respectively (Notes 1 and 2)...      258       268
Investments (Notes 1, 3, 12 and 13).........................    1,540     1,490
Notes and other receivables, less provision for
  uncollectibles of $40 and $61 for 1998 and 1999,
  respectively..............................................    1,216     1,276
Goodwill, net of accumulated amortization of $106 and $164
  for 1998 and 1999, respectively (Notes 1 and 12)..........    2,125     2,106
Other intangible assets, net of accumulated amortization of
  $0 and $13 for 1998 and 1999, respectively (Notes 1 and
  12).......................................................      154       447
Investment in leveraged leases (Note 14)....................      264       556
Miscellaneous deferred charges..............................      340       410
                                                              -------   -------
    Total noncurrent assets.................................    5,897     6,553
                                                              -------   -------
    Total assets............................................  $12,054   $13,863
                                                              =======   =======

LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
Short-term debt (Note 7)....................................  $   702   $ 1,961
Note payable to Southern Company (Notes 5 and 7)............      926         0
Current portion of long-term debt (Note 7)..................      480       237
Accounts payable............................................      564       626
Taxes accrued...............................................      196       218
Other.......................................................      184       173
                                                              -------   -------
    Total current liabilities...............................    3,052     3,215
                                                              -------   -------
NONCURRENT LIABILITIES:
Subsidiary obligated mandatorily redeemable preferred
  securities (Note 7).......................................    1,033     1,031
Notes payable (Note 7)......................................    3,499     4,557
Other long-term debt (Note 7)...............................      420       397
Deferred income taxes (Note 8)..............................      573       680
Miscellaneous deferred credits..............................      300       156
                                                              -------   -------
    Total noncurrent liabilities............................    5,825     6,821
                                                              -------   -------
MINORITY INTEREST IN SUBSIDIARY COMPANIES...................      535       725
                                                              -------   -------
COMMITMENTS AND CONTINGENT MATTERS (NOTES 3, 7, 10, AND 11)

STOCKHOLDER'S EQUITY:
Common stock, $.01 par value; 2,000,000,000 shares
  authorized; 272,000,000 shares issued and outstanding
  (Note 17).................................................        3         3
Additional paid-in capital..................................    2,624     2,984
Accumulated other comprehensive income (loss)...............       15       (92)
Retained earnings...........................................        0       207
                                                              -------   -------
    Total stockholder's equity..............................    2,642     3,102
                                                              -------   -------
    Total liabilities and stockholder's equity..............  $12,054   $13,863
                                                              =======   =======

The accompanying notes are an integral part of these consolidated balance sheets.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                               1997     1998     1999
                                                              ------   ------   ------
OPERATING REVENUES..........................................  $3,750   $1,819   $2,268
                                                              ------   ------   ------
OPERATING EXPENSES:
Fuel........................................................      74       47      392
Purchased power.............................................   2,813      844      545
Maintenance.................................................      74       80      116
Depreciation and amortization...............................     182      221      270
Selling, general, and administrative........................     188      160      253
Write-down of assets (Note 2)...............................       0      308       60
Other.......................................................     147      164      188
                                                              ------   ------   ------
  Total operating expenses..................................   3,478    1,824    1,824
                                                              ------   ------   ------
OPERATING INCOME (LOSS).....................................     272       (5)     444
                                                              ------   ------   ------
OTHER INCOME (EXPENSE):
Interest income.............................................     138      146      172
Interest expense............................................    (345)    (430)    (502)
Gain on sales of assets (Note 12)...........................      24       41      313
Equity in income of affiliates (Notes 1, 3, and 13).........      58      135      111
Receivables recovery (Note 1)...............................       0       29       64
Other, net..................................................      33       29       72
                                                              ------   ------   ------
  Total other (expense) income..............................     (92)     (50)     230
                                                              ------   ------   ------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES
  AND MINORITY INTEREST.....................................     180      (55)     674
PROVISION (BENEFIT) FOR INCOME TAXES:
Continuing operations.......................................      27     (123)     129
Windfall profits tax........................................     148        0        0
                                                              ------   ------   ------
  Total Provision (Benefit) for Income Taxes................     175     (123)     129
MINORITY INTEREST...........................................      29       80      183
                                                              ------   ------   ------
(LOSS) INCOME FROM CONTINUING OPERATIONS....................     (24)     (12)     362
                                                              ------   ------   ------
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX BENEFIT OF
  $10, $22, AND $15 IN 1997, 1998, AND 1999, RESPECTIVELY...       8       12       10
                                                              ------   ------   ------
(LOSS) NET INCOME...........................................  $  (16)  $    0   $  372
                                                              ======   ======   ======
(LOSS) EARNINGS PER SHARE:
Basic
  From continuing operations................................  $(0.09)  $(0.04)  $ 1.33
  From discontinued operations..............................    0.03     0.04     0.04
                                                              ------   ------   ------
  Net income................................................  $(0.06)  $   --   $ 1.37
                                                              ======   ======   ======
Pro forma basic -- unaudited (Note 17)
  From continuing operations................................                    $ 1.23
  From discontinued operations..............................                      0.03
                                                                                ------
  Net income................................................                    $ 1.26
                                                                                ======
Pro forma diluted -- unaudited (Note 17)
  From continuing operations................................                    $ 1.23
  From discontinued operations..............................                      0.03
                                                                                ------
  Net income................................................                    $ 1.26
                                                                                ======

The accompanying notes are an integral part of these consolidated statements.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999
                                 (IN MILLIONS)

                                                                            ACCUMULATED
                                                   ADDITIONAL                  OTHER
                                          COMMON    PAID-IN     RETAINED   COMPREHENSIVE   COMPREHENSIVE
                                          STOCK     CAPITAL     EARNINGS   INCOME (LOSS)   (LOSS) INCOME
                                          ------   ----------   --------   -------------   -------------
BALANCE, DECEMBER 31, 1996..............      3      $  955      $  16         $  14
  Net loss..............................      0           0        (16)            0           $ (16)
  Cumulative translation adjustment, net
     of tax.............................      0           0          0            (7)             (7)
                                                                                               -----
  Comprehensive loss....................                                                       $ (23)
                                                                                               =====
  Capital contributions.................      0       1,167          0             0
                                           ----      ------      -----         -----
BALANCE, DECEMBER 31, 1997..............      3       2,122          0             7
  Net income............................      0           0          0             0           $   0
  Cumulative translation adjustment, net
     of tax.............................      0           0          0             8               8
                                                                                               -----
  Comprehensive income..................                                                       $   8
                                                                                               =====
  Capital contributions.................      0         502          0             0
                                           ----      ------      -----         -----
BALANCE, DECEMBER 31, 1998..............      3       2,624          0            15
  Net income............................      0           0        372             0           $ 372
  Cumulative translation adjustment, net
     of tax.............................      0           0          0          (107)           (107)
                                                                                               -----
  Comprehensive income..................                                                       $ 265
                                                                                               =====
  Dividends.............................      0           0       (165)            0
  Capital contributions.................      0         360          0             0
                                           ----      ------      -----         -----
BALANCE, DECEMBER 31, 1999..............      3      $2,984      $ 207         $ (92)
                                           ====      ======      =====         =====

The accompanying notes are an integral part of these consolidated statements.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999
                                 (IN MILLIONS)

                                                               1997      1998      1999
                                                              -------   -------   -------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income...........................................  $   (16)  $     0   $   372
                                                              -------   -------   -------
Adjustments to reconcile net (loss) income to net cash
  provided by operating activities:
  Equity in income of affiliates............................      (53)     (121)      (95)
  Depreciation and amortization.............................      203       229       286
  Write-down of assets......................................        0       308        60
  Deferred income taxes.....................................       15       (40)      166
  Gain on sales of assets...................................      (24)      (41)     (313)
  Minority interest.........................................       29        80       183
  Other, net................................................       15       (27)      (93)
  Changes in certain assets and liabilities, excluding
    effects from acquisitions:
    Receivables, net........................................     (214)      133      (133)
    Other current assets....................................       38       (47)      (15)
    Accounts payable........................................      137      (141)      (81)
    Taxes accrued...........................................      114       (12)       22
    Other current liabilities...............................       20        81       156
                                                              -------   -------   -------
      Total adjustments.....................................      280       402       143
                                                              -------   -------   -------
      Net cash provided by operating activities.............      264       402       515
                                                              -------   -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures........................................     (720)     (647)     (747)
Cash paid for acquisitions..................................   (2,925)     (998)   (1,771)
Funds loaned to Southern Company............................     (619)     (361)        0
Purchase of preferred shares................................        0         0      (121)
Property insurance proceeds.................................        0         0        34
Proceeds received from the sale of investments (Note 12)....       32       198       284
Dividends received from equity investments..................       29        67        58
                                                              -------   -------   -------
      Net cash used in investing activities.................   (4,203)   (1,741)   (2,263)
                                                              -------   -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contributions from Southern Company.................    1,167       502       360
Capital contributions from minority interests...............        0         0        18
Issuance of notes receivable................................      (84)     (191)     (199)
Repayments on notes receivable..............................      231       398       341
Payment of dividends to Southern Company....................        0         0      (165)
Payment of dividends to minority interests..................       (7)      (22)      (66)
Proceeds from issuance of short-term debt, net..............      749       122       358
Proceeds from issuance of long-term debt....................    1,847       730     1,372
Proceeds from issuance of subsidiary obligated mandatorily
  redeemable preferred securities...........................      672       338         0
Repayment of long-term debt.................................     (398)     (375)     (503)
                                                              -------   -------   -------
      Net cash provided by financing activities.............    4,177     1,502     1,516
                                                              -------   -------   -------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
  EQUIVALENTS...............................................       (1)       --        (6)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........      237       163      (238)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................      161       398       561
                                                              -------   -------   -------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $   398   $   561   $   323
                                                              =======   =======   =======
SUPPLEMENTAL CASH FLOW DISCLOSURES:
Cash paid for interest, net of amounts capitalized..........  $   269   $   349   $   419
                                                              =======   =======   =======
Cash paid (refunds received) for income taxes...............  $    66   $   (33)  $  (114)
                                                              =======   =======   =======
BUSINESS ACQUISITIONS:
Fair value of assets acquired...............................  $ 4,768   $ 1,072   $ 1,803
Less cash paid..............................................    2,925       998     1,771
                                                              -------   -------   -------
  Liabilities assumed.......................................  $ 1,843   $    74   $    32
                                                              =======   =======   =======

The accompanying notes are an integral part of these consolidated statements.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1997, 1998, AND 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  GENERAL

     Southern Energy, Inc. is a wholly owned subsidiary of Southern Company ("Southern" or the "Parent") and was incorporated in Delaware in 1993. Southern Energy, Inc. and its subsidiaries (collectively, "Southern Energy" or the "Company") acquire, develop, build, own, and operate power production and delivery facilities and provide a broad range of energy-related services to utilities and industrial companies around the world. The Company's business includes independent power projects, integrated utilities, a distribution company, and energy marketing and trading operations. Southern Energy has operations and development offices in North America and the Caribbean, Asia, Europe, and South America. Additionally, the Company operates a business development and management entity. Operating entities, of which the Company has less than 100% ownership, are as follows:

                                                                        ECONOMIC         VOTING
                                                                        OWNERSHIP       INTEREST
                                                                      PERCENTAGE AT    PERCENTAGE
                                          COUNTRY OF      YEAR OF     DECEMBER 31,    DECEMBER 31,
                                          OPERATIONS     INVESTMENT       1999            1999
                                          ----------     ----------   -------------   ------------
ENTITIES CONSOLIDATED:
Western Power Distribution ("WPD"),
  formerly "SWEB" (Note 2)............  United Kingdom      1995          49.0%             50.5%
Hidroelectrica Alicura S.A.
  ("Alicura") (Note 2)................    Argentina         1993          55.1              55.1
Empresa Electria del Norte Grande S.A.
  (Note 2)............................      Chile           1993          82.3              82.3
Freeport Power Company................     Bahamas          1993          62.5              62.5
ENTITIES NOT CONSOLIDATED, ACCOUNTED
  FOR UNDER EQUITY METHOD:
Southern Company Energy Marketing LP
  ("SCEM")............................  United States       1997          60.0              60.0
Birchwood Power Partners L.P.
  ("Birchwood").......................  United States       1994          50.0              50.0
Bewag AG ("Bewag")....................     Germany          1997          26.0              28.7
Guangdong Guanghope Power Company
  Limited ("Shajiao C")...............      China           1997          32.0             44.44
Companhia Energetica de Minas Gerais
  ("CEMIG")...........................      Brazil          1998           3.6              8.24
The Power Generation Company of
  Trinidad and Tobago ("PowerGen")....     Trinidad         1994          39.0              39.0
Shandong International Power
  Development Company Limited
  ("SIPD")............................      China           1999           9.9         9.9 to 38
Carbontronics Synfuels Investors LP...  United States       1998          25.0              25.0
Clairton 1314B LLC....................  United States       1997          27.0              27.0

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

                                                                        ECONOMIC         VOTING
                                                                        OWNERSHIP       INTEREST
                                                                      PERCENTAGE AT    PERCENTAGE
                                          COUNTRY OF      YEAR OF     DECEMBER 31,    DECEMBER 31,
                                          OPERATIONS     INVESTMENT       1999            1999
                                          ----------     ----------   -------------   ------------
ENTITY NOT CONSOLIDATED, ACCOUNTED FOR
  UNDER COST METHOD:
Mobile Energy Services Company, LLC
  ("Mobile Energy")...................  United States       1994           1.0               1.0

Mobile Energy's remaining 99% ownership interest is held by Southern. Southern Energy currently has a 49% economic interest in WPD Holdings UK, the UK parent of WPD, yet retains operational and management control with 50.5% of the voting rights and the right to appoint a majority of the board of directors. The Company's economic interest in Shajiao C is stated after a preferential distribution to Guangdong Generation Corporation, the joint venture partner in China. The Company's voting interest in SIPD can increase to 38% when certain shareholders become ineligible to vote on matters when there is a conflict of interest, according to rules governing the listing of securities on the Stock Exchange of Hong Kong Ltd.

  BASIS OF PRESENTATION

     The consolidated financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States ("U.S. GAAP"). The accompanying financial statements have not been prepared in accordance with Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation." This pronouncement, under which most rate regulated U.S. electric utilities report financial statements, applies to entities that are subject to cost-based rate regulation. By contrast, the Company's operating investments generally are not subject to cost-based rate regulation, and therefore, the provisions of SFAS No. 71 do not apply. Financial statements presented in accordance with SFAS No. 71 contain deferred items which have not yet been included in rates charged to customers in compliance with the respective regulatory authorities, but which would have been included in the income statement of enterprises in general under U.S. GAAP. The accompanying financial statements of the Company do not contain such deferrals.

     The financial statements include the accounts of the Company and its wholly owned and its controlled majority-owned subsidiaries and have been prepared from records maintained by the Company and its subsidiaries in their respective countries of operation. Certain prior year amounts have been reclassified to conform with the current year financial statement presentation.

     All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in companies in which the Company exercises significant influence over operating and financial policies are accounted for using the equity method. In addition, majority or jointly owned affiliates where control does not exist are accounted for using the equity method of accounting. Mobile Energy is the only investment accounted for using the cost method.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

  USE OF ESTIMATES

     The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  REVENUE RECOGNITION

     Revenues derived from power generation are recognized upon output, product delivery, or satisfaction of specific targets, all as specified by contractual terms. To the extent that power generation billings exceed the cumulative average price per unit delivered, cumulative average revenues are recorded. Substantially all of the Company's energy trading and marketing operations are accounted for under a mark-to-market accounting methodology.

  CONCENTRATION OF REVENUES AND NET INCOME

     For the year ended December 31, 1999 approximately 14% and 35% of our revenues and net income, respectively, were attributable to sales made by our Philippine operations under power sales agreements with National Power Corporation (NPC). NPC has long-term contractual agreements to purchase future power production. These agreements are supported by a sovereign guarantee by the Philippines' government. If this agreement were terminated, it could have a material adverse effect on the future operating results and liquidity of the Company.

  CASH AND CASH EQUIVALENTS

     The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

  LONG-LIVED ASSETS AND INTANGIBLES

     The Company records goodwill for the difference between the excess of the fair value of investments over the purchase price. Goodwill is amortized on a straight-line basis over a period between 30 and 40 years. The Company recognizes specifically identifiable intangibles when specific rights and contracts are acquired. These intangibles are amortized on a straight-line basis over the lesser of their contractual or estimated useful lives between 20 and 30 years. The Company evaluates long-lived assets, such as property, plant and equipment, goodwill, and specifically identifiable intangibles, when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. The determination of whether an impairment has occurred is based on an estimate of undiscounted cash flows attributable to the assets, as compared to the carrying value of the assets. If an impairment has occurred, the amount of the impairment recognized is determined by estimating the fair value of the assets and recording a provision for loss if the carrying value is greater than fair value. For assets identified as held for sale, the carrying value is compared to the estimated fair value less cost to sell to determine if an impairment provision is required. Until the assets are disposed of, their estimated fair value is reevaluated when circumstances or events change.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

  RESTRICTED DEPOSITS

     The Company has restricted deposits for self-insurance reserves, contractual, legal, or other corporate purposes.

  PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment are recorded at cost to the Company, which includes materials, labor, appropriate administrative and general costs, and the estimated cost of debt funds used during construction. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense as incurred.

     Depreciation of the recorded cost of depreciable property, plant, and equipment is provided by using primarily composite straight-line rates (Note 4). Leasehold improvements are amortized over the shorter of the respective lease terms or the useful lives of the improvements. The Company's capitalization policy expenses the cost of certain immaterial assets when purchased.

     Upon the retirement or sale of assets, the cost of such assets and the related accumulated depreciation are removed from the balance sheet and the gain or loss, if any, is credited or charged to income.

  LEASEHOLD INTERESTS

     Certain of SE Asia Pacific Limited's ("SE Asia-Pacific") (formerly Consolidated Electric Power Asia Limited) power generation facilities are developed under "build, operate, and transfer agreements" ("BOT") with the respective local country government. Under these agreements, SE Asia-Pacific builds power generation facilities, operates them for a period of several years (a "cooperation period"), and transfers ownership to the local country government at the end of the cooperation period. Additionally, the land subject to the BOT agreements is not controlled by SE Asia-Pacific. During construction, the cost of these facilities is recorded as construction work in progress. Upon completion of a facility, its entire cost is reclassified to leasehold interests where the balance is amortized over the length of the respective cooperation period.

  CONCESSION AGREEMENT

     The amount recorded as a concession agreement in the accompanying balance sheets corresponds with the total value, net of amortization, assigned by the Argentine government to the assets delivered to Alicura for operating purposes pursuant to the concession contract for the Alicura hydroelectric complex. This value was originally determined, without allocating any specific value to each of the assets involved in the concession, based on the amount paid by the Company to acquire 59% of the share capital of the company which holds the concession, plus the proportion of the capital retained by the Argentine government (41%), plus the liabilities undertaken by the concessionaire upon signing the concession contract and the disbursements incurred by the Company and subsequently transferred to Alicura to effect the acquisition.

     This intangible asset is being amortized using the straight-line method over 30 years (the concession period) from August 1993, which was the takeover date of the hydroelectric complex.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

     During December 1998, Southern Energy, having received the appropriate approval from executive management and the board of directors, committed itself to a formal plan to dispose of its investment in Alicura. See Notes 2 and 17 for further discussion.

  LEVERAGED LEASES

     The Company's net investment in leveraged leases consist of rentals receivable, net of principal and interest on the related nonrecourse debt, the estimated residual value of the leased facilities, and unearned income. The earned income is included in the consolidated statements of income. Initial direct costs incurred in consummating a leveraged lease transaction are accounted for as part of the investment in the lease and are amortized over the term of the lease.

  INCOME TAXES

     SFAS No. 109, "Accounting for Income Taxes," requires the asset and liability approach for financial accounting and reporting for deferred income taxes. The Company uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences.

  RECEIVABLES RECOVERY

     In 1998 and 1999, the Company received amounts totaling approximately $29 million and $64 million, respectively, plus related interest in successful resolution of negotiations by the Company with its supplier and partners in China which allowed it to collect receivables that were assumed in conjunction with the SE Asia-Pacific business acquisition. At the time of the purchase, the Company did not place value on the receivables due to the uncertain credit standing of the parties with whom the receivables were secured. The Company has rights to an additional $40 million, plus related interest, as of December 31, 1999, which it has fully reserved due to the risk of collection.

  FOREIGN CURRENCY TRANSLATION

     Assets and liabilities of international operations where the local currency is the functional currency have been translated at year-end exchange rates, and revenues and expenses have been translated using average exchange rates prevailing during the year. Adjustments resulting from translation have been recorded in other comprehensive income. The financial statements of international operations where the U.S. dollar is the functional currency reflect certain transactions denominated in a local currency that have been remeasured in U.S. dollars. The remeasuring of local currencies into U.S. dollars creates gains and losses from foreign currency transactions that are included in net income in the amount of $(2), $4 and $2 million for 1997, 1998, and 1999, respectively. The effect of the translation adjustment on other comprehensive income is disclosed in the statements of stockholder's equity.

  COMPREHENSIVE INCOME

     The Company's comprehensive income consists of net income and foreign currency translation adjustments and is presented in the financial statements. The objective of the statement is to report a

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES
measure of all changes in common stock equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners.

  FINANCIAL INSTRUMENTS

     Southern Energy engages in price risk management activities for both nontrading and trading purposes. Nontrading financial instruments are used to hedge exposures to fluctuations in interest rates, foreign currency exchange rates, and certain commodity prices. Gains and losses on qualifying hedges are deferred and recognized either in income or as an adjustment to the carrying amount when the hedged transaction occurs.

     Financial instruments used for trading purposes are recorded at either quoted market value or, when market prices are not readily available for specific contracts, at fair value, which is determined under an alternative approach, such as model pricing. The determination of market or fair value considers various factors, including closing exchange or over-the-counter ("OTC") market price quotations, time value and volatility factors underlying options and contractual commitments, price activity for equivalent or synthetic instruments in markets located in different time zones, counterparty credit quality, and the potential impact on market prices of liquidating the Company's positions in an orderly manner over a reasonable period of time under present market conditions. All trading transactions and related expenses are recorded on a trade-date basis. See Note 9 where financial instruments are discussed further.

  NEW ACCOUNTING STANDARDS

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued a new Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement requires capitalization of certain costs of internal-use software. Southern Energy adopted this statement in December 1998 without a material impact on the financial statements.

     The American Institute of Certified Public Accountants' SOP 98-5, "Reporting on the Costs of Start-Up Activities," was implemented in the fourth quarter of 1998. This statement requires that costs of start-up activities and organizational costs be expensed as incurred. The new accounting requirement did not have a significant effect on net income.

     In December 1998, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board ("FASB") issued EITF No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities." The EITF requires that energy trading contracts be marked to market through the income statement, with gains or losses reflected rather than revenues and purchased power. Energy trading contracts are defined as energy contracts entered into with the objective of generating profits on or from exposure to shifts or changes in market prices. The adoption of this accounting in January 1999 did not have a material impact on the financial statements.

     The Company continues to analyze the effects of adoption of the rules promulgated by SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts, and for hedging activities. The FASB recently deferred implementation of the provisions of SFAS No. 133 to fiscal periods beginning after June 15, 2000. The Company

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES
intends to adopt the provisions of SFAS No. 133 within this time frame and in accordance with the requirements provided by this statement. Management is currently assessing the financial statement impact of the statement, but we have not determined the impact at this time. Adoption of SFAS No. 133 could increase the volatility of earnings and other comprehensive income.

2. WRITE-DOWN OF ASSETS

     In December 1998, Southern Energy designed and implemented a plan to dispose of its Argentine and Chilean investments. As a result, Southern Energy recorded a write-down of approximately $308 million in 1998 to reflect the difference between the carrying value of these assets and the estimated fair value of the businesses. The Company recorded an additional write-down of $28 million in 1999 to eliminate the impact of net earnings from the investments, in order to prevent increasing the carrying value of these assets above their estimated fair market value. Depreciation expense was suspended at the time of the initial write-down. Southern Energy estimated the fair value of the businesses held for sale based on bids received from prospective buyers, if available, or the discounted expected future cash flows to be generated by the assets. The adjusted carrying value of the Argentine and Chilean assets held for disposal at December 31, 1999 was $92 million. See Note 17 for further discussion. These assets impacted the financial statements of income as follows (in millions):

                                                           OPERATING   OPERATING   CONSOLIDATED
                                                           REVENUES     INCOME      NET INCOME
                                                           ---------   ---------   ------------
Year:
1997.....................................................    $180         $37           $5
1998.....................................................     180          37            5
1999.....................................................     171          23            2

     Additionally during 1999, Southern Energy recorded a write-down of approximately $14 million, which primarily related to its interest in the write-down of $31 million of WPD metering assets. These assets are to be held and used by WPD. Future cash flows will be derived from competitive markets being introduced in the UK for metering activities. An estimate of these undiscounted future cash flows was compared to the carrying value of the assets and it was determined that the assets were impaired. The fair value of the assets was then determined by discounting the future cash flows. The amount of the write-down was then computed by comparing the carrying value to the fair value of the assets.

3. JOINT VENTURE INFORMATION

     On September 1, 1997, Southern Energy and Vastar Resources, Inc. ("VRI") entered into a 99-year partnership agreement designed to further develop both parties' energy marketing and risk management operations and formed SCEM. Also on such date, Southern Energy contributed $24.1 million, which includes substantially all of its gas marketing and risk management assets and a working capital contribution to the venture. As part of this transaction, VRI contributed substantially all of the operating assets of Vastar Gas Marketing, Inc. (a wholly owned subsidiary of VRI) to SCEM on September 1, 1997.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

     On January 1, 1998, VRI contributed substantially all operating assets of Vastar Power Marketing, Inc. (a wholly owned subsidiary of VRI) to SCEM; concurrently, certain long-term natural gas supply contracts were contributed by Vastar Gas Marketing, Inc. Additionally, on January 1, 1998, Southern Energy paid VRI $40 million and contributed $14.1 million, or substantially all of the remaining energy marketing and trading assets of Southern Energy Trading and Marketing, Inc., to SCEM.

     Historical cost was used, as Southern Energy and VRI accounted for their respective initial investments in SCEM as a joint venture. However, due to the fact that both entities were marketing and energy trading operations, substantially all of the contributed assets and liabilities were accounted for using mark-to-market accounting. The partnership agreement provides both Southern Energy and VRI with significant participatory rights with respect to the operations of SCEM. Accordingly, Southern Energy accounts for its interest in the joint venture under the equity method of accounting.

     The general and limited partnership interest is 60% owned, indirectly, by Southern Energy and 40% owned, indirectly, by VRI. Income and partnership distributions will be made according to the ownership percentage, subject to certain minimum distributions, provided for by the partnership agreement, to VRI for the first five years of the partnership. These minimum distributions can be reduced in the event that certain extraordinary items are experienced by SCEM. To date, the Company has only paid VRI $5.8 million for the 1998 minimum distribution as a result of credit losses in 1998. VRI believes it is entitled to a higher payment and has requested arbitration in the matter. The Company does not believe that the outcome of this matter will have a material effect on its financial statements.

     Under the partnership agreement, Southern Energy's ownership interest automatically increases to 75% of SCEM on July 1, 2001. During calendar year 2002, Southern Energy may exercise a call provision to purchase an additional 5% interest for $80 million. Beginning December 1, 2002 and ending January 2, 2003, VRI may put its remaining ownership interest to Southern Energy for an amount of either $130 million or $210 million depending on the interest owned by VRI at that time, plus certain other contractual considerations. Both of these put and call provisions provide for cash payments equal to the pro rata portion of certain unamortized capital expenditures and the pro rata portion of the market or fair values of financial instruments owned by the partnership on the date of the option exercise. The partnership agreement also provides that in the event of a change of control of VRI or the Company, the other party has a right to purchase the interest in SCEM owned by the party affected by the change of control. The purchase price would be determined by an appraisal.

4. PROPERTY, PLANT, AND EQUIPMENT

     The Company records depreciation expense on a straight-line basis, using the following estimated useful lives (in years):

Production..................................................  15 to 40
Transmission and distribution...............................  35 to 40
Other.......................................................   3 to 30

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

     Property, plant, and equipment consisted of the following at December 31, 1998 and 1999 (in millions):

                                                               1998     1999
                                                              ------   ------
Production..................................................  $  551   $1,615
Transmission and distribution...............................   2,463    2,417
Other.......................................................      94      115
                                                              ------   ------
                                                              $3,108   $4,147
                                                              ======   ======

5. RELATED-PARTY TRANSACTIONS

     The Company has agreements with Southern Company Services, Inc. (a wholly owned subsidiary of Southern) and each of the system operating companies owned by Southern under which those companies provide the following services to the Company at cost: general engineering, design engineering, accounting and statistical budgeting, business promotion and public relations, systems and procedures, training, and administrative and financial services. In addition to these services, certain facilities of the system companies are made available to the Company and its customers. The Company reimburses the service company and the various system operating companies at cost for these services. Such costs amounted to approximately $28 million, $17 million, and $20 million, during 1997, 1998, and 1999, respectively.

     Included in these costs are both directly incurred costs and allocated costs. The allocated costs related to Southern Company Services, Inc.'s (SCS) corporate general and administrative overhead amounted to approximately $2 million, $4 million and $5 million during 1997, 1998 and 1999, respectively.

     SCS allocates costs to Southern Company subsidiaries based on single-year statistical data on a one-year lag. Using these statistics, SCS allocated these costs to the Company based on several methods of allocation. The majority of these costs in 1999 were allocated based on the following methodologies:

     Financial Basis

          The Company was charged a percentage of SCS costs subject to allocation based on net fixed assets, operating expenses and operating revenue. The amounts allocated to the Company were based on its net fixed assets, operating expenses and operating revenue as a percentage of Southern Company's total net fixed assets, operating expenses and operating revenue.

     Employee Basis

          The Company was charged a percentage of SCS costs subject to allocation based on employee headcount. The amounts of the charges allocated to the Company were based on the number of Company employees as a percentage of the number of employees of all of SCS's client companies receiving allocations. Employee groups not benefiting from the services are not included in the allocation.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

     Market-Based Equity Basis

          The Company was charged a percentage of SCS costs subject to allocation based on market equity. The amounts allocated to the Company were based on the ratio of the Company's total book equity, adjusted to fair market value, to the sum of the total market-based equity of all SCS client companies receiving allocations.

     The Company's management believes that these allocation methods are reasonable.

     The Company incurred interest expense on a note payable to Southern Company of $17 million $53 million, and $37 million during 1997, 1998, and 1999, respectively. See Note 7 for discussion of related-party debt transactions.

     The Company has various agreements with SCEM in which SCEM has agreed to develop and manage its bidding strategy, manage fuel requirements, sell the energy and provide accounting and settlement services for several generating plants of the Company. These agreements apply to the Company's California, New York, and New England operating entities and generally cover a term of 1 to 2.5 years. The first of these agreements was in place in December 1998 and the most recent in July 1999 as amended in January 2000. Total fees paid to SCEM under the marketing agreements totaled $16.8 million in 1999, and payments made for fuel to SCEM totaled $257.9 million.

     In January 1999, the Company contracted with SCEM to operate and maintain the generating assets of Brazos Electric Power Cooperative in Texas for a period of five years ending 2003.

     For all agreements, the Company has obligated itself to meet certain operating factors.

     The Company's revenues and expenses related to its agreements with SCEM during 1999 were $445.1 million and $274.7 million, respectively. Intercompany profits and losses recognized by SCEM on a market to market accounting basis are appropriately eliminated in consolidation. Activity with SCEM during 1998 was not material to the Company.

6. EMPLOYEE BENEFIT PLANS

  PENSION PLANS

     The Company offers pension benefits to its WPD, Freeport Power Company and North American employees, through various pension plans.

     WPD participates in the Electricity Supply Pension Scheme ("ESPS"), which provides pension and other related defined benefits based on final pensionable pay to substantially all employees throughout the electricity supply industry in the United Kingdom. The measurement date for WPD is December 31 for each year presented. See Note 11 for further discussion.

     As a result of WPD's sale to London Electricity of its supply business (Note 12) during 1999, a curtailment and settlement of a portion of WPD's pension plan occurred for the pension assets and obligations that transferred to the buyer. In accordance with SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits", a curtailment gain of $5 million and a settlement loss of $14 million were recorded during 1999 in conjunction with this event.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

     Southern Energy participates in the Southern Company Pension Plan, a defined benefit, trusteed, noncontributory plan covering substantially all regular employees. The measurement date for the Domestic Benefit Plans is September 30 for each year presented.

     Freeport Power Company participates in a defined benefit, trusteed, contributory pension plan that covers substantially all union employees. Plan benefits are based on the employees' years of service and employment grades. Plan assets are primarily invested in equity and debt securities. The measurement date for Freeport Power is December 31 for each year presented.

     All employees of Freeport Power Company not under the union are covered under a defined benefit, noncontributory pension plan. Benefits earned under this plan reflect the employee's years of service, age at retirement, and average compensation for the highest five years out of the ten years immediately preceding retirement. Plan assets are primarily invested in equity and debt securities.

     The Company also has noncontributory, defined benefit plans covering substantially all union employees at recently acquired facilities. These plan benefits are based on final average pay, age at retirement, and service at the Company and the former employer. These Plans are funded according to Internal Revenue Code requirements and are accounted for pursuant to SFAS No. 87, "Accounting for Pensions."

     The rates assumed in the actuarial calculations for the WPD pension plan as of December 31, 1999 and 1998 were as follows:

                                                              1998    1999
                                                              ----    ----
Discount rate...............................................  5.75%   6.50%
Rate of compensation increase...............................  4.00    4.00
Expected return on plan assets..............................  8.75    8.75

     The following tables show the actuarial results for the WPD defined benefit pension plan as of December 31 for the respective years (in millions):

                                                               PENSION PLAN
                                                              ---------------
                                                               1998     1999
                                                              ------   ------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation, beginning of year.......................  $  890   $1,063
  Service cost..............................................      12       13
  Interest cost.............................................      67       59
  Benefits paid.............................................     (61)     (70)
  Actuarial loss (gain).....................................     143      (91)
  Amendments................................................       0       41
  Curtailment...............................................       0       (7)
  Settlement................................................       0      (41)
  Foreign currency exchange rate change.....................      12      (30)
                                                              ------   ------
     Benefit obligation, end of year........................  $1,063   $  937

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

                                                               PENSION PLAN
                                                              ---------------
                                                               1998     1999
                                                              ------   ------
                                                              ======   ======
CHANGES IN PLAN ASSETS:
Fair value of plan assets, beginning of year................  $1,152   $1,308
  Return on plan assets.....................................     195      233
  Employer contributions....................................       1        0
  Participants contributions................................       6        4
  Benefits paid.............................................     (61)     (70)
  Settlement................................................       0      (59)
  Foreign currency exchange rate change.....................      15      (37)
                                                              ------   ------
     Fair value of plan assets, end of year.................  $1,308   $1,379
                                                              ======   ======
FUNDED STATUS:
Funded status at the end of year............................  $  245   $  442
Unrecognized prior service cost.............................       4       42
Unrecognized net gain.......................................     (27)    (251)
                                                              ------   ------
     Net amount recognized on the consolidated balance
      sheets................................................  $  222   $  233
                                                              ======   ======

     The rates assumed in the actuarial calculations for the pension plans (excluding WPD) of the Company summarized below, as of their respective measurement dates, were as follows:

                                                              1998     1999
                                                              -----    -----
Discount rate...............................................   6.25%    7.00%
Rate of compensation increase...............................   4.75     5.50
Expected return on plan assets..............................   8.00     8.00

     The following tables show the collective actuarial results for the defined benefit pension plans (excluding WPD) of the Company (in millions):

                                                              PENSION PLAN
                                                              -------------
                                                              1998    1999
                                                              -----   -----
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation, beginning of year.......................  $ 27    $ 32
  Service cost..............................................     1       3
  Interest cost.............................................     2       3
  Actuarial loss............................................     1       2
  Amendments................................................     1       0
  Acquisitions..............................................     0      17
                                                              ----    ----
       Benefit obligation, end of year......................  $ 32    $ 57
                                                              ====    ====
CHANGES IN PLAN ASSETS:
Fair value of plan assets, beginning of year................  $ 26    $ 30
  Return on plan assets.....................................     1       4
  Employer contributions....................................     1       1
  Receivables due to transfers..............................     2       9
                                                              ----    ----
       Fair value of plan assets, end of year...............  $ 30    $ 44

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

                                                              PENSION PLAN
                                                              -------------
                                                              1998    1999
                                                              -----   -----
                                                              ====    ====
FUNDED STATUS:
Funded status at end of year................................  $ (2)   $(13)
  Unrecognized prior service cost...........................     3       2
  Unrecognized net loss.....................................    (6)    (14)
  Accruals for acquisitions.................................   (12)      0
                                                              ----    ----
       Net amount recognized on the consolidated balance
        sheets..............................................  $(17)   $(25)
                                                              ====    ====

     The components of the Company's pension plans' net pension income (a portion of which is capitalized) during the years ended December 31 are shown below (in millions):

                                                              1997    1998    1999
                                                              -----   -----   -----
Service cost................................................  $  13   $  13   $  16
Interest cost...............................................     73      71      62
Expected return on plan assets..............................    (98)   (107)   (104)
Employee contributions......................................     (6)     (6)     (4)
Curtailment.................................................      0       0      (5)
Settlement..................................................      0       0      14
Net amortization............................................      0       0       2
                                                              -----   -----   -----
Net pension income..........................................  $ (18)  $ (29)  $ (19)
                                                              =====   =====   =====

  OTHER POSTRETIREMENT BENEFITS

     Southern Energy also provides certain medical care and life insurance benefits for its retired employees, substantially all of whom may become eligible for these benefits when they retire.

     Under SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," medical care and life insurance benefits for retired employees are accounted for on an accrual basis using a specified actuarial method based on benefits and years of service.

     An additional assumption used in measuring the accumulated postretirement benefit obligation was a weighted average medical care cost trend rate of 7.74% for 1999, decreasing gradually to 5.5% through the year 2005 and remaining at that level thereafter. An annual increase or decrease in the assumed medical care cost trend rate of 1% would correspondingly increase or decrease the accumulated benefit obligation at December 31, 1999 by $2 million. All other components would not be affected materially by a 1% change in the medical care cost trend rate.

     The weighted average rates assumed in the actuarial calculations for the other postretirement benefits of the Company summarized below, as of their respective measurement dates were as follows:

                                                              1998    1999
                                                              ----    ----
Discount rate...............................................  6.75%   7.50%
Rate of compensation increase...............................  4.25    5.00
Expected return on plan assets..............................  8.50    8.50

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

                                                                   OTHER
                                                              POSTRETIREMENT
                                                                 BENEFITS
                                                              ---------------
                                                               1998     1999
                                                              ------   ------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation, beginning of year.......................   $  5     $  8
  Service cost..............................................      0        1
  Interest cost.............................................      1        1
  Actuarial gain............................................      0       (1)
  Amendments................................................      1        0
  Acquisitions..............................................      1       10
                                                               ----     ----
Benefit obligation, end of year.............................   $  8     $ 19
                                                               ====     ====
FUNDED STATUS:
Funded status at end of year................................   $ (8)    $(19)
  Unrecognized net loss.....................................      2        1
  Accruals for acquisitions.................................     (8)       0
                                                               ----     ----
Net amount recognized.......................................   $(14)    $(18)
                                                               ====     ====

     The postretirement benefits were unfunded at December 31, 1998 and 1999. The actuarially based costs of Southern Energy's postretirement benefits during 1997, 1998, and 1999 were not material.

  STOCK-BASED COMPENSATION

  Value Creation Plan

     In 1997, the Company initiated a long-term incentive plan, the value creation plan, which grants appreciation rights to eligible employees to receive unit appreciation over a preestablished value on a stated number of units per employee. Base values and subsequent annual valuations are calculated using a discounted cash flow methodology, the key assumptions of which include cash flow forecasts of each the Company's investments for the future five to seven years, a terminal value assumption equal to 103%, and a discount rate of 13% for all periods presented. Employees are granted two types of appreciation rights: standard appreciation rights which pay each eligible employee for any appreciation over a fixed base value and indexed appreciation rights which pay each eligible employee for any appreciation over a base value which increases each year by a predetermined interest rate. Standard appreciation rights vest 25% per year for four years, and indexed appreciation rights vest 100% after four years. The Company records compensation expense ratably during the vesting period for any appreciation of the units over a fixed base value in accordance with APB Opinion 25. This expense amounted to $1.7 million in 1999 and was not material in 1997 and 1998.

     Pursuant to SFAS No. 123 "Accounting for Stock-Based Compensation," the Company has elected to account for its stock-based compensation plan under APB Opinion 25 "Accounting for Stock Issued to Employees" and adopt the disclosure-only provisions of SFAS No. 123. Accounting for cash-settled awards under SFAS No. 123 is consistent with the accounting for such awards under APB Opinion No. 25.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

     Transactions are summarized as follows:

                                                               WEIGHTED               WEIGHTED
                                                               AVERAGE                AVERAGE
                                                   STANDARD    EXERCISE    INDEXED    EXERCISE
                                                    RIGHTS      PRICE      RIGHTS      PRICE
                                                   ---------   --------   ---------   --------
Outstanding at December 31, 1996.................          0         0            0         0
Granted..........................................    559,579    $10.00    2,729,011    $10.00
Exercised........................................          0         0            0         0
Forfeited........................................          0         0            0         0
                                                   ---------    ------    ---------    ------
Outstanding at December 31, 1997.................    559,579     10.00    2,729,011     10.00
Granted..........................................  1,093,849      9.73       54,582     11.30
Exercised........................................          0         0            0         0
Forfeited........................................          0         0            0         0
                                                   ---------    ------    ---------    ------
Outstanding at December 31, 1998.................  1,653,428      9.82    2,783,593     11.30
Granted..........................................  1,456,665    $11.61      325,138    $12.77
Exercised........................................    (14,411)     9.90            0         0
Forfeited........................................    (24,995)     9.83      (91,216)    12.77
                                                   ---------    ------    ---------    ------
Outstanding at December 31, 1999.................  3,070,687    $10.67    3,017,515    $12.77
                                                   =========    ======    =========    ======
Units exercisable at December 31, 1997...........          0    $ 0.00            0    $ 0.00
                                                   =========    ======    =========    ======
Units exercisable at December 31, 1998...........    139,883    $10.00            0    $ 0.00
                                                   =========    ======    =========    ======
Units exercisable at December 31, 1999...........    538,816    $ 9.87            0    $ 0.00
                                                   =========    ======    =========    ======

     Exercise prices for standard rights outstanding as of December 31, 1999 ranged from $9.73 to $11.61. The following table provides certain information with respect to standard rights outstanding at December 31, 1999:

                                                                                WEIGHTED AVERAGE
                                             RIGHTS      WEIGHTED AVERAGE          REMAINING
EXERCISE PRICES                            OUTSTANDING    EXERCISE PRICE    CONTRACTUAL LIFE (YEARS)
---------------                            -----------   ----------------   ------------------------
Under $11.00.............................   1,614,022         $ 9.82                  8.2
Over $11.00..............................   1,456,665          11.61                  9.5
                                            ---------         ------                  ---
  Total..................................   3,070,687         $10.67                  8.8
                                            =========         ======                  ===

     The exercise price for indexed rights outstanding as of December 31, 1999 was $12.77, and such rights had a weighted average remaining contractual life of
7.7 years.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

     The following table provides certain information with respect to rights exercisable at December 31, 1999:

                                                               STANDARD
                                                                 UNITS      WEIGHTED AVERAGE
RANGE OF EXERCISE PRICES                                      EXERCISABLE    EXERCISE PRICE
------------------------                                      -----------   ----------------
Under $11.00................................................    538,816          $ 9.87
Over $11.00.................................................          0            0.00
                                                                -------          ------
  Total.....................................................    538,816          $ 9.87
                                                                =======          ======

     In the event that the Company becomes publicly traded, the compensation committee of the Southern Company has the right to convert the appreciation rights into stock options or other appreciation rights of the Company. See Note 15.

     Southern Company Options

     Stock option grants in Southern common stock have been made from Southern Company's Performance Stock Plan periodically and vest annually at a rate of 33% on the anniversary date of the grant. Grants fully vest upon termination because of death, total disability or retirement. Exercise price is the average of the high and low fair market value of Southern Company's common stock on the date granted.

     Transactions are summarized as follows:

                                                                           WEIGHTED
                                                                           AVERAGE
                                                              SOUTHERN     EXERCISE
                                                               OPTIONS      PRICE
                                                              ---------   ----------
Outstanding at December 31, 1996                                255,844   $    22.41
  Granted                                                       273,940        21.25
  Exercised                                                           0         0.00
  Forfeited                                                     (12,413)       21.97
                                                              ---------   ----------
Outstanding at December 31, 1997                                517,371   $    21.81
  Granted                                                       283,864        27.03
  Exercised                                                      (4,071)       21.87
  Forfeited                                                      (1,693)       23.00
                                                              ---------   ----------
Outstanding at December 31, 1998                                795,471   $    23.67
  Granted                                                       516,967        26.56
  Exercised                                                      (6,001)       22.46
  Forfeited                                                     (21,845)       25.31
                                                              ---------   ----------
Outstanding at December 31, 1999                              1,284,592   $    24.81
                                                              =========   ==========
Units exercisable at December 31, 1997                          116,760   $    21.92
                                                              =========   ==========
Units exercisable at December 31, 1998                          277,788   $    21.91
                                                              =========   ==========
Units exercisable at December 31, 1999                          502,276   $    22.83
                                                              =========   ==========

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

     Exercise prices for Southern stock options outstanding as of December 31, 1999 ranged from $18.09 to $27.03. The following table provides certain information with respect to Southern stock options outstanding at December 31, 1999:

                                                                                WEIGHTED
                                                                 WEIGHTED       AVERAGE
                                                                 AVERAGE       REMAINING
                                                     OPTIONS     EXERCISE     CONTRACTUAL
            RANGE OF EXERCISE PRICES               OUTSTANDING    PRICE           LIFE
            ------------------------               -----------   --------   ----------------
$18.00 - $21.00..................................      14,684     $18.77          4.2
$21.01 - $24.00..................................     484,004      21.89          6.9
$24.01 - $28.00..................................     785,904      26.72          9.2
                                                    ---------
     Total.......................................   1,284,592     $24.81          8.3
                                                    =========

     The following table provides certain information with respect to rights exercisable at December 31, 1999:

                                                                            WEIGHTED
                                                                            AVERAGE
                                                                OPTIONS     EXERCISE
                  RANGE OF EXERCISE PRICES                    EXERCISABLE    PRICE
                  ------------------------                    -----------   --------
$18.00 - $21.00.............................................     14,684      $18.77
$21.01 - $24.00.............................................    397,946       22.03
$24.01 - $28.00.............................................     89,646       27.03
                                                                -------
     Total..................................................    502,276      $22.83
                                                                =======      ======

     The weighted average fair values at date of grant for options granted during 1997, 1998 and 1999 were $4.26, $5.69 and $6.29, respectively, and were estimated using the Black-Scholes option valuation model with the following weighted-average assumptions:

                                                              1997     1998     1999
                                                              -----    -----    -----
Expected life in years......................................     10       10       10
Interest rate...............................................   6.49%    5.46%    5.79%
Volatility..................................................  17.47%   19.16%   20.74%
Dividend yield..............................................    6.1%     5.0%     5.0%

     Pro forma earnings and earnings per share information for the years ended December 31, 1997, 1998 and 1999 is provided below, to take into account the amortization of stock-based compensation to expense on a straight-line basis over the vesting period. Had compensation costs been determined as prescribed by SFAS No. 123, the Company's net income would have been reduced by less than $1 million in each of 1997 and 1998, and by less than $2 million in 1999. Earnings per share would have been reduced by less than one cent in each period presented.

Phantom Stock

     During 1999, the Company made awards of approximately 39,000 phantom Southern stock shares and approximately 130,000 phantom Company stock shares to certain employees and officers. The aggregate amount awarded was approximately $2.7 million with cliff vesting during 2003. The

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

Company records compensation expense ratably during the vesting period, taking into account the fluctuations in market value of the underlying stock during each period. Compensation expense during 1999 was approximately $500,000.

7. DEBT

     At December 31, 1998 and 1999, the Company's long-term debt (including current maturities) was as follows (in millions):

                                                               1998     1999
                                                              ------   ------
Senior notes:
  Dollar-denominated:
     7.40% notes, due 2004..................................  $    0   $  200
     7.90% notes, due 2009..................................       0      500
     Variable rate (7.19% to 7.32% at December 31, 1999),
      due 2004..............................................       0      140
  Sterling-denominated:
     6.38% notes, due 2001..................................     168      163
     6.80% notes, due 2006..................................     332      321
7.75% and 10.5% senior loan participation certificate, due
  2005 and 2006.............................................     340      340
Debt supported by long-term banking arrangements:
  Dollar-denominated:
     6.07% to 11.00% note, due 2000.........................     289       71
     7.10% to 7.34% note, due 2001..........................       6        6
     6.58% note, due 2002...................................     792      792
     9.75% note, due 2003...................................      27       21
     6.44% to 9.50% notes, due 2004.........................     119       89
     5.43% note, due 2004, guaranteed by Company............       0      100
     7.75% to 10% notes, due 2005...........................     166      417
     6.93% to 9.70% notes, due 2006.........................      47       51
     7.16% to 10.25% notes, due 2007........................     566      495
     5.95% to 10.56% notes, due 2011........................     630      742
     8.12% notes, due 2018..................................     153      153
  Deutsche mark-denominated:
     3.81% to 3.96% note, due 2004..........................     515      522
Other long-term debt:
  Dollar-denominated:
     6.13% to 8.38% loans, due 1999.........................     162        0
     5.76% to 11% loans, due 2000 to 2007...................      16       24
  Sterling-denominated:
     0% to 7.64% loans, due 2000 and 2002...................      11       13
  Deutsche Mark-denominated:
     3.07% to 5.50% loan, due 2008..........................      60       31
                                                              ------   ------
       Total long-term debt.................................   4,399    5,191
Less current maturities.....................................     480      237
                                                              ------   ------
       Total................................................  $3,919   $4,954
                                                              ======   ======

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

     At December 31, 1999, the annual scheduled maturities of long-term debt during the next five years were as follows (in millions):

2000........................................................  $  237
2001........................................................     373
2002........................................................   1,027
2003........................................................     239
2004........................................................   1,153

  BANK ARRANGEMENTS

     The Company has bank credit arrangements with various lending institutions totaling approximately $3.021 billion. At December 31, 1999, unused credit arrangements with banks totaled $1.256 billion, of which $574 million expires during 2000 and $682 million during 2001 and beyond. The credit arrangements generally require payment of commitment fees based on the unused portion of the commitments or the maintenance of compensating balances with the banks. These balances are not legally restricted from withdrawal.

     In April 1999, Southern Energy entered into three revolving credit agreements with a group of lending banks, as agent, with commitments totaling $1.3 billion. Each of the corporate credit facilities is available for general corporate purposes, including commercial paper backstop. Facility A with total commitments of $500 million was intended to be a temporary facility until the Company completed subsequent financings. Accordingly, this facility was cancelled in October 1999. Facility B, a $350 million, 364-day revolving line of credit with an annual commitment fee of $2.1 million, matures in March 2000; however, it has extension and commitment increase options subject to the lenders' approval. Facility C, totaling $450 million with an annual commitment fee of $3.15 million, also has a letter of credit option and matures in April 2004. No amounts were drawn under this credit arrangement at December 31, 1999. However, the Company had letters of credit outstanding under Facility C in the amount of $250 million at December 31, 1999. In April 1999, the Company also instituted a commercial paper program which is used in conjunction with the corporate credit facilities as an alternate funding source. $50 million was outstanding at December 31, 1999 under this program.

     The April 1999 Credit Agreements contain various business and financial covenants including, among other things, (i) limitations on dividends, redemptions and repurchases of capital stock, (ii) limitations on the incurrence of indebtedness and liens, (iii) limitations on capital expenditures, (iv) limitations on ratio of recourse debt to recourse capital (v) maintenance of minimum ratios of Corporate Debt Service to Corporate Interest. The Company is in compliance with all of the covenants in the agreements governing this indebtedness.

     In October 1999, Southern Energy North America Generating, Inc. ("SENAG") completed a $1.45 billion corporate-style bank financing consisting of three credit facilities. Facility A is a $1.15 billion 364-day term loan with a two-year term-out option and no commitment fee. Facility B is a $250 million five-year revolver, with an annual commitment fee of $1.5 million, to be used for capital expenditures, and Facility C is a $50 million five-year revolver, with an annual commitment fee of $300,000, for working capital needs. The draws under Facilities B and C, in the amount of $140 million, are included in long-term debt in the accompanying financial statements. The SENAG facilities contain covenants substantially equivalent to those discussed above for the April 1999 Credit

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

Agreement. SENAG is in compliance with all of the covenants in the agreements governing this indebtedness.

     In addition, Southern Energy, from time-to-time, borrows under uncommitted lines of credit with banks and through commercial paper programs that have the liquidity support of committed bank credit arrangements.

  PREFERRED SECURITIES

     In a series of transactions during 1997 and 1998, subsidiaries of the Company borrowed $682 million and $350 million respectively, dollar denominated income preferred securities. The securities are due between 2027 and 2037 with fixed interest rates between 6.875% and 8.235%. The Company entered into a swap agreement to effectively convert the $82 million security borrowed in 1997, to British pound sterling at the time of issuance. Based on year end exchange rates, $1,033 million and $1,031 million was outstanding on the securities at December 31, 1998 and 1999 respectively. See Note 9 for further discussion of the Company's liability management program.

     Subsidiary obligated mandatorily redeemable preferred securities have been issued by special purpose financing entities of Southern Energy. Substantially all of the assets of these special financing entities are junior subordinated notes issued by the Company. The Company has loaned $950 million of the proceeds from the issuance of these subsidiary obligated mandatorily redeemable preferred securities and an additional $30 million related to equity to Southern. Payment terms and interest rates on the notes receivable from Southern Company are identical to the related preferred securities. The notes are due between 2027 and 2037 with fixed interest rates between 6.875% and 8.19%. These receivables from Southern are included in notes receivable in the accompanying balance sheets.

NOTE PAYABLE TO SOUTHERN COMPANY

     Periodically, the Company borrows funds from Southern to finance acquisitions or working capital needs. The Company pays interest to Southern based on Southern Company's short-term borrowing rate. At December 31, 1998 this interest rate was 5.47%. No amounts were outstanding at December 31, 1999.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

8. INCOME TAXES

     Details of the income tax provision for the years ended December 31, 1997, 1998, and 1999 are as follows (in millions):

                                                              1997   1998    1999
                                                              ----   -----   ----
INCOME TAX PROVISION:
Income tax from continuing operations:
  United States:
     Current benefit........................................  $(24)  $ (87)  $(16)
     Deferred provision (benefit)...........................    35     (44)    36
  International:
     Current provision......................................    45      15     18
     Windfall profits tax assessed in the United Kingdom....   148       0      0
     Deferred (benefit) provision...........................   (29)     (7)    91
                                                              ----   -----   ----
       Total provision (benefit) from continuing
        operations..........................................  $175   $(123)  $129
                                                              ====   =====   ====
Income tax from discontinued operations:
     Current benefit........................................   (19)    (33)   (54)
     Deferred provision.....................................     9      11     39
                                                              ----   -----   ----
       Total benefit from discontinued operations...........  $(10)  $ (22)  $(15)
                                                              ====   =====   ====

     In July 1997, the new Labor government in the United Kingdom introduced its first budget, which became effective July 31, 1997. This budget included a one-time windfall profit tax on privatized utilities in the United Kingdom, which included the Company's subsidiary, WPD. As reflected in the accompanying statements of income, the effect of this tax was recorded during fiscal year 1997. The Company paid the first installment of this tax on December 1, 1997 and made the second and final installment on December 1, 1998.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

     The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases which give rise to deferred tax assets and liabilities are as follows (in millions):

                                                              1998   1999
                                                              ----   ----
DEFERRED TAX LIABILITIES:
Property, plant, and equipment basis differences............  $626   $699
Pensions....................................................    65     64
Taxes accrued on undistributed earnings.....................    27      0
Other.......................................................    23     49
                                                              ----   ----
  Total.....................................................  $741   $812
                                                              ====   ====
DEFERRED TAX ASSETS:
Impairment loss.............................................  $ 67   $ 85
Deferred costs..............................................    11     20
Accrued expenses............................................    71     20
Other.......................................................    19      7
                                                              ----   ----
  Total.....................................................   168    132
                                                              ----   ----
  Net deferred tax liabilities..............................  $573   $680
                                                              ====   ====

     A reconciliation of the Company's federal statutory income tax rate to the effective income tax rate for continuing operations for the years ended December 31, 1997, 1998, and 1999 is as follows:

                                                              1997    1998    1999
                                                              ----    ----    ----
Statutory income tax rate...................................   35%     (35)%   35%
State income tax, net of federal benefit....................    0        3      1
Windfall profits tax........................................   82        0      0
Non-U.S. taxes..............................................  (19)    (192)   (17)
Other.......................................................   (1)       0      0
                                                              ---     ----    ---
  Effective income tax rate.................................   97%    (224)%   19%
                                                              ===     ====    ===

     The difference between the statutory rate and the effective income tax rate for discontinued operations for 1997, 1998, and 1999 is primarily due to the utilization of domestic tax credits.

     The Company and the other subsidiaries of Southern file a consolidated federal income tax return. Under a joint income tax agreement, each company's current and deferred tax expense is computed on a stand-alone basis. Under this agreement, the Company received tax refunds from Southern of approximately $118 million and $99 million during 1998 and 1999, respectively. Approximately $65 million and $100 million of the other current receivables balance at December 31, 1998 and 1999, respectively, are comprised of tax refunds under the consolidated income tax agreement or from various tax authorities. Approximately $83 million and $152 million of the other current payables balance at December 31, 1998 and 1999, respectively, are comprised of income taxes currently payable to various tax authorities.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

     The undistributed earnings of certain foreign subsidiaries aggregated $435 million as of December 31, 1999, which, under existing tax law, will not be subject to U.S. income tax until distributed. Of the total undistributed earnings, provisions for U.S. taxes have not been accrued on $210 million related to earnings that have been, or are intended to be, indefinitely reinvested.

9. FINANCIAL INSTRUMENTS

  COMMODITY-RELATED TRADING ACTIVITIES

     During 1999, Southern Energy created an energy trading company in Amsterdam, which provides risk management services associated with the energy industry to its customers in the European market. These services are provided primarily through a variety of exchange-traded energy contracts including forward contracts, futures contracts, option contracts, and financial swap agreements. These contractual commitments, which represent risk management assets and liabilities, are accounted for using the mark-to-market method of accounting. Accordingly, they are reflected at fair value, net of future delivery costs, in the consolidated balance sheets.

     The Amsterdam trading operations engage in risk management activities. All such transactions and related expenses are recorded on a trade-date basis. Financial instruments and contractual commitments utilized in connection with these activities are accounted for using the mark-to-market method of accounting. Under the mark-to-market method of accounting, financial instruments and contractual commitments, including derivatives used for these purposes, are recorded at fair value. The determination of fair value considers various factors, including closing exchange or over-the-counter (OTC) market price quotations, time value and volatility factors underlying options and contractual commitments, price activity for equivalent or synthetic instruments in markets located in different regions, and counterparty credit quality.

     Net unrealized gains from risk management services related to the Amsterdam trading operation are immaterial at December 31, 1999. The volumetric weighted average maturity of the contractual commitments was 1.35 years. The net notional amount of the risk management assets and liabilities at December 31, 1999 was
5.3 billion kilowatt-hours. The notional amount is indicative only of the volume of activity and not of the amount exchanged by the parties to the financial instruments. Consequently, these amounts are not a measure of market risk. The fair value of these risk management assets and liabilities averaged $0.2 million and $4 million, respectively. The averages for 1999 were based on month-end balances. The fair value of these assets and liabilities at December 31, 1999 was $1 million and $5 million, respectively.

     The Amsterdam trading operations involve elements of credit risk. Credit risk relates to the risk of loss that the company would incur as a result of nonperformance by counterparties pursuant to the terms of their contractual obligations. The trading operation has attempted to mitigate this risk by establishing controls to determine and monitor the creditworthiness of counterparties. The Company monitors credit risk on both an individual and group counterparty basis. Accordingly, Southern Energy does not anticipate any material impact to its financial position or results of operations as a result of counterparty nonperformance.

     Effective in January 1998, Southern Energy and VRI combined their energy trading and marketing activities to form a North American joint venture, SCEM (Note 3). Southern Energy's investment in the joint venture is accounted for under the equity method of accounting.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

  ASSET AND LIABILITY MANAGEMENT

     The Company is exposed to market risk, including changes in interest rates, currency exchange rates, and certain commodity prices. To manage the volatility relating to these exposures, the Company enters into various derivative transactions pursuant to the Company's policies in such areas such as counterparty exposure and hedging practices.

     The Company's policy is to manage interest expense using a combination of fixed- and variable-rate debt. To manage this mix in a cost-efficient manner, the Company enters into interest rate swaps in which the Company agrees to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. These swaps are designated to hedge underlying debt obligations. For qualifying hedges, the interest rate differential is reflected as an adjustment to interest expense over the life of the swaps. Gains and losses resulting from the termination of qualified hedges prior to their stated maturities are recognized ratably over the remaining life of the instrument being hedged.

     Currency swaps are used by the Company to hedge its net investment in certain foreign subsidiaries. Gains or losses on these currency swaps designated as hedges of net investments are offset against the translation effects reflected in other comprehensive income, net of tax.

     The Company utilizes currency swaps and forward agreements to hedge U.S. dollar-denominated debt issued by our Southern Investments UK plc subsidiary. These swaps offset the dollar cash flows, thereby effectively converting debt to the respective subsidiary's functional currency. Gains and losses related to qualified hedges of foreign currency firm commitments are deferred and included in the basis of the underlying transactions.

     Off-balance sheet derivative financial instruments at December 31, 1998 and 1999 held for purposes other than trading were as follows (in millions). The interest rates noted in the following table represent the range of fixed interest rates that Southern Energy pays on the related interest rate swaps. On virtually all of these interest rate swaps, the Company receives floating interest rate payment at LIBOR.

                         YEAR OF
                       MATURITY OR                                      1998         1998         1999         1999
                       UNRECOGNIZED     INTEREST       NUMBER OF      NOTIONAL   UNRECOGNIZED   NOTIONAL   UNRECOGNIZED
                       TERMINATION       RATES       COUNTERPARTIES    AMOUNT    GAIN (LOSS)     AMOUNT    GAIN (LOSS)
                       ------------   ------------   --------------   --------   ------------   --------   ------------
TYPE:
  Interest rate
    swaps............   2000-2016     6.074%-7.12%         9           $  928       $ (69)       $   --        $ --
                        2000-2012      6.55%-7.12%         4               --          --         1,910          (3)
                        2001-2012      6.56%-8.17%         6             L600        (130)         L600         (49)
                        2002-2007      4.98%-5.78%         2            DM691         (30)        DM691          (5)
CROSS CURRENCY:
  Swaps..............   2001-2007               --         7             L429          11          L414         (11)
  Swaption...........        2003               --         1            DM555         (18)        DM435          11

-------------------------

L    --denotes British Pound Sterling.
DM   --denotes Deutsche Mark.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

     The unrecognized gain/loss for interest rate swaps is determined based on the estimated amount that the Company would receive or pay to terminate the swap agreement at the reporting date based on third-party quotations. The unrecognized gain/loss for cross-currency financial instruments is determined based on current foreign exchange rates. As indicated in the previous table, if the existing asset and liability management derivative financial instruments at December 31, 1998 and 1999 had been discontinued or our counterparties defaulted on those dates, the Company would have recognized gains of approximately $236 million and $57 million, respectively. However, as of December 31, 1999, the Company believes that its exposure to credit risk due to nonperformance by the counterparties to its asset and liability management financial derivatives is insignificant, based on the investment grade rating of the counterparties.

     Prior to the sale of its supply business, the Company's subsidiary, WPD, utilized contracts to mitigate its exposure to volatility in the prices of electricity purchased through the wholesale electricity market. Such contracts allowed WPD to effectively convert the majority of its anticipated wholesale electricity purchases from market prices to fixed prices. Due to the immaturity of the electricity trading market in the United Kingdom and the complexity of WPD's existing contracts, it was not practicable to estimate the fair value of these contracts. Such contracts were sold in connection with the electricity supply business sale.

  MARKET RISK

     Market risk is the potential loss the Company may incur as a result of changes in the market or fair value of a particular instrument or commodity. All financial and commodities-related instruments, including derivatives, are subject to market risk. The Company's exposure to market risk is determined by a number of factors, including the size, duration, composition, and diversification of positions held, the absolute and relative levels of interest rates, as well as market volatility and illiquidity. The most significant factor influencing the overall level of market risk to which the Company is exposed is its use of hedging techniques to mitigate such risk. The Company manages market risk by actively monitoring compliance with stated risk management policies as well as monitoring the effectiveness of its hedging policies and strategies. The Company's risk management policies limit the amount of total net exposure and rolling net exposure during stated periods. These policies, including related risk limits, are regularly assessed to ensure their appropriateness given the Company's objectives.

  CREDIT RISK

     The Company is exposed to losses in the event of nonperformance by counterparties to its derivative financial instruments. Credit risk is measured by the loss the Company would record if its counterparties failed to perform pursuant to terms of their contractual obligations and the value of collateral held, if any, was not adequate to cover such losses. The Company has established controls to determine and monitor the creditworthiness of counterparties, as well as the quality of pledged collateral, and uses master netting agreements whenever possible to mitigate the Company's exposure to counterparty credit risk. Additionally, the Company may require counterparties to pledge additional collateral when deemed necessary.

     Concentrations of credit risk from financial instruments, including contractual commitments, exist when groups of counterparties have similar business characteristics or are engaged in like activities that would cause their ability to meet their contractual commitments to be adversely

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES
affected, in a similar manner, by changes in the economy or other market conditions. The Company monitors credit risk on both an individual and group counterparty basis.

  FAIR VALUES

     SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires the disclosure of the fair value of all financial instruments. Financial instruments recorded at market or fair value include cash and interest-bearing equivalents, financial instruments used for trading purposes, commodities, and related instruments used for trading purposes, including options and contractual commitments. The following methods were used by the Company to estimate its fair value disclosures for financial instruments not carried at fair value on the accompanying balance sheets:

          NOTES RECEIVABLE. The fair value of the Company's note receivables is estimated using interest rates the Company would receive based on similar types of arrangements.

          NOTES PAYABLE AND OTHER LONG- AND SHORT-TERM DEBT. The fair value of the Company's notes payable and long- and short-term debt is estimated using discounted cash flow analysis based on current market interest rates for similar types of borrowing arrangements and market quotes, when available.

          SUBSIDIARY OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES. The fair value of the Company's preferred securities is calculated based on current market price.

     The carrying or notional amounts and fair values of the Company's financial instruments at December 31, 1998 and 1999 were as follows (in millions):

                                                                1998                1999
                                                          -----------------   -----------------
                                                          CARRYING    FAIR    CARRYING    FAIR
                                                           AMOUNT    VALUE     AMOUNT    VALUE
                                                          --------   ------   --------   ------
Notes receivable, including current portion.............   $1,517    $1,564    $1,368    $1,277
Notes payable and long- and short-term debt.............    6,027     5,722     7,152     6,779
Subsidiary obligated mandatorily redeemable preferred
  securities............................................    1,033     1,098     1,031       907

10. REGULATORY MATTERS

     The Office of Gas & Electricity Markets controls the revenues earned by WPD in its distribution business and former supply business by applying a price control formula. Distribution revenues are regulated by a formula ("DPCF") that sets the maximum average price per unit of electricity distributed. The elements used in the formula are generally established for a five-year period and are subject to review by the regulator. In December 1999, the regulator published final price proposals following his review of the DPCF for distribution businesses. For WPD, these proposals represent a 20% reduction to distribution prices from April 1, 2000, followed by a reduction in real terms of 3% each year after April 1, 2001. This price control is scheduled to operate until March 2005.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

11. COMMITMENTS AND CONTINGENT MATTERS

  STATE LINE

     On July 28, 1998, an explosion occurred at State Line causing a fire and substantial damage to the plant. The precise cause of the explosion and fire has not been determined. Thus far, seven personal injury lawsuits have been filed against the Company, five of which were filed in Cook County, Illinois. The Company filed a motion to dismiss these five cases in 1998 for lack of "in personam" jurisdiction. The motion was denied in August 1999. In October 1999, the Appellate Court of Illinois granted our petition for leave to appeal. The outcome of these proceedings cannot now be determined and an estimated range of loss cannot be made.

  COMPANHIA ENERGETICA DE MINAS GERAIS

     In September 1999, the state of Minas Gerais filed a lawsuit in a state court seeking temporary relief against Southern Electric do Brazil Participacoes, S.A. ("SEB") exercising voting rights under the shareholders agreement, between the state and SEB regarding SEB's interest in Companhia Energetica de Minas Gerais ("CEMIG"), as well as a permanent recision of the agreement. A lower court judge denied the state's request, but one member of a three-judge State Appellate Court granted a temporary injunction pending the outcome of the litigation regarding recision of the shareholders agreement.

     The Company believes that this is a temporary situation and expects that the shareholders agreement will be fully restored. Failure to prevail in this matter would limit the Company's influence on the daily operations of CEMIG, however SEB would still have 33% of the voting shares of CEMIG and hold 4 of 11 seats on CEMIG's board of directors. SEB's economic interest in CEMIG would not be affected. The significant rights SEB would lose relate to supermajority rights and the right to participate in the daily operations of CEMIG.

     SEB obtained financing from Banco Nacional de Desenvolvimento Economico e Social (BNDES) for approximately 50% of the total purchase price of the CEMIG shares which is secured by a pledge of SEB's shares in CEMIG. SEB is currently in discussions with BNDES to defer a $117 million principal and interest payment due on May 15, 2000. Based on our ownership of SEB, our portion of this amount is $29 million.

  SE CALIFORNIA

     Southern Energy California LLC ("SE California"), a wholly owned subsidiary of the Company, and its subsidiaries are parties to a Federal Energy Regulatory Commission ("FERC") proceeding that will determine the percentage of a settled $158.8 million revenue requirement to be paid to the SE California parties under the reliability must-run ("RMR") agreements between the SE California parties and the California Independent System Operator ("CAISO"). Hearings were conducted before a FERC administrative law judge in March 2000. The SE California parties have proposed to allocate approximately 75% of the responsibility for payment of the revenue requirement to the CAISO, while CAISO and other aligned parties argue that CAISO should pay no more than approximately 7%. The decision in this case will affect the amount CAISO will pay to SE California and its subsidiaries for the period commencing June 1, 1999 through December 31, 2001. The outcome of this proceeding is uncertain, and the parties have recently commenced settlement

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES
discussions. The Company's failure to prevail in this matter would adversely effect its results of operations.

  WPD PENSION SCHEME

     WPD participates in the ESPS in the United Kingdom, which includes members from the Regional Electricity Companies as well as other industry members. WPD used a portion of its pension surplus to fund early pension payments to terminated employees. An independent pension arbitrator has issued a ruling directing that another industry employer refund similar amounts paid, with interest to ESPS. This ruling is currently being appealed to the House of Lords. The majority of WPD's employees are ESPS members. Based on the Company's assessment of the current legal position, it anticipates that a payment by WPD into the ESPS of L24 million ($36 million) will ultimately be required, should the other industry employer's appeal fail and WPD then be named in a similar action. Management does not believe such payment would have a material adverse impact on the Company's financial position, liquidity or results of operations. Under SFAS No. 87, "Employers' Accounting for Pensions," there would be no immediate impact to the Company's results of operations.

     In addition to the matters discussed above, the Company is party to legal proceedings arising in the ordinary course of business. In the opinion of management, the disposition of these matters will not have a material adverse impact on the results of operations or financial position of the Company.

  ENERGY MARKETING AND RISK MANAGEMENT COMMITMENTS

     The following table provides a summary of the Company's commitments (in millions) related to its energy marketing and risk management activities as of December 31, 1998 and 1999.

                                                               1998     1999
                                                              ------   ------
Trade credit support (at fair value)........................  $  152   $  146
Vastar gas purchase contract................................      39       41
Brazos contract performance guarantee.......................      --       75
Minimum distributions to Vastar.............................     105       85
Contingent commitment to buy an additional interest in SCEM
  from Vastar (Note 3)......................................     210      210
                                                              ------   ------
Total.......................................................  $  506   $  557
                                                              ======   ======

     The company and VRI have jointly agreed to provide up to $700 million of contingent performance guarantees and trade credits on behalf of SCEM. Southern Company, Southern Energy, Vastar, and ARCO provide the actual guarantees. Southern Energy and Vastar have agreed to indemnify each other (subject to certain limitations of liability) against loss in proportion to their respective ownership shares of the SCEM (Note 3) entities with respect to any amounts paid by Southern Company, Southern Energy, Vastar or their affiliates; although Southern Energy would pay more (up to 100%) of the losses incurred on such guarantees if necessary for Vastar to receive the minimum cash distributions from SCEM (which are guaranteed by Southern Energy) in the years 1998 through 2002. If necessary to support SCEM's ongoing business, the amount of the contingent performance guarantees and trade credits can exceed $700 million, and to the extent that the actual aggregate liability on all such parent guarantees were to exceed $700 million, Southern Energy has agreed to provide (at a market-based price) for the amount in excess of $700 million. Additional

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                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

guarantees may be provided for structured transactions with certain approvals and those guarantees may not be subject to any right of indemnity or contribution between SCEM's parent companies. Contingent performance guarantees are an industry standard used to backstop the physical and financial delivery of product. The gross amount represents total counterparty authority, but actual exposure under these guarantees is limited by the amount of business conducted under each guarantee. Notional amounts of trade credit support are $672 million and $657 million at December 31, 1998 and 1999, respectively. Payments will be made under these guarantees only if SCEM's liquidity is exhausted.

     Southern Energy has also guaranteed the performance of SCEM's obligations under a multiyear agreement entered into by SCEM with Brazos Electric Power Cooperative ("Brazos"). Under the agreement, effective January 1999, SCEM provides all the electricity required to meet the needs of the distribution cooperatives served by Brazos. Also, SCEM is entitled to the output of Brazos' generation facilities and its rights to electricity under power purchase agreements Brazos has entered into with third parties. Southern Energy's guarantee is $75 million for the first year of the agreement and declines by $5 million per year to $55 million in the fifth year of the agreement.

     To the extent that the Company does not maintain an investment grade rating, it would be forced to provide alternative collateral to Brazos and VRI only. Such collateral might be in the form of letters of credit. As mentioned above, performance guarantees assure a subsidiary's performance of contractual obligations whether it is commodity delivery or payment.

     VRI has contracted with SCEM to sell most of its domestic natural gas production at market index prices to the joint venture through a 10-year natural gas supply agreement. VRI has guaranteed minimum daily quantities equal to the greater of 875 million cubic feet per day or 80% of VRI's annual equity volumes. The Company has guaranteed SCEM's obligations under the gas supply agreement. The guarantee generally covers fifty-five days of gas purchases and the amount varies due to seasonal variability in gas prices and demand.

     Southern Energy has guaranteed certain minimum annual cash distributions owed by SCEM to VRI. These guaranteed cash distributions can be reduced by certain extraordinary items. For 1999, this distribution, after adjustments, was $17 million. Scheduled minimum cash distributions to VRI are $25 million in 2000 and $30 million in each of 2001 and 2002. See Note 3 where arbitration related to the 1998 minimum cash distribution is discussed.

  TURBINE PURCHASES

     The Company has entered into agreements to purchase 24 General Electric 7 FA combustion turbines and four General Electric D-11 steam turbines scheduled to be completed and delivered during the period December 1999 through August 2002. Minimum termination amounts under the contracts were $4 million and $31 million at December 31, 1998 and 1999, respectively. Total amounts to be paid under the agreements if all turbines are purchased as planned were approximately $673 million at December 31, 1999.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

  OTHER CONSTRUCTION-RELATED COMMITMENTS

     The Company has entered into firm commitments to meet ongoing construction obligations at its projects, including contracts for materials purchases and engineering, procurement and construction-related services. These commitments at December 31, 1999 totaled $93 million.

  LONG-TERM SERVICE AGREEMENTS

     The Company has entered into long-term service agreements for the maintenance and repair of its combustion turbine or combined cycle generating plants. These agreements may be terminated in the event a planned construction project is cancelled. At December 31, 1999, the amount committed for construction projects in process is $40 million. Annual amounts committed if all turbines are purchased as planned are as follows (in millions):

FISCAL YEAR ENDED:
2000........................................................  $  3
2001........................................................     8
2002........................................................    28
2003........................................................    51
2004........................................................    62
Thereafter..................................................   592
                                                              ----
  Total minimum payments                                      $744
                                                              ====

  POWER PURCHASE AGREEMENTS

     The Company recognized a liability at the WPD acquisition date for the excess power purchase costs over an estimate equivalent pool costs. The balance of the recorded liability was $116 million at December 31, 1998 and was sold as part of the electricity supply business of WPD. See Note 12.

  OPERATING LEASES

     The Company has commitments under operating leases with various terms and expiration dates. Expenses associated with these commitments totaled approximately $13 million, $25 million, and $17 million during the years ended December 31, 1997, 1998, and 1999, respectively. At December 31, 1999, estimated minimum rental commitments for noncancellable operating leases were as follows (in millions):

FISCAL YEAR ENDED:
2000........................................................  $ 16
2001........................................................    16
2002........................................................    15
2003........................................................    14
2004........................................................    14
Thereafter..................................................   103
                                                              ----
  Total minimum payments                                      $178
                                                              ====

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                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  LABOR SUBJECT TO COLLECTIVE BARGAINING AGREEMENTS

     Substantially all of WPD's employees are subject to one of five collective bargaining agreements. Such agreements are ongoing in nature, and WPD's employee participation level is consistent with that of the electric utility industry in Great Britain.

     At its State Line facility in Hammond, Indiana, Southern Energy has a labor contract with the United Steel Workers that extends to January 1, 2004.

     Southern Energy Canal LLC and Southern Energy Kendall LLC, both subsidiaries of Southern Energy, have contracts with the Utilities Workers' Union of America which expire on June 1, 2001 and March 1, 2001, respectively.

  UNCERTAINTIES RELATED TO CONTRACT SALES

     Several of the Company's significant power generation facilities rely on either Power Purchase Agreements or energy conversion agreements ("ECAs" and collectively with the Power Purchase Agreements the "Power Contracts") with one or a limited number of entities for the majority of, and in some cases all of, the relevant facility's output over the life of the Power Contract. For example, for the year ended December 31, 1999, approximately 14% of the Company's revenues were attributable to revenue received by its the Philippines facilities pursuant to agreements with NPC. See Note 1 where concentration of revenues is discussed.

     The Power Contracts related to the Company's facilities are generally long-term agreements covering the sale of power for 20 or more years. However, the operation of such facilities is dependent on the continued performance by customers and suppliers of their obligations under the relevant Power Contract, and, in particular, on the credit quality of the purchasers. If a substantial portion of the Company's long-term Power Contracts were modified or terminated, the Company would be adversely affected to the extent that it was unable to find other customers at the same level of profitability. Some of the Company's long-term Power Contracts are for prices above current spot market prices. The loss of one or more significant Power Contracts or the failure by any of the parties to a Power Contract to fulfill its obligations thereunder could have a material adverse effect on the Company's business, results of operations and financial condition.

     The Company has entered into two significant power contracts. These two contracts are Energy Conversion Agreements between subsidiaries of SE Asia-Pacific and the National Power Corporation ("NPC") of the Philippines. The contract for the Pagbilao plant is for 29 years and terminates in August 2025. The contract for the Sual plant is for 25 years and terminates in June 2025. The contracted capacity is 735 MW and 1,000 MW for Pagbilao and Sual, respectively. The capacity fees are payable as compensation for capacity available for power generation. These fees consist of capital recovery fees, fixed operating fees, infrastructure fees and the components of service fees. Over 90% of the revenues are expected to come from fixed capacity charges that are paid without regard to dispatch level of the plant. The energy fees are based on energy sold and are designed to cover variable operating and maintenance costs. In accordance with the contracts, NPC assumes all fuel risks, including price and delivery.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

  MINORITY SHAREHOLDER PUT OPTIONS

  Sual

     Under shareholder agreements, the minority shareholders of the SE Asia-Pacific subsidiary which holds the Sual project (SEPI) can exercise a put option requiring SEPI to purchase the minority shareholders' interest in the project. The put option can be exercised between the third and sixth anniversaries of the completion of the project construction or, in the event of any change in control (including control of the Company by Southern Company), a change in SEPI's charter documents or the transfer of sponsor in violation of the sponsor support agreement, the put option may be exercised on the earlier of the date of such changes or the twelfth anniversary of the completion of the project construction. The price would be determined by a formula including the present value of the remaining years of cash flow less the liabilities outstanding plus the current assets.

  Pagbilao

     Under shareholder agreements, the minority shareholders of the SE Asia-Pacific subsidiary which holds the Pagbilao project (SEQI) can exercise a put option requiring SEQI to purchase the minority shareholders' interests in the project. The put option can be exercised between the sixth and twelfth anniversaries of the completion of the project construction or, in the event of any change in control (including control of the Company by Southern Company), a change in SEQI's charter documents or the transfer of sponsor in violation of the sponsor completion support agreement the put option may be exercised on the earlier of the date of such changes or the twelfth anniversary of the completion of the project construction. The price would be determined by a formula including the present value of the remaining years of cash flow less the liabilities outstanding plus the current assets.

12. ACQUISITIONS AND DIVESTITURES

  SE CALIFORNIA

     On April 16, 1999, the Company, through SE California, acquired various generating assets in California with a total capacity of 3,065 MW from Pacific Gas & Electric Company for $801 million plus $39 million for fuel inventory, capital expenditures and property taxes.

  SE NEW YORK

     On June 30, 1999, the Company, through certain of its wholly owned subsidiaries (collectively referred to as SE New York), acquired the generating asset business in the state of New York with a total capacity of 1,794 MW, from Orange & Rockland Utilities, Inc. and Consolidated Edison Company of New York for a net purchase price of approximately $476 million, plus an additional $17 million to cover the market value of existing inventories. The acquisition was recorded under the purchase method of accounting. A portion of the purchase price has been allocated to assets acquired and liabilities assumed based on the estimated fair market value at the date of acquisition while the balance of $48 million was recorded as goodwill. The purchase price allocation for this acquisition is preliminary and further refinements will be made based on the completion of the final valuation

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES
studies. The pro forma operating results of this acquisition for the years presented was not materially different from actual results. The initial allocation of the purchase price is as follows (in millions):

Current assets..............................................  $ 28
Property, plant and equipment...............................   417
Acquired intangibles........................................    15
Goodwill....................................................    48
Liabilities assumed and other...............................   (15)
                                                              ----
     Purchase price.........................................  $493
                                                              ====

  SIPD

     On June 30, 1999, the Company, through a wholly owned subsidiary, acquired a 9.99% interest in SIPD for $107 million. As of December 31, 1999, SIPD had an ownership interest in 18 coal-fired power generating units with a total installed capacity of 5,125 MW in China's Shandong province. The Company accounts for its investment in SIPD under the equity method of accounting due to the preferential board representation and significant operating influence.

  WPD (FORMERLY SWEB)

     In September 1999, SWEB sold its electricity supply business to London Electricity for the British Pound Sterling equivalent of $264 million and the assumption of certain liabilities resulting in a gain of $286 million prior to expenses, minority interest, and income taxes, and a gain of $78 million after these items. The Company retained its 49% interest in the distribution business, the trading name of which has been changed to Western Power Distribution. The Company continues to own 49% economic interest (50.5% voting interest) of WPD.

  LOUISIANA GENERATING LLC

     During September 1999, the Company sold its 50% investment in Louisiana Generating LLC to its partner for $17 million. The Company recognized approximately $10 million as an after-tax gain on the sale which is included in the accompanying statements of income.

  CEMIG

     In January 1998, Southern Energy, as a shareholder in Cayman Energy Traders ("CET"), did not exercise its option to withdraw as a shareholder of CET and, therefore, transferred approximately $114 million to CET in exchange for a 27.59% economic interest in CET in order to continue to participate in the CEMIG project. Prior to this time, Southern Energy had no economic interest in CET or CEMIG. In May 1998, this transaction was completed when Southern Energy transferred an additional $21 million to CET. The Company accounts for this investment under the equity method due to significant influence evidenced by 33% voting shares held by the Company and its investing partner. Through our acquisition of a 27.59% economic interest in CET in 1998, we acquired a 3.6% economic interest in CEMIG.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

  EDELNOR

     During 1998, the Company purchased an additional 15% interest in its Chilean investment in Empresa Electrica del Norte Grande S.A. for approximately $57 million. The purchase price resulted in $32 million of negative goodwill which was recorded as a reduction in the basis of the Company's long-lived assets.

  WPD (FORMERLY SWEB)

     On June 18, 1998, Southern Energy sold a 26% interest in its subsidiary, SWEB Holdings Limited ("Holdings") to PP&L for approximately $170 million. The Company recorded a pretax gain of approximately $20 million on the sale, which is included in the accompanying statements of income. This sale increased PP&L's economic interest in Holdings to 51% and, conversely, reduced Southern Energy's economic interest to 49%. Subsequently, on June 18, 1998, shares of Holdings held by Southern Company and PP&L were exchanged for equivalent shares in SWEB Holdings U.K. ("Holdings U.K."). Under the terms of the agreement, Southern Energy retains operational and management control of Holdings U.K. and its subsidiaries. Southern Energy continues to hold 50.5% of the voting shares in Holdings U.K. and retains a majority of the seats on the board of directors.

  SE NEW ENGLAND

     On December 30, 1998, the Company, through a wholly owned subsidiary, Southern Energy New England, LLC ("SE New England"), acquired the generating asset business, with a total capacity of 1,245 MW, from subsidiaries of Commonwealth Energy Systems and Eastern Utilities Associates for $536 million. The acquisition was recorded under the purchase method of accounting. A portion of the purchase price has been allocated to assets acquired and liabilities assumed based on the estimated fair market value at the date of acquisition while the balance of $261 million was recorded as goodwill. The pro forma operating results of this acquisition for 1997 and 1998 was not materially different from actual results. The purchase price was allocated as follows (in millions):

Current assets..............................................  $ 13
Property, plant, and equipment..............................   188
Acquired intangibles........................................   143
Goodwill....................................................   261
Liabilities assumed and other...............................   (69)
                                                              ----
  Purchase price............................................  $536
                                                              ====

  SE ASIA-PACIFIC

     On January 29, 1997, the Company completed its acquisition of 80% of SE Asia-Pacific, the largest independent power producer in Asia, for a total net investment of approximately $2 billion (Note 2). Subsequently, in August 1997, Southern Energy acquired the remaining 20% minority interest in SE Asia-Pacific in exchange for approximately $150 million in cash and SE Asia-Pacific's interest in the Tanjung Jati B project in Indonesia. The acquisition was financed with a combination of long-term borrowings and a capital contribution from Parent. The acquisition of SE Asia-Pacific was accounted for using the purchase method of accounting in accordance with APB No. 16, "Accounting for Business Combinations." The purchase price of SE Asia-Pacific was allocated to the

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES
underlying assets and liabilities based on the estimated fair values at the date of acquisition. The acquisition cost exceeded the estimated fair market value of net assets acquired by $1.6 billion and is considered goodwill (Note 1).

     The net purchase price of $2.1 billion was allocated as follows (in millions):

Leasehold interest..........................................  $ 1,003
Construction work in progress...............................       45
Current assets..............................................      635
Other assets................................................      711
Investments.................................................       70
Goodwill....................................................    1,649
Current liabilities.........................................     (809)
Other liabilities...........................................   (1,198)
                                                              -------
Purchase price..............................................  $ 2,106
                                                              =======

     SE Asia-Pacific's operations have been included in the financial statements since January 29, 1997. The following unaudited pro forma results of operations for 1997 have been prepared assuming the acquisition of SE Asia-Pacific occurred on January 1, 1997 and was financed with a combination of long-term debt, short-term debt and a capital contribution. The pro forma results are not necessarily indicative of the actual results that would have been realized had the acquisition occurred on the assumed date, nor are they necessarily indicative of future results. Pro forma operating results for 1997 are for information purposes only and are as follows (in millions):

                                                                 AS       PRO
                                                              REPORTED   FORMA
                                                              --------   ------
Operating revenues..........................................   $3,750    $3,771
Income before extraordinary item............................      (16)      (11)
Net income..................................................      (16)      (11)

  BEWAG

     During September 1997, the Company completed the acquisition of a 26% interest in the Berlin, Germany, electric utility Bewag for approximately $820 million. The entire acquisition was funded through a combination of short-term and long-term borrowings. The Company is part of a consortium with two German utilities which, together with the Company, own a 75% total interest in Bewag. Bewag is an integrated electric utility located in Berlin, Germany. The Company's investment in Bewag is being accounted for under the equity method of accounting.

  STATE LINE

     In December 1997, the Company acquired the assets of the State Line Generating Station from Commonwealth Edison Company for approximately $68 million.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

13. INVESTMENTS IN AFFILIATES

     The Company has investments in various international and domestic energy projects. The equity method of accounting is applied to such investments in affiliated entities, which include corporations, joint ventures and partnerships, because the ownership structure prevents the Company from exercising a controlling influence over operating and financial policies. Under this method, equity in income or losses of these entities is reflected as equity in earnings of unconsolidated affiliates in the accompanying consolidated statements of income.

     The following table sets forth summarized financial information of the Company's investments in 50% or less-owned investments accounted for under the equity method (Note 1) as of December 31, 1998 and 1999 and for the years ended December 31, 1997, 1998 and 1999 or periods from the respective affiliates' acquisition date, if shorter:

                                                              1997    1998     1999
                                                              ----   ------   ------
                                                                  (IN MILLIONS)
COMBINED INVESTMENTS, EXCLUDING BEWAG
INCOME STATEMENT:
Revenues....................................................  $723   $2,685   $3,441
Operating income............................................   383      728      831
Net income from continuing operations.......................    50      324      184
BALANCE SHEET:
Current assets..............................................            629    1,189
Noncurrent assets...........................................          3,413    5,569
Current liabilities.........................................          1,056    1,611
Noncurrent liabilities......................................          2,569    3,604
BEWAG
INCOME STATEMENT:
Revenues....................................................  $589   $2,366   $2,167
Operating income............................................    82      419     (128)
Net income from continuing operations.......................    41      216      (84)
BALANCE SHEET:
Current assets..............................................            677      605
Noncurrent assets...........................................          7,037    6,073
Current liabilities.........................................          1,464    1,582
Noncurrent liabilities......................................          2,424    1,930

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

     The Company had an excess of underlying equity in the net assets of Bewag of $71 million and $61 million over the carrying amount of its investment in Bewag at December 31, 1998 and 1999, respectively. This difference is due to an excess of the cost of our interest in Bewag's net assets acquired over Bewag's historical basis in these assets at September 1997, fluctuations in exchange rates between the US dollar and Deutsche Mark and the impact of other purchase accounting adjustments. This excess is being amortized to income over a period of 26 years. Equity in income from Bewag was approximately $18 million, $64 million and $10 million during each of the three years in the period ended December 31, 1999, and dividends received during the same periods were approximately $17, $33 and $34 million, respectively.

     As of December 31, 1999 the Company had accumulated $23 million in undistributed earnings of entities accounted for by the equity method of accounting.

14. SE-FINANCE

     The company has investments in leveraged leases through it's leasing subsidiary SE-Finance. The company entered into leveraged leases in December of 1996, 1998 and 1999. The Company's net investment in leveraged leases consists of the following at December 31, 1998 and 1999 (in millions):

                                                                1998         1999
                                                              ---------   ----------
Net rentals receivable......................................  $     583   $    1,339
Unearned income.............................................       (319)        (783)
                                                              ---------   ----------
Investment in leveraged leases..............................        264          556
Deferred taxes arising from leveraged leases................        (22)         (58)
                                                              ---------   ----------
Net investment in leveraged leases..........................  $     242   $      498
                                                              =========   ==========

     The following is a summary of the components of the income from leveraged leases for the years ended December 31, 1998 and 1999 (in millions):

                                                               1998     1999
                                                              ------   -------
Pretax leveraged lease income...............................  $    5   $    28
Income tax expense..........................................       2        10
                                                              ------   -------
Income from leveraged leases................................  $    3   $    18
                                                              ======   =======

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

15. EARNINGS PER SHARE

     We calculate basic earnings per share by dividing net income available to common shareholders by the weighted average number of common shares outstanding. The following table shows our computation of earnings per share (in millions, except per share data) after giving effect to the stock split that was effected in conjunction with the offering of common stock (Note 17). Pro forma basic earnings per share information below gives effect to the dividend paid to Southern in 2000 as though it had occurred during 1999. Pro forma diluted earnings per share information below gives effect to the conversion of the Company's value creation plan ("VCP") standard units outstanding at December 31, 1999 into options to purchase the Company's common stock using the treasury stock method. See Note 17.

                                                                 FROM          FROM
                                                              CONTINUING   DISCONTINUED
                                                              OPERATIONS    OPERATIONS      NET
                                                              ----------   ------------   -------
                                                                         (IN MILLIONS)
Basic, 1997:
  (Loss) income.............................................   $   (24)       $   8       $   (16)
  Shares....................................................     272.0        272.0         272.0
                                                               -------        -----       -------
  (Loss) earnings per share.................................   $ (0.09)       $0.03       $ (0.06)
                                                               =======        =====       =======
Basic, 1998:
  (Loss) income.............................................   $   (12)       $  12       $    --
  Shares....................................................     272.0        272.0         272.0
                                                               -------        -----       -------
  (Loss) earnings per share.................................   $ (0.04)       $0.04       $    --
                                                               =======        =====       =======
Basic, 1999:
  Income....................................................   $   362        $  10       $   372
  Shares....................................................     272.0        272.0         272.0
                                                               -------        -----       -------
  Earnings per share........................................   $  1.33        $0.04       $  1.37
                                                               =======        =====       =======
Pro forma basic, 1999:
  Income....................................................   $   362        $  10       $   372
  Shares....................................................     272.0        272.0         272.0
  Shares assumed due to dividend to Southern................      22.9         22.9          22.9
                                                               -------        -----       -------
  Earnings per share........................................   $  1.23        $0.03       $  1.26
                                                               =======        =====       =======
Pro forma diluted, 1999:
  Income....................................................   $   362        $  10       $   372
  Add: effect of converting VCP units into options..........         1           --             1
                                                               -------        -----       -------
  Adjusted income...........................................   $   363        $  10       $   373
  Shares....................................................     272.0        272.0         272.0
  Shares assumed due to dividend to Southern................      22.9         22.9          22.9
  Shares assumed due to conversion of VCP standard units....       0.8          0.8           0.8
                                                               -------        -----       -------
  Adjusted shares...........................................     295.7        295.7         295.7
  Earnings per share........................................   $  1.23        $0.03       $  1.26
                                                               =======        =====       =======

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

16. SEGMENT REPORTING

     Effective December 31, 1997, Southern Energy adopted SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." Southern Energy's principal business segments consist of the geographic areas in which the Company conducts business -- Americas, Asia-Pacific, and Europe. The other reportable business segments are the Company's financing segment ("Southern Energy Finance") and its business development and general corporate activities segment ("Corporate"). Intersegment revenues are not material. Financial data for business segments, products and services, and geographic areas is as follows (in millions):

                               BUSINESS SEGMENTS

                                                                   SOUTHERN
                                                                    ENERGY
                                AMERICAS   EUROPE   ASIA-PACIFIC    FINANCE    CORPORATE   CONSOLIDATED
                                --------   ------   ------------   ---------   ---------   ------------
1997:
Operating revenues............   $2,201    $1,282      $  247        $  0       $   20        $3,750
Depreciation and
  amortization................       40        63          76           0            3           182
Interest income...............        9         4          84           0           41           138
Interest expense..............       43        95         151           0           56           345
Income taxes from
  operations..................      (12)       50          (7)          0           (4)           27
Windfall profit tax...........        0       148           0           0            0           148
Net income from equity method
  subsidiaries................       20        18          20           0            0            58
Segment net income (loss).....        2       (48)         39           8          (17)          (16)
Total assets..................    1,783     3,701       4,304         176          666        10,630
Investments in equity method
  subsidiaries................      127       822          85          94            0         1,128
Gross property additions......      115       130         475           0            0           720
Increase in goodwill..........        0         0       1,649           0            0         1,649
1998:
Operating revenues............   $  261    $1,273      $  273        $  0       $   12        $1,819
Depreciation and
  amortization................       44        79          96           0            2           221
Interest income...............       10         0          74           0           62           146
Interest expense..............       59       123         141           0          107           430
Income taxes from
  operations..................     (113)       22         (12)          0          (20)         (123)
Write-down of generating
  assets......................      308         0           0           0            0           308
Net income from equity method
  subsidiaries................       27        64          44           0            0           135
Segment net income (loss).....     (180)      141          68          12          (41)            0
Total assets..................    2,166     3,890       4,520         428        1,050        12,054
Investments in equity method
  subsidiaries................      373       923         131          84            0         1,511
Gross property additions......      101       120         426           0            0           647
Increase in goodwill..........      261         0           0           0            0           261

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

                                                                   SOUTHERN
                                                                    ENERGY
                                AMERICAS   EUROPE   ASIA-PACIFIC    FINANCE    CORPORATE   CONSOLIDATED
                                --------   ------   ------------   ---------   ---------   ------------
1999:
Operating revenues............   $  939    $  976      $  342        $  0       $   11        $2,268
Depreciation and
  amortization................       73        90         104           0            3           270
Interest income...............       18         6          72           0           76           172
Interest expense..............       90       121         125           0          166           502
Income taxes from
  operations..................       34        96          25           0          (26)          129
Write-down of generating
  assets......................       29        31           0           0            0            60
Net income from equity method
  subsidiaries................       16        10          83           0            2           111
Segment net income (loss).....       96       170         175          10          (79)          372
Total assets..................    4,071     3,810       4,430         722          830        13,863
Investments in equity method
  subsidiaries................      248       762         254          76            0         1,340
Gross property additions......      419       115         194           0           19           747
Increase in goodwill..........       48         0           0           0            0            48

                             PRODUCTS AND SERVICES

                                     GENERATION   DISTRIBUTION   MARKETING   FINANCE   OTHER   TOTAL
                                     ----------   ------------   ---------   -------   -----   ------
                                                      (REVENUE IN MILLIONS)
1997...............................    $  427        $1,283       $1,982       $ 0      $58    $3,750
1998...............................       494         1,273            1         0       51     1,819
1999...............................     1,222           977            0         0       69     2,268

                                GEOGRAPHIC AREAS

                                                              INTERNATIONAL
                                                      -----------------------------
                                             UNITED       THE       UNITED     ALL
                                             STATES   PHILIPPINES   KINGDOM   OTHER   CONSOLIDATED
                                             ------   -----------   -------   -----   ------------
                                                             (REVENUE IN MILLIONS)
1997.......................................  $2,003      $247       $1,282    $218       $3,750
1998.......................................      53       273        1,273     220        1,819
1999.......................................     736       342          976     214        2,268

                                                       INTERNATIONAL
                                               -----------------------------
                                      UNITED               THE       UNITED     ALL
                                      STATES   CHINA   PHILIPPINES   KINGDOM   OTHER    CONSOLIDATED
                                      ------   -----   -----------   -------   ------   ------------
                                                     (LONG-LIVED ASSETS IN MILLIONS)
1997................................  $  913   $546      $1,493      $2,428    $3,477     $ 8,857
1998................................   2,156    368       1,834       2,463     3,427      10,248
1999................................   3,989    534       1,966       2,449     3,254      12,192

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

17. SUBSEQUENT EVENTS

  PROPOSED PUBLIC OFFERINGS AND SEPARATION FROM SOUTHERN COMPANY

     On August 22, 2000, the Company approved a 272,000 to 1 stock split and authorized the execution of an underwriting agreement related to 66,700,000 new shares of Southern Energy common stock (the "Stock Offering"). The Stock Offering has an initial offering price of $22.00 and is expected to reduce Southern's ownership to approximately 80%. There can be no assurance that this Stock Offering will be completed.

     In conjunction with the Stock Offering, the Company will convert the indexed units outstanding under the Value Creation Plan (Note 6) into stock appreciation rights and will convert the standard units outstanding under the Value Creation Plan (Note 6) into options to purchase shares of the Company's common stock. The intrinsic value of the options will equal the final value of standard units being converted. The standard units have been treated under variable plan accounting as prescribed by APB Opinion No. 25. Upon conversion to stock options, fixed plan accounting, as prescribed by APB Opinion No. 25, will be followed. Under fixed plan accounting, the difference between the fair value of the options at the date of the initial public offering and their value at the date of grant that has not been previously expensed under variable plan accounting will be recorded as compensation expense over the remaining vesting period of the options.

     The options will have a vesting period and life consistent with the standard units under the value creation plan. These vesting periods and lives will not begin anew upon conversion; rather, they will continue from their original inception dates. The graded vesting period of standard units granted prior to 2000 was four years; the 2000 grant has a graded vesting period of three years. The Company recorded approximately $1.7 million during 1999 as compensation expense for the standard units, approximately $500,000 for the six months to June 2000, and expects to record an additional $17 million as compensation expense over the remaining weighted average vesting period of 2.33 years (from June 30, 2000), based on the initial offering price of $22.00.

     In conjunction with the Stock Offering, employees will be granted approximately three million options to purchase our stock at the IPO price. The options will have a 10 year term and vest ratably over 3 years. Certain of our senior executives will be granted an aggregate of approximately 400,000 restricted stock units. Vesting of the Restricted Stock units will be based on increases in our stock price. Each time our stock price increases 20% over the offering price, 20% of the Restricted Stock units will vest.

     Within twelve months following the completion of the Stock Offering, Southern Company plans to distribute all of the remaining shares of the Company owned by Southern Company to the holders of Southern common stock. There can be no assurance that this distribution will be completed.

     In connection with the completion of the distribution, substitute options for the Company's common stock will be issued to our employees in exchange for their Southern Company options. The conversion process will follow FASB Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation," which dictates the following:

     - The aggregate face value of the options immediately after the conversion will be equal to the aggregate face value prior to the conversion.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

     - The ratio of the stock price (fair market value) per option to the exercise price per option will remain the same.

     See Note 6 where Southern options held by the Company's officers and employees are further discussed.

     The Company has negotiated service agreements with Southern to provide transition services following the initial public offering of the Company's shares in the areas of finance, accounting, human resources, auditing, legal, information technology and engineering services. These services will be provided at cost or at fair market value, whichever is greater. The Company has the option to decline or terminate service with reasonable advance notice. Under arrangements for similar services currently in effect with Southern and its operating companies, under which services are provided at cost, the Company paid $20 million in 1999. See Note 5.

     On April 17, 2000, the Company's board of directors voted to transfer Southern Energy's leveraged lease and capital funding subsidiaries to Southern. These transfers are expected to be completed after the successful completion of the Stock Offering. The Company's interest in its SE Finance leveraged leasing subsidiary has been treated as a discontinued operation in the accompanying financial statements.

     In addition to the proposed common stock offering, the Company has filed a registration statement with the Securities and Exchange Commission for an underwritten public offering of convertible trust preferred securities. The securities would be issued by a limited purpose Delaware trust which would use the proceeds to purchase from the Company the same principal amount of the Company's convertible junior subordinated debt securities. The net proceeds would be used by the Company to repay short-term debt and for general corporate purposes. There can be no assurance that the issuance of convertible trust preferred securities will be completed. The financial statements for SEI Trust I have not been included in the registration statement pertaining to the offering of convertible trust preferred securities because the preferred securities are fully and unconditionally guaranteed by the Company, the trust will have no independent operations, and the trust is a wholly owned subsidiary of the Company.

     DIVIDEND TO SOUTHERN (UNAUDITED). A short-term credit facility was obtained by the Company to fund the remaining cash dividend payments to Southern in the aggregate amount of $53 million. Pro forma basic earnings per share data for 1999 gives effect to such dividend in accordance with Staff Accounting Bulletin Topic 1:B:3.

     TURBINE PURCHASES (UNAUDITED). The Company has entered into agreements to purchase additional turbines to support ongoing construction and planned expansion efforts. Total amounts to be paid under the new agreements if all turbines are purchased as planned are estimated to be $2,329 million and an additional $1,036 million for related long-term service agreements.

     POTOMAC ELECTRIC POWER COMPANY ("PEPCO") (UNAUDITED). On June 8, 2000, the Company announced it had entered into an agreement to purchase the bulk of PEPCO's electric generation business for $2.65 billion plus amounts to be determined for working capital and approximately $260 million in the event certain purchase power agreements are not transferred to the Company. The

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES
transaction is expected to be completed in late 2000 and will be accounted for by the Company as a purchase.

     SE CALIFORNIA (UNAUDITED). SE California and its subsidiaries SE Delta and SE Potrero acquired generation assets from Pacific Gas and Electric in April 1999 subject to reliability-must-run agreements. SE California assumed these agreements from Pacific Gas and Electric subject to the outcome of a FERC proceeding initiated in October 1997 that will determine the percentage of a $158.8 million annual fixed revenue requirement to be paid to the SE California parties by the CAISO under the reliability-must-run agreements. This revenue requirement was negotiated as part of a prior settlement of a FERC rate proceeding. SE California contends that the amount paid by the CAISO should reflect an allocation based on the CAISO's right to call on the units (as defined by the reliability-must-run agreements) and the CAISO's actual calls. This approach would result in annual payments by the CAISO of approximately $120 million, or 75% of the settled fixed revenue requirement. The decision in this case will affect the amount CAISO will pay to SE Delta and SE Potrero for the period from June 1, 1999 through December 31, 2001. On June 7, 2000, the administrative law judge presiding over the proceeding issued an initial decision in which he allocated responsibility for payment of approximately 3% of the revenue requirement to the CAISO. On July 7, 2000, SE California appealed the administrative law judge's decision to the FERC. A final FERC order in this proceeding may be appealed to the U.S. Court of Appeals. The outcome of this appeal cannot now be determined.

     If SE California is unsuccessful in its appeal of the administrative law judge's decision, SE California will be required to refund certain amounts of the revenue requirement billed to the CAISO for the period from June 1, 1999 until the final disposition of the appeal. The amount of this refund as of June 30, 2000 would have been approximately $94 million and would have reduced net income by approximately $33 million. These amounts do not include interest that would be payable in the event of a refund. If SE California is unsuccessful in its appeal, it plans to pursue other options available under the reliability must-run agreements to mitigate the impact of the administrative law judge's decision upon its future operations. The outcome of this appeal is uncertain, and we cannot assure you that we will be successful.

     On August 23, 2000, the FERC denied a complaint filed August 2, 2000 by San Diego Gas & Electric that sought to extend the $250 price cap to all California energy and ancillary service markets, not just the markets administered by the CAISO. However, in its order the FERC instructed its staff to initiate an investigation of the California power markets and to report its findings to the FERC and held further hearing procedures in abeyance pending the outcome of this investigation. In addition, the FERC established October 30, 2000, as a "refund effective date" under section 206 of the Federal Power Act, after which date the FERC may adjust prices retroactively based on the results of the investigation if it determines that the existing rates are not just and reasonable. As a result, any price adjustment by the FERC may require the SE California subsidiaries to refund some portion of the revenues received from sales made after the refund effective date. The FERC's investigation is ongoing, and it cannot be determined at this time what conclusions the report will reach, what action the FERC may take in response to the report or whether the FERC will order the payment of refunds. Consequently, we cannot determine what effect any action by FERC will have on our financial condition.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

     CEMIG (UNAUDITED). SEB obtained financing from Banco Nacional De Desenvolvimento Economico e Social (BNDES) for approximately 50% of the total purchase price of the CEMIG shares which is secured by a pledge of SEB's shares in CEMIG. A portion of a principal payment that was originally due May 15, 2000, in an amount of $9.2 million, has been deferred. SEB paid $2.2 million of this principal payment on May 15, 2000 and expects to pay the remaining $7.0 million on September 15, 2000. An interest payment of $107.8 million, also due on May 15, 2000, has been deferred until May 15, 2001.

     ALICURA (UNAUDITED). On August 25, 2000, we completed the sale of our 55% indirect interest in Hidroelectrica Alicura S.A. (Alicura) to The AES Corporation for total consideration of $205 million, including the assumption of debt and the buy-out of minority partners. Alicura's principal asset is a concession to operate a 1,000 MW hydroelectric facility located in the Province of Neuquen, Argentina. As part of the sale, we were released from $200 million of credit support obligations related to Alicura's bank financing. Our sale of Alicura did not materially impact our financial position and we do not expect that it will have a material effect on our results of operations.

     SCEM (UNAUDITED). Effective August 10, 2000, we acquired Vastar's 40% interest in SCEM for $250 million. Upon the closing of the transaction, Vastar transferred its interest in SCEM to us and SCEM became our wholly owned subsidiary and will be consolidated in the Southern Energy, Inc. financial statements on a prospective basis.

     As part of the transaction, we agreed to amend the gas purchase and sale agreement to make it easier for SCEM to administer, including reducing the number of delivery points where Vastar delivers gas, predetermining the daily and annual quantities of gas Vastar is obligated to deliver and SCEM is obligated to purchase, and making certain other changes, but otherwise the gas purchase and sale agreement will remain in effect for the remaining seven years of its term. The amendment will become effective upon the occurrence of certain events, which should happen before the end of this year. The remaining seven and one half years of the term of the gas purchase and sale agreement between SCEM and Vastar will remain in effect. Accordingly, SCEM will continue to purchase and market the natural gas produced by Vastar. As part of the transaction, we were relieved of any financial obligations to Vastar under the SCEM partnership agreement, including any guaranteed minimum cash distributions and any outstanding arbitration.

     HYDER (UNAUDITED). On August 23, 2000, WPD Limited, a company that subsidiaries of ours and PPL Global jointly own, made an offer to acquire all of the outstanding shares of Hyder for a total purchase price for the ordinary shares of Hyder of approximately L565 million (approximately $847 million), or 365 pence (approximately $5.47) per Hyder share plus the assumption of approximately L2.1 billion (approximately $3.2 billion) of gross debt as of March 31, 2000. On September 15, 2000, WPD Limited committed unconditionally to purchase any shares of Hyder tendered by Hyder shareholders. As of September 18, 2000, WPD Limited had received acceptances to its offer from shareholders representing approximately 68% of the Hyder shares. WPD Limited has replaced Hyder's board of directors with employees of WPD, Southern Energy and PPL Global.

     The total purchase price, including fees and expenses, is expected to be L585 million (approximately $878 million). The purchase will be funded by bank loans of L360 million (approximately $540 million) to be obtained by WPD Holders, an investment from the WPD for L85 million (approximately $128 million) an investment from PPL Global of L84 million (approximately

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

$126 million) and an investment from us of L56 million (approximately $84 million). If the transaction is consummated as currently contemplated, PPL Global will own indirectly 60% of Hyder and we will own indirectly 40% of Hyder. Our investment of L56 million (approximately $84 million) will be funded by cash flow from operations.

     We and PPL Global expect to enter into an agreement for us to own 40% of the economic interest in WPD Limited and PPL Global to own 60%, and for us and PPL Global to own 50% each of the voting interests in WPD Limited. As part of such arrangement, we will also have a call right to acquire an additional 9% economic interest in WPD Limited from PPL Global. We and PPL Global have agreed to modify our ownership of voting shares of WPD Holdings to 50% each so that neither party will have operational or management control of WPD Holdings. This was agreed to by Southern Energy to incent PPL Global to fund the additional 9% economic interest in WPD Limited.

           REPORT OF INDEPENDENT AUDITORS AND FINANCIAL STATEMENTS OF

              BERLINER KRAFT-UND LICHT(BEWAG) - AKTIENGESELLSCHAFT

                            BUSINESS YEAR 1997/1998

                     AS REQUIRED BY REGULATION S-X 210.3-09

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of
Berliner Kraft- und Licht (Bewag)-Aktiengesellschaft
Berlin, Germany

     We have audited the accompanying balance sheet of Berliner Kraft- und Licht (Bewag)-Aktiengesellschaft as of June 30, 1998, and the related statements of profit and loss and cash flows for the year ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards in Germany and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bewag Aktiengesellschaft as of June 30, 1998, and the results of its operations and cash flows for the year ended June 30,1998, in conformity with accounting principles generally accepted in Germany.

     Generally accepted accounting principles in Germany vary in certain significant respects from generally accepted accounting principles in the United States of America. Application of generally accepted accounting principles in the United States of America would have affected the result of operations for the year ended June 30, 1998 and shareholders' equity as of June 30, 1998 to the extent summarized in Appendix II to the financial statements.

KPMG Deutsche Treuhand-Gesellschaft AG (hand written)
Wirtschaftsprufungsgesellschaft

Berlin, Germany
September 8, 1998

                                    BEWAG AG
                            BUSINESS YEAR 1997/1998
                                 BALANCE SHEET

                                                              NOTES   30 JUNI 1998   30 JUNI 1997
                                                               NO.    DM THOUSAND    DM THOUSAND
                                                                                     (UNAUDITED)
-------------------------------------------------------------------------------------------------
ASSETS
FIXED ASSETS:                                                   (1)
-------------------------------------------------------------------------------------------------
Intangible assets...........................................    (2)      330,978         330,410
Tangible assets.............................................    (3)    6,997,728       6,951,993(1)
Financial assets............................................    (4)      854,553         513,865
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                                                       8,183,259       7,796,268
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
CURRENT ASSETS:
-------------------------------------------------------------------------------------------------
Inventories.................................................    (5)      168,851         190,040
Accounts receivable and other assets:
  Receivables for goods and services........................    (6)      546,744         480,187
  Receivables from affiliated companies.....................    (7)        3,265           1,047
  Receivables from companies in which participations are
    held....................................................    (8)        4,607          16,160
  Other assets..............................................    (9)      127,679         135,497
Securities..................................................   (10)      203,529         262,154
Checks, cash on hand, on deposit with Deutsche Bundesbank
  and Postbank, cash in other bank accounts.................   (11)      226,830         367,461
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                                                       1,281,505       1,452,546
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
PREPAID EXPENSES............................................   (12)      134,192         146,439
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
SPECIAL LOSS ACCOUNT........................................   (13)      384,795         392,431(1)
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                                                       9,983,751       9,787,684
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY AND LIABILITIES
EQUITY:
-------------------------------------------------------------------------------------------------
Subscribed capital..........................................   (14)      560,000         560,000
Capital reserve.............................................   (15)       56,800          56,800
Revenue reserves............................................   (16)
  Statutory reserve.........................................             848,257         848,257(1)
  Special reserve according to Section 17 Sub-section 4
    DMBiLG..................................................             384,795         392,431(1)
  Other revenue reserves....................................           1,532,535       1,469,899
-------------------------------------------------------------------------------------------------
                                                                       2,765,587       2,710,587(1)
    Net profit for the year.................................   (17)      224,000         112,000
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                                                       3,606,387       3,439,387
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
SPECIAL ITEMS WITH PARTIAL RESERVE CHARACTER................   (18)    1,844,528       1,780,264
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
SPECIAL ITEM FOR INVESTMENT BONUSES.........................   (19)      410,711         451,354
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
CONSTRUCTION COST SUBSIDIES.................................   (20)      683,564         645,126
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
PROVISIONS
-------------------------------------------------------------------------------------------------
Provisions for pensions and similar obligations.............             407,804         391,415
Provisions for taxes........................................             103,452          49,766
Other provisions............................................   (21)    1,421,576       1,394,837(1)
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                                                       1,932,832       1,836,018
-------------------------------------------------------------------------------------------------
LIABILITIES.................................................   (22)
-------------------------------------------------------------------------------------------------
Liabilities to banks........................................   (23)      858,713       1,047,640
Advance payments received...................................   (24)      127,816         108,827
Liabilities for goods and services..........................             305,481         269,097
Liabilities to affiliated companies.........................                 786             845
Liabilities to companies in which participations are held...   (25)       12,016          14,290
Other liabilities...........................................   (26)      200,673         194,797
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                                                       1,505,485       1,635,496
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
DEFERRED INCOME.............................................                 244              39
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                                                       9,983,751       9,787,684
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

(1) After adjustment according to Section 36 of the DM-Balance Sheet Act
    (DMBiLG)

The accompanying notes are an integral part of these statements.

                                    BEWAG AG
                            BUSINESS YEAR 1997/1998
                            PROFIT AND LOSS ACCOUNT

                                                                             1996/97
                                                   NOTES      1997/98      DM THOUSAND
                                                    NO.     DM THOUSAND    (UNAUDITED)
--------------------------------------------------------------------------------------
SALES REVENUE....................................   (27)     3,959,727      4,092,864
--------------------------------------------------------------------------------------
Stock movements and other internally produced and
  capitalised assets.............................   (28)        49,477         65,548
Other operating income...........................   (29)       299,006        419,199
Cost of materials................................   (30)    -1,227,481     -1,427,178(1)
Personnel expenses...............................   (31)    -1,159,845     -1,142,730(2)
Depreciation.....................................   (32)      -617,995       -625,880
Other operating expenses.........................   (33)      -779,942     -1,016,906(1)(2)
Income from financial assets.....................   (34)       -16,181             31
Net interest income..............................   (35)       -51,557        -58,835
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
RESULT OF ORDINARY ACTIVITIES....................              455,209        306,113
--------------------------------------------------------------------------------------
Taxes............................................   (36)      -176,209       -121,613
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
  NET INCOME FOR THE YEAR........................              279,000        184,500
--------------------------------------------------------------------------------------
Allocations to other revenue reserves............              -55,000        -72,500
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
  NET PROFIT FOR THE YEAR........................              224,000        112,000
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

-------------------------

(1) After the reclassification of DM 104,592 thousand from other operating expenses to cost of materials

(2) After the reclassification of DM 2,500 thousand from other operating expenses to personnel expenses

The accompanying notes are an integral part of these statements.

                                    BEWAG AG
                            BUSINESS YEAR 1997/1998
                              CASH-FLOW STATEMENT

                                                                                1996/97
                                                                 1997/98      DM MILLION
                                                                DM MILLION    (UNAUDITED)
-----------------------------------------------------------------------------------------
Net income for the year.....................................         279           185
Depreciation of fixed assets................................         634           619
Changes in long-term provisions.............................         -64           -45
Allocation to special item..................................         162           429
Release of special item.....................................        -136          -136
Other expenses and income without effect on payments........         -23           -55
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
DVFA/SG CASH-FLOW...........................................         852           997
Result from disposals of fixed assets.......................           3            -9
Increase/Decrease in inventories, receivables for goods and
  services and other assets.................................          -7           607
Increase/Decrease in liabilities for goods and services and
  other liabilities.........................................         262           105
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
INFLOW OF FUNDS FROM OPERATING ACTIVITIES...................       1,110         1,700
-----------------------------------------------------------------------------------------
Proceeds from disposals of fixed assets.....................          18            32
Disbursements for capital investments in fixed assets.......      -1,030          -921
  (including increase of participation in GASAG)............       (-354)          (--)
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
OUTFLOW OF FUNDS FOR INVESTMENT ACTIVITIES..................      -1,012          -889
-----------------------------------------------------------------------------------------
Payments to shareholders (dividend).........................        -112           -90
Receipts from taking up loans...............................          --            54
Payments for redemption of loans............................        -185          -278
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
OUTFLOW OF FUNDS FOR FINANCING ACTIVITIES...................        -297          -314
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
CHANGES IN FINANCING RESOURCES WITH EFFECT ON PAYMENT.......        -199           497
-----------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
                                                                   30 JUNE 1997
                                                   30 JUNE 1998     DM MILLION       CHANGE
MOVEMENTS OF FINANCIAL FUNDS                        DM MILLION     (UNAUDITED)     DM MILLION
---------------------------------------------------------------------------------------------
Liquid funds.....................................      227             368            -141
Securities in current assets.....................      204             262             -58
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------
FINANCIAL FUNDS..................................      431             630            -199
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

                                    BEWAG AG
                            BUSINESS YEAR 1997/1998
                       NOTES TO THE FINANCIAL STATEMENTS

                              PRELIMINARY REMARKS

     On 1 July 1993, Bewag was merged with the energy supply company Energieversorgung Berlin AG (EBAG), which was located in the former East Berlin.

     As a result of the merger under stock corporation law, legislation which, according to the unification treaty applied only to companies in the former GDR, now applies to Bewag as a whole. This is particularly relevant with regard to the provisions of the DM-Balance Sheet Act (DMBilG) covering the special loss account, the special reserves under Section 17 Sub-section 4 of the Act and capital reorganisation under Section 27 of the Act. In certain circumstances
Section 36 DMBilG also stipulates changes in EBAG's DM opening balance sheet, which then retroactively entail corrections in certain balance sheet item valuations for each previous year.

     As of 30 June 1998 CHANGES IN THE OPENING BALANCE SHEET were either necessary or possible for the following items:

     - Tangible assets increased by DM 0.2 million, because the total value shown for land had increased pursuant to official notices of allocation or adjustment.

     - Provisions for compensation obligations were reduced by DM 4.9 million as certain restitution claims had become more precise or due to court decisions that had become legally effective.

     - As a consequence of new investigations regarding the expenditure necessary to rehabilitate contaminated properties, provisions for contamination were reduced by DM 74.9 million. The special loss account and the special reserve were also reduced by the same amount.

     As a result of these changes, the statutory reserve was increased by DM
80.0 million.

     Bewag must also take into account the stipulations of the LAND REGISTRY ADJUSTMENT ACT (GBBerG). This act applies only to the territory which joined the Federal Republic under the unification treaty, and especially covers easements of utility supply companies in non-public land and compensation payments due to the owners of such properties. Provisions were established for this purpose as of 30 June 1995, the date of the initial application of the Act. At the time, this provision did not affect operating results in the profit and loss account; it had merely served to record such liabilities and related assets on the balance sheet.

     Since the obligations will become due in two equal installments, on 1 January 2001 and 2011, the easements were assessed at present value. The difference between the value of the easements and the obligation was recorded as prepaid expense.

     In the year under review, detailed studies of the location and quality of the properties showed that the provision should be increased by DM 49.6 million. Under the accounting methodology used, this adjustment, rather than being reported as an expense, merely increases the recorded assets and liabilities. The only consequence is a DM 3.8 million increase in depreciation expense and an adjustment of prepaid expenses.

     Because of the insignificance of Bewag's shareholdings as a whole in relationship to its financial and income position, the company took advantage of the option in Section 296 Sub-section 2 of the Commercial Code (HGB) and chose not to prepare a CONSOLIDATED ANNUAL STATEMENT.

ACCOUNTING AND VALUATION METHODS

     In the balance sheet and the profit and loss account, certain items have been combined for the sake of greater clarity; they are then shown in greater detail in the notes. Furthermore, in an effort to provide more insight into the company's financial position, a number of items have been added to the

                                    BEWAG AG
                            BUSINESS YEAR 1997/1998
                       NOTES TO THE FINANCIAL STATEMENTS

                       PRELIMINARY REMARKS -- (CONTINUED)

balance sheet. The profit and loss account has been drawn up according to the cost-summary method. DM figures shown in the annual statement represent thousands.

     Specifically, accounting and valuation are based on the following principles:

  ASSETS

     Purchased INTANGIBLE ASSETS are valued at their acquisition costs less regular straight-line depreciation.

     TANGIBLE ASSETS are assessed at acquisition or production costs. The following change was made in the year under review: With regard to the costs of self constructed assets, Bewag does not use a lump-sum overhead cost factor, but rather capitalizes only directly allocable costs. Interest paid on outside capital has been excluded from this item since 1 January 1991. When new tangible assets are added, investment subsidies are deducted from the costs of acquisition or production. Regular depreciation for tangible assets is carried out on a straight-line basis for buildings, and otherwise always at the highest degression rate permissible under taxation law; straight-line depreciation is favoured as soon as this leads to higher annual amounts. Plant for which special depreciation can be claimed under Section 4 of the Development Area Act (FordG) is also depreciated by the straight-line method, as stipulated by law. Depreciation is based on the Federal Minister of Finance's depreciation table for the energy and water supply sector.

     In the in-service year of purchase or production, new plant is depreciated at 75.0 per cent of the normal annual rate.

     According to one of the options of Section 6 Sub-section 2 of the Income Tax Act (EStG), minor assets are depreciated fully in the year of purchase or production.

     FINANCIAL ASSETS are valued at acquisition cost. Interest free loans are discounted to their present value.

     If the book value of an asset calculated according to the above principles is greater than its quoted or market value at balance-sheet date, the excess over the market value is written off.

     INVENTORIES are valued at average acquisition costs, taking into account the lower-of-cost-or-market rule. Deductions are made for inventories subject to long storage and thus potentially less suitable for use. The amounts deducted depend on the rate of turnover for the goods concerned.

     With regard to RECEIVABLES AND OTHER ASSETS, an appropriate amount is deducted for identifiable single risks. Other risks are taken into account in a general allowance for bad debts and doubtful accounts. Advance payments on receivables for goods and services are offset against electricity supplied but not yet invoiced. Receivables for electricity supplied but not yet invoiced are assessed on the basis of electricity consumption and revenue projections; a differentiated group assessment procedure is applied. Interest-free receivables are discounted according to their terms.

     SECURITIES are valued at acquisition cost or at their market price if it is lower.

     No use is made of the option right to capitalize debt discount expenses: such expenses are immediately recorded in the profit and loss account.

     Provisions for which a SPECIAL LOSS ACCOUNT had been created in the opening balance sheet of EBAG as of 1 July 1990 and which have been used up are not reported as an expenditure in the

                                    BEWAG AG
                            BUSINESS YEAR 1997/1998
                       NOTES TO THE FINANCIAL STATEMENTS

                       PRELIMINARY REMARKS -- (CONTINUED)

relevant items of the profit and loss account; instead, the special loss account is depreciated by the amount of the used provisions.

  SHAREHOLDERS' EQUITY AND LIABILITIES

     As they become freely disposable, funds of the SPECIAL RESERVE UNDER
SECTION 17 SUB-SECTION 4 OF THE DM-BALANCE SHEET ACT (DMBilG) are transferred to other revenue reserves in accordance with the current version of the Act, which has been in force since 25 July 1994.

     The amount by which the regular depreciation of tangible assets differs from the increased deduction for depreciation under Section 14 of the Berlin Promotion Act (BerlinFG) and the special depreciation under Section 4 of the Development Area Act (FordG) are disclosed as SPECIAL ITEMS WITH PARTIAL RESERVE CHARACTER, together with the reserve under Section 6b of the Income Tax Act
(EStG). The difference between regular depreciation and increased deduction is always released in accordance with established depreciation procedures, but the release of the special depreciation begins at the end of the preferential period.

     Tax-free investment bonuses are shown under liabilities as SPECIAL ITEM FOR INVESTMENT GRANTS. The release of this item into income is carried out on a straight-line basis in accordance with the period of use of the subsidised assets.

     CONSTRUCTION COST SUBSIDIES are released into income at an annual rate of
5.0 per cent unless a shorter term has been agreed upon.

     The PROVISIONS FOR PENSIONS AND SIMILAR OBLIGATIONS are formed according to actuarial principles. Fractional values are determined on the basis of an interest rate of 6.0 per cent.

     OTHER PROVISIONS reflect all risks and uncertain obligations which are identifiable according to the principles of the most probable estimate. For the first time in the year under review, no discounting was used to calculate the provisions for early retirement. In addition, a provision for future expenditures for repairs under Section 249 Sub-section 2 of the Commercial Code
(HGB) was created on 30 June 1995.

     LIABILITIES are reported at their repayment value.

  FOREIGN CURRENCY CONVERSION

     Receivables and liabilities in foreign currency are converted at the exchange rate applicable on the date of origin of the claim or liability, unless a fall or rise in the exchange rate makes a devaluation of the claim or an upvaluation of the liability necessary.

  CASH-FLOW STATEMENT

     In accordance with the bulletin of the main specialist committee of the Institute of Auditors (IDW) and with international accounting standards (IAS 7), the cash-flow statement shows payments broken down into cash flow from operations, from investment and from financing activities. Within the flow of funds resulting from operations, cash flow is shown according to DVFA/SG. The balance represents the total change in resources in the course of the business year.

                                    BEWAG AG

                            BUSINESS YEAR 1997/1998

                           NOTES TO THE BALANCE SHEET

1. FIXED ASSETS

     Changes in individual items of fixed assets in the 1997/98 business year, including depreciation, are shown in the "Movements in fixed assets" section.

2. INTANGIBLE ASSETS

     The two main intangible assets are DM 159.8 million for easements under
Section 9 of the Land Registry Adjustment Act (GBBerG) and the right of usage for the connection to the Western European grid network, valued at DM 145.8 million.

3. TANGIBLE ASSETS

     Additions and transfers to tangible assets involving completed and fully charged installations amount to DM 809.2 million. The most significant additions were investments made for power transmission and distribution equipment as well as for district heating installations -- including DM 326.8 million for cable and overhead line networks and DM 77.0 million for the Friedrichshain substation.

     The value of advance payments made and installations under construction fell by DM 165.9 million to DM 709.0 million. This amount covers the 380-kV underground link between Mitte and Friedrichshain substations as well as various electricity and heat distribution installations.

4. FINANCIAL ASSETS

     The decrease in our shares in affiliated companies is largely due to the write off of EAB Fernwarme GmbH, Berlin to its assessed value. Lendings to affiliated companies were exclusively to IPH Institut "Pruffeld fur elektrische Hochleistungstechnik" GmbH, Berlin.

     The increase in our participations results mainly from the fact that we extended our 11.95 per cent participation in GASAG Berlin Gaswerke AG, Berlin by a further 13.04 per cent to 24.99 per cent. Lendings to companies in which we hold participations were to the IT company BerlinDat Gesellschaft fur Informationsverarbeitung und Systemtechnik mbH, Berlin, as well as to EUS Energie und Umwelt Service GmbH, Berlin.

5. INVENTORIES

---------------------------------------------------------------------------------------------
                                                                   30 JUNE 1997
                                                    30 JUNE 1998   DM THOUSAND      CHANGE
                                                    DM THOUSAND    (UNAUDITED)    DM THOUSAND
                                                    ------------   ------------   -----------
Raw materials and supplies........................    155,681        172,111        -16,430
Work in progress for public lighting..............     13,170         17,929         -4,759
                                                      -------        -------        -------
  Total...........................................    168,851        190,040        -21,189
                                                      =======        =======        =======
---------------------------------------------------------------------------------------------

                                    BEWAG AG

                            BUSINESS YEAR 1997/1998

                   NOTES TO THE BALANCE SHEET -- (CONTINUED)

     The reduction in raw materials and supplies is mainly due to reduced amounts of fuel oil and operating materials. Deductions were made for inventories that have been in storage for a long time with little turnover as the value of such material had decreased.

6. RECEIVABLES FOR GOODS AND SERVICES

---------------------------------------------------------------------------------------------
                                                                   30 JUNE 1997
                                                    30 JUNE 1998   DM THOUSAND      CHANGE
                                                    DM THOUSAND    (UNAUDITED)    DM THOUSAND
                                                    ------------   ------------   -----------
Electricity supplied..............................    412,814        396,406        16,408
Heating supplied..................................    116,748         77,594        39,154
Other goods and services supplied.................     17,182          6,187        10,995
                                                      -------        -------        ------
  Total...........................................    546,744        480,187        66,557
                                                      =======        =======        ======
---------------------------------------------------------------------------------------------

     The increase in receivables is due largely to this year's new billing procedure for heat supplied and, in the electricity sector, to the one-time effects of the pricing and contract reform for special-contract customers introduced on 1 October 1997.

     Receivables for electricity and heating supplied include DM 769.0 million in payments on account received for electricity and heating consumed but not yet billed (previous year: DM 764.8 million).

     Of the receivables shown here, DM 16,198 thousand (previous year: DM 15,398 thousand) have terms of more than one year.

7. RECEIVABLES FROM AFFILIATED COMPANIES

     The receivables shown are mainly due from the district heating company EAB Fernwarme GmbH and from IPH Institut "Pruffeld fur elektrische
Hochleistungstechnik" GmbH, Berlin.

8. RECEIVABLES FROM COMPANIES IN WHICH PARTICIPATIONS ARE HELD

     The receivables shown are largely due from the gas supply company GASAG Berliner Gaswerke AG, Berlin, as well as from the IT company BerlinDat Gesellschaft fur Informationsverarbeitung und Systemtechnik mbH, Berlin.

9. OTHER ASSETS

     The other assets shown mainly contain DM 50.0 million in receivables from orders and services not yet invoiced, DM 29.5 million in advance payments made and DM 26.4 million in receivables from ancillary business and insurance payments.

     Of the other assets, DM 4,191 thousand (previous year: DM 3,977 thousand) have terms of more than one year.

                                    BEWAG AG

                            BUSINESS YEAR 1997/1998

                   NOTES TO THE BALANCE SHEET -- (CONTINUED)

10. SECURITIES

     This item covers mortgage bonds, one federal treasury note and one state government treasury note.

11. CHEQUES, CASH ON HAND AND ON DEPOSIT WITH DEUTSCHE BUNDESBANK, POSTBANK, CASH IN OTHER BANK ACCOUNTS

--------------------------------------------------------------------------------

                                                                   30 JUNE 1997
                                                    30 JUNE 1998   DM THOUSAND      CHANGE
                                                    DM THOUSAND    (UNAUDITED)    DM THOUSAND
                                                    ------------   ------------   -----------
Cheques and cash on hand..........................        528            524              4
Deposits with Deutsche Bundesbank and Postbank....     21,103         60,509        -39,406
Cash in other bank accounts.......................    205,199        306,428       -101,229
                                                      -------        -------       --------
  Total...........................................    226,830        367,461       -140,631
                                                      =======        =======       ========

--------------------------------------------------------------------------------

12. PREPAID EXPENSES

     Prepaid expenses contain the difference between the nominal value and the present value of the compensation payments under Section 9 of the Land Registry Adjustment Act (GBBerG) -- DM 130,8 million -- as well as prepayments for pensions and other prepayments.

13. SPECIAL LOSS ACCOUNT UNDER SECTION 17 SUB-SECTION 4 OF THE DM-BALANCE SHEET ACT (DMBILG)

     DM 7.6 million in provisions related to the special loss account were used during the course of the year under review, and the special loss account was reduced by this amount to a value of DM 384.8 million.

14. SUBSCRIBED CAPITAL

     The subscribed capital at the balance-sheet date amounts to DM 560.0 million. Bayernwerk Aktiengesellschaft, Munich, and Southern Energy Holding Beteiligungsgesellschaft mbH, Berlin, each hold 26.0 per cent. 23.0 per cent are held by PreussenElektra Aktiengesellschaft, Hanover, and 25.0 per cent are in scattered ownership.

     The capital stock is distributed in:

          GROUP A SHARES (bearer shares with single voting right)

          75,333,400 shares with a face value of DM 5 each; 75,333,400 votes

          GROUP B SHARES (registered shares with double voting right)

          36,666,600 shares with a face value of DM 5 each; 73,333,200 votes

                                    BEWAG AG

                            BUSINESS YEAR 1997/1998

                   NOTES TO THE BALANCE SHEET -- (CONTINUED)

15. CAPITAL RESERVE

     The capital reserve contains allocations from share premiums and the reserves arising from the Bewag opening balance sheet of 1 April 1949.

16. REVENUE RESERVES

--------------------------------------------------------------------------------------------
                                                                 30 JUNE 1997
                                                  30 JUNE 1998   DM THOUSAND       CHANGE
                                                  DM THOUSAND    (UNAUDITED)     DM THOUSAND
                                                  ------------   ------------    -----------
Statutory reserve...............................     848,257        848,257(1)          0
Special reserve under Section 17
  Sub-section 4 DMBilG..........................     384,795        392,431(1)     -7,636
Other revenue reserves..........................   1,532,535      1,469,899        62,636
                                                   ---------      ---------        ------
  Total.........................................   2,765,587      2,710,587(1)     55,000
                                                   =========      =========        ======

(1) After adjustment according to Section 36 of the DM-Balance Sheet Act
    (DMBilG)
--------------------------------------------------------------------------------

     The statutory reserve contains DM 824.1 million from the earlier realignment of the capital position of EBAG effected under Section 27 Sub-section 2 of the DM-Balance Sheet Act (DMBilG).

     DM 55.0 million of this year's net income were allocated to the other revenue reserves. In addition, a freely disposable amount of DM 7.6 million was transferred from the special reserve under Section 17 Sub-section 4 of the DM-Balance Sheet Act (DMBilG) to the other revenue reserves.

17. NET PROFIT FOR THE YEAR

     After the allocation of DM 55.0 million of this year's net income of DM
279.0 million to the other revenue reserves, the net profit for the year is DM
224.0 million.

18. SPECIAL ITEM WITH PARTIAL RESERVE CHARACTER

---------------------------------------------------------------------------------------------
                                                                   30 JUNE 1997
                                                    30 JUNE 1998   DM THOUSAND      CHANGE
                                                    DM THOUSAND    (UNAUDITED)    DM THOUSAND
                                                    ------------   ------------   -----------
Increased deduction for depreciation under Section
  14 of the Berlin Promotion Act (BerlinFG).......     511,861        571,826       -59,965
Special depreciations under Section 4 of the
  Development Area Act (FordG)....................   1,324,150      1,191,768       132,382
Reserve under Section 6b of the Income Tax Act
  (EStG)..........................................       8,517         16,670        -8,153
                                                     ---------      ---------       -------
  Total...........................................   1,844,528      1,780,264        64,264
                                                     =========      =========       =======
---------------------------------------------------------------------------------------------

                                    BEWAG AG

                            BUSINESS YEAR 1997/1998

                   NOTES TO THE BALANCE SHEET -- (CONTINUED)

     In the year under review, the DM 16.7 million of last year's reserve under
Section 6b of the Income Tax Act was transferred to purchased land.

19. SPECIAL ITEM FOR INVESTMENT GRANTS

     While DM 14.4 million was allocated to the special item for investment grants, the overall reduction in this item results from the release into income of an amount of DM 55.0 million.

20. CONSTRUCTION COST SUBSIDIES

     DM 62.5 million of construction cost subsidies relate to construction in progress. Of the remainder, DM 389.1 million apply to electricity supply, DM
231.3 million to heating supply and DM 0.7 million to public lighting.

21. OTHER PROVISIONS
--------------------------------------------------------------------------------

                                                   30 JUNE 1998   30 JUNE 1997     CHANGE
                                                   DM THOUSAND    DM THOUSAND    DM THOUSAND
                                                   (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
                                                   ------------   ------------   -----------
Contamination removal............................     407,765        437,588(1)    -29,823
Personnel........................................     442,002        441,744           258
Easements under Section 9 of the Land Registry
  Adjustment Act (GBBerG)........................     384,575        334,996        49,579
Uncertain liabilities for supplies and
  services.......................................      59,254         57,046         2,208
Compensation obligations for property............      33,743         34,443(1)       -700
Demolition and dismantling.......................       7,999         13,033        -5,034
Interest on old loans of the former EBAG.........          --         16,284       -16,284
Sundry...........................................      86,238         59,703        26,535
                                                    ---------      ---------       -------
  Total..........................................   1,421,576      1,394,837(1)     26,739
                                                    =========      =========       =======

(1) After adjustment according to Section 36 of the DM-Balance Sheet Act
    (DMBilG)
--------------------------------------------------------------------------------

     The provisions for contamination removal take into account the costs anticipated in the eastern districts of Berlin for the replacement of soil on contaminated properties, the removal and disposal of oil-insulated cables, and soil rehabilitation measures required as a result of leakages of oil-insulated cables on properties owned by third parties. In addition, a deduction of DM
110.3 million has been made with regard to the value of contaminated properties in the area formerly supplied by EBAG.

     The provisions for personnel expenses mainly contain provisions for early retirement arrangements, profit-sharing measures, anniversary payments, annual bonus payments, residual holiday entitlement, and for our new arrangements for part-time work of older employees.

     The provisions for uncertain liabilities arising from supplies and services also contain provisions for contingent losses for future expenditures.

                                    BEWAG AG

                            BUSINESS YEAR 1997/1998

                   NOTES TO THE BALANCE SHEET -- (CONTINUED)

     The sundry provisions mainly contain DM 38.4 million for expected expenditure to repair the facade of the former main administration building, which is classified as a historical monument, as well as DM 23.7 million for outside services which have not yet been invoiced.

22. LIABILITIES

     The composition and terms of our liabilities can be seen in the following table:
--------------------------------------------------------------------------------

                                                                        TERMS
                                                -----------------------------------------------------
                                                  UP TO 1         1 - 5         OVER 5
                                                    YEAR          YEARS         YEARS         TOTAL
                                                     DM            DM             DM           DM
TYPE OF LIABILITY                                 THOUSAND      THOUSAND       THOUSAND     THOUSAND
-----------------                               ------------   -----------   ------------   ---------
Liabilities to banks..........................    454,817        170,316       233,580        858,713
  previous year (unaudited)...................    197,929        350,165       499,546      1,047,640
Advanced payments received....................    127,816             --            --        127,816
  previous year (unaudited)...................    108,827             --            --        108,827
Liabilities for goods and services............    305,481             --            --        305,481
  previous year (unaudited)...................    269,097             --            --        269,097
Liabilities to affiliated companies...........        786             --            --            786
  previous year (unaudited)...................        845             --            --            845
Liabilities to companies in which
  participations are held.....................     12,016             --            --         12,016
  previous year (unaudited)...................     14,290             --            --         14,290
Other liabilities.............................     96,801         61,472        42,400        200,673
  previous year (unaudited)...................     91,230         46,767        56,800        194,797
  including -- tax liabilities................    (23,445)           (--)          (--)       (23,445)
  previous year (unaudited)...................    (34,041)           (--)          (--)       (34,041)
  social security.............................    (25,341)           (--)          (--)       (25,341)
  previous year (unaudited)...................    (24,393)           (--)          (--)       (24,393)
                                                  -------        -------       -------      ---------
     Total liabilities........................    997,717        231,788       275,980      1,505,485
                                                  -------        -------       -------      ---------
       previous year (unaudited)..............    682,218        396,932       556,346      1,635,496
                                                  =======        =======       =======      =========

--------------------------------------------------------------------------------

                                    BEWAG AG

                            BUSINESS YEAR 1997/1998

                   NOTES TO THE BALANCE SHEET -- (CONTINUED)

23. LIABILITIES TO BANKS

     The reduction of DM 188.9 million largely represents repayments of DM 185.2 million, DM 13.2 million of which were made in advance of due date. Liabilities to banks also involve DM 126.7 million in loans under Section 16 of the Berlin Promotion Act (BerlinFG) and DM 454.6 million in loans under Section 17 of the same Act.

24. ADVANCE PAYMENTS RECEIVED

     The increase in advance payments is largely attributable to electricity operations.

25. LIABILITIES TO COMPANIES IN WHICH PARTICIPATIONS ARE HELD

     These liabilities are almost entirely to the energy and environmental service company EUS Energie und Umwelt Service GmbH, to the gas supply company GASAG Gaswerke AG, Berlin, and to the IT company BerlinDat Gesellschaft fur Informationsverarbeitung und Systemtechnik mbH, Berlin.

26. OTHER LIABILITIES

     Other liabilities of DM 200.7 million include a loan from an insurance company of DM 100.0 million.

                                    BEWAG AG

                            BUSINESS YEAR 1997/1998
                      NOTES TO THE PROFIT AND LOSS ACCOUNT

27. SALES REVENUES

                                                                    1996/97
                                                      1997/98     DM THOUSAND     CHANGE
BREAKDOWN BY AREA OF ACTIVITY                       DM THOUSAND   (UNAUDITED)   DM THOUSAND
-----------------------------                       -----------   -----------   -----------
Electricity supplies..............................   3,081,755     3,167,907      -86,152
Heating supplies..................................     822,837       883,113      -60,276
Public lighting...................................      55,135        41,844       13,291
                                                     ---------     ---------     --------
  Total...........................................   3,959,727     4,092,864     -133,137
                                                     =========     =========     ========

     There was a decrease of 2.7 per cent in sales revenues from the supplies of electricity. The discrepancy between this figure and the 0.4 per cent decrease in the quantity of electricity sold is mainly due to the price reductions for high and medium-voltage customers which went into force on 1 January 1997 as well as at the time of the pricing and contract reform of 1 October 1997.

     The reduction in sales revenues from heating supplies is mainly due to the strong decrease in the amount of heat supplied as a result of the weather conditions -- in spite of a slight increase in the thermal output capacity sold.

     The rise in revenue in the area of public lighting is the result of an increased release of funds by the state of Berlin for the operation and maintenance of street and traffic lighting.

28. CHANGES IN INVENTORIES AND OTHER INTERNALLY PRODUCED AND CAPITALIZED ASSETS

                                                                    1996/97
                                                      1997/98     DM THOUSAND     CHANGE
                                                    DM THOUSAND   (UNAUDITED)   DM THOUSAND
                                                    -----------   -----------   -----------
Changes in amount of work in progress for public
  lighting........................................    (4,759)       (10,265)        5,506
Other internally produced and capitalized
  assets..........................................    54,236         75,813       -21,577
                                                      ------        -------       -------
  Total...........................................    49,477         65,548       -16,071
                                                      ======        =======       =======

29. OTHER OPERATING INCOME

                                                                    1996/97
                                                      1997/98     DM THOUSAND     CHANGE
                                                    DM THOUSAND   (UNAUDITED)   DM THOUSAND
                                                    -----------   -----------   -----------
Income from the release of special items:
  with partial reserve character..................     80,778        81,280          -502
  for investment bonuses..........................     55,032        54,588           444
Sundry operating income...........................    163,196       283,331      -120,135
                                                      -------       -------      --------
  Total...........................................    299,006       419,199      -120,193
                                                      =======       =======      ========

     The income from the release of special items with partial reserve character is attributable to the release of DM 60.0 million due to additional tax depreciations made in earlier years under Section 14

                                    BEWAG AG

                            BUSINESS YEAR 1997/1998
              NOTES TO THE PROFIT AND LOSS ACCOUNT -- (CONTINUED)

of the Berlin Promotion Act (BerlinFG) and of DM 20.8 million due to special depreciations made in previous years under Section 4 of the Development Area Act (FordG).

     The sundry operating income includes DM 33.1 million in refunds for changes made to our distribution installations at the request of third parties, DM 28.0 million from repairs and other services, DM 27.7 million in income from the release of provisions, DM 13.9 million from claim adjustments, DM 10.4 million from rentals and leases, DM 9.2 million in credit notes from fuel deliveries for previous years as well as DM 8.5 million in revenue from the sale of properties.

30. COST OF MATERIALS

                                                                    1996/97
                                                      1997/98     DM THOUSAND     CHANGE
                                                    DM THOUSAND   (UNAUDITED)   DM THOUSAND
                                                    -----------   -----------   -----------
Expenditure for raw materials and supplies and for
  purchased goods.................................     949,864     1,031,977       -82,113
including -- fuel.................................    (524,184)     (560,431)     (-36,247)
          -- power................................    (315,443)     (358,419)     (-42,976)
Expenditure for purchased services................     277,617       395,201      -117,584
                                                     ---------     ---------     ---------
  Total...........................................   1,227,481     1,427,178      -199,697
                                                     =========     =========     =========

     The reduction in expenditure for fuel is due mainly to a decrease in demand. In addition, structural shifts in our use of fuel from relatively expensive fuel oil to less costly lignite have contributed to lower expenditure levels.

     We achieved considerable savings in our expenditure for power by buying more of our purchased electricity in the spot market, where prices are more favourable.

     The decrease in expenditure for purchased services is mainly due to savings in maintenance.

     1996/97 expenditure for purchased services is now reported as being DM
104.6 million higher; this is because all maintenance expenditure is now shown under this item, and no longer under other sundry operating expenses. Correspondingly, the latter item has been reduced by DM 104.6 million. This reclassification gives a better idea of the company's expenses.

31. PERSONNEL EXPENSES

                                                                    1996/97
                                                      1997/98     DM THOUSAND     CHANGE
                                                    DM THOUSAND   (UNAUDITED)   DM THOUSAND
                                                    -----------   -----------   -----------
Wages and salaries................................     896,403       879,130       17,273
Social security contributions and expenditure for
  pensions and benefits...........................     263,442       263,600         -158
  including payments for pensions.................     (93,900)      (95,680)     (-1,780)
                                                     ---------     ---------      -------
     Total........................................   1,159,845     1,142,730       17,115
                                                     =========     =========      =======

                                    BEWAG AG

                            BUSINESS YEAR 1997/1998
              NOTES TO THE PROFIT AND LOSS ACCOUNT -- (CONTINUED)

     The increase in personnel expenditure -- in spite of lower average numbers of staff -- is mainly the result of the new provisions to cover arrangements on part-time work for older employees and of the increased need for provisions for early retirement arrangements. In addition, wage adjustments resulting from collective bargaining, which were retroactive to the previous year, increased expenditure by DM 17.3 million.

     The 1996/97 figure is now reported as being DM 2.5 million higher, because expenditures resulting from provisioning for residual holiday is now shown under wages and salaries and no longer under sundry operating expenses. Correspondingly, the previous year's figure for the latter item has been reduced by DM 2.5 million. There has also been an increase of DM 1.4 million in the previous year's payments for pensions, because this item now includes amounts paid to the Mutual Benefit Association for Pension Security. These reclassifications also give a better idea of our expenses.

32. DEPRECIATION

     Depreciation of tangible and intangible assets can be seen in the "Movements in fixed assets" overview. It includes extraordinary depreciation of DM 10.2 million on advance payments for intangible assets as well as DM 12.6 million for tangible assets. In addition, the special loss account was depreciated by DM 7.6 million.

33. OTHER OPERATING EXPENSES

                                                                                  CHANGE
                                                      1997/98       1996/97     DM THOUSAND
                                                    DM THOUSAND   DM THOUSAND   (UNAUDITED)
                                                    -----------   -----------   -----------
Allocation to special items with partial reserve
  character.......................................    161,711        428,723     -267,012
Franchise fee.....................................    204,366        193,710       10,656
Sundry operating expenses.........................    413,865        394,473       19,392
                                                      -------      ---------     --------
  Total...........................................    779,942      1,016,906     -236,964
                                                      =======      =========     ========

     Allocations to special items with partial reserve character consist of special depreciations of DM 153.2 million under Section 4 of the Development Area Act (FordG) and a reserve of DM 8.5 million under Section 6b of the Income Tax Act (EStG).

     The higher franchise fee is based on the increase stipulated in the franchise contract with the state of Berlin, which came into effect on 1 January 1997 and now affected the entire business year.

     Sundry operating expenses especially include DM 77.1 million in outside services for the administration and marketing departments, DM 43.7 million for data centre services rendered by BerlinDat Gesellschaft fur Informationsverarbeitung und Systemtechnik mbH, Berlin, DM 36.9 million in rent and lease payments, DM 27.6 million in allowances on receivables and other assets, DM 23.2 million for the purchase of materials for the administration and marketing departments as well as DM 19.7 million in insurance premiums. The main components of the item which are unrelated to this accounting period are DM 17.6 million on retroactive rate adjustments for heating, DM 12.0 million in costs for dismantling and losses of DM 11.7 million from the retirement of assets.

                                    BEWAG AG

                            BUSINESS YEAR 1997/1998
              NOTES TO THE PROFIT AND LOSS ACCOUNT -- (CONTINUED)

34. INCOME FROM FINANCIAL ASSETS

                                                                    1996/97
                                                      1997/98     DM THOUSAND     CHANGE
                                                    DM THOUSAND   (UNAUDITED)   DM THOUSAND
                                                    -----------   -----------   -----------
Income from companies in which participations are
  held............................................      5,720         3,014         2,706
  including from affiliated companies.............    (-2,993)      (-2,671)        (-322)
Income from other securities and from lending of
  financial assets................................      1,693           891           802
  including from affiliated companies.............       (716)         (141)        (-575)
Depreciation on financial assets and securities...    -23,541        -1,556       -21,985
Expenses for losses transferred...................        -53        -2,318         2,265
                                                      -------       -------       -------
Total.............................................    -16,181            31       -16,212
                                                      =======       =======       =======

     Income from companies in which participations are held consists largely of the 1997 dividends and corporation tax credits received for the district heating company Fernheizwerk Neukolln AG, Berlin, and for the IT company BerlinDat Gesellschaft fur Informationsverarbeitung und Systemtechnik mbH, Berlin.

     Depreciation on financial assets and securities covers mainly write off to their assessed values of EAB Fernwarme GmbH, Berlin (DM 19.5 million), ARGE Modellprojekt Berliner Energiesparpartnerschaft Bewag/Landis & Gyr, Berlin (DM
1.7 million), EAB Energie-Anlagen Berlin GmbH, Berlin (DM 1.3 million), EUS Energie und Umwelt Service GmbH, Berlin (DM 0.6 million), EFR Europaische Funk-Rundsteuerung GmbH, Berlin (DM 0.2 million) and Berliner Energieagentur GmbH, Berlin (DM 0.2 million).

     The expenses for losses transferred result entirely from the losses incurred in the 1997 business year by "DEPOGAS-Gesellschaft zur Gewinnung und Verwertung von Deponiegasen mbH", a Berlin company for the exploitation of gas from waste tips.

35. NET INTEREST INCOME

                                                                    1996/97
                                                      1997/98     DM THOUSAND     CHANGE
                                                    DM THOUSAND   (UNAUDITED)   DM THOUSAND
                                                    -----------   -----------   -----------
Other interest and similar income.................     27,180        37,412       -10,232
Interest and similar expense......................    -78,737       -96,247        17,510
                                                      -------       -------       -------
  Total...........................................    -51,557       -58,835         7,278
                                                      =======       =======       =======

     The reduction in other interest and similar income is mainly due to the lower total average of financial investments.

     The decline in interest and similar expense is largely the result of reduced average holdings in long-term loans.

                                    BEWAG AG

                            BUSINESS YEAR 1997/1998
              NOTES TO THE PROFIT AND LOSS ACCOUNT -- (CONTINUED)

36. TAXES

                                                                    1996/97
                                                      1997/98     DM THOUSAND     CHANGE
                                                    DM THOUSAND   (UNAUDITED)   DM THOUSAND
                                                    -----------   -----------   -----------
Taxes on revenue and income.......................    169,496        98,710        70,786
Other taxes.......................................      6,713        22,903       -16,190
                                                      -------       -------       -------
  Total...........................................    176,209       121,613        54,596
                                                      =======       =======       =======

     The increase in taxes on revenue and income is attributable to a rise in taxable income.

     The reduction in other taxes is due almost exclusively to the abolition of the trading capital tax as of 1 January 1998 and the abolition of the net worth tax as of 1 January 1997. This item now includes only real property tax and motor vehicles tax.

                                    BEWAG AG
                            BUSINESS YEAR 1997/1998

                           SUPPLEMENTARY INFORMATION

EFFECTS OF VALUATION CHANGES AND TAX REGULATIONS ON THE REPORTED NET INCOME

     Accounting changes (Section 284 Sub-section 2 no. 3 of the Commercial Code) with regard to provisions for early retirement arrangements have resulted in approximately DM 20 million in increased expenditure. However, because of the reduction by the same amount in otherwise permissible special depreciation under
Section 4 of the Development Area Act (FordG), this measure has no effect on the net income for the year.

     On the basis of the balance of allocations and releases of special items with partial reserve character, and the associated effect this has on the tax expenditure and on other expenditure dependent on profits and dividends, the net income declared for the year is approximately DM 39 million lower than the amount which would otherwise have been declarable.

     The future revenue tax burden arising from the release of special items with partial reserve character will depend on the tax rates applicable at the time.

OTHER FINANCIAL OBLIGATIONS

     Future capital expenditure already approved by the Supervisory Board and maintenance work needing to be done in the coming years represent purchase commitments of approximately DM 650 million (previous year: DM 472 million). This amount includes mainly capital expenditure for repairs and for the extension of our electricity and heat generating and distribution installations.

     The cash value of payment obligations arising from long-term rental and leasing agreements is approximately DM 358 million (previous year: DM 366 million).

     There are approximately DM 149 million (previous year: DM 209 million) in other discounted purchase commitments, including approximately DM 112 million (previous year: DM 147 million) relating to affiliated companies.

     Fuel and power supplies are secured by long-term contracts in line with the customs of the trade.

                                    BEWAG AG
                            BUSINESS YEAR 1997/1998

SHARE OWNERSHIP UNDER SECTION 285 NO. 11 OF THE COMMERCIAL CODE (HGB)

                                                     SHARE IN       EQUITY ON
                                                     CAPITAL    DECEMBER 31, 1997   1997 RESULT
NAME AND LOCATION OF THE COMPANY                        %          DM THOUSAND      DM THOUSAND
--------------------------------                     --------   -----------------   -----------
                                                                         (DM THOUSAND)
DEPOGAS-Gesellschaft zur Gewinnung und Verwertung
  von Deponiegasen mbH, Berlin(1)..................   100.00               0                0
EAB Fernwarme GmbH, Berlin.........................   100.00          16,677           -6,307
Bewag Immobilienmanagement GmbH, Berlin............   100.00           1,203              177
IPH Institut "Pruffeld fur elektrische
  Hochleistungstechnik" GmbH, Berlin...............   100.00          16,759           -2,931
Bewag Energiemanagement GmbH, Berlin...............   100.00             493               -7
FHW Fernheizwerk Neukolln Aktiengesellschaft,
  Berlin...........................................    75.22          24,941            3,178
EAVV Energie Assekuranz Versicherungs Vermittlungs
  GmbH, Berlin.....................................    60.00             420              320
ARGE Energiesparpartnerschaft Bewag/Landis & Gyr
  GbR, Berlin......................................    50.00           1,859               -3
BerlinDat Gesellschaft fur Informationsverarbeitung
  und Systemtechnik mbH, Berlin(2).................    50.00           4,527            2,527
EAB Energie-Anlagen Berlin GmbH, Berlin(3).........    50.00               0           -3,234
Berliner Energieagentur GmbH, Berlin...............    33.33           3,372             -568
EFR Europaische Funk-Rundsteuerung GmbH, Berlin....    30.00               0           -1,104
EBH Energie-Beteiligungsholding GmbH, Dortmund.....    25.00         550,260            2,254
EUS Energie und Umwelt Service GmbH, Berlin........    25.00              68           -1,028
GASAG Berliner Gaswerke AG, Berlin.................    24.99         939,265          -98,161

-------------------------

(1) There is a profit and loss transfer contract with the company.

(2) The business year ended on 30 September 1997.

(3) The shares were sold on 28 July 1998.

LIABILITY

     Of the liabilities for sureties, which total DM 22.1 million (previous year: DM 22.8 million), DM 19.6 million represent sureties for loans of the district heating company EAB Fernwarme GmbH, Berlin, and DM 2.5 million for loans of the waste tip gas exploitation company DEPOGAS-Gesellschaft zur Gewinnung und Verwertung von Deponiegasen mbH, Berlin.

     There are also guarantees of DM 17.2 million (previous year: DM 20.9 million). DM 15.9 million of this amount represent guarantees for affiliated companies (previous year: also DM 15.9 million).

NOTIFICATIONS OF PARTICIPATION

     In accordance with the stipulations of Section 20 Sub-section 5 in connection with Sub-section 1 of the German Stock Corporation Act (AktG), the state of Berlin notified Bewag in a letter dated

                                    BEWAG AG
                            BUSINESS YEAR 1997/1998

29 September 1997 that it no longer holds a participation of more than 25 per cent in Bewag's capital stock.

     In accordance with Section 20 Sub-section 1 of the German Stock Corporation Act, Bewag was also notified by the Southern Company, Atlanta, on behalf of Southern Energy Holding Beteiligungsgesellschaft mbH, Berlin, in a letter of 6 October 1997, and by Bayernwerk AG, Munich, in a letter of 13 January 1998, that they own more than 25 per cent of Bewag stock.

AVERAGE PERSONNEL LEVEL IN THE BUSINESS YEAR

     Employees (excluding apprentices)

                                                              1997/98   1996/97   CHANGE
                                                              -------   -------   ------
                                                                     (UNAUDITED)
Craftsmen...................................................   3,563     3,927     -364
Technical staff.............................................   3,224     3,312      -88
Commercial staff............................................   2,241     2,348     -107
                                                               -----     -----     ----
  Total.....................................................   9,028     9,587     -559
                                                               =====     =====     ====

DETAILS OF THE COMPANY'S CORPORATE GOVERNANCE

     Members of Bewag's Supervisory Board and Board of Management are listed in Appendix I to these notes.

     For the 1997/98 business year, the total remuneration of the Board of Management was DM 5,248,310 (previous year: DM 3,432,591) and the remuneration for the Supervisory Board was DM 957,250 (previous year: DM 473,000).

     A total of DM 2,519,819 (previous year: DM 2,296,560) was paid to former members of the Board of Management and their surviving family; a total of DM 23,608 thousand (previous year: DM 20,297 thousand) is allocated as provision for pension obligations to this group of persons.

DISTRIBUTION OF THE NET PROFIT FOR THE YEAR

     We propose that the net profit for the year of DM 224,000,000 be used to pay a dividend on the current capital stock of DM 560 million as well as on the coming capital increase of a further DM 560 million from corporate funds.

Berlin, 8 September 1998

BERLINER KRAFT- UND LICHT (BEWAG)-AKTIENGESELLSCHAFT
The Board of Management

                                    BEWAG AG
                            BUSINESS YEAR 1997/1998

                           MOVEMENTS IN FIXED ASSETS

                                                  ACQUISITION OR PRODUCTION COSTS
-------------------------------------------------------------------------------------------------
                                     STATUS                                             STATUS
                                   1 JULI 1997   ADDITIONS   TRANSFERS   DISPOSALS   30 JUNI 1998
                                       DM           DM          DM          DM            DM
                                    THOUSAND     THOUSAND    THOUSAND    THOUSAND      THOUSAND
-------------------------------------------------------------------------------------------------
INTANGIBLE ASSETS
-------------------------------------------------------------------------------------------------
Industrial property rights and
  similar rights and assets......     427,535       25,937      1,517       3,774        451,215
Advance payments.................      22,277        6,258     -1,481      10,059         16,995
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                      449,812       32,195         36      13,833        468,210
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
TANGIBLE ASSETS
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
Real estate, rights equivalent to
  real estate and buildings,
  including buildings on third
  party land property............   2,987,334(5)    11,347     62,082      12,596      3,048,167
Power plant installations........   5,851,717       21,254     36,702      48,856      5,860,817
Electricity transmission and
  distribution installations.....   5,000,839      150,818(1) 372,194      23,904(1)   5,499,947
District heating distribution
  installations..................   2,159,598       31,227     94,061      15,161      2,269,725
Other installations, operating
  and business equipment.........     423,266       13,586(2)  15,903      25,215(2)     427,540
Advance payments and
  installations under
  construction...................     874,926      451,259   -580,978      36,234        708,973
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                   17,297,680      679,491        -36     161,966     17,815,169
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
Shares in affiliated companies...      88,126          500         --          --         88,626
Loans to affiliated companies....       6,400        8,000         --          --         14,400
Participations...................     414,574      355,750         --       1,954        768,370
Loans to companies in which
  participations are held........      18,993          500         --          --         19,493
Other loans......................       2,950          717         --         596          3,071
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                      531,043      365,467         --       2,550        893,960
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
FIXED ASSETS.....................  18,278,535    1,077,153         --     178,349     19,177,339
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

(1) Including minor assets: DM 10,682 thousands

(2) Including minor assets: DM 3,189 thousands

(5) After adjustment according to Section 36 of the DM-Balance Sheet Act
    (DMBilG)

The accompanying notes are an integral part of these statements.

                                    BEWAG AG
                            BUSINESS YEAR 1997/1998

                            MOVEMENT IN FIXED ASSETS

                                                                                                        NET BOOK VALUES
                                           ACCUMULATED DEPRECIATION IN DM THOUSAND                      IN DM THOUSAND
                              -----------------------------------------------------------------   ---------------------------
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                                    STATUS
                                STATUS                                                STATUS         STATUS      30 JUNI 1997
                              1 JULI 1997   ADDITIONS      TRANSFERS   DISPOSALS   30 JUNI 1998   30 JUNI 1998   (UNAUDITED)
                              -----------   ---------      ---------   ---------   ------------   ------------   ------------
-----------------------------------------------------------------------------------------------------------------------------
INTANGIBLE ASSETS
-----------------------------------------------------------------------------------------------------------------------------
Industrial property rights
  and similar rights and
  assets....................     119,402      21,120           --         3,290        137,232       313,983        308,133
Advance payments............          --      10,189           --        10,189             --        16,995         22,277
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                                 119,402      31,309           --        13,479        137,232       330,978        330,410
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
TANGIBLE ASSETS
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Real estate, rights
  equivalent to real estate
  and buildings, including
  buildings on third party
  land property.............     903,848      87,664          355         5,181        986,686     2,061,481      2,083,486(5)
Power plant installations...   4,616,845     195,731          634        43,666      4,769,544     1,091,273      1,234,872
Electricity transmission and
  distribution
  installations.............   3,194,257     169,849(1)      -722        22,804(1)   3,340,580     2,159,367      1,806,582
District heating
  distribution
  installations.............   1,303,872      87,165           87        11,664      1,379,460       890,265        855,726
Other installations,
  operating and business
  equipment.................     326,865      38,641(2)      -354        23,981(2)     341,171        86,369         96,401
Advance payments and
  installations under
  construction..............          --          --           --            --             --       708,973        874,926
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                              10,345,687     579,050           --       107,296     10,817,441     6,997,728      6,951,993
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Shares in affiliated
  companies.................      11,000      19,506           --            --         30,506        58,120         77,126
Loans to affiliated
  companies.................          --          --           --            --             --        14,400          6,400
Participations..............       6,082       4,019           --         1,278          8,823       759,547        408,492
Loans to companies in which
  participations are held...          --          --           --            --             --        19,493         18,993
Other loans.................          96(3)       --           --            18(4)          78         2,993          2,854
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                                  17,178      23,525           --         1,296         39,407       854,553        513,865
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
FIXED ASSETS................  10,482,267     633,884           --       122,071     10,994,080     8,183,259      7,796,268
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

(1) Including minor assets: DM 10,682 thousands

(2) Including minor assets: DM 3,189 thousands

(3) Discount of interest

(4) Accumulation of interest because of retirements disposal

(5) After adjustment according to Section 36 of the DM-Balance Sheet Act
    (DMBilG)

The accompanying notes are an integral part of these statements.

                                   APPENDIX I
                                    BEWAG AG

                            BUSINESS YEAR 1997/1998

                               SUPERVISORY BOARD

BARNEY S. RUSH
(from 26 September 1997)
Chairman from 15 December 1997
President of Southern Energy Development
Europe Ltd., London

ERNST-OTTO KOCK
Deputy chairman from 15 December 1997
Deputy Chairman of the Public Services and
Transport Trade Union, Berlin regional
administration, Berlin

SVEN BERGELIN
(From 15 December 1997)
Department head for industry of the
DAG-Union, Berlin-Brandenburg Land
Administration, Berlin

HANS-JURGEN CRAMER
(from 15 December 1997)
Head of a main department of Bewag, Berlin

RAINER FRANK ELSASSER
(from 15 December 1997)
Member of the Board of Management of
Bayernwerk Aktiengesellschaft, Munich

KLAUS FORSTER
Member of the Board of Management of
Bayernwerk Aktiengesellschaft, Munich

DR. MANFRED GENTZ
(from 15 December 1997)
Member of the Board of Management of
Daimler Benz Aktiengesellschaft, Stuttgart

DR. HANS-DIETER HARIG
(Chairman until 15 December 1997)
Chairman of the Board of Management of
PreussenElektra Aktiengesellschaft, Hanover

BERND HELMS
(from 15 December 1997)
Head craftsmen of Bewag, Berlin

RITA KUHNER-PRZEWOSNIK
(from 15 December 1997)
Section head of Bewag, Berlin

CARL-FRIEDRICH MEISSNER
(from 15 December 1997)
Former Member of the Board of Management of the Deutsche Telekom Aktiengesellschaft,
Calw

DR. GEORG OBERMEIER
(From 26 September 1997)
Member of the Board of Management of
VIAG Aktiengesellschaft, Munich

REINHOLD OFFERMANN
(from 15 December 1997)
Member of the Board of Management of
PreussenElektra Aktiengesellschaft, Springe

RICHARD J. PERSHING
(From 26 September 1997)
Senior Vice President of
Southern Energy Inc., Rosewell

KARL-HEINZ DIETER REGEL
(from 15 December 1997)
Project engineer of Bewag, Berlin

MARTIN SATTLER
(from 15 December 1997)
Meter fitter with special responsibilities of Bewag, Berlin

UWE SCHARF
(from 15 December 1997)
Deputy Chairman of the Public Services
and Transport Trade Union, Berlin regional administration, Berlin

MARIO SCHONIAN
(from 15 December 1997)
1st car mechanic of Bewag, Berlin

HERBERT STROBEL
1st senior clerk of Bewag, Berlin

DR. GIUSEPPE VITA
Chairman of the Board of Management
of Schering Aktiengesellschaft, Berlin

                      RESIGNED FROM THE SUPERVISORY BOARD

STEPHAN BOEHNKE
(until 15 December 1997)
Technician with special responsibilities of
Bewag, Berlin

                                    BEWAG AG

                            BUSINESS YEAR 1997/1998

DR. ALFRED DWORAK
(until 15 December 1997)
Chief executive of VEBA Aktiengesellschaft,
Berlin

DR. ANNETTE FUGMANN-HEESING
(until 2 September 1997)
Senator for Finance, Berlin

REGINA GEISS
(until 15 December 1997)
Section head of Bewag, Berlin

JAMES R. HARRIS
(from 26 September 1997 until
15 December 1997)
Vice President of
Southern Energy Inc., Marietta

HARALD JOOS
(until 28 August 1997)
Chairman of the management of Schindler
Aufzugefabrik GmbH, Berlin

JORG KLOSE
(until 15 December 1997)
Contract clerk of Bewag, Berlin

DR. KURT LANGE
(until 15 December 1997)
Chairman of the Public Services and Transport
Trade Union, Berlin regional administration,
Berlin

DR. OTTO MAJEWSKI
(until 15 December 1997)
Chairman of the Board of Management of
Bayernwerk Aktiengesellschaft, Munich

ELMAR PIEROTH
(until 2 September 1997)
Senator for Economic Affairs and Public Utility
Companies, Berlin

KLAUS POMMERANIG
(until 15 December 1997)
Former departmental head of the energy sector in the Public Services and Transport Trade
Union, Berlin regional administration, Berlin

OLAF ROCH
(until 15 December 1997)
Shop supervisor of Bewag, Berlin

DR. JOACHIM SCHMELZER
(until 15 December 1997)
Head of a main department/Staff member with special responsibilities of Bewag, Berlin

DR. LORENZ SCHOMERUS
(until 1 September 1997)
State secretary in the Federal Ministry of Economics, Bonn

MANFRED SCHWARZE
(until 15 December 1997)
Chairman of the Works Council of
Bewag, Berlin

WOLFGANG STEINRIEDE
(until 23 September 1997)
Former spokesman of the Board of
Management of Bankgesellschaft Berlin
Aktiengesellschaft, Berlin

JAMES A. WARD
(from 26 September 1997 until
15 December 1997)
Vice President of Southern Energy Inc.,
Fayetteville

                              BOARD OF MANAGEMENT

PROF. DR. DIETMAR WINJE
Chairman
Energy business and corporate development,
Berlin

DR. BERND BALZEREIT
Finance and legal affairs, Berlin

DR. KLAUS BECHTOLD
Generation and heating, Berlin

J. BRUCE JONES
(from 1 February 1998)
Electricity grid and sales, Berlin

DR. KURT LANGE
(from 1 February 1998)
Human resources and employee services, Berlin

                     RESIGNED FROM THE BOARD OF MANAGEMENT

MICHAEL PAGELS
(until 31 October 1997)
Personnel and organisation, Teltow

                                                                     APPENDIX II

                                    BEWAG AG

                            BUSINESS YEAR 1997/1998
                                     NOTES

SIGNIFICANT DIFFERENCES BETWEEN GERMAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The Bewag financial statements comply with accounting principles generally accepted in Germany ("German GAAP"), which differs in certain significant respects from accounting principles generally accepted in the United States ("U.S. GAAP"). The significant differences that affect the net income and shareholders' equity of Bewag as of and for the year ended June 30, 1998 are described below:

  (A) INVESTMENT IN SUBSIDIARIES

     In accordance with German GAAP, investments in controlled subsidiaries are not required to be consolidated if certain materiality tests are met, and can be recorded under the cost method (and, if applicable, the lower of cost or market method). As Bewag meets these materiality tests for all controlled subsidiaries, it accounts for these entities under the cost method. Under the cost method of accounting, dividends declared are the basis for recognizing earnings from an investment.

     A controlled subsidiary is generally defined under U.S. GAAP as all majority-owned subsidiaries unless control is temporary or does not rest with the majority owner. Under U.S. GAAP, controlled subsidiaries are consolidated, with a minority interest shown as an adjustment to net income or loss and as a separate item on the balance sheet.

     Certain of Bewag's controlled subsidiaries were acquired in a purchase requiring purchase accounting treatment under U.S. GAAP. The purchase method requires that assets acquired and liabilities assumed be accounted for at fair value. The excess of purchase price over the fair value of net assets acquired is recorded as goodwill. Under U.S. GAAP, goodwill must be capitalized and amortized through the income statement over its estimated useful life, which may not exceed 40 years.

     In accordance with German GAAP, Bewag has written down its investment in EAB Fernwarme to its estimated value. The consolidation of EAB Fernwarme as required under US GAAP resulted in the reversal of the amounts previously written down, including the current year amount of DM 19.5 million. The attached reconciliation also reflects the other entries necessary to completely consolidate Bewag's controlled subsidiaries.

  (B) MINORITY INTEREST

     Under German GAAP, minority interest is included as a separate component of shareholders' equity and included in net income. Bewag has not recorded minority interest as subsidiaries have not been consolidated as allowed under German GAAP. Under U.S. GAAP, minority interest is eliminated from income and is shown as a liability to the minority owners on the balance sheet.

                                    BEWAG AG

                            BUSINESS YEAR 1997/1998
                              NOTES -- (CONTINUED)

  (C) INVESTMENT IN AFFILIATED COMPANIES

     In accordance with German GAAP, investments in affiliated companies (affiliated companies generally are entities which are 20-50% owned by Bewag) are not required to be accounted for under the equity method, if certain materiality tests are met, and can be recorded under the cost method (and, if applicable, the lower of cost or market method). As Bewag meets these materiality tests for all affiliated companies, it accounts for these entities under the cost method. Under the cost method of accounting, dividends declared are the basis for recognizing earnings from an investment.

     Under U.S. GAAP, investments in affiliated companies are recorded using the equity method of accounting if an investment enables the investor to influence the operating or financial decisions of the investee, with the balance of each investment being increased or decreased, as appropriate, to account for the investor's proportionate share of the investee earnings. Upon disposal, the above differences would also result in differing gains and losses on disposition.

     Certain of Bewag's affiliated companies were acquired in a purchase requiring purchase accounting treatment under U.S. GAAP. The purchase method requires that assets acquired and liabilities assumed be accounted for at fair value. The excess of purchase price over the fair value of net assets acquired is recorded as goodwill. Under U.S. GAAP, goodwill must be capitalized and amortized through the income statement over its estimated useful life, which may not exceed 40 years.

     In accordance with German GAAP, Bewag has written down its investment in several affiliated companies to the estimated value of these investments. The application of the equity method of accounting as required under U.S. GAAP resulted in the reversal of the amounts previously written off, prior to booking the appropriate entries to record Bewag's equity in the earnings of the affiliated companies.

  (D) DEPRECIATION

     Under German GAAP, certain fixed and intangible assets are depreciated based on accelerated depreciation methods permitted by German law. German GAAP allows disclosure of the effect of accelerated depreciation in a special balance sheet position known as "Sonderposten", or deduction from the cost basis of the assets. The "Sonderposten" recorded under German GAAP includes depreciation in accordance with section 4 FordG and section 14 BerlinFG. Further, depreciable lives differ from those allowed under U.S. GAAP and 75% of the annual depreciation amount is allowed in the year an asset is placed in-service. German GAAP allows, under certain circumstances for the cost basis of assets to be adjusted (e.g. assets sales gains being transferred to newly acquired fixed assets). Such adjustments are not allowed under U.S. GAAP. Under U.S. GAAP, fixed and intangible assets are recorded at cost and depreciated over their useful life. For purposes of the reconciliation to U.S. GAAP, fixed and intangible assets have been depreciated on a straight-line basis. Depreciation in the in-service year is taken from the date the asset is placed in-service.

                                    BEWAG AG

                            BUSINESS YEAR 1997/1998
                              NOTES -- (CONTINUED)

  (E) AMORTIZATION OF INVESTMENT GRANTS AND CONSTRUCTION COST SUBSIDIES

     The amortization of certain deferred revenue, comprised of customer and government payments in support of investments, which is being amortized over the depreciable lives of the related assets for German GAAP purposes, has been adjusted to reflect the useful lives used for U.S. GAAP purposes.

  (F) INTEREST CAPITALIZATION

     German GAAP permits, but does not require, the capitalization of interest as part of the historical cost of the acquisition of assets that are constructed or otherwise produced for an enterprise's own use. Bewag has elected to expense these interest costs as incurred. U.S. GAAP requires the capitalization of such interest costs. The additional cost is depreciated over the expected useful life of the related asset.

  (G) DEBT DISCOUNT

     German GAAP permits, but does not require, discount associated with the issuance of debt to be expensed as incurred. U.S. GAAP require that such discount be capitalized and amortized to income over the life of the related debt.

  (H) PENSIONS AND OTHER EMPLOYEE BENEFITS

     Under German GAAP, the Company provided for pension costs in accordance with article 6a of the German Income Tax Act. Pension accounting under U.S. GAAP is prescribed by Financial Accounting Standards No. 87, "Employers' Accounting for Pensions" ("SFAS 87"). SFAS 87 requires actuarial computation of the pension costs for defined benefit plans using the Projected Unit Credit Method and includes current service cost, interest cost, return on plan assets and amortization of actuarial gains/losses and prior service cost. Prior service cost is amortized over the future service period of active employees. Unrecognized gains and losses exceeding 10% of the greater of the projected obligation or the market-related value of the plan assets are amortized over the average service period of active employees. Differences between U.S. GAAP and German GAAP relate primarily to future service costs, which are required to measured under SFAS 87 and interest costs, which are fixed under German GAAP.

     SFAS 87 requires that companies located outside the United States adopt the provisions of SFAS 87 for fiscal years beginning after December 15, 1988. Due to the significant period of time which elapsed between the date when SFAS 87 would have been required to be adopted and the time when Bewag first determined to prepare U.S. GAAP financial information, adoption of the provisions of SFAS 87 as of July 1, 1989 was not feasible. Accordingly, SFAS 87 has been adopted from July 1, 1997. As of the date of adoption, a transition obligation was calculated under requirements of SFAS 87 and is being amortized over a 15 year period beginning on the assumed implementation date of July 1, 1989.

  (I) PROVISIONS AND ACCRUALS

     German GAAP permits the recognition of accruals and provisions for uncertain liabilities and loss contingencies. The amount of such accruals or provision represents the anticipated expenses of

                                    BEWAG AG

                            BUSINESS YEAR 1997/1998
                              NOTES -- (CONTINUED)

the company. Specific examples include the establishment of a provision in the amount of DM 38.4 million to repair the facade of the old corporate headquarters as well as a DM 34 million provision for future lease payments for the current corporate headquarters. Under U.S. GAAP, an accrual for a loss contingency is recorded by a charge to income if it is probable that an asset has been impaired or a liability has been incurred and at the same time the minimum amount of the loss can be reasonably estimated. Less precisely determinable reserves for future losses, costs, or risks do not meet the condition for accrual under U.S. GAAP and have been eliminated.

  (J) SPECIAL ITEM "RESERVE UNDER SECTION 6B ESTG"

     Under German GAAP, gains on disposal of land can be transferred to new acquisition of land by offsetting against acquisition costs within a period of four years after the disposal became effective. Gains not yet transferred are recorded as a special item (Reserve under section 6b EStG) in accordance with German GAAP.

     Under U.S. GAAP this treatment is not allowed. The special item for gains on disposal of land therefore is eliminated. Gains of prior years increased equity and the current gains added to the special item are taken to income under U.S. GAAP.

  (K) SPECIAL PROVISION IN ACCORDANCE WITH D-MARKBILANZGESETZ ("SPECIAL LOSS ACCOUNT")

     As allowed under German GAAP, Bewag has recorded a special provision in accordance with D-Markbilanzgesetz ("special loss account") as an asset on the balance sheet and a corresponding account shown as a component of equity. This special provision relates to the opening balance sheet prepared under the regulations of the D-Markbilanzgesetz (DMBilG) of the former East German electric utility Energieversorgung Berlin AG ("EBAG") as of July 1, 1990, the date when all East German companies converted their accounting systems. The special provision relates to liabilities (primarily environmental related liabilities and restitution claims) assumed by Bewag after merging with EBAG. Adjustments made to these offsetting accounts do not impact earnings under German GAAP. Under U.S. GAAP, the special provisions have been eliminated. The associated liabilities are included on the balance sheet as appropriate for U.S. GAAP with adjustments to the liabilities being treated as changes of estimates and included in the U.S. GAAP operating results in the period the change in estimate occurs.

  (L) DEFERRED TAXES

     Under German GAAP, deferred tax assets and liabilities are not generally recognized for all differences between the book carrying values and the tax bases of assets and liabilities.

     Under U.S. GAAP, deferred tax assets and liabilities for temporary differences using enacted tax rates in effect at year-end are recognized in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Under SFAS No. 109, net operating loss carryforwards that are available to reduce future taxes are recognized as deferred tax assets. Such amounts are reduced by a valuation allowance to the extent that it is "more likely than not" that the deferred tax assets will not be realized.

                                    BEWAG AG

                            BUSINESS YEAR 1997/1998
                              NOTES -- (CONTINUED)

     The deferred tax liability on U.S. GAAP adjustments covers the future tax burden related to the additional depreciation recorded for in the special item with partial reserve character that is disclosed in the notes under German GAAP.

  (M) OTHER

     Several other differences from German GAAP to U.S. GAAP are considered insignificant for the reconciliation of financial statements as of June 30, 1998.

     Under German GAAP, securities and other investments are valued at the lower of acquisition costs or market value at the balance sheet date. Adjustments to record investments below cost are included in the income statement. Under U.S. GAAP marketable equity and debt securities are classified into three categories: held-to-maturity securities, available-for-sale securities or trading securities. For U.S. GAAP purposes, Bewag's securities are considered to be held to maturity and therefore carried at the adjusted cost at the balance sheet date.

     Other but insignificant differences in accounting principles include unrealized gains from foreign currency translations and other costs and income amounts in the German financial statements that are capitalized or deferred for U.S. GAAP purposes, respectively.

  (N) NEWLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", (SFAS No. 133), which is effective for fiscal years beginning after June 15, 2000 (July 1, 2000 in the case of Bewag). This statement requires that all derivative financial instruments be reflected on the balance sheet at fair value, with changes in fair value recognized periodically in earnings or as a component of other comprehensive income, depending on the nature of the underlying item, changes in the fair value of the derivative will be recognized currently in the statements of profit and loss. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133", that amends SFAS No. 133 to be effective for all fiscal quarters or all fiscal years beginning after June 15, 2000. Additionally, on June 15, 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities -- an amendment of FASB Statement No. 133", that addresses a limited number of issues causing implementation difficulties for a large number of entities preparing to apply Statement 133.

     In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101, Revenue Recognition In Financial Statements. This bulletin summarizes the views of the staff on applying generally accepted accounting principles to revenue recognition in financial statements. The staff believes that revenue is realized or realizable and earned when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller's price to the buyer is fixed or determinable; and collectibility is reasonably assured. The staff believes that the change must be reported, by all registrants, no later than the fourth fiscal quarter of the fiscal year beginning after December 15, 1999.

                                    BEWAG AG

                            BUSINESS YEAR 1997/1998
                              NOTES -- (CONTINUED)

RECONCILIATION TO U.S. GAAP

     The following is a summary of the significant adjustments to net income for the year ended June 30, 1998 and to shareholders' equity at June 30, 1998 which would be required if U.S. GAAP had been applied instead of German GAAP.

                                                                      YEAR ENDED
                                                              NOTE   JUNE 30, 1998
                                                              ----   -------------
                                                                          TDM
Net income as reported in the statement of operations under
  German GAAP...............................................            279,000
Adjustments required to conform to U.S. GAAP:
  Investment in subsidiaries................................  (a)       -17,117
  Minority interest.........................................  (b)          -895
  Investment in affiliated companies........................  (c)         1,283
  Depreciation..............................................  (d)        41,439
  Amortization of investment grants and construction cost
     subsidies..............................................  (e)       -22,472
  Interest capitalization...................................  (f)         2,918
  Debt discount.............................................  (g)        -2,034
  Pension and other employee benefits.......................  (h)       -45,896
  Provisions and accruals...................................  (i)         2,005
  Special item "Reserve under section 6b EStG"..............  (j)         8,517
  Special provision in accordance with DMBilG...............  (k)        87,703
  Deferred taxes............................................  (l)       -16,555
  Deferred tax effect of U.S. GAAP adjustments..............  (l)        23,957
                                                                       --------
     Net income in accordance with U.S. GAAP................            341,853
                                                                       ========

                                    BEWAG AG

                            BUSINESS YEAR 1997/1998
                              NOTES -- (CONTINUED)

                                                                         AS OF
                                                              NOTE   JUNE 30, 1998
                                                              ----   -------------
                                                                          TDM
Shareholders' equity as reported in the balance sheet under
  German GAAP...............................................            3,606,387
Adjustments required to conform to U.S. GAAP:
  Investment in subsidiaries................................  (a)         -42,067
  Minority interest.........................................  (b)         -12,022
  Investment in affiliated companies........................  (c)          80,977
  Depreciation..............................................  (d)       5,429,538
  Amortization of investment grants and construction cost
     subsidies..............................................  (e)        -291,520
  Interest capitalized......................................  (f)          28,560
  Debt discount.............................................  (g)           6,983
  Pension and other employee benefits.......................  (h)        -220,162
  Provisions and accruals...................................  (i)         103,440
  Special item "Reserve under section 6b EStG"..............  (j)          25,187
  Special provision in accordance with DMBilG...............  (k)        -384,564
  Deferred taxes............................................  (l)          90,410
  Deferred tax effect of U.S. GAAP adjustments..............  (l)      -2,646,565
                                                                      -----------
Shareholders' equity in accordance with U.S. GAAP...........            5,774,582
                                                                      ===========

                            FINANCIAL STATEMENTS OF

              BERLINER KRAFT-UND LICHT(BEWAG) - AKTIENGESELLSCHAFT

                            BUSINESS YEAR 1998/1999

                                   UNAUDITED

                     AS REQUIRED BY REGULATION S-X 210.3-09

                                    BEWAG AG
                            BUSINESS YEAR 1998/1999
                                  (UNAUDITED)

                                 BALANCE SHEET

                                                              NOTES   30 JUNE 1999   30 JUNE 1998
                                                               NO.    DM THOUSAND    DM THOUSAND
-------------------------------------------------------------------------------------------------
ASSETS
FIXED ASSETS................................................    (1)
-------------------------------------------------------------------------------------------------
Intangible assets...........................................    (2)      396,160        330,978
Tangible assets.............................................    (3)    6,733,824      7,021,011(1)
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
Financial assets............................................    (4)      848,312        854,553
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                                                       7,978,296      8,206,542
-------------------------------------------------------------------------------------------------
CURRENT ASSETS
-------------------------------------------------------------------------------------------------
Inventories.................................................    (5)      167,872        168,851
Accounts receivable and other assets
  Receivables for goods and services........................    (6)      522,116        546,744
  Receivables from affiliated companies.....................    (7)        2,053          3,265
  Receivables from companies in which participations are
    held....................................................    (8)        5,577          4,607
  Other assets..............................................    (9)       91,036        127,679
-------------------------------------------------------------------------------------------------
Securities..................................................   (10)      184,295        203,529
Cheques, cash on hand, on deposit with Deutsche Bundesbank
  and Postbank, cash in other bank accounts.................   (11)      277,980        226,830
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                                                       1,250,929      1,281,505
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
PREPAID EXPENSES............................................   (12)      185,215        134,192
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
SPECIAL LOSS ACCOUNT........................................   (13)      358,821        365,238(1)
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                                                       9,773,261      9,987,477
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
EQUITY
-------------------------------------------------------------------------------------------------
Subscribed capital..........................................   (14)    1,120,000        560,000
Capital reserve.............................................   (15)       56,800         56,800
Revenue reserves............................................   (16)
  Statutory reserve.........................................             899,691        899,691(1)
  Special reserve according to Section 17 Sub-Section 4
    DMBilG..................................................             358,821        365,238(1)
  Other revenue reserves....................................           1,029,551      1,532,535
                                                                       2,288,063      2,797,464(1)
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
    Net profit for the year.................................   (17)      246,400        224,000
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                                                       3,711,263      3,638,264
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
SPECIAL ITEMS WITH PARTIAL RESERVE CHARACTER................   (18)    1,884,341      1,844,528
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
SPECIAL ITEM FOR INVESTMENT BONUSES.........................   (19)      386,546        410,711
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
CONSTRUCTION COST SUBSIDIES.................................   (20)      697,711        683,564
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
PROVISIONS
-------------------------------------------------------------------------------------------------
Provisions for pensions and similar obligations.............   (21)      464,209        407,804
-------------------------------------------------------------------------------------------------
Provisions for taxes........................................             189,882        103,452
-------------------------------------------------------------------------------------------------
Other provisions............................................   (22)    1,534,302      1,393,425(1)
-------------------------------------------------------------------------------------------------
                                                                       2,188,393      1,904,681
-------------------------------------------------------------------------------------------------
LIABILITIES                                                    (23)
-------------------------------------------------------------------------------------------------
Liabilities to banks........................................   (24)      381,160        858,713
Advance payments received...................................   (25)       78,177        127,816
Liabilities for goods and services..........................             226,746        305,481
Liabilities to affiliated companies.........................                 953            786
Liabilities to companies in which participations are held...   (26)        5,709         12,016
Other liabilities...........................................   (27)      200,666        200,673
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                                                         893,411      1,505,485
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
DEFERRED INCOME.............................................   (28)       11,596            244
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                                                       9,773,261      9,987,477
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

(1) After adjustment according to Section 36 of the DM-Balance Sheet Act
    (DMBiLG)

The accompanying notes are an integral part of these statements.

                                    BEWAG AG
                            BUSINESS YEAR 1998/1999
                                  (UNAUDITED)

                            PROFIT AND LOSS ACCOUNT

                                                           NOTES     1998/99       1997/98
                                                            NO.    DM THOUSAND   DM THOUSAND
--------------------------------------------------------------------------------------------
SALES REVENUES...........................................   (29)    3,901,578     3,959,727
--------------------------------------------------------------------------------------------
Stock movements and other internally produced and
  capitalised assets.....................................   (30)       46,078        49,477
Other operating income...................................   (31)      361,896       299,006
Cost of materials........................................   (32)   -1,078,035    -1,227,614(1)
Personnel expenses.......................................   (33)   -1,196,754    -1,159,845
Depreciation.............................................   (34)     -671,446      -617,995
Other operating expenses.................................   (35)     -835,793      -786,522(1)(2)
Income from financial assets.............................   (36)      -13,242       -16,181
Net interest income......................................   (37)      -29,204       -51,557
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
RESULTS OF ORDINARY ACTIVITIES...........................             485,078       448,496
--------------------------------------------------------------------------------------------
Taxes on income and revenue..............................   (38)     -188,078      -169,496
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
  NET INCOME FOR THE YEAR................................             297,000       279,000
--------------------------------------------------------------------------------------------
Allocations to other revenue reserves....................             -50,600       -55,000
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
  NET PROFIT FOR THE YEAR................................             246,400       224,000
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------

(1) After the reclassification of DM 133 thousand from other operating expenses to cost of materials

(2) After the reclassification of other (taxes) (DM 6,713 thousand) to other operating expenses

The accompanying notes are an integral part of these statements.

                                    BEWAG AG
                            BUSINESS YEAR 1998/1999
                                  (UNAUDITED)

                              CASH-FLOW STATEMENT

                                                               1998/99      1997/98
                                                              DM MILLION   DM MILLION
                                                              ----------   ----------
-------------------------------------------------------------------------------------
Net income for the year.....................................       297          279
Depreciation of fixed assets................................       689          634
Changes in long-term provisions.............................        51          -64
Allocation to special item..................................       150          162
Release of special item.....................................      -161         -136
Other expenses and income without effect on payments........       -10          -23
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
CASH FLOW (DVFA/SG).........................................     1,016          852
Result from disposals of fixed assets.......................       -22            3
Increase/decrease in inventories, receivables for goods and
  services and other assets.................................        51           -7
Increase/decrease in liabilities for goods and services and
  other liabilities.........................................        69          262
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
INFLOW OF FUNDS FROM OPERATING ACTIVITIES...................     1,114        1,110
-------------------------------------------------------------------------------------
Proceeds from disposals of fixed assets.....................        56           18
Disbursements from capital investments in fixed assets......      -446       -1,030
including increase of participation in GASAG................       (--)        (354)
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
OUTFLOW OF FUNDS FOR INVESTMENT ACTIVITIES..................      -390       -1,012
-------------------------------------------------------------------------------------
Payments to shareholders (dividend).........................      -224         -112
Receipts from taking up loans...............................        --           --
Payments for redemption of loans............................      -469         -185
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
OUTFLOW OF FUNDS FOR FINANCING ACTIVITIES...................      -693         -297
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
CHANGES IN FINANCING RESOURCES WITH EFFECT ON PAYMENT.......        31         -199
-------------------------------------------------------------------------------------

                          MOVEMENTS OF FINANCIAL FUNDS

                                                       30 JUNE 1999
                                                        DM MILLION    30 JUNE 1998     CHANGE
                                                       (UNAUDITED)     DM MILLION    DM MILLION
                                                       ------------   ------------   ----------
-----------------------------------------------------------------------------------------------
Liquid funds.........................................      278            227            51
Securities in current assets.........................      184            204           -20
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------
FINANCIAL FUNDS......................................      462            431            31
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

                                    BEWAG AG
                            BUSINESS YEAR 1998/1999
                                  (UNAUDITED)

                                     NOTES

PRELIMINARY REMARKS

     On 1 July 1993, Bewag was merged with the former East Berlin energy supply company Energieversorgung Berlin AG (EBAG), which was located in the former East Berlin.

     As a result of the merger under stock corporation law, legislation which, according to the unification treaty applied only to companies in the former GDR, now applies to Bewag as a whole. This is particularly relevant with regard to the provisions of the DM-Balance Sheet Act (DMBiLG) covering the special-loss account, the special reserve under Section 17 Sub-section 4 of the Act and capital reorganisation under Section 27 of the Act. In certain circumstances,
Section 36 DMBiLG also stipulates changes in EBAG's DM opening balance sheet, which then entail retroactive corrections in certain balance sheet item valuations for each previous year.

     As of 30 June 1999 such CHANGES IN THE OPENING BALANCE SHEET were either necessary or possible for the following items:

     - Tangible assets increased DM 23.3 million, because the total value shown for the land has increased. This was primarily because the result of new investigations allowed us to reduce capitalised deductions for future expenditure to rehabilitate contaminated properties.

     - Provisions for residual contamination were, for the same reason, also cut back by DM 19.5 million. At the same time, the special-loss account and the special reserve had to be reduced by the same amount.

     - Provisions for compensation obligations were reduced by DM 8.6 million, as certain restitution claims became more precise and court decisions had become legally effective.

     As a result of these changes, the statutory reserve had to be increased by DM 51.4 million.

     Bewag must also take into account the stipulations of the LAND REGISTRY ADJUSTMENT ACT (GBBerG). This act applies only to the territory which joined the Federal Republic under the unification treaty, and covers easements of utility supply companies in non-public land as well as compensation payments due to the owners of such properties. Provisions were established for this purpose as of 30 June 1995, date of the initial application of the Act. This provisioning did not affect operating results in the profit and loss account; it had merely served to record such liabilities and related assets on the balance sheet.

     Since the obligations will become due in two equal installments on 1 January 2001 and 2011, the easements were assessed at present value. The difference between the value of the easements and the obligation was recorded as prepaid expense.

     In the year under review, detailed studies of the location and quality of the properties showed that the provision should be increased by DM 130.1 million. Under the accounting methodology used, this adjustment, rather than being reported as an expense, merely increases the recorded assets and liabilities. The only consequence is a DM 11.1 million increase in total expense for depreciation and an adjustment of prepaid expenses.

                                    BEWAG AG
                            BUSINESS YEAR 1998/1999
                                  (UNAUDITED)

                              NOTES -- (CONTINUED)

     Because of the insignificance of Bewag's shareholdings as a whole in relationship to its financial and income position, the company took advantage of the option in Section 296 Sub-section 2 of the commercial Code (HGB) and chose not to prepare a CONSOLIDATED ANNUAL STATEMENT.

ACCOUNTING AND VALUATION METHODS

     In the balance sheet and the profit and loss account certain items have been combined for the sake of greater clarity; they are shown in greater detail in the notes. Furthermore, in an effort to provide more insight into the company's financial position, a number of items have been added to the balance sheet. The profit and loss account has been drawn up according to the cost-summary method. DM figures shown in the annual statement represent thousands.

     Specifically, accounting and valuation are based on the following principles:

  ASSETS

     Purchased INTANGIBLE ASSETS are valued at their acquisition costs less regular straight-line depreciation.

     TANGIBLE ASSETS are assessed at acquisition or production costs. With regard to the cost of self constructed assets, Bewag capitalizes only directly allocable costs. Interest paid on outside capital has been excluded from this item since 1 January 1991. When new tangible assets are added, investment subsidies are deducted from the costs of acquisition or production. Regular depreciation for tangible assets is carried out on a straight-line basis for buildings, and otherwise always at the highest degression rate permissible under taxation law; straight-line depreciation is favoured as soon as this leads to higher annual amounts. Plant for which special depreciation can be claimed under
Section 4 of the Development Area Act (FordG) is also depreciated by the straight-line method, as stipulated by law. Depreciation is based on the Federal Minister of Finance's depreciation table for the energy and water supply sector.

     In the year of purchase or production, new plant is depreciated at 75.0 per cent of the normal annual rate.

     According to one of the options of Section 6 Sub-section 2 of the Income Tax Act (EStG), minor assets are depreciated fully in the year of purchase or production.

     FINANCIAL ASSETS are valued at acquisition costs. Interest-free loans included in the lendings are discounted to their present value.

     If the book value of an asset calculated according to the above principles is greater than its quoted or market value at balance sheet date, the excess over the market value is written off.

     INVENTORIES are valued at average acquisition costs, taking into account the lower-of-cost-or-market rule. Deductions are made for inventories subject to long-term storage and thus potentially less suitable for use from an economic point of view. The amounts deducted depend on the rate of turnover for the goods concerned. The procedure was slightly altered in the 1998/99 business year, as

                                    BEWAG AG
                            BUSINESS YEAR 1998/1999
                                  (UNAUDITED)

                              NOTES -- (CONTINUED)

amounts deducted have now been limited to a fixed minimum. This has resulted in additions to inventory assets.

     With regard to ACCOUNTS RECEIVABLES AND OTHER ASSETS, an appropriate amount is deducted for identifiable single risks. Other risks are taken into account in a general allowance for bad debts and doubtful accounts. Advance payments on receivables for goods and services are offset against electricity supplied but not yet invoiced. Receivables for electricity supplied but not yet invoiced are assessed on the basis of electricity consumption and revenue projections; a differentiated group assessment procedure is applied. Interest-free receivables are discounted according to their terms.

     SECURITIES are valued at acquisition cost or at their market price if it is lower.

     No use is made of the option right to capitalise debt discount expenses: such expenses are immediately recorded in the profit and loss account.

     Provisions for which is a SPECIAL-LOSS ACCOUNT has been created in the DM opening balance sheet of EBAG as at 1 July 1990 and which have been used up are not reported as expenditure in the relevant items of the profit and loss account; instead, the special-loss account is depreciated by the amount of the used provisions.

  SHAREHOLDERS' EQUITY AND LIABILITIES

     As they become freely disposable, funds of the SPECIAL RESERVE UNDER
SECTION 17 SUB-SECTION 4 OF THE DM-BALANCE SHEET ACT (DMBiLG) are transferred to other revenue reserves. This transfer serves to comply with the current version of the Act, which has been in force since 25 July 1994.

     The amounts by which the regular depreciation of tangible assets differs from the increased depreciation under Section 14 of the Berlin Subsidy Act (BerlinFG) and the special depreciation under Section 4 of the Development Area Act (FordG) are disclosed as SPECIAL ITEMS WITH PARTIAL RESERVE CHARACTER, together with the reserve under Section 6b of the Income Tax Act (EStG). While the difference between regular and increased depreciation is always released in accordance with established depreciation procedures, the release of the special depreciation begins at the end of the preferential period.

     Tax-free investment bonuses are shown under liabilities as SPECIAL ITEM FOR INVESTMENT BONUSES. The release of this item into income is carried out on a straight-line basis in accordance with the period of use of the subsidised assets.

     Unless a shorter term has been agreed upon, CONSTRUCTION COST SUBSIDIES are released into income at an annual rate of 5.0 per cent.

     The PROVISIONS FOR PENSIONS AND SIMILAR OBLIGATIONS are formed according to actuarial principles. Fractional values are determined on the basis of an interest rate of 6.0 per cent. One third of the amount to be allocated to these provisions as a result of the application of the new guidelines (1998 Heubeck guidelines), which show increased life expectancy, was set aside in the year under review.

     OTHER PROVISIONS reflect all risks and uncertain obligations identifiable according to the principles of most probable estimate. No discounting is used with regard to provisions for early retirement. In

                                    BEWAG AG
                            BUSINESS YEAR 1998/1999
                                  (UNAUDITED)

                              NOTES -- (CONTINUED)

addition, a provision for repairs under Section 249 Sub-section 2 of the Commercial Code (HGB) was created on 30 June 1995.

     LIABILITIES are reported at their repayment value.

  FOREIGN CURRENCY CONVERSION

     Receivables and liabilities in foreign currency are converted at the exchange rate applicable on the date of origin of the claim or liability, unless a fall or rise in the exchange rate makes a devaluation of the claim or an upvaluation of the liability necessary.

  CASH-FLOW STATEMENT

     In accordance with the 1/1995 statement of the main specialist committee of the Institute of Auditors (IDW) and in compliance with international accounting standards (IAS 7), the flow-of-funds analysis shows payments broken down into cash flow from operations, from investment and from financing activities. Within the flow of funds resulting from operations, cash flow is shown according to DVFA/SG. The balance represents the total change in resources in the course of the business year.

                                    BEWAG AG
                            BUSINESS YEAR 1998/1999
                                  (UNAUDITED)

                              NOTES -- (CONTINUED)

1. FIXED ASSETS

     Changes in individual items of fixed assets in the 1998/99 business year, including depreciation, are shown in the "Movements in fixed assets" section.

2. INTANGIBLE ASSETS

     The two main intangible assets are DM 213.2 million for easements under
Section 9 of the Land Registry Adjustment Act (GBBerG) and the right of usage for the connection to the Western European grid network, which is valued at DM
142.7 million.

3. TANGIBLE ASSETS

     Additions and transfers to tangible assets involving completed and fully charged installations amount to DM 588.8 million. The most significant additions were investments made for power transmission and distribution equipment as well as for power plants. As a result of reduced investment activity, the value of advance payments made and installations under construction fell by DM 216.4 million to DM 492.6 million.

4. FINANCIAL ASSETS

     The decrease in our shares in affiliated companies is due to the depreciation of Bewag Immobilienmanagement GmbH, Berlin to its assessed value. The loan to EAB Fernwarme GmbH, Berlin, which was effected as an equity-replacing loan, has been fully written off.

     Our participations have remained virtually at the previous year's level. Lendings to companies in which we hold participations were to BerlinDat Gesellschaft fur Informationsverarbeitung und Systemtechnik mbH, Berlin, to EFR Europaische Funk-Rundsteuerung GmbH, Berlin, as well as to EUS Energie und Umwelt Service GmbH, Berlin.

5. INVENTORIES

--------------------------------------------------------------------------------------------
                                                   30 JUNE 1999   30 JUNE 1998     CHANGE
                                                   DM THOUSAND    DM THOUSAND    DM THOUSAND
--------------------------------------------------------------------------------------------
Raw materials and supplies.......................    154,920        155,681         -761
--------------------------------------------------------------------------------------------
Work in progress for public lighting.............     12,952         13,170         -218
--------------------------------------------------------------------------------------------
  Total..........................................    167,872        168,851         -979
--------------------------------------------------------------------------------------------

     The reduction in raw materials and supplies is mainly due to reduced amounts of fuel oil and operating materials as well as to lower prices for coal. On the other hand, changes in assessment procedures led to value deductions on stocks of DM 13.0 million.

                                    BEWAG AG
                            BUSINESS YEAR 1998/1999
                                  (UNAUDITED)

                              NOTES -- (CONTINUED)

6. RECEIVABLES FOR GOODS AND SERVICES

--------------------------------------------------------------------------------------------
                                                   30 JUNE 1999   30 JUNE 1998     CHANGE
                                                   DM THOUSAND    DM THOUSAND    DM THOUSAND
--------------------------------------------------------------------------------------------
Electricity supplied.............................    412,476        412,814           -338
--------------------------------------------------------------------------------------------
Heat supplied....................................    107,642        116,748         -9,106
--------------------------------------------------------------------------------------------
Other goods and services supplied................      1,998         17,182        -15,184
--------------------------------------------------------------------------------------------
  Total..........................................    522,116        546,744        -24,628
--------------------------------------------------------------------------------------------

     The decrease in receivables is due largely to changes in the terms of the contract with the state of Berlin regarding construction and maintenance of public street and traffic lighting. The effects of last year's new invoicing procedure for heat supplied also led to a drop in the receivables amount.

     Receivables for electricity and heat supplied include DM 980.4 million in payments on account received for electricity and heat consumed but not yet invoiced (previous year: DM 769.0 million).

     Of the receivables shown here, DM 20,265 thousand (previous year: DM 16,198 thousand) have residual terms of more than one year.

7. RECEIVABLES FROM AFFILIATED COMPANIES

     Receivables shown here are mainly due from EAB Fernwarme GmbH and from IPH Institut "Pruffeld fur elektrische Hochleistungstechnik" GmbH, Berlin.

8. RECEIVABLES FROM COMPANIES IN WHICH PARTICIPATIONS ARE HELD

     Receivables shown here are largely due from BerlinDat Gesellschaft fur Informationsverarbeitung und Systemtechnik mbH, Berlin and from the gas supply company GASAG Berliner Gaswerke AG, Berlin.

9. OTHER ASSETS

     The other assets shown mainly contain DM 36.2 million in receivables for orders and services not yet invoiced, DM 23.8 million in receivables from subsidiary transactions and claims for compensation, DM 8.8 million in advance payments and DM 6.8 million in reimbursements of mineral oil tax.

     Of the other assets, DM 10,819 thousand (previous year: DM 4,191 thousand) have residual terms of more than one year.

10. SECURITIES

     This item covers mortgage bonds and units.

                                    BEWAG AG
                            BUSINESS YEAR 1998/1999
                                  (UNAUDITED)

                              NOTES -- (CONTINUED)

11. CHEQUES, CASH ON HAND, ON DEPOSIT WITH DEUTSCHE BUNDESBANK AND POSTBANK, CASH IN OTHER BANK ACCOUNTS
--------------------------------------------------------------------------------

                                                         30 JUNE 1999   30 JUNE 1998    CHANGE
                                                              DM             DM           DM
                                                           THOUSAND       THOUSAND     THOUSAND
-----------------------------------------------------------------------------------------------
Cheques and cash on hand...............................        454            528          -74
-----------------------------------------------------------------------------------------------
Deposits with Deutsche Bundesbank and Postbank.........        323         21,103      -20,780
Cash in other bank accounts............................    277,203        205,199       72,004
-----------------------------------------------------------------------------------------------
  Total................................................    277,980        226,830       51,150
-----------------------------------------------------------------------------------------------

12. PREPAID EXPENSES

     Prepaid expenses contain the difference between the nominal value and the present value of the compensation payments under Section 9 of the Land Registry Adjustment Act (GBBerG) -- DM 170.6 million -- as well as prepayments for taxes, pensions and other prepayments.

13. SPECIAL-LOSS ACCOUNT UNDER SECTION 17 SUB-SECTION 4 TO THE DM-BALANCE SHEET ACT (DMBILG)

     DM 6.4 million in provisions related to the special loss account were used in the course of the year under review, and the special loss account was reduced by this amount to a value of DM 358.8 million.

14. SUBSCRIBED CAPITAL

     The shareholders' meeting held on 14 December 1998 passed the following resolutions with regard to subscribed capital:

     - doubling the subscribed capital to DM 1,120.0 million from corporate funds,

     - changing over from par-value shares to no-par shares,

     - stating the subscribed capital in euro rather than in DM.

     As a result, the subscribed capital at balance sheet date amounts to euro 572,646,906.94. (DM 1,120,000,000). Bayernwerk AG, Munich, and Southern
     Energy Holding Beteiligungsgesellschaft mbH, Berlin, each hold 26.0 per cent. 23.0 per cent are held by PreussenElektra AG, Hanover, and 25.0 per cent are in scattered ownership. The subscribed capital is distributed in:

          GROUP A SHARES (bearer shares with single voting right) 150,666,800 no-par shares with 150,666,800 votes,

          GROUP B SHARES (registered shares with double voting right) 73,333,200 no-par shares with 146,666,400 votes.

                                    BEWAG AG
                            BUSINESS YEAR 1998/1999
                                  (UNAUDITED)

                              NOTES -- (CONTINUED)

15. CAPITAL RESERVE

     The capital reserve contains allocations from share premiums and the reserves arising from the Bewag opening balance sheet of 1 April 1949.

16. REVENUE RESERVES

                                               30 JUNE 1999   30 JUNE 1998        CHANGE
                                               DM THOUSAND    DM THOUSAND       DM THOUSAND
-------------------------------------------------------------------------------------------
Statutory reserve............................     899,691        899,691(1)             0
-------------------------------------------------------------------------------------------
Special reserve under Section 17 Sub-section
  4 DMBIIG...................................     358,821        365,238(1)        -6,417
-------------------------------------------------------------------------------------------
Other revenue reserves.......................   1,029,551      1,532,535         -502,984
-------------------------------------------------------------------------------------------
  Total......................................   2,288,063      2,797,464(1)      -509,401

(1) After adjustment according to Section 26 DMBiIG
--------------------------------------------------------------------------------

     The statutory reserve contains DM 875.5 million from an earlier realignment of the capital position of EBAG effected under Section 27 Sub-section 2 of the DM-Balance Sheet Act (DMBiLG).

     Within the scope of the capital increase, an amount of DM 560.0 million in other revenue reserves was transferred into subscribed capital. Furthermore, DM
50.6 million of this year's net income were allocated to the other revenue reserves. In addition, a freely disposable amount of DM 6.4 million was transferred from the special reserve under Section 17 Sub-section 4 of the DM-Balance Sheet Act (DMBiLG) to the other revenue reserves.

NOTES

17. NET PROFIT FOR THE YEAR

     After the allocation of DM 50.6 million of this year's net income of DM
297.0 million to the other revenue reserves, the net profit for the year is DM
246.4 million.

                                    BEWAG AG
                            BUSINESS YEAR 1998/1999
                                  (UNAUDITED)

                              NOTES -- (CONTINUED)

18. SPECIAL ITEM WITH PARTIAL RESERVE CHARACTER

--------------------------------------------------------------------------------------------
                                                   30 JUNE 1999   30 JUNE 1998     CHANGE
                                                   DM THOUSAND    DM THOUSAND    DM THOUSAND
--------------------------------------------------------------------------------------------
Increased depreciation under Section 14 of the
  Berlin Promotion Act (BerlinFG)................     439,956        511,861       -71,905
Special depreciation under Section 4 of the
  Development Area Act (FordG)...................   1,421,727      1,324,150        97,577
Reserve under Section 6b of the Income Tax Act
  (EstG).........................................      22,658          8,517        14,141
--------------------------------------------------------------------------------------------
  Total..........................................   1,884,341      1,844,528        39,813
--------------------------------------------------------------------------------------------

     In the year under review, the DM 8.5 million of last year's reserve under
Section 6b of the Income Tax act as well as an additional amount of DM 10.8 million were for the most part transferred to finished buildings.

19. SPECIAL ITEM FOR INVESTMENT BONUSES

     While DM 26.4 million was allocated to the special item for investment bonuses, the overall reduction in this item results from the release into income of an amount of DM 50.6 million.

20. CONSTRUCTION COST SUBSIDIES

     DM 46.2 million of construction cost subsidies relate to construction in progress. Of the remainder, DM 421.8 million apply to electricity supply, DM
229.4 million to heat supply and DM 0.3 million to public lighting.

21. PROVISIONS FOR PENSIONS AND SIMILAR OBLIGATIONS

     The DM 56.4 million increase in these provisions is, among other causes, due to first-time application of the new 1998 Heubeck guidelines and to the indexation of pensions for former staff members.

                                    BEWAG AG
                            BUSINESS YEAR 1998/1999
                                  (UNAUDITED)

                              NOTES -- (CONTINUED)

22. OTHER PROVISIONS
--------------------------------------------------------------------------------

                                                  30 JUNE 1999   30 JUNE 1998     CHANGE
                                                  DM THOUSAND    DM THOUSAND    DM THOUSAND
-------------------------------------------------------------------------------------------
Easements under Section 9 of the Land Registry
  Adjustment Act (GBBerG).......................     514,691        384,575       130,116
Personnel.......................................     487,296        442,002        45,294
Contamination removal...........................     383,010        388,206(1)     -5,196
Uncertain liabilities for supplies and
  services......................................      47,569         59,254       -11,685
Compensation obligations for property...........      25,151         25,151(1)          0
Demolition and dismantling......................       5,724          7,999        -2,275
Sundry..........................................      70,861         86,238       -15,377
-------------------------------------------------------------------------------------------
  Total.........................................   1,534,302      1,393,425(1)    140,877

(1) After adjustment according to Section 36 DMBiLG
--------------------------------------------------------------------------------

     The provisions for personnel expenses mainly contain provisions for early retirement arrangements, profit-sharing measures, anniversary payments, annual bonus payments, residual holiday entitlement, and, for the first time, for the working time accounts which were introduced along with our new flexible working hours.

     The provisions for contamination removal take into account the costs anticipated in the eastern districts of Berlin for the replacement of soil on contaminated properties, the removal and disposal of oil-insulated cables, and soil rehabilitation measures required as a result of leakages of oil-insulated cables on properties owned by third parties. In addition, a deduction of DM 87.1 million has been made with regard to the value of contaminated properties in the area formerly supplied by EBAG.

     The provisions for uncertain liabilities arising from supplies and services also contain provisions for contingent losses for future contingent expenditures.

     The sundry provisions mainly contain DM 32.3 million for the expected cost of repairs to one of the former main administration buildings, which is classified as a historical monument, as well as obligations arising from discounts and credits.

                                    BEWAG AG
                            BUSINESS YEAR 1998/1999
                                  (UNAUDITED)

                              NOTES -- (CONTINUED)

23. LIABILITIES

     The composition and residual terms of our liabilities can be seen in the following table:

---------------------------------------------------------------------------------------------
                                            RESIDUAL TERMS
---------------------------------------------------------------------------------------------
                                      UP TO 1 YEAR    1-5 YEARS    OVER 5 YEARS      TOTAL
TYPE OF LIABILITY                     DM THOUSAND    DM THOUSAND   DM THOUSAND    DM THOUSAND
---------------------------------------------------------------------------------------------
Liabilities to banks................    116,502        111,997       152,661         381,160
Previous year.......................    454,817        170,316       233,580         858,713
---------------------------------------------------------------------------------------------
Advanced payments received..........     78,177             --            --          78,177
Previous year.......................    127,816             --            --         127,816
---------------------------------------------------------------------------------------------
Liabilities for goods and
  services..........................    226,746             --            --         226,746
Previous year.......................    305,481             --            --         305,481
---------------------------------------------------------------------------------------------
Liabilities to affiliated
  companies.........................        953             --            --             953
Previous year.......................        786             --            --             786
Liabilities to companies in which
  participations are held...........      5,709             --            --           5,709
Previous year.......................     12,016             --            --          12,016
---------------------------------------------------------------------------------------------
Other liabilities...................    111,313         61,353        28,000         200,666
  Previous year.....................     96,801         61,472        42,400         200,673
---------------------------------------------------------------------------------------------
  of which-tax liabilities..........    (46,353)           (--)          (--)        (46,353)
  previous year.....................    (23,445)           (--)          (--)        (23,445)
  -social security liabilities......    (21,810)           (--)          (--)        (21,810)
  previous year.....................    (25,341)           (--)          (--)        (25,341)
---------------------------------------------------------------------------------------------
     Total liabilities..............    539,400        173,350       180,661         893,411
       Previous year................    997,717        231,788       275,980       1,505,485
---------------------------------------------------------------------------------------------

24. LIABILITIES TO BANKS

     The reduction of DM 477.6 million largely represents repayments of DM 468.7 million, DM 333.3 million of which were made in advance of due date. Liabilities to banks also involve DM 31.8 million in loans under Section 16 of the Berlin Promotion Act (BerlinFG) and DM 236.1 million in loans under Section 17 of the same Act. In addition we took out a short-term money-market loan of DM 13.1 million.

25. ADVANCE PAYMENTS RECEIVED

     The decrease in advance payments is largely attributable to electricity operations and to ancillary operations.

                                    BEWAG AG
                            BUSINESS YEAR 1998/1999
                                  (UNAUDITED)

                              NOTES -- (CONTINUED)

26. LIABILITIES TO COMPANIES IN WHICH PARTICIPATIONS ARE HELD

     These liabilities are almost entirely to the gas supply company GASAG Berliner Gaswerke AG, Berlin and to the energy and environmental service company EUS Energie and Umwelt Service GmbH, Berlin.

27. OTHER LIABILITIES

     The DM 200.7 million of this item include in addition to liabilities arising from taxes and social security commitments an investment loan of DM
100.0 million from an insurance company.

28. DEFERRED INCOME

     This amount represents almost exclusively an amount paid at the beginning of a refrigeration supply contract; it is being amortised according to schedule.

NOTES ON THE PROFIT AND LOSS ACCOUNT

29. SALES REVENUE
--------------------------------------------------------------------------------

                                                     1998/99       1997/98       CHANGE
BREAKDOWN BY AREA OF ACTIVITY                      DM THOUSAND   DM THOUSAND   DM THOUSAND
------------------------------------------------------------------------------------------
Electricity supply...............................   2,972,231     3,081,755     -109,524
------------------------------------------------------------------------------------------
Electricity tax..................................      46,948            --       46,948
------------------------------------------------------------------------------------------
                                                    3,019,179     3,081,755      -62,576
------------------------------------------------------------------------------------------
Heat supply......................................     850,638       822,837       27,801
------------------------------------------------------------------------------------------
Public lighting..................................      31,761        55,135      -23,374
------------------------------------------------------------------------------------------
  Total..........................................   3,901,578     3,959,727      -58,149
------------------------------------------------------------------------------------------

     There was a decrease of 3.6 per cent in sales revenue from the supply of electricity (excluding electricity tax). The discrepancy between this figure and the 0.3 per cent increase in the quantity of electricity sold is mainly due to price reductions for key-account and special-contract customers, to contract changes among high and medium-voltage customers in connection with the general pricing and contract reform of 1 October 1997, and to the decline in our commercial customer rates as of 1 April 1999.

     The electricity tax was introduced on 1 April 1999 as part of the first stage of the ecological tax reform. Electricity suppliers are obligated to collect this tax from their customers and transfer it to the taxation authorities. This item therefore shows sales revenue which is offset by an equal amount of expenditure.

     The rise in sales revenue from the supply of heat is mainly due to the strong increase in the amount of heat supplied as a result of the weather conditions and of a slight increase in the thermal output capacity sold.

     The drop in revenue in the area of public lighting is the result of price reductions granted to the state of Berlin for the operation and maintenance of street and traffic lighting.

                                    BEWAG AG
                            BUSINESS YEAR 1998/1999
                                  (UNAUDITED)

                              NOTES -- (CONTINUED)

30. INVENTORY CHANGES AND OTHER INTERNALLY PRODUCED AND CAPITALISED ASSETS
--------------------------------------------------------------------------------

                                                     1998/99       1997/98       CHANGE
                                                   DM THOUSAND   DM THOUSAND   DM THOUSAND
------------------------------------------------------------------------------------------
Changes in amount of work in progress for public
  lighting.......................................      -219         -4,759        4,540
------------------------------------------------------------------------------------------
Other internally produced and capitalised
  assets.........................................    46,297         54,236       -7,939
------------------------------------------------------------------------------------------
  Total..........................................    46,078         49,477       -3,399
------------------------------------------------------------------------------------------

31. OTHER OPERATING INCOME

------------------------------------------------------------------------------------------
                                                     1998/99       1997/98       CHANGE
                                                   DM THOUSAND   DM THOUSAND   DM THOUSAND
------------------------------------------------------------------------------------------
Income from the release of special items with
  partial reserve character......................    110,057        80,778        29,279
for investment bonuses...........................     50,593        55,032        -4,439
------------------------------------------------------------------------------------------
Sundry operating income..........................    201,246       163,196        38,050
------------------------------------------------------------------------------------------
  Total..........................................    361,896       299,006        62,890
------------------------------------------------------------------------------------------

     The income from the release of special items with partial reserve character is attributable to the release of DM 71.9 million due to additional tax depreciation made in earlier years under Section 14 of the Berlin Promotion Act (BerlinFG) of DM 18.9 million due to special depreciation made in previous years under Section 4 of the Development Area Act (FordG), and of DM 19.3 million from the transfer of the reserve under Section 6b of the Income Tax Act (EStG).

     The sundry operating income includes DM 33.4 million in income from the sale of properties and buildings, DM 27.9 million in refunds for changes made to our distribution installations at the request of third parties, DM 26.3 million from repairs and other services, DM 24.4 million from claim adjustments, DM 10.5 million from rentals and leases as well as DM 10.3 million in income from the release of provisions.

32. COST OF MATERIALS

------------------------------------------------------------------------------------------
                                                     1998/99       1997/98       CHANGE
                                                   DM THOUSAND   DM THOUSAND   DM THOUSAND
------------------------------------------------------------------------------------------
Expenditure for raw materials and suppliers and
  for purchased goods............................     864,368       938,987      -74,619
of which -- fuel.................................    (483,469)     (524,184)    (-40,715)
         -- power................................    (289,956)     (304,566)    (-14,610)
------------------------------------------------------------------------------------------
Expenditure for purchased services...............     213,667       288,627      -74,960
------------------------------------------------------------------------------------------
  Total..........................................   1,078,035     1,227,614     -149,579
------------------------------------------------------------------------------------------

                                    BEWAG AG
                            BUSINESS YEAR 1998/1999
                                  (UNAUDITED)

                              NOTES -- (CONTINUED)

     The reduction in expenditure for fuel is due mainly to a structural shift in our use of fuel from relatively expensive fuel oil to less costly hard coal. In addition, lower prices for natural gas and coal have also helped us cut expenditure.

     We were able to reduce expenditure for purchases of electricity by increasing our own production.

     The decrease in expenditure for purchased services is mainly due to savings in maintenance. In the business year 1998/99, all amounts paid for the use of third-party electricity lines are, for the first time, reported under expenditure for purchased services. In order to adjust previous-year figures accordingly, DM 10.9 million and DM 0.1 million have been shifted from the figure for purchased power and from sundry operating expenses respectively. This reclassification is intended to give a better idea of the company's expenses.

33. PERSONNEL EXPENSES

------------------------------------------------------------------------------------------
                                                     1998/99       1997/98       CHANGE
                                                   DM THOUSAND   DM THOUSAND   DM THOUSAND
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
Wages and salaries...............................     902,414       896,403        6,011
------------------------------------------------------------------------------------------
Social security contributions and expenditure for
  pensions and benefits..........................     294,340       263,442       30,898
  of which payments for pensions.................    (131,592)      (93,900)     (37,692)
------------------------------------------------------------------------------------------
  Total..........................................   1,196,754     1,159,845       36,909
------------------------------------------------------------------------------------------

     The increase in wages and salaries -- with lower average numbers of staff -- is mainly the result of the new provisions created to cover employee working time accounts and working time credit balances resulting from the new working time accounts and working time credit balances resulting from the new working time model, and of the increased need for provisioning for early retirement arrangements and part-time arrangements for older employees.

     Expenditure for pensions increased mainly due to the application of the amended 1998 Heubeck guidelines, and because of the indexation of pension payments for retired staff members.

34. DEPRECIATION

     Depreciation of tangible and intangible assets can be seen in the "Movements in fixed assets" overview. It includes extraordinary depreciation of DM 8.7 million for deposits on tangible assets and DM 2.8 million for intangible assets, as well as DM 53.4 million in extraordinary depreciation on tangible assets. This item also includes DM 6.4 million in depreciation on the special-loss account and DM 19.3 million in depreciation from the transfer of the reserve under Section 6b of the Income Tax Act (EStG).

                                    BEWAG AG
                            BUSINESS YEAR 1998/1999
                                  (UNAUDITED)

                              NOTES -- (CONTINUED)

35. OTHER OPERATING EXPENSES

------------------------------------------------------------------------------------------
                                                     1998/99       1997/98       CHANGE
                                                   DM THOUSAND   DM THOUSAND   DM THOUSAND
------------------------------------------------------------------------------------------
Allocation to special items with partial reserve
  character......................................    149,869       161,711       -11,842
------------------------------------------------------------------------------------------
Franchise fee....................................    210,311       204,366         5,945
------------------------------------------------------------------------------------------
Electricity tax..................................     47,290            --        47,290
------------------------------------------------------------------------------------------
Other taxes......................................      9,597         6,713         2,884
------------------------------------------------------------------------------------------
Sundry operating expenses........................    418,726       413,732         4,994
------------------------------------------------------------------------------------------
  Total..........................................    835,793       786,522        49,271
------------------------------------------------------------------------------------------

     Allocations to special items with partial reserve character consist of DM
116.5 million in special depreciation under Section 4 of the Development Area Act (FordG) and a reserve of DM 33.4 million under Section 6b of the Income Tax Act (EStG).

     The higher franchise fee is based on the increase stipulated in the franchise contract with the state of Berlin, which came into effect on 1 January 1999.

     Sundry operating expenses especially include DM 92.9 million in outside services for the administration and marketing departments, DM 41.4 million for data center services rendered by BerlinDat Gesellschaft fur Informationsverarbeitung und Systemtechnik mbH, Berlin, DM 35.4 million in rent and lease payments, DM 21.2 million in insurance premiums, DM 19.3 million in depreciation on receivables and other assets as well as DM 17.0 million for the purchase of materials for the administration and marketing departments. The main components of the item which are unrelated to this accounting period are DM 11.8 million in losses from the retirement of assets and DM 10.3 million in retroactive rate adjustments for heat.

     The electricity tax reported here contains -- in addition to the amounts collected from customers -- DM 0.3 million in tax arising from our own consumption.

     To give a better idea of the company's expenses, all other taxes are now being reported in this item. The previous-year figure has been adjusted accordingly.

                                    BEWAG AG
                            BUSINESS YEAR 1998/1999
                                  (UNAUDITED)

                              NOTES -- (CONTINUED)

36. INCOME FROM FINANCIAL ASSETS
--------------------------------------------------------------------------------

                                                     1998/99       1997/98       CHANGE
                                                   DM THOUSAND   DM THOUSAND   DM THOUSAND
------------------------------------------------------------------------------------------
Income from companies in which participations are
  held of which..................................      9.604         5.720        3.884
from affiliated companies........................     (3.489)       (2.993)        (496)
------------------------------------------------------------------------------------------
Income from other securities and from lending of
  financial assets of which......................      2.405         1.693          712
from affiliated companies........................     (1.535)         (716)        (819)
------------------------------------------------------------------------------------------
Depreciation on financial assets and
  securities.....................................    -24.572       -23.541       -1.031
------------------------------------------------------------------------------------------
Expenses for losses transferred..................       -679           -53         -626
------------------------------------------------------------------------------------------
  Total..........................................    -13.242       -16.181        2.939
------------------------------------------------------------------------------------------

     Income from companies in which participations are held consists largely of the 1998 dividends and corporation tax credits received for BerlinDat Gesellschaft fur Informationsverarbeitung und Systemtechnik mbH, Berlin, and for Fernheizwerk Neukolln AG, Berlin.

     Depreciation on financial assets and securities covers mainly write off of loans to EAB Fernwarme GmbH, Berlin (DM 22.0 million) and to EUS Energie und Umwelt Service GmbH, Berlin (DM 0.5 million). The item also includes write off to their assessed value of Bewag Immobilienmanagement GmbH, Berlin (DM 1.2 million) and Berliner Energieagentur GmbH, Berlin (DM 0.1 million).

     The expenses for losses transferred result entirely from the losses incurred in the 1998 business year by DEPOGAS-Gesellschaft zur Gewinnung und Verwertung von Deponiegasen mbH, Berlin.

37. NET INTEREST INCOME
--------------------------------------------------------------------------------

                                                     1998/99       1997/98       CHANGE
                                                   DM THOUSAND   DM THOUSAND   DM THOUSAND
                                                   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
------------------------------------------------------------------------------------------
Other interest and similar income................     18,912        27,180        -8,268
of which from affiliated companies...............       (449)          (--)         (449)
------------------------------------------------------------------------------------------
Interest and similar expenditure.................    -48,116       -78,737        30,621
------------------------------------------------------------------------------------------
  Total..........................................    -29,204       -51,557        22,353
------------------------------------------------------------------------------------------

     The reduction in other interest and similar income is mainly due to the lower total average of financial investments.

     The decline in interest and similar expenditure is largely the result of reduced average holdings in long-term loans.

                                    BEWAG AG
                            BUSINESS YEAR 1998/1999
                                  (UNAUDITED)

                              NOTES -- (CONTINUED)

38. TAXES ON INCOME AND REVENUE

     The increase in taxes on income and revenue is attributable to a rise in taxable income and on the increase in the trade tax coefficient.

     All other taxes are now being reported under other operating expenses.

UNBUNDLING

     The new Energy Industry Act (EnWG) implementing the European Electricity Guideline in Germany came into force on 29 April 1998. One of the stipulations of section 9 of the act is the so-called "unbundling" of accounting processes in integrated electricity supply companies. This means that for accounting purposes the activities of the company must be separated into generation, transmission and distribution, and non-electricity activities.

     From a bookkeeping point of view, Bewag has based its unbundling process on a profit-center concept with the following structure:

     - Our operative business has been regrouped into centers for marketing and electricity trading, customer service, networks, generation, and heating. There are also super-ordinate central divisions, which are responsible for tasks in the service area and in the area of corporate management and control. Internally rendered services are assessed on the basis of market-related prices.

     - The centers for generation, marketing and electricity trading and customer service constitute generation and other electricity activities.

     - The electricity networks activity consists of the transmission and distribution activities of the networks center, which is essentially responsible for transport functions. The distinction between transmission and distribution is made at 110 Kilovolt. On the basis of the so-called "forwarder model," the networks center fulfills only a forwarding service and is not the buyer of the power produced by the generation center.

     - Non-electricity activities are the central areas and the heating center. Management functions such as controlling, finance planning and accounting are based on the concept of a national holding company.

                                    BEWAG AG
                            BUSINESS YEAR 1998/1999
                                  (UNAUDITED)

                                                          GENERATION AND
                                                              OTHER
                                                           ELECTRICITY-      ELECTRICITY   NON-ELECTRICITY      TOTAL
                                                        RELATED ACTIVITIES    NETWORKS       ACTIVITIES      DM THOUSAND
BALANCE SHEET AS AT 30 JUNE 1999 (UNAUDITED)               DM THOUSAND       DM THOUSAND     DM THOUSAND     -----------
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
ASSETS
FIXED ASSETS
------------------------------------------------------------------------------------------------------------------------
Intangible assets.....................................          5,928           248,501         141,731         396,160
Tangible assets.......................................      2,356,465         2,865,626       1,511,733       6,733,824
Financial assets......................................             --                --         848,312         848,312
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
                                                            2,362,393         3,114,127(1)    2,501,776       7,978,296
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
CURRENT ASSETS
------------------------------------------------------------------------------------------------------------------------
Inventories...........................................        137,644            23,514           6,714         167,872
Accounts receivable and other assets Receivables for
  goods and services..................................        412,476             1,997         107,643         522,116
  Receivables from affiliated companies and from
    companies in which participations are held........          2,101                 6           5,523           7,630
  Other assets........................................         25,937            27,759          37,340          91,036
Securities............................................             --                --         184,295         184,295
Cheques, cash on hand, on deposit with Deutsche
  Bundesbank and Postbank, cash in other bank
  accounts............................................             --                --         277,980         277,980
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
                                                              578,158            53,276         619,495       1,250,929
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
PREPAID EXPENSES......................................          5,112            84,982          95,121         185,215
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
SPECIAL-LOSS ACCOUNT..................................         24,769           133,335         200,717         358,821
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
                                                            2,970,432         3,385,720       3,417,109       9,773,261
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY AND LIABILITIES EQUITY
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
Subscribed capital and reserves.......................      1,053,092         1,200,322       1,211,449       3,464,863
Balance of capital netting............................        150,250           196,897        (347,147)             --
    Net profit for the year...........................        129,365            63,717          53,318         246,400
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
                                                            1,332,707         1,460,936         917,620       3,711,263
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
SPECIAL ITEMS WITH PARTIAL RESERVE CHARACTER..........        633,327           769,472(2)      481,542       1,884,341
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
SPECIAL ITEM FOR INVESTMENT BONUSES...................        237,304            54,677          94,565         386,546
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
CONSTRUCTION COST SUBSIDIES...........................             --           465,486         232,225         697,711
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
PROVISIONS
------------------------------------------------------------------------------------------------------------------------
Provisions for pensions and similar obligations.......        190,956            99,694         173,559         464,209
Provisions for taxes..................................             --                --         189,882         189,882
Other provisions......................................        295,722           489,117         749,463       1,534,302
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
                                                              486,678           588,811       1,112,904       2,188,393
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
LIABILITIES
------------------------------------------------------------------------------------------------------------------------
Liabilities to banks..................................             --                --         381,160         381,160
Advance payments received.............................         49,070            27,125           1,982          78,177
Liabilities for goods and services....................        192,388            12,645          21,713         226,746
Liabilities to affiliated companies and to companies
  in which participations are held....................          5,317               375             970           6,662
Other liabilities.....................................         33,550             6,187         160,929         200,666
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
                                                              280,325            46,332         566,754         893,411
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
DEFERRED INCOME.......................................             91                 6          11,499          11,596
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
                                                            2,970,432         3,385,720       3,417,109       9,773,261
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

(1) Including a transfer of DM 853,534 thousand.

(2) Including a transfer of DM 220,078 thousand.

The accompanying notes are an integral part of these statements.

                                    BEWAG AG
                            BUSINESS YEAR 1998/1999
                                  (UNAUDITED)

                      PROFIT AND LOSS ACCOUNT FOR 1998/99

                                      GENERATION AND
                                    OTHER ELECTRICITY-
                                         RELATED         ELECTRICITY   NON-ELECTRICITY
                                        ACTIVITIES        NETWORKS       ACTIVITIES         TOTAL
                                       DM THOUSAND       DM THOUSAND     DM THOUSAND     DM THOUSAND
----------------------------------------------------------------------------------------------------
SALES REVENUE.....................       2,980,300(1)        70,640(2)     850,638        3,901,578
----------------------------------------------------------------------------------------------------
Inventory changes and other
  internally produced and
  capitalised assets..............           2,903           29,902         13,273           46,078
Other operating income............         143,113           88,970        129,813          361,896
Income resulting from netting with
  other activities................         585,967        1,160,979(3)     549,185        2,296,131
Cost of materials.................        -914,724          -85,132        -78,179       -1,078,035
Personnel expenses................        -490,116         -260,191       -446,447       -1,196,754
Depreciation......................        -314,687         -197,640(4)    -159,119         -671,446
Other operating expenses..........        -156,686         -371,396       -307,711         -835,793
Expenditure resulting from netting
  with other activities...........      -1,577,506         -313,333       -405,292       -2,296,131
Income from financial assets......              --               --        -13,242          -13,242
Net interest income...............             914              -11        -30,107          -29,204
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
Result of ordinary activities.....         259,478          122,788        102,812          485,078
----------------------------------------------------------------------------------------------------
Taxes on income and revenue.......        -100,607          -47,608        -39,863         -188,078
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
  Net income for the year.........         158,871           75,180         62,949          297,000
----------------------------------------------------------------------------------------------------
Allocations to other revenue
  reserves........................         -29,506          -11,463         -9,631          -50,600
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
  Net profit for the year.........         129,365           63,717         53,318          246,400
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

(1) Reclassification to sales revenue for electricity operations

     DM 2,980,300 thousand in sales revenue for generation and other electricity-related activities

     -DM 46,948 thousand in electricity tax

    +DM 38,879 thousand for construction cost subsidies (included under sales revenue, electricity networks)
--------------------------------------------------------------------------------

     DM 2,972,231 thousand sales revenue for electricity operations

(2) Of which: for public lighting            DM 31,761 thousand
(3) Of which: third-party access fees from
    internal offsetting                      DM 1,015,504 thousand
(4) Of which: transfer                       DM 20,811 thousand

The accompanying notes are an integral part of these statements.

                                    BEWAG AG
                            BUSINESS YEAR 1998/1999
                                  (UNAUDITED)

EXPLANATIONS

     Balance sheet and profit and loss account items are normally directly linked to individual activities. However, in cases where there is only an indirect connection or where a further splitting of accounts would be overly complicated, assignment to a particular item has been based on classification according to appropriate sectors. The results of the notional holding, which for the most part involve expenditure, have been fully spread over the various operative divisions.

     The starting balance sheet equity has been distributed among the activities in a ratio proportional to the balance sheet total. This ensures that all areas have the same capital ratio.

     We have not shown the development of fixed assets for individual activities. Asset movements with regard to technical installations correspond largely to the asset movements of the overall company.

     Because of this year's first-time compliance with unbundling requirements, we have dispensed with previous-year figures.

MAJOR TRANSACTIONS

     Under Section 9 Sub-section 4 of the Energy Industry Act (EnWG), major transactions with affiliated or associated companies as well as with companies belonging to the same shareholders must be reported. In the course of the 1998/99 business year, Bewag conducted major transactions in the sense covered by the act on the basis of the following contracts with its business partners:

     - contract dated 23 May 1986 and 25 November 1988 with GASAG Berliner Gaswerke AG, Berlin and Ruhrgas Aktiengesellschaft, Essen, covering the purchase of natural gas for the Lichterfelde combined heat and power plant;

     - contract dated 1 October 1991 with PreussenElektra AG, Hanover and VEAG Vereinigte Energiewerke AG, Berlin, covering the operation, maintenance and use of the Helmstedt-Wolmirstedt-Berlin 380-kilovolt double line. The contract covers a period of 50 years from the date of completion of the double line (7 December 1994);

     - contract dated 1 October 1991 with PreussenElektra AG, Hanover, covering the exchange of electricity begun on 7 December 1994. This contract has an initial term of 20 years;

     - contract dated 30 March 1995 with VEAG Vereinigte Energiewerke AG, Berlin, covering cooperation in the field of electricity operations and including provisions regarding cooperation in the operation of their high-voltage networks. This contract, which became effective on 1 April 1995, has an initial expiry date of 31 March 2015;

     - contract dated 23 June 1995 with GASAG Berliner Gaswerke AG, Berlin, Verbundnetz Gas AG, Leipzig, Ruhrgas AG, Essen, and Brigitta Erdgas und Erdol GmbH, Hanover, covering the delivery of natural gas for the Lichtenberg, Mitte and Klingenberg combined heat and power plants and, under certain conditions, for the Buch plant. Deliveries under this contract began on 1 October 1995 and are initially due to continue until 30 September 2009;

                                    BEWAG AG
                            BUSINESS YEAR 1998/1999
                                  (UNAUDITED)

     - contract dated 14 July/4 September 1998 with GASAG Berliner Gaswerke AG, Berlin, and Ruhrgas AG, Essen, covering deliveries of gas for the Lichterfelde combined heat and power plant from 1 January 1999 to 31 December 2000;

     - contract dated 1 February/5 March 1999 with GASAG Berliner Gaswerke AG, Berlin, covering deliveries of gas for small-sized power plants between 1 January 1999 and 1 January 2004.

     PreussenElektra AG, Hanover, -- because of the interest it has in Bewag together with Bayernwerk AG, Munich, and Southern Energy Holding
Beteiligungsgesellschaft mbH, Berlin -- is an affiliated company.

     GASAG Berliner Gaswerke AG, Berlin, is one of Bewag's associated companies: at balance sheet date, Bewag held 24.99 per cent of the capital stock of this company.

     And finally, both PreussenElektra AG, Hanover, and Bayernwerk AG, Munich, own more than 20 per cent of the capital stock of VEAG Vereinigte Energiewerke AG, Berlin. This means that the same shareholders hold significant amounts of stock in both this company and Bewag.

     In an analogue application of Section 286 Sub-section 3 of the Commercial Code (HGB), we have not shown details of other existing business relationships.

                                    BEWAG AG
                            BUSINESS YEAR 1998/1999
                                  (UNAUDITED)

                           SUPPLEMENTARY INFORMATION

EFFECTS OF VALUATION CHANGES AND TAX REGULATIONS ON THE REPORTED NET INCOME

     Changes in the assessment of inventories and the first-time application of the new 1998 Heubeck guidelines in the calculation of provisions for pension have resulted in a revenue balance of DM 0.4 million. However, these measures have no effect on the net income for the year, as they are compensated by an equal amount in special depreciation.

     On the basis of the balance of allocations and releases of special items with partial reserve character, and the associated effect this has on tax expenditure and on other expenditure dependent on profits and dividends, the net income declared for the year is approximately DM 28 million lower than the amount which would otherwise have been declarable.

     The future revenue tax burden arising from the release of special items with partial reserve character will depend on the tax rates applicable at the time.

OTHER FINANCIAL OBLIGATIONS

     Future capital expenditure already approved by the Supervisory Board and maintenance work needing to be done in the coming years represent purchase commitments of approximately DM 515 million (previous year: DM 650 million). This amount consists mainly of capital expenditure for repairs and for the extension of our electricity and heat generating and distribution installations.

     The cash value of payment obligations arising from long-term rental and leasing agreements is approximately DM 351 million (previous year: DM 358 million).

     There are approximately DM 303 million (previous year: DM 149 million) in other discounted financial obligations, including approximately DM 76 million (previous year: DM 112) relating to affiliated companies. This also includes the amount for the 6.58 per cent increase in our participation in GASAG Berliner Gaswerke AG, Berlin, which took place on 2 July 1999.

     Fuel and power supplies are secured by long-term contracts.

                                    BEWAG AG
                            BUSINESS YEAR 1998/1999
                                  (UNAUDITED)

SHARE OWNERSHIP UNDER SECTION 285 NO. 11 OF THE COMMERCIAL CODE (HGB)

--------------------------------------------------------------------------------------------
                                                       SHARE IN    EQUITY ON        1998
                                                       CAPITAL    31 DEC. 1998     RESULT
NAME AND LOCATION OF THE COMPANY                          %       DM THOUSAND    DM THOUSAND
--------------------------------------------------------------------------------------------
DEPOGAS-Gesellschaft zur (Gewinnung und Verwertung
  von Deponiegasen mbH, Berlin 1)....................   100.00            0              0
--------------------------------------------------------------------------------------------
EAB Fernwarme GmbH, Berlin(2)........................   100.00            0        -39,490
--------------------------------------------------------------------------------------------
Bewag Immobilienmanagement GmbH, Berlin..............   100.00          348           -855
--------------------------------------------------------------------------------------------
IPH Institut "Pruffeld fur elektrische
  Hochleistungstechnik" GmbH, Berlin.................   100.00       15,105         -1,654
--------------------------------------------------------------------------------------------
Bewag Energiemanagement GmbH, Berlin.................   100.00          672            179
--------------------------------------------------------------------------------------------
FHW Fernheizwerk Neukolln Aktiengesellschaft,
  Berlin.............................................    75.22       26,106          3,695
--------------------------------------------------------------------------------------------
EAVV Energie Assekuranz Versicherungs Vermittlungs
  GmbH, Berlin.......................................    60.00          423            323
--------------------------------------------------------------------------------------------
ARGE Energiesparpartnerschaft Bewag/Landis & Gyr GbR,
  Berlin.............................................    50.00          895         -1,212
--------------------------------------------------------------------------------------------
BerlinDat Gesellschaft fur Informationsverarbeitung
  und Systemtechnik mbH, Berlin(3)...................    50.00        8,115          6,115
--------------------------------------------------------------------------------------------
BEG, Berliner Energieagentur GmbH, Berlin............    33.33        3,024           -348
--------------------------------------------------------------------------------------------
EFR Europaische Funk-Rundsteuerung GmbH, Berlin......    30.00            0           -946
--------------------------------------------------------------------------------------------
EBH Energie-Beteiligungsholding GmbH, Dortmund.......    25.00      549,682           -578
--------------------------------------------------------------------------------------------
EUS Energie und Umwelt Service GmbH, Berlin..........    25.00          712            644
--------------------------------------------------------------------------------------------
GASAG Berliner Gaswerke AG, Berlin...................    24.99      849,840        -89,425

(1) There is a profit and loss transfer contract with the company.

(2) The company was granted an equity-replacing loan in December 1998.

(3) The business year ended on 30 September 1998.
--------------------------------------------------------------------------------

LIABILITY

     Of the liabilities for sureties, which total DM 24.8 million (previous year: DM 22.1 million), DM 19.6 million represent sureties for loans of EAB Fernwarme GmbH, Berlin, DM 2.1 million for loans of IPH Institut "Pruffeld fur elektrische Hochleistungstechnik" GmbH, Berlin, DM 1.7 million for loans of DEPOGAS-Gesellschaft zur Gewinnung und Verwertung von Deponiegasen mbH, Berlin, and DM 1.4 million for loans of Berliner Energiemanagement GmbH, Berlin.

     There are also guarantees worth DM 30.2 million for affiliated companies (previous year: DM 17.2 million, of which DM 15.9 million for affiliated companies). In view of current court decisions, all guarantees which are subject to reporting have been reassessed vis-a-vis the previous business year.

                                    BEWAG AG
                            BUSINESS YEAR 1998/1999
                                  (UNAUDITED)

NOTIFICATION OF PARTICIPATION

     In accordance with Section 20 Sub-section 1 of the German Stock Corporation Act, Bewag was notified by the Southern Company, Atlanta, on behalf of Southern Energy Holding Beteiligungsgesellschaft mbH, Berlin, in a letter of 6 October 1997, and by Bayernwerk AG, Munich in a letter of 13 January 1998, that each of these two companies owns more than 25 per cent of Bewag stock.

AVERAGE PERSONNEL LEVEL IN THE BUSINESS YEAR EMPLOYEES (EXCLUDING APPRENTICES)
--------------------------------------------------------------------------------

                                                              1998/99   1997/98   CHANGE
----------------------------------------------------------------------------------------
Craftsmen...................................................   3,306     3,563     -257
----------------------------------------------------------------------------------------
Technical staff.............................................   3,196     3,224      -28
----------------------------------------------------------------------------------------
Commercial staff............................................   2,185     2,241      -56
----------------------------------------------------------------------------------------
  Total.....................................................   8,687     9,028     -341
----------------------------------------------------------------------------------------

DETAILS OF THE COMPANY'S CORPORATE GOVERNANCE

     Members of Bewag's Supervisory Board and Board of Management are listed on Appendix I to these notes.

     For the 1998/99 business year, the total remuneration of the Board of Management was DM 4,268,748 (previous year: DM 5,248,310) and the remuneration for members of the Supervisory Board totalled DM 514,000 (previous year: DM 957,250).

     A total of DM 2,638,693 (previous year: DM 2,519,819) was paid to former members of the Board of Management and their surviving families; a total of DM 31,310 thousand (previous year: DM 23,608 thousand) was allocated as provision for pension obligations to this group of persons.

DISTRIBUTION OF THE BALANCE SHEET PROFIT

     We propose that the balance sheet profit of DM 246,400,000 be used to pay a dividend on the capital stock of euro 572,646,906.94, or DM 1,120,000,000.

Berlin, 1 September 1999

BEWAG AKTIENGESELLSCHAFT
The Board of Management

                                    BEWAG AG
                           MOVEMENTS IN FIXED ASSETS
                                  (UNAUDITED)

                                 ACQUISITION OR PRODUCTION COSTS
                                          IN DM THOUSAND
--------------------------------------------------------------------------------------------------
                                      STATUS                                             STATUS
                                    1 JULY 1998   ADDITIONS   TRANSFERS   DISPOSALS   30 JUNE 1999
--------------------------------------------------------------------------------------------------
INTANGIBLE ASSETS
--------------------------------------------------------------------------------------------------
Industrial property rights and
  similar rights and assets.......     451,215      71,012      13,557       3,923        531,861
--------------------------------------------------------------------------------------------------
Advance payments..................      16,995      15,028      -6,887       4,401         20,735
--------------------------------------------------------------------------------------------------
                                       468,210      86,040       6,670       8,324        552,596
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
TANGIBLE ASSETS
--------------------------------------------------------------------------------------------------
Real estate, rights equivalent to
  real estate and buildings,
  including buildings on third
  party land property.............   3,071,450(5)   16,178      43,927      27,042      3,104,513
--------------------------------------------------------------------------------------------------
Power plant installations.........   5,860,817      28,306      74,252      13,973      5,949,402
--------------------------------------------------------------------------------------------------
Electricity transmission and
  distribution installations......   5,499,947      85,266(1)  243,621      44,369(1)   5,784,465
--------------------------------------------------------------------------------------------------
District heating distribution
  installations...................   2,269,725      14,049      41,856       4,268      2,321,362
--------------------------------------------------------------------------------------------------
Other installations, operating and
  business equipment..............     427,540      17,028(2)   24,321      61,057(2)     407,832
--------------------------------------------------------------------------------------------------
Advance payments and installations
  under construction..............     708,973     258,886    -434,647      40,651        492,561
--------------------------------------------------------------------------------------------------
                                    17,838,452     419,713      -6,670     191,360     18,060,135
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
--------------------------------------------------------------------------------------------------
Shares in affiliated companies....      88,626          --          --          --         88,626
--------------------------------------------------------------------------------------------------
Loans to affiliated companies.....      14,400      24,600          --       1,000         38,000
--------------------------------------------------------------------------------------------------
Participations....................     768,370           1          --       1,500        766,871
--------------------------------------------------------------------------------------------------
Loans to companies in which
  participations are held.........      19,493         590          --       7,000         13,083
--------------------------------------------------------------------------------------------------
Other loans.......................       3,071         188          --          45          3,214
--------------------------------------------------------------------------------------------------
                                       893,960      25,379          --       9,545        909,794
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
FIXED ASSETS......................  19,200,622     531,132          --     209,229     19,522,525
--------------------------------------------------------------------------------------------------

(1) Including minor assets DM 13,753 thousand

(2) Including minor assets DM 4,557 thousand

(5) After adjustment according to Section 36 of the DM-Balance Sheet Act

The accompanying notes are an integral part of these statements.

                                    BEWAG AG
                           MOVEMENTS IN FIXED ASSETS
                                  (UNAUDITED)

                               ACCUMULATED DEPRECIATION                                         NET BOOK VALUES
                                   (IN DM THOUSANDS)                                           (IN DM THOUSANDS)
---------------------------------------------------------------------------------------------------------------------
  STATUS                                                    REINSTATED        STATUS         STATUS         STATUS
1 JULY 1998      ADDITIONS      TRANSFERS   DISPOSALS      DEPRECIATIONS   30 JUNE 1999   30 JUNE 1999   30 JUNE 1998
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
   137,232         22,305            711       3,812             --            156,436       375,425        313,983
---------------------------------------------------------------------------------------------------------------------
        --          2,807             --       2,807             --                 --        20,735         16,995
---------------------------------------------------------------------------------------------------------------------
   137,232         25,112            711       6,619             --            156,436       396,160        330,978
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
   986,686        133,480            500       7,768             --          1,112,898     1,991,615      2,084,764(5)
---------------------------------------------------------------------------------------------------------------------
 4,769,544        196,135          2,135      10,182             --          4,957,632       991,770      1,091,273
---------------------------------------------------------------------------------------------------------------------
 3,340,580        178,764(1)       6,254      42,406(1)          --          3,483,192     2,301,273      2,159,367
---------------------------------------------------------------------------------------------------------------------
 1,379,460         83,236            501       2,960             --          1,460,237       861,125        890,265
---------------------------------------------------------------------------------------------------------------------
   341,171         39,549(2)     -10,101      58,267(2)          --            312,352        95,480         86,369
---------------------------------------------------------------------------------------------------------------------
        --          8,754             --       8,754             --                 --       492,561        708,973
---------------------------------------------------------------------------------------------------------------------
10,817,441        639,918           -711     130,337             --         11,326,311     6,733,824      7,021,011
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
    30,506          1,153             --          --             --             31,659        56,967         58,120
---------------------------------------------------------------------------------------------------------------------
        --         22,000             --          --             --             22,000        16,000         14,400
---------------------------------------------------------------------------------------------------------------------
     8,823             89             --       1,501            150              7,261       759,610        759,547
---------------------------------------------------------------------------------------------------------------------
        --            500             --          --             --                500        12,583         19,493
---------------------------------------------------------------------------------------------------------------------
      78(3)            --             --          16(4)          --                 62         3,152          2,993
---------------------------------------------------------------------------------------------------------------------
    39,407         23,742             --       1,517            150             61,482       848,312        854,553
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
10,994,080        688,772             --     138,473            150         11,544,229     7,978,296      8,206,542
---------------------------------------------------------------------------------------------------------------------

(1) Including minor assets DM 13,753 thousand

(2) Including minor assets DM 4,557 thousand

(3) Discount of interest

(4) Accumulation of interest because of retirement disposal

(5) After adjustment according to Section 36 of the DM-Balance Sheet Act

The accompanying notes are an integral part of these statements.

                                    BEWAG AG
                              CORPORATE GOVERNANCE
                            BUSINESS YEAR 1998/1999
                                  (UNAUDITED)
                                                                      APPENDIX I

                               SUPERVISORY BOARD
                               AS OF 30 JUNE 1999

BARNEY S. RUSH
Chairman
President of Southern Energy Development Europe Ltd., London

ERNST OTTO KOCK
Deputy Chairman
Deputy Chairman of Public Services
and Transport Trade Union,
Berlin regional administration,
Berlin

SVEN BERGELIN
Head of the industrial development of the Berlin-Brandenburg administration of the German Employees' Trade Union, Berlin

HANG-JURGEN CRAMER
Head of corporation development,
Bewag, Berlin

PROF. RAINER FRANK ELSASSER
Member of the Board of Management of Bayernwerk Aktiengesellschaft, Munich

KLAUS FORSTER
Member of the Board of Management of Aktiengesellschaft, Munich

DR. MANFRED GENTZ
Member of the Board of Management of DaimlerChrysler Aktiengesellschaft, Esslingen and Berlin

DR. HANS-DIETER HARIG
Chairman of the Board of Management of PreussenElektra Aktiengesellschaft,
Hanover

BERND HELMS
Foreman, Bewag, Berlin

RITA KUHNER-PRZEWOSNIK
Head of employee communications
Bewag, Berlin

DR. OTTO MAJEWSKI
Chairman of the Board of Management of Bayernwerk Aktiengesellschaft, Munich

CARL-FRIEDRICH MEIBNER
Former Member of the Board of Management of Deutsche Telekom Aktiengesellschaft, Calw

REINHOLD OFFERMANN
Member of the Board of Management of PreussenElektra Aktiengesellschaft, Hanover

RICHARD J. PERSHING
Executive Vice President of Southern Energy, Inc., Roswell, Georgia, USA

KARL-HEINZ DIETER REGEL
Project engineer, Bewag, Berlin

MARTIN SATTLER
Meter fitter with special responsibilities, Bewag, Berlin

UWE SCHARF
Deputy chairman of the Public Services and Transport Trade Union, Berlin

MARIO SCHONIAN
1st car mechanic, Bewag, Berlin

HERBERT STROBEL
Member of the operating committee, Bewag, Berlin

DR. GIUSEPPE VITA
Chairman of the Board of Management of Schering Aktiengesellschaft, Berlin

                              BOARD OF MANAGEMENT

PROF. DR. DIETMAR WINJE
Chairman
Marketing and Corporate Development,
Berlin

DR. BERND BALZEREIT
Finance and Legal Affairs,
Berlin

DR. KLAUS BECHTOLD
Generation and Heating,
Berlin

J. BRUCE JONES
Networks and Customer Service,
Berlin

DR. KURT LANGE
Human Resources and Services
Berlin

                                                                     APPENDIX II

                                    BEWAG AG
                            BUSINESS YEAR 1998/1999
  SIGNIFICANT DIFFERENCES BETWEEN GERMAN AND UNITED STATES GENERALLY ACCEPTED
                       ACCOUNTING PRINCIPLES (UNAUDITED)

     Differences in German and United States generally accepted accounting principles for net income and stockholders' equity for the business year ended June 30, 1999 would be similar in nature to those described in Appendix II of the financial statements for the business year ended June 30, 1998.

         REPORT OF INDEPENDENT ACCOUNTANTS AND FINANCIAL STATEMENTS OF

                                   HYDER PLC

                     AS REQUIRED BY REGULATION S-X 210.3-05

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of Hyder plc

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of profit and loss account, cash flows, total recognized gains and losses, and reconciliation of movements in shareholders' funds, present fairly, in all material respects, the financial position of Hyder plc and its subsidiaries at March 31, 2000 and March 31, 1999, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2000, in conformity with accounting principles which are generally accepted in the United Kingdom. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards in the United States and United Kingdom, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of consolidated net income expressed in British Pounds Sterling for each of the three years in the period ended March 31, 2000 and the determination of consolidated shareholders' equity and consolidated financial position also expressed in British Pounds Sterling at March 31, 2000 and 1999 to the extent summarized in Note 45 to the consolidated financial statements.

PricewaterhouseCoopers
Cardiff, United Kingdom

July 12, 2000, except for the contents of Note 45
which is as of August 18, 2000

                                   HYDER PLC

                         PRINCIPAL ACCOUNTING POLICIES

     The financial statements have been prepared in accordance with Accounting Standards applicable in the United Kingdom and, except for the treatment of investment properties and certain grants and customer contributions, comply with the Companies Act 1985. An explanation of these departures from the requirements of the Companies Act 1985 are given in the "Grants, customer contributions and infrastructure charges" and "Investment properties" sections below and notes 14(d) and 15 respectively. A summary of the principal group accounting policies, which have been consistently applied, is shown below.

CHANGES IN PRESENTATION OF FINANCIAL INFORMATION

     Since the previous directors' report and financial statements, the Accounting Standards Board has issued Financial Reporting Standard (FRS)
16 -- Current tax. In addition the Urgent Issues Task Force (UITF) has issued a number of abstracts in the year. FRS 15 -- Tangible fixed assets became mandatory in respect of the year ended 31 March 2000. In preparing the accounts for the year ended 31 March 1999, only the section of FRS 15 on infrastructure maintenance accounting had been adopted. Where relevant these financial statements comply with the new standards and UITF abstracts and have adopted in full FRS 15. Where appropriate comparative figures have been restated.

BASIS OF ACCOUNTING

     These financial statements have been prepared in accordance with the historical cost convention, as modified by the inclusion of an external professional valuation of the group's interest in certain investment properties.

BASIS OF CONSOLIDATION

     The group financial statements comprise a consolidation of the financial statements of Hyder plc and all its subsidiary undertakings and include the group's share of the profits or losses and net assets of joint venture and associated undertakings. The financial statements of the holding company and each subsidiary company are prepared to 31 March. Uniform accounting policies are adopted throughout the group.

ACQUISITIONS AND DISPOSALS

     The results of companies and businesses acquired or disposed of during the year are dealt with in the consolidated financial statements from the date of acquisition or until the date of disposal. Where appropriate, adjustments are made to bring different accounting policies of newly acquired companies into line with the existing group accounting policies.

     Goodwill arising from the purchase of subsidiary undertakings and investments in associated undertakings prior to the introduction of FRS
10 -- Goodwill and intangible fixed assets, representing the excess of the fair value of the purchase consideration (including costs of acquisition) over the fair value of net assets acquired, was written off against consolidated reserves in the year of acquisition. Goodwill, positive and negative, arising on acquisitions after 1 April 1997 is treated in accordance with FRS 10 and, where appropriate, is capitalised and amortised over its expected useful economic life.

     The profit or loss on the disposal of a previously acquired business is derived after adjusting for the attributable amount of purchased goodwill relating to that business not already charged to the profit and loss account.

                                   HYDER PLC

TURNOVER

     Turnover represents the income receivable in the ordinary course of business for services provided and excludes value added tax.

JOINT VENTURES AND ASSOCIATED UNDERTAKINGS

     The group's share of results of joint ventures and associated undertakings is included in the consolidated financial statements based on the latest audited accounts for each joint venture or associated undertaking and the management accounts for the relevant period up to 31 March.

EXCEPTIONAL ITEMS

     Exceptional items are those that need to be disclosed by virtue of their size and incidence. Such items are included within operating profit unless they represent profits or losses on the sale or termination of an operation, costs of a fundamental reorganisation or restructuring having a material effect on the nature and focus of the group, or profits or losses on the disposal of fixed assets. In these cases, separate disclosure is provided on the face of the profit and loss account after operating profit.

INTANGIBLE FIXED ASSETS

     Intangible fixed assets are included at cost and are amortised over their estimated useful economic lives.

TANGIBLE FIXED ASSETS AND DEPRECIATION

     Tangible fixed assets comprise:

          (i) water and sewerage infrastructure assets (being mains and sewers, impounding and pumped raw water storage reservoirs, dams, sludge pipelines and sea outfalls); and

          (ii) other assets (including properties, overground water and sewerage operational structures, electricity distribution networks, equipment and fixtures and fittings).

WATER AND SEWERAGE INFRASTRUCTURE ASSETS

     Infrastructure assets comprise a network of systems. Expenditure on infrastructure assets relating to increases in capacity or enhancements of the network and on maintaining the operating capability of the network in accordance with defined standards of service, is treated as additions which are included at cost after deducting grants and contributions.

     The depreciation charge on infrastructure assets is the level of annual expenditure required to maintain the operating capability of the network which is based on the independently certified asset management plan.

                                   HYDER PLC

OTHER ASSETS

     Other assets are included at cost less accumulated depreciation. Freehold land is not depreciated. Other assets are depreciated over their estimated useful economic lives, which are principally as follows:

Freehold buildings..........................................                   30-60 years
Leasehold properties........................................  over the period of the lease
Water and sewerage operational structures...................                   40-80 years
Electricity distribution network assets.....................                      40 years
Fixed plant.................................................                   20-40 years
Vehicles, mobile plant, equipment, computer hardware &
  capitalised software......................................                    3-10 years

     Assets in the course of construction are not depreciated until commissioned.

     Electricity distribution network assets are depreciated at 3% per year for the first 20 years and 2% per year thereafter. All other assets are depreciated evenly over their estimated economic life.

LEASED ASSETS

     Where assets are financed by leasing arrangements which transfer substantially all the risks and rewards of ownership of an asset to the lessee (finance leases), the assets are treated as if they had been purchased and the corresponding capital cost is shown as an obligation to the lessor. Leasing payments are treated as consisting of a capital element and finance costs, the capital element reducing the obligation to the lessor and the finance charges being written off to the profit and loss account over the period of the lease in reducing amounts in relation to the written down amount. The assets are depreciated over the shorter of their estimated useful life and the lease period. All other leases are regarded as operating leases. Rental costs arising under operating leases are charged to the profit and loss account in the year to which they relate.

     Operating lease income receivable as lessor is recognised on a straight-line basis over the term of the lease.

GRANTS, CUSTOMER CONTRIBUTIONS AND INFRASTRUCTURE CHARGES

     Grants and customer contributions receivable relating to water and sewerage infrastructure assets have been deducted from the cost of fixed assets. This is not in accordance with the Companies Act 1985 which requires tangible fixed assets to be shown at cost and hence grants and contributions as deferred income. This departure from the requirements of the Companies Act 1985 is, in the opinion of the directors, necessary for the financial statements to show a true and fair view as while a provision is made for depreciation of infrastructure assets, these assets do not have determinable finite lives and therefore no basis exists on which to recognise grants and customer contributions as deferred income. The effect of this treatment on the value of tangible fixed assets is disclosed in note 14(d).

     Grants and customer contributions in respect of expenditure on other fixed assets are treated as deferred income and recognised in the profit and loss account over the expected useful economic lives of the related assets.

     Certain contributions noted above are wholly or partially refundable to electricity customers if an agreed volume of electricity is distributed to them. Such contributions are included in creditors until there is no further liability to make refunds.

                                   HYDER PLC

INVESTMENT PROPERTIES

     In accordance with Statement of Standard Accounting Practice No. 19 "Accounting for Investment Properties", investment properties are included in the balance sheet at open market value. Depreciation is not applied, except where properties are held by the group on leasehold with an unexpired term of 20 years or less. This treatment departs from the general requirement of the Companies Act 1985 to provide depreciation on any asset which has a limited useful economic life. The directors consider that, as these properties are not held for consumption but for investment, to depreciate them would not give a true and fair view and thus it is necessary to adopt SSAP 19 in order to give a true and fair view (note 15).

     Profits and losses on the disposal of investment properties are calculated as the difference between the net sale proceeds and the net carrying value in the accounts (ie the value at the latest valuation). Any revaluation surplus or deficiency held within a revaluation reserve relating to the asset disposed of is released to profit and loss as a movement on reserves, and therefore does not impact on the statement of recognised gains and losses.

INVESTMENTS

     Long term investments held as fixed assets are stated at cost less amounts written off or provided to reflect impairments in value. Those held as current assets are stated at the lower of cost and net realisable value.

     Long term investments in infrastructure projects are recognised at the total committed amounts for equity and loan stock with outstanding commitments being disclosed as amounts due to associated undertakings and joint ventures.

STOCKS AND WORK IN PROGRESS

     Stocks are stated at the lower of cost and net realisable value which takes account of any provision necessary to recognise damage and obsolescence. Work in progress is valued at the lower of cost and net realisable value. Cost includes labour, materials, transport and directly attributable overheads.

AMOUNTS RECOVERABLE ON LONG TERM CONTRACTS

     Amounts recoverable on long term contracts represent work undertaken but not yet invoiced to customers. These amounts, which are included in debtors, are stated at cost plus attributable profit, to the extent that such profit is reasonably certain and after making provision for any foreseeable losses in completing contracts, less payments on account. For this purpose, cost comprises the direct costs of providing the service, together with directly attributable overheads.

PENSION COSTS

     Contributions are charged to the profit and loss account so as to spread the cost of pensions over employees' working lives with the group. Contribution rates are based on the advice of a professionally qualified actuary. Any difference between the charge to the profit and loss account and contributions paid is shown as an asset or liability in the balance sheet.

FOREIGN CURRENCIES

     On consolidation, balance sheets and profit and loss accounts of subsidiary undertakings are translated into sterling at closing rates of exchange. Exchange differences resulting from the

                                   HYDER PLC
translation at closing rates of net investments in subsidiary and associated undertakings are dealt with in the statement of total recognised gains and losses.

     Fixed asset investments denominated in foreign currencies which are hedged by related currency borrowings are translated into sterling at the rate of exchange ruling at the end of the financial year. The gains or losses arising from the retranslation of these investments at each year end are offset against those gains and losses arising on the retranslation of the related foreign exchange borrowings. Those fixed asset investments which are not hedged by related foreign currency borrowings are translated into sterling at the rate of exchange ruling at the date of acquisition.

     All other exchange gains or losses on settlement or translation at closing rates of exchange of monetary assets and liabilities are included in the determination of profit for the year.

FINANCIAL INSTRUMENTS

     Derivative instruments utilised by the group are currency swaps, currency forward exchange contracts, and interest rate swaps. Derivative instruments are used for hedging purposes to alter the risk profile of existing underlying exposures within the group. Currency swap agreements and currency forward exchange contracts are translated at the rates ruling in the agreements and contracts.

     Interest differentials, under interest swap arrangements used to manage interest rate exposure on borrowings and current asset investments, are recognised by adjusting interest payable or receivable as appropriate.

RESEARCH AND DEVELOPMENT

     Research and development expenditure is charged to the profit and loss account in the year in which it is incurred.

DEFERRED TAXATION

     Provision is made for deferred taxation, using the liability method, on all material timing differences to the extent that it is probable that a liability or asset will crystallise.

QUALIFYING EMPLOYEE SHARE OPTION TRUST (QUEST)

     The consolidated accounts include the shares in the company held by the group's Quest (note 30(c)). The shares held are included as fixed asset investments and are stated at cost less amounts provided to reflect impairment in value. Under the rules of the Quest dividends have been waived by the trustee. The expenses of the Quest which are borne by the group are expensed as incurred.

LONG TERM INCENTIVE PLAN (L-TIP)

     The consolidated accounts include the shares in the company held by the group's L-Tip (note 30(b)). Whilst the L-Tips are capable of vesting to the directors the cost of the ordinary shares are written off against profits over the three year performance period to which the conditional allocation relates. The cost of shares which have lapsed under the L-Tip criteria are credited to profits. The shares held are included in fixed assets investments and are stated at cost less amounts provided to reflect impairment in value.

                                   HYDER PLC

                     CONSOLIDATED PROFIT AND LOSS ACCOUNTS
                          FOR THE YEARS ENDED 31 MARCH

                                                                            1999       1998
                                                        NOTE     2000     RESTATED   RESTATED
                                                       ------  --------   --------   --------
                                                                  LM         LM         LM
TURNOVER:
Group and share of joint ventures -- continuing
  operations.........................................             810.8     709.7      664.3
Less: share of joint ventures........................             (30.9)     (7.9)      (6.9)
                                                               --------   -------    -------
Group turnover -- continuing operations..............             779.9     701.8      657.4
Group turnover -- discontinued operations............             506.0     592.6      527.7
                                                               --------   -------    -------
Group turnover.......................................  2&3      1,285.9   1,294.4    1,185.1
                                                               --------   -------    -------
NET OPERATING COSTS:.................................    4
Continuing operations................................            (615.8)   (431.2)    (417.8)
Discontinued operations..............................            (509.7)   (566.6)    (522.6)
                                                               --------   -------    -------
                                                               (1,125.5)   (997.8)    (940.4)
                                                               --------   -------    -------
GROUP OPERATING PROFIT:
Continuing operations................................             164.1     270.6      239.6
Discontinued operations..............................              (3.7)     26.0        5.1
                                                               --------   -------    -------
                                                                  160.4     296.6      244.7
                                                               --------   -------    -------
GROUP OPERATING PROFIT BEFORE EXCEPTIONAL ITEMS:
Continuing operations................................             274.8     270.6      279.6
Discontinued operations..............................              14.2      26.0        5.1
                                                               --------   -------    -------
                                                                  289.0     296.6      284.7
EXCEPTIONAL ITEMS:...................................    5
Continuing operations................................            (110.7)       --      (40.0)
Discontinued operations..............................             (17.9)       --         --
                                                               --------   -------    -------
                                                                 (128.6)       --         --
                                                               --------   -------    -------
GROUP OPERATING PROFIT AFTER EXCEPTIONAL ITEMS:
Continuing operations................................             164.1     270.6      239.6
Discontinued operations..............................              (3.7)     26.0        5.1
                                                               --------   -------    -------
                                                                  160.4     296.6      244.7
                                                               --------   -------    -------
SHARE OF OPERATING PROFIT IN:
Joint ventures -- continuing operations..............               6.0       2.6        2.6
Associates -- continuing operations..................               0.8       1.9        1.8
                                                               --------   -------    -------
                                                                  167.2     301.1      249.1

                                   HYDER PLC

                     CONSOLIDATED PROFIT AND LOSS ACCOUNTS
                  FOR THE YEARS ENDED 31 MARCH -- (CONTINUED)

                                                                            1999       1998
                                                        NOTE     2000     RESTATED   RESTATED
                                                       ------  --------   --------   --------
                                                                  LM         LM         LM
TOTAL OPERATING PROFIT -- GROUP AND SHARE OF JOINT
  VENTURES AND ASSOCIATES:
Continuing operations................................             170.9     275.1      244.0
Discontinued operations..............................              (3.7)     26.0        5.1
                                                               --------   -------    -------
                                                                  167.2     301.1      249.1
Group income from investments -- continuing
  operations.........................................    7          3.5       9.9        9.3
Profit on disposal of interests in investments.......    8          5.7      18.6        5.5
Profit on disposal of group operations...............   39         47.0        --         --
                                                               --------   -------    -------
Profit on ordinary activities before interest........             223.4     329.6      263.9
Interest receivable..................................              24.2      20.5       17.8
INTEREST PAYABLE:
Group................................................    9       (166.3)   (143.4)    (113.5)
Joint ventures.......................................              (4.6)     (0.7)        --
                                                               --------   -------    -------
Profit on ordinary activities before taxation........              76.7     206.0      168.2
Ordinary taxation....................................   10(a)      (1.9)     (8.6)     (13.6)
                                                               --------   -------    -------
Profit on ordinary activities after ordinary
  taxation...........................................              74.8     197.4      154.6
Exceptional taxation -- windfall tax.................   10(b)        --        --     (281.9)
                                                               --------   -------    -------
Profit/(loss) on ordinary activities after
  taxation...........................................              74.8     197.4     (127.3)
Equity minority interests............................              (0.2)       --         --
Dividends on preference shares and appropriations....   11        (16.4)    (16.4)     (16.4)
                                                               --------   -------    -------
Profit/(loss) attributable to ordinary
  shareholders.......................................              58.2     181.0     (143.7)
Dividends on ordinary shares.........................   11        (10.1)    (74.5)     (73.3)
                                                               --------   -------    -------
Retained profit/(loss) for the year..................   32         48.1     106.5     (217.0)
                                                               ========   =======    =======
EARNINGS/(LOSS) PER ORDINARY SHARE:
-- Basic.............................................   12        39.0p    123.4p      (99.8)p
-- Diluted...........................................   12        39.0p    122.5p      (98.4)p
EARNINGS PER ORDINARY SHARE BEFORE EXCEPTIONAL ITEMS,
  PROFIT ON DISPOSAL OF GROUP OPERATIONS AND WINDFALL
  TAX:
-- Basic.............................................   12        97.2p    123.4p     122.7p
-- Diluted...........................................   12        97.1p    122.5p     120.9p
                                                               ========   =======    =======
Dividends per ordinary share.........................   11         6.7p     50.4p      50.4p
                                                               ========   =======    =======

                                   HYDER PLC

                        BALANCE SHEETS AT 31 MARCH 2000

                                                                 GROUP                COMPANY
                                                          -------------------   -------------------
                                                   NOTE     2000       1999       2000       1999
                                                   -----  --------   --------   --------   --------
                                                             LM         LM         LM         LM
FIXED ASSETS:
Intangible assets................................  13          3.5        3.8         --         --
Tangible assets..................................  14      2,951.1    2,832.4        2.2        2.4
Investment properties............................  15         10.9        9.4         --         --
Investments in:..................................  16
  Joint ventures:
     Share of gross assets.......................            217.2      150.2         --         --
     Share of gross liabilities..................           (179.4)    (129.8)        --         --
                                                              37.8       20.4         --         --
  Associates.....................................             10.4        9.8         --         --
  Others.........................................             52.2       62.1    1,536.5    1,548.6
  Own shares.....................................             10.3       21.7       10.3       21.7
                                                          --------   --------   --------   --------
                                                           3,076.2    2,959.6    1,549.0    1,572.7
                                                          --------   --------   --------   --------
CURRENT ASSETS:
Stocks and work in progress......................  17         16.9       16.0         --         --
Debtors..........................................  18        238.0      314.2      364.5      423.4
Current asset investments........................  19        433.3      591.3      354.7      464.4
Cash at bank and in hand.........................             34.0       21.0        0.3        0.4
                                                          --------   --------   --------   --------
                                                             722.2      942.5      719.5      888.2
CURRENT LIABILITIES:
Creditors: amounts falling due within one year...  20(a)    (363.6)    (556.3)    (113.3)    (177.4)
                                                          --------   --------   --------   --------
Net current assets...............................            358.6      386.2      606.2      710.8
                                                          --------   --------   --------   --------
Total assets less current liabilities............          3,434.8    3,345.8    2,155.2    2,283.5
                                                          --------   --------   --------   --------
Creditors: amounts falling due after more than
  one year.......................................  20(b)  (2,143.5)  (2,147.0)  (1,304.9)  (1,302.2)
Provisions for liabilities and charges...........  27        (79.9)    (143.1)      (2.4)      (2.4)
Accruals and deferred income.....................  28       (159.8)    (155.3)        --         --
                                                          --------   --------   --------   --------
Net assets.......................................          1,051.6      900.4      847.9      978.9
                                                          ========   ========   ========   ========
CAPITAL AND RESERVES:
Called up share capital..........................  29        392.8      388.4      392.8      388.4
Share premium account............................  31        133.0      137.4      133.0      137.4
Reserves.........................................  32        525.1      372.0      322.1      453.1
Equity shareholders' funds.......................            844.3      691.2      641.3      772.3
Non-equity shareholders' funds...................            206.6      206.6      206.6      206.6
Total shareholders' funds........................          1,050.9      897.8      847.9      978.9
Equity minority interests........................  33          0.7        2.6         --         --
                                                          --------   --------   --------   --------
                                                           1,051.6      900.4      847.9      978.9
                                                          ========   ========   ========   ========

     The financial statements on pages F-134 to F-198 were approved by the Board of directors on 12 July 2000 and were signed on its behalf by:

J V H Robins                    P J Twamley
Chairman                        Group Finance Director

                                   HYDER PLC

                       CONSOLIDATED CASH FLOW STATEMENTS
                                 FOR THE YEARS
                                 ENDED 31 MARCH

                                                             NOTE    2000     1999     1998
                                                             ----   ------   ------   ------
                                                                      LM       LM       LM
NET CASH INFLOW FROM OPERATING ACTIVITIES:
  -- Continuing operations.................................   34     368.7    382.5    318.6
  -- Discontinued operations...............................   34       7.9      1.3      6.4
                                                                    ------   ------   ------
                                                                     376.6    383.8    325.0
                                                                    ======   ======   ======
Dividends received from joint ventures and associated
  undertakings.............................................            0.7       --      0.9
                                                                    ======   ======   ======
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE:
Interest received..........................................           22.9     14.5     19.8
Interest paid..............................................         (144.8)  (115.5)   (96.0)
Preference dividend paid...................................          (16.4)   (16.4)   (16.3)
Interest element of finance lease rental payments..........          (16.2)    (9.7)    (3.9)
Dividends received and other investment income.............            3.5     12.8     12.3
                                                                    ------   ------   ------
                                                                    (151.0)  (114.3)   (84.1)
                                                                    ======   ======   ======
TAXATION:
UK corporation tax paid....................................           (0.9)   (15.5)   (21.8)
Windfall tax paid..........................................             --   (141.0)  (140.9)
Overseas tax (paid)/repaid.................................           (1.1)    (0.2)     0.1
                                                                    ------   ------   ------
                                                                      (2.0)  (156.7)  (162.6)
                                                                    ======   ======   ======
CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT:
Sale of intangible fixed assets............................            0.4       --       --
Purchase of tangible fixed assets..........................         (353.1)  (447.4)  (412.3)
Sale of tangible fixed assets..............................            4.7      5.5      5.3
Purchase of fixed asset investments........................           (1.7)    (5.7)    (0.4)
Sale of fixed asset investments............................           12.5     61.3      6.7
Grants and contributions received..........................           14.3     19.0     29.4
                                                                    ------   ------   ------
                                                                    (322.9)  (367.3)  (371.3)
                                                                    ======   ======   ======
ACQUISITIONS AND DISPOSALS:
Purchase of additional interest in subsidiary
  undertakings.............................................   38      (1.5)    (4.3)      --
Net cash acquired with subsidiaries........................             --      1.9       --
Investments in joint ventures and associated
  undertakings.............................................           (3.9)   (11.9)    (6.8)
Sale of group operations...................................   39     103.9       --       --
                                                                    ------   ------   ------
                                                                      98.5    (14.3)    (6.8)
                                                                    ======   ======   ======
Equity dividends paid......................................          (98.4)   (18.5)   (32.0)
                                                                    ------   ------   ------
Cash outflow before use of liquid resources and
  financing................................................          (98.5)  (287.3)  (330.9)
                                                                    ======   ======   ======
MANAGEMENT OF LIQUID RESOURCES:
Purchase of commercial paper...............................         (323.0)  (467.0)  (569.9)
Sale of commercial paper...................................          412.0    446.5    538.6
Net decrease/(increase) in deposits........................           73.0   (269.2)    (1.1)
                                                                    ------   ------   ------
                                                                     162.0   (289.7)   (32.4)
                                                                    ======   ======   ======

                                   HYDER PLC

                       CONSOLIDATED CASH FLOW STATEMENTS
                                 FOR THE YEARS
                         ENDED 31 MARCH -- (CONTINUED)

                                                             NOTE    2000     1999     1998
                                                             ----   ------   ------   ------
                                                                      LM       LM       LM
FINANCING:
Issue of ordinary shares...................................   36        --      0.5      4.9
New loans, finance leases and bonds........................            2.0    621.5    482.8
Expenses of issuing bonds..................................   36        --     (6.6)    (3.5)
Loan repayments............................................   36     (57.5)    (9.0)  (150.1)
Capital element of finance lease rental payments...........   36      (0.2)    (0.5)    (0.5)
                                                                    ------   ------   ------
                                                                     (55.7)   605.9    333.6
                                                                    ======   ======   ======
Increase/(decrease) in cash in the year....................   37       7.8     28.9    (29.7)
                                                                    ======   ======   ======

                                   HYDER PLC

    STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES FOR THE YEARS ENDED MARCH

                                                               2000     1999     1998
                                                              -------   -----   ------
                                                                LM       LM       LM
Profit/(loss) for the financial year attributable to
  ordinary shareholders.....................................     58.2   181.0   (143.7)
Currency translation differences on foreign currency net
  investments...............................................     (1.3)    0.2     (3.2)
Surplus on revaluation of investment properties.............      1.5     1.0     (0.2)
                                                              -------   -----   ------
          Total recognised gains/(losses) for the year......     58.4   182.2   (147.1)
                                                              =======   =====   ======

     RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS FOR THE YEARS ENDED
                                    31 MARCH

                                                               2000     1999     1998
                                                              -------   -----   ------
                                                                LM       LM       LM
Total recognised gains/(losses) for the year................     58.4   182.2   (147.1)
Ordinary dividends..........................................    (10.1)  (74.5)   (73.3)
New ordinary share capital issued...........................      4.4     2.0      7.5
Premium on ordinary share capital issued....................       --     0.4     39.5
Scrip dividend issued in lieu of cash dividend..............     21.5    14.6     14.9
Utilisation of share premium account for the nominal value
  of ordinary shares issued under the scrip dividend........     (4.4)   (1.9)    (1.5)
Goodwill written off........................................       --      --     (0.3)
Goodwill written back on disposal...........................     84.0     2.0       --
Charge to reserves arising on issue of shares to qualifying
  employee share ownership trust............................       --      --    (18.7)
Adjustment to reserves on increased shareholding in
  subsidiary................................................     (0.7)   (0.5)      --
                                                              -------   -----   ------
Net increase in shareholders' funds.........................    153.1   124.3   (179.0)
At 1 April..................................................    897.8   773.5    952.5
                                                              -------   -----   ------
At 31 March.................................................  1,050.9   897.8    773.5
                                                              =======   =====   ======

     There is no material difference between the results disclosed in the profit and loss account and the results on an unmodified historical cost basis.

                                   HYDER PLC

                       NOTES TO THE FINANCIAL STATEMENTS

1. COMPANY PROFIT AND LOSS ACCOUNT

     As permitted by section 230 of the Companies Act 1985, the profit and loss account of the company has not been included in these financial statements. The loss after taxation for the year dealt with in the financial statements of the company was L125.8m (1999 profit of L74.7m; 1998 profit of L298.1m).

2. SEGMENTAL ANALYSIS BY CLASS OF BUSINESS

  (A) TURNOVER

                                                                     INTRA      INTER
                                                          TOTAL     SEGMENT    SEGMENT    EXTERNAL
                                                         TURNOVER   TURNOVER   TURNOVER   TURNOVER
                                                         --------   --------   --------   --------
                                                            LM         LM         LM         LM
YEAR ENDED 31 MARCH 2000:
Continuing operations:
  Regulated water and sewerage activities..............    472.7        --        1.5       471.2
  Regulated electricity distribution activities........    199.1        --      124.2        74.9
  Infrastructure activities:
     -- Group..........................................    237.3       2.1       28.9       206.3
     -- Joint ventures.................................     30.9        --         --        30.9
  Managed services activities..........................    164.0       6.0      136.2        21.8
  Other activities.....................................     21.6        --       15.9         5.7
                                                         -------      ----      -----     -------
                                                         1,125.6       8.1      306.7       810.8
  Discontinued operations:
  Energy supply activities.............................    501.9        --        6.0       495.9
  Infrastructure activities............................     10.1        --         --        10.1
                                                         -------      ----      -----     -------
                                                         1,637.6       8.1      312.7     1,316.8
                                                         =======      ====      =====     =======
  Total:
     -- Group..........................................  1,606.7       8.1      312.7     1,285.9
     -- Joint ventures.................................     30.9        --         --        30.9
                                                         =======      ====      =====     =======
YEAR ENDED 31 MARCH 1999:
Continuing operations:
  Regulated water and sewerage activities..............    456.0        --        1.5       454.5
  Regulated electricity distribution activities........    195.4        --      153.3        42.1
  Infrastructure activities
     -- Group..........................................    225.8       4.6       33.4       187.8
     -- Joint ventures.................................      7.9        --         --         7.9
  Managed services activities..........................    176.1       4.4      162.1         9.6
  Other activities.....................................     10.7        --        2.9         7.8
                                                         -------      ----      -----     -------
                                                         1,071.9       9.0      353.2       709.7

                                   HYDER PLC

                                                                     INTRA      INTER
                                                          TOTAL     SEGMENT    SEGMENT    EXTERNAL
                                                         TURNOVER   TURNOVER   TURNOVER   TURNOVER
                                                         --------   --------   --------   --------
                                                            LM         LM         LM         LM
  Discontinued operations:
     Energy supply activities..........................    588.9        --        6.7       582.2
     Infrastructure activities.........................     10.4        --         --        10.4
                                                         -------      ----      -----     -------
                                                         1,671.2       9.0      359.9     1,302.3
                                                         =======      ====      =====     =======
  Total:
     -- Group..........................................  1,663.3       9.0      359.9     1,294.4
     -- Joint ventures.................................      7.9        --         --         7.9
                                                         =======      ====      =====     =======
YEAR ENDED 31 MARCH 1998:
Continuing operations:
  Regulated water and sewerage activities..............    440.7        --        1.2       439.5
  Regulated electricity distribution activities........    190.4        --      146.6        43.8
  Infrastructure activities
     -- Group..........................................    200.2       1.2       35.1       163.9
     -- Joint ventures.................................      6.9        --         --         6.9
  Managed services activities..........................    145.4      12.7      126.7         6.0
  Other activities.....................................      4.3        --        0.1         4.2
                                                         -------      ----      -----     -------
                                                           987.9      13.9      309.7       664.3
  Discontinued operations:
     Energy supply activities..........................    534.2        --       17.5       516.7
     Infrastructure activities.........................     11.0        --         --        11.0
                                                         -------      ----      -----     -------
                                                         1,533.1      13.9      327.2     1,192.0
                                                         =======      ====      =====     =======
  Total:
     -- Group..........................................  1,526.2      13.9      327.2     1,185.1
     -- Joint ventures.................................      6.9        --         --         6.9
                                                         =======      ====      =====     =======

     Turnover is derived from the following sources:

      - External: transactions between group companies and external customers.

      - Intra segment: transactions between group companies trading within the same segment.

      - Inter segment: transactions between group companies trading in different segments.

                                   HYDER PLC

  (B) PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION

                                      2000          2000                              1998          1998
                                     BEFORE      EXCEPTIONAL              1999       BEFORE      EXCEPTIONAL     1998
                                   EXCEPTIONAL      ITEMS       2000    RESTATED   EXCEPTIONAL      ITEMS      RESTATED
                                      ITEMS       (NOTE 5)     TOTAL     TOTAL        ITEMS       (NOTE 5)      TOTAL
                                   -----------   -----------   ------   --------   -----------   -----------   --------
                                       LM            LM          LM        LM          LM            LM           LM
CONTINUING OPERATIONS:
Regulated water and sewerage
  activities.....................     186.0         (34.1)      151.9     166.6       178.3         (28.0)      150.3
Regulated electricity
  distribution activities........      87.5         (60.7)       26.8      96.0        86.1          (9.0)       77.1
Infrastructure activities........      11.4          (4.4)        7.0      24.8        20.2          (5.2)       15.0
Managed services activities......       6.7          (1.0)        5.7      22.2        21.9           3.3        25.2
Other activities.................       5.1            --         5.1       5.4         4.5            --         4.5
                                      -----        ------      ------    ------       -----         -----       -----
                                      296.7        (100.2)      196.5     315.0       311.0         (38.9)      272.1
DISCONTINUED OPERATIONS:
Energy supply activities.........      14.9         (17.9)       (3.0)     26.3         4.2            --         4.2
Infrastructure activities........      (0.7)           --        (0.7)     (0.3)        0.9            --         0.9
                                      -----        ------      ------    ------       -----         -----       -----
                                      310.9        (118.1)      192.8     341.0       316.1         (38.9)      277.2
Business development costs and
  corporate overheads............      (3.9)        (10.5)      (14.4)     (7.6)       (8.6)         (1.1)       (9.7)
Elimination of intercompany
  operating profit capitalised...      (2.0)           --        (2.0)     (3.8)       (3.6)           --        (3.6)
Profit on disposal of group
  operations.....................      47.0            --        47.0        --                        --          --
                                      -----        ------      ------    ------       -----         -----       -----
Profit before interest...........     352.0        (128.6)      223.4     329.6       303.9         (40.0)      263.9
                                      =====        ======                             =====         =====
Net interest payable.............                              (146.7)   (123.6)                                (95.7)
                                                               ------    ------                                 -----
Profit before taxation...........                                76.7     206.0                                 168.2
                                                               ======    ======                                 =====

     Infrastructure activities and Other activities include L9.2m (1999 L28.5m; 1998 L14.8m) in respect of income from investments (including profit on disposal of investments) (notes 7 and 8 below) and L6.8m (1999 L4.5m; 1998 L4.4m) in respect of share of operating profit of joint ventures and associates as this reflects the management control of those investments.

                                   HYDER PLC

  (C) NET ASSETS

                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                 LM         LM         LM
CONTINUING OPERATIONS:
Regulated water and sewerage activities.....................   1,991.3    1,825.9    1,643.2
Regulated electricity distribution activities...............     505.2      471.7      403.4
Regulated electricity distribution activities -- windfall
  tax.......................................................        --         --      (44.8)
Infrastructure activities...................................     146.9      152.8      154.1
Managed services activities.................................      67.2       81.1       58.3
Other activities............................................      15.1      (44.0)      (5.9)
Other activities -- windfall tax............................        --         --      (96.2)
                                                              --------   --------   --------
                                                               2,725.7    2,487.5    2,112.1
Discontinued operations:
Energy supply activities....................................        --      (19.6)     (61.6)
Infrastructure activities...................................        --        6.6        5.2
                                                              --------   --------   --------
                                                               2,725.7    2,474.5    2,055.7
     Net debt...............................................  (1,674.1)  (1,574.1)  (1,282.2)
                                                              --------   --------   --------
                                                               1,051.6      900.4      773.5
                                                              ========   ========   ========

     Infrastructure activities includes L48.2m (1999 L30.2m; 1998 L29.6m) in respect of share of net assets of joint ventures and associates as this reflects the management control of those investments.

3. SEGMENTAL ANALYSIS BY GEOGRAPHICAL AREA BY DESTINATION

  (A) TURNOVER

                                                               2000      1999      1998
                                                              -------   -------   -------
                                                                LM        LM        LM
United Kingdom and Europe:
  -- Group..................................................  1,223.6   1,223.7   1,120.7
  -- Joint ventures.........................................     30.9       7.9       6.9
Asia Pacific................................................     38.2      48.5      38.7
Rest of the World...........................................     24.1      22.2      25.7
                                                              -------   -------   -------
Total:
  -- Group..................................................  1,285.9   1,294.4   1,185.1
  -- Joint ventures.........................................     30.9       7.9       6.9
                                                              =======   =======   =======

     Included in United Kingdom and Europe turnover by destination is turnover of L506.0m (1999 L592.6m; 1998 L527.7m) relating to the discontinued energy supply and infrastructure activities.

                                   HYDER PLC

  (B) PROFIT/(LOSS) ON ORDINARY ACTIVITIES BEFORE TAXATION

                                                                         1999       1998
                                                               2000    RESTATED   RESTATED
                                                              ------   --------   --------
                                                                LM        LM         LM
United Kingdom and Europe...................................   195.0     339.2     277.7
Asia Pacific................................................    (3.4)      0.6      (2.5)
Rest of the World...........................................     1.2       1.2       2.0
                                                              ------    ------     -----
                                                               192.8     341.0     277.2
Business development costs and corporate overheads..........   (14.4)     (7.6)     (9.7)
Elimination of intercompany operating profit capitalised....    (2.0)     (3.8)     (3.6)
Profit on disposal of group operations......................    47.0        --        --
                                                              ------    ------     -----
Profit before interest......................................   223.4     329.6     263.9
Net interest payable........................................  (146.7)   (123.6)    (95.7)
                                                              ------    ------     -----
Profit before taxation......................................    76.7     206.0     168.2
                                                              ======    ======     =====

     United Kingdom and Europe include L9.2m (1999 L28.5m; 1998 L14.8m) in respect of income from investments (including profit on disposal of investments) (notes 7 and 8 below) and L6.8m (1999 L4.5m; 1998 L4.4m) in respect of share of operating profit of joint ventures and associates as this reflects the management control of those investments.

  (C) NET ASSETS

                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                 LM         LM         LM
United Kingdom and Europe...................................   2,690.1    2,450.4    2,035.0
Asia Pacific................................................       7.0        4.6        8.4
Rest of the World...........................................      27.1       19.5       12.3
                                                              --------   --------   --------
                                                               2,724.2    2,474.5    2,055.7
Net debt (note 35(b)).......................................  (1,674.1)  (1,574.1)  (1,282.2)
                                                              --------   --------   --------
                                                               1,050.1      900.4      773.5
                                                              ========   ========   ========

     United Kingdom and Europe includes L48.2m (1999 L30.2m; 1998 L29.6m) in respect of share of net assets of joint ventures and associates as this reflects the management control of those investments. Turnover and profit before taxation by origin are not materially different from that by destination.

4. NET OPERATING COSTS

                                           2000          2000                            1998          1998
                                          BEFORE      EXCEPTIONAL                       BEFORE      EXCEPTIONAL
                                        EXCEPTIONAL      ITEMS       2000     1999    EXCEPTIONAL      ITEMS      1998
                                 NOTE      ITEMS       (NOTE 5)      TOTAL    TOTAL      ITEMS       (NOTE 5)     TOTAL
                                 ----   -----------   -----------   -------   -----   -----------   -----------   -----
                                            LM            LM          LM       LM         LM            LM         LM
CONTINUING OPERATIONS:
Change in stocks and work in
  progress.....................             (0.6)           --         (0.6)   (1.9)      (0.6)          --        (0.6)
Staff costs....................  6(b)      253.5            --        253.5   236.4      224.7           --       224.7
Severance and redundancy
  costs........................               --          21.9         21.9     2.0         --         25.0        25.0

                                   HYDER PLC

                                           2000          2000                            1998          1998
                                          BEFORE      EXCEPTIONAL                       BEFORE      EXCEPTIONAL
                                        EXCEPTIONAL      ITEMS       2000     1999    EXCEPTIONAL      ITEMS      1998
                                 NOTE      ITEMS       (NOTE 5)      TOTAL    TOTAL      ITEMS       (NOTE 5)     TOTAL
                                 ----   -----------   -----------   -------   -----   -----------   -----------   -----
                                            LM            LM          LM       LM         LM            LM         LM
DEPRECIATION:
-- Own assets..................            126.5            --        126.5   117.8      100.4           --       100.4
-- Assets held under finance
  leases.......................             10.3            --         10.3     5.0        4.9           --         4.9
Amounts written off fixed
  assets.......................               --          51.0         51.0     7.1        0.1          1.5         1.6
Amounts written off fixed asset
  investments..................              1.1            --          1.1     2.0        1.4           --         1.4
Amounts written off own
  shares.......................               --          10.0         10.0      --         --           --          --
Research and development.......              0.7            --          0.7     0.7        1.3           --         1.3
RENTALS UNDER OPERATING LEASES:
-- Hire of plant and
  equipment....................              9.0            --          9.0     1.3        1.3           --         1.3
-- Other.......................              5.0            --          5.0     3.2        6.1           --         6.1
FEES PAID TO AUDITORS:
-- Audit services..............              0.7            --          0.7     0.7        0.7           --         0.7
-- Taxation services...........              0.1            --          0.1     0.1        0.2           --         0.2
-- Consultancy services........               --           1.4          1.4     0.1        0.1           --         0.1
-- Other services..............              0.4            --          0.4      --        0.4           --         0.4
Year 2000 costs................              2.8            --          2.8     7.0        1.5           --         1.5
Other operating charges........            178.1          26.4        204.5   132.3      117.0         13.5       130.5
Amortisation of grants and
  contributions................             (6.0)           --         (6.0)   (5.9)      (5.5)          --        (5.5)
Loss/(profit) on disposal of
  fixed assets.................              0.5            --          0.5      --       (0.8)          --        (0.8)
Own work capitalised...........            (74.7)           --        (74.7)  (76.0)     (75.0)          --       (75.0)
Net rents receivable...........             (2.3)           --         (2.3)   (0.7)      (0.4)          --        (0.4)
                                           -----         -----      -------   -----      -----         ----       -----
    Net continuing operating
      costs....................            505.1         110.7        615.8   431.2      377.8         40.0       417.8
                                           -----         -----      -------   -----      -----         ----       -----
DISCONTINUED OPERATIONS:
Change in stocks and work in
  progress.....................             (0.3)           --         (0.3)     --         --           --          --
Staff costs....................  6(b)        9.2            --          9.2     9.3        7.2           --         7.2
Severance and redundancy
  costs........................               --           0.5          0.5      --         --           --          --
DEPRECIATION:
-- Own assets..................              3.6            --          3.6     1.6        0.9           --         0.9
Amounts written off fixed
  assets.......................               --          16.3         16.3      --         --           --          --
Research and development.......              0.2            --          0.2     0.1        0.1           --         0.1
Rentals under operating leases:
-- Other.......................               --            --           --     0.5        0.4           --         0.4
FEES PAID TO AUDITORS:
-- Consultancy services........               --           0.1          0.1     0.4         --           --          --
Year 2000 costs................              0.1            --          0.1     1.7        0.6           --         0.6
Energy purchases...............            287.1            --        287.1   329.6      305.3           --       305.3
Power purchase provision.......             (6.4)           --         (6.4)   (7.3)        --           --          --
Other operating charges........            198.3           1.0        199.3   230.7      208.1           --       208.1
                                           -----         -----      -------   -----      -----         ----       -----
    Net discontinued operating
      costs....................            491.8          17.9        509.7   566.6      522.6           --       522.6
                                           -----         -----      -------   -----      -----         ----       -----
    Total operating costs......            996.9         128.6      1,125.5   997.8      900.4         40.0       940.4
                                           =====         =====      =======   =====      =====         ====       =====

                                   HYDER PLC

     Other fees paid to the auditors and capitalised were L91,500 (1999 L104,000; 1998 Lnil). Included in audit services is L9,250 (1999 L9,000; 1998
L8,650) in respect of audit fees incurred by the company.

     Fees of L7,000 and L44,000 were paid to the auditors in 2000 for services provided in respect of the disposal of the investment in UK Data Collection Services Limited and the energy supply business respectively. These costs have been deducted in arriving at the profit on disposal.

5. EXCEPTIONAL ITEMS

                                                              2000    1999   1998
                                                              -----   ----   ----
                                                               LM      LM     LM
CONTINUING OPERATIONS:
  Restructuring costs:
  Regulated water and sewerage activities...................   14.1   --     25.8
  Regulated electricity distribution activities.............   12.7   --      8.8
  Infrastructure activities.................................    2.8   --      1.2
  Managed services activities...............................    4.5   --       --
  Other activities..........................................     --   --      2.0
  Business development costs and corporate overheads........    0.5   --      0.4
                                                              -----    --    ----
                                                               34.6   --     38.2
  Restructuring credits
  Regulated electricity distribution activities.............   (6.7)  --       --
  Managed services activities...............................   (3.5)  --     (3.3)
                                                              -----    --    ----
                                                               24.4   --     (3.3)
  Computer system development costs:
  Regulated electricity distribution services...............   54.7   --       --
AMOUNTS WRITTEN OFF OWN SHARES:
Business development costs and corporate overheads..........   10.0   --       --
BAD AND DOUBTFUL DEBT PROVISIONS:
Regulated water and sewerage activities.....................   20.0   --       --
LEASEHOLD PROPERTY PROVISIONS:
Regulated water and sewerage activities.....................     --   --      2.2
Regulated electricity distribution activities...............     --   --      0.2
Business development costs and corporate overheads..........     --   --      0.7
Infrastructure activities...................................    1.6   --      2.0
                                                              -----    --    ----
                                                                1.6   --      5.1
                                                              -----    --    ----
                                                              110.7   --     40.0
                                                              -----    --    ----
DISCONTINUED OPERATIONS:
  Restructuring costs:
     Energy supply activities...............................    0.5   --       --
  Computer systems development costs:
     Energy supply activities...............................   17.4   --       --
                                                              -----    --    ----
                                                               17.9   --       --
                                                              -----    --    ----
                                                              128.6   --     40.0
                                                              =====    ==    ====

     The tax credit attributable to these exceptional items is L9.7m (1999 Lnil; 1998 L1.6m).

                                   HYDER PLC

     Restructuring costs of L35.1m (1999 Lnil; 1998 L38.2m) principally relate to job reductions in the regulated water and electricity distribution businesses. Surplus provisions of L10.2m (1999 Lnil; 1998 L3.3m) relating to prior year manpower reduction programmes were released after reappraisal of obligations and were offset against the L35.1m (1999 Lnil; 1998 L38.3m) charge in the year.

     Computer system development costs written off amounting to L43.5m related to the cancellation of a new utility billing system which did not meet the needs of the rapidly developing and sophisticated multi purpose product offerings.

     Computer system development costs of L24.1m were also written off following the electricity distribution price review whereby the costs of systems developed before the opening of the electricity competitive market were not remunerated by the regulator. The carrying value of these computer systems were written down to L8.8m. Costs of L4.5m relating to new electricity metering obligations, effective from April 2000, have also been charged as an exceptional item.

     The bad and doubtful debt provision of L20m arose from a reassessment of our ability to collect domestic water and sewerage debt following the Government's decision to ban disconnection of domestic water supplies, combined with the ruling on the watercard and the High Court decision that the "Two in One" budget scheme was not authorised under the Electricity Act.

     The write down of own shares of L10.0m reflects the reduction of in value of Hyder shares held by the company under the Qualifying employee share option schemes and the directors' long term incentive scheme.

     Property provisions of L1.6m (1999 Lnil; 1998 L5.1m) related to the directors' assessment of the future cost of unoccupied leasehold properties and amounts written off freehold properties.

6. DIRECTORS AND EMPLOYEES

  DIRECTORS' EMOLUMENTS AND INTERESTS

  (A) STATEMENT OF COMPLIANCE

     Throughout the year the company complied with Schedule A and has given full consideration to Schedule B of the Best Practice Provisions on Remuneration committees as annexed to the Financial Services Authority Listing Rules.

  (B) REMUNERATION COMMITTEE

     The committee consists of the non-executive directors, other than the Group Chairman, under the chairmanship of D G Hawkins. None of the committee has any personal financial interests in the group (other than as a shareholder or bondholder), has any conflict of interests arising from cross-directorships or otherwise, or has day-to-day involvement in running the business. The committee consults the Group Chairman and the Group Chief Executive about its proposals and the performance of executive directors and has access to professional advice from inside and outside the company.

  (C) NON-EXECUTIVE DIRECTORS

     The remuneration of the non-executive directors is determined by the Board within the limits set out in the Articles of Association and based upon independent advice in respect of fees paid to non-executive directors of similar companies.

     Since his appointment as Group Chairman in 1998 J V H Robins has been paid fees at the rate of L125,000 per annum.

                                   HYDER PLC

     The fee paid to each non-executive director, excluding the chairman, was L28,000 (1999 L28,000). Non-executive directors cannot participate in any of the company's share option or incentive schemes and are not eligible to join the company's pension scheme. The terms of office of the non-executive directors, which are subject to renewal by agreement, expire not later than at the conclusion of the annual general meeting in the following calendar years:

J V H Robins................................................  2001
D G Hawkins.................................................  2001
R B Salmon..................................................  2002
R H Sellier.................................................  2000

     However, save in respect of J V H Robins, where twelve months' written notice is required to be given, appointments may be terminated earlier (without compensation) by the company giving six months' notice in writing or in certain other circumstances pursuant to the Articles of Association (including retirement by rotation) or legislation.

  (D) EXECUTIVE DIRECTORS

     Executive remuneration packages are designed to attract, motivate and retain executive directors, and to reward them for enhancing value to shareholders. The performance measurement of the executive directors and the determination of their annual remuneration package is undertaken by the committee. No director attends during any decision about his own remuneration. The committee discusses with the Group Chief Executive and the Group Chairman the remuneration of the other executive directors.

     There are currently four main elements in the remuneration package for executive directors:

          (a) basic annual salary;

          (b) annual bonus payments;

          (c) long term incentive arrangements; and

          (d) pension arrangements.

     Executive directors may accept non-executive appointments outside the company, subject to the permission of the Board. Fees earned are retained by each director.

  (i) Basic Annual Salary

     Each executive director's basic salary is determined by the Remuneration committee at the beginning of each year and when an individual changes position or responsibility. Following a review on 1 April 2000 basic salaries remain unchanged from those agreed, and reported previously, and are set out below.

G A Hawker..................................................  L267,800
M P Brooker.................................................  L150,380
J M James...................................................  L195,700
P J Twamley.................................................  L195,700

  (ii) Annual Bonus Payments

     The committee establishes the objectives that must be met for each financial year if a bonus is to be paid. The committee believes that any incentive compensation awarded should be tied to the interests of the company's shareholders. In respect of the year ended 31 March 2000 the principal measures for annual bonus payments were, firstly, the profitability of the group, secondly a specific set

                                   HYDER PLC
of personal objectives for each director and, where applicable, the performance of that part of the business for which the executive director was responsible. The maximum annual performance related bonus that can currently be paid is 40% of basic salary of which a maximum of 10% of basic salary can be paid in relation to achievement of personal objectives, other than in the case of J M James where 30% of basic salary can be paid in relation to the achievement of personal objectives.

     No incentive payments have been paid in respect of the year ended 31 March 2000. In 1999 incentive payments varied between 32% and 37%.

     Subsequent to the financial year end the committee determined that a bonus of L50,000 be awarded to JM James. This award was previously disclosed in the circular issued to Hyder shareholders on 28 April 2000. By way of clarification of the disclosure set out in the circular, this conditional award is payable only on successful completion of the Hyder strategic review and is therefore made in respect of the financial year ending 31 March 2001.

  (iii) Long Term Incentive Arrangements

     The long term incentive plan for executive directors was approved by the annual general meeting on 26 July 1996. A second long term incentive plan specifically for JM James, which is in all essential terms identical to the plan approved by shareholders, except that a time related proportion of the shares earned up to the date of JM James' retirement will be vested and released at that date, was approved by the Board with effect from 1 April 1998.

     The long term incentive plans provide for the conditional award in each year of ordinary shares in the company worth up to 50% of basic salary. The ordinary shares in respect of each conditional award only become available to executive directors to the extent that the performance targets, set at the outset by the Remuneration committee, have been met over the three year period, commencing with the conditional award. The performance targets relate to the total shareholder return, over the three year period commencing with the effective date of the conditional award, relative to the companies comprising the 250 top companies by market capitalisation derived from the FTSE 100 and the FTSE mid 250 indices.

     The rules of the long term incentive plans provide that if the company's ranking, by total shareholder return, in the FTSE mid 250 index at the end of the performance period is lower than ranking position 125 (adjusted as appropriate if any of the original comparator companies have dropped out of the top 250 companies), the participants are entitled to no shares.

     The ordinary shares for use under the long term incentive plans are purchased in the market by an employee benefit trust with funds allocated by the company. The trust conditionally allocated 51,052 ordinary shares to the participating executive directors at 792.9p per share on 7 July 1999. Of the 51,052 ordinary shares allocated in the year, 46,936 ordinary shares were reallocated from previously lapsed conditional allocations and 4,116 ordinary shares were purchased in the market. The additional cost of the 51,052 ordinary shares allocated in the year was L0.03m. The market value on 31 March 2000 of the 137,850 shares held by the trust was L0.3m and the original cost was L1.23m. The cost of the shares is written off over the period of the relevant conditional allocation. Shares available from lapsed allocations are held by the trust for conditional allocation in future years.

     The table below lists conditional allocations of ordinary shares to each director under the long term incentive plans, shares which have crystallised for future vesting in each director pursuant to the scheme rules and lapsed shares during the year.

     On 8 March 2000 the FTSE Equity Indices Committee announced that the market capitalisation of Hyder was below that necessary to maintain its status as part of the FTSE mid 250 index.

                                   HYDER PLC

Accordingly interests under the Hyder LTIP which would ordinarily vest in April 2001 and April 2002 would not, if present circumstances were to continue, be capable at those future dates of meeting the performance criteria for these awards to crystallise. The remuneration committee does not regard it appropriate at this time to consider exercising its powers under the rules of the long term incentive plans to modify the exercise criteria.

                                   HYDER PLC

                                                                                                      PRICE PER
                                                     CONDITIONAL                          SHARES       SHARE OF
                       1 APRIL   1 APRIL   1 APRIL   ALLOCATION    LAPSED    31 MARCH    INCAPABLE    ALLOCATION    VESTING
                        1997      1998      1999       IN YEAR     IN YEAR     2000     OF VESTING*    (PENCE)        DATE
                       -------   -------   -------   -----------   -------   --------   -----------   ----------   ----------
G A Hawker...........  15,162    15,162      4,664         --           --     4,664           --        742       April 1999
                           --    15,400     15,400         --      (15,400)       --           --        779       April 2000
                           --        --     13,279         --           --    13,279      (13,279)       978       April 2001
                           --        --         --     16,887                 16,887      (16,887)       793       April 2002
                       ------    ------    -------     ------      -------   -------      -------        ---       ----------
                       15,162    30,562     33,343     16,887      (15,400)   34,830      (30,166)
                       ======    ======    =======     ======      =======   =======      =======        ===       ==========
M P Brooker..........      --     8,663      8,663         --       (8,663)       --           --        779       April 2000
                           --        --      7,457         --           --     7,457       (7,457)       978       April 2001
                           --        --         --      9,483           --     9,483       (9,483)       793       April 2002
                       ------    ------    -------     ------      -------   -------      -------        ---       ----------
                           --     8,663     16,120      9,483       (8,663)   16,940      (16,940)
                       ======    ======    =======     ======      =======   =======      =======        ===       ==========
J M James............      --        --      9,704         --           --     9,704       (9,704)       978       April 2001
                           --        --         --     12,341           --    12,341      (12,341)       793       April 2002
                       ------    ------    -------     ------      -------   -------      -------        ---       ----------
                           --        --      9,704     12,341           --    22,045      (22,045)
                       ======    ======    =======     ======      =======   =======      =======        ===       ==========
J E Roberts**........  11,455    11,455      3,524         --           --     3,524           --        742       April 1999
                           --    11,294     11,294         --      (11,294)       --           --        779       April 2000
                           --        --     10,215         --      (10,215)       --           --        978       April 2001
                       ------    ------    -------     ------      -------   -------      -------        ---       ----------
                       11,455    22,749     25,033                 (21,509)    3,524           --
                       ======    ======    =======     ======      =======   =======      =======        ===       ==========
S J Doughty***.......  10,107        --         --         --           --        --           --        742       April 1999
                           --        --         --         --           --        --           --         --               --
                           --        --         --         --           --        --           --         --               --
                           --        --         --         --           --        --           --         --               --
                       ------    ------    -------     ------      -------   -------      -------        ---       ----------
                       10,107        --         --         --           --        --           --
                       ======    ======    =======     ======      =======   =======      =======        ===       ==========
P J Twamley..........  10,107    10,107      3,109         --           --     3,109           --        742       April 1999
                           --    11,294     11,294         --      (11,294)       --           --        779       April 2000
                           --        --      9,704         --           --     9,704       (9,704)       978       April 2001
                           --        --         --     12,341           --    12,341      (12,341)       793       April 2002
                       ------    ------    -------     ------      -------   -------      -------        ---       ----------
                       10,107    21,401     24,107     12,341      (11,294)   25,154      (22,045)
                       ======    ======    =======     ======      =======   =======      =======        ===       ==========
                       46,831    83,375    108,307     51,052      (56,866)  102,493      (91,196)
                       ======    ======    =======     ======      =======   =======      =======        ===       ==========

-------------------------

  * these interests at 31 March 2000 were incapable of vesting because at that time the market capitalisation of Hyder was below that necessary to maintain its status as part of the FTSE mid 250 index.

 ** resigned on 25 May 1999 as a result of which the 21,509 ordinary shares, conditionally allocated but not yet crystallised, lapsed.

*** resigned on 2 October 1997. All ordinary shares, conditionally allocated but not yet crystallised, lapsed.

     Subsequent to the introduction of the long term incentive plan executive directors are no longer eligible to participate in the company's discretionary executive share option scheme, although the executive directors can participate in the employee sharesave scheme which is open to all employees. The Remuneration committee determines the maximum number of options granted under the employee sharesave scheme which is an Inland Revenue approved scheme.

                                   HYDER PLC

  (iv) Pension Arrangements

     Executive directors are members of the company pension scheme which is detailed in note 41 to the financial statements. Normal retirement age for executive directors is 60. Each executive director has been notified on an individual basis of the estimated pension payable on retirement at 60. The total pension at 60, including benefits in respect of previous employment, will be restricted in all cases to a maximum of two-thirds of pensionable pay. Pensions accrue uniformly between the date of joining the scheme and the normal retirement date.

     Normally an actuarial reduction applies if pensions are paid before the normal retirement age but there is a discretion to pay pensions unreduced. The pension for each director is based on his service with the company, together with service transferred into the company's pension scheme from the director's previous employers. The pension arrangements provide for a pension on retirement based on salary alone. Post retirement pension increases are payable in line with increases in the retail prices index, subject to a maximum of 5% per annum. Retail prices increases in excess of 5% per annum are paid, providing the actuary to the Hyder Water Pension Scheme certifies that the scheme's resources are sufficient. Executive directors' dependants are eligible for dependant's pensions and the payment of a lump sum in the event of a director's death in service.

     In the case of J M James (who has agreed to continue service for a further 18 months beyond attaining the age of 60) his pension will continue to accrue during his extended period of service on an uniform basis.

     Pension contributions are made on behalf of the executive directors at the rate of 12.0% (1999 12.0%; 1998 12.0%) of pensionable pay.

     To the extent that their benefits from the company scheme are restricted by Inland Revenue limits, J M James, P J Twamley and J E Roberts have been granted unfunded pension arrangements which have been set up to provide that part of each director's pension entitlement which exceeds Inland Revenue limits.

     The directors' pension benefits were as follows:

                                                                        TRANSFER
                                                                         VALUE
                                                                       EQUIVALENT
                                           TOTAL        INCREASE/     OF INCREASE/
                                          ACCRUED     (DECREASE) IN    (DECREASE)
                               AGE AT    PENSION AT      ACCRUED       IN ACCRUED    CONTRIBUTIONS   COMPANY
                              31 MARCH    31 MARCH     PENSION IN     PENSION OVER   PAID BY EACH    PENSION
                                2000        2000        THE YEAR        THE YEAR       DIRECTOR       COST
                              --------   ----------   -------------   ------------   -------------   -------
                                         L000 P.A.      L000 P.A.         L000           L000         L000
G A Hawker..................     52         153            (3)            (49)            16           (65)
M P Brooker.................     52          80             2              25              9            16
J M James...................     60          48             4              77             12            65
P J Twamley.................     53          54             4              62             12            50
J E Roberts *...............     54          17             1              19              3            16

-------------------------

* resigned on 25 May 1999

     The total accrued pension shown is the annual pension which would be payable from age 60 to which each director would have been entitled, based on service up to 31 March 2000 and based on

                                   HYDER PLC

31 March 2000 pay levels. The increase/(decrease) in accrued pension in the year excludes any increase for inflation during the year ended 31 March 2000.

     The transfer value figures have been calculated on the basis of actuarial advice in accordance with Actuarial Guidance Note GN11.

     The company pension cost is the transfer value equivalent of the increase in accrued pension less contributions paid by each director. The transfer values shown make no allowance for the cost of death in service or private health insurance benefits. Paragraph 4.19 of the Report of Committee on Corporate Governance (Hampel Report published January 1998) states that the transfer value represents a liability of the company but not a sum paid or due to the individual. Accordingly it cannot meaningfully be added to annual remuneration.

     The figures for J M James, P J Twamley and J E Roberts include their unapproved pensions.

     Retirement benefits are accruing to four directors under defined benefit schemes. No directors have benefits accruing under defined contribution schemes.

  (E) REMUNERATION POLICY, SERVICE CONTRACTS AND COMPENSATION

     In performing its duties, the committee has considered the provisions of Schedule B of the Combined Code annexed to the London Stock Exchange Listing Rules.

     Directors' service contracts are on a one year rolling basis. In certain circumstances the company may be obliged to pay compensation for the unexpired portion of the contract, if it is terminated early. No other payments are made for compensation for loss of office, and mitigation would normally be applied, although mitigation does not apply in the event of a change in control. The executive directors' service contracts will be available for inspection at the annual general meeting.

  (F) REMUNERATION

     The combined emoluments of the directors for their services as directors of the company and its subsidiaries are set out below:

                                                              2000    1999    1998
                                                              -----   -----   -----
                                                              L000    L000    L000
Fees........................................................    218     215     222
Salary payments (including benefits in kind)................    929   1,056   1,106
Performance related bonus...................................     --     345     355
                                                              -----   -----   -----
                                                              1,147   1,616   1,683
Compensation for loss of office.............................     --      --     403
                                                              -----   -----   -----
                                                              1,147   1,616   2,086
                                                              =====   =====   =====

                                   HYDER PLC

     The directors' emoluments, excluding pension contributions, were as follows:

                                                 PERFORMANCE
                                                   RELATED      BENEFITS
                                  SALARY/FEES       BONUS        IN KIND             TOTAL
                                 -------------   -----------   -----------   ---------------------
                                 2000    1999    2000   1999   2000   1999   2000    1999    1998
                                 -----   -----   ----   ----   ----   ----   -----   -----   -----
                                 L000    L000    L000   L000   L000   L000   L000    L000    L000
G A Hawker.....................    268     260    --     95     13     10      281     365     345
M P Brooker....................    150     146    --     47     14     13      164     206     181
B H Charles(v).................     --      --    --     --     --     --       --      --      64
S J Doughty(vi)................     --      --    --     --     --     --       --      --      98
J M James......................    196     190    --     64     19     19      215     273     250
J E Roberts(iv)................     52     200    --     69      4     12       56     281     259
P J Twamley....................    196     190    --     70     17     16      213     276     263
                                 -----   -----    --    ---     --     --    -----   -----   -----
                                   862     986    --    345     67     70      929   1,401   1,460
                                 =====   =====    ==    ===     ==     ==    =====   =====   =====
J V H Robins(i)................    125     113    --     --     --     --      125     113      14
I R Evans......................     --      15    --     --     --     --       --      15     126
A J Hales(vii).................     --      --    --     --     --     --       --      --       8
D G Hawkins....................     28      28    --     --     --     --       28      28      25
T Knowles(ii)..................      9      28    --     --     --     --        9      28      25
R B Salmon(iii)................     28       3    --     --     --     --       28       3      --
R H Sellier....................     28      28    --     --     --     --       28      28      25
                                 -----   -----    --    ---     --     --    -----   -----   -----
                                   218     215    --     --     --     --      218     215     223
                                 =====   =====    ==    ===     ==     ==    =====   =====   =====
                                 1,080   1,201    --    345     67     70    1,147   1,616   1,683
                                 =====   =====    ==    ===     ==     ==    =====   =====   =====

-------------------------

(i)   appointed Group Chairman from 15 May 1998

(ii)  retired as a non-executive director on 23 July 1999

(iii) appointed as non-executive director on 24 February 1999

(iv)  resigned on 25 May 1999

(v)   resigned 25 July 1997

(vi) resigned 2 October 1997, and as a result received the compensation for loss of office referred to above

(vii) resigned 25 July 1997

                                   HYDER PLC

HIGHEST PAID DIRECTOR

                                                       G A HAWKER   G A HAWKER   G A HAWKER
                                                          2000         1999         1998
                                                       ----------   ----------   ----------
                                                          L000         L000         L000
Aggregate emoluments.................................     281          365          345
Gains on share options exercised.....................      --           --            9
                                                          ---          ---          ---
                                                          281          365          354
                                                          ===          ===          ===
Accrued pension at end of the year under defined
  benefit pension schemes............................     153          153          139
                                                          ===          ===          ===

  (G) DIRECTORS' INTERESTS IN SHARES

     The beneficial interests of the directors in the ordinary shares, preference shares and options to subscribe for ordinary shares of the company at 31 March 2000, 31 March 1999 and 31 March 1998 were as follows:

                                                                        CUMULATIVE REDEEMABLE      OPTIONS OVER ORDINARY
                                                                       PREFERENCE SHARES OF L1         SHARES OF 120P
                                  ORDINARY SHARES OF 120P              ------------------------   ------------------------
                       ---------------------------------------------                   31 MARCH                   31 MARCH
                         31 MARCH        31 MARCH        31 MARCH        31 MARCH      1999 AND     31 MARCH      1999 AND
                           2000            1999            1998            2000          1998         2000          1998
                       -------------   -------------   -------------   -------------   --------   -------------   --------
J V H Robins.........      1,109            1,016          1,000              --            --           --            --
G A Hawker...........     14,212          *14,212         13,932          13,408        13,408          894           894
M P Brooker..........     13,158           13,158         13,158          14,408        14,408          794           794
J M James............     13,084           20,584         28,284             450           450       41,070        41,070
P J Twamley..........      5,202            4,538          4,354           2,070         2,070       14,839        15,076
D G Hawkins..........        577              528            502              --            --           --            --
R B Salmon...........      4,500               --             --              --            --           --            --
R H Sellier..........        294              268            255             252           252           --            --
T Knowles(i).........        n/a            5,415          5,415             n/a         5,850          n/a            --
J E Roberts(ii)......        n/a            1,034          1,000             n/a            --          n/a         2,484
                          ------          -------         ------          ------        ------       ------        ------
                          52,136           60,753         67,900          30,588        36,438       57,597        60,318
                          ======          =======         ======          ======        ======       ======        ======

-------------------------

* The interest of GA Hawker has been revised from that previously reported following notification of an under-reporting of his PEP interest in a previous financial period

(i)    Retired 23 July 1999

(ii)   Resigned 25 May 1999

     In addition, at 31 March 2000 R H Sellier was beneficially interested in 7.125% Sterling bonds redeemable in 2004 issued by Welsh Water Utilities Finance PLC with a nominal value of L9,000 (1999 L9,000).

     The above table does not include conditional allocations of shares under the long term incentive plan, details of which are set out in note 6(c)(iii).

                                   HYDER PLC

  (H) SHARE OPTIONS

     No director was granted any share options during the period 1 April 1999 to 31 March 2000.

     Options held by each of the directors over the ordinary shares of the company are as below. Options are held under the terms of the employee sharesave scheme, except as marked sec. which were under the terms of the executive share option scheme.

                                                                                                      SHARE
                                                                                                     PRICE ON
                                                                                           OPTION    DATE OF
                         1 APRIL      1 APRIL   1 APRIL   GRANTED   EXERCISED   31 MARCH    PRICE    EXERCISE      DATE
                           1997        1998      1999     IN YEAR    IN YEAR      2000     (PENCE)   (PENCE)    EXERCISABLE
                       ------------   -------   -------   -------   ---------   --------   -------   --------   -----------
G A Hawker...........       1,550        894       894      --          --          894      650        --       Sept 2000
                         ========     ======    ======      ==         ===       ======      ===       ===       =========
M P Brooker..........       2,481        164       164      --          --          164      521        --        Oct 2001
                               --        630       630      --          --          630      650        --       Sept 2000
                         --------     ------    ------      --         ---       ------      ---       ---       ---------
                            2,481        794       794      --          --          794
                         ========     ======    ======      ==         ===       ======
J M James............  sec.44,938     41,070    41,070      --          --       41,070      563        --        Jul 1996
                         ========     ======    ======      ==         ===       ======      ===       ===       =========
P J Twamley..........  sec.18,707     14,839    14,839      --          --       14,839      563        --        Jul 1996
                              237        237       237      --         237           --      523       544        Oct 1999
                         --------     ------    ------      --         ---       ------      ---       ---       ---------
                           18,944     15,076    15,076      --         237       14,839
                         ========     ======    ======      ==         ===       ======


                        EXPIRY
                         DATE
                       --------
G A Hawker...........  Feb 2001
                       ========
M P Brooker..........  Mar 2002
                       Feb 2001
                       --------
J M James............  Jul 2003
                       ========
P J Twamley..........  Jul 2003
                       Mar 2000
                       --------

     In 1998 the directors exercised options which resulted in gains on exercise of options of L246,000.

     On 1 October 1999 PJ Twamley exercised 237 options under the sharesave scheme. This resulted in a gain on exercise of options by directors during the year of L48 (1999: nil). The gain is the difference between the share option price and the share price on the date the share options are exercised.

     No other director exercised any options during the 2000 year.

     SJ Doughty resigned on 2 October 1997. As at 1 April 1997 he held 57,673 share options, all of which were exercised prior to 31 March 1998.

     JE Roberts resigned as a director on 25 May 1999 and subsequently 2,484 options held under the sharesave scheme lapsed.

     Executive share option prices are fixed at the closing mid market value on the day preceding the date of grant. Employee sharesave options are fixed at the closing mid market value on the day preceding the date of grant less 20% discount.

     All executive share options are exercisable between three and ten years from the date of grant. Options granted under the employee sharesave scheme are exercisable within six months after the expiry of a three, five or seven year save as you earn savings contract. All options may be exercisable earlier in certain circumstances (such as retirement or redundancy).

     The middle market price of an ordinary share at the close of business on 31 March 2000 was 221.75p (1999: 786p; 1998: 978p) and the range during the year to that date was 179p to 789.5p (1999: 748p to 1,040p; 1998: 774p to 1,049p).

                                   HYDER PLC

  (I) STAFF COSTS

                                                              2000    1999    1998
                                                              -----   -----   -----
                                                               LM      LM      LM
Wages and salaries..........................................  231.5   215.3   202.8
Social security costs.......................................   16.5    15.9    14.8
Pension costs...............................................   14.7    14.5    14.3
                                                              -----   -----   -----
                                                              262.7   245.7   231.9
                                                              =====   =====   =====

     Of the above, L38.4m (1999 L43.9m; 1998 L47.3m) has been charged to capital.

  (J) AVERAGE MONTHLY NUMBER OF EMPLOYEES DURING THE YEAR (INCLUDING EXECUTIVE DIRECTORS)

                                                               2000     1999     1998
                                                              NUMBER   NUMBER   NUMBER
                                                              ------   ------   ------
Continuing operations:
  Regulated water and sewerage activities...................  1,737    1,906    2,071
  Regulated electricity distribution activities.............    994    1,129    1,279
  Infrastructure activities.................................  4,161    3,700    3,454
  Managed services activities...............................  2,008    1,910    1,536
  Other activities..........................................    199      214      199
                                                              -----    -----    -----
                                                              9,099    8,859    8,539
Discontinued operations:
  Energy supply activities..................................    193      236      126
  Infrastructure activities.................................    254      287      279
                                                              -----    -----    -----
                                                              9,546    9,382    8,944
                                                              =====    =====    =====

7. GROUP INCOME FROM INVESTMENTS

                                                                       1999       1998
                                                              2000   RESTATED   RESTATED
                                                              ----   --------   --------
                                                               LM       LM         LM
Fixed asset investment income -- continuing operations:
  Infrastructure activities.................................  3.0      6.5        8.9
  Other activities..........................................  0.5      3.4        0.4
                                                              ---      ---        ---
                                                              3.5      9.9        9.3
                                                              ===      ===        ===

                                   HYDER PLC

8. PROFIT ON DISPOSAL OF INTERESTS IN INVESTMENTS

                                                              2000   1999   1998
                                                              ----   ----   ----
                                                               LM     LM     LM
Infrastructure activities:
  Profit on disposal of investments.........................  2.3    18.6    --
  Profit on the grant of option in Transurban Link
     Limited................................................   --      --   3.9
                                                              ---    ----   ---
                                                              2.3    18.6   3.9
Other activities:
  Profit on disposal of investments.........................  3.4      --   1.6
                                                              ---    ----   ---
                                                              5.7    18.6   5.5
                                                              ===    ====   ===

     On 21 January 2000 the group disposed of 50% of its interest in Transurban City Link for L7.3m realising a profit on disposal of L1.3m.

     On 25 February 2000 the group received L1.6m in respect of a part disposal by the Asian Infrastructure Fund of its shares in FLAG (Fibre Optic Cable Company) following its listing on the New York Stock Exchange, realising a profit of L1.0m.

     On 4 August 1999 the group disposed of its interest in EA Technology Limited for L0.4m realising a profit of L0.3m.

     On 9 August 1999 the group disposed of its interest in UK Data Collection Services Limited for L3.2m realising a profit of L3.1m.

     On 5 May 1998 the group disposed of its interest in National
Telecommunications Inc for L45.3m realising a profit on disposal of L15.3m.

     On 13 November 1998 the group disposed of the majority of its interest in Severoceske Vcodovody a Kanalizace a.s. for L16.0m realising a profit on disposal of L3.3m after writing back goodwill previously written off directly to reserves of L2.0m.

     On 5 November 1997 the group disposed of its interest in National Grid Group Plc for L2.8m realising a profit on disposal of L1.6m.

9. GROUP INTEREST PAYABLE

                                                              2000    1999    1998
                                                              -----   -----   -----
                                                               LM      LM      LM
On bank loans and overdrafts................................    1.7     2.0     1.5
On other loans..............................................  152.4   127.8    99.8
On finance leases...........................................   12.2    13.6    12.2
                                                              -----   -----   -----
                                                              166.3   143.4   113.5
                                                              =====   =====   =====

                                   HYDER PLC

10. TAXATION

  (A) ORDINARY TAXATION

                                                                        1999       1998
                                                              2000    RESTATED   RESTATED
                                                              -----   --------   --------
                                                               LM        LM         LM
Based on the results for the year:
  UK corporation tax at 30% (1999 31%; 1998 31%)............     --     66.4       10.9
  Advance corporation tax (written back)/written off........     --    (40.3)       5.9
  Deferred taxation.........................................   15.0       --         --
  Overseas taxation.........................................    1.0      0.4       (0.1)
  Share of joint ventures taxation..........................    0.3      0.7        0.8
  Share of associated undertakings taxation.................     --      0.4        0.5
                                                              -----    -----      -----
                                                               16.3     27.6       18.0
Prior year adjustments:
  Corporation tax...........................................  (14.4)   (16.8)       2.8
  Overseas taxation.........................................     --     (0.1)        --
  Consortium relief.........................................     --     (2.1)      (7.2)
                                                              -----    -----      -----
                                                                1.9      8.6       13.6
                                                              =====    =====      =====

     The tax charge on the profit for the year has been reduced by L12.2m (1999 increased by L9.0m; 1998 reduced by L32.8m) in respect of timing differences for which no deferred tax provision is made, and by L9.7m (1999 Lnil; 1998 L1.6m) in respect of exceptional items incurred in the year (note 5).

     The cumulative amount of advance corporation tax written off of L51.2m (1999 L35.3m; 1998 L64.5m) is available for relief against future tax liabilities in very limited circumstances and therefore has not been treated as reducing the unprovided amount of deferred taxation as disclosed in note 27(a).

     There are losses within the group of approximately L1.0m (1999 L5.0m; 1998 L5.0m) available to carry forward against future profits of those companies which incurred the losses.

  (B) EXCEPTIONAL TAXATION -- WINDFALL TAX

     The exceptional taxation charge relates to the windfall tax levied on privatised utility companies. The liability was L281.9m in respect of the two privatised utility businesses (L192.3m for Hyder plc and L89.6m for South Wales Electricity plc). The first instalment of L140.9m was paid on 1 December 1997 and the balance of the liability was paid on 1 December 1998.

                                   HYDER PLC

11. DIVIDENDS

  (A) DIVIDENDS ON EQUITY SHARES:

                                                              2000   1999   1998
                                                              ----   ----   ----
                                                               LM     LM     LM
Interim paid of 6.7p per ordinary share (1999 16.8p; 1998
  16.2p)....................................................  10.1   24.8   23.4
Final proposed of nil pence per ordinary share (1999 33.6p;
  1998 34.2p including 1.5p per share compensation for
  delayed payment)..........................................    --   49.7   49.9
                                                              ----   ----   ----
Total paid and proposed 6.7p per ordinary share (1999 50.4p;
  1998 50.4p)...............................................  10.1   74.5   73.3
                                                              ====   ====   ====

  (B) DIVIDENDS ON NON-EQUITY SHARES:

                                                              2000   1999   1998
                                                              ----   ----   ----
                                                               LM     LM     LM
Dividends of 7.875p (net) per preference share (1999 7.875p
  (net); 1998 7.875p (net)).................................  16.4   16.4   16.4
                                                              ====   ====   ====

12. EARNINGS PER SHARE

                                             2000                             1999                             1998
                                ------------------------------   ------------------------------   -------------------------------
                                   PROFIT       EARNINGS PER        PROFIT       EARNINGS PER     (LOSS)/PROFIT   (LOSS)/EARNINGS
                                ATTRIBUTABLE        SHARE        ATTRIBUTABLE        SHARE        ATTRIBUTABLE       PER SHARE
                                TO ORDINARY    ---------------   TO ORDINARY    ---------------    TO ORDINARY    ---------------
                                SHAREHOLDERS   BASIC   DILUTED   SHAREHOLDERS   BASIC   DILUTED   SHAREHOLDERS    BASIC   DILUTED
                                ------------   -----   -------   ------------   -----   -------   -------------   -----   -------
                                     LM        PENCE    PENCE         LM        PENCE    PENCE         LM         PENCE    PENCE
Profit attributable to
  ordinary shareholders.......      58.2        39.0     39.0       181.0       123.4    122.5       (143.7)      (99.8)   (98.4)
Adjusting items:
  Exceptional items (net of
    taxation).................     118.9        79.6     79.5          --          --       --         38.4        26.7     26.3
  Windfall tax................        --          --       --          --          --       --        281.9       195.8    193.0
  Profit on disposal of group
    operations (net of
    taxation).................     (32.0)      (21.4)   (21.4)         --          --       --           --          --       --
                                   -----       -----    -----       -----       -----    -----       ------       -----    -----
Adjusted profit attributable
  to ordinary shareholders....     145.1        97.2     97.1       181.0       123.4    122.5        176.6       122.7    120.9
                                   =====       =====    =====       =====       =====    =====       ======       =====    =====

EARNINGS PER SHARE HAVE BEEN CALCULATED BASED UPON:

                                                2000               1999               1998
                                          ----------------   ----------------   ----------------
                                          BASIC    DILUTED   BASIC    DILUTED   BASIC    DILUTED
                                          NUMBER   NUMBER    NUMBER   NUMBER    NUMBER   NUMBER
                                          ------   -------   ------   -------   ------   -------
                                                              (IN MILLIONS)
Weighted average ordinary shares in
  issue.................................  149.3     149.4    146.7     147.7    143.9     146.0
                                          =====     =====    =====     =====    =====     =====

                                   HYDER PLC

     The weighted average number of shares disclosed above is stated after excluding the 3.5m (1999 3.7m; 1998 3.9m) weighted average ordinary shares held by the qualifying employee share options trust and under the executive directors' long term incentive plan, the shares in which are treated as held by the company until they vest. The difference between the basic and diluted weighted average number of ordinary shares in issue is wholly attributable to outstanding share options.

13. INTANGIBLE FIXED ASSETS

  GROUP

                                                                      GOODWILL     GOODWILL
                                                    FISHING RIGHTS   (POSITIVE)   (NEGATIVE)   TOTAL
                                                    --------------   ----------   ----------   -----
                                                          LM             LM           LM        LM
COST
At 1 April 1999...................................        0.9           5.2          (1.8)      4.3
Additions.........................................         --           0.3           0.1       0.4
Disposals.........................................       (0.9)           --            --      (0.9)
                                                         ----           ---          ----      ----
At 31 March 2000..................................         --           5.5          (1.7)      3.8
                                                         ====           ===          ====      ====
AMOUNTS PROVIDED
At 1 April 1999...................................        0.5            --            --       0.5
Provided in the year..............................         --           0.3            --       0.3
Disposals.........................................       (0.5)           --            --      (0.5)
                                                         ----           ---          ----      ----
At 31 March 2000..................................         --           0.3            --       0.3
                                                         ====           ===          ====      ====
NET BOOK VALUE
At 31 March 2000..................................         --           5.2          (1.7)      3.5
                                                         ====           ===          ====      ====
At 31 March 1999..................................        0.4           5.2          (1.8)      3.8
                                                         ====           ===          ====      ====

     Goodwill is amortised over a period of 20 years being the directors' estimate of the useful economic life of these assets. Negative goodwill has resulted from acquisitions where net assets are acquired at a discount to the book value of net assets and is amortised between 2.5 years and 20 years.

                                   HYDER PLC

14. TANGIBLE FIXED ASSETS

  GROUP

                                                                                                       VEHICLES, PLANT,
                                                 LEASEHOLD     WATER &                                    EQUIPMENT,
                                                 PROPERTIES   SEWERAGE                  ELECTRICITY        COMPUTER
                                     FREEHOLD       AND        INFRA-                   DISTRIBUTION      HARDWARE &
                                     LAND AND     IMPROVE-    STRUCTURE   OPERATIONAL     NETWORK        CAPITALISED
                                     BUILDINGS     MENTS       ASSETS     STRUCTURES       ASSETS          SOFTWARE        TOTAL
                                     ---------   ----------   ---------   -----------   ------------   ----------------   -------
                                        LM           LM          LM           LM             LM               LM            LM
COST OR VALUATION
At 1 April 1999....................    76.9          6.7       1,060.0      1,425.5        902.4            435.8         3,907.3
Exchange difference................    (0.5)        (0.1)           --           --           --             (0.1)           (0.7)
Additions..........................     1.8          0.2         137.8        119.6         62.5             41.5           363.4
Grants and contributions...........      --           --          (6.6)        (1.4)          --               --            (8.0)
Amounts written off................    (3.1)          --            --           --           --            (80.2)          (83.3)
Disposals..........................    (0.4)        (3.9)         (1.0)          --         (1.8)           (18.6)          (25.7)
Sale of group operations...........      --           --            --           --           --            (20.9)          (20.9)
                                       ----         ----       -------      -------        -----            -----         -------
At 31 March 2000...................    74.7          2.9       1,190.2      1,543.7        963.1            357.5         4,132.1
                                       ====         ====       =======      =======        =====            =====         =======
ACCUMULATED DEPRECIATION
At 1 April 1999....................    21.3          2.2         240.4        315.0        275.7            220.3         1,074.9
Exchange difference................    (0.1)          --            --           --           --               --            (0.1)
Charge for the year................     1.7          0.3          34.7         39.1         25.1             39.5           140.4
Amounts written off................    (1.0)          --            --           --           --             (5.7)           (6.7)
Disposals..........................    (0.1)        (1.0)         (1.0)          --         (1.4)           (17.0)          (20.5)
Sale of group operations...........      --           --            --           --           --             (7.0)           (7.0)
                                       ----         ----       -------      -------        -----            -----         -------
At 31 March 2000...................    21.8          1.5         274.1        354.1        299.4            230.1         1,181.0
                                       ====         ====       =======      =======        =====            =====         =======
NET BOOK VALUE
At 31 March 2000...................    52.9          1.4         916.1      1,189.6        663.7            127.4         2,951.1
                                       ====         ====       =======      =======        =====            =====         =======
At 31 March 1999...................    55.6          4.5         819.6      1,110.5        626.7            215.5         2,832.4
                                       ====         ====       =======      =======        =====            =====         =======
ANALYSIS OF NET BOOK VALUE AT 31
  MARCH 2000
Owned..............................    52.9          0.8         916.1        964.1        663.7            127.0         2,724.6
Held under finance leases..........      --          0.6            --        225.5           --              0.4           226.5
                                       ----         ----       -------      -------        -----            -----         -------
                                       52.9          1.4         916.1      1,189.6        663.7            127.4         2,951.1
                                       ====         ====       =======      =======        =====            =====         =======

     (a) Tangible fixed assets at 31 March 2000 include L428.1m (1999 L429.5m) of assets in the course of construction, which are not depreciated until commissioned.

     (b) The net book value of leasehold properties and improvements comprise:

                                                              2000   1999
                                                              ----   ----
                                                               LM     LM
Long leasehold..............................................  1.4    0.6
Short leasehold.............................................   --    3.9
                                                              ---    ---
Total leasehold.............................................  1.4    4.5
                                                              ===    ===

     (c) Electricity distribution network assets include assets leased to third parties under operating leases. The cost of these was L3.8m (1999 L3.8m) and accumulated depreciation amounted to L1.1m (1999 L0.9m) at 31 March 2000.

                                   HYDER PLC

     (d) The accounting treatment for grants and customer contributions in respect of infrastructure assets is set out in the principal accounting policies. This treatment is not in accordance with schedule 4 to the Companies Act 1985. As a consequence the net book value of fixed assets and deferred income is L156.3m (1999 L140.2m) lower than it would have been had this treatment not been adopted.

  COMPANY

                                                                         VEHICLES, PLANT,
                                                                            EQUIPMENT
                                                                           AND COMPUTER
                                                                            HARDWARE &
                                                         FREEHOLD LAND     CAPITALISED
                                                         AND BUILDINGS       SOFTWARE       TOTAL
                                                         -------------   ----------------   -----
                                                              LM                LM           LM
COST
At 1 April 1999........................................       0.8              2.4           3.2
Additions..............................................        --              0.1           0.1
                                                              ---              ---           ---
At 31 March 2000.......................................       0.8              2.5           3.3
                                                              ===              ===           ===
ACCUMULATED DEPRECIATION
At 1 April 1999........................................        --              0.8           0.8
Charge for the year....................................        --              0.3           0.3
                                                              ---              ---           ---
At 31 March 2000.......................................        --              1.1           1.1
                                                              ===              ===           ===
NET BOOK VALUE
At 31 March 2000.......................................       0.8              1.4           2.2
                                                              ===              ===           ===
At 31 March 1999.......................................       0.8              1.6           2.4
                                                              ===              ===           ===

15. INVESTMENT PROPERTIES

  GROUP

                                                               LM
At 1 April 1999.............................................   9.4
Adjustment to open market value.............................   1.5
                                                              ----
At 31 March 2000............................................  10.9
                                                              ====

     Investment properties were valued at 31 March 2000 by Cooke & Arkwright, a firm of Chartered Surveyors, on the basis of open market value. These properties are rented to third parties under operating leases. Investment properties comprise L10.9m (1999 L9.4m) of freehold properties.

     The accounting treatment for investment properties is set out in the principal accounting policies. This treatment is not in accordance with schedule 4 to the Companies Act 1985. As a consequence the profit before interest for the year is L0.2m (1999 L0.2m) higher than it would have been had this treatment been adopted.

                                   HYDER PLC

16. FIXED ASSET INVESTMENTS

  GROUP

                                          INTERESTS IN   INTERESTS IN
                                  OWN        JOINT        ASSOCIATED      LISTED       UNLISTED
                                 SHARES     VENTURES     UNDERTAKINGS   INVESTMENTS   INVESTMENTS   TOTAL
                                 ------   ------------   ------------   -----------   -----------   -----
                                   LM          LM             LM            LM            LM         LM
COST
At 1 April 1999................   21.7        20.4            9.9          46.5          19.4       117.9
Exchange differences...........     --        (0.1)           0.1            --          (0.1)       (0.1)
Additions......................     --        16.5             --           1.8            --        18.3
Disposals......................   (1.4)         --             --          (6.6)         (0.2)       (8.2)
Share of retained profits......     --         0.9            0.6            --            --         1.5
Reclassification...............     --         0.1           (0.1)         (4.3)           --        (4.3)
                                  ----        ----           ----          ----          ----       -----
At 31 March 2000...............   20.3        37.8           10.5          37.4          19.1       125.1
                                  ====        ====           ====          ====          ====       =====
AMOUNTS PROVIDED
At 1 April 1999................     --          --            0.1           3.0           0.8         3.9
Disposals......................     --          --             --          (1.1)           --        (1.1)
Provided in the year...........   10.0          --             --           1.6            --        11.6
                                  ----        ----           ----          ----          ----       -----
At 31 March 2000...............   10.0          --            0.1           3.5           0.8        14.4
                                  ====        ====           ====          ====          ====       =====
NET BOOK VALUE
At 31 March 2000...............   10.3        37.8           10.4          33.9          18.3       110.7
                                  ====        ====           ====          ====          ====       =====
At 31 March 1999...............   21.7        20.4            9.8          43.5          18.6       114.0
                                  ====        ====           ====          ====          ====       =====

     The market value of the listed investments, excluding the group's L27.9m (1999 L27.1m) investment in the Asian Infrastructure Fund, is L15.4m (1999 L31.1m).

     The directors consider that the market value of the group's investment in the Asian Infrastructure Fund, which is a closed end fund with no ready market for the shares, is not materially different from the carrying value of that investment.

     The listed investment of L4.3m has been reclassified as a current asset investment (note 19).

     Own shares relate to ordinary shares purchased under the qualifying employee share option trust (note 30(c)) and the executive directors' long term incentive plan (note 30(b)). The nominal value of these shares is L4.1m (1999 L4.3m).

                                   HYDER PLC

  COMPANY

                                                              INTERESTS
                                                               IN GROUP      UNLISTED
                                                OWN SHARES   UNDERTAKINGS   INVESTMENTS    TOTAL
                                                ----------   ------------   -----------   -------
                                                    LM            LM            LM          LM
COST
At 1 April 1999...............................     21.7        1,549.9          0.4       1,572.0
Additions.....................................       --           64.0           --          64.0
Disposals.....................................     (1.4)            --           --          (1.4)
                                                   ----        -------          ---       -------
At 31 March 2000..............................     20.3        1,613.9          0.4       1,634.6
                                                   ====        =======          ===       =======
AMOUNTS PROVIDED
At 1 April 1999...............................       --            1.4          0.3           1.7
Provided in the year..........................     10.0           76.1           --          86.1
                                                   ----        -------          ---       -------
At 31 March 2000..............................     10.0           77.5          0.3          87.8
                                                   ====        =======          ===       =======
NET BOOK VALUE
At 31 March 2000..............................     10.3        1,536.4          0.1       1,546.8
                                                   ====        =======          ===       =======
At 31 March 1999..............................     21.7         1548.5          0.1       1,570.3
                                                   ====        =======          ===       =======

     Principal group undertakings are listed in note 44.

17. STOCKS AND WORK IN PROGRESS

  GROUP

                                                              2000   1999
                                                              ----   ----
                                                               LM     LM
Raw materials and consumables...............................   7.8    8.8
Work in progress............................................   9.0    6.5
Finished goods and goods for resale.........................   0.1    0.7
                                                              ----   ----
                                                              16.9   16.0
                                                              ====   ====

     The replacement cost of stocks is not materially different from their carrying value.

                                   HYDER PLC

18. DEBTORS

                                                                  GROUP          COMPANY
                                                              -------------   -------------
                                                              2000    1999    2000    1999
                                                              -----   -----   -----   -----
                                                               LM      LM      LM      LM
AMOUNTS FALLING DUE WITHIN ONE YEAR:
Trade debtors...............................................  101.6   145.2      --      --
Amounts recoverable on contracts............................   29.2    26.1      --      --
Amounts owed by subsidiary undertakings.....................     --      --   353.8   410.9
Amounts owed by associated undertakings.....................    0.7     0.5      --      --
Net investment in finance leases............................    0.2     0.1      --      --
Other debtors...............................................   29.6    40.1     0.6     3.2
Prepayments and accrued income..............................   62.1    91.8    10.1     9.3
Amounts due on sale of group operations (note 39)...........   11.2      --      --      --
                                                              -----   -----   -----   -----
                                                              234.6   303.8   364.5   423.4
AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR:
Net investment in finance leases............................    1.6     1.0      --      --
Other debtors...............................................    1.8     9.4      --      --
                                                              -----   -----   -----   -----
                                                              238.0   314.2   364.5   423.4
                                                              =====   =====   =====   =====

19. CURRENT ASSET INVESTMENTS

MANAGEMENT OF LIQUID RESOURCES

                                                                  GROUP          COMPANY
                                                              -------------   -------------
                                                              2000    1999    2000    1999
                                                              -----   -----   -----   -----
                                                               LM      LM      LM      LM
INVESTMENTS IN:
Sterling fixed term and call deposits.......................  397.2   470.5   339.8   381.9
Sterling denominated commercial papers......................   31.8   120.8    14.9    82.5
                                                              -----   -----   -----   -----
                                                              429.0   591.3   354.7   464.4
Listed investment held for resale...........................    4.3      --      --      --
                                                              -----   -----   -----   -----
                                                              433.3   591.3   354.7   464.4
                                                              =====   =====   =====   =====
AMOUNTS BECOMING DUE:
Within one year.............................................  433.3   591.3   354.7   464.4
                                                              =====   =====   =====   =====

     The fixed asset investment held for resale is the group's 20% interest in the issued share capital of Severoceske Vodovody a Kanalizace a.s. ("ScVK") which is held at cost. The market value of the ScVK investment is L2.6m (1999 L1.9m). The company has not reduced the carrying value of this investment as the company has a put option which requires a third party to purchase this investment at a price greater than the carrying value. The directors do not consider that the group's 20% interest in ScVK gives them significant influence over the operations of that company to include the investment as an associate.

                                   HYDER PLC

20. CREDITORS

  (A) AMOUNTS FALLING DUE WITHIN ONE YEAR:

                                                                GROUP              COMPANY
                                                          -----------------   -----------------
                                                  NOTE     2000      1999      2000      1999
                                                  -----   -------   -------   -------   -------
                                                            LM        LM        LM        LM
Bank loans and overdrafts.......................              5.8       0.6        --        --
Loan notes......................................  21(d)       4.2       6.3       3.4       6.3
Other loans.....................................  21(c)       8.1      54.7        --       6.4
Obligations under finance leases................  22          0.3       0.3        --        --
Payments received on account on contracts.......             19.9      18.1        --        --
Trade creditors.................................            115.6     145.1        --        --
Amounts owed to subsidiary undertakings.........               --        --       0.2       1.0
Loans from subsidiary undertakings..............               --        --      50.0        --
Dividends payable...............................              2.7     112.5       2.7     112.5
Corporation tax.................................             12.8      28.0        --       3.0
Other taxation and social security..............             13.0      12.3        --       0.1
Other creditors.................................             89.1      88.0        --        --
Accruals and deferred income....................             86.4      90.4      57.0      48.1
Capital commitments due to joint ventures and
  associates....................................              5.7        --        --        --
                                                          -------   -------   -------   -------
                                                            363.6     556.3     113.3     177.4
                                                          =======   =======   =======   =======

  (B) AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR:
Sterling bonds..................................  21(a)   1,024.9   1,024.5     678.7     678.4
US$ bonds.......................................  21(b)     615.4     615.2     615.4     615.2
Other loans.....................................  21(c)     212.9     219.1      10.8       8.6
Obligations under finance leases................  22        265.5     265.7        --        --
Creditors between one and five years:...........                                   --        --
  Capital commitments due to joint ventures and
     associates.................................             17.7      10.3        --        --
  Refundable customer contributions.............              4.0       4.9        --        --
  Other.........................................              3.1       7.3        --        --
                                                          -------   -------   -------   -------
                                                          2,143.5   2,147.0   1,304.9   1,302.2
                                                          =======   =======   =======   =======

                                   HYDER PLC

21. LOANS

  (A) STERLING BONDS

                                     INTEREST   NOMINAL   PREMIUM    ISSUE     NET      NET COSTS   CARRYING
MATURITY DATE                          RATE      VALUE    ON ISSUE   COSTS   PROCEEDS   AMORTISED    VALUE
-------------                        --------   -------   --------   -----   --------   ---------   --------
                                        %         LM         LM       LM        LM         LM          LM
GROUP
2002...............................   10.750       75.0       --      (1.0)     74.0       0.8         74.8
2004...............................    7.125      100.0      1.1      (2.0)     99.1       0.5         99.6
2006...............................    8.750      200.0      3.2      (2.3)    200.9      (0.1)       200.8
2014...............................    7.625      100.0      0.8      (2.6)     98.2       0.5         98.7
2016...............................    9.500      200.0      6.8      (1.9)    204.9      (0.3)       204.6
2020...............................    9.250      150.0      1.7      (3.9)    147.8       0.1        147.9
2020...............................    7.000      200.0       --      (1.6)    198.4       0.1        198.5
                                                -------     ----     -----   -------      ----      -------
                                                1,025.0     13.6     (15.3)  1,023.3       1.6      1,024.9
                                                =======     ====     =====   =======      ====      =======
COMPANY
2002...............................   10.750       75.0       --      (1.0)     74.0       0.8         74.8
2006...............................    8.750      200.0      3.2      (2.3)    200.9      (0.1)       200.8
2016...............................    9.500      200.0      6.8      (1.9)    204.9      (0.3)       204.6
2020...............................    7.000      200.0       --      (1.6)    198.4       0.1        198.5
                                                -------     ----     -----   -------      ----      -------
                                                  675.0     10.0      (6.8)    678.2       0.5        678.7
                                                =======     ====     =====   =======      ====      =======

  (B) US$ BONDS

                                     INTEREST   NOMINAL   PREMIUM    ISSUE     NET      NET COSTS   CARRYING
MATURITY DATE                          RATE      VALUE    ON ISSUE   COSTS   PROCEEDS   AMORTISED    VALUE
-------------                        --------   -------   --------   -----   --------   ---------   --------
                                        %         LM         LM       LM        LM         LM          LM
GROUP & COMPANY
2004...............................   6.750      120.0      0.8      (1.4)    119.4        0.2       119.6
2007...............................   6.875      120.0      0.8      (1.4)    119.4        0.1       119.5
2008...............................   6.500      136.0      1.9      (2.1)    135.8         --       135.8
2017...............................   7.250       60.0      0.4      (0.7)     59.7         --        59.7
2028...............................   7.375      181.0      2.6      (2.9)    180.7        0.1       180.8
                                                 -----      ---      ----     -----        ---       -----
                                                 617.0      6.5      (8.5)    615.0        0.4       615.4
                                                 =====      ===      ====     =====        ===       =====

     Fixed interest rates on the sterling/US$ cross currency interest rate swaps used to cover the US$ bonds referred to above range between 6.8% and 8.1%. The full nominal value of US$1,025m was simultaneously swapped for sterling to match the future US$ repayment liabilities at maturity.

                                   HYDER PLC

  (C) OTHER LOANS

                                                              GROUP           COMPANY
                                                              2000    1999     2000     1999
                                                              -----   -----   -------   ----
                                                               LM      LM       LM       LM
REPAYABLE AS FOLLOWS:
Within one year.............................................    8.1    54.7      --      6.4
Between one and two years...................................   18.3     7.4    10.8       --
Between two and five years..................................   24.2    24.5      --       --
After more than five years..................................  170.4   187.2      --      8.6
                                                              -----   -----    ----     ----
                                                              221.0   273.8    10.8     15.0
                                                              =====   =====    ====     ====
Repayable wholly within five years..........................   11.2    49.0    10.8      6.4
Repayable wholly after five years...........................  140.0   148.6      --      8.6
Repayable by instalments after five years...................   69.8    76.2      --       --
                                                              -----   -----    ----     ----
                                                              221.0   273.8    10.8     15.0
                                                              =====   =====    ====     ====
THESE LOANS ARE DENOMINATED IN THE FOLLOWING CURRENCIES:
Sterling....................................................  206.4   243.7      --       --
Australian $................................................     --    11.7      --       --
US$.........................................................   10.0     8.6    10.0      8.6
Canadian $..................................................     --     6.4      --      6.4
German marks................................................    3.8     3.4      --       --
Euros.......................................................    0.8      --     0.8       --
                                                              -----   -----    ----     ----
                                                              221.0   273.8    10.8     15.0
                                                              =====   =====    ====     ====

     Fixed interest rates on these loans range between 6.5% and 10.2% (1999 5.2% and 10.2%) and variable interest rates varied between 1.0% below to 0.2% above LIBOR (1999 1.0% below to 0.2% above LIBOR) (London Interbank offer rate).

     (D) LOAN NOTES

     The loan notes were issued in lieu of all or part of the cash consideration due under the offer for South Wales Electricity plc to those of its shareholders who elected as such. The notes bear interest, payable half yearly in arrears, at the rate of 1% below six month LIBOR.

                                   HYDER PLC

22. FINANCE LEASES

  GROUP

                                                              2000    1999
                                                              -----   -----
                                                               LM      LM
AMOUNTS DUE UNDER FINANCE LEASES ARE PAYABLE AS FOLLOWS:
Within one year.............................................    0.3     0.3
Between one and two years...................................    0.1     0.2
Between two and five years..................................     --     0.1
After more than five years..................................  265.4   265.4
                                                              -----   -----
                                                              265.8   266.0
                                                              =====   =====

     A long dated interest rate swap was arranged on 1 April 1994 which has the effect of fixing the rate of interest at 7.8% on floating rate sterling finance lease obligations of L57.9m (1999 L59.3m). The obligations under the swap and the finance lease reduce over a remaining period of 14 years.

23. MATURITY OF FINANCIAL LIABILITIES

     The maturity profile of the group's gross borrowings, preference shares and other financial liabilities, excluding bank overdrafts, was as follows:

                                                               2000      1999
                                                              -------   -------
                                                                LM        LM
GROSS BORROWINGS:
In one year or less, or on demand...........................     12.6      61.3
In more than one year but not more than two years...........     94.8       7.6
In more than two years but not more than five years.........    249.8     198.7
In more than five years.....................................  1,774.1   1,918.2
                                                              -------   -------
                                                              2,131.3   2,185.8
PREFERENCE SHARES:
In more than five years.....................................    206.6     206.6
OTHER FINANCIAL LIABILITIES:
In more than one year but not more than two years...........      3.0       7.7
In more than two years but not more than five years.........     17.5       5.8
In more than five years.....................................      4.3       9.0
                                                              -------   -------
                                                              2,362.7   2,414.9
                                                              =======   =======

24. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

  (A) TREASURY MANAGEMENT AND FINANCIAL INSTRUMENTS

     Group treasury activities are managed centrally within a formal set of treasury policies and objectives which are regularly reviewed and approved by the Board. The group's policy specifically prohibits any transactions of a speculative nature and does not envisage the use of complex financial instruments. The treasury team uses financial instruments including derivatives, to raise finance and to manage risk from its operations. Surplus cash is invested in short to medium term sterling financial

                                   HYDER PLC
investments. The Board annually establishes the investment criteria which is restricted to banks or other institutions meeting required standards assessed by reference to the major credit rating agencies.

     The main treasury management risks faced relate to interest rate risk, liquidity risk and foreign currency risk. The Board reviews and agrees policies for managing these risks as summarised below.

  (B) FINANCE AND INTEREST RATE RISK

     The group's policy is to finance operating subsidiaries by a mixture of retained profits, bank borrowings, finance leases and long term loans.

     The group's policy is to keep the greater proportion of gross borrowings at fixed rates of interest. Derivatives, predominately interest rate swaps and forward rate agreements, are used to help manage the mix of fixed and floating rate debt. At the year end, after taking account of interest rate swaps 89% (1999 87%) of gross borrowings of L2,131m, were at long term fixed interest rates, fixed for an average period of 12.9 years (1999 13.8 years). The remaining 11% (1999 13%) were at floating rates of interest.

     Exposure to floating rate debt of L244m (1999 L291m) is hedged against interest rate movements by cash balances and deposits of L457m (1999 L612m). Decisions on fixing interest rates on the floating rate loans will continue to be considered as cash and deposit balances are utilised. The net effect of an average increase in interest rates of 1% on the variable rate components of the group's short term floating rate loans and cash balances during the year would have resulted in an increase in profit before tax of L2.1m (1999 L0.5m).

  (C) LIQUIDITY RISK

     The group's objective is to maintain a balance between continuity of funding and flexibility through the use of borrowings with a range of maturity dates. The group's policy is to ensure that the maturity profile does not place an excessive strain on the group's ability to repay loans. Currently no more than 17% (1999 16%) of our borrowings mature in any twelve month period. In addition, to preserve continuity of funding, at least 83% of borrowings will mature in more than five years and at least 53% in more than ten years.

     At the year end, 1% (1999 2%) of gross borrowings were due to mature in the next twelve months; 16% (1999 10%) will mature in the following four years and 83% (1999 88%) thereafter.

     In addition, the group's practice is to maintain adequate undrawn committed facilities of at least 10% of borrowings in order to provide flexibility in the management of the group's liquidity. At the year end we had multicurrency committed facilities of L450m with ten banks of which L10.8m (1999 L14.7m) had been utilised. The L10.8m utilisation relates to foreign currency loans required for overseas investments thus creating a natural hedge. The weighted average period until maturity of these facilities was 2.4 years.

     Short term flexibility is achieved by managing an investment portfolio of short term money market deposits and commercial paper purchases.

                                   HYDER PLC

  (D) FOREIGN CURRENCY RISK

     Cumulative US Bond issues amounting to US$1,025m have been converted into sterling as L617m.

     The group has entered into US dollar swaps which ensure that the group is not exposed to any currency exposure when the dollar repayments fall due.

     The group has also entered into cross currency interest rate swaps whereby the dollar coupon rates were exchanged for sterling interest rates.

     The group has a number of overseas subsidiaries, joint venture and associate entities reporting in local currencies and in order to protect the group's sterling balance sheet from the movements in the respective currency/sterling exchange rate, the group finances certain net investments in subsidiary, joint ventures and associate entities by means of related currency borrowings.

     The group also has transactional currency exposures which arise from sales and purchases by operating units in currencies other than the group's reporting currency. All operating units are required to notify the treasury team of all material currency contracts and commitments which potentially create currency exposure on either a transaction or translation basis in order that the currency exposure can be minimised.

     At the year end, after taking into account the effects of forward foreign exchange contracts, the group had foreign currency exposures with a net unrealised loss of L1m (1999 L1m) in respect of unhedged foreign currency fixed asset investments.

     On average, foreign currencies relating to group activities did not move materially against sterling during the year. Shareholders' funds were however reduced by L1.3m at 31 March 2000 (1999 L0.2m increase) due to foreign exchange movements affecting overseas debt, cash balances and other assets.

  (E) CONTRACTS FOR DIFFERENCES

     Contracts for differences (CFDs) existed within the energy supply business prior to the disposal of the business to British Energy on 17 February 2000. The CFDs largely insulated the group against the effects of variability of electricity pool prices.

     Any obligations arising under the CFDs were taken over by British Energy when they acquired the energy supply businesses. No residual risk resides within Hyder and as a consequence the unutilised power purchase provision of L59.3m (note 27(e)) on 17 February 2000 was released to the profit and loss account as part of the profit on disposal of group operations (note 39).

  (F) SHORT TERM DEBTORS AND CREDITORS

     Short term debtors and creditors have been excluded from the following disclosures, other than the currency risk disclosures.

  (G) INTEREST RATE SWAPS

     The group and company have entered into interest rate swap arrangements in order to manage the interest rate exposure of the group and the company and not for trading or speculative purposes.

                                   HYDER PLC

  Group

     The group's outstanding interest rate swap arrangements had a notional principal balance of L724.9m (1999 L755.5m), with termination dates ranging between December 2004 and December 2028 (1999 December 1999 and December 2028), and interest rates ranging between 6.8% and 8.3% (1999 6.0% and 8.4%).

  Company

     At 31 March 2000 the company's outstanding interest rate swap arrangements had a notional principal balance of L617.0m (1999 L617.0m) with termination dates ranging between December 2004 and December 2028 (1999 December 2004 and December 2028), and interest rates ranging between 6.8% and 8.1% (1999 6.9% and 8.2%).

  (H) CURRENCY AND INTEREST RATE PROFILE OF FINANCIAL LIABILITIES

     After taking into account the various interest rate and forward foreign currency swaps entered into by the group, the fixed and floating interest rate profile of the group's financial liabilities by currency was as follows:

                                                  TOTAL            FIXED RATE       FLOATING RATE
                                            -----------------   -----------------   -------------
CURRENCY                                     2000      1999      2000      1999     2000    1999
--------                                    -------   -------   -------   -------   -----   -----
                                              LM        LM        LM        LM       LM      LM
Gross borrowings:
Sterling..................................  2,116.7   2,155.7   1,887.7   1,894.9   229.0   260.8
US$.......................................     10.0       8.6        --        --    10.0     8.6
Australian $..............................       --      11.7        --        --      --    11.7
Canadian $................................       --       6.4        --        --      --     6.4
German marks..............................      3.8       3.4        --        --     3.8     3.4
Euros.....................................      0.8        --        --        --     0.8      --
                                            -------   -------   -------   -------   -----   -----
                                            2,131.3   2,185.8   1,887.7   1,894.9   243.6   290.9
Preference shares:
Sterling..................................    206.6     206.6     206.6     206.6      --      --
Other financial liabilities:
Sterling..................................     19.8      15.4        --        --      --      --
Australian $..............................      4.6       5.1        --        --      --      --
German marks..............................      0.4        --        --        --      --      --
Finnish marks.............................       --       2.0        --        --      --      --
                                            -------   -------   -------   -------   -----   -----
                                            2,362.7   2,414.9   2,094.3   2,101.5   243.6   290.9
                                            =======   =======   =======   =======   =====   =====

     The floating rate borrowings comprise:

     - loans from the European Investment Bank that bear interest based on sterling LIBOR rates;

     - sterling denominated bank borrowings that bear interest based on sterling LIBOR rates;

     - finance leases;

                                   HYDER PLC

     - loan notes that bear interest based on sterling LIBOR rates; and,

     - foreign currency denominated bank borrowings that bear interest based on prevailing interbank borrowing rates.

     No interest is paid on the other financial liabilities.

     All overseas currency borrowings set out in the above table are fully hedged against assets denominated in those currencies.

  (I) INTEREST RATE PROFILE OF FINANCIAL LIABILITIES

                                                                             FIXED RATE
                                                                              FINANCIAL
                                                                             LIABILITIES
                                                                              WEIGHTED
                                                               WEIGHTED        AVERAGE
                                                                AVERAGE        PERIOD
                                                               INTEREST       FOR WHICH
                                                                 RATE       RATE IS FIXED
                                                              -----------   -------------
CURRENCY                                                      2000   1999   2000    1999
--------                                                      ----   ----   -----   -----
                                                               %      %     YEARS   YEARS
Sterling:
  Borrowings................................................  8.0    8.0    12.9    13.8
  Preference shares.........................................  7.9    7.9    13.3    14.3
                                                              ===    ===    ====    ====

     No interest is paid on the other financial liabilities. The figures in the above table take into account the interest rate and forward foreign currency swaps used to manage the group's fixed interest rate profile.

  (J) BORROWING FACILITIES

     Undrawn committed borrowing facilities were:-

                                                              2000    1999
                                                              -----   -----
                                                               LM      LM
Committed borrowing facilities available....................  450.0   450.0
Drawn down as at 31 March...................................  (10.8)  (14.7)
                                                              -----   -----
Expiring after more than two years..........................  439.2   435.3
                                                              =====   =====

                                   HYDER PLC

  (K) CURRENCY AND INTEREST RATE PROFILE OF FINANCIAL ASSETS

                                                 2000                               1999
                                   --------------------------------   --------------------------------
                                                   SHORT                              SHORT
                                    CASH NET        TERM               CASH NET        TERM
                                       OF         DEPOSITS                OF         DEPOSITS
                                   OVERDRAFTS    (NOTE 19)    TOTAL   OVERDRAFTS    (NOTE 19)    TOTAL
                                   -----------   ----------   -----   -----------   ----------   -----
                                       LM            LM        LM         LM            LM        LM
CURRENCY:
Sterling.........................      8.6         428.7      437.3      10.7         568.1      578.8
US Dollars.......................      4.1           0.1        4.2       1.6            --        1.6
EU currencies (other than
  Sterling)......................     13.6           0.2       13.8       2.2           5.3        7.5
Other currencies.................      1.9            --        1.9       5.9          17.9       23.8
                                      ----         -----      -----      ----         -----      -----
                                      28.2         429.0      457.2      20.4         591.3      611.7
LONG TERM DEBTORS:
Sterling.........................       --            --        3.4        --            --       10.4
                                      ----         -----      -----      ----         -----      -----
At 31 March......................     28.2         429.0      460.6      20.4         591.3      622.1
                                      ====         =====      =====      ====         =====      =====
CURRENCY:
Floating rate....................     28.2           0.6       28.8      20.4            --       20.4
Fixed rate.......................       --         428.4      428.4        --         591.3      591.3
LONG TERM DEBTORS:
Nil interest rate................       --            --        3.4        --            --       10.4
                                      ----         -----      -----      ----         -----      -----
At 31 March......................     28.2         429.0      460.6      20.4         591.3      622.1
                                      ====         =====      =====      ====         =====      =====

     The sterling money market deposits above comprise deposits placed on money markets from overnight to four months. All the investments in commercial paper are at fixed interest rates. The weighted average interest rate on commercial paper and money market deposits is 5.7% (1999 5.5%) and the weighted average time for which they are held is 55 days (1999 71 days). These assets are held as part of the financing arrangements of the group.

     Cash generated from operating activities and from long term loan drawdowns in advance of future capital expenditure obligations is invested on a daily basis in money market investments. These investments include term deposits, government securities and corporate bonds and papers rated at not less than AA.

  (L) FAIR VALUES OF FINANCIAL INSTRUMENTS

     In the table below the fair value of short term borrowings, current asset investments, cash at bank and in hand and bank loans and overdrafts approximates to book values due to the short maturity of these instruments. The fair value of long term borrowings has been determined by reference to prices available from the financial markets on which these borrowings are traded. The fair value fundamentally represents the change in anticipated future interest rates and foreign exchange rates, to the dates of maturity of the borrowings, between the date those long term borrowings were raised and the year end. The preference shares are listed on the London Stock Exchange and the fair value has been quoted at the listed price. The fair value of interest rate swaps

                                   HYDER PLC
and combined interest rate and forward foreign currency swaps are based on market prices of comparable investments.

                                                         BOOK       FAIR       BOOK       FAIR
                                                        VALUE      VALUE      VALUE      VALUE
                                               NOTE      2000       2000       1999       1999
                                               -----   --------   --------   --------   --------
                                                          LM         LM         LM         LM
PRIMARY FINANCIAL INSTRUMENTS HELD OR ISSUED
  TO FINANCE THE GROUP'S OPERATIONS:
Short term borrowings........................             (12.6)     (12.6)     (61.3)     (61.3)
Long term borrowings.........................          (2,118.7)  (2,188.7)  (2,124.5)  (2,321.0)
Preference shares............................            (206.6)    (157.5)    (206.6)    (254.8)
Other financial liabilities..................             (24.8)     (24.8)     (22.5)     (22.5)
Long term debtors............................               3.4        3.4       10.4       10.4
Current asset investments....................  19         429.0      429.0      591.3      591.3
Cash at bank and in hand.....................              34.0       34.0       21.0       21.0
Bank loans and overdrafts....................  20(a)       (5.8)      (5.8)      (0.6)      (0.6)
                                                       --------   --------   --------   --------
                                                       (1,902.1)  (1,923.0)  (1,792.8)  (2,037.5)
DERIVATIVE FINANCIAL INSTRUMENTS HELD TO
  MANAGE THE INTEREST RATE AND CURRENCY
  PROFILE AND MATCHED BY PRIMARY FINANCIAL
  INSTRUMENTS:
Interest rate swaps..........................                --       (6.3)        --      (10.5)
Combined interest rate and forward foreign
  currency swaps.............................                --      (59.2)        --      (51.1)
                                                       --------   --------   --------   --------
                                                       (1,902.1)  (1,988.5)  (1,792.8)  (2,099.1)
DERIVATIVE FINANCIAL INSTRUMENTS HELD TO
  MANAGE THE INTEREST RATE PROFILE AND NOT
  MATCHED BY A PRIMARY FINANCIAL INSTRUMENT:
Interest rate swaps..........................                --       (3.5)        --       (8.1)
                                                       --------   --------   --------   --------
                                                       (1,902.1)  (1,992.0)  (1,792.8)  (2,107.2)
                                                       ========   ========   ========   ========

     The fair value of derivative financial instruments matched by primary financial instruments relates to long term borrowings with a book value of L673.4m (1999 L674.5m) which have been included within the primary financial instruments issued to finance the group's operations at a fair value of L637.6m (1999 L676.3m), which is the redemption value of those borrowings.

                                   HYDER PLC

  (M) LOSSES ON DERIVATIVE FINANCIAL INSTRUMENTS

     The fair value of losses on derivative financial instruments are not recognised in the financial statements. These instruments are held to manage the group's interest rate and currency exposures and the resultant fixed interest charges are made in the accounting periods to which they relate. The table below analyses the composition of the fair value losses (note 24(l)).

                                                              UNRECOGNISED
                                                               TOTAL NET
                                                              GAINS/LOSSES
                                                                  2000
                                                              ------------
                                                                   LM
Losses on hedges at 1 April 1999............................     (69.7)
Gains not included in 1999/2000 income......................       0.7
                                                                 -----
Losses on hedges at 31 March 2000...........................     (69.0)
                                                                 =====
Of which:
Losses expected to be included in 2000/01 income............      (0.6)
Losses expected to be included in 2001/02 income or later
  years.....................................................      (2.9)
Losses not expected to be included in 2001/02 income or
  later years...............................................     (65.5)
                                                                 -----
                                                                 (69.0)
                                                                 =====

25. CAPITAL COMMITMENTS

  GROUP

                                                              2000    1999
                                                              -----   -----
                                                               LM      LM
Contracted for but not provided in the financial
  statements................................................  155.4   182.5
                                                              =====   =====

     In order to meet additional quality and service standards, together with growth and new demands, the group has capital investment obligations over the next five years amounting to approximately L1.13 billion at current prices in the regulated water and sewerage business and approximately L250 million at current prices, within the regulated electricity distribution business.

26. LEASING COMMITMENTS

     At 31 March 2000 there were revenue commitments, in the ordinary course of business in the next year relating to the payment of rentals on non-cancellable operating leases expiring:

  GROUP

                                                               LAND AND
                                                               BUILDINGS      OTHERS
                                                              -----------   -----------
                                                              2000   1999   2000   1999
                                                              ----   ----   ----   ----
                                                               LM     LM     LM     LM
Within one year.............................................  0.5    0.9    2.9     4.7
Between two and five years..................................  1.4    2.8    4.2     2.6
After five years............................................  3.5    2.6    0.3     3.0
                                                              ---    ---    ---    ----
                                                              5.4    6.3    7.4    10.3
                                                              ===    ===    ===    ====

                                   HYDER PLC

  COMPANY

                                                               LAND AND
                                                               BUILDINGS      OTHERS
                                                              -----------   -----------
                                                              2000   1999   2000   1999
                                                              ----   ----   ----   ----
                                                               LM     LM     LM     LM
Within one year.............................................  0.2    0.2     --     --
After five years............................................  0.1    0.1     --     --
                                                              ---    ---     --     --
                                                              0.3    0.3     --     --
                                                              ===    ===     ==     ==

27. PROVISIONS FOR LIABILITIES AND CHARGES

                                                                       GROUP         COMPANY
                                                                    ------------   -----------
                                                             NOTE   2000   1999    2000   1999
                                                             ----   ----   -----   ----   ----
                                                                     LM     LM      LM     LM
Deferred taxation..........................................  (a)    15.0      --    --     --
Group insurance funds......................................  (b)    15.1    12.9    --     --
Reorganisation provision...................................  (c)    26.9    47.9   0.4    0.7
Pensions provision.........................................  (d)     2.8     2.8   1.5    1.2
Power purchase provision...................................  (e)      --    65.7    --     --
Other provisions...........................................  (f)    20.1    13.8   0.5    0.5
                                                                    ----   -----   ---    ---
                                                                    79.9   143.1   2.4    2.4
                                                                    ====   =====   ===    ===

  (A) DEFERRED TAXATION

  Group

                                                               AMOUNT          AMOUNTS
                                                              PROVIDED        UNPROVIDED
                                                            ------------    --------------
                                                            2000    1999    2000     1999
                                                            ----    ----    -----    -----
                                                             LM      LM      LM       LM
Tax effect of timing differences:
  Excess of tax allowances over depreciation............      --     --     371.3    355.3
  Other timing differences..............................      --     --      (8.7)   (20.5)
                                                            ----     --     -----    -----
                                                              --     --     362.6    334.8
Capital gains rolled over...............................    15.0     --       7.7      0.2
Earnings retained overseas..............................      --     --       4.3      3.3
                                                            ----     --     -----    -----
                                                            15.0     --     374.6    338.3
                                                            ====     ==     =====    =====

                                   HYDER PLC

  Company

                                                                 AMOUNT
                                                               UNPROVIDED
                                                              ------------
                                                              2000    1999
                                                              ----    ----
                                                               LM      LM
Tax effect of timing differences:
  Excess of tax allowances over depreciation................   0.2     0.2
  Other timing differences..................................  (0.6)   (0.4)
                                                              ----    ----
                                                              (0.4)   (0.2)
                                                              ====    ====

  (B) GROUP INSURANCE FUNDS

                                                              GROUP   COMPANY
                                                              -----   -------
                                                               LM       LM
At 1 April 1999.............................................  12.9      --
Premiums....................................................   5.7      --
Claims......................................................  (3.1)     --
Released to profit and loss account.........................  (0.4)     --
                                                              ----      --
At 31 March 2000............................................  15.1      --
                                                              ====      ==

     Cover against certain risks is provided by Brecon Insurance Company Limited, a wholly owned subsidiary undertaking of the group.

  (C) REORGANISATION PROVISION

                                                              NOTE   GROUP   COMPANY
                                                              ----   -----   -------
                                                                      LM       LM
At 1 April 1999.............................................          47.9     0.7
Charged to profit and loss account..........................   5      35.1     0.5
Released to profit and loss account.........................   5     (10.2)     --
Utilised....................................................         (45.9)   (0.8)
                                                                     -----    ----
At 31 March 2000............................................          26.9     0.4
                                                                     =====    ====

     The reorganisation provision includes severance, related pension costs and property costs for restructuring initiatives which will be completed within the next 24 months.

                                   HYDER PLC

  (D) PENSIONS PROVISION

                                                              GROUP   COMPANY
                                                              -----   -------
                                                               LM       LM
At 1 April 1999.............................................   2.8      1.2
Charged to profit and loss account..........................   0.4      0.3
Utilised....................................................  (0.4)      --
                                                              ----      ---
At 31 March 2000............................................   2.8      1.5
                                                              ====      ===

     This provision relates to unfunded directors pensions (note 6 (d)(iv)) and the "Barber" provisions which are expected to be utilised within the next 24 months.

  (E) POWER PURCHASE PROVISION

                                                              NOTE   GROUP   COMPANY
                                                              ----   -----   -------
                                                                      LM       LM
At 1 April 1999.............................................          65.7      --
Utilised....................................................    4     (6.4)     --
Released to profit and loss account on disposal of supply
  business..................................................   39    (59.3)     --
                                                                     -----      --
At 31 March 2000............................................            --      --
                                                                     =====      ==

  (F) OTHER PROVISIONS

                                                              GROUP   COMPANY
                                                              -----   -------
                                                               LM       LM
At 1 April 1999.............................................  13.8      0.5
Charged to profit and loss account..........................  10.1       --
Utilised....................................................  (3.8)      --
                                                              ----      ---
At 31 March 2000............................................  20.1      0.5
                                                              ====      ===

     These provisions principally relate to leasehold property provisions, onerous contracts, uninsured losses and other claims arising which are expected to be utilised within the next 16 years.

28. ACCRUALS AND DEFERRED INCOME

  GROUP

                                                               LM
At 1 April 1999.............................................  155.3
Receivable during the year..................................   10.5
Released to profit and loss account.........................   (6.0)
                                                              -----
At 31 March 2000............................................  159.8
                                                              =====

                                   HYDER PLC

     Deferred income represents grants and customer contributions received in respect of investment in non-infrastructure fixed assets. These grants are amortised to the profit and loss account over the estimated useful economic life of the related assets.

29. CALLED UP SHARE CAPITAL

                                                              2000    1999
                                                              -----   -----
                                                               LM      LM
AUTHORISED:
166,666,667 ordinary shares of 120p each (1999
  166,666,667)..............................................  200.0   200.0
209,000,000 cumulative redeemable preference shares (7.875%
  net) of L1 each (redeemable 31 July 2013) (1999
  209,000,000)..............................................  209.0   209.0
                                                              -----   -----
                                                              409.0   409.0
                                                              =====   =====
ALLOTTED, CALLED UP AND FULLY PAID:
154,710,591 ordinary shares of 120p each (1999
  151,018,332)..............................................  185.6   181.2
207,181,776 cumulative redeemable preference shares (7.875%
  net) of L1 each (redeemable 31 July 2013) (1999
  207,181,776)..............................................  207.2   207.2
                                                              -----   -----
                                                              392.8   388.4
                                                              =====   =====

     All cumulative redeemable preference shares are redeemable at par on 31 July 2013. These shares are non-voting and have a preferential right to return of capital on a winding up.

     Ordinary shares were issued in the year resulting from the exercise of share options under the Hyder and South Wales Electricity plc employee sharesave and executive share option schemes at prices between 354p and 676p per share.

     In total 3,692,259 ordinary shares, with an aggregate nominal value of L4.4m were issued in the year. The cash consideration received in respect of the issue of 5,957 ordinary shares was L37,000. Included within the total are 3,686,302 ordinary shares with an aggregate nominal value of L4.4m issued in relation to the scrip dividend plan for which no cash consideration was received.

30. EMPLOYEE SHARE SCHEMES

  (A) HYDER PLC SHARE SCHEMES

     The company has four Inland Revenue approved share option schemes for its employees and those of subsidiary undertakings. There is also an unapproved scheme (the Hyder overseas share plan) which extends share scheme arrangements for the benefit of overseas employees resident outside of the United Kingdom.

     The employee sharesave scheme is savings related and the share options are exercisable within six months of completion of a three, five or seven year save as you earn contract. Employee sharesave options are fixed at the closing mid market value on the day preceding the date of grant less 20% discount. The executive share option scheme is a discretionary scheme for senior employees under which options are granted at fixed prices at the closing mid market value on the day preceding the date of grant. Executive share options granted after July 1993 are performance related and can only be exercised if the increase in the share price of an ordinary share exceeds the increase in the Retail

                                   HYDER PLC

Prices Index plus 2% per annum compound (pro rata for any period of less than one year) in the period between the date of grant and the exercise date. All executive share options are exercisable between three and ten years from the date of grant. No new options may be granted to executive directors under this scheme.

     Options granted but not yet exercised under these schemes at 31 March 2000 together with their exercise prices and dates are shown below:

                                                                                 NUMBER OF 120P
                                                                                    ORDINARY
                             DATE                              OPTION PRICE          SHARES
                            OPTION        NORMAL DATE OF        PER SHARE     ---------------------
                            GRANTED          EXERCISE            (PENCE)        2000        1999
                           ---------   ---------------------   ------------   ---------   ---------
EMPLOYEE SHARESAVE
  SCHEME.................   Dec 1992     Mar 2000 - Aug 2000    425 - 427       103,830     321,180
                           Sept 1994     Oct 1999 - Mar 2000    522 - 525            --     358,333
                           Sept 1994     Oct 2001 - Mar 2002    522 - 525       143,096     165,911
                            Dec 1994     Feb 2000 - Aug 2000    522 - 525        55,240     243,724
                            Dec 1994     Feb 2002 - Aug 2002    522 - 525        87,153     107,021
                            Jul 1997     Sep 2000 - Feb 2001          650       525,180     734,208
                            Jul 1997     Sep 2002 - Feb 2003          650     1,780,396   2,477,291
                                                                              ---------   ---------
                                                                              2,694,895   4,407,668
                                                                              ---------   ---------
  EXECUTIVE SHARE OPTION
     SCHEME..............   Jul 1991     Jul 1994 - Jul 2001          354        23,021      24,049
                            Jul 1993     Jul 1996 - Jul 2003          563        55,909      55,909
                            Aug 1993     Aug 1996 - Aug 2003          648        13,937      21,146
                            Jan 1994     Jan 1997 - Jan 2004          716       151,442     151,442
                            Jan 1995     Jan 1998 - Jan 2005          676        16,928      21,857
                                                                              ---------   ---------
                                                                                261,237     274,403
                                                                              ---------   ---------
  OVERSEAS SHARE PLAN....   Oct 1997     Nov 2000 - Apr 2001          841        38,749      67,280
                            Oct 1997     Nov 2002 - Apr 2003          841        14,424      32,910
                                                                              ---------   ---------
                                                                                 53,173     100,190
                                                                              ---------   ---------
                                                                              3,009,305   4,782,261
                                                                              =========   =========

     No options were granted during the year ended 31 March 2000. All options and rights over Hyder plc ordinary shares held under Inland Revenue approved share schemes can be exercised early in certain exceptional circumstances such as retirement or redundancy.

     During the year ended 31 March 1999 two Inland Revenue approved profit sharing schemes were established, one for the benefit of staff employed by Hyder Utilities (the utilities scheme) and a separate scheme for the benefit of employees of Hyder plc (the plc scheme). The number of Hyder ordinary shares appropriated under these schemes in July 1998 and held in trust at 31 March 2000 were 146,263 (1999 72,211) ordinary shares under the utilities scheme and 3,748 (1999 1,688) ordinary shares under the plc scheme. All shares are held in trust under the rules of the schemes. A further appropriation of shares will take place in July 2000 subject to scheme targets and eligibility criteria being met.

                                   HYDER PLC

  (B) HYDER PLC LONG TERM INCENTIVE PLAN (L-TIP)

     The company L-Tip is available to executive directors and selected senior executives. Full details of this scheme are set out in note 6. The ordinary shares which are conditionally allocated under the L-Tip are purchased in the market by an employee benefit trust with funds allocated by the company. The trustees have waived dividends on the shares held.

     A second L-Tip was established in 1999 for the benefit of a director, J M James, who does not participate in the main L-Tip. Details are disclosed in note 6.

  (C) QUALIFYING EMPLOYEE SHARE OPTION TRUST (QUEST)

     In March 1998 the company established a qualifying employee share option trust (Quest) as a vehicle to procure ordinary shares in Hyder plc to meet in part the obligations of the company pursuant to valid exercises of options under the rules of the Hyder and South Wales Electricity sharesave schemes. At 31 March 2000 Hyder Share Scheme Trustee (2) Limited, as trustee, held 3,261,565 ordinary shares (1999 3,437,499) with a value, based on the average closing price of the shares in the thirty days up to 7 July, being the latest practicable date prior to the directors' approving the financial statements, of L10.4m (1999 market value L27.0m). If the shares are transferred at this value otherwise than for a qualifying purpose of the Quest, an income tax charge of L5.3m will be payable by Hyder Share Scheme Trustees (2) Limited.

     The accounts include the shares held by the Quest, which are included as fixed asset investments. Under the rules of the Quest dividends have been waived by the trustee. The expenses of Quest which are borne by the group are expensed as incurred. The purchase of shares by Hyder Share Scheme Trustee (2) Limited as trustee was financed by loans from Hyder plc.

     Details of share options outstanding under the sharesave schemes are stated in notes 30(a) above.

31. SHARE PREMIUM ACCOUNT

                                                              GROUP   COMPANY
                                                              -----   -------
                                                               LM       LM
At 1 April 1999.............................................  137.4    137.4
Nominal value of ordinary shares issued under scrip dividend
  in lieu of cash dividend (note 29)........................   (4.4)    (4.4)
                                                              -----    -----
At 31 March 2000............................................  133.0    133.0
                                                              =====    =====

                                   HYDER PLC

32. RESERVES

  (A) PROFIT AND LOSS ACCOUNT

                                                              GROUP   COMPANY
                                                              -----   -------
                                                               LM       LM
At 1 April 1999.............................................  370.8    443.5
Profit/(loss) retained for the year.........................   48.1   (152.3)
Goodwill written back on disposal...........................   84.0       --
Scrip dividend issued in lieu of cash dividend..............   21.5     21.5
Foreign currency translation losses.........................   (1.3)    (0.2)
Reserves adjustment on acquisition of additional interest in
  subsidiary................................................   (0.7)      --
                                                              -----   ------
At 31 March 2000............................................  522.4    312.5
                                                              =====   ======

     The cumulative goodwill written off directly to reserves is L544.3m (1999 L628.3m).

     In accordance with the group's accounting policy, Lnil of net exchange differences (1999 L0.2m net gains) on foreign currency loans which match investments have been offset in reserves.

  (B) CAPITAL RESERVE

                                                              GROUP   COMPANY
                                                              -----   -------
                                                               LM       LM
At 1 April 1999 and 31 March 2000...........................    --      9.6
                                                                ==      ===

     The capital reserve arose on the acquisition of South Wales Electricity plc and comprised the fair value of the options granted by the company to South Wales Electricity plc share option holders less the option price to be received by the company on the exercise of those options.

  (C) INVESTMENT REVALUATION RESERVE

                                                              GROUP   COMPANY
                                                              -----   -------
                                                               LM       LM
At 1 April 1999.............................................   1.2      --
Revaluations (note 15)......................................   1.5      --
                                                               ---      --
At 31 March 2000............................................   2.7      --
                                                               ===      ==

  (D) CAPITAL REDEMPTION RESERVE

     On 30 December 1994 the group and company created a capital redemption reserve of L1 following the redemption at par of the special rights redeemable preference share of L1.

                                   HYDER PLC

33. EQUITY MINORITY INTEREST

                                                              GROUP   COMPANY
                                                              -----   -------
                                                               LM       LM
At 1 April 1999.............................................   2.6      --
Adjustment to fair value of assets..........................  (0.4)     --
Purchase of minority interest...............................  (1.5)     --
Recognition of results for the year.........................   0.2      --
Currency translation differences............................  (0.2)     --
                                                              ----      --
At 31 March 2000............................................   0.7      --
                                                              ====      ==

34. NET CASH INFLOW FROM OPERATING ACTIVITIES

                                                               2000    1999    1998
                                                               -----   -----   -----
                                                                LM      LM      LM
Continuing operations:
Operating profit............................................   164.1   270.6   239.6
Non cash element of exceptional items (excluding
  reorganisation costs).....................................    73.3      --      --
Depreciation of tangible fixed assets.......................   136.8   122.8   100.4
Amounts written off tangible fixed assets...................      --     7.1     1.5
Amounts provided on intangible fixed assets and fixed asset
  investments...............................................     1.1     2.0     1.5
Amortisation of grants and contributions....................    (6.0)   (5.9)   (5.5)
Loss/(profit) on sale of fixed assets.......................     0.5      --    (0.8)
Net increase in stocks......................................    (1.7)   (1.9)   (0.6)
Net (increase)/decrease in debtors..........................   (34.0)    1.2   (12.2)
Net increase/(decrease) in creditors........................    46.5     4.0   (13.0)
Contribution from/(to) insurance fund.......................     2.3     0.1    (2.8)
Reorganisation provisions...................................   (20.5)  (11.2)   10.6
Contributions to pension fund...............................      --    (0.2)   (0.1)
Other provisions -- storm damage............................      --    (6.5)     --
Other provisions............................................     6.3     0.4      --
                                                               -----   -----   -----
Net cash inflow from continuing operating activities........   368.7   382.5   318.6
                                                               -----   -----   -----
Discontinued operations:
Operating (loss)/profit.....................................    (3.7)   26.0     5.1
Non cash element of exceptional items (excluding
  reorganisation costs).....................................    12.8      --      --
Depreciation of tangible fixed assets.......................     3.6     1.6     0.9
Net increase in stocks......................................    (0.3)     --      --
Net decrease/(increase) in debtors..........................     1.1   (29.0)  (11.5)
Net increase in creditors...................................     1.9     9.9    12.8
Contribution (to)/from insurance fund.......................    (0.1)    0.1      --

                                   HYDER PLC

                                                               2000    1999    1998
                                                               -----   -----   -----
                                                                LM      LM      LM
Reorganisation provisions...................................    (0.5)     --    (0.9)
Power purchase provision release............................    (6.4)   (7.3)     --
Other provisions............................................    (0.5)     --      --
                                                               -----   -----   -----
Net cash inflow from discontinued operating activities......     7.9     1.3     6.4
                                                               -----   -----   -----
Net cash inflow from operating activities...................   376.6   383.8   325.0
                                                               =====   =====   =====

     Debtors have increased in the continuing operations in 2000 principally due to amounts owing to the electricity distribution business by the energy supply business which in 1999 and 1998 were intercompany balances and eliminated in the group accounts.

35. ANALYSIS OF NET DEBT

  (A) MOVEMENTS IN THE YEAR

                                                   CASH LESS      CURRENT     DEBT AND
                                                      BANK         ASSET      FINANCE
                                                   OVERDRAFTS   INVESTMENTS    LEASES     TOTAL
                                                   ----------   -----------   --------   --------
                                                       LM           LM           LM         LM
At 1 April 1999..................................     20.4         591.3      (2,185.8)  (1,574.1)
Consolidated cashflow statement..................      7.8        (162.0)         55.7      (98.5)
Bond issue costs written back....................       --            --          (0.6)      (0.6)
Currency translation differences.................       --          (0.3)         (0.6)      (0.9)
                                                      ----        ------      --------   --------
At 31 March 2000.................................     28.2         429.0      (2,131.3)  (1,674.1)
                                                      ====        ======      ========   ========

  (B) YEAR END RECONCILIATION

                                                              NOTE      2000       1999
                                                              -----   --------   --------
                                                                         LM         LM
Loans and finance lease obligations:
Amounts falling due within one year.........................  20(a)      (12.6)     (61.3)
Amounts falling due after more than one year................  20(b)   (2,118.7)  (2,124.5)
                                                                      --------   --------
                                                              35(a)   (2,131.3)  (2,185.8)
Current asset investments...................................  19         429.0      591.3
Cash at bank and in hand....................................              34.0       21.0
Bank loans and overdrafts...................................  20(a)       (5.8)      (0.6)
                                                                      --------   --------
                                                              35(a)   (1,674.1)  (1,574.1)
                                                                      ========   ========

                                   HYDER PLC

36. ANALYSIS OF CHANGES IN FINANCING IN THE YEAR

                                                 SHARE CAPITAL           LOANS & FINANCE
                                              (INCLUDING PREMIUM)       LEASE OBLIGATIONS
                                              --------------------    ----------------------
                                               2000          1999      2000           1999
                                              ------        ------    -------        -------
                                                LM            LM        LM             LM
At 1 April..................................  525.8         525.3     2,185.8        1,575.1
New loans and bonds.........................     --            --         2.0          529.4
New finance leases..........................     --            --          --           92.1
Loans acquired with subsidiaries............     --            --          --            3.4
Loan notes issued on acquisition of
  subsidiaries..............................     --            --          --            1.7
Loan repayments.............................     --            --       (57.5)          (9.0)
Finance lease repayments....................     --            --        (0.2)          (0.5)
Bond issue costs written back...............     --            --         0.6            0.1
Proceeds from the issue of ordinary
  shares....................................     --           0.5          --             --
Expenses of issuing bonds...................     --            --          --           (6.6)
Currency translation difference.............     --            --         0.6            0.1
                                              -----         -----     -------        -------
At 31 March.................................  525.8         525.8     2,131.3        2,185.8
                                              =====         =====     =======        =======

37. RECONCILIATION OF NET CASH FLOW TO INCREASE IN NET DEBT

                                                              NOTE      2000       1999
                                                              -----   --------   --------
                                                                         LM         LM
Increase in cash as per cashflow statement..................               7.8       28.9
Decrease/(increase) in loans and finance lease
  obligations...............................................  35(a)       55.7     (605.4)
(Decrease)/increase in liquid resources held as current
  asset investments.........................................  35(a)     (162.0)     289.7
                                                                      --------   --------
Increase in net debt resulting from cash flows..............             (98.5)    (286.8)
Acquired with subsidiaries..................................                --       (3.4)
Issued on acquisition of subsidiaries.......................                --       (1.7)
Bond issue costs written back...............................              (0.6)      (0.1)
Currency translation differences............................  35(a)       (0.9)       0.1
                                                                      --------   --------
Increase in net debt........................................            (100.0)    (291.9)
At 1 April..................................................          (1,574.1)  (1,282.2)
                                                                      --------   --------
At 31 March.................................................          (1,674.1)  (1,574.1)
                                                                      ========   ========

38. ACQUISITION

     During the year the group increased its shareholding in AcerPlan GmbH from 56% to 89%. These operations have been integrated into the continuing activities of the group. The additional shareholding of 33% resulted from a further consideration of L1.7m, of which L0.2m is deferred consideration.

                                   HYDER PLC

39. DISPOSALS OF GROUP OPERATIONS

     On 17 February 2000 the group sold SWALEC Gas Limited and the electricity supply business of South Wales Electricity plc for a consideration of L106.8m. On 31 March 2000 the group also disposed of Environmental Laboratories, an unincorporated division of Hyder Consulting Limited, for a consideration of L11.4m of which the final payment of L11.2m was received on 7 April 2000. The values of the assets disposed of were as follows:

                                                               LM
Tangible fixed assets.......................................   13.9
Debtors.....................................................  102.7
Work in progress............................................    1.1
Cash........................................................    1.0
Creditors...................................................  (84.1)
Provisions arising on disposal..............................    1.3
Tangible fixed assets written off...........................    8.5
Transaction costs...........................................    2.1
Goodwill previously written off to reserves.................   84.0
Power purchase provision released on disposal...............  (59.3)
                                                              -----
                                                               71.2
Profit on disposal..........................................   47.0
                                                              -----
                                                              118.2
                                                              =====
CONSIDERATION:
Cash received in the year...................................  107.0
Cash received on 7 April 2000...............................   11.2
                                                              -----
                                                              118.2
                                                              =====

     The net inflow of cash arising from the above disposals was as follows:

                                                               LM
Cash received...............................................  107.0
Cash released...............................................   (1.0)
Transaction costs...........................................   (2.1)
                                                              -----
                                                              103.9
                                                              =====

     The amounts included in the consolidated profit and loss account and cashflows up to the date of disposal in respect of the energy supply business and Environmental Laboratories are shown in notes 2, 4 and 34.

     The deferred tax charge of L15.0m in respect of the above disposals relates to capital gains rolled over (note 27(a)).

40. DIRECTORS' AND OFFICERS' LOANS AND TRANSACTIONS

     No loans or credit transactions with any directors, officers or connected persons subsisted during the year or were outstanding at the end of the year.

                                   HYDER PLC

41. PENSION SCHEMES

     The group operates a number of pension schemes both in the UK and overseas. The assets of each pension scheme are held separately from the assets of the group and are administered by trustees. The principal schemes are defined benefit schemes in the UK -- the Hyder Water Pension Scheme (HWPS), the Water Mirror Image Pension Scheme (WMIS), the Electricity Supply Pension Scheme (ESPS) and the Acer Group Pension Scheme (AGPS).

     The employer's contributions and pension cost under the accounting standard Statement of Standard Accounting Practice No. 24 "Accounting for Pension Costs" (SSAP24) for the HWPS and WMIS has been assessed in accordance with the advice of William M. Mercer Limited, consulting actuaries, using the projected unit method for HWPS and the attained age method for WMIS. For this purpose the actuarial assumptions adopted are based upon investment growth of 6.5% per annum, pay growth of 4.5% per annum and increases to pensions in payment and deferred pensions of 3% per annum.

     The last actuarial valuations for HWPS and WMIS were carried out as at 31 March 1998 with the market values being L324.6m and L99.9m respectively. Using the assumptions adopted for SSAP 24, the actuarial value of assets represented 113% for HWPS and 118% for WMIS of the value of the accrued benefits after allowing for expected future earnings increases. In deriving the pension cost under SSAP24 the surpluses in HWPS and WMIS are spread over the future working lifetime of employees.

     The employer's contributions and pension cost for the South Wales section of the ESPS has been assessed in accordance with advice from Bacon and Woodrow, consulting actuary, at 31 March 1998, using the attained age actuarial method. For this purpose the principal actuarial assumptions adopted were an investment growth of 8.5% per annum, pay growth of 6% per annum and increases to pensions in payment of 4.5% per annum.

     The latest actuarial valuation was carried out at 31 March 1998, with the market value of the assets being L526.3m. Using the assumptions adopted for SSAP24 the actuarial value of the assets represented 110% of the value of the accrued benefits after allowing for expected future earnings increases. In deriving the pension cost under SSAP24 the surplus in the scheme is being recognised as a reduction to pension cost over the future working lifetime of the employees and to cover short term early retirement costs.

     The employer's contributions and pension cost for AGPS, being the principal UK scheme for Hyder Consulting Group Limited, has been assessed in accordance with the advice of Buck Consultants Limited using the projected unit method. For this purpose the main actuarial assumptions used are based upon investment growth of 7.5% per annum, pay growth of 4.5% per annum, and increases to pensions in payment of 3.5% per annum.

     The latest actuarial valuation was carried out as at 1 May 1999 with the market value of the assets being L55.0m. Using the assumptions adopted for SSAP24 the actuarial value of the assets represented 94% of the value of the accrued benefits after allowing for expected future earnings increases. In deriving the pension cost under SSAP24 the deficit in the scheme is being spread over the future working lifetime of employees by way of increased employer's contribution rates.

     The total group pension cost for the period was L14.7m (1999 L14.5m). A prepayment of pension costs of L8.5m (1999 L6.6m) is included in note 18 within prepayments and accrued income.

                                   HYDER PLC

As a consequence of changes made by the Finance Act 1989 the group is unable to provide fully for approved pension for some executive directors who have joined the group since 1989. The group has therefore made alternative arrangements in these cases. Provision for the cost of unfunded pension is included in the charge for the period on a basis consistent with SSAP 24. These arrangements will not result in any individual executive director receiving any greater benefit than would have applied if the full approved provision had been possible.

42. CONTINGENT LIABILITIES

  GROUP

     In accordance with normal commercial practice, various group companies have provided a number of third party guarantees in relation to trading or investment obligations arising from contracts entered into in the normal course of business. In addition guarantees of L12m (1999 Lnil) have been provided in respect of third party debt obligations.

  COMPANY

     The company has provided guarantees in respect of finance lease and loan facilities granted to its subsidiary Dwr Cymru Cyfyngedig amounting to L464.8m (1999 L500.4m). The loan and finance lease facilities are fully drawn down and therefore no further guarantees are required.

     The company is a participant in a cash pooling arrangement operated by National Westminster Bank Plc in the United Kingdom. The company has guaranteed the bank overdraft balances of the participating companies, all of which are subsidiaries of the company, subject to a maximum amount equal to the company's own cash balance with the bank. At 31 March 2000 the overdrafts in subsidiary companies in the cash pooling arrangement amounted to L29.9m (1999 L29.8m).

     The company, as ultimate holding company, has provided third party guarantees of L35.5m (1999 L18.8m) in relation to investment obligations entered into by subsidiary companies. The company has also provided a number of third party guarantees in relation to contractual obligations entered into by subsidiary companies in the normal course of business.

43. ELAN AQUEDUCT

     In 1984 Welsh Water Authority entered into a conditional sale and purchase agreement with Severn Trent Water Authority for the sale of the aqueduct and associated works by which the bulk supply to Severn Trent reservoirs is conveyed.

     The sum of L31.7m, representing the consideration for the conditional sale, has been invested in a trust fund. The principal function of the fund was to provide an income to Welsh Water Authority, whilst preserving the capital value of the fund in real terms. Welsh Water Authority's interest in this fund was vested in Dwr Cymru Cyfyngedig under the provisions of the Water Act 1989. The assets of the fund are not included in these financial statements.

                                   HYDER PLC

44. PRINCIPAL GROUP UNDERTAKINGS

                                                         COUNTRY OF
                                                       INCORPORATION,         SHAREHOLDING
                                                        REGISTRATION      ---------------------
                                                        AND OPERATION     DIRECTLY   INDIRECTLY
                                                      -----------------   --------   ----------
                                                                             %           %
SUBSIDIARY UNDERTAKINGS
UTILITY ACTIVITIES
Hyder Utilities (Holdings) Limited..................  England and Wales     100
  REGULATED WATER AND SEWERAGE ACTIVITIES
  Dwr Cymru Cyfyngedig..............................  England and Wales                 100
     Welsh Water Utilities Finance PLC..............  England and Wales                 100
     Hyder Utilities (Operations) Limited...........  England and Wales                  50
  REGULATED ELECTRICITY DISTRIBUTION ACTIVITIES
  South Wales Electricity plc (distribution
     business)......................................  England and Wales                 100
     Hyder Utilities (Operations) Limited...........  England and Wales                  50
  MANAGED SERVICES ACTIVITIES
  Hyder Services Limited............................  England and Wales                 100
INFRASTRUCTURE ACTIVITIES
Hyder Consulting Group Limited......................  England and Wales     100
  Hyder Consulting Limited..........................  England and Wales                 100
  Hyder Consulting (Pte) Limited....................          Singapore                 100
  Hyder Australia Pty Limited.......................          Australia                 100
  Hyder Consulting Limited..........................          Hong Kong                 100
  Freeman Fox Group Limited.........................          Hong Kong                 100
Hyder Industrial Group Limited......................  England and Wales     100
  Hyder Industrial Limited..........................  England and Wales                 100
  Hyder Holdings Inc................................                USA                 100
Hyder Investments Limited...........................  England and Wales     100
  Hyder Overseas Investments Limited................  England and Wales                 100
Hyder Infrastructure Management Limited.............  England and Wales     100
  Phoenix Electrical Company Limited................  England and Wales                 100
OTHER ACTIVITIES
Brecon Insurance Co Limited.........................           Guernsey                 100

                                   HYDER PLC

  JOINT VENTURES AND ASSOCIATED UNDERTAKINGS

                                                              TOTAL JOINT VENTURE
                                              COUNTRY OF          /ASSOCIATE           GROUP
                                             INCORPORATION     COMPANY'S EQUITY     SHAREHOLDING
                                           -----------------  -------------------   ------------
JOINT VENTURES
UK Highways M40 (Holdings) plc...........  England and Wales
  Ordinary shares of L1 each.............                             L11.0m            44.0%
UK Highways A55 (Holdings) Limited.......  England and Wales
  Ordinary shares of L1 each.............                              L0.5m            45.0%
  Subordinated loan stock................                              L9.3m            45.0%
City Greenwich Lewisham Link Rail plc....  England and Wales
  Ordinary shares of L1 each.............                              L1.5m            40.0%
  Loan stock.............................                             L11.0m            40.0%
Tieyhtio Nelostie Oy.....................  Finland
  Shares of Fmk 100 each.................                         Fmk 50,000            43.0%
  Loan stock.............................                            Fmk 50m            43.0%
Laing Hyder plc..........................  England and Wales
  Ordinary shares of L1 each.............                              L4.0m            50.0%
  Loan stock.............................                              L0.5m            50.0%
CountyRoute Limited......................  England and Wales
  Ordinary shares........................                              L0.5m            50.0%
  Loan stock.............................                              L9.4m            50.0%
Citylink Telecommunications (Holdings)
  Limited................................  England and Wales
  Ordinary shares........................                             L10.7m            19.5%
  Loan stock.............................                             L32.2m            19.5%
Coastal Clearwater (Holdings) Limited....  England and Wales
  Ordinary shares........................                              L0.1m            50.0%
  Loan stock.............................                              L0.9m            50.0%
ASSOCIATED UNDERTAKINGS
The China Water Co Ltd...................  Cayman Islands
  Shares of US$0.50 each.................                           US$64.8m            20.0%

     The above companies are franchise operators within the highways, railways and telecommunications sectors, with the exception of The China Water Co Ltd and Coastal Clearwater (Holdings) Limited which are infrastructure investment businesses operating in the Chinese and UK water and waste water sectors and Laing Hyder plc, which is an infrastructure investment business operating in the UK Public Private Partnership accommodation sector.

     All the above companies are, in the opinion of the directors, material to the group. A complete list of all subsidiary, joint venture and associate companies is available from the Company Secretary.

                                   HYDER PLC

45. SUMMARY OF DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP")

     The Group's consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United Kingdom ("UK GAAP"). Such principles differ in certain respects from generally accepted accounting principles in the United States ("US GAAP"). A summary of principal differences applicable to the group is set out below. While this is not a comprehensive summary of all differences between UK and US GAAP, other differences would not have a significant effect on the consolidated net income or shareholders equity of the group.

  RECONCILIATION OF PROFIT ON ORDINARY ACTIVITIES AFTER TAXATION UNDER UK GAAP TO NET INCOME UNDER US GAAP

                                                              EXPLANATION
                                                               REFERENCE     2000     1999
                                                              -----------   ------   ------
                                                                              LM       LM
PROFIT ON ORDINARY ACTIVITIES AFTER TAXATION UNDER UK
GAAP........................................................                  74.8    197.4
Less: Equity minority interest..............................       (xi)       (0.2)     (--)
    : Dividend on redeemable preferred stock................        (x)      (16.4)   (16.4)
                                                                            ------   ------
NET INCOME BEFORE US GAAP ADJUSTMENTS.......................                  58.2    181.0
US GAAP adjustments:
  Depreciation of infrastructure assets.....................        (i)      (13.0)   (11.5)
  Pensions..................................................       (ii)       19.9     40.9
  Goodwill amortization - continuing operations.............      (iii)      (20.0)   (19.9)
  Goodwill amortization - discontinued operations...........      (iii)       (1.8)    (2.1)
  Profit on disposal of business and investments in
     associates.............................................       (iv)        8.6      0.6
  Impairment of goodwill....................................        (v)     (432.0)      --
  Deferred taxation -- application of FAS 109...............       (vi)      (17.6)    (3.6)
  Investment properties -- depreciation.....................      (vii)       (0.2)    (0.2)
  Capitalised interest......................................     (viii)       33.5     31.0
  Depreciation on capitalised interest......................     (viii)       (5.5)    (4.4)
  Own shares -- impairment in value.........................      (xii)       10.0       --
  Business development costs................................     (xiii)       (3.3)    (0.8)
  Deferred compensation.....................................       (xv)       (1.5)    (1.6)
  Restructuring costs.......................................      (xvi)       (5.8)    (5.0)
  Financial instruments.....................................     (xvii)        4.6      1.4
  Deferred tax on US GAAP adjustments.......................                  (6.4)   (14.7)
                                                                            ------   ------
NET (LOSS)/INCOME UNDER US GAAP.............................                (372.3)   191.1
                                                                            ======   ======

                                   HYDER PLC

                                                              EXPLANATION
                                                               REFERENCE     2000    1999
                                                              -----------   ------   -----
                                                                              LM      LM
RECONCILIATION OF NET (LOSS)/INCOME IN ACCORDANCE WITH US
GAAP
  Net (loss)/income from continuing operations..............                (413.1)  172.4
  Net (loss)/income from discontinued operations (net of tax
     benefit and expense: L0.7m and L8.4m, respectively)....    (xviii)       (1.5)   18.7
  Net income from sale of discontinued operations (net of
     tax expense: L13.3m)...................................    (xviii)       42.3      --
                                                                            ------   -----
  Net (loss)/income under US GAAP...........................                (372.3)  191.1
                                                                            ======   =====

  EARNINGS PER SHARE

                                                              EXPLANATION
                                                               REFERENCE     2000      1999
                                                              -----------   -------   -------
                                                                            (PENCE)   (PENCE)
AMOUNTS IN ACCORDANCE WITH US GAAP
Basic earnings per ordinary share:..........................     (xix)
  Continuing operations.....................................                (276.6)    117.5
  Discontinued operations...................................                  27.3      12.7
Net (loss)/income...........................................                (249.3)    130.2
Diluted earnings per ordinary share:........................     (xix)
  Continuing operations.....................................                (276.6)    116.7
  Discontinued operations...................................                  27.3      12.6
Net (loss)/income...........................................                (249.3)    129.3

                                   HYDER PLC

  RECONCILIATION OF SHAREHOLDERS' EQUITY

                                                              EXPLANATION
                                                               REFERENCE     2000      1999
                                                              -----------  --------   -------
                                                                              LM        LM
NET ASSETS UNDER UK GAAP....................................               1,051.6      900.4
Less: Equity minority interests.............................      (xi)        (0.7)      (2.6)
                                                                           -------    -------
SHAREHOLDERS' FUNDS UNDER UK GAAP...........................               1,050.9      897.8
US GAAP adjustments:
Infrastructure assets.......................................       (i)       (83.5)     (70.5)
Pensions....................................................      (ii)       189.0      169.1
Goodwill....................................................     (iii)         7.5      536.7
Deferred taxation...........................................      (vi)      (457.1)    (433.4)
Investment properties.......................................     (vii)        (3.6)      (1.9)
Capitalised interest........................................    (viii)       182.3      148.8
Depreciation on capitalised interest........................    (viii)       (21.7)     (16.2)
Ordinary dividends..........................................      (ix)          --       49.7
Redeemable preferred stock..................................       (x)      (206.6)    (206.6)
Own shares..................................................     (xii)       (10.3)     (21.7)
Business development costs..................................    (xiii)        (4.1)      (0.8)
Listed investments..........................................     (xiv)         6.4       16.7
Deferred compensation -- cumulative expense.................      (xv)         4.8        3.3
Deferred compensation -- unrecognized expense...............      (xv)         2.4        3.9
Deferred compensation -- increase to share premium..........      (xv)        (7.2)      (7.2)
Restructuring costs.........................................     (xvi)         2.0        7.8
Financial instruments.......................................    (xvii)        (3.5)      (8.1)
                                                                           -------    -------
SHAREHOLDERS' FUNDS UNDER US GAAP...........................                 647.7    1,067.4
                                                                           =======    =======

  (I) DEPRECIATION OF INFRASTRUCTURE ASSETS

     Under UK GAAP, depreciation is not provided on infrastructure assets which increases capacity or enhances the network because the network of systems is required to be maintained in perpetuity and therefore has no finite economic life. Expenditures on maintaining the operating capability of the network in accordance with defined standards of service are capitalized as fixed asset additions and depreciated each year based on the level of annual expenditures required to maintain the operating capability of the network based on the independently certified asset management plan. Under US GAAP, depreciation is required to be charged on all assets, excluding land, and infrastructure assets are written off in equal annual installments over 85 years, being the estimated economic life under US GAAP. The difference between amounts depreciated under UK GAAP for capitalized maintenance and amounts which would be expensed under US GAAP for maintenance are not material.

  (II) PENSIONS

     Under UK GAAP the cost of providing pension benefits under defined benefit pension schemes is expensed over the average expected service lives of eligible employees and is aimed to produce an

                                   HYDER PLC
estimate of cost based on long-term actuarial assumptions. Variations from the regular pension cost arising from, for example, experience deficiencies or surpluses, are charged or credited to the profit and loss account over the expected average remaining service lives of current employees in the schemes.

     Under US GAAP the annual pension cost for such schemes comprises the estimated cost of benefits accruing in the period as determined in accordance with SFAS 87, which requires readjustment of the significant actuarial assumptions annually to reflect current market and economic conditions.

  (III) GOODWILL, CAPITALISATION AND AMORTISATION

     Both UK GAAP and US GAAP require purchase consideration to be allocated to the net assets acquired at their fair value on the date of acquisition, with the difference between the consideration paid and the fair value of the identifiable net assets acquired recognized as goodwill. Under applicable UK GAAP, goodwill and negative goodwill arising on acquisitions subsequent to April 1, 1997 are capitalised and amortised over their useful economic lives, not to exceed 20 years. Goodwill arising on acquisitions prior to that date were written off against reserves. Under US GAAP, goodwill is capitalised and amortised over its estimated useful life, not to exceed 40 years. Prior to 1 April 1997, Hyder acquired South Wales Electricity plc, an electricity supply and distribution business, and the Acer Group Limited, an engineering consultancy business.

     A summary of the movements in the goodwill balance during fiscal year 2000 is as follows:

Goodwill, net of amortization, at December 31, 1999.........    536.7
Amortization of goodwill -- continuing operations...........    (20.0)
Amortization of goodwill -- discontinued operations.........     (1.8)
Goodwill allocated to sale of discontinued operations.......    (75.4)
Impairment of goodwill(v)...................................   (432.0)
                                                              -------
Goodwill, net of amortization, at December 31, 2000.........      7.5
                                                              =======

  (IV) PROFITS ON DISPOSAL OF BUSINESSES AND INVESTMENTS IN ASSOCIATES

     Under UK GAAP, on the subsequent disposal or termination of a previously acquired business, the profit or loss on disposal is calculated after charging the amount of any related goodwill previously taken directly to reserves for UK GAAP. Under US GAAP, unamortized goodwill is taken into account in calculating profits or losses on disposal.

  (V) GOODWILL IMPAIRMENT

     Under UK GAAP, goodwill previously written off to reserves is not charged to profit and loss account if impaired. Under US GAAP, Hyder reviews long-lived assets for potential impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held for use is measured by comparing the carrying amount of an asset to the undiscounted estimated future cash flows expected to be generated by the asset. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of

                                   HYDER PLC
the cash flows of other groups of assets. If any such assets are considered to be impaired, the impairment to be recognized is the amount by which the carrying amount of the assets exceeds its fair value.

     Following the electricity price review, effective from 1 April 2000, the Group reviewed its long lived assets and goodwill for impairment. The impairment review resulted in identification of an impairment of the goodwill associated with the acquisition of South Wales Electricity plc.

  (VI) DEFERRED TAXATION

     Under UK GAAP deferred taxation is calculated, using the liability method, in respect of timing differences arising from the difference between accounting and taxable profits. Provision is made for deferred taxation only to the extent that it is probable that a liability or asset will crystallize in the foreseeable future.

     Under US GAAP deferred tax is provided for on a full liability basis. Under the full liability method deferred tax assets or liabilities are recognized for differences between the financial and tax basis of assets and liabilities and for tax loss carry forwards at the statutory rate at each reporting date. A valuation allowance is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The deferred income tax adjustment presented reflects the application of the full liability method to the UK GAAP financial statements as well as temporary differences arising from the US GAAP adjustments.

  (VII) INVESTMENT PROPERTIES

     Under UK GAAP, Hyder values investment properties at fair market value. Depreciation is not applied, except where properties are held on leasehold with an unexpired term of 20 years or less. Under US GAAP, investment properties are valued at cost less accumulated depreciation.

  (VIII) CAPITALISED INTEREST

     As permitted under UK GAAP, the company expenses interest incurred in respect of specific or general borrowings to finance the construction of tangible fixed assets. US GAAP requires that, subject to specific criteria, such interest should be capitalized and amortized over the useful life of the related asset.

  (IX) ORDINARY DIVIDENDS

     Under UK GAAP the proposed and paid ordinary dividends are recognized in the financial year to which they relate. Under US GAAP such dividends are not recognized until the period in which they are formally approved.

  (X) REDEEMABLE PREFERRED STOCK

     Under UK GAAP, redeemable preferred stock is accounted for in equity and the fixed rate coupon on the preferred stock is treated as dividends.

                                   HYDER PLC

     Under US GAAP all issues of mandatorily redeemable stock are excluded from the shareholders' equity section of the balance sheet and are presented separately as long-term debt. Dividends on such stock are treated as interest and deducted from net income.

  (XI) EQUITY MINORITY INTERESTS

     Under UK GAAP, minority interests in Hyder group subsidiaries are treated as an element of equity. Under US GAAP, minority interests are accounted for outside of equity.

  (XII) OWN SHARES -- IMPAIRMENT IN VALUE

     Under UK GAAP, the company's own shares reacquired are held as fixed asset investments and are stated at cost less amounts provided to reflect impairment in value.

     Under US GAAP, own shares are classified as treasury stock, which is recognized as a reduction in shareholders' equity and no impairment is recognized.

  (XIII) BUSINESS DEVELOPMENT COSTS

     Under UK GAAP, internal business development costs and contract tendering costs, in certain circumstances, are capitalized and expensed against future income streams. Under US GAAP, internal business development costs and contract tendering costs are expensed as incurred.

  (XIV) LISTED INVESTMENTS

     Under UK GAAP, listed investments are investments in companies which are listed on an internationally recognized stock exchange. Under US GAAP, these investments are classified as available for sale and unrealized holding gains and losses are excluded from earnings and included as a component of other comprehensive income within shareholders' funds.

  (XV) DEFERRED COMPENSATION

     Under US GAAP the difference between market price and grant price of shares issued under the Employee Sharesave Schemes is recorded in the balance sheet as deferred compensation and is amortized over the vesting period. Under UK GAAP, no compensation expense is recognized under the schemes.

  (XVI) RESTRUCTURING COSTS

     The Company has recorded a provision for planned restructuring costs. Under US GAAP, certain specific criteria must be met before costs can be included in a restructuring provision. If these criteria fail to be met, the costs must be expensed in the financial year in which the costs are incurred. In 1999, under UK GAAP, Hyder adopted the provisions of FRS 12 which sets forth criteria for the recognition of restructuring reserves which are substantially consistent with US GAAP.

                                   HYDER PLC

  (XVII) FINANCIAL INSTRUMENTS

     Under UK GAAP, gains and losses on hedges are deferred and recognized in income when they have crystallised.

     Under US GAAP, the applicable accounting practice for financial instruments depends on management's intention for their disposition and may require adjustments to their market or fair value. Under US GAAP, the following conditions must be met for an item to be accounted for as a hedge: (a) the item to be hedged must expose the company to price or interest rate risk; (b) it must be probable that the results of the futures contracts will substantially offset the effects of price or interest rate changes on the hedged item; and (c) the futures contracts must be designated by management as a hedge of the item. For futures contracts that are accounted for as a hedge of items reported at the lower of cost or market, gains and losses on futures contracts are deferred and recognized in income when costs related to the hedged item are recognized in income. Derivative financial instruments held by Hyder which manage the interest rate profile and are not matched by a primary financial instrument do not qualify for hedge accounting and changes in their fair value are required to be recorded as a gain or loss in the period.

  (XVIII) DISCONTINUED OPERATIONS

     During the year ended March 31, 2000, the Group sold its energy supply business and its environmental laboratories business. Under UK GAAP, both of these businesses qualify as discontinued operations. Under US GAAP, only the energy supply business is considered a segment of the Group and qualifies as a discontinued operation.

  (XIX) NET INCOME PER ORDINARY SHARE

Under UK GAAP basic earnings per share is based on the weighted average number of ordinary shares outstanding during the period after excluding the weighted average ordinary shares held by the qualifying share option trusts and the directors' long term incentive plan. Earnings per share is the profit in pence attributable to each equity share, based on the profit after tax, minority interests, dividend on preferred stock and exceptional items, divided by the number of equity shares issued and ranking for dividend in respect of period. This method is also used for basic earnings per share under US GAAP.

     Under UK GAAP, the calculation of fully diluted earnings per ordinary share is based on the profit after tax, minority interests, dividend on preferred stock and exceptional items, plus notional interest on outstanding share options. Under US GAAP, diluted earnings per share must also be disclosed. Diluted earnings or loss per share is determined by dividing the net earnings or loss by the sum of (1) the weighted average number of common shares outstanding and (2) if not anti-dilutive, the effect of outstanding warrants and stock options determined utilising the treasury stock method. Under this method, the funds that would be received from the exercise of options are assumed to be utilised in reacquiring shares. The potential dilution caused by the exercise of share options therefore represents the difference between the number of shares that would be issued on the exercise of the option and the theoretical number of shares that could be reacquired utilising the funds received.

                                   HYDER PLC

     Earnings per share computed in accordance with US GAAP has been based on the following number of shares:

                                                               FOR THE YEAR
                                                              ENDED MARCH 31
                                                              ---------------
                                                               2000     1999
                                                              ------   ------
                                                              NUMBER   NUMBER
                                                               (M)      (M)
Weighted average number of shares under US GAAP -- basic
  EPS.......................................................  149.3    146.7
Common stock equivalents -- dilutive share options..........    0.0      1.0
                                                              -----    -----
Weighted average number of shares under US GAAP -- diluted
  EPS.......................................................  149.3    147.7
                                                              -----    -----

     For the year ended March 31, 2000, 0.1 million common stock equivalents were excluded from the calculation as inclusion of these shares would have been anti-dilutive.

  (XX) CASH FLOW STATEMENTS

     The consolidated cash flow statements have been prepared under UK GAAP in accordance with FRS 1 (revised) and present substantially the same information as required under SFAS 95. However, there are certain differences between FRS 1 (revised) and SFAS 95 with regard to classification of items within the cash flow statement.

     In accordance with FRS 1 (revised), cash flows are prepared separately for operating activities, returns on investments and servicing of finance, taxation, capital expenditure and financial investment, acquisitions and disposals, equity dividends paid, management of liquid resources and financing. Under SFAS 95, cash flows are classified under operating activities, investing activities and financing activities.

     Under FRS 1 (revised), cash is defined as cash in hand and deposits repayable on demand, less overdrafts repayable on demand. Under SFAS 95, cash and cash equivalents are defined as cash and investments with original maturities of three months or less. Bank overdrafts have been included within financing activities under US GAAP.

                                   HYDER PLC

     A summary of the group's cash flows from operating, investing and financing activities classified in accordance with SFAS 95 is presented below.

                                                               2000     1999
                                                              ------   ------
                                                                LM       LM
Net cash provided by operating activities...................   257.8    143.8
Net cash used in investing activities.......................  (257.9)  (412.6)
Net cash provided by financing activities...................    22.1    339.1
                                                              ------   ------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................    22.0     70.3
Effect of exchange rate changes on cash.....................    (0.3)     0.2
Cash and cash equivalents at beginning of year..............   316.8    246.3
                                                              ------   ------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................   338.5    316.8
                                                              ------   ------
CASH AND CASH EQUIVALENTS AT THE END OF YEAR ARE:
Cash at bank and in hand....................................    34.0     21.0
Current asset investments...................................   304.5    295.8
                                                              ======   ======

                             SOUTHERN ENERGY, INC.

           INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

     WPD Limited, a company indirectly owned 40% by us and 60% by PPL Global, has offered to acquire all of the outstanding shares of Hyder plc for L565 million (approximately $847 million) plus the assumption of L2.1 billion (approximately $3.2 billion) of debt, and as of September 18, 2000 had acquired approximately 68% of the shares. Southern Energy's share of the purchase price will total approximately $84 million. In conjunction with the acquisition of Hyder plc by WPD Limited, Southern Energy's voting control of WPD will be reduced to control being shared with the 51% owner of WPD. Southern Energy and PPL Global have agreed to modify the ownership structure of the voting shares of WPD Holdings, which owns 100% of WPD, to 50% each. This change in structure will result in neither Southern Energy nor PPL Global having operational or management control of WPD Holdings or WPD. Accordingly, WPD will no longer be consolidated by Southern Energy. The pro forma financial information gives effect to the deconsolidation of WPD by Southern Energy and the equity share of Hyder being purchased indirectly by Southern Energy through WPD Limited.

     The purchase price of approximately L565 million (approximately $847 million) to be paid by WPD Limited to acquire Hyder will be assigned to assets and liabilities based upon their fair value subsequent to the acquisition. The accompanying pro forma financial statements give effect to purchase accounting adjustments under US GAAP.

     The pro forma financial statements should be read in conjunction with Southern Energy's and Hyder plc's historical consolidated financial statements, included elsewhere in this prospectus. The unaudited pro forma consolidated statements of income for the six months ended June 30, 2000 and for the year ended December 31, 1999 reflect the purchase of Hyder plc by WPD Limited and the concurrent deconsolidation of WPD as though the purchase had occurred at the beginning of the fiscal year period presented. The unaudited pro forma consolidated balance sheet at June 30, 2000 reflects the probable transaction as though it had occurred on June 30, 2000.

     The pending sale of Hyder's services and industrial businesses discussed on page 96 of this prospectus are not expected to have a material impact on Hyder's results of operations. During Hyder's fiscal year 2000, the services and industrial businesses contributed less than 3% and 3.5% of Hyder's income from continuing operations, respectively. The pro forma information presented includes the results of these businesses.

     Hyder plc's fiscal year ended March 31, 2000 results have been utilized for purposes of preparing Southern Energy's pro forma statement of income for the year ended December 31, 1999. Hyder plc's six months ended March 31, 2000 results have been utilized for purposes of preparing Southern Energy's pro forma statement of income for the six months ended June 30, 2000. Thus, Hyder plc's six months ended March 31, 2000 results have been included in both pro forma statements of income presented.

     The pro forma information presented is for informational purposes only and is not necessarily indicative of future earnings or financial position or of what the earnings and financial position would have been had the transaction occurred at the beginning of the respective periods or as of the date for which pro forma financial information is presented.

                             SOUTHERN ENERGY, INC.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                                 (IN MILLIONS)

                                                                     PRO FORMA
                                                                    ADJUSTMENTS       SOUTHERN
                                                      SOUTHERN     --------------   ENERGY, INC.
                                                    ENERGY, INC.    (1)      (2)     PRO FORMA
                                                    ------------   -----    -----   ------------
OPERATING REVENUES................................     $1,194      $(190)              $1,004
OPERATING EXPENSES:
Fuel..............................................        344         --                  344
Purchased power...................................         54        (16)                  38
Maintenance.......................................         68        (24)                  44
Depreciation and amortization.....................        155        (40)                 115
Selling, general, and administrative..............        146          2                  148
Write-down of assets..............................         14         --                   14
Other.............................................        102        (16)                  86
                                                       ------      -----    -----      ------
  Total operating expenses........................        883        (94)      --         789
                                                       ------      -----    -----      ------
OPERATING INCOME (LOSS)...........................        311        (96)      --         215
OTHER INCOME (EXPENSE):
Interest income...................................         81         (1)                  80
Interest expense..................................       (300)        41                 (259)
Gain on sale of assets............................         --         --                   --
Equity in income (loss) of affiliates.............         63         31        8         102
Receivables recovery..............................         --         --                   --
Other, net........................................         40        (10)                  30
                                                       ------      -----    -----      ------
  Total other income (expense)....................       (116)        61        8         (47)
                                                       ------      -----    -----      ------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
  INCOME TAXES AND MINORITY INTEREST..............        195        (35)       8         168
Provision (benefit) for income taxes..............        (29)        (2)                 (31)
MINORITY INTEREST.................................         43        (33)                  10
                                                       ------      -----    -----      ------
INCOME (LOSS) FROM CONTINUING OPERATIONS..........     $  181      $  --    $   8      $  189
                                                       ======      =====    =====      ======
PRO FORMA EARNINGS PER SHARE FROM CONTINUING
  OPERATIONS(3):
  Basic...........................................     $ 0.61                          $ 0.64
  Diluted.........................................     $ 0.61                          $ 0.64

---------------

(1) Reflects the deconsolidation of WPD by Southern Energy due to shared control of WPD resulting from the Hyder acquisition by WPD Limited.
(2) Reflects Southern Energy's equity method income from Hyder, after purchase accounting adjustments applied in accordance with APB Opinion No. 16. Historical Hyder U.S. GAAP net income from continuing operations differs from that presented in the audited U.S. GAAP Hyder financial statements included elsewhere in this prospectus because of a December 1999 impairment loss recorded in Hyder's historical financial statements. Given that the pro forma results included herein assume that the purchase of Hyder occurred at the beginning of the fiscal year period presented and our purchase price and preliminary valuation reflect the reduction in value that created this goodwill impairment on Hyder's US GAAP financial statements, this impairment charge has been eliminated from Hyder's historical operating results in our

                             SOUTHERN ENERGY, INC.

                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                                 (IN MILLIONS)

    calculation of our pro forma equity in the income of Hyder. However, had the goodwill impairment recorded in Hyder's historical US GAAP financial statements not been excluded from our computation, we would have recognized pro forma equity in the income (loss) of Hyder of approximately $(272) million. An exchange rate of 1.62 was used in developing the pro forma results, which was the average interbank exchange rate for Hyder's six months ended March 31, 2000.

                                                              ($ IN MILLIONS)
                                                              ---------------
Hyder U.S. GAAP Income (Loss) from continuing operations....      $ (662)
Add: Impairment loss during allocation period eliminated as
     part of fair valuation.................................         700
                                                                  ------
Adjusted historical Hyder U.S. GAAP net income from
  continuing operations.....................................      $   38
Purchase accounting adjustments:
  Goodwill amortization.....................................          (3)
  Depreciation expense......................................           2
  Interest expense..........................................         (24)
  Income tax impact of adjustments..........................           8
U.S. residual income tax expense............................          (1)
                                                                  ------
Adjusted Hyder U.S. GAAP net income from continuing
  operations................................................      $   20
Southern Energy indirect ownership..........................          40%
                                                                  ------
Southern Energy equity in income of Hyder...................      $    8
                                                                  ======

          GOODWILL. The Company's initial purchase price allocation places a fair value on the assets and liabilities acquired of approximately $3.9 billion and $3.2 billion, respectively. After taking into account the purchase price of $847 million, goodwill of approximately $120 million is expected to result. The goodwill arises from the reallocation of values between Hyder's assets and liabilities on a fair value basis. Amortization of $3 million reflected above is the result of an estimated amortization period of 20 years on the goodwill balance.

          DEPRECIATION. The initial fair valuation of depreciable assets indicates a value of approximately $843 million, a decrease of approximately $93 million from Hyder's historical basis in such assets. Depreciable lives are not expected to change, resulting in a reduction in the depreciation expense recorded of approximately $2 million.

          INTEREST EXPENSE. Hyder is expected to be acquired utilizing approximately $672 million in debt at an interest rate of 7.25%. The impact of a 1% change in the assumed interest rate would change Southern Energy's equity in income of Hyder by approximately $1 million.

          INCOME TAX IMPACT OF ADJUSTMENTS. The historical Hyder U.S. GAAP net income from continuing operations reflects U.K. income taxes of 30%. This 30% rate has been applied to the purchase accounting adjustments.

                             SOUTHERN ENERGY, INC.

                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                                 (IN MILLIONS)

          U.S. RESIDUAL INCOME TAX EXPENSE. Income taxes of 5% are reflected on both the historical Hyder U.S. GAAP net income from continuing operations and the purchase accounting adjustments.

          SOUTHERN ENERGY INDIRECT OWNERSHIP. The Company anticipates that 100% of Hyder shares will be tendered and purchased. The impact of each 5% reduction in the percentage of Hyder shares purchased would reduce Southern Energy's 40% equity in income of Hyder by approximately $0.5 million.

(3) Pro forma basic earnings per share gives effect to the dividends we paid to Southern Company in 2000 as though they had been paid during the period presented, in accordance with SEC Staff Accounting Bulletin Topic 1:B:3. Pro forma diluted earnings per share gives effect to the conversion of the Southern Energy value creation plan standard units outstanding at June 30, 2000 into options to purchase our common stock. The number of shares used to determine pro forma basic and diluted earnings per share was 294.9 million and 295.8 million, respectively.

                             SOUTHERN ENERGY, INC.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (IN MILLIONS)

                                                                      PRO FORMA
                                                                     ADJUSTMENTS         SOUTHERN
                                                    SOUTHERN     -------------------   ENERGY, INC.
                                                  ENERGY, INC.     (1)        (2)       PRO FORMA
                                                  ------------   --------   --------   ------------
OPERATING REVENUES..............................     $2,268       $(976)                  $1,292
OPERATING EXPENSES:
Fuel............................................        392          --                      392
Purchased power.................................        545        (499)                      46
Maintenance.....................................        116         (56)                      60
Depreciation and amortization...................        270         (90)                     180
Selling, general, and administrative............        253         (13)                     240
Write-down of assets............................         60         (31)                      29
Other...........................................        188         (56)                     132
                                                     ------       -----      -----        ------
  Total operating expenses......................      1,824        (745)                   1,079
                                                     ------       -----      -----        ------
OPERATING INCOME (LOSS).........................        444        (231)                     213
OTHER INCOME (EXPENSE):
Interest Income.................................        172          (6)                     166
Interest Expense................................       (502)         92                     (410)
Gain on sale of assets..........................        313        (286)        (1)           27
Equity in income (loss) of affiliates...........        111         158                      268
Receivables recovery............................         64          --                       64
Other, net......................................         72         (25)                      47
                                                     ------       -----      -----        ------
  Total other income (expense)..................        230         (67)        (1)          162
                                                     ------       -----      -----        ------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
  INCOME TAXES AND MINORITY INTEREST............        674        (298)        (1)          375
Provision (Benefit) for Income Taxes............        129        (134)                      (5)
MINORITY INTEREST...............................        183        (164)                      19
                                                     ------       -----      -----        ------
INCOME (LOSS) FROM CONTINUING OPERATIONS........     $  362       $  --      $  (1)       $  361
                                                     ======       =====      =====        ======
PRO FORMA EARNINGS PER SHARE FROM CONTINUING
  OPERATIONS(3):
  Basic.........................................     $ 1.23                               $ 1.23
  Diluted.......................................     $ 1.23                               $ 1.22

---------------

(1) Reflects the deconsolidation of WPD by Southern Energy due to shared control of WPD resulting from the Hyder acquisition by WPD Limited.
(2) Reflects Southern Energy's equity method income from Hyder, after purchase accounting adjustments applied in accordance with APB Opinion No. 16. Historical Hyder U.S. GAAP net income from continuing operations differs from that presented in the audited U.S. GAAP Hyder financial statements included elsewhere in this prospectus because of a December 1999 impairment loss recorded in Hyder's historical financial statements. Given that the pro forma results included herein assume that the purchase of Hyder occurred at the beginning of the fiscal year period presented and our purchase price and preliminary valuation reflect the reduction in value that created this goodwill impairment on Hyder's US GAAP financial statements, this impairment charge has been eliminated from Hyder's historical operating results in our

                             SOUTHERN ENERGY, INC.

                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (IN MILLIONS)

    calculation of our pro forma equity in the income of Hyder. However, had the goodwill impairment recorded in Hyder's historical US GAAP financial statements not been excluded from our computation, we would have recognized pro forma equity in the income (loss) of Hyder of approximately $(281) million. An exchange rate of 1.61 was used in developing the pro forma results which was the average interbank exchange rate for Hyder's fiscal year ended March 31, 2000.

                                                              ($ IN MILLIONS)
                                                              ---------------
Audited Hyder U.S. GAAP Income (Loss) from continuing
  operations................................................       $(669)
Add: Impairment loss during allocation period eliminated as
  part of fair valuation....................................         700
                                                                   -----
Adjusted historical Hyder U.S. GAAP net income from
  continuing operations.....................................       $  31
Purchase accounting adjustments:
  Goodwill amortization.....................................          (6)
  Depreciation expense......................................           5
  Interest expense..........................................         (49)
  Income tax impact of adjustments..........................          15
U.S. residual income tax expense............................           1
                                                                   -----
Adjusted Hyder U.S. GAAP net income from continuing
  operations................................................          (3)
Southern Energy indirect ownership..........................          40%
                                                                   -----
Southern Energy equity in income of Hyder...................       $  (1)
                                                                   =====

    GOODWILL. The Company's initial purchase price allocation places a fair value on the assets and liabilities acquired of approximately $3.9 billion and $3.2 billion, respectively. After taking into account the purchase price of $847 million, goodwill of approximately $120 million is expected to result. The goodwill arises from the reallocation of values between Hyder's assets and liabilities on a fair value basis. Amortization of $6 million reflected above is the result of an estimated amortization period of 20 years on the goodwill balance.

    DEPRECIATION. The initial fair valuation of depreciable assets indicates a value of approximately $843 million, a decrease of approximately $93 million from Hyder's historical basis in such assets. Depreciable lives are not expected to change, resulting in a reduction in the depreciation expense recorded of approximately $5 million.

    INTEREST EXPENSE. Hyder is expected to be acquired utilizing approximately $672 million in debt at an interest rate of 7.25%. The impact of a 1% change in the assumed interest rate would change Southern Energy's equity in income of Hyder by approximately $2 million.

    INCOME TAX IMPACT OF ADJUSTMENTS. The historical Hyder U.S. GAAP net income from continuing operations reflects U.K. income taxes of 30%. This 30% rate has been applied to the purchase accounting adjustments.

                             SOUTHERN ENERGY, INC.

                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (IN MILLIONS)

    U.S. RESIDUAL INCOME TAX EXPENSE. Income taxes of 5% are reflected on both the historical Hyder U.S. GAAP net income from continuing operations and the purchase accounting adjustments.

    SOUTHERN ENERGY INDIRECT OWNERSHIP. The Company anticipates that 100% of Hyder shares will be tendered and purchased. The impact of each 5% reduction in the percentage of Hyder shares purchased would reduce Southern Energy's 40% equity in income of Hyder by approximately $1 million.

(3) Pro forma basic earnings per share gives effect to the dividends we paid to Southern Company in 2000 as though they had been paid during the period presented, in accordance with SEC Staff Accounting Bulletin Topic 1:B:3. Pro forma diluted earnings per share gives effect to the conversion of the Southern Energy value creation plan standard units outstanding at December 31, 1999 into options to purchase our common stock. The number of shares used to determine pro forma basic and diluted earnings per share was 294.9 million and 295.7 million, respectively.

                             SOUTHERN ENERGY, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 2000
                                 (IN MILLIONS)

                                                                      PRO FORMA
                                                                     ADJUSTMENTS       SOUTHERN
                                                      SOUTHERN     ---------------   ENERGY, INC.
                                                    ENERGY, INC.     (1)      (2)     PRO FORMA
                                                    ------------   -------   -----   ------------
ASSETS
TOTAL CURRENT ASSETS..............................    $ 1,744      $  (106)  $ (84)    $ 1,554
PROPERTY, PLANT AND EQUIPMENT, NET................      5,912       (1,927)     --       3,985
NONCURRENT ASSETS:
Investments.......................................      1,550          179      84       1,813
Goodwill, net of accumulated amortization.........      2,014         (244)     --       1,770
Other noncurrent assets...........................      3,088         (230)     --       2,858
                                                      -------      -------   -----     -------
  Total noncurrent assets.........................      6,652         (295)     84       6,441
                                                      -------      -------   -----     -------
  Total assets....................................    $14,308      $(2,328)  $  --     $11,980
                                                      =======      =======   =====     =======
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
Short-term debt...................................    $ 2,578      $  (451)  $  --     $ 2,127
Current portion of long-term debt.................        266           --      --         266
Other current liabilities.........................      1,037         (220)     --         817
                                                      -------      -------   -----     -------
  Total current liabilities.......................      3,881         (671)     --       3,210
NONCURRENT LIABILITIES:
Notes payable.....................................      4,596         (455)     --       4,141
Other long-term debt..............................        394           --      --         394
Subsidiary obligated mandatorily redeemable
  preferred securities............................      1,026          (76)     --         950
Deferred income taxes.............................        694         (617)     --          77
Other noncurrent liabilities......................        193          (29)     --         164
                                                      -------      -------   -----     -------
  Total noncurrent liabilities....................      6,903       (1,177)     --       5,726
MINORITY INTEREST IN SUBSIDIARY COMPANIES.........        749         (480)     --         269
STOCKHOLDER'S EQUITY:
Additional paid in capital........................      2,872           --      --       2,872
Other stockholder's equity........................       (108)          --      --        (108)
Retained earnings (accumulated deficit)...........         11           --      --          11
                                                      -------      -------   -----     -------
  Total stockholder's equity......................      2,775           --      --       2,775
                                                      -------      -------   -----     -------
  Total liabilities and stockholder's equity......    $14,308      $(2,328)  $  --     $11,980
                                                      =======      =======   =====     =======

-------------------------

(1) Reflects the deconsolidation of WPD by Southern Energy due to shared control of WPD resulting from the Hyder acquisition by WPD Limited.

(2) Reflects Southern Energy's indirect equity method investment in Hyder as if the investment was made on June 30, 2000.

                             SOUTHERN ENERGY, INC.